                                                Filed pursuant to Rule 424(b)(1)
PROSPECTUS                                 Registration Statement No. 333-101021

                          NATIONAL POWER CORPORATION
[LOGO] NATIONAL POWER CORPORATION
                               Offer to Exchange
                     9.625% New Guaranteed Bonds Due 2028
                     8.400% New Guaranteed Bonds Due 2016
                     7.875% New Guaranteed Bonds Due 2006
                for a Like Principal Amount of our outstanding
                 $300,000,000 9.625% Guaranteed Bonds Due 2028
                 $160,000,000 8.400% Guaranteed Bonds Due 2016
                 $200,000,000 7.875% Guaranteed Bonds Due 2006

          Irrevocably and Unconditionally Guaranteed as to Payment of Principal, Interest and Additional Amounts, if any, by the

                          REPUBLIC OF THE PHILIPPINES

                               -----------------

   We have offered to exchange our 9.625% New Guaranteed Bonds Due 2028, our 8.400% New Guaranteed Bonds Due 2016, and our 7.875% New Guaranteed Bonds Due 2006 (collectively, the "New Bonds"), for a like principal amount of our outstanding 9.625% Guaranteed Bonds Due 2028, a like principal amount of our outstanding 8.400% Guaranteed Bonds Due 2016, and a like principal amount of our outstanding 7.875% Guaranteed Bonds Due 2006, respectively (collectively, the "Old Bonds").

   The exchange offer and withdrawal rights expired at 5 p.m. (New York City time) on January 27, 2003.

   The terms of the New Bonds are identical in all material respects to the terms of the Old Bonds, except that:

   . the New Bonds will permit the assumption, without the consent of holders of the New Bonds, by the Power Sector Assets and Liabilities Management Corporation ("PSALM"), a corporation wholly-owned by the government of the Republic of the Philippines, of our obligations under the New Bonds, subject to certain conditions; and

   . we will use our best efforts to have the New Bonds rated by at least two of Moody's Investors Service, Standard & Poor's Rating Service and Fitch Ratings, and to have the existing ratings on the Old Bonds that remain outstanding withdrawn.

                               -----------------

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                 The Dealer Manager for the exchange offer is
                           Bear, Stearns & Co. Inc.

February 19, 2003

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                               TABLE OF CONTENTS

         INTRODUCTORY STATEMENTS...................................   i
         FORWARD-LOOKING INFORMATION...............................  ii
         SUMMARY...................................................   1
         NO CASH PROCEEDS TO NPC...................................  19
         NATIONAL POWER CORPORATION................................  20
         ELECTRIC POWER INDUSTRY RESTRUCTURING AND PRIVATIZATION...  55
         POWER SECTOR ASSETS AND LIABILITIES MANAGEMENT CORPORATION  65
         GLOSSARY OF SELECTED ELECTRICITY TERMS....................  74
         THE REPUBLIC OF THE PHILIPPINES...........................  75
         DESCRIPTION OF THE OLD BONDS.............................. 185
         THE EXCHANGE OFFER........................................ 186
         DESCRIPTION OF THE NEW 2016 BONDS AND THE NEW 2006 BONDS.. 190
         DESCRIPTION OF THE NEW 2028 BONDS......................... 200
         TAXATION.................................................. 210
         PLAN OF DISTRIBUTION...................................... 217
         VALIDITY OF THE NEW BONDS................................. 218
         AUTHORIZED REPRESENTATIVE IN THE UNITED STATES............ 219
         EXPERTS; OFFICIAL STATEMENTS AND DOCUMENTS................ 219
         WHERE YOU CAN FIND MORE INFORMATION....................... 219
         INDEX TO NATIONAL POWER CORPORATION'S FINANCIAL STATEMENTS F-1
         INDEX TO TABLES........................................... T-1

   Until February 22, 2003, all dealers that effect transactions in the New Bonds, whether or not participating in this offering, may be required to deliver a prospectus.

                            INTRODUCTORY STATEMENTS

   This prospectus contains information you should consider when making your investment decision. You should rely only on the information provided in this prospectus. Neither NPC nor PSALM has authorized anyone else to provide you with any other information.

   Each of NPC and PSALM is organized with limited liability under the laws of the Republic of the Philippines, and all of their directors and officers and substantially all of their assets are located in the Philippines. The Republic of the Philippines is a foreign sovereign nation. Consequently, it may be difficult for investors to realize upon judgments of courts in the United States against us, PSALM or the Republic of the Philippines. See "Description of the New 2016 Bonds and the New Bonds -- Jurisdiction, Consent to Service and Enforceability" and "Description of the New 2028 Bonds -- Jurisdiction, Consent to Service and Enforceability" elsewhere in this prospectus.

   The distribution of this prospectus and the exchange offer may be legally restricted in some countries. If you wish to distribute this prospectus, you should observe any applicable restrictions. This prospectus should not be considered an offer, and it is prohibited to use it to make an offer, in any state or country which prohibits such offering.

   In any jurisdiction in which the exchange offer is required to be made by a licensed broker or dealer and in which the dealer manager or any of its affiliates are appropriately licensed, it will be deemed to be made by the dealer manager or such affiliates on behalf of us.

   NPC is furnishing this prospectus solely for use by prospective investors in connection with their exchange of New Bonds for Old Bonds. We confirm that:

   . to our best knowledge and belief, the information contained in this prospectus is true and correct in all material respects and is not misleading;

   . to our best knowledge and belief, we have not omitted facts the omission of which makes this prospectus, as a whole, misleading; and

   . we accept responsibility for the information we have provided in this prospectus.

   Neither the delivery of this prospectus, nor any purchase, sale or exchange made hereunder implies that the information in this prospectus is correct as of any time subsequent to its date, or that there has been no change in our affairs or the affairs of PSALM or the Republic since that date.

   Unless the context clearly implies otherwise, "we", "us", the "Issuer", the "Company" and "NPC" refer to National Power Corporation, and after the assumption of NPC's obligations under the New Bonds by PSALM, to PSALM. "PSALM" refers to the Power Sector Assets and Liabilities Management Corporation. The "Republic", the "Philippines", the "Government" and the "Guarantor" refer to the Republic of the Philippines. "Bangko Sentral" refers to Bangko Sentral ng Pilipinas.

   The Company's financial statements are prepared in accordance with government accounting and auditing standards in the Republic of the Philippines ("Philippine GAAS") which differ in certain respects from generally accepted accounting principles in the Philippines and in certain other countries.

   In this prospectus, references to "(Peso)" and "peso" are to Philippine pesos and references to "$", "US$" and "dollars" are to U.S. dollars. The Company publishes its financial statements in pesos. This prospectus contains a translation of certain peso amounts into dollars at specified rates solely for the convenience of the reader. Unless otherwise specified, such conversions were made at the exchange rate as stated by the Bangko Sentral Reference Exchange Rate Bulletin published by the Treasury Department of the Bangko Sentral on the relevant date. No representation is made that such peso amounts actually represent such U.S. dollar amounts or could have been converted into dollars at the rates indicated, at any particular rate or at all.

                          FORWARD-LOOKING INFORMATION

   This prospectus may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Securities Exchange Act. Statements that are not historical facts are statements about our beliefs and expectations and may include forward-looking statements. These statements are identified by words such as "believe", "expect", "anticipate", "should" and words of similar meaning. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them.

                                      ii

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                                    SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Recent Financial Results" section beginning on page 21. Certain capitalized terms used in this summary are defined elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before tendering for exchange your Old Bonds in the exchange offer. "The Exchange Offer", the "Description of the New 2028 Bonds" and the "Description of the New 2016 Bonds and the New 2006 Bonds" sections of this prospectus contain more detailed information regarding the terms and conditions of this exchange offer, the Old Bonds and the New Bonds.

                              The Exchange Offer

Terms of the Exchange Offer......    We have offered to exchange:

                                     .  9.625% New Guaranteed Bonds due 2028
                                       (the "New 2028 Bonds") for a like
                                       principal amount of our $300,000,000
                                       9.625% Guaranteed Bonds due 2028 (the
                                       "Old 2028 Bonds"), of which
                                       approximately $238,700,000 in aggregate
                                       principal amount was held by the
                                       Republic of the Philippines and
                                       approximately $61,300,000 in aggregate
                                       principal amount was held by other
                                       investors;

                                     .  8.400% New Guaranteed Bonds Due 2016
                                       (the "New 2016 Bonds") for a like
                                       principal amount of our $160,000,000
                                       8.400% Guaranteed Bonds Due 2016 (the
                                       "Old 2016 Bonds"), of which
                                       approximately $41,400,000 in aggregate
                                       principal amount was held by the
                                       Republic of the Philippines and
                                       approximately $118,600,000 in aggregate
                                       principal amount was held by other
                                       investors; and

                                     .  7.875% New Guaranteed Bonds Due 2006
                                       (the "New 2006 Bonds" and, collectively
                                       with the New 2028 Bonds and the New 2016
                                       Bonds, the "New Bonds") for a like
                                       principal amount of our $200,000,000
                                       7.875% Guaranteed Bonds Due 2006 (the
                                       "Old 2006 Bonds" and, collectively with
                                       the Old 2028 Bonds and the Old 2016
                                       Bonds, the "Old Bonds"), of which
                                       approximately $60,400,000 in aggregate
                                       principal amount was held by the
                                       Republic of the Philippines and
                                       approximately $139,600,000 was held by
                                       other investors.

                                     We exchanged $1,000 in principal amount of New Bonds for each $1,000 in principal amount of the corresponding Old Bonds. The New Bonds provide for the assumption by PSALM of our obligations under the New Bonds, as part of the restructuring of the electric power industry in the Philippines and our privatization pursuant to The Electric Power Industry Reform Act of 2001.


Expiration Date; Extension;
Termination......................    The exchange offer commenced on December
                                     4, 2002 and the previously announced
                                     expiration date of January 10, 2003 was

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                                     extended so that the exchange offer
                                     expired on January 27, 2003.

Acceptance of Old Bonds for
Exchange.........................    We have accepted, promptly after the
                                     expiration date, the Old Bonds that were properly tendered, and issued the corresponding New Bonds promptly after acceptance of the Old Bonds. $299,548,000 in aggregate principal amount of our Old
                                     2028 Bonds were accepted for exchange.
                                     $159,867,000 in aggregate principal amount of our Old 2016 Bonds were accepted for exchange. $191,604,000 in aggregate principal amount of our Old 2006 Bonds were accepted for exchange.

Exchange Agent...................    HSBC Bank USA

Information Agent................    D.F. King & Co., Inc. For information
                                     regarding the exchange offer, please call toll free in the United States
                                     1-888-242-8154 or collect outside of the United States 1-212-269-5550.

Dealer Manager...................    Bear, Stearns & Co. Inc.

Trading Market...................    To the extent that Old Bonds are tendered
                                     and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Old Bonds could be adversely affected. We will use our best efforts to have the New Bonds rated by at least two of Moody's Investor Service, Standard & Poor's Rating Service and Fitch
                                     Ratings and to have the existing ratings on the Old Bonds that remain outstanding withdrawn. There may be no trading market for the Old Bonds.

                                     We cannot assure you that an active public market for the New Bonds will develop or as to the liquidity of any market that may develop for the New Bonds, the ability of holders to sell the New Bonds, or the price at which holders would be able to sell the New Bonds.

Tax Consequences.................    Although there is no precedent directly on
                                     point and the courts are not bound by the following conclusion, it is more likely than not that the exchange of Old Bonds for New Bonds will be tax-free under US federal income tax principles. Please see the section titled "Taxation", beginning on page 210 of this prospectus. US holders are urged to consult their tax advisors on the US tax consequences of the exchange.

Use of Proceeds..................    We will not receive any proceeds from the
                                     issuance of the New Bonds.

                            Terms of the New Bonds

Issuer...........................    National Power Corporation

New 2028 Bonds...................    9.625% New Guaranteed Bonds Due 2028, in
                                     an aggregate principal amount equal to the aggregate principal amount of Old 2028
                                     Bonds tendered and accepted for exchange.

New 2016 Bonds...................    8.400% New Guaranteed Bonds Due 2016, in
                                     an aggregate principal amount equal to the aggregate principal amount of Old 2016
                                     Bonds tendered and accepted for exchange.

New 2006 Bonds...................    7.875% New Guaranteed Bonds Due 2006, in
                                     an aggregate principal amount equal to the aggregate principal amount of Old 2006
                                     Bonds tendered and accepted for exchange.

New Guarantees...................    The Republic of the Philippines will
                                     irrevocably and unconditionally guarantee the due and punctual payment of the principal of, interest on and Additional
                                     Amounts (as defined in this prospectus), if any, in respect of the New Bonds, whether at maturity, on any interest payment date, by declaration of acceleration, by call for redemption or otherwise. See "Description of the New
                                     2028 Bonds -- Guarantees" and "Description of the New 2016 Bonds and the New 2006
                                     Bonds -- Guarantees" in this prospectus.

Interest Payment Dates for New
2028 Bonds.......................    May 15 and November 15, commencing May 15,
                                     2003. Interest will be payable from the
                                     most recent date on which interest has
                                     been paid on the corresponding Old Bonds.

Interest Payment Dates for New
2016 Bonds and New 2006 Bonds....    June 15 and December 15, commencing June
                                     15, 2003. Interest will be payable from
                                     the most recent date on which interest has been paid on the corresponding Old Bonds.

Redemption.......................    The New Bonds will not be redeemable prior
                                     to maturity, except that the New Bonds
                                     will be subject to redemption by us in
                                     whole, but not in part, in the event of
                                     certain changes affecting Philippine
                                     taxes. See "Description of the New 2028
                                     Bonds -- Redemption for Taxation Reasons" and "Description of the New 2016 Bonds and the New 2006 Bonds -- Redemption for
                                     Taxation Reasons" in this prospectus.

Global Bonds.....................    The New Bonds will be issued in the form
                                     of Global Bonds registered in the name of a nominee of DTC, as depositary. Except in certain circumstances as described under
                                     "Description of the New 2028
                                     Bonds -- Global Bonds" and "Description of the New 2016 Bonds and the New 2006
                                     Bonds -- Global Bonds" in this prospectus,
                                     New Bonds in definitive certificated form will not be issued in exchange for the Global Bonds.

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Ranking of the New Bonds and the
New Guarantees...................    The New Bonds will constitute our direct,
                                     unconditional, unsecured and general
                                     obligations and will rank pari passu in
                                     priority of payment with all our other
                                     unsecured and unsubordinated External
                                     Indebtedness (as defined in this
                                     prospectus). The payment obligations of
                                     the Republic under the New Guarantees will constitute direct, irrevocable, unconditional, unsecured and general obligations of the Republic, and will rank pari passu in priority of payment with all other unsecured and unsubordinated
                                     External Indebtedness of the Republic, and the full faith and credit of the Republic will be pledged for the performance of the New Guarantees. See "Description of the
                                     New 2028 Bonds -- Nature of Obligations" and "Description of the New 2016 Bonds and the New 2006 Bonds -- Nature of
                                     Obligations" in this prospectus.

Negative Pledge of NPC and the
Republic for New 2028 Bonds......    With certain exceptions, we may not create
                                     or permit to subsist, and will procure
                                     that none of our subsidiaries create or
                                     permit to subsist, (a) any Security
                                     Interest (as defined in this prospectus) upon the whole or any part of our respective undertakings, assets or revenues to secure any External
                                     Indebtedness (as defined in this
                                     prospectus) or (b) any preference or
                                     priority in respect of any of our other
                                     External Indebtedness pursuant to Article
                                     2244(14) of the Civil Code of the
                                     Republic, or any successor Philippine law providing for preferences or priority in respect of notarized External Indebtedness.

                                     With certain exceptions, the Republic will not create or permit to subsist (a) any Lien (as defined in this prospectus) upon the whole or any part of its assets or revenues to secure any External Public Indebtedness (as defined in this prospectus) or (b) any preference or priority in respect of any other External Public Indebtedness of the Republic pursuant to Article 2244(14) of the Civil Code of the Republic, or any successor Philippine law providing for preferences or priority in respect of notarized External Public Indebtedness. The international reserves of Bangko Sentral represent substantially all of the official gross international reserves of the Republic, and the Republic and Bangko Sentral are of the view that international reserves owned by Bangko Sentral are not subject to the negative pledge covenant in the New Guarantees. Accordingly, Bangko Sentral could in the future incur External Indebtedness secured by such reserves without securing amounts payable under the New Guarantees. See "Description of the New 2028 Bonds --Negative Pledge of the Republic and NPC" in this prospectus.

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Negative Pledge of NPC and the
Republic for New 2016 Bonds and
New 2006 Bonds...................    Same terms as for the New 2028 Bonds,
                                     except that there is no restriction on (a) us or our subsidiaries creating or permitting to subsist any preference or priority in respect of any of our other
                                     External Indebtedness pursuant to Article
                                     2244(14) of the Civil Code of the Republic or any successor Philippine law providing for preferences or priority in respect of notarized External Indebtedness, or (b) the Republic creating or permitting to subsist any preference or priority in respect of any other External Public
                                     Indebtedness of the Republic pursuant to
                                     Article 2244(14) of the Civil Code of the Republic, or any successor Philippine law providing for preferences or priority in respect of notarized External Public
                                     Indebtedness. See "Description of the New
                                     2016 Bonds and the New 2006
                                     Bonds -- Negative Pledge of the Republic and NPC" in this prospectus.

Substitution of the Issuer.......    PSALM may, without the consent of the
                                     holders of the New Bonds, assume our
                                     obligations under the New Bonds, subject to certain conditions. See "The Exchange
                                     Offer -- Substitution of the Issuer".

Fiscal Agent.....................    JPMorgan Chase Bank.

Taxation.........................    All payments of principal and interest in
                                     respect of the New Bonds and the New
                                     Guarantees shall be made free and clear
                                     of, and without withholding or deduction for, or on account of, any present or future Philippine Taxes (as defined in this prospectus) unless such withholding or deduction is required by law or by the administrative interpretation thereof.
                                     After assumption of the obligations under the New Bonds by PSALM, payments of principal and interest in respect of such New Bonds will be subject to Philippine
                                     Taxes if new legislation is not enacted
                                     exempting such payments from Philippine
                                     Taxes. In the event Philippine Taxes are deducted or withheld from any of the aforementioned payments, we or, as the case may be, the Republic, will pay such Additional Amounts (as defined in this prospectus) as will result in receipt by the holders of the New Bonds of such amounts as would have been received by them had no such withholding or deduction been required, subject to certain exceptions. See "Description of the New
                                     2028 Bonds -- Payment of Additional
                                     Amounts", "Description of the New 2016
                                     Bonds and the New 2006 Bonds -- Payment of
                                     Additional Amounts" and
                                     "Taxation -- Philippine Taxation" in this prospectus. For a description of certain
                                     United States tax aspects of the New
                                     Bonds, see "Taxation -- The New Bonds" in this prospectus.

Rating...........................    Immediately following the consummation of
                                     the exchange offer, we will use our best efforts to have the New Bonds rated by at least two of Moody's Investors Service, Standard &

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                                     Poor's Rating Services and Fitch Ratings
                                     and to have the existing rating on the Old
                                     Bonds that remain outstanding withdrawn.

Further Issues...................    In the case of each of the New 2028 Bonds,
                                     the New 2016 Bonds and the New 2006 Bonds, we may, without the consent of the holders of such New Bonds, create and issue additional securities with the same terms and conditions as such New Bonds (or that are the same in all respects except for the amount of the first interest payment and for the interest paid on the New Bonds prior to the issuance of the additional securities). We may consolidate such additional securities with the outstanding
                                     New 2028 Bonds, New 2016 Bonds or New 2006
                                     Bonds, as applicable, to form a single
                                     series.

Governing Law....................    New York, except that all matters
                                     governing the authorization, execution and delivery of the New Bonds and the fiscal agency agreements with respect to the New
                                     Bonds by us and the New Guarantees and the fiscal agency agreements by the Republic will be governed by the laws of the Philippines.

                          NATIONAL POWER CORPORATION

Our Business

   We are the principal entity in the Philippines engaged in the nationwide generation and transmission of electricity. Our power plants accounted for 44% of the Philippines' total installed capacity as of July 31, 2002, and our electricity production of 8,075 Gwh accounted for approximately 43% of all electricity produced in the Philippines in the first six months of 2002. We are responsible for, in cooperation with the private sector, the construction, operation, maintenance and rehabilitation of electricity generation facilities in the Philippines. Our plants generate electricity using oil, coal, geothermal steam, water, and natural gas. We have also been responsible for the operation, strategic development, maintenance and rehabilitation of the power grids and interconnection facilities in the Philippines. We operate major power grids in Luzon, Visayas and Mindanao, as well as the Small Islands Grid. Our ability to supply the Philippines with an affordable and reliable power supply is a key factor in promoting the country's economic growth.

   As of June 30, 2002, the electric power industry in the Philippines consisted of:

   . power generators including us and 35 independent power producers ("IPPs"), some of which own and operate plants, and some of which have contracted to operate plants we own;

   . our major transmission grids that we operate nationwide, consisting of approximately 20,731 circuit kilometers (as of December 31, 2002); and

   . 171 power distributors, comprising 142 independent electric cooperatives, 24 privately-owned utilities, and five municipal utilities.

   We have entered into various types of arrangements with IPPs for the development and maintenance of our power plants. These arrangements, as of July 31, 2002, provided us with more than 2,200 MW of installed capacity, which represented approximately 33% of our total installed capacity (including the Small Islands Grid).

   We sell electricity to distributors, who in turn transmit electricity to households, industries, commercial establishments and other end-users. We also sell electricity directly to industrial and commercial users. Our largest customer, and by far our largest distributor, in each case based on sales volume, is the Manila Electric Company ("Meralco"), a private utility which distributes electricity to Metro Manila and surrounding areas.

Meralco accounted for 55% of our total volume of electricity sales for 2000, 57% for 2001 and 49% for the first six months of 2002. The Supreme Court has ordered Meralco to refund an estimated (Peso)11 billion in excess charges to its consumers. We do not know how this ruling will affect Meralco's financial viability or our ability to collect revenues from Meralco.

Recent Financial Results

   Since mid-1997, we have experienced significant financial difficulties resulting from the depreciation of the peso against the US dollar and other major currencies, lower than expected electricity demand, the high levels of our debt and capital lease obligations under our agreements with IPPs, and more recently a (Peso)0.85 per kWh mandatory reduction in the Purchased Power Adjustment ("PPA"). The PPA, which is a component of the fuel and purchased power cost adjustment mechanism, is an automatic cost recovery mechanism that allows us to pass on increased costs associated with our US dollar obligations under our IPP contracts. Costs associated with power purchased from IPPs have increased significantly because of the devaluation of the peso and the fact that our price for such power is based in US dollars while our income is principally received in pesos.

   2001 and the first six months of 2002 were difficult periods for us due to the continued depreciation of the peso and continuing economic uncertainty in the Philippines caused by the global economic slowdown. We suffered a net loss of (Peso)10.4 billion for 2001, compared with a net loss of (Peso)13.0 billion for 2000. In the first nine months of 2002, our net loss was (Peso)25 billion. Also, for the first six months of 2002, our net operating income declined to a deficit of (Peso)330 million as compared to a surplus of (Peso)5.0 billion for the same period in 2001. Our interest and other charges increased by (Peso)1.0 billion to (Peso)8.4 billion in the first six months of 2002 as compared to the same period in 2001. Our return on rate base declined to negative 0.28% in the first six months of 2002 from positive 4.25% in the first six months of 2001 under the Lender Formula, and to negative 0.27% in the first six months of 2002 from positive 4.04% in the first six months of 2001 under the Charter Formula. See "Summary Financial Information of National Power Corporation" and our audited financial statements.

   Our losses during the first half of 2002 were exacerbated primarily due to the following developments:

   . a significant reduction in sales to Meralco;

   . the continued impact of a reduction of our basic rates by (Peso)0.30 per kWh effective June 26, 2001, which was mandated by Republic Act 9136 or the Electric Power Industry Reform Act of 2001 (the "Act");

   . the (Peso)0.85 per kWh reduction in the PPA from (Peso)1.25 per kWh to
     (Peso)0.40 per kWh effective May 8, 2002, which was mandated by presidential decree and affirmed by the ERC on September 6, 2002; and

   . unrecovered costs of (Peso)390 million relating to the Bakun I power plant and of (Peso)213 million relating to Casecnan power plant.

   We expect to incur a significantly larger net loss in 2002 than we incurred in 2001, as a result of the continued effect of these developments. See "National Power Corporation -- Recent Financial Results".

Regulatory Framework and Relationship with the Government

   We are wholly-owned by the Government. The President of the Philippines appoints all nine members of our board of directors, each of whom is required by law to be employed by the Government. The Government agencies listed below have the following supervisory roles:

   . The Philippine Congress, the Department of Energy (the "DOE"), the
     Department of Budget and Management, and the Joint Congressional Power Commission (the "Joint Power Commission") review and approve our annual budget.

   . The Department of Budget and Management and the Department of Finance monitor our finances.

   . The Energy Regulatory Commission (the "ERC"), formerly the Energy
     Regulatory Board (the "ERB"), is the primary regulator for the electric power industry. The ERC must approve any change in our basic power rates or overall rate structure. See "National Power Corporation -- Power Rates".

   . The DOE and the Department of Environmental and Natural Resources monitor our operations for compliance with environmental legislation, and formulate policies on energy conservation and the use of indigenous and environmentally friendly energy resources.

   . The DOE undertakes all our research and development functions.

   . The Joint Power Commission sets guidelines and the overall framework to monitor and ensure the proper implementation of the Act, evaluates industry participants, and monitors adherence to the objectives and timelines set forth in the Act.

   . The National Electrification Administration, under the supervision of the DOE, develops and implements programs to enhance the viability of rural electric cooperatives as electric utilities.

      Restructuring of the Electric Power Industry and Our Privatization

General

   On June 8, 2001, the Electric Power Industry Reform Act of 2001 (the "Act") was signed into law by President Gloria Macapagal-Arroyo. The Act became effective on June 26, 2001. The Act provides a legal framework for the restructuring of the electric power industry and for our privatization. On February 27, 2002, pursuant to the Act, the Joint Power Commission approved the implementing rules and regulations (the "IRRs") which now govern the restructuring of the electric power industry and our privatization. Our privatization will occur following (i) the restructuring of the electric power industry's various sectors, (ii) the creation of a new regulatory framework for the electric power industry, (iii) the establishment of certain transition mechanisms to minimize economic dislocation, and (iv) the establishment of various open market devices to promote free and fair competition.

   The Act mandates that the power industry be restructured to comprise four sectors -- generation, transmission, distribution and supply. Under the new regulatory framework, the ERC is the primary governmental agency responsible to oversee the power industry, and the DOE and Joint Power Commission perform supervisory roles. To allow the industry to adjust to a market-oriented setting, and to help mitigate adverse economic consequences of the restructuring, the Act contains transition mechanisms dealing with, among other issues, supply contracts, IPP contracts, and "stranded costs" which we will not be able to dispose of in our privatization. See "Electric Power Industry Restructuring and Privatization -- Transition Mechanisms".

   The Act endeavors to create a regime of free and fair competition, and full public accountability, to achieve greater economic and operational efficiency. Toward this end, the Act calls for the establishment of open market devices that will address, among other issues, the Wholesale Electricity Spot Market ("WESM"), retail competition, open access to markets, unbundling of rates, and removal of subsidies. See "Electric Power Industry Restructuring and Privatization -- Open Market Devices".

   To reorganize our assets and liabilities, the Act provides for the creation of two disposition entities:

   . the Power Sector Assets and Liabilities Management Corporation ("PSALM") which will take ownership of all of our existing generation assets, liabilities, real estate, and other disposable assets, as well as certain IPP contracts; and

   . the National Transmission Corporation ("Transco"), an entity wholly-owned by PSALM, which will assume our electricity transmission assets.

   Our generation assets will be privatized by PSALM through an open and transparent public bidding process. Our transmission assets will be privatized by Transco through concession contracts, while our sub-transmission assets will be operated and maintained by Transco until their sale to qualified distribution utilities. We will continue to operate the generation assets after they are transferred to PSALM, pursuant to an operations and maintenance agreement, until they are sold. We are still negotiating the operations and maintenance agreement with PSALM.

   Under the Act, we will be allowed to impose on all end-users of electricity, subject to certain exceptions which we do not expect to be material, a "Universal Charge" to cover the payment of stranded debt and stranded contract costs to the extent that such stranded costs are not assumed by the Government under the Act. Stranded debt will consist of our unpaid financial obligations which have not been liquidated by the proceeds from the sales of our assets and will include unpaid financial obligations which are refinanced by PSALM. Stranded contract costs will consist of costs associated with IPP contracts that were approved by the ERC as of December 31, 2000. The Universal Charge, which will be calculated by the ERC, will effectively replace the PPA.

   On May 21, 2002, a majority coalition of senators who support the President introduced a bill in the Senate which would amend various provisions of the Act. This bill, if passed by Congress, would among other things:

   . clarify that the Universal Charge would not be imposed on electricity output produced by a self-generation facility owned and operated by an end-user solely for its own consumption;

   . exempt certain of our customers from imposition of the Universal Charge and limit the Universal Charge to (Peso)0.42 per kWh;

   . clarify that we, PSALM, Transco and any other entity created to privatize our assets will not be subject to national taxes, charges, fees or other assessments arising from the privatization;

   . extend the life of PSALM from 25 years to 35 years; and

   . clarify that the Republic may guarantee the payment of our obligations assumed by PSALM from us and that such guarantees will not count against the maximum amount that the Republic is authorized to guarantee under existing laws.

The majority coalition's bill to amend the Act remains pending in Congress.

   The minority coalition has introduced legislation which differs in certain material respects from the bill introduced on May 21, 2002. Most importantly, the minority coalition's bill would eliminate the Universal Charge altogether. While we expect an amendment to the Act to be passed in the future, we cannot predict the final form of the amendment or its effects on the restructuring of the electric power industry, or on our results of operations. See "Electric Power Industry Restructuring and Privatization -- Electric Power Industry Reform Act of 2001".

Recent Changes in Senior Management

   In February, 2003 Rogelio M. Murga became our president and Chief Executive Officer and Dr. Allan Ortiz, former chairman of the Development Bank of the Philippines became the president of Transco. We expect that there will be additional changes in our management as a result of our ongoing restructuring. See "Power Sector Assets and Liabilities Management
Corporation -- Privatization Mechanisms".

Our Privatization

   Pursuant to the Act, on December 14, 2001, PSALM submitted a privatization plan for both the transmission and generation businesses for endorsement by the Joint Power Commission. The plan to privatize the transmission business was endorsed by the Joint Power Commission in March 2002 and the plan to privatize the generation business was endorsed by the Joint Power Commission in August 2002. The President approved the transmission and generation privatization plans in October 2002. The current target dates for finalizing the privatization processes are the first quarter of 2003 for the transmission business and the third quarter of 2003 for the generation business.

   We have commenced discussions with our bank creditors and bondholders (including the World Bank, the Asian Development Bank and the Japan Bank for International Cooperation ("JBIC")) regarding a number of contractual provisions that restrict our ability to carry out the privatization. These can be broadly categorized as (i) provisions restricting the transfer of our debt obligations to PSALM, (ii) covenants restricting our ability to transfer our generation and transmission assets to PSALM and Transco (and therefore also restricting PSALM's ability to sell such assets to private investors) and (iii) project-specific covenants relating to the construction and operation of particular projects that our creditors have funded. As a result, to allow for the transfer of our assets and liabilities to PSALM and Transco, we will need consents from our lenders to either waive any defaults or amend the relevant provisions.

   Consents to waive or amend the relevant restrictions on privatization will have to be obtained from creditors including public bondholders, commercial banks and bilateral and multilateral creditors and bondholders. The process of obtaining these consents is underway. If and when all the consents have been obtained, our assets and debt obligations will be transferred to PSALM. On December 13, 2002, PSALM announced that our commercial bank lenders, which together account for approximately 20% of our debt, had approved the transfer of their debt to PSALM. Our other lenders have not yet consented to the transfer of their debt to PSALM. In addition, we will be conducting the exchange offer described in this prospectus. To the extent that consents for the transfer of certain assets or liabilities cannot be obtained, such assets and liabilities will remain with us. Such assets will remain on our balance sheet, and such liabilities will be treated as stranded debt. See "Power Sector Assets and Liabilities Management Corporation --Privatization Issues Relating to Debt -- Consents from Creditors Needed for Transfer of Assets and Liabilities".

Issues Relating to the Purchased Power Adjustment and the Universal Charge

   Our contracts with IPPs contain various "take or pay" provisions that require us to pay for a fixed amount of electricity even if we do not take delivery of it and to pay capacity fees to IPPs. Because demand for electricity has not reached the levels expected when the contracts were signed in the early 1990s, and because of the significant decline in the value of the peso as compared to the US dollar since that time, we have incurred significant losses relating to these IPP contracts. To permit us to recover these costs, beginning in 1994, the Government granted us the ability to impose the PPA on all of our direct customers. The PPA and other automatic cost adjustment mechanisms have significantly increased the price of electricity to consumers over the past several years. See "National Power Corporation -- Power Rates -- Overview of Rate Structure". Under the Act, the Universal Charge will succeed the PPA; however, we expect that it will allow us to generate greater revenues than the PPA since the Act permits us to impose it on all end-users of electricity, subject to several exceptions which we do not think will be material to us, and not just on our direct customers.

   Recently, the PPA and the proposed Universal Charge have come under intense public and political scrutiny as electricity rates in the Philippines have risen to among the highest in Asia. This scrutiny led President Arroyo, by presidential directive, to reduce the current average PPA charge from
(Peso)1.25 per kWh to (Peso)0.40 per kWh, effective May 8, 2002. The ERC, through an order issued on September 6, 2002, affirmed the presidential directive. Unless the ERC issues a superseding order or the legislature changes electricity rates by law, the PPA will remain at (Peso)0.40 per kWh. The reduction of the PPA alone caused us to lose (Peso)9.3 billion from May 8, 2002 to August 31, 2002.

   While the Arroyo administration has announced that the Universal Charge needs to be implemented as a matter of policy, various members of Congress and of the public continue to oppose the imposition of any Universal Charge. If the Universal Charge is significantly lower than the expected (Peso)0.40/kWh, or if it is eliminated, our financial condition will continue to deteriorate and we will need to obtain additional financing to continue operations.

Other Rate Reductions Affecting Our Revenues

   In addition to the reduction of the PPA from (Peso)1.25 per kWh to
(Peso)0.40 per kWh mandated by the President in May 2002 and affirmed by the ERC in September 2002, the following reductions in our basic electricity rates have been imposed:

   The Act. The Electric Power Industry Reform Act of 2001 mandated an overall rate decrease of (Peso)0.30 per kWh in June 2001.

   ERC Orders. In June 2002, the ERC, in connection with our unbundling rate petition, denied our request to revise our rates upwards by (Peso)0.17 per kWh, and instead ordered us to reduce our rates by (Peso)0.07 per kWh before September 26, 2002. On September 6, 2002, the ERC ordered us to disregard their June 2002 ruling and to reduce generation rates by (Peso)1.10 per kWh in Visayas, (Peso)0.27 in Luzon and (Peso)0.40 in Mindanao. They also stated in the September 6th order that a ruling on transmission rates would follow. The September 6th order has also called into question our ability to charge for foreign exchange and fuel costs not recoverable through the PPA that we have traditionally been allowed to recover from our customers. We have filed a motion for reconsideration and clarification of this order. See "National Power Corporation -- Power Rates -- Recent Reductions in Basic Rates and the PPA".

Issues Relating to IPP Contracts

   Pursuant to the Act, an inter-agency committee was formed to review each of our 35 contracts with IPPs. On July 4, 2002, this inter-agency committee submitted a report to President Arroyo that identified IPP contracts with financial and legal provisions which are onerous or grossly disadvantageous to the Government. With respect to the IPP contracts which contained financial issues, we have commenced renegotiation of the financial terms. Although we do not plan to impose unilateral changes to the contracts with financial issues, we expect to reduce certain of our obligations under these contracts through the renegotiation process. See "National Power Corporation -- Power Generation -- Private Sector Participation in Power Generation".

                          Republic of the Philippines

General

   The Philippine archipelago has over 7,000 islands with a total land area of approximately 300,000 square kilometers. The islands are grouped into three geographic regions: Luzon, the largest island, in the north covering an area of 141,395 square kilometers, Visayas in the central region, covering an area of 55,606 square kilometers, and Mindanao in the south, covering an area of 101,999 square kilometers. Manila is the Republic's capital. As of May 1, 2002, the population of the Republic was approximately 80 million.

Government

   Since 1935, the Republic has had three constitutions, the most recent of which was adopted by a plebiscite held in February 1987. The ratification of the new Constitution in 1987 restored a presidential form of government consisting of three branches: executive, legislative and judiciary. Executive power is exercised by the President who is elected by direct popular vote and who may serve only a single term of six years. Legislative authority is vested in the Congress of the Philippines, which consists of the Senate and the House of Representatives. Judicial power is vested in the Supreme Court and in such lower courts as may be established by law from time to time. In January 2001, Gloria Macapagal-Arroyo assumed the office of the Presidency after the impeachment and resignation of former President Joseph Estrada. Criminal charges for perjury, illegal use of an alias, and plunder have been filed against Mr. Estrada with the Sandiganbayan, a special court with jurisdiction over criminal and civil cases involving graft and corruption. Hearings on these charges are ongoing.

   On December 30, 2002, President Gloria Macapagal-Arroyo announced that she would not seek another term as president. The next presidential election is required, under the Philippine Constitution, to take place by the end of 2004. In her announcement President Arroyo explained that she wanted to be unburdened by politics and further concentrate her efforts on her administration's economic reform plans.

   There have been several resignations among senior members of the Arroyo administration. The Secretary of Justice, Hernando Perez, resigned on January 2, 2003, amid allegations that he had extorted money from a Manila congressman. On December 19, 2002, the Presidential Anti-Graft Commission charged Mr. Perez with obstruction of justice for prohibiting the Bureau of Immigration from divulging the travel records of high-ranking government officials, including himself. Mr. Perez appealed the charges to the Court of Appeals, which has issued a temporary restraining order suspending the investigation of Mr. Perez for 60 days. Beginning on November 26, 2002, when Mr. Perez took a leave of absence to confront the allegations, Undersecretary of Justice Merceditas N. Gutierrez served as officer-in-charge of the Department of Justice. On January 16, 2003 Simeon Datumanong, former Secretary of Public Works and Highways, officially replaced Mr. Perez as Secretary of Justice.

   In December 2002, President Arroyo announced several changes in her cabinet. In particular, the President replaced Secretary of Socio-Economic Planning Dante B. Canlas with Romulo Neri, former director-general of the Congressional Planning and Budget Office. President Arroyo also announced the replacement of the Secretary of Agriculture, Leandro Montemayor, with Luis Lorenzo, Jr., a former businessman and presidential adviser on job creation and the replacement of the Secretary of Environment and Natural Resources, Heherson Alvarez, with Elizea Gozun, an environmental consultant.

   Over the past three decades, groups of communist rebels and disaffected Muslims in the Republic have periodically fought with government forces. Armed conflict has continued between the Government and various rebel groups, mainly these communist guerillas and Muslim separatists. More than 150 Moro Islamic Liberation Front ("MILF") members and at least five government soldiers have been killed in clashes between the MILF and the Armed Forces of the Philippines ("AFP") in Mindanao since February 10, 2003. As part of the recent heightened cooperation between the Republic and the United States in the campaign against terrorism, the US sent troops and military advisers to assist the AFP in eradicating the separatist groups. More than 250 US military advisers arrived in the Philippines in January 2003 to train Filipino soldiers in light infantry and light reaction tactics as part of the anti-terrorism campaign. Joint military exercises are also planned to be conducted in central Luzon, central Visayas, and western Mindanao. The United States has earmarked about US$78 million in military assistance for the Philippines in 2003.

   Increased tension between the United States and Iraq has led to uncertainty about the world economy as a whole. US President George W. Bush and other US officials have indicated that the US may attack Iraq and attempt to remove the regime of Iraqi President Saddam Hussein if Iraq does not eliminate chemical, biological, and nuclear weapons programs as required by the United Nations.

   The potential war in Iraq has fueled uncertainty about the international financial markets, the Philippine economy, and, in particular, supply of oil from the Middle East and global oil prices. The Government is seeking to negotiate oil assurance agreements with Indonesia, Russia, Iran and Saudi Arabia in an effort to ensure a stable oil supply.

   Also, the Philippine Department of Energy ("DOE") has required domestic oil refiners to maintain a 30-day inventory of crude oil and refined petroleum products, and has required other domestic oil companies and bulk suppliers to maintain a 15-day inventory of petroleum products. The DOE has also announced that it will propose to the cabinet a temporary suspension on import duties on petroleum products, in the event of hostilities in the Middle East, which could result in revenue losses for the Republic if implemented.

   North Korea's recent announcement that it would reactivate its nuclear weapons program has drawn harsh criticism and further economic sanctions from the United States. It is unclear how any potential military action by or against North Korea will affect the international financial markets or the Philippine economy.

Economy

   The Philippines has a mixed economy in which the Government is directly engaged in certain economic activities through government owned and controlled corporations ("GOCCs") and Government Financial Institutions ("GFIs"). The Government actively encourages domestic and foreign private investment, and has sought to establish a broader and more balanced base for economic development. Beginning in 1991, further liberalization of trade and investment in the Philippines has been undertaken in tandem with the deregulation of the financial system, foreign exchange liberalization, tax reforms, acceleration of privatization, enhancement of competition in the provision and operation of public utilities, and deregulation of the oil and power industries. The Government has indicated that these steps are taken in conjunction with conservative fiscal and monetary policies in an effort to accelerate economic growth, contain inflation, create fiscal and external payment surpluses, and increase foreign investor confidence.

   In an attempt to promote macroeconomic stability and sustained growth of income and employment, the Arroyo Administration proposed and passed its Medium-Term Philippine Development Plan for 2001-2004. The plan aims to expand and equalize access to economic and social opportunities, inculcate receptivity to change and promote personal responsibility through its primary policy objectives:

   . comprehensive human development and protecting the vulnerable;

   . good governance and rule of law;

   . agricultural and fisheries modernization with sound equity; and

   . macroeconomic stability and equitable growth based on free enterprise.

   The principal sectors of the Philippine economy are services, industry and agriculture (including fishery and forestry). At constant market prices, the services sector accounted for 46% of Gross Domestic Product ("GDP") in 2001, led by trade (16% of GDP), private services (8% of GDP) and transportation, communications and storage (8% of GDP). The industry sector accounted for 34% of GDP at constant market prices in 2001, of which 25% of GDP at constant market prices came from manufacturing. The agriculture sector accounted for 20% of GDP at constant market prices in 2001.

   In 2002, real GNP grew by 5.2% and real GDP grew by 4.6%, compared with GNP growth of 3.4% and GDP growth of 3.2% in 2001. The increased growth rates are, in part, a result of lower interest and inflation rates, and in the Government's view, reflect the success of administration's macroeconomic strategy implemented in 2001.

   Foreign trade plays a significant role in the Philippine economy. From 1997 to 2001, exports of goods and services accounted for an average of approximately 45% of the country's GNP and imports accounted for an average of approximately 54% of GNP. The country's trade strategy emphasizes export promotion. The rapid expansion of export-oriented, labor-intensive manufacturing operations, such as electronics, drove total exports to $32.2 billion in 2001 and produced an average annual export growth rate of 17% from 1997 to 2001. Manufactured goods comprise the most important category of the Republic's exports, accounting for 88% of the Republic's exports in 2001. Electronics, machinery and transport equipment and garments have historically been the Republic's leading manufactured exports. Exports of goods for the first eleven months of 2002 were $32.2 billion, representing an increase of 9.0% from the same period in 2001, largely due to higher export shipments of machinery and transport equipment, clothing and apparel, and electronics.

   The Republic's overall balance of payments recorded a surplus of $412 million for the first ten months of 2002, compared to a previously reported $1.5 billion deficit for the first ten months of 2001. The year-on-year turnaround was mainly attributed to higher remittances from overseas workers and the growth in exports.

   The Republic recently disclosed that the reported current account surplus had likely been overstated due to monitoring problems giving rise to underreported imports. An inter-agency task force on the balance of payments considered the effects of this problem on the Republic's consolidated financial position, specifically the Republic's current account and capital and financial account. The inter-agency task force has reviewed the Republic's balance of payments data from the years 2000 and 2001 and is continuing its review of 2002, but is not reviewing prior years due to incomplete information.

   Although the task force's review indicated that the current account surplus had been overstated, the Republic believes that this will not have any effect on its overall balance of payments, because the increase in reported imports has an offsetting effect on the Republic's capital and financial account, since there will be a lower outflow of short term capital. See "Republic of the Philippines -- Recent Economic Developments -- Balance of Payments".

   Reflecting the adjustments in imports, the current account for 2000 has been revised to a surplus of $5.9 billion from a surplus of $9.2 billion, and the current account for 2001 has been revised to a surplus of $305 million from a surplus of $4.0 billion. At these revised levels, the current account surplus stood at 7.4% and 0.4% of gross national product for 2000 and 2001, respectively. However, the capital and financial account for 2000 has been revised to a net outflow of $3.4 billion from a net outflow of $6.5 billion, and the capital and financial account for 2001 has been revised to a net outflow of $224 million from a net outflow of $3.7 billion. The adjustments for 2002 are being finalized and expected to be released within the next few months.

   The Republic's external debt amounted to $53.6 billion as of September 30, 2002, a 2.4% decrease from the $54.9 billion recorded as of June 30, 2002 and a 2.3% increase from the $52.4 billion recorded as of December 31, 2001. The decrease in external debt in the third quarter of 2002 was attributed to an increase in the purchases by Filipinos of Government dollar-denominated bonds, currency revaluation adjustments and direct repayment of debt. The increase in debt in the first nine months of 2002 was due to upward foreign exchange revaluation adjustments on third-currency denominated debt resulting from the continued depreciation of the US dollar against third currencies, net loan availments, upward adjustments to reflect audited results and late reporting of transactions which occurred in prior periods. The Government has also borrowed to pay for financial and economic reforms, power and energy development projects, and manufacturing, transportation, and communications infrastructure.

   As of June 30, 2002, the average cost of fixed-rate credits was about 6%. In addition, as of June 30, 2002, for liabilities with floating interest rates, the margin over base rate ranged from 3.5% to 4.4%. The average interest rates for 91-day Treasury bills decreased from 6.4% as of March 31, 2002 to 4.8% as of June 30, 2002, following the decline in global interest rates, then rose to 5.3% as of January 7, 2003. As of September 30, 2002, approximately 56% of the country's external obligations were denominated in US dollars while 26% were denominated in Japanese yen. As of March 31, 2002, multi-currency loans from the World Bank and the Asian Development Bank accounted for 11.9% of national debt.

   On January 8, 2003, Moody's Investors Service revised its rating outlook on the Republic's local-currency rating for government bonds to negative from stable, while affirming each of the Republic's foreign-currency ratings. Moody's recognized that revenue collections have improved in recent months, but noted that poor revenue collection in prior periods has weakened long-term fiscal prospects. On November 25, 2002, Fitch, Inc. downgraded the Republic's ratings outlook from stable to negative. Fitch indicated that further evidence of falling tax revenues had undermined the Government's fiscal credibility and raised concerns about rising public indebtedness. On October 29, 2002, Standard & Poor's Rating Service also revised its outlook on the Republic's long-term credit ratings from stable to negative, citing the growing fiscal deficit and the Government's high debt burden. Standard & Poor's noted that tighter and more consistent fiscal management, along with timely implementation of reform in the energy and banking sectors, could change the rating outlook back to stable. See "Republic of the Philippines -- Recent Economic Developments -- Credit Ratings".

          Summary Financial Information of National Power Corporation

   We prepare our financial statements in accordance with Philippine GAAS. These standards differ in certain material respects from generally accepted accounting principles in the Philippines and in certain other countries. Our financial statements are audited by the Commission on Audit of the Philippines. You should note that the financial information as of and for the six months ended June 30, 2001 and 2002 is unaudited.




                                                        1997           1998           1999           2000            2001
                                                   -------------  -------------  -------------  -------------  ---------------
                                                                                   (in millions, except certain operating data)

Income Statement Data:
Net operating revenues............................ (Peso) 77,144  (Peso) 86,611  (Peso) 89,686  (Peso)100,119  (Peso)  115,698
Operating income..................................        11,624          6,915          8,489          5,438            6,837
Gain/(loss) on foreign exchange fluctuation/(1)/..          (966)           359            325          1,062             (626)
Interest expense (gross)..........................         7,380         11,005         12,955         15,064           15,108
Net income/(loss)/(2)/............................         3,054         (3,617)        (5,953)       (12,964)         (10,377)
Balance Sheet Data (at end of Period):
Current assets.................................... (Peso) 32,958  (Peso) 36,342  (Peso) 33,946  (Peso) 41,165  (Peso)   40,806
Net utility plant/(3)/............................       187,319        255,463        255,488        243,805          242,759
Total assets......................................       619,071        646,092        862,097        989,774        1,005,985
Long-term debt/(1)/...............................       441,781        444,986        238,825        292,001          290,135
Deferred foreign exchange differential/(1)/.......       127,112        123,963        139,655        246,839          251,764
Total debt/(1)/...................................       469,487        479,453        736,724        878,643          912,471
Total proprietary capital/(4)/....................       111,943        129,078        125,373        111,131           93,514
Investments and other assets......................       190,228         22,363         46,653         53,988           61,613
Operating Data:
Capacity (MW)/(5)/................................         8,025          8,549          8,054          6,981            6,909
Electricity sales (GWh)...........................        36,442         37,321         36,987         37,320           39,948
Capital expenditure/(6)/.......................... (Peso) 30,200  (Peso) 25,312  (Peso) 12,314  (Peso) 14,212  (Peso)   18,502
Interest coverage ratio/(7)/......................          3.9x          3.10x          2.49x          2.30x            2.57x
Return on rate base/(8)/
  Lender Formula..................................          7.25%          3.22%          3.37%          2.22%            2.89%
  Charter Formula.................................          6.90%          3.07%          3.25%          2.13%            2.74%

                                                     Six Months      Six Months
                                                       Ended           Ended
                                                      June 30,        June 30,
                                                        2001            2002
                                                   -------------  ---------------

                                                             (Unaudited)
Income Statement Data:
Net operating revenues............................ (Peso) 58,226  (Peso)   51,462
Operating income..................................         5,041             (329)
Gain/(loss) on foreign exchange fluctuation/(1)/..          (313)             101
Interest expense (gross)..........................         7,371            8,405
Net income/(loss)/(2)/............................        (3,300)         (13,517)
Balance Sheet Data (at end of Period):
Current assets.................................... (Peso) 47,020  (Peso)   41,769
Net utility plant/(3)/............................       237,410          238,116
Total assets......................................       992,588        1,072,971
Long-term debt/(1)/...............................       296,402          291,332
Deferred foreign exchange differential/(1)/.......       237,529          241,262
Total debt/(1)/...................................       885,592          991,679
Total proprietary capital/(4)/....................       106,996           81,292
Investments and other assets......................        48,661           45,165
Operating Data:
Capacity (MW)/(5)/................................         6,909            6,509
Electricity sales (GWh)...........................        19,991           16,940
Capital expenditure/(6)/.......................... (Peso)  6,801  (Peso)    4,927
Interest coverage ratio/(7)/......................         2.83x            1.89x
Return on rate base/(8)/
  Lender Formula..................................          4.25%           (0.28)%
  Charter Formula.................................          4.04%           (0.27)%

--------
(1) All foreign currency loans are stated in pesos on the balance sheet based on the Bangko Sentral reference exchange rates as of the balance sheet date. We adjust on an annual basis the outstanding balance, in peso terms, of these loans to reflect the fluctuation in the exchange rate between the peso and the relevant currencies. We record any decreases or increases in the outstanding amount of these loans due to the appreciation (or depreciation) of the peso as a gain (or loss) on foreign exchange fluctuation.

   We do not, however, record a gain (or loss) on foreign exchange fluctuation for any foreign exchange gains (or losses) resulting from decreases or increases, as applicable, in the balance of:

  . foreign currency loans which are used for specific projects or have a term of at least one year; and

  .  capital lease obligations denominated in foreign currencies.

   Prior to 1995, adjustments in the peso balance of these loans and capital leases were capitalized and recorded on the balance sheet as reductions or additions, as applicable, in project construction costs. Since 1995, they have been recorded as reductions or additions, as applicable, in the deferred foreign exchange differential (a deferred charge). The deferred foreign exchange differential is amortized over the remaining life of the loans. Accordingly, most of the foreign exchange losses that we have incurred due to the depreciation of the peso have not been reflected as expenses in our income statement but have been capitalized on our balance sheet.

(2) Net income (or loss) includes test-run revenue, lease/rental income, and the amortization of the discount on the 1990 debt buy-back. Net income reflects adjustments for the outstanding balance of our foreign currency loans which have a term of less than one year and are used for working capital purposes.

(3) Net utility plant excludes build-operate-transfer plants.

(4) Proprietary capital represents capital stock, donated capital, retained earnings, and appraisal capital.

(5) Capacity means the installed capacity of operating plants that we own (including those operated on our behalf by independent power producers).

(6) Capital expenditure is calculated using the accrual method.

(7) We determine our interest coverage ratio by dividing the aggregate of operating income, depreciation, depletion, amortization of capacity fees and bad debt expense by interest expense (gross). For the purpose of calculating this ratio, interest expense does not include capitalized interest and the interest component of payments under capital leases. For the sum of each component used to determine our interest coverage ratio, refer to our audited financial statements, the index to which is on page F-1.

(8) The return on rate base is calculated by dividing our net operating income by our rate base (which is the average current net value of our fixed assets in operation at the beginning and end of the relevant period). We calculate our return on rate base using two different formulae:

  . the "Lender Formula" as set out in the loan agreements with certain of our foreign lenders; or

  .  the "Charter Formula" as set out in our Charter.

   Under the Charter Formula, in calculating the return on rate base for a particular year, the rate base includes two months of the average monthly working capital for such year. The Lender Formula does not require the inclusion of such working capital in the rate base. Electricity plants and assets acquired through build-operate-transfer contracts under capital lease arrangements are excluded from the rate base for purposes of calculating the return on rate base under both formulae. For the sum of each component used to calculate our return on rate base, refer to our audited financial statements, the index to which is on page F-1.

        Summary Economic Information of the Republic of the Philippines

                                                                                                               Nine Months
                                                                                                                  Ended
                                         1997          1998          1999          2000          2001       September 30, 2002
                                     -----------  ------------   ------------  ------------  ------------  ------------------
                                                               (in billions, except as indicated)/(1)/
GDP (at current market prices)...... (Peso)2,427  (Peso) 2,665   (Peso) 2,977  (Peso) 3,308  (Peso) 3,640    (Peso)1,861/(2)/
GDP (at constant 1985 prices).......         893           888            918           958           989            495/(2)/
GDP per capita (in US dollars at
  current market prices)............      $1,116       $   865        $   989       $   952       $   889         $  454/(2)/
GDP (growth rate at constant 1985
  prices)...........................         5.2%         (0.6)%          3.4%          4.0%          3.2%              4.1%/(3)/
GNP (growth rate at constant 1985
  prices)...........................         5.3%          0.4%           3.7%          4.5%          3.4%              4.2%/(3)/
Annual increase in consumer price
  index (1994 = 100)................         5.9%          9.7%           6.7%          4.4%          6.1%              3.1%/(4)/
Unemployment rate...................         8.7%         10.1%           9.8%         11.2%         11.1%             10.1%/(5)/
Total government revenues........... (Peso)  472  (Peso)   463   (Peso)   479  (Peso)   515  (Peso)   564    (Peso)  506/(6)/
Total government expenditures.......         470           513            590           649           711            707/(6)/
Surplus (deficit) of government.....         1.6         (50.0)        (111.7)       (134.2)       (147.0)             (201)/(6)/
Public sector borrowing
  requirement/(7)/..................       (39.5)       (111.3)        (138.0)       (174.6)       (187.0)        $   (67.0)/(8)/
Consolidated public sector financial
  position/(9)/.....................       (24.1)        (83.2)        (100.5)       (151.7)       (147.6)           (117.5)/(2)/

                                                                                                       Nine Months
                                                                                                          Ended
                                      1997      1998      1999          2000             2001       September 30, 2002
                                   --------   --------  --------  ----------        --------        ------------------
                                                             (in millions, except as indicated)
Goods trade -- exports............ $ 25,228   $ 29,496  $ 34,211  $   37,295        $ 31,243            $   25,422
Goods trade -- import/(10)/.......  (36,355)   (29,524)  (29,252)    (33,480)/(11)/  (31,986)/(11)/        (24,204)/(12)/
Services trade -- exports.........   22,835     13,917     4,803       3,972           3,148            $    2,326
Services trade -- imports.........  (17,139)   (12,778)   (7,515)     (6,084)         (5,102)               (3,183)
Current transfer (net)............    1,080        435       512         437             444                   377
Current account (deficit).........   (4,351)     1,546     7,363   5,870/(11)/       305/(11)/           3,929/(12)/
As a percentage of GNP............     (5.1)%      2.3%      9.0%       10.7%            6.1%           $      8.8%
Total capital and financial
  account......................... $  6,593   $    478  $ (1,803) $   (6,469)       $ (3,839)           $    3,745
Overall balance of payments
  position........................   (3,363)     1,359     3,586        (513)           (192)                  751
As a percentage of GNP............     (3.9)%      2.0%      4.4%       (0.6)%          (0.3)%                 4.4%
Gross international reserves/(13)/ $  8,768   $ 10,806  $ 15,024  $   15,024        $ 15,658            $16,000/(6)/

                                                                                                                Six Months
                                                                                                                   ended
                                        1997          1998          1999          2000           2001          June 30, 2002
                                    ------------- ------------- ------------- ------------- -------------   -----------------
                                                                (in billions, end of period)/(15)/
Domestic debt of the
  Republic/(15)/................... (Peso)  749.6 (Peso)  850.9 (Peso)  978.4 (Peso)1,068.2 (Peso)1,247.7   (Peso)1,412.5/(15)/
External debt of the Republic/(15)/      $   15.0      $   16.5      $   19.8      $   22.0      $   22.1        $       24.8
Public sector domestic debt/(16)/.. (Peso)1,262.3 (Peso)1,396.2 (Peso)2,196.6 (Peso)2,184.2       N/A/(17)/           N/A/(17)/
Public sector external debt/(18)/..      $   24.5      $   26.9      $   31.8      $   31.5          25.1                27.6

--------
Sources:  National Statistics Office; National Statistical Co-ordination Board;
                   Bureau of the Treasury; Department of Finance, Bangko
                   Sentral.

(1) Amounts in pesos have been converted to US dollars using the average Bangko Sentral reference exchange rates for the applicable year.

(2) For the first six months of 2002,

(3) Real growth for the first nine months of 2002.

(4) Full year 2002.

(5) Average for first ten months of 2002.

(6) January through November 2002.

(7) Represents the aggregate deficit of the Government, the Central Bank-Board of Liquidators (the "CB-BOL"), the Oil Price Stabilisation Fund and the 14 GOCCs whose debt comprises virtually all the debt incurred by GOCCs (the "14 monitored GOCCs").

(8) For the first quarter of 2002.

(9) Comprises the aggregate deficit or surplus of the Government, the CB-BOL's accounts, the 14 monitored GOCCs, the Social Security System (the "SSS"), the Government Service Insurance System (the "GSIS"), Bangko Sentral, the Government financial institutions ("GFIs") and the local government units.

(10) National Statistics Office data was adjusted to: (a) exclude aircraft procured under operating lease arrangements amounting to $542 million for 1996, $45 million 1997 and $136 million for 1998 and (b) include an additional $466 million worth of aircraft imported under capital lease arrangements for 1997.

(11) Represents the revised number released in January 2003 by the Inter-agency Task Force on the Balance of Payments.

(12) Will be revised upon completion of revision of Balance of Payment figures by the Inter-agency Task Force on the Balance of Payments.

(13) Comprised of the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral's reserve position in IMF.

(14) Amounts in original currencies were converted to US dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each period.

(15) Represents debt of the Government only, and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(16) Represents debt of the Government, the 14 monitored GOCCs, the CB-BOL, Bangko Sentral and the GFIs.

(17) N/A means "not available".

(18) Includes public sector debt whether or not guaranteed by the Government.

                            NO CASH PROCEEDS TO NPC

   This exchange offer is intended to provide for the assumption by PSALM of our obligations under the Old Bonds, as part of the restructuring of the electric power industry in the Philippines and our privatization pursuant to the Act. We will not receive any proceeds from the issuance of the New Bonds and we have agreed to pay the expenses of the exchange offer. In consideration for issuing the New Bonds as contemplated in the registration statement of which this prospectus is a part, we will receive, in exchange, Old Bonds in like principal amount. The form and terms of the New Bonds are identical in all material respects to the form and terms of the corresponding Old Bonds, except that:

   . the New Bonds will permit the assumption by PSALM, without the consent of holders of the New Bonds, of our obligations under the New Bonds, subject to certain conditions set out in "The Exchange Offer --Substitution of the Issuer"; and

   . following the consummation of the exchange offer, we will use our best efforts to have the New Bonds rated by at least two of Moody's Investors Service, Standard & Poor's Rating Service, and Fitch Ratings, and to have the existing rating on the Old Bonds that remain outstanding withdrawn.

   The Old Bonds surrendered in exchange for the New Bonds will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Bonds will not result in any increase in our outstanding debt.

                          NATIONAL POWER CORPORATION

Overview

   We are the principal entity in the Philippines engaged in the generation and the transmission of electricity on a nationwide basis. In cooperation with the private sector since 1987, we have been responsible for the construction, operation, maintenance and rehabilitation of generating facilities, and we have been solely responsible, for the strategic development of the transmission grids and interconnection facilities in the Philippines. Our ability to provide affordable and reliable power to the Philippines is a key factor in promoting the country's economic growth.

   We were established as a non-stock corporation in the Philippines in 1936 and were converted into a stock corporation in 1960. We have limited liability and, pursuant to our current charter, have a corporate life terminating in 2050. We have our principal executive offices at Quezon Avenue, corner of Agham Road, East Triangle, Diliman, Quezon City, Metro Manila, Philippines.

Philippine Power Industry

   As of June 30, 2002, the electric power industry in the Philippines consisted of:

   . power generators including us and 35 independent power producers (the
     "IPPs"), some of which own and operate generation plants, and some of which have contracted to operate and maintain generation plants we own;

   . our major transmission grids that we operate nationwide, consisting of approximately 20,731 circuit kilometers (as of December 31, 2002) and our interconnection facilities; and

   . 171 distributors, comprising 142 independent electric cooperatives, 24 privately-owned utilities, and five municipal utilities.

   We have entered into various types of arrangements with IPPs for the development and maintenance of our power plants. These arrangements, as of July 31, 2002, provided us with more than 2,200 MW of installed capacity, which represented approximately 33% of our total installed capacity (including the Small Islands Grid).

   We sell electricity to distributors for distribution to end-users such as households, industries and commercial establishments. We also sell electricity directly to industrial and commercial users. Our largest customer, and by far our largest distributor, is the Manila Electric Company ("Meralco"), a private utility which distributes electricity to Metro Manila and surrounding areas. Meralco accounted for 55% of our total volume of electricity sales for 2000, 57% for 2001 and 49% for the first six months of 2002.

Regulatory Framework and Relationship with the Government

   The Philippine power industry is regulated by the following governmental bodies:

   . The DOE formulates the policies for the energy sector. It prepares, coordinates and controls all programs, projects and activities of the Government in energy exploration, development, utilization, distribution and conservation.

   . The Energy Regulatory Commission (the "ERC"), formerly the Energy
     Regulatory Board, regulates the price of power and petroleum products, including the prices charged by electricity generators and distribution utilities. The ERC's prior approval is required before the implementation of any proposed increase in power rates (other than certain changes which may be implemented under an automatic adjustment mechanism to reflect changes in fuel costs, purchased power costs and certain foreign exchange rate adjustments).

   . The National Electrification Administration (the "NEA") is responsible for setting up electric cooperatives for the distribution and supply of electricity. It also determines the coverage areas of private and municipal utilities to achieve the total electrification of the country.

   We are wholly-owned by the Government and our board of directors is comprised of Government officials. See "-- Management and Employees". The Government agencies listed below have the following supervisory roles:

   . the Philippine Congress, the DOE, the Department of Budget and Management and the Joint Power Commission review and approve our annual budget;

   . the Department of Budget and Management and the Department of Finance monitor our finances;

   . the ERC must approve any change in our power rates;

   . the DOE and the Department of Environment and Natural Resources monitor our operations for compliance with environmental legislation, and formulate policies on energy conservation and the use of indigenous and environmentally friendly energy resources;

   . the DOE undertakes all of our research and development functions;

   . the Joint Power Commission sets the guidelines and the overall framework to monitor and ensure the proper implementation of the Electric Power Industry Reform Act of 2001 (the "Act"), and reviews and evaluates the performance of the industry participants in relation to the objectives and timelines set forth in the Act; and

   . the NEA, under the supervision of the DOE, develops and implements programs for purposes of enhancing the viability of rural electric cooperatives as electric utilities.

Recent Financial Results

   Since mid-1997, we have experienced significant financial difficulties resulting mainly from the depreciation of the peso against the US dollar and other major currencies, lower than expected electricity demand and the high levels of our debt and capital lease obligations under our agreements with IPPs. In 2002, a significant reduction in sales to Meralco, the reduction of the PPA charge to (Peso)0.40 per kWh, the continued effect of a reduction in our basic rates of (Peso)0.30 per kWh mandated by the Act, and higher loan balances and capital lease obligation have also negatively impacted our financial performance.

   In the first nine months of 2002, we reported a net loss of (Peso)25 billion. We project revenue losses of approximately (Peso)12 billion per year as a direct result of the PPA reduction mandated by the President and confirmed by the Energy Regulatory Commission ("ERC"). Most recently, in a decision issued on September 6, 2002, the ERC ordered us to further lower our rates related to power generation before September 26, 2002. The order, with respect to which we have filed a motion for reconsideration, requires us to reduce the generation component of our basic rates by (Peso)1.10 in Visayas, (Peso)0.27 in Luzon and (Peso)0.40 in Mindanao. The ERC is expected to decide on updated charges related to power transmission, which may also materially affect future revenues.

  Six Months Ended June 30, 2002 Compared with Six Months Ended June 30, 2001

   For the six months ended June 30, 2002, net operating revenue totaled
(Peso)51.5 billion as compared with net operating revenue of (Peso)58.2 billion for the six months ended June 30, 2001. The (Peso)6.7 billion decrease was caused principally by decreased sales to our largest customer Meralco, the mandatory reduction in the PPA charge to (Peso)0.40 per kWh which took effect on May 8, 2002, and reduction in our basic rates of (Peso)0.30 per kWh mandated by the Act (exclusive of the power rate reduction associated with the reduction in the PPA) which took effect on June 26, 2001. See "Electric Power Industry Reform and Privatization -- Electric Power Industry Reform Act of 2001". Additional losses have also resulted from unrecovered costs of (Peso)390 million relating to the Bakun I hydro electric power plant and (Peso)213 million relating to the Casecnan power project. Total sales demand decreased sharply during the first six months of 2002 to 16,940 kWh from 19,991 kWh for the same period in 2001, primarily as a result of decreased sales to Meralco. See "-- Sales and Customers -- Relationship with Meralco".

   Lower revenues and higher interest expense and other charges for the six months ended June 30, 2002 increased our net loss by approximately 300% as compared with the same period in 2001. Our interest expense increased by (Peso)1.0 billion during this period as compared with the same period the previous year mainly due to higher loan balances. In the six months ended June 30, 2002, our return on rate base declined to negative 0.28% from 4.25% under the Lender Formula and to negative 0.27% from 4.04% under the Charter Formula, in each case as compared with the six months ended June 30, 2001. Electricity plants and assets acquired through build-operate-transfer contracts under capital lease arrangements are excluded from the rate base for purposes of calculating the return on rate base under both formulae.

   In the first six months of 2002 we had a cash flow deficit after debt service and capital expenditures of (Peso)19.8 billion, compared with a cash flow deficit after debt service and capital expenditures of (Peso)10.3 billion in the six months ended June 30, 2001. We financed on cash flow deficit in the first six months of 2002 with the proceeds of additional borrowings including
(Peso)11.9 billion in Treasury bonds, (Peso)2.4 billion in external finance and
(Peso)1.8 billion in advances from the Government.

  2001 Compared with 2000

   We recorded net operating revenues of (Peso)115.7 billion in 2001, a 16% increase from (Peso)100.1 billion in 2000. The positive result was due primarily to a 7% increase in sales volume and an increase in average rate per kWh because of an increase in the fuel and purchased power adjustment ("FPCA") charge as the price of fuel and purchased power rose. Sales demand growth increased significantly from 37,320 GWh in 2000 to 39,948 GWh in 2001 principally because of increases in One Day Power Sales. See "-- Sales and Customers -- Special Rate Programs".

   Despite our higher revenues in 2001, our interest and other charges caused us to suffer a net loss of (Peso)10.4 billion, compared with a net loss of
(Peso)13.0 billion for 2000. Interest and other charges increased to (Peso)38.4 billion in 2001 from (Peso)35.1 billion in 2000. The (Peso)3.3 billion increase was due primarily to an increase of (Peso)2.6 billion in the amortization of deferred foreign exchange differential resulting from the weakness of the peso against the US dollar, an increase in finance and bank charges of (Peso)606 million primarily due to guarantee fees, and an increase in depreciation charges related to plants and property of (Peso)374 million due to the reclassification of depreciated plants which were not used in 2001. In 2001, our return on rate base increased to 2.89% from 2.23% under the Lender Formula and to 2.74% from 2.13% under the Charter Formula, in each case as compared with 2000.

   In addition, in 2001 we had a cash flow deficit after debt service and capital expenditures of (Peso)21 billion, compared with a cash flow deficit after debt service and capital expenditures of (Peso)34.6 billion in 2000. We financed our cash flow deficit after debt service and capital expenditures in 2001 with the proceeds of additional borrowings, including (Peso)14.0 billion in Treasury bonds, (Peso)7.6 billion in external financing and (Peso)2.3 billion in advances from the Government. As of December 31, 2001, our total debt, expressed in peso terms, had increased by 4% to (Peso)914.0 billion from
(Peso)880.1 billion, as of December 31, 2000, primarily due to an increase in short term loans.

  2000 Compared with 1999

   We recorded net operating revenues of (Peso)100.1 billion in 2000, a 11.6% increase from (Peso)89.7 billion in 1999. The positive result was due largely to a (Peso)7.3 billion increase in the PPA charge associated with purchased power cost adjustments, a (Peso)1.8 billion increase in transmission services operating income and a (Peso)1.4 billion increase in utility operating income due to an increase in the basic rate of (Peso)0.079/kWh starting in June 1999. Sales demand growth was relatively flat, increasing only slightly to 37,320 GWh in 2000 from 36,987 GWh in 1999, principally because of an increase in One Day Power Sales.

   Despite our higher revenues in 2000, our interest and other charges caused us to suffer a net loss of (Peso)13.0 billion for the year, compared with a net loss of (Peso)6.0 billion for 1999. Our interest and other charges increased to
(Peso)35.1 billion in 2000 from (Peso)23.9 billion in 1999. The (Peso)11.2 billion increase was due primarily to a (Peso)7.3 billion increase in our amortization of deferred foreign exchange differential and a (Peso)2.1 billion increase in our interest expense. In 2000, our return on rate base declined to 2.22% from 3.37% under the Lender Formula and to 2.13% from 3.25% under the Charter Formula, in each case as compared with 1999. In addition, in 2000 we had a cash flow deficit after debt service and capital expenditures of
(Peso)34.6 billion, compared with a cash flow deficit of

(Peso)16.1 billion in 1999. We financed our cash flow deficit in 2000 with the proceeds from bond offerings, while our cash flow deficit in 1999 was financed with the proceeds of additional borrowings incurred in late 1998 and 1999. As of December 31, 2000, our total debt, expressed in peso terms, had increased by 19.2% to (Peso)880.1 billion from (Peso)738.1 billion as of December 31, 1999 due to an increase in long term loans and an increase in lease obligations due to the expenses associated with the commercial operation of our hydroelectric plant in Bakun.

  Effects of Peso Depreciation

   The peso depreciated to an all-time low in 2001, reaching (Peso)55.013 per US dollar on January 19, 2001. Overall, in 2001 the average peso/dollar exchange rate depreciated by 14% compared to the average peso/dollar exchange rate for 2000. The fluctuations in the peso/dollar rate during 2001 were caused by a confluence of domestic and external factors. In early January 2001, the political crisis involving the impeachment proceedings of the former President negatively affected the peso. However, the speedy and peaceful resolution of the political crisis enabled the peso to recover immediately thereafter. From April 2001 until the beginning of August 2001, the peso, along with other regional currencies, again weakened against the dollar due primarily to bearish market sentiment brought about by concerns over the economic slowdown in the US and Japan. The weakness of the peso was also attributable to: (1) the continued tension resulting from the Abu Sayyaf hostage crisis and the number of kidnappings in Metro Manila; (2) the downgrading of growth projections by the Government due to the contraction in exports and the slowdown in industrial output; (3) concern over the budget deficit; (4) rising corporate dollar demand for mid-year import requirements and dividend repatriation; and (5) renewed weakening of investor sentiment concerning emerging market currencies due to the debt crisis in Argentina. Heightened uncertainty after the September 11 terrorist attacks in the United States was mainly behind the depreciation pressure on the peso in the last quarter of the year. The peso/dollar exchange rate was (Peso)51.79 per US dollar as of December 31, 2001. See "Republic of the Philippines -- Monetary System -- Foreign Exchange System".

   The peso/dollar exchange rate remained steady during the first half of 2002, averaging (Peso)50.83 per US dollar for that period. The performance of the peso can be attributed to increased inflows of foreign portfolio investments and remittances of overseas Filipino workers and generally appreciating regional currencies. The peso's value was also supported by inflows from proceeds of bond issuances by the Government and private corporations and by private equity infusions.

   We currently do not hedge foreign exchange exposures in our business or financing operations. The fluctuations in the peso-US dollar exchange rate affect our debt and debt service costs, fuel costs and operating costs, obligations to IPPs, capital expenditures and certain other aspects of our financial position. Substantially all of our revenues are in pesos, and we maintain our financial statements in pesos. However, substantially all of our debt and capital lease obligations are denominated in US dollars and other foreign currencies. Accordingly, since 1997, the depreciation of the peso has resulted in a substantial increase in our outstanding debt, capital lease obligations, debt service costs and amortization of capacity fees as reported in pesos in our financial statements.

   Our foreign exchange losses resulting from increases in our foreign currency debt and capital lease obligations due to the depreciation of the peso are not recorded as expenses in our income statement. Rather, the amounts are capitalized as a deferred foreign exchange differential and included in deferred charges in the balance sheet, and are amortized and reflected as an amortization expense in our income statements over the remaining life of the respective loans after the restatement year. Our income statement does reflect, however, increased interest expense on our foreign currency debt and increased amortization expense on our foreign currency capital lease obligations resulting from the depreciation of the peso. If the peso appreciates, resulting in a reduction in the peso amounts of our foreign currency loans and capital lease obligations, the resulting foreign exchange gains are recorded as a reduction of the deferred foreign exchange differential. The deferred foreign exchange differential amounted to (Peso)241.3 billion as of June 30, 2002, a 1.6% increase from (Peso)237.5 billion recorded as of June 30, 2001.

   For 2001, we recorded a loss on foreign exchange fluctuation (representing the losses on the revaluation of working capital loans and losses on payments of loans and capacity fees due to changes in exchange rates between the last date of the prior fiscal year and the applicable date of payment) of (Peso)626.5 million compared with a loss of (Peso)1.1 billion in 2000. For the six months ended June 30, 2002, we recorded a gain on foreign exchange fluctuation of (Peso)100.7 million compared with a loss of (Peso)31.2 million for the six months ended June 30, 2001.

  Reduced Sales to Meralco

   Sales to our largest customer, Meralco, represented approximately 63% of our net operating revenue in the year ended December 31, 2001. Beginning in January 2002, Meralco reduced its monthly purchases from us by approximately one-third, resulting in a reduction in our net operating revenue from January through August 2002 of approximately (Peso)9.3 billion due solely to such reduction. Meralco has reduced its electricity purchases from us and increased its purchases of electricity from IPPs due to a dispute between us and Meralco involving the total amount of power Meralco is required to purchase from us under our power purchase agreement. Although we are in discussions with Meralco to resolve this dispute, we can give no assurance as to whether the dispute will be resolved or as to the timing or terms of any resolution. On January 1, 2003, Meralco announced that the ERC had ruled that Meralco could collect an estimated amount of between (Peso)5 billion and (Peso)7 billion in deferred PPA charges from consumers after having been prevented from doing so by the ERC in April 2002. However, on November 15, 2002, the Supreme Court ruled that Meralco had miscalculated its return on rate base and ordered Meralco to refund excess charges to its consumers. Meralco recently announced that it estimates the refund amount to be approximately (Peso)11 billion. We do not know how these rulings will affect Meralco's continuing financial viability of our ability to collect revenues from Meralco. Any continuation of reduced sales to Meralco or any additional reduction in sales will have a significant adverse effect on our future net operating revenues. See "-- Sales and Customers -- Relationship with Meralco".

  Increase in Fuel Costs and Other Operating Costs

   A substantial portion of our fuel costs and other operating costs are denominated in, or linked to, the US dollar or other foreign currencies. For the six months ended June 30, 2002, 81% of our fuel costs and other operating costs were denominated in US dollars and other foreign currencies and 19% of our fuel costs and other operating costs were denominated in pesos. Accordingly, the general depreciation of the peso since 1997 has resulted in substantially higher operating costs in peso terms over the past several years. With a decrease in electricity demand during the first six months of 2002, our generation expense fell to (Peso)32.2 billion during this period, a 5.3% decrease from (Peso)34.0 billion for the first six months of 2001. Operating costs increased by 66% from 1997 to 2001. In 2001, our generation expense was
(Peso)71.1 billion, a 20% increase from (Peso)59.3 billion in 2000 due to depreciation of the peso against the US dollar and increased generation expenses at our coal plants.

  Increased Obligations to Independent Power Producers

   Beginning in the early 1990's as a result of severe power shortages in the Philippines, under the Government's Power Development Program, we substantially increased our commitment to IPPs in the generation and transmission of electricity. Our obligations consist of the payment of capacity fees, which are linked to the installed and operating capacity of the plant, and payments for purchases of electricity. A substantial portion of these obligations is denominated in US dollars or in peso amounts that are linked to the prevailing US dollar price, and these obligations have increased substantially, in peso terms, as a result of the depreciation of the peso. We amortized capacity fees at a rate of (Peso)746 million per month in 1999, (Peso)1.3 billion per month in 2000 and (Peso)1.4 billion per month in 2001. The amortization of capacity fees is reflected in our income statement. Actual cash payments of capacity fees, which are reflected in our cash flow statements increased to (Peso)29.6 billion in 2001 compared with (Peso)23.4 billion in 2000. In the first six months of 2002, actual cash payments of capacity fees increased to (Peso)14.7 billion compared with (Peso)14.3 billion for the corresponding period of 2001. See our audited financial statements, the index of which appears on page F-1. Historically, we have been able to pass substantially all of these increased costs to our customers under the PPA charge which increases the actual rates we charge our customers. However, on May 8, 2002, President Arroyo by presidential directive reduced the maximum average PPA charge from (Peso)1.25 per kWh to
(Peso)0.40 per kWh. This presidential directive was affirmed by an ERC order on September 6, 2002.

   The reduction in the PPA charge has caused and will continue to cause us to suffer significant additional losses. As a result, we have become more heavily reliant on the Government to fund our operations, such as the provision of US$750 million through loans in the first six months of 2002. From May 8, 2002 through August 31, 2002, the reduction in the PPA charge alone has caused us to lose (Peso)9.3 billion in revenue. The effect of the reduction in the PPA together with the other factors discussed herein will result in our incurring a substantial net loss for 2002. See "-- Power Rates -- Recent Reductions in Basic Rates and the PPA" and "Electric Power Industry Restructuring and Privatization -- Organization and Operation of the Power Industry -- Universal Change".

   For power projects structured as build-operate-transfer projects, our assets are reflected in the balance sheet as electric plants under capital lease and our liabilities are reflected as lease obligations. The amount for a particular plant is initially recorded as our undiscounted future payment obligations for capacity fees for the plant. The capital lease liability is reduced annually based on actual cash payments of capacity fees under the relevant IPP contract. The asset is amortized based on the estimated useful life of the asset, and the amortization expense is reflected in our income statement as amortization of capacity fees. Because the life of the asset generally exceeds the life of the IPP contract, our actual cash payments of capacity fees substantially exceed the amounts reflected in our income statement as amortization of capacity fees. Total capital lease obligations were (Peso)505.0 billion for the six months ended June 30, 2001 as compared to (Peso)609.3 billion for the six months ended June 30, 2002.

   Our power purchase payments to IPPs are reflected in the income statement under generation expense. See our audited financial statements. The depreciation of the peso has accounted for a significant portion of the substantial increase in our generation expense since 1997. Amortization of capacity fees, cash payments of capacity fees and power purchase expenses are expected to increase in future years due in part to increased generation from existing and new build-operate-transfer plants.

  Increase in Maintenance and Rehabilitation Costs

   We have, and expect to continue to have, substantial capital expenditure requirements associated with maintenance and rehabilitation of our existing power plants. A substantial portion of our capital expenditures have been and are expected to continue to be denominated in foreign currencies because of our substantial reliance on parts and maintenance expertise not available in the Philippines. Accordingly, the depreciation of the peso has resulted in a substantial increase in the expected amount of our capital expenditures for these projects as expressed in pesos. We expect that these increased costs will adversely affect our ability to carry out these capital expenditure plans. Due in part to these increased costs, we have reduced or deferred certain planned capital expenditures, including expenditures on our ongoing projects.

   Our projected capital expenditure for maintenance and rehabilitation projects is (Peso)8.4 billion for 2002, (Peso)15.9 billion for 2003, (Peso)7.9 billion for 2004 and (Peso)9.1 billion for 2005. These projections cover only expenditures expected to be incurred in connection with maintenance and rehabilitation of existing plants and do not cover expenditures in connection with increasing capacity or transmission line projects. Nevertheless, it is expected that we will have to borrow funds to meet our maintenance and rehabilitation capital expenditure needs.

   To meet projected increases in demand, the 2000 Power Development Program calls for a total increase in capacity of 9,844 MW from 2000 to 2011. The increase in generation capacity will require capital expenditures of
(Peso)760.9 billion, excluding interest expense through 2011; however, we expect the capital expenditures required to carry out the 2000 Power Development Program to be incurred by IPPs and distribution utilities involved with the privatization and not by us. See "Capital Requirements -- Power Development Programs".

   The 2002 Transmission Development Plan, covering transmission development and rehabilitation projects from 2002 calls for an estimated total investment of (Peso)109.4 billion, excluding interest during construction. Total rehabilitation projects during this period are expected to total (Peso)1.35 billion. See "Capital Requirement -- 2002 Transmission Development Plan".

  Other Factors that Affect Our Financial Performance

   Our financial performance has also been adversely affected by certain other factors, including the following:

   . Increased Borrowings. We rely almost exclusively on borrowings for our financing requirements. As of March 31, 2002, our total external debt amounted to $6.6 billion and we paid (Peso)41.3 billion in debt service costs in 2001. The Government has contributed a total of approximately
     (Peso)27.1 billion in equity to our company, representing less than 3% of our total assets as of June 30, 2002.

   . Uncollected Receivables. As of June 30, 2002, we had uncollected receivables of approximately (Peso)6.4 billion, including (Peso)3.3 billion owed by the Metropolitan Waterworks and Sewerage System ("MWSS") and (Peso)3.1 billion owed by the Government (relating to the Philippine Nuclear Power Plant). We are currently negotiating with MWSS to settle our claim but cannot estimate the amount that will be recovered. Our receivable from the Government relating to the Philippine Nuclear Power Plant is unlikely to be collected. See "-- Power Generation -- Fuel Supplies -- Hydroelectric" and "-- Capital Requirements Philippine Nuclear Power Plant".

   . Increased Competition. We are facing increased competition in the generation business from IPPs which has caused reduced demand from our customers and has reduced revenues.

   . Unbundling of Power Rates. In June 2002 the ERC, in connection with our unbundling petition, denied our petition to revise our rates upward by
     (Peso)0.17/kWh and instead ordered us to reduce our rates by an average
     (Peso)0.07/kWh before the end of September 2002. On September 6, 2002, the ERC ordered us to disregard their June 2002 ruling and to reduce generation rates by (Peso)1.10 per kWh in Visayas, (Peso)0.27 in Luzon and
     (Peso)0.40 in Mindanao. They also stated in the September 6 order that a ruling on transmission rates would follow. Finally, the September 6 order has called into question our ability to charge for foreign exchange and fuel costs not recoverable through the PPA that we have traditionally been allowed to recover from our customers. We have filed a motion for reconsideration and clarification of this order. If our motion is denied, we expect this decision to have a significant adverse effect on our financial results.

   . Outstanding Tax Refunds. As of June 30, 2002, we had approximately
     (Peso)3.4 billion of unpaid tax and duty refund claims from the Government and (Peso)755 million in unutilized tax credit certificates from the Government. Since 1992, the Government has not paid a substantial portion of the tax refunds owed to us nor have they permitted us to use a substantial amount of tax credit certificates. See "-- Payment Obligations to the Government -- Tax Status".

   We expect our financial difficulties to continue for the full year 2002 and in future years due to the effects of the depreciation of the peso, the reduction in the PPA, the basic rate reduction mandated by the Act, additional rate reductions ordered by the ERC and the other factors described above. We expect to incur a total cash deficit of approximately (Peso)88.1 billion in 2002. This projection assumes the (Peso)0.30 -per-kWh basic rate reduction mandated by the Act and the (Peso)0.85-per-kWh PPA reduction mandated by the President and affirmed by the ERC, but does not reflect certain recent events including the basic power generation rate reduction mandated in September 2002 relating to updated unbundled rates or any basic transmission rate reduction relating to our unbundled rate petition to the ERC. We expect that these rate reductions will further increase our cash deficit in 2002. In addition, the exchange rate for 2002 upon which we have based these financial expectations is
(Peso)48.8 per US$1, but the average exchange rate for the first nine months of 2002 was (Peso)51.06 per US$1. As a result, our actual results of operations for 2002 are likely to be worse than currently projected.

   We are currently relying in part on short-term borrowings to finance capital expenditures and increases in debt service attributable to the depreciation of the peso. We have also relied on cash advances from the Government to finance our debt service. During the six months ended June 30, 2002, we received approximately (Peso)3.9 billion from the Government in cash advances which we have not repaid. We anticipate that we will need $750 million in additional loans for the remainder of 2002 to cover the balance of our expected cash flow deficit in 2002. We can give no assurance that we will be able to raise the funds required to meet all of our obligations or as to the timing or terms of any additional financing we may obtain.

Our Financial Statements and Possible Accounting Changes

   Our financial statements are audited by the Republic's Commission on Audit ("COA"), and are prepared in accordance with Philippine GAAS. You should note the following factors relating to our financial statements:

   . This prospectus does not include any financial statements for periods after December 31, 2001. The prospectus includes some financial data for the six months ended June 30, 2002. Such data is unaudited and could be subject to significant adjustments as a result of the audit process for the year ending December 31, 2001 and the other factors described herein.

   . The reports of COA relating to our audited financial statements included in this prospectus are qualified with respect to certain matters described in their reports.

   . For power projects structured as build-operate-transfer projects, our assets are reflected in the balance sheet as electric plant under capital lease and our liabilities are reflected as lease obligations. The amount for a particular plant is initially recorded as our undiscounted future payment obligations for capacity fees for the plant. The capital lease liability is reduced annually based on actual cash payments of capacity fees under the relevant IPP contract. The asset is amortized based on the estimated useful life of the asset, and the amortization expense is reflected in our income statement as amortization of capacity fees. Because the life of the asset generally exceeds the life of the IPP contract, our actual cash payments of capacity fees substantially exceed the amounts reflected in our income statement as amortization of capacity fees. Total capital lease obligations were (Peso)505.0 billion as of December 30, 2001 and (Peso)609.3 billion as of June 30, 2002.

   . Our power purchase payments to IPPs are reflected in the income statement under generation expense. See our audited financial statements. The depreciation of the peso has accounted for a significant portion of the substantial increase in our generation expense since 1997. Amortization of capacity fees, cash payments of capacity fees and power purchase expenses are expected to increase in future years due in part to increased generation from existing and new build-operate-transfer plants.

   . In connection with our proposed privatization, we intend to prepare unofficial financial statements in accordance with Philippine GAAP. To help us determine how to best accomplish this we engaged independent accounting advisers. These advisers have recommended various changes to our accounting policies intended to conform with Philippine GAAP. We are in the process of reviewing the adviser's recommendations. This process may result in significant changes to our accounting policies and the methods we use to prepare our financial statements. These changes may result in material adverse changes to our financial condition and results of operations, including for certain periods covered by our historical financial statements included in this prospectus. Such changes may relate to, among other things, the following matters:

     -- A change in our accounting for utility plant in our balance sheet, which is currently based on appraised values.

     -- A change in our accounting for losses and gains from our foreign currency denominated liabilities based on changes in exchange rates. Currently we do not expense these foreign exchange losses and gains but capitalize them as deferred foreign exchange differential.

     -- A change in our accounting for capital lease obligations.

     Any changes to our accounting policies or financial statements would need to be approved by COA. COA has informed us that, they are not considering changing our accounting standard from Philippine GAAS.

   . This prospectus does not include any historical financial statements of PSALM or any pro forma financial statements for PSALM reflecting the proposed transfer of certain NPC assets and liabilities from NPC to PSALM. A description of the assets and liabilities proposed to be transferred is included under "Power Sector Assets and Liabilities Management
     Corporation -- Transfer of Our Generation and Other Disposable Assets to PSALM", although the transfers and the timing thereof are subject to various conditions and other uncertainties. We believe that the transferred assets and liabilities will initially be recorded in PSALM's balance sheet at the amounts recorded in NPC's balance sheet as of the date of the transfer, subject to any accounting changes that may be made as described above. In addition, pursuant to the Act, the Government is required to directly assume (Peso)200 billion of NPC's liabilities. This debt assumption is expected to take place in annual installments from 2004 to 2010. We cannot give any assurance regarding the composition of the future financial statements of PSALM or as to PSALM's future results of operations and financial condition.

Our Business

   We are engaged in the generation and transmission of electricity, the construction, operation, maintenance and rehabilitation of electricity generation and transmission facilities, and the operation of power grids and interconnection facilities throughout the Philippines.

Power Generation

   We are responsible for constructing and operating electricity generation facilities in the Philippines. Our plants generate electricity using oil, coal, geothermal, hydroelectric and other sources. As of July 31, 2002, we owned 60 power plants in three transmission grids and the Small Islands, which had a total installed capacity of 6,714 MW. As of June 2002, our plants generated 8,076 GWh or 42.7% of the electricity generated in the Philippines. IPPs participate in electricity generation in the Philippines through the direct ownership of power plants or through the operation on our behalf of power plants owned by us. As of May 31, 2002, these IPPs owned 28 plants and operated 13 plants on our behalf. See "-- Private Sector Participation in Power Generation".

  Generation by Geographic Region

   The following table sets out the installed capacity and output of our power plants and IPP power plants which are owned by us but operated and maintained by the IPPs for each regional grid for the periods indicated.

 Installed Capacity and Output of Our Power Plants and IPPs' Power Plants/(1)/

                                                                                 As of July 31,
                  1998            1999            2000            2001                2002
             --------------- --------------- --------------- --------------- -----------------
             Capacity Output Capacity Output Capacity Output Capacity Output  Capacity    Output
Grid            MW      %       MW      %       MW      %       MW      %        MW         %
----         -------- ------ -------- ------ -------- ------ -------- ------ --------    ------
Our plants:
Luzon.......  6,224    27.4   5,985    27.4   4,983    31.8   4,983    40.1   4,620       37.0
Visayas.....    911    21.1     712    32.5     680    34.7     680    41.4     680       28.3
Mindanao....  1,247    30.2   1,187    41.0   1,187    40.3   1,187    45.4   1,187       31.7
Small Island    167    18.2     170    26.9     206    23.1     206    21.2     227       13.4
              -----    ----   -----    ----   -----    ----   -----    ----   -----       ----
 Total......  8,549    27.1   8,054    29.9   7,056    32.2   7,056    40.6   6,714       34.4
              =====    ====   =====    ====   =====    ====   =====    ====   =====       ====
IPPs:
Luzon.......  2,198    80.7   2,568    72.7   2,426    80.4   2,611    68.6   4,282/(2)/  41.4
Visayas.....    701    35.3     701    20.3     701    26.1     701    26.4     910/(2)/  27.2
Mindanao....    353    62.4     351    30.9     351    41.3     351    32.1     362/(2)/  60.9
Small Island     16    41.7      25    27.9      32    25.3      32    36.5     N/A/(3)/   N/A/(3)/
              -----    ----   -----    ----   -----    ----   -----    ----   -----       ----
 Total......  3,268    68.6   3,645    58.3   3,510    65.2   3,695    56.8   5,553       40.5
              =====    ====   =====    ====   =====    ====   =====    ====   =====       ====

--------
(1) The installed capacity is stated as at the end of the periods indicated and the output percentage represents production as a percentage of installed capacity for the periods indicated. This table includes power generated by independent power producers at our power plants.
(2) Includes Small Island power plants.
(3) "N/A" means "not available".

   Luzon Grid

   Luzon is the largest of the operational regions, where more than half of the entire economic activity of the Philippines is concentrated in terms of GDP. We currently own 32 power plants in this region, nine of which are operated by IPPs. As of July 31, 2002, our Luzon plants had an installed capacity of 4,620 MW. Including an additional capacity of 6,842 MW from plants not owned or operated by us, the total capacity of this grid was sufficient to meet the peak demand of 5,618 MW in 2001. Electricity generated by our Luzon plants increased by 3% to 17,502 GWh in 2001 compared with 16,975 GWh in 2000. Lower demand by our largest customer, Meralco, in the first three months of 2002, caused a decrease in electricity generation of 31% to 16,975 GWh as compared with 24,596 GWh in the first three months of 2001.

   Due to their age, our oil-fired thermal plants in Luzon have been gradually retired in recent years. We also operate a number of hydroelectric, coal and geothermal plants in Luzon. We plan to replace the generating capacity from retired oil-fired plants with capacity from new hydroelectric sources and from the combined cycle natural gas power plant in Ilijan, Batangas that began operation in June 2002. New projects by IPPs will also replace a portion of the retired generating capacity. See "-- Private Sector Participation in Power Generation -- Contractual Arrangements with Independent Power Producers".

   Visayas Grid

   Visayas is composed of six major islands and numerous small islands. We presently have sufficient capacity to serve current demand in Visayas. New power stations are being developed in this region primarily for capacity additions that will be transmitted to Luzon through our grid interconnection program. We own 17 power plants in this region, four of which are owned by us and operated by IPPs. Five power plants in this region are owned and operated by IPPs. Our plants in Visayas, which include hydroelectric, geothermal, coal, gas turbine, power barge and diesel power plants, had an aggregate installed capacity of 680 MW as of July 31, 2002. In 2001, electricity generation of these plants increased by 7% to 2,468 GWh compared with 2,300 GWh in 2000 and, during the first three months of 2002, electricity generation at these plants increased by 6% to 595 GWh compared with 564 GWh during the corresponding period of 2001.

   Mindanao Grid

   Mindanao comprises one main island and a number of small islands. The Mindanao grid, which serves the main island, is powered primarily by hydroelectric power plants that take advantage of readily available water resources. We own 11 power plants in this region, two of which are operated by IPPs. As of July 31, 2002, these plants had an aggregate installed capacity of 1,187 MW. In 2001, generation increased by 4% to 4,717 GWh compared with 4,552 GWh in 2000 and during the three months ended March 31, 2002, electricity generation at these plants increased by 4% to 1,156 GWh compared with 1,117 GWh during the corresponding period of 2001.

   In addition to the electricity generated by our own plants in this region, we also purchase electricity from IPPs. As of March 31, 2002, we had six contracts with IPPs in Mindanao providing us with a total of 362 MW of electricity.

   Small Islands Grid

   The Small Islands Grid comprises a number of power generation facilities and transmission lines located in the small islands of the Philippine archipelago. The generation facilities and transmission lines in the Small Islands Grid are not connected to our three principal grids. Beginning in 1997, we increased the level of private sector participation in the development and operation of the Small Islands Grid. We solicited bids from private enterprises to participate in ten of our generating units (each with an installed capacity of 5 MW) on nine islands.

   Due to the Small Islands' geographical location and lower population density, the operating costs of the Small Islands Grid are higher than those of the three other regional grids. To compensate for these higher costs, we effectively provide an operating subsidy to the private enterprises to cover operating costs which amounted to approximately (Peso)2.5 billion in 2001. In 2001, the Small Islands Grid generated 485 GWh of electricity and net utility revenue was (Peso)1.7 billion against interest expenses of (Peso)717 million.

   Interconnection of Grids

   We have undertaken several projects to interconnect our separate transmission networks in different regions of the Philippines. Four of these interconnection lines (linking the islands of Luzon, Leyte-Samar, Cebu, Negros,

Panay, and Bohol) are presently in operation, and two more (including an upgrade of an existing line) are expected to be completed by 2006. A proposed interconnection between Leyte and Mindanao, which would complete the link among the three major regional grids, is currently under study for economic viability. These interconnection projects are expected to reduce unused excess capacity and to lower the wholesale price of electricity in the long term. See "-- Power Transmission -- Interconnection Projects".

  Fuel Costs

   Fuel costs are a significant portion of our operating costs. Fuel costs accounted for 29% of our operating costs in 2000 and 33% in 2001. For the six months ended June 30, 2002, our fuel costs accounted for 28% of our operating costs. In addition to fuel costs relating to the operation of our plants, our contracts with IPPs generally provide that we will supply and deliver all fuel required for the operation of such IPP plants. As a result, we are also exposed to fluctuations in fuel prices under such contracts.

   Fuel prices for all power sources, other than hydroelectric and those fuels sourced locally, are mostly denominated in US dollars, or denominated in pesos and linked to the prevailing US dollar prices. This effectively makes substantially all of our fuel costs subject to fluctuations in the US dollar/peso exchange rate. Accordingly, the additional depreciation of the peso against the US dollar beginning in the last quarter of 2000 resulted in higher costs in peso terms to us for such fuel in 2001 which is significant because the majority of our income is in pesos. Although lower prices of imported fuel in the first three months of 2002 helped offset some of the increase in fuel costs resulting from the fluctuations in the US dollar/peso exchange rate, we plan to decrease our dependence on imported fuel by continuing to develop the capacity to produce power from other electricity sources so that we can reduce the impact of any future fluctuations in the US dollar/peso exchange rate on our fuel costs.

   Historically, we have been able to offset increases in fuel prices through the fuel purchase cost adjustment mechanism which allows us to increase the rates we charge our customers if the price we pay for fuel increases. The ERC ruling on our unbundling petition issued on September 6, 2002 was unclear regarding our ability to continue to adjust our rates for changes in prices we pay for fuel. If we are unable to continue charging our customers this adjustment changes it will have a material adverse effect on our financial condition.

   To further minimize our fuel costs and to promote efficient use of our generation facilities, we employ an order of dispatch based on efficiency and demand so that during periods of low demand, we utilize the less expensive plants to generate electricity and during periods of peak demand, we utilize the more expensive plants to generate electricity. Oil-fired and gas turbine plants that are more expensive to operate are operated only during peak demand periods are known as peaking plants. The order of dispatch from our plants is also affected by natural factors (for example, the level of water in lakes or reservoirs in the case of hydroelectric plants), system failures and forced outages.

  Fuel Supplies

   Oil Products

   We have historically purchased most of our petroleum products from Petron Corporation ("Petron"), Pilipinas Shell Petroleum Corporation ("Pilipinas Shell") and Caltex Philippines, Inc. ("Caltex Philippines"). Petron supplied 64% of our total petroleum requirement for the one-year period from April 2001 to March 2002 and supplied 59% of our total requirement from April 2000 to March 2001. Petron is 40% owned by the Philippine National Oil Company-Energy Development Corporation ("PNOC-EDC"), a wholly-owned Government corporation. Each of these suppliers announced in June 2002 its intention to increase fuel prices based on increased crude oil costs.

   Our oil-based fuel is acquired through a bidding process among six approved fuel suppliers. We have contracted to purchase our total requirement of approximately 1.3 billion liters for the 12 month period from April 2002 to March 2003 mainly from Petron (63%) and Pilipinas Shell (36%). Our existing fuel supply contracts cover the fuel requirements of specified power plants operated by us and IPPs. The fuel prices under these contracts are determined by the Mean of Platt's Singapore (MOPS). Under this system the delivered price for fuel for the current month is based on the average of the mean (daily average of high and low quotations in Singapore) of the particular oil product in the previous month. Fuel prices are denominated in US dollars, which we convert to pesos using the prevailing US dollar/peso exchange rate. We then pay for oil in pesos. We may partially or completely terminate our fuel purchase obligations under certain circumstances, including if the IPPs that operate the plants covered by the contract assume direct responsibility for the purchase of fuel for such plants. For power plants not covered by the Petron and Pilipinas Shell contracts, we purchase fuel from other suppliers.

   Coal

   Our annual total coal requirement was approximately 4.5 million metric tons in 1999, 6.2 million metric tons in 2000 and 6.5 million metric tons in 2001 and 3.9 million metric tons for 2002. We expect our coal requirements for 2003 to be 3.1 million metric tons. We obtain approximately 80% to 85% of our coal requirement from foreign sources such as Australia, Indonesia and China and the remaining amount from domestic sources. We pay for coal purchased from foreign sources in US dollars, and since 1997, the cost of such coal in peso terms has increased as a result of the depreciation of the peso and the overall increase in current coal spot market prices.

   Our main domestic coal supplier is Semirara Coal Corporation, a private Philippine company. We entered into a 15-year coal supply contract with Semirara in November 1995 for the supply of coal to our coal-fired Calaca I and Calaca II power plants. The price of coal under this contract is denominated in pesos and linked to the prevailing US dollar/peso exchange rate. The guaranteed minimum tonnage is approximately 700,000 metric tons per year and the maximum tonnage is approximately 1.2 million metric tons per year.

   In 1996, another coal-fired plant with an installed capacity of two 350 MW units commenced operation in Pagbilao. Due to its technical specifications, a substantial portion of this power plant's coal requirement of approximately 1.8 million metric tons per year is imported, mainly from Indonesia (1.6 million metric tons per year). The Masinloc coal-fired plant, with an installed capacity of two 300 MW units, commenced operation in 1998. This plant had a coal requirement of approximately 1.4 million metric tons for 2001. The Sual plant, with an installed capacity of two 500 MW units, commenced operations in 1999 and it had a coal requirement of approximately 2.7 million metric tons for 2001. The required coal quality specifications for both the Masinloc and Sual plants have a wider range than that of the Pagbilao plant, which enables us to import the coal required from other sources including Australia and China.

   Geothermal

   We obtain the steam supply for our geothermal plants from Philippine Geothermal Inc. ("Philippine Geothermal") and PNOC-EDC. Philippine Geothermal supplied the steam which generated 46% of our total geothermal energy production in 2001 and 44% during the first three months of 2002. The remainder of our steam requirement is supplied by PNOC-EDC.

   We have an ongoing dispute with Philippine Geothermal regarding their ability to unilaterally renew a service contract with us, which expired in 1996. Our dispute, which went to arbitration, was dismissed without prejudice. We filed a joint motion with Philippine Geothermal in the Supreme Court for authority to suspend the proceedings and are currently negotiating a settlement agreement. See "-- Litigation -- Philippine Geothermal -- Service Contract Renewal". Pending resolution of the dispute, we have entered into a series of interim agreements with them to continue the supply of steam to our Tiwi and Makban plants on the same terms as in the expired service contract. Under the interim agreements, we have agreed to pay for all of Philippine Geothermal's exploration costs (which are denominated in US dollars) and for the quantity of steam purchased (which is denominated in pesos).

   Our steam sales contracts with PNOC-EDC are take-or-pay contracts with terms ranging between 20 and 25 years. Prices for the supply of steam under these contracts are denominated in pesos. In general, we are required to take or pay for steam to run the plants at between 70% to 75% of the installed plant capacity. Our geothermal plants ran at an average capacity of 63% in 2001 and 62% in the first three months of 2002. We are involved in the disputes described below with PNOC-EDC regarding their billings for steam supplied to our geothermal plants, and have commenced discussions with them to settle these disputes:

   . Bac-Man I Geothermal Plant. In March 1995, we agreed with PNOC-EDC to pay our outstanding balance with respect to billings of approximately
     (Peso)489 million in 36 installments over three years, commencing January 1995. In April 1997, we suspended the monthly payment because PNOC-EDC failed to establish that it was ready to supply the full steam requirement of the plant, which was a condition of our agreement to pay the outstanding balance.

   . Tongonan Geothermal Plant. We have a dispute with PNOC-EDC regarding outstanding billings of (Peso)754 million for steam supplied to this plant. We have refused to pay the outstanding amount and have invoked a provision in the steam sales contract which provides that such balance should be settled by the Government. We have not recognized the disputed amount as a liability in our financial accounts.

   Hydroelectric

   We have 24 hydroelectric plants located in different parts of the country, two of which are operated under rehabilitate-operate-lease arrangements. See "-- Private Sector Participation in Power Generation -- Contractual Arrangements with Independent Power Producers". As of March 31, 2002, the total generating capacity of our hydroelectric plants was 2,272.7 MW. In 2002, the electricity output of our hydroelectric plants in the Luzon and Mindanao grids was positively affected by weather patterns including increased rainfall.

   From 1992 until 1998, our Angat hydroelectric plant suffered losses of capacity and revenue due to construction work undertaken by MWSS during that time. MWSS has agreed to compensate us for the losses we suffered during the period of construction. As of June 30, 2002, we have claimed a total of
(Peso)3.1 billion from the MWSS and we are currently in settlement discussions.

   Natural Gas

   In the early 1990s, large sources of natural gas were discovered off the west coast of the Philippines. In December 1997, we entered into a purchase and sale agreement with the developers of the gas field which include Shell Philippines Exploration B.V., Texaco, Pilipinas Shell and PNOC-EDC. Under the terms of the purchase and sale agreement, beginning in January 2002, we and First Philippine Holdings must each purchase 50% of the natural gas supplied by the developers for a term of 20 years. Half of the purchase obligations under the agreement are denominated in pesos, while the other half of these obligations are denominated in US dollars.

  Private Sector Participation in Power Generation

   The Government has permitted private sector participation in power generation projects since 1987 and regards private sector participation in the power industry as essential given the level of capital expenditure necessary to implement power expansion and maintenance programs. Private sector participants in the power industry include private investors in various power projects and IPPs. From 1991 to 2001, we completed 28 power projects with private sector participation which together provided an additional installed capacity of 5,514 MW. Fourteen of these projects, with a total installed capacity of 1,449 MW, involved the rehabilitation of our existing plants. However, three of these plants have since been closed, reducing capacity by 445 MW. In 1993, in response to a power crisis in the Philippines, the Electric Power Crisis Act was passed granting the President of the Philippines emergency powers with respect to the power industry for one year. Under that legislation, President Ramos concluded seven power contracts for projects providing 1,376 MW.

   Our current policy is to invite private participation in all future power plant construction. When selecting private sector participants, we conduct a tender process and are required by law to award the contract to the most competitive bidder. There are currently five power generation plants which are being constructed, or are planned to be constructed, by IPPs. The plants under construction are scheduled to commence operations between 2003 and 2006 and will provide an additional 2,829 MW of capacity.

   Contractual Arrangements with Independent Power Producers

   We have entered into various types of contractual arrangements with IPPs for the development of new power plants, and for the supply or conversion of power at our existing power plants and the rehabilitation, operation or maintenance of our existing power plants. The following table sets out a summary of operational projects that IPPs have undertaken as of June 30, 2002.

                                            No. of  No. of Total Capacity
       Type of Contractual Arrangement     Projects Plants      (MW)
       -------------------------------     -------- ------ --------------
       Build-operate-transfer.............    10      14       4,323
       Build-transfer-operate.............     2       3         216
       Build-operate-own..................    10      14       1,168
       Rehabilitate-operate-manage........     3       7       1,478
       Rehabilitate-operate-lease.........     1       1          75
       Build-rehabilitate-operate-transfer     1       3         640
                                              --      --       -----
        Total.............................    27      42       7,900
                                              ==      ==       =====

   The following table sets out a summary of projects under development that had not been undertaken by IPPs as of June 30, 2002.

                                          No. of  No. of Total Capacity
         Type of Contractual Arrangement Projects Plants      (MW)
         ------------------------------- -------- ------ --------------
             Build-operate-transfer.....    3       3         745
                                            -       -         ---

   The principal terms of the various contractual arrangements are summarized below:

   . Build-Operate-Transfer. A 1991 law commonly referred to as the BOT Law authorized us to enter into build-operate-transfer contracts with the private sector. For projects governed by these contracts, we have developed model project documentation under which the private contractor undertakes the construction and financing of the power plant and also operates and maintains the plant for a period ranging from 10 to 29 years. We agree to supply the operator with the necessary fuel to operate the plant (thereby assuming the risk of fuel price fluctuations) and to purchase the power generated at a price which enables the operator to recover its operating and maintenance expenses and capital investment in the project plus a reasonable rate of return. At the end of the fixed term, the contractor transfers the plant to us.

   . Build-Transfer-Operate. The contractor undertakes the construction and subsequent operation of the plant. However, we own the plant, fund its construction and pay the contractor a monthly operation and maintenance fee.

   . Build-Operate-Own. Under this arrangement, the contractor undertakes and finances the construction of the plant and agrees to operate and own it, and the plant is never transferred to us. However, we agree to supply fuel to the contractor and the contractor is obliged to sell us all of the power generated for an agreed period of time.

   . Rehabilitate-Operate-Manage. Under this arrangement, the contractor undertakes and finances the rehabilitation of our plant and then operates and maintains it, typically for a fixed term of up to 15 years.

   . Rehabilitate-Operate-Lease. Under this arrangement, the contractor rehabilitates and finances the plant and then leases the plant from us and operates it, typically for a fixed term of up to 15 years.

   . Build-Rehabilitate-Operate-Transfer. Under this arrangement, the contractor undertakes the financing and construction of a new plant and the concurrent rehabilitation of an old plant that we own. The contractor then operates and maintains both plants for a period of 10 to 25 years. At the end of the fixed term, the contractor transfers the plants back to us.

   . Power Purchase Agreements. We have entered into power purchase agreements with certain power producers to purchase electricity generated by plants owned and operated by them. These take-or-pay arrangements, which are described below, are mainly with PNOC-EDC for power generated by their geothermal plants.

   . Energy Conversion Agreements. Under this type of arrangement, a contractor is under contract with us to construct a power plant. Once the plant is constructed, we supply all the fuel, which the contractor or third party is contractually obligated to convert into electric power. The plant is operated by such contractor (or third party) on our behalf.

   We have entered into several power purchase agreements with PNOC-EDC to purchase electricity generated by geothermal plants operated by them. In connection with one such agreement, since March 1996 we have been subject to a minimum payment of approximately (Peso)200 million per month for electricity that was to have been generated by PNOC-EDC and transmitted over the Leyte-Cebu interconnection. That interconnection was, however, not completed on schedule due to damage to four submarine cables caused by third parties. In August 1996, we commenced making the minimum payments of (Peso)200 million per month. We agreed with PNOC-EDC that such payments should be credited as "stored energy" at the rate of 155 GWh per month, representing the contracted energy that we were not able to take, and that PNOC-EDC would schedule the delivery of such stored energy to us at a later date. Due to the delayed completion of that project, we entered into a supplemental agreement with PNOC-EDC extending the minimum payment requirement and delaying the delivery of the stored energy until completion of the project. Under the agreement, PNOC-EDC would deliver the stored energy only when we exceeded the contracted energy. The Leyte-Cebu (Leyte A) interconnection began commercial operation in November 1997, and the Leyte-Luzon (Leyte B) interconnection began commercial operation in August 1998. These two projects combined generated 4,096 GWh in 2000, 4,381 GWh in 2001 and 2,649 GWh in the first seven months of 2002.

   We entered into a build-operate-transfer contract with the Korea Electric Power Company ("KEPCO") in November 1997, under which they developed, financed, constructed and, beginning in June 2002, operate a 1,200 MW combined cycle natural gas power plant in Ilijan, Batangas. We provide the fuel to operate the plant from the natural gas purchased by us under our 20-year contract with Shell Philippines Exploration. The contract with KEPCO is also for a term of 20 years, with either party having an option to renew for a further two years. The total projected cost for this project is approximately $4.2 billion, of which we expect to fund approximately $185 million. The remaining funding requirements for this project will be arranged by KEPCO.

   Review of IPP Contracts

   Under the Act, an inter-agency committee ("IAC"), composed of the Secretary of Finance, the Secretary of Justice and the NEDA Director-General, was created for the task of completing a thorough review of all of our IPP contracts. On July 4, 2002, the IAC completed its review and submitted a detailed report to President Arroyo. According to the report, 19 out of the 35 IPP contracts met enough of the committee's qualifications to pass their review. Of the 19 which passed, six passed all the financial and legal tests set out by the committee, while the other 13 were found to have minor financial and legal issues that need to be addressed to ensure that the Government and the public are not being financially prejudiced.

   According to the report, the remaining 16 IPP contracts contain more difficult legal and financial issues that must be resolved. The committee has recommended that these contracts be renegotiated, and officials from PSALM, the DOE, the DOJ and the DOF are now in the process of such renegotiation. The Government has initiated a dialogue with these IPPs to seek mutually acceptable solutions that will allow fair returns on their investment while still resulting in lower electricity costs for us and ultimately the consumer. Although the Government does not plan to impose unilateral changes to the problematic contracts, the Government expects to reduce some of our obligations under these contracts through the renegotiation process.

Power Transmission

  Overview

   We have the sole responsibility for the network of power transmission facilities in the Philippines. We operate transmission grids in Luzon, Visayas, and Mindanao, as well as the Small Islands Grid. As of March 31,

2001, our transmission system covered a total length of 20,706 circuit-kilometers (ckt-km) including 10,135 ckt-km in Luzon, 4,943 ckt-km in Visayas, and 5,628 ckt-km in Mindanao.

   In Luzon, the main transmission lines are rated at 230kV and above. They include a 500kV AC transmission backbone from northern to southern Luzon, and a 350kV direct current link connecting southern Luzon to Visayas. The sub-transmission lines in Luzon, rated 115kV and below, emanate from bulk substations to serve distribution companies, electric cooperatives, and some of our directly connected customers.

   In Visayas, the interconnections among island grids are rated at 350kV, 230kV, and 138kV. Internally, the Visayas islands distribute bulk power through 138kV and 69kV overhead lines and sub-transmission lines are also rated at either 138kV and 69kV.

   In Mindanao, the main transmission lines are rated at 138kV, and sub-transmission lines are rated at 69kV. Across all grids, the sub-transmission lines represent approximately 30% of total line length.

   The following table sets out our total circuit-kilometers transmission lines for the Luzon, Visayas and Mindanao grids as well as the total circuit-kilometers of transmission lines in the Philippines, all as of March 31, 2001.

                                                                   Philippines
                                           Luzon  Visayas Mindanao    Total
                                           ------ ------- -------- -----------
                                             (Number of circuit kilometers)
 500-kilovolt transmission lines..........  1,126     --      --      1,126
 350-kilovolt transmission lines..........    390    564      --        954
 230-kilovolt transmission lines..........  4,798    375      --      5,173
 138-kilovolt transmission lines..........    118  1,670   3,211      5,000
 115-kilovolt transmission lines and below  3,703  2,333   2,417      8,453
                                           ------  -----   -----     ------
  Total................................... 10,135  4,943   5,628     20,706
                                           ======  =====   =====     ======

   As of December 31, 2001, we had sub-stations capacity of 22,617 megavolt-amperes ("MVA"), excluding generation step-down transformers.

   Under the Act, Transco is required to assume our authority and responsibility for the planning, construction, and centralized operation and maintenance of all our high voltage transmission facilities, including grid interconnections and ancillary services. Upon the privatization of Transco, the Act provides that the concessionaire will be responsible for the improvement, expansion, operation and/or maintenance of Transco's transmission assets and the operation of any related business. See "Power Sector Assets and Liabilities Management Corporation -- Privatization Mechanisms -- Privatization of Our Transmission Assets".

   Although the southern portion of the Luzon Grid has an installed capacity of 6,344 MW, not all of this capacity can be delivered to Metro Manila because of limitations in the existing transmission lines. Primarily, the bottleneck at the Binan-Dasmarinas 230kV transmission line limits the amount of power the south plants can deliver to Metro Manila. Some plants in southern Luzon are operated at below capacity in order not to overload adjoining transmission lines. Current efforts are focused on increasing the transfer capability of the southern portion of the Luzon Grid. New transmission lines are presently being put in place to relieve the congested portion of the grid and plans are underway to upgrade identified bottlenecks to increase the generation output of affected power plants.

  Interconnection Projects

   We have undertaken several projects to interconnect our separate transmission networks in various regions of the Philippines. These projects, and their completion (or expected completion) dates, are as follows:

   . Negros-Panay interconnection (1990);

   . Negros-Cebu interconnection (1993);

   . Leyte-Cebu interconnection (1997);

   . Leyte-Luzon interconnection (1998);

   . Leyte-Bohol, Stage 1 (2000);

   . Leyte-Cebu interconnection upgrade (2004);

   . Leyte-Bohol interconnection, Stage 2 (2003); and

   . Leyte-Mindanao interconnection (2011) (proposed).

   The first stage of the Leyte-Bohol interconnection project connecting the island of Bohol to the main Visayas grid was completed in 2000. The interconnection enables cheaper electricity generated in the main Visayas grid to be transmitted to the Bohol grid. This project is being undertaken in two stages. The first stage, which is complete, connected the two grids using 69-kilovolt transmission lines. The second stage, which will upgrade the connection to 138-kilovolt transmission lines, is targeted for completion in 2003.

   The upgrade of the Leyte-Cebu interconnection is expected to be completed in 2004. Once the upgrade is completed, the interconnection will enable customers who source power from the Visayas power grid to access the excess power capacity in the Luzon power grid. This interconnection project is expected to use 32 kilometers of submarine cable with a capacity of 200MW at a cost of
(Peso)4.9 billion.

   The interconnection of the Leyte grid (in Visayas) and the Mindanao grid is currently undergoing a feasibility study and is estimated to be completed in 2011. This interconnection project is expected to use 421 kilometers of 250-kilovolt direct current overhead transmission lines, 30 kilometers of 138-kilovolt alternating current overhead transmission lines, 23 kilometers of 250-kilovolt high voltage direct current submarine cable, and 30 kilometers of electrode lines.

   Once the Leyte-Mindanao interconnection project is completed, we plan to transmit excess power from Luzon to Mindanao through the interconnection of the Mindanao grid with the Visayas and Luzon grids. These interconnections should help to stabilize our ability to satisfy peak demand for generation capacity by maximizing the use of geothermal power resources from Visayas and hydroelectric power resources from Mindanao, improve overall system reliability and facilitate more efficient use of generating capacity through the pooling of reserves.

   To complete the Leyte-Cebu interconnection project, the Leyte-Bohol interconnection project and the Leyte-Mindanao interconnection project, we project our capital expenditures in the amount of (Peso)20.1 billion.

  Other Transmission Projects

   In addition to the interconnection projects, our existing transmission networks in Luzon, Visayas and Mindanao are being upgraded to accommodate additional generating capacity. During the period 2002 to 2010 we plan to construct and install the following:

   . For Luzon, 136 circuit kilometers of 500-kilovolt of extra high voltage transmission lines, 3,276 circuit kilometers of 230-kilovolt transmission lines, 160 circuit kilometers of 115 kilovolt lines, and 303 circuit kilometers of 69-kilovolt transmission lines and a corresponding 9,500 MVA of substation capacity.

   . For Visayas, 1,379 circuit kilometers of 138-kilovolt transmission lines, 32 circuit kilometers of 230-kilovolt transmission lines, 814 circuit kilometers of 69-kilovolt transmission lines and a corresponding 3,586 MVA of substation capacity.

   . For Mindanao, 1,686 circuit kilometers of 138-kilovolt and 1,333 circuit kilometers of 69-kilovolt transmission lines, 700 circuit kilometers of 230-kilovolt transmission lines, 900 circuit kilometers of 250-kilovolt transmission lines and a corresponding 6,105 MVA of substation capacity.

Sales and Customers

  Overview

   We serve three types of customers:

   . distributors and utilities;

   . industrial and commercial customers that are directly connected to our grid network; and

   . other miscellaneous customers, such as universities, military camps and Government agencies, which need substantial amounts of electricity.

   The distributors purchase electricity from us for distribution to end-users such as households, industries and commercial establishments. Meralco is by far our largest electricity distributor, accounting for 57% of our total volume of electricity sales for 2001 and 49% of our total electricity sales for the first six months of 2002.

   We also supply electricity to large industrial and commercial users directly. In April 1998, the DOE repealed an energy regulation that had limited our bulk electricity sales only to customers with electricity demand of at least 2 MW of generation capacity. We can now directly supply electricity to customers that demand at least 0.1 MW of generation capacity. We expect to increase direct sales to such users in the future.

   The following table sets out the breakdown of our electricity sales by customer type and region for 2001. The number of customers set out in the table is as of December 31, 2001.

                    2001 Energy Sales Customer Distribution

                                      Luzon                     Visayas                    Mindanao                  Philippines
                           --------------------------- -------------------------- -------------------------- -------------------
                           Number of                   Number of                  Number of                  Number of
                           Customers    GWH    % Share Customers   GWH    % Share Customers   GWH    % Share Customers    GWH
                           --------- --------- ------- --------- -------- ------- --------- -------- ------- --------- ---------
Distributors and Utilities     62    26,597.49  94.71     31     2,790.96  85.59     32     4,448.13  83.14     125    34,136.58
                              ---    --------- ------     --     -------- ------     --     -------- ------     ---    ---------
Meralco...................      1    21,471.11  75.60                                                             1    21,471.11
Private Utilities.........      9       852.84   8.00      2       835.83  25.63      4     1,869.04  34.93      15     3,557.76
Cooperatives..............     44     4,081.89  14.37     27     1,836.51  56.32     27     2,570.13  48.04      98     8,488.54
Municipal/City Utilities..      4       173.09   0.61      1        57.13   1.75                                  5       230.23
Ecozones/Other Private
 Utilities................      4       318.56   1.12      1        61.44   1.88      1         8.96   0.17       6       388.96

Industrial and Commercial.     54     1,421.17   5.00     10       462.95  14.20     22       895.34  16.79      89     2,739.39
                              ---    --------- ------     --     -------- ------     --     -------- ------     ---    ---------
Cement....................      7       374.08   1.32      2        96.89   2.97      4       387.86   7.25      13       875.76
Chemical Products.........      8       166.65   0.59      2       105.51   3.24      2        84.05   1.57      14       284.82
Food Processing...........      4        44.44   0.16      3        21.20   0.65      6       116.01   2.17      13       181.85
Iron & Steel..............      6       276.36   0.97      2       236.39   7.25      2       147.83   2.76      10       659.56
Mining....................      7       192.46   0.68      1         2.96   0.09      2        15.64   0.29      10       211.06
Paper & Paper Products....      4       324.21   1.14                                 4       145.19   2.71       8       469.40
Other Customers...........     18        43.96   0.15                                 2         1.77   0.03      21        57.12

Miscellaneous.............     35        89.16   0.28     11         6.78   0.21      9         3.62   0.07      55        90.66
                              ---    --------- ------     --     -------- ------     --     -------- ------     ---    ---------
  TOTAL...................    151    28,399.34 100.00     52     3,260.69 100.00     63     5,350.09 100.00     268    36,966.63
                              ===    ========= ======     ==     ======== ======     ==     ======== ======     ===    =========



                           % Share
                           -------
Distributors and Utilities  92.24
                           ------
Meralco...................  58.08
Private Utilities.........   9.81
Cooperatives..............  22.94
Municipal/City Utilities..   0.62
Ecozones/Other Private
 Utilities................   1.05

Industrial and Commercial.   7.41
                           ------
Cement....................   2.37
Chemical Products.........   0.77
Food Processing...........   0.49
Iron & Steel..............   1.78
Mining....................   0.57
Paper & Paper Products....   1.27
Other Customers...........   0.15

Miscellaneous.............   0.25
                           ------
  TOTAL................... 100.00
                           ======

  Our Largest Customers

   Our ten largest customers purchased 25,886,986 kWh of electricity in 2001, representing 70% of our total electricity sales. For the first six months of 2002, our ten largest customers purchased 9,862,609 kWh of electricity, representing 63% of our total electricity sales. After Meralco, our second largest customer, Davao Light & Power Company, which serves Davao City and its surrounding areas, accounted for 3.6% of total electricity sales in the first six months of 2002.

   Our standard power supply sales contract with most of our customers is for a term of 10 years at the rates authorized by the ERC. The standard contract allows both our customers and us to alter the amount of power called for in the contract if one or both parties cannot supply or receive the contracted level of power. We bill customers on a monthly basis and require payment within 30 days. The majority of our customers paid within the required 30 days of being invoiced during 2001 and the first six months of 2002. We penalize late payments by charging interest and, ultimately, by disconnecting the defaulting customer's power supply. We also provide discounts in the form of power delivery voltage discounts (2.5%-3.5% if the customer is directly connected to 69kV-230kV transmission line), prompt payment discounts (3% if payment is made within 10 days after receipt of power bill) and power factor adjustment penalties or bonuses. The power factor represents the proportion of transmitted current that reaches the end-user as metered electricity. A lower power factor indicates increased costs to us that are not covered by our basic power rates. To encourage end-users to improve their power factor with more efficient equipment, we impose a penalty upon customers with a power factor below 85% and grant a bonus to customers with a power factor above 90%.

  Relationship with Meralco

   We entered into our first power supply contract with Meralco in 1978. Our current supplies to Meralco are governed by a ten-year power contract which took effect on January 1, 1995. Before signing our most recent contract, Meralco, unlike our other customers, was only charged for power actually supplied to them. Under the current contract, however, since January 1998 Meralco has been subject to the same guaranteed demand obligation as our other customers. In January 2002, Meralco began buying less power from us than they had contracted for, claiming a letter agreement allowed them to do so. We have disagreed with this position and continue to charge Meralco a penalty based on the difference between their minimum demand obligation under our current supply contract with them and actual power purchased. Meralco has reduced their minimum power purchase from 3,600 MW per month to 2,400 MW per month, leading to penalties of (Peso)9.3 billion incurred from January to August 31, 2002. The penalties have not been paid by Meralco and we have not accounted for the penalties as a sale or a receivable in our financial statements.

   Meralco is sourcing certain of its power requirements from IPPs that it owns, including the gas-powered Sta. Rita and San Lorenzo plants, leading to them reducing the amount of power purchased from us in violation of our power supply contract. However, Meralco claims that we have violated the terms of the power supply contract by supplying electricity to end-users in Meralco's exclusive territory. Despite this claim, we believe that such customers fall outside of the agreement because they are unwilling to purchase power from Meralco, thus requiring us by law to meet their electricity requirements. We are currently negotiating with Meralco to resolve this dispute and to finalize the terms of a transition supply contract as mandated under the Act.

   In an earlier contract we entered into with Meralco in 1981 for power supply to Balintawak, we provided a discount as an incentive for Meralco to invest in the transmission facilities at the Balintawak power station. The discount was expressed as a percentage of the monthly power bill. As of December 31, 2001, the aggregate amount of the discount was approximately (Peso)2.4 billion and had substantially exceeded Meralco's total capital expenditure on the Balintawak power station. We are also engaged in discussions with Meralco to reduce or eliminate the discount.

   On November 15, 2002, the Supreme Court ordered Meralco to refund an estimated (Peso)11 billion that it had overcharged customers since 1994. In its ruling, the Supreme Court explained that Meralco had improperly included income tax in operating expense for purposes of calculating its return on rate base. The President has stated that her administration will act in accordance with the Supreme Court decision, as well as take steps to ensure that Meralco does not default on its debt obligations. The Government directly owns 10% of Meralco, and guarantees 32% of Meralco's (Peso)22 billion debt in long-term loans. For the last 4 years, Meralco has been in technical default on certain financial covenants with its lenders prescribing minimum return-on-rate base
(RORB) requirements. On February 3, 2003, Meralco announced that it will again petition its lenders to waive the minimum RORB requirements. However, Meralco's treasurer stated that Meralco may default on loan payments if it does not get a rate increase by June 2003. Meralco currently has two petitions for rate increases pending before the ERC. On January 1, 2003, Meralco announced that the ERC had ruled that Meralco could collect an estimated amount of between
(Peso)5 billion and (Peso)7 billion in deferred PPA charges from consumers after having been prevented from doing so by the ERC in April 2002. We do not know how the recent rulings will affect Meralco's continuing financial viability or our ability to collect revenues from Meralco.

  Special Rate Programs

   Dump Power Program

   When there is excess inflow of water into Lake Lanao in Mindanao, we have in the past channeled water down the Agus River for safety reasons. In 1995, we began the "Dump Power Program", offering to customers the electricity generated by the excess water inflow at a rate that is approximately half the grid's basic rate. This program minimizes the waste of water, provides electricity cost savings for customers, improves our hydroelectric plants' utilization rates and provides us with additional revenue. The program is dependent on the availability of excess water; thus, for example, it was suspended during late 1997 due to insufficient water inflow relating to the El Nino climatic disturbance.

   One-Day Power Sales Program

   We developed this program in 1997 to optimize our unutilized generation capacity by offering such capacity on a day-to-day basis to customers with self-generating capacity. We determine our unutilized capacity for each day of operation and offer such capacity to customers through a process of bidding over a floor price that we publish on a running seven-day basis. We expect this program to continue to have the benefit of maximizing our existing generation capacity, improving system efficiency, diversifying our customer base and increasing revenue. The customers benefit by obtaining power at a cost below that which they would incur if producing power using their own generating facilities.

   Economic Recovery Assistance Program

   We introduced this program in 1999 to assist industrial customers affected by the regional economic downturn and to promote economic recovery. Under this program, we offer a discount of up to (Peso)0.45 per kWh to eligible industrial customers on electricity consumption in excess of their usual baseline load. We aim to encourage industrial customers to increase their production and electricity consumption, thereby generating more revenues for us.

   Special Program to Enhance Electricity Demand

   On October 11, 2002, the ERC approved our application to implement a fixed discount on power rates for industrial users. This pricing scheme, called Special Program to Enhance Electricity Demand ("SPEED"), will introduce price incentives to stimulate incremental demand, increase utilization of existing power plants and lower the average power cost for large end-users. SPEED will be implemented in three phases over two years based on customer consumption, and will amount to a discount of approximately 25% off the current purchase price of electricity for these large end-users.

Power Rates

  Overview of Rate Structure

   Our power rates have been structured to generate sufficient revenues to recover our expenditures and provide a sufficient return on our investment to meet the goals under our Power Development Program. Currently, our effective selling rate is composed of a basic charge and certain automatic cost adjustments, including a fuel and purchased power cost adjustment and a foreign exchange adjustment. The FPCA includes adjustments for the cost of fuel for our generation plants as well as costs associated with power purchased from IPPs, also known as the PPA.

   The basic charge consists of the demand charge and the energy charge. The demand charge is intended to recover the fixed or capacity-related costs of power generation, while the energy charge is intended to recover the variable or energy-related costs of power generation. Any proposed change to the basic charge must be submitted to the ERC for approval. The FPCA and the FOREX adjustments are intended to cover the additional operating costs that are not recovered through the basic charge. By Presidential decree, the PPA element of the FPCA has been capped at (Peso)0.40/kWh. Details of the FPCA and FOREX adjustments are as follows:

   . Fuel and Purchased Power Cost Adjustment. The FPCA is a means to implement automatic adjustments to power rates using a stipulated formula to reflect changes in fuel costs and purchased power costs. Upon obtaining the approval of the Energy Regulatory Board, the predecessor of the ERC, we implemented the fuel component in April 1994. Current fuel prices are compared against fuel prices used to calculate our power rate in 1993, and any incremental costs arising from the change in fuel prices are passed on to our customers. The PPA traditionally allowed us to recover increased costs associated with our cost of power purchased from IPPs, however this component of the FCPA has been capped at (Peso)0.40 per kWh by presidential decree which does not allow us to recover our purchase power costs.

   . Foreign Exchange Adjustment. The FOREX implements automatic adjustments to power rate using a stipulated formula to reflect the effect of foreign exchange rate fluctuations on the principal repayment amounts of our loans (but not interest payment amounts), insurance premiums and other foreign currency operating expenses. Using the FOREX adjustment, we pass on to our customers a portion, but not all, of our gains or losses relating to such expenses that arise from foreign exchange rate fluctuations. We implemented the FOREX adjustment in September 1994 after obtaining the approval of the Energy Regulatory Board.

The FPCA and FOREX have varied significantly from month to month, and can give rise to either a positive or negative adjustment. If there is a negative adjustment, we refund to our customers the amount of the difference.

   In setting power rates, we must continue to ensure that our return on rate base (which is calculated as our net operating income divided by the average current net value of fixed assets in operation at the beginning and end of the relevant period), does not exceed the maximum return on rate base of 12% stipulated in our Charter. In addition, we are required by covenants in certain of our loan agreements, including agreements with the Asian Development Bank, to maintain power rates sufficient to achieve a minimum return on rate base of either 7% or 8% depending on the particular agreement. We are currently in the process of negotiating with our lenders to remove these covenants. See "-- Debt -- Return on Rate Base Covenants".

  Recent Reductions in Basic Power Rates and the PPA

   In the past year, the average rates at which we sell electricity have been significantly reduced by rule of law, and by mandates from the President and the ERC. The recent rate reductions and ERC orders described below have effectively superseded our automatic mechanisms for calculating rates. We expect to incur significant losses in revenue as a direct result of the following rate reductions:

   . The Act. Effective June 26, 2001, the Act mandated a reduction of
     (Peso)0.30 per kWh in the basic rate to residential end-users.

   . PPA. Effective May 8, 2002, a directive from President Arroyo mandated an average (Peso)0.85 per kWh reduction in the PPA from (Peso)1.25 to
     (Peso)0.40 per kWh. This rate reduction was affirmed by the ERC on September 6, 2002.

   . Unbundled Generation Rates. In connection with our rate unbundling petition, in June 2002, The ERC ordered us to reduce our basic rates by an overall average of (Peso)0.07 per kWh by September 26, 2002. On September 6, 2002, the ERC ordered us to disregard their June 2002 ruling and to reduce generation rates by (Peso)1.10 per kWh in Visayas, (Peso)0.27 in Luzon and (Peso)0.40 in Mindanao. They also stated in the September 6 order that a ruling on transmission rates would follow. Finally, the September 6 order has called into question our ability to charge for costs associated with foreign exchange and fuel costs that we have traditionally been allowed to recover from our customers. We have filed a motion for reconsideration and clarification of this order.

   Unbundled Rate Petition

   The Act mandates that our rates be unbundled between transmission and generation rates, and that the rates reflect the respective costs of providing each service. Pursuant to the Act, we filed with the ERC an application for revised, unbundled rates. Our rate application requested an average overall rate increase of (Peso)0.17 per kWh. However, in a ruling issued June 26, 2002, the ERC denied our application, and instead imposed an average overall rate decrease of (Peso)0.07 per kwh with respect to the combination of generation and transmission rates. The ERC ordered us and Transco to implement the revised rates by September 26, 2002.

   We then filed a motion for reconsideration of our unbundled rate petition with the ERC. To compute our rate base, which in turn determines our rates, the ERC relied on a valuation of our assets that was completed in 1996. However, since 1996, the value of our assets has declined significantly due to the devaluation of the peso caused by the 1997-1998 Asian financial crisis. Therefore, it is our view, expressed in the motion for reconsideration, that the return on rate base calculated by the ERC is significantly higher than our actual return on rate base. Since our electricity rates are calculated to provide us revenues sufficient to attain a certain return on rate base, we believe that ERC's overvaluation of our rate base caused them to erroneously lower the rates we charge our customers.

   In its ruling on unbundled rates issued June 26, 2002, the ERC ordered us to file an updated application detailing our most recent fuel and purchased power costs. On September 6, 2002, after we had filed the required update, the ERC ordered us to ignore the overall rate increase imposed in their June 26 ruling and to reduce the generation-related portion of our rates by (Peso)1.10 in Visayas, (Peso)0.27 in Luzon and (Peso)0.40 in Mindanao. We have filed a motion for reconsideration of this order and do not plan to implement any changes to our generation rates until our motion has been ruled on. Decisions of the ERC may be appealed to the Court of Appeals and to the Philippine Supreme Court, but we have stated publicly that we plan to abide by any final decision made by the ERC. This ERC order considered only rates related to electricity generation, and did not order new transmission rates. However, we expect that the ERC will soon issue a ruling on revised rates related to transmission. This expected ruling may further reduce overall power rates, which would in turn further reduce our operating revenues.

   On September 20, 2002, ERC Commissioner Leticia Ibay was appointed as acting ERC chairperson. She replaced Fe Barin, who was appointed to the Monetary Board after a five-year term at the head of the energy regulatory agency. We cannot predict what effect the appointment of a new ERC chairperson will have on the ERC's policies and rulings.

Power Development Programs

  2000 Power Development Program

   Our 2000 Power Development Program, which was prepared by us in collaboration with the DOE, outlines our proposals for a coordinated expansion of generation and transmission facilities to meet forecasted energy demand through the year 2010. The 2000 Power Development Program sets out detailed recommendations for the development of new plants, and the expected interconnection of the Luzon, Visayas and Mindanao Grids in anticipation of the expected increase in demand for power in the Philippines and the restructuring and privatization of the power industry.

   Our 2000 Power Development Program was intended to serve as a model for future transmission projects, upon the transfer of our transmission assets to Transco. However, since our generation assets will be completely privatized by PSALM, there is no guarantee that our 2000 Power Development Program for generation projects will be implemented. Also, the transmission aspects of the 2000 Power Development Program will be superseded by the 2002 Transmission Development Plan (the "2002 TDP") if the 2002 TDP is approved by the DOE and the Congress. See "-- 2002 Transmission Development Program" below.

   The 2000 Power Development Program specifies plans for:

   . the commissioning of new hydroelectric, coal and natural gas power plants between 2001 and 2010;

   . the development of indigenous energy resources in order to increase self sufficiency in energy supply;

   . the interconnection of the Small Islands Grid, the development of a transmission line backbone and the extension of new lines for reinforcement and local development;

   . the strengthening of the existing transmission networks; and

   . the expansion of the high voltage transmission network and substation capacity to increase the system's ability to accommodate the capacity additions indicated in the 2000 Power Development Program.

   The 2000 Power Development Program calls for an increase in the system's capacity (which includes our power plants' capacity and the capacity provided by independent power producers) from 11,568 MW in 1999 to 19,650 MW in 2010 (after deducting approximately 1,762 MW of system capacity expected to be retired during the same period). To meet the projected system demand, a total increase in capacity of 9,844 MW must be commissioned during the period 2000-2010. Approximately one-half of our required increase in capacity will come from our on-going and committed projects. The restructuring of the power industry will require independent IPPs and distribution utilities to meet the remainder of the demand.

  Generation Projects in the 2000 Power Development Program

   As a part of our system capacity requirement through 2010, we have committed to undertake the following generation projects.

                         Committed Generation Projects

                                              Expected
 Plant                Type    Capacity (MW) Commencement       Location
 -----             ---------- ------------- ------------ ---------------------
 Kalayaan 3 & 4... Pump Hydro      350        Jan 2003   Laguna, Luzon
 San Pascual Cogen Nat. Gas        300        Jan 2005   Batangas, Luzon
 San Roque........ Hydro           345        Jan 2005   Pangasinan, Luzon
 Mindanao Coal.... Coal            200        Jan 2006   Cag. De Oro, Mindanao

   In Luzon, our three committed generation projects are intended to develop and utilize indigenous energy resources including natural gas for base-load generation and hydro for mid-range and peaking operations.

   Mindanao Coal, our only committed project in Mindanao, is intended to augment current capacity in this region which is mainly dependent on hydroelectric generation. In Mindanao, the pending completion of the Leyte-Mindanao interconnection in 2011 and the 200MW Mindanao coal-fired power plant scheduled for completion in 2006 will sufficiently address our power requirements projected for 2007 onwards.

   In Visayas, we have not committed to build or contract for additional capacity. Our near term solution to address peaking requirements includes upgrading certain inter-connection links to increase the transfer of geothermal power, a strategic allocation of power barges and/or the transfer of land-based gas turbines from Luzon.

   In Mindanao, the Leyte-Mindanao inter-connection, together with a power purchase agreement with a coal plant in Mindanao will sufficiently address our power requirements through 2007.

   We expect the overall capacity of our committed generation projects to generate 2,605 MW, or approximately 27%, of the 9,844 MW programmed system capacity we need to generate to meet demand through 2010.

   In addition, from 2003 to 2005, in Luzon, we will also retire a total of 1,762 MW of oil-based capacity resulting in total net capacity loss of 8,082 MW. In Luzon, this capacity comprises the 75 MW Bataan, 1,200 MW Manila Thermal 1&2, 500 MW Sucat 1&4, and 240 MW gas turbine units in Malaya, Bataan and Sucat. It is expected that by the end 2002, the 350 MW Sucat Thermal 2&3 will also be retired, followed by the 310 MW Hopewell GT units in 2009.

   In Visayas, the plants slated for retirement include the 22 MW Bohol Diesel Plant I after full completion of Leyte-Bohol interconnection project in 2003, the 36.5 MW Panay Diesel I in 2004, and the 4x32-MW Power Barges in 2005.

   Among the committed generation projects of the private sector for the period 2000-2010 are plants being developed by IPPs in provincial areas totaling 16.4 MW and Meralco's committed generation projects with a combined capacity of 2,195 MW. The provincial IPPs consist of the 6.4 MW First Cabanatuan Venture and the 10 MW United Coconut Chemical. Meralco's IPPs include the 130 MW Duracom II diesel plant, the 460 MW

Quezon Coal-fired plant, the 1,040 MW Sta. Rita, the 525 MW San Lorenzo natural gas fired power plants and the 40 MW Bulacan Biomass Plant. Our contracted capacities with IPPs that will expire during the period through the end of 2010 will be terminated, but we assume these IPPs will continue operating and selling electricity to us. Because of the deregulation of the power industry, certain distribution companies and large industrial companies have resorted to self-generation and/or have contracted for capacity from IPPs.

   The 2000 Power Development Plan indicates the need for an additional 5,028 MW of capacity to be identified and commissioned before 2010 in addition to ours and Meralco's committed projects. However, because of the current restructuring of the power industry, we are no longer in a position to build or contract for additional capacity. We expect IPPs, in cooperation with the distribution utilities, to provide the additional capacity.

  2002 Transmission Development Program

   The proposed 2002 TDP prepared by Transco will update and supersede our 2000 Power Development Program with respect to transmission facilities. The 2002 TDP has been submitted to the DOE for review and, after approval by the DOE, will be submitted to Congress for approval. It is expected that the 2002 TDP will be approved before the end of 2002.

   To meet future power demand, the 2002 TDP envisions additional capacity of 6,715 MW created by Transco over the next 10 years, and approximately 5,700 MW of additional capacity to be created by the private sector over the next 10 years. As part of Transco's long-term objectives, the 2002 TDP includes a continuing effort to interconnect the major grids in the Philippines. Transco will also be required to provide the necessary transmission facilities in order to integrate incoming plants into the transmission system.

   The 2002 TDP will entail an estimated total investment requirement of approximately (Peso)109.4 billion, excluding interest during construction. We estimate that foreign-currency denominated investment will cover approximately $1.8 billion of the costs, and that local investment will cover approximately
(Peso)20.8 billion, including approximately (Peso)1.4 billion in rehabilitation projects.

   Of the total investment set out in the 2002 TDP, Transco's financial exposure will total approximately (Peso)88.0 billion out of approximately
(Peso)109.4 billion. Under the 2002 TDP as proposed, generation companies and IPPs will contribute (Peso)18.1 billion in investment, and electric cooperatives will cover the remaining (Peso)3.3 billion. To ensure a 10% return on investment, we estimate that Transco's costs will translate into an average increase in power rates of (Peso)0.16/kWh in 2006 and (Peso)0.193/kWh in 2012.

   We and Transco have concluded that the existing transmission system in general is congested, and that some parts of the current transmission power grid do not meet our standard reliability criteria (which are meant to ensure that a problem with one element of the transmission power system does not affect power delivery in other parts of the grid). Therefore, the 2002 TDP is focused on the following objectives:

   . accommodate additional generation and higher demand;

   . increase power capacity of transmission lines;

   . meet our standard reliability criteria; and

   . maintain the voltages within the limit prescribed under the grid code.

   The required infrastructure projects necessary to achieve these objectives can be described as either on-going projects (those already under construction and with a financing source), projects for implementation (those identified as necessary, but without a funding source at present), and indicative projects (those identified as necessary from 2007 to 2012, but which require further study).

   The following table summarizes projects to construct lines and substation capacity identified in the 2002 Transmission Development Program.

                                      Projects for
                On-going Projects    Implementation    Indicative Projects
     -         ------------------- ------------------- -------------------
                (2002-2005)/(1)/    (2004-2006)/(1)/    (2007-2012)/(1)/
     -         ------------------- ------------------- -------------------
                        Substation          Substation          Substation
                Lines    Capacity   Lines    Capacity   Lines    Capacity
               (ckt-km)   (MVA)    (ckt-km)   (MVA)    (ckt-km)   (MVA)
     Luzon....      577      1,350    1,533      1,655    2,535      9,550
     Visayas..      660      1,280    1,307        570      407        950
     Mindanao.      495        800    2,304        590    1,354      3,875
               -------- ---------- -------- ---------- -------- ----------
        Total.    1,732      3,430    5,144      3,515    4,296     13,675
               ======== ========== ======== ========== ======== ==========

--------
(1) Expected commencement.

   On-going Transmission Projects

   On-going transmission projects are defined as those which have already secured funding, and are currently under construction. These projects are scheduled for commencement between 2002 and 2005.

   Luzon. The on-going transmission projects in Luzon involve the construction of 577 ckt-km of lines and the installation of 1,350 MVA of substation capacity. The highest-priority projects are intended to deliver power from incoming generation plants (Ilijan, Casecnan, San Roque, Santa Rita, and San Lorenzo). On-going transmission projects also include substation expansions intended to prevent our transformers from overloading from higher demand, and sub-transmission projects to provide reliable power delivery to electric cooperatives.

   Visayas. In Visayas, on-going transmission projects involve the construction of 660 ckt-km of lines and the installation of 1,280 MVA of substation capacity. The major projects in Visayas involve the construction and reinforcement of interconnections among the Visayas islands. In particular, Stage II of the Leyte-Bohol interconnection will increase the capacity of the interconnection from 40 MW to 100 MW, and will also require the expansion of capacity in the Bohol substation to accommodate the increase in demand. An interconnection link between Cebu and Mactan will provide an additional 100 MW to Mactan. Finally, the Leyte-Samar interconnection, which is currently vulnerable to damage from typhoons, will be reinforced to meet our reliability criteria. Other on-going projects in Visayas are line upgrades intended to increase reliability, expansion of substations to meet increasing demand, and looping of lines to provide a more dependable power supply to electric cooperatives.

   Mindanao. In Mindanao, on-going transmission projects involve the construction of 495 ckt-km of lines and 800 MVA of substation capacity. Major projects, aimed to accommodate increased demand, include the reinforcement of the line from General Santos to Tacurong, and the implementation of the Sangali-Potogo line. Other on-going projects include a 171 km extension of lines to connect substations of electric cooperatives, as well as the expansion and construction of substations to ensure supply reliability and accommodate increased demand.

   Transmission Projects for Implementation

   Projects for implementation have been identified as necessary, but have not yet secured funding. These projects will require the approval of the ERC, as mandated by the Act. They will also require the approval of NEDA, as part of the Government's investment program. Transmission projects for implementation are scheduled for commencement from 2004 to 2006.

   Luzon. Projects for implementation in Luzon involve the construction of 1,533 ckt-km of lines and 1,655 MVA of substation capacity. The highest-priority projects for implementation in Luzon include the upgrading and reinforcement of existing transmission lines connected to Metro Manila.

   Visayas. In Visayas, projects for implementation involve the construction of 1,307 ckt-km of lines and the installation of 570 MVA of substation capacity. High-priority projects for implementation in Visayas include the strengthening of the northern, western, and southern Panay backbone to meet our reliability criteria, the upgrading of the Leyte-Cebu interconnection to increase transfer capacity from 200 MW to 400 MW, and the construction of an interconnection to link Cebu and the small island of Bantayan.

   Mindanao. Projects for implementation in Mindanao, involve the construction of 2,304 ckt-km of lines and the installation of 590 MVA of substation capacity. High-priority projects include the expansion of existing substations, installation of three new substations, reinforcement of transmission links between major power plants and substations, reinforcement of the eastern portion of the Mindanao grid, and extension of the transmission system in northwestern Mindanao.

   Indicative Transmission Projects

   Indicative projects are those expected to commence in the latter half of the program period, from 2007 to 2012. They include lines associated with generating plants included in the Power Development Plan whose sites have not yet been identified, as well as reinforcements of the transmission system to accommodate projected additional generation and higher demand.

   Luzon. Indicative projects in Luzon, include the construction of an estimated 2,535 ckt-km of lines and the installation of 9,550 MVA of substation capacity and various projects to construct new lines to transmit power from proposed power plants, projects to expand substations, and upgrade existing transmission lines.

   Visayas. Indicative projects in Visayas, cover the construction of 407 ckt-km of lines and the installation of 950 MVA of substation capacity and new generation-associated transmission lines, the construction and upgrading of lines connected to substations of electric cooperatives, and the strengthening of the backbone of the Bohol grid.

   Mindanao. Indicative projects in Mindanao, include the construction of an estimated 1,354 ckt-km of lines and the installation of 3,875 MVA of substation capacity. The most important indicative project is the deferred Leyte-Mindanao Interconnection project. This major link is currently planned for completion in 2011, but will require further economic viability study. Other major projects include the reinforcement of major transmission lines, the construction of generation-associated lines, the expansion of substations, and the completion of a 230 kV backbone in Mindanao.

   Major Interconnection Projects

   An important goal of the transmission and substation expansion plan is the completion of a unified Philippine grid to allow effective sharing of reserves. In a continuing effort towards interconnecting the major grids, we will pursue the interconnection of the islands of Bohol and Mindanao with the presently interconnected islands of Luzon, Leyte-Samar, Cebu, Negro and Panay. Existing interconnection links will also be reinforced to accommodate higher transfer capacity.

Capital Requirements

  Power Development Programs

   Substantial capital is necessary to carry out our 2000 Power Development Program. For the period from 2002 through 2011, our projected capital expenditures is approximately (Peso)760.9 billion, excluding interest expenses during construction. These projected expenditures are not expected to be incurred by us but by the entities purchasing assets in the privatization. These projects do not include approximately (Peso)32 billion in expenditures associated with plant maintenance and rehabilitation expected to be incurred by us through 2005. See "-- Power Development Programs -- 2000 Power Development Program".

   The 2002 Transmission Development Program, covering transmission development and rehabilitation projects from 2002, calls for an estimated total investment of (Peso)109.4 billion, excluding interest during

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

construction. Total rehabilitation projects during this period are expected to total approximately (Peso)1.35 billion. See "-- Power Development Programs -- 2002 Transmission Development Program".

  Rehabilitation and Maintenance

   In addition to daily maintenance, our power plants require regular overhauling at intervals ranging from one to five years for hydroelectric plants, to every one or two years for oil-and coal-fired plants. We have experienced a continual decline in plant operating efficiency over the past several years primarily as a result of the lack of maintenance and the continuing use of old plants operating beyond their scheduled working lives. With the introduction of new plants, we will shut down certain old plants that we cannot rehabilitate in a cost-effective manner; and we have commenced and will continue with our rehabilitation efforts and major overhaul of other plants. In carrying out major rehabilitation work, we either appoint independent contractors or enter into rehabilitate-operate-lease or rehabilitate-operate-manage contracts, which effectively transfer the rehabilitation cost and subsequent operation of the plant to the private sector. We have budgeted capital expenditures for maintenance and rehabilitation of (Peso)8.4 billion for 2002, (Peso)15.9 billion in 2003,
(Peso)7.9 billion in 2004 and (Peso)9.1 billion in 2005.

  Insurance

   We are required under Philippine law to insure our assets with the Government Service Insurance System ("GSIS"), a state-owned agency. We insure our assets under an all-risks insurance policy on a cost of replacement basis. We do not, however, insure transmission lines or dams of hydroelectric plants, and we are not insured for losses relating to the interruption of our business. We also carry general liability insurance. Our all-risks insurance policy with GSIS covers assets worth $6.1 billion. Through a joint bidding process, Heath Lambert Group was chosen by both us and GSIS as the reinsurance broker to arrange the placement of 95% of our risks in the international reinsurance market.

   Our current reinsurance policy, originally due to expire on December 31, 2002, was extended through January 31, 2003. Public bidding for the renewal of the reinsurance policy took place on January 23 and 27, 2003. However, we declared the bidding a failure after prospective bidders failed to qualify for the bid. On January 31, 2003 we renewed our current reinsurance policy through January 31, 2004. The Government has said that it may consider seeking a negotiated contract for insurance cover of its assets in the future.

   In 2001, our expenditures on insurance were (Peso)436 million. We budgeted
(Peso)1.3 billion in insurance expenditures for the calendar year 2002.

  Philippine Nuclear Power Plant

   In July 1973, the Government decided to build a nuclear power plant in Bataan, Luzon. When it was eventually completed, the Government, under the Aquino Administration, decided not to operate the plant. The loss of a potential 620 MW of additional capacity from the plant contributed to our failure to generate sufficient power to meet demand in the early 1990s.

   In 1987, we agreed to transfer the plant to the Government. However, certain of our loan agreements restricted our ability to dispose of our assets at that time and a formal legal transfer of the plant was not completed until 1997. The Government has assumed all our obligations under the foreign and domestic loans incurred to finance the construction of the plant. We continue to maintain, insure and provide security for the plant, and the Government has agreed to reimburse us for the cost of doing so.

   From July 1986 to December 2000, we incurred costs of (Peso)1.2 billion associated with the plant, of which (Peso)456 million was reimbursed by the Government as a cash payment prior to 1995. Additionally, (Peso)22.8 million was received by us from the sale of unused materials in 1997 and 1998 and we received a total of (Peso)26.0 million in cash subsidies from the Government during the period 1986 through 2000. We treat the unreimbursed expenses as a receivable from the Government in our accounts which including interest amounted to (Peso)3.1 billion as of June 30, 2002. We have billed the Government for interest on the outstanding balance, but the Government has not made any cash reimbursements to us and there can be no assurance that we will be reimbursed for amounts already paid or to be paid by us in future. We consider the probability of collecting interest on the outstanding amounts to be remote. To minimize further expenses on the plant, strict cost-cutting measures have been implemented. To facilitate recovery of these costs, we have organized an asset disposal project team that will sell all of the plants, assets not needed to convert it into a conventional power plant.

Environmental Protection

   We are committed to reducing emissions and discharges from our plants and work closely with the Department of the Environment and Natural Resources to implement pollution control at our plants. The emissions from our plants have remained within authorized limits to date, pending full implementation of the Philippine Clean Air Act of 1999, and we have not been involved in any major environmental incident. Under our 2000 Power Development Program, we are committed to:

   . optimize the use of indigenous and environmentally friendly energy resources which produce less harmful by-products;

   . encourage energy conservation; and

   . implement reforestation programs around our plants and the watersheds we maintain for hydroelectric and geothermal plants to preserve the natural environment.

   With the availability of electricity from new power plants, we are retiring several of our older oil-fired plants pursuant to our Power Development Program. Two of the plants to be retired are in the Metro Manila area where the Department of the Environment and Natural Resources is implementing more stringent emission standards. Due to the age of these plants, compliance with the new emission standards is not economically feasible.

   The Department of the Environment and Natural Resources requires us and our contractors to obtain an Environmental Compliance Certificate before embarking on any power project in the Philippines and to set aside an environmental guarantee fund for such projects. We have set aside an environmental guarantee fund of (Peso)50 million for our power plants and facilities.

   The Philippine Clean Air Act of 1999 provides for a comprehensive air pollution control policy. We are formulating the necessary compliance strategy for our power plants to address the requirements of the legislation. We do not expect compliance with this legislation to have a material effect on our financial statements or results of operations or to lead to an increase in power rates in the Philippines.

Research and Development

   Prior to 1997, we funded our own research and development efforts, which focused primarily on the development of new sources of energy, combustion technologies, the use of alternative fuels and processes to recycle waste products. In 1997, the DOE assumed all our research and development functions.

Litigation

   We have summarized below the most significant legal proceedings in which we are involved.

  Philippine Geothermal -- Service Contract Renewal

   In 1971, we entered into a service contract with Philippine Geothermal, a subsidiary of Unocal Corporation, for the exploitation of geothermal resources in Tiwi and Makban. The contract had a term of 25 years and was renewable for another 25 years at Philippine Geothermal's option. Before the contract expired in 1996, Philippine Geothermal informed us of its intention to renew the contract. We were, however, concerned that the contract's renewal might not be valid under the 1987 Philippine Constitution, which provides that only the President of the

Philippines may enter into agreements with foreign-owned corporations involving financial or technical assistance for large-scale projects for exploration, development and utilization of minerals, petroleum and other mineral oils.

   In July 1996, Philippine Geothermal filed for arbitration with the International Chamber of Commerce, or ICC, against us and the Government. Philippine Geothermal sought (1) a declaration that it had validly exercised its right to renew the contract and (2) damages for alleged wrongful termination of the contract. We objected to the arbitration on grounds, among others, that the arbitration provision in the contract did not cover the dispute and that the constitutional issues implicated by the dispute were beyond the scope of the arbitration provision. The International Court of Arbitration of the ICC ruled that arbitration should proceed in Singapore before a three member arbitral tribunal. Both we and Philippine Geothermal filed various submissions with the arbitral tribunal. The tribunal decided to bifurcate the proceedings: it would first decide on whether it had jurisdiction over the case before proceeding to decide on the substantive issues in the case.

   In August 1996, we petitioned the Regional Trial Court of Quezon City for declaratory relief and, in December 1996, the Regional Court issued an order stating that the dispute should be resolved before a Philippine court rather than an ICC tribunal. Philippine Geothermal subsequently filed an appeal with the Philippine Court of Appeals to reverse the Regional Court's decision. The matter was pending before the Court of Appeals when we entered into an interim agreement with Philippine Geothermal. The interim agreement provided for Philippine Geothermal to continue operations in Tiwi and Makban in accordance with the terms of the expired contract pending resolution of the dispute. In November 1997, the ICC arbitral tribunal issued an interlocutory order that required the parties to continue implementing the interim agreement until the dispute was settled.

   Prior to January 2001, our case before the ICC was dismissed without prejudice and a joint motion to suspend the proceedings was filed by the parties in the Supreme Court. However, Philippine Geothermal currently plans to revive the arbitration case and is demanding payment for damages of US$600 million. Depositions of Philippine Geothermal's witnesses were taken in November 2001 in Los Angeles, California. On November 20, 2002, Philippine Geothermal announced that they had reached an agreement with PSALM on the terms of a settlement. We and Philippine Geothermal are currently in the process of finalizing the agreements required for the approval by various government bodies.

  Claims by Electricity Distribution Cooperatives

   Certain electricity distribution cooperatives in the Philippines commenced legal action against us in 1984. They comprised the Ilocos Norte Electric Company, some members of the Federation of Electric Cooperatives of the Philippines and the Agusan del Norte Electric Company. They alleged that, in breach of our Charter, we calculated power rates such that increases in fuel prices and interest on foreign loans were wrongfully passed on to them. They claimed reimbursement for overpayments by them for power supplied in 1984. These cases are pending a decision from the ERC. The electricity cooperatives have not petitioned for a specific amount, but they have introduced evidence to allege a claim for (Peso)6.0 billion representing overpayments as of 1990.

  Other Proceedings

   We are also involved in other legal or administrative proceedings of a nature considered typical of our business, including litigation related to rates charged to customers, expropriation of properties and rights-of-way for our generation and transmission projects, and contractual claims. In addition, the Presidential Anti-Graft Commission in the Philippines is in the process of investigating NPC President Roland Quilala, Transco President Asisclo Gonzaga, NPC Corporate Secretary Alberto Pangcog and regional project manager Marcelino Abesamis in connection with charges of corruption involving a contract between NPC and an independent power producer. Because of the nature of these proceedings, we are not able to predict the ultimate outcomes of these proceedings, some of which may be unfavorable to us. However, we do not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on our financial position or results of operations.

Debt

  Domestic Debt

   Our domestic debt consists solely of borrowings under short-term credit facilities with maturities of one year or less. As of June 30, 2002, we had outstanding domestic short-term debt of (Peso)4.1 billion.

  External Debt

   The following table sets out our principal repayment schedule for external funded debt as of March 31, 2002.

                           External Funded Debt/(1)/

                           US     Japanese       Other
      Year of Maturity   Dollars  Yen/ (2)/ Currencies /(2)/     Total
      ----------------   -------- --------  ---------------  --------
                                         (in $ million)
      2002..............    289.1    196.3        23.9          509.3
      2003-2006.........    823.8    639.0       514.2        1,977.0
      2007..............    166.8    122.2        11.8          300.8
      2008-2012.........  1,342.3    841.7        39.9        2,223.9
      2013-2017.........    616.8    371.6        39.7        1,028.1
      Thereafter........    356.0    163.5        61.5          581.0
                         -------- --------      ------       --------
         Total.......... $3,594.8 $2,334.3      $691.0       $6,620.1/(3)/
                         ======== ========      ======       ========
      % of External Debt     54.3     35.3        10.4            100
                         ======== ========      ======       ========

--------
(1) Excluding our capital lease obligations, which as of December 31, 2001, were (Peso)30.4 billion (current portion) and (Peso)505.0 billion (long term portion).

(2) We have converted amounts payable in currencies other than the US dollar to US dollars using the Bangko Sentral reference exchange rates as of March 27, 2002. The exchange rates used include the following: (Peso)51.14800 = $1.00, $0.007519 = 100 Japanese Yen, $0.448454 = 1 Deutsche Mark, $0.599700
    = 1 Swiss Franc, $0.877100 = 1 Euro, $0.133713 = 1 French Franc, $1.427100
    = 1 Pound Sterling, $77.323700 = Kuwaiti Dinar, and $0.000758 = 100 Korean Won.

(3) From April 1, 2002 to January 13, 2003, we incurred additional external funded debt equivalent to approximately $1,050 million.

   We currently do not hedge foreign exchange exposures in our business or financing operations. As of March 31, 2002, approximately 54% of our external debt was denominated in US dollars and approximately 35% was denominated in Japanese yen. At such date, we had approximately $6.6 billion in committed facilities from foreign lenders, of which approximately $6.0 billion was outstanding. Substantially all of our foreign debt is guaranteed by the Government as to the payment of interest or principal or both.

   We believe that we have a good relationship with our principal lenders, namely the World Bank and the Asian Development Bank. As of March 31, 2002, we had approximately $926.2 million in loan commitments from the World Bank, of which approximately $556.5 million was outstanding, and we had approximately $1.4 billion in loan commitments from the Asian Development Bank, of which approximately $765.0 million was outstanding.

  Return on Rate Base Covenants

   We are required under loan agreements with lenders such as the World Bank, Asian Development Bank, Kreditanstalt fur Wiederaufbau ("KFW") and the Export-Import Bank of Japan (now called the Japan Bank of International Cooperation ("JBIC")) to achieve a minimum return on rate base of either 7% or 8% in our operating results. The return on rate base, according to the "Lender Formula" as set out in our agreements with these lenders, is calculated as our net operating income divided by the average current net value of fixed assets in operation at the beginning and end of the relevant period.

   In addition, we calculate our return on rate base according to the "Charter Formula" as set out in our current charter, which is the formula used to determine compliance with the Electric Power Crisis Act of 1993. The difference between the Lender Formula and Charter Formula is that the rate base under the Charter Formula includes two months of the average monthly working capital for each year. Inclusion of such working capital is not required under the Lender Formula. There are slight variations in computing the Lender Formula under our various loan agreements. For example, the World Bank and the Asian Development Bank have agreed that we may exclude from the rate base the plant assets acquired through build-operate-transfer contracts and under capital lease arrangements. This adjustment effectively increases the calculated return on rate base. No such agreement is in place with respect to other lenders.

   Our return on rate base in 2001 was 2.89% under the Lender Formula and 2.74% under the Charter Formula. This compares to our return on rate base for the first six months of 2002 of negative 0.28% under the Lender Formula and negative 0.27% under the Charter Formula. The permitted level of our power rates is a key factor in enabling us to meet our minimum return on rate base under the Lender Formula. Conversely, in setting power rates we must ensure that our return on rate base under the Charter Formula does not exceed the maximum permissible return of 12% stipulated under the Electric Power Crisis Act.

   We satisfied the minimum return on rate base requirement in 1983, 1984, 1985, 1994 and 1996. Accordingly, we were in breach of the return on rate base covenants contained in certain loan agreements in 1986 through 1993, 1995 and 1997 onwards. We have obtained waivers or amendments to loan agreements with respect to such breaches from some of our lenders. Certain other lenders, who have not provided us with waivers or amendments to such loan agreements, have continued to provide us with financing notwithstanding our defaults. We expect our return on rate base to continue to be below the 7% or 8% level required by the terms of many of our outstanding foreign loans for the foreseeable future. This will result in continued return on rate base covenant defaults under a number of our foreign loans. As a result of such defaults, we intend to continue to request waivers of these defaults from the relevant lenders. We obtained waivers from all of our lenders with respect to the return on rate base covenant default for 1997, 1998, 1999 and 2000. With respect to our return on rate base covenant covenant defaults in 2001, we have received a waiver from the Asian Development Bank. Also, effective in 2000 we agreed with the World Bank to delete the return on rate base covenant from our loan agreements with them. On May 6, 2002, we received a waiver from the Asian Development Bank with respect to our return on rate base covenant in all relevant agreements with them. We have not received waivers from JBIC or KFW for our return on rate base covenant defaults in 2001. While we have been able to obtain waivers from our lenders in the past, there can be no assurance that our lenders will grant such waivers in the future.

  Debt Service Covenants

   We face significant cash requirements to fund debt repayments. As of March 31, 2002, our total external debt amounted to $6.6 billion, and such liabilities are expected to continue to grow as a result of our substantial borrowing program. We estimate that debt service cost for these loans will amount to (Peso)48.7 billion in 2002. We paid (Peso)30.6 billion in debt service costs in 1999, (Peso)47.4 billion in 2000 and (Peso)41.3 billion in 2001.

   The peso's depreciation over the past several years has resulted in a substantial increase in our outstanding debt as reported in our financial statements and has increased our debt service costs. A number of our loan agreements contain provisions that prohibit us from incurring additional debt unless a reasonable forecast of our revenues and expenses shows that estimated revenues, during the term of the debt, will be at least 1.3 times the debt services requirements. Similarly, other loan agreements require us to maintain internal cash generation of at least 1.3 times the debt service requirements.

   In 2000 and 2001, we did not satisfy the minimum debt service covenants in our loan agreements with the Asian Development Bank, the World Bank, KFW and JBIC. On January 23, 2002, we submitted written letters requesting a waiver of the covenant to the Asian Development Bank and the World Bank. On May 6, 2002, we received a waiver from the Asian Development Bank in which they agreed to waive our debt service covenants from our existing loan agreements upon the granting of the concession contract to an experienced private operator who will finance, operate, expand, maintain and manage the transmission facilities that we will transfer to Transco upon completion of the privatization of our transmission facilities. We are required to meet a 1.0%

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

debt service coverage ratio until granting of the concession. With respect to JBIC, we submitted a letter on May 2, 2002 requesting a waiver of covenants that will allow us to incur additional indebtedness in 2002. We have yet to receive a response to this request or the request from the World Bank. We have not requested and have not received waivers for our 2001 debt service covenant violations with KFW. Because we have not received waivers of our debt service covenants from all of our lenders we are technically restricted from incurring additional debt under those agreements. Thus, our 2002 debt issuances, including the debt being offered hereby, will violate such agreements.

  Restrictions on Transfer Covenants

   Pursuant to our privatization, we are transferring to PSALM, to the extent possible, all of our assets and our debt obligations under approximately 140 loan agreements and ten bond issues. The documentation relating to these loan agreements and bonds (together, the "Documents") contains a number of provisions that restrict the privatization. These can be broadly categorized as
(i) provisions restricting the assignment/transfer of our debt obligations under the relevant Documents to PSALM, (ii) covenants restricting our ability to transfer our generation and transmission assets to PSALM, and therefore also restricting PSALM's ability to sell such assets to private investors and (iii) project specific covenants relating to the construction and operation of particular projects, which the relevant creditors have funded. As a result, we will need consents from our lenders to either waive any defaults or amend these provisions in the Documents to allow for the transfer of our assets and liabilities to PSALM. We are currently in the process of obtaining each of the consents necessary to allow us to transfer our assets and liabilities to PSALM. However, we do not know when this process will be completed. On December 13, 2002, PSALM announced that our commercial lenders, which together account for approximately 20% of our debt, had approved the transfer of debt to PSALM. Our other lenders have yet to consent to the transfer of our debt to PSALM.

   The consents will have to be obtained from approximately 36 creditors, comprising bondholders, commercial banks and bilateral and multilateral agencies. A large portion of our debt obligations are bilateral loans requiring the consent of only one creditor. In general, our syndicated facilities require the consent of banks holding 66 2/3% of the outstanding loans. At least two bonds require the consent of bondholders holding at least 50% of the total bonds outstanding in that issue. In addition, we will be conducting the exchange offer described in this prospectus. See ''The Exchange Offer".

  Other Covenants

   Certain of our older loan agreements with the World Bank contain covenants which required us to form an entity to hold our transmission facilities by March 1997 and to submit a proposal to the Energy Regulatory Board to implement various tariff reforms by October 1996. We did not comply with these covenants, and there can be no assurance that the World Bank will not take action to enforce its rights with respect to this non-compliance.

   In addition, in connection with the issue of bonds by the Government in 1992 as part of its and our debt restructuring program, we made certain cash advances to the Bureau of the Treasury that may give rise to potential claims of breach of covenant that restrict our ability to secure debt. We obtained waivers for those cash advances from some, but not all, of the banks that are parties to the relevant agreements.

  Possible Consequences of Breach of Debt Service Covenants

   A number of our loan agreements and other debt instruments contain provisions that allow lenders to declare a default because of our covenant violations and accelerated repayment of indebtedness under those agreements or instruments. In addition, a number of our loan agreements contain cross-default provisions which provide the lenders the right to demand repayment of their loans if we are in default under other loan agreements. To date, we have not experienced any demand for early repayment as a result of acceleration of any of our loans or withholding of further advances as a result of any of the defaults or potential defaults described above.

   To the extent that any lender declared a default because of our covenant violations and accelerated repayment of indebtedness, we may not be able to meet such repayment obligations. The consequences of us not meeting a repayment obligation in this situation would most likely lead to cross defaults under our other outstanding debt obligations and calls for the Government to satisfy its guarantee obligations on such indebtedness.

  Debt Record

   We have not defaulted on the payment of principal or interest on any of our external debt within the past 20 years.

Payment Obligations to the Government

  Dividend Payments

   Our current charter requires us to use our profits to fund our capital expenditures, subject to the Philippine law requirement that 50% of all annual profits earned by Government corporations be paid to the Government as a dividend in the form of cash or stock. Prior to 1995, we declared all such dividends in stock and used the cash generated from net income to fund our capital expenditures. From 1995 through 1997, the Government required us to pay a portion or all of such dividends in cash. In 1997, we agreed with the Government that we would pay cash dividends with respect to net income for 1995 and 1996 aggregating (Peso)945 million, representing approximately 10% of net income for each of those years. In addition, we made an advance payment of
(Peso)1.5 billion, representing 50% of our estimated net income for 1997. We had a cash deficit and suffered a net loss from 1998 to 2001, and did not pay any cash dividend to the Government for those years. We do not expect to pay any dividend in 2002 or in any subsequent year until our financial performance improves.

  Guarantee Fees

   As with other Government corporations, we are required to pay a fee to the Government for its guarantee of our loans and other borrowings. This fee is currently set at 1.0% per year on the amount of outstanding loans or borrowings. As of March 31, 2002 we owed the Government guarantee fees amounting to (Peso)3.9 billion.

  Tax Status

   General

   Subject to the ruling of the Bureau of Internal Revenue ("BIR") dated May 13, 2002 (see "-- Taxes Related to Our Privatization") we are exempt from Philippine income tax pursuant to our current charter. However, we pay certain other taxes and duties, including taxes and duties on imports funded by cash generated from our operations and by commercial bank loans, as well as on interest income and imports of coal and oil. In addition, we are subject to local government taxes.

   Taxes Related to Our Privatization

   We requested a ruling from the Bureau of Internal Revenue with respect to the tax implications of our privatization. The BIR ruling affirmed that we would not be taxed on the transfer of our assets or liabilities to PSALM and Transco. On May 13, 2002, the BIR ruled that:

   . PSALM is not liable for income tax or value-added tax on the sale of its generation assets; however, the sale of real property by PSALM is subject to documentary stamp tax;

   . the tax consequences of the proceeds and concession fees to be received by Transco from the award of the concession to a qualified concessionaire (or concessionaires) will depend on the specific terms and conditions of the concession contract;

   . the Universal Charge collected by either the distribution utilities or PSALM will not form part of their taxable income; and

   . interest arising from our loans transferred to PSALM is exempt from income tax.

   Taxes and Duties on Local Petroleum Product Purchases

   Prices of petroleum products paid by us to local petroleum products suppliers include taxes and custom duties. However, we may claim refunds for such taxes and custom duties by filing a claim with supporting documentation to the Bureau of Internal Revenue or the Bureau of Customs. If these revenue agencies validate our refund claims, they will issue refunds to us in the form of tax credit certificates. We may use these certificates to settle our taxes and other payables to the Government such as import duties, Government advances or loan guarantee fees. Since 1992, the Government has not paid a substantial portion of the tax refunds owing to us or permitted us to use a substantial amount of tax credit certificates. As of March 31, 2002, we had approximately
(Peso)3.4 billion of unpaid tax and duty refund claims and (Peso)755 million of unutilized tax credit certificates.

Management and Employees

   Pursuant to the Electric Power Crisis Act of 1993, we were reorganized into five regional profit centers allowing for greater control and monitoring of regional operations and greater productivity. The regions correspond to the major geographical regions in which we operate, namely Luzon (which is itself broken down into Metro Manila, Northern Luzon and Southern Luzon), Visayas and Mindanao. Our reorganization was completed in 1994 and there have been no changes to our organization since the completion of our reorganization in 1994. In addition, we developed a scheme whereby employees of the regional profit centers would be entitled to bonuses based upon the performance of the center over a one-year period.

   In February 2003, Roland S. Quilala, was replaced by Rogelio M. Murga as President and Chief Executive Officer. The new appointment will take effect on February 1, 2003.

  Board of Directors

   As of February 14, 2003, our Board members are as follows:

Name                                             Position
----                       ----------------------------------------------------
Jose Isidro N. Camacho.... Chairman, Secretary of the Department of Finance
Vincent S. Perez.......... Vice-Chairman, Secretary of the Department of Energy
Rogelio M. Murga.......... Member, President and CEO of NPC
Emilia T. Boncodin........ Member, Secretary of the Department of Budget and
                           Management
Luis P. Lorenzo........... Member, Secretary of the Department of Agriculture
Elisea G. Gozun........... Member, Secretary of the Department of Environment
                           and Natural Resources
Romulo L. Neri............ Member, Director General of the National Economic
                           and Development Authority
Jose D. Lina.............. Member, Secretary of the Department of Interior and
                           Local Government
Manuel A. Roxas........... Member, Secretary of the Department of Trade and
                           Industry
Victor Gandencio C. Garcia Corporate Secretary

   The business address of each member is Quezon Avenue, corner of Agham Road, East Triangle, Diliman, Quezon City, Metro Manila, Philippines.

  Management Committee

   As of February 14, 2003, our management committee is as follows:

Name                                                    Position
----                             ------------------------------------------------------
Atty. Victor Gandencio C. Garcia Corporate Secretary (Department Manager)
Josefina C. Montero............. Department Manager, Accounts Division
Juan Carlos J. Guadnrrama....... Vice President, Logistics
Pio J. Benavidez................ Senior Vice President, Generations and Watershed, Dams
                                 and Flood Forecasting Management
Melburgo S. Chlu................ Vice President, Hydro Generation
Reynaldo J. Santiago............ Vice President, Geothermal Generation
Dr. Eduardo R. Eroy............. Vice President, Thermal Generation
Dr. Pasayud M. Macarambon....... Vice President, Mindanao Generation
Silvano C. Zanoria.............. Senior Vice President, Missionary Electrification and
                                 Technical and Maintenance Services
Lorenzo S. Marcclo.............. Vice President, Small Power Utilities Group
Danilo S. Sedilla............... Vice President, Technical and Maintenance Services
Roland S. Quilala............... Senior Vice President, Corporate Services
Froilan A. Tampinio............. Vice President, Sales and Services
Edmund P. Anguion............... Vice President, Finance, Human Resources and
                                 Administration
Atty. Rainier B. Butalid........ Vice President, Office of the General Counsel
Oscar C. Lorico................. Head, IPP Contracts Management

  Employees

   We had a total of 8,567 regular employees as of June 30, 2002. We have three employee associations: a union of rank-and-file employees, an association of supervisors, and an association of executives. Although membership is voluntary, almost all our employees belong to one of the associations. We have never experienced a serious dispute with any employee association.

   The privatization of the industry will affect all of our employees. On November 18, 2002, our Board of Directors passed a restructuring plan that is expected to reduce our workforce by approximately 40% in early 2003. In December 2002, a group of our employees announced that they would seek an injunction from the Supreme Court to stop the implementation of the restructuring plan, which the group alleges was approved in violation of procedural provisions of the Act. We have announced plans to terminate workers in line with our restructuring plan on February 28, 2003, despite such efforts to seek an injunction.

   As a result of our privatization, we have agreed to provide our employees with a separation package. Under the separation agreement, in addition to receiving a separation package, each employee will be entitled to 1.5 months of salary for every year of service with us. We expect the total cost of separation pay to be approximately (Peso)13 billion, all of which will be paid by us. It is expected that we will make this payment to all of our employees upon the privatization of Transco. The separation agreement also provides that each employee, depending on their expertise, will be transferred to one of the privatized companies under a short-term employment contract. Upon the expiration of their short-term contract, each employee will have the opportunity to re-negotiate their terms of employment with their private sector employer.

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            ELECTRIC POWER INDUSTRY RESTRUCTURING AND PRIVATIZATION

Electric Power Industry Reform Act of 2001

  Overview

   The Government has a general policy to privatize Government corporations and established the Committee on Privatization to implement its privatization program. The Government plans to restructure and privatize the Philippine power industry with a view to achieving three primary objectives:

   . the transfer of the power sector from public to private ownership;

   . introduction of competition to the power generation and transmission sector; and

   . introduction of a stable regulatory framework for the electric power industry.

   Republic Act 9136 was signed into law by President Gloria Macapagal-Arroyo on June 8, 2001 and became effective on June 26, 2001. Officially named the Electric Power Industry Reform Act of 2001 (the "Act"), it was the first major legislation to be passed under the Arroyo administration. Its stated purposes are:

   . to ensure and accelerate the total electrification of the country;

   . to ensure quality, reliability, security and affordability of the supply of electric power;

   . to ensure transparent and reasonable prices of electricity in a regime of free and fair competition and full public accountability to achieve greater operational and economic efficiency and enhance the competitiveness of Philippine products in the global market;

   . to enhance the inflow of private capital and broaden the ownership base of the power generation, transmission and distribution sectors;

   . to ensure fair and non-discriminatory treatment of public and private sector entities in the process of restructuring the electric power industry;

   . to protect the public interest against unreasonable increases in the rates and unreliable services by electric utilities and other providers of electric power;

   . to assure environmentally safe energy sources and infrastructure;

   . to promote the utilization of indigenous and new and renewable energy resources in power generation in order to reduce dependence on imported energy;

   . to provide for an orderly and transparent privatization of our assets and liabilities;

   . to establish a strong and purely independent regulatory body and system to ensure consumer protection and enhance competitiveness in the electricity market; and

   . to encourage the efficient use of energy to meet electricity demand.

   The passage of the Act along with the satisfaction of additional conditions precedent, will facilitate the release of up to an additional $950 million in loans from multilateral agencies. Approximately $550 million of these loans is expected to be used for various interconnection projects, while the remaining $400 million is expected to be used by us and by the Government for its budgetary purposes.

  Implementing Rules and Regulations

   The IRRs were promulgated under the authority of the DOE to formulate, in consultation with relevant government agencies, electric power industry participants, non-government organizations, end-users and consumers, such rules and regulations as may be necessary to implement the objectives of the Act and pursuant to the exercise of such other powers as may be necessary or incidental to attain the objectives of the Act. The IRRs govern the relations and responsibilities of the electric power industry participants and governmental authorities, including the DOE, NPC, NEA, ERC and PSALM. On February 27, 2002, the Joint Power

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Commission approved and signed the IRRs. The IRRs set out, among other things, the responsibilities of each government entity involved in implementing the structural reforms for the power industry in the Republic.

   Pursuant to the IRRs, the DOE is assigned the task of supervising the entire power industry restructuring process. Under the IRRs, the DOE must prepare and update the Philippine Energy Plan ("PEP") and the Philippine Power Development Program ("PDP"). The PEP must include a policy direction towards privatization of government agencies related to energy, and must include the implementation of the Act. The PDP must be developed and integrated with the PEP, and must consider and integrate plans for the transmission, generation and distribution sectors of the electric power industry. The DOE must also integrate the transmission development plan, prepared by Transco, with the PEP and the PDP.

   The ERC has the responsibility to promote competition, encourage market development, ensure customer choice, and penalize abuse of market power in the electric power industry. The ERC will set transmission and distribution wheeling charges and retail electricity rates, including the Universal Charge to be imposed on all electricity end-users, subject to certain exceptions which we do not expect to be material to us. The IRRs also require the ERC to perform all other regulatory functions necessary to ensure the successful restructuring and modernization of the electric power industry. In particular, the ERC must implement rules and guidelines requiring generation companies and distribution utilities to offer no less than 15% of their common shares to the public before the end of 2006.

   The IRRs also include, in pertinent part:

   . an exemption for four years from the Universal Charge for households, hospitals and other medical facilities that have their own power generating facilities;

   . the elimination of value-added tax on the sale of electricity; and

   . the reaffirmation that our power supply contracts with distribution utilities and electric cooperatives will be respected.

  Proposed Amendments to the Act

   On May 21, 2002, a bill to amend various provisions of the Act was introduced in the Senate by members of the majority party, which supports the Arroyo administration. This bill, if passed, would, among other things:

   . grant the power of eminent domain to the buyer or concessionaire of our transmission business;

   . clarify that the Universal Charge would not be imposed on electricity output produced by a self-generation facility owned and operated by an end-user solely for its own consumption;

   . exempt certain of our customers from imposition of the PPA, and create a ceiling of (Peso)0.42 per kWh on the Universal Charge;

   . clarify that we, PSALM, Transco and any other entity created to privatize
     NPC's assets, will not be subject to national taxes, charges, fees and other assessments arising from the privatization of such assets (see "National Power Corporation -- Payment Obligations to the Government -- Tax Status -- Taxes Related to Our Privatization");

   . extend the life of PSALM from twenty-five years to thirty-five years; and

   . clarify that the Republic may guarantee the payment of obligations assumed by PSALM from us and that such guarantee should not count against the maximum amount that the Government is authorized to guarantee under existing laws.

   The majority party's bill to amend the Act is currently pending in Congress.

   The minority party in the Senate has also introduced legislation which differs in significant respects from the majority party's bill, including provisions which would reduce, and in some cases eliminate, the Universal Charge. Although we expect an amendment to the Act to be passed at some time in the future, we cannot predict the final form of the amendment, nor can we predict its effects on the privatization or our results of operations.

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

  Legal Challenges to the Act

   A group of non-governmental organizations filed a petition with the Philippine Supreme Court questioning the constitutionality of certain provisions of the proposed Act even before the Act became law. After the Act's enactment, these organizations filed a motion to amend their petition, but their motion was not acted on by the Philippine Supreme Court.

   We are also subject to a class action lawsuit, led by a former Senator, which challenges the constitutionality of certain provisions of the Act. Specifically, the plaintiffs are seeking nullification of Section 34 of the Act, which gives us the power to impose the Universal Charge. We believe this lawsuit is without merit and will be dismissed.

  Restructuring of the Electric Power Industry

   Our reorganization will occur through a restructuring of the electric power industry, including the creation of a new regulatory framework, the setting up of certain transition mechanisms to minimize economic dislocation and the establishment of various open market devices to promote free and fair competition. For a discussion of the transition mechanisms, see "-- Open Market Devices".

   The following chart shows the existing structure of the electric power industry.

                          Existing Industry Structure

                                      [FLOW CHART]


    Our Plants             Independent
                          Power Plants

    Transmission System (Operated by Us)

                            Distributors

    Large Users             Consumers

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

   The Act divides the electric power industry into four sectors including generation, transmission, supply and distribution. The generation and supply sectors will be competitive while the transmission and distribution sectors will remain regulated. The following diagram shows the new structure of the electric power industry as required under the Act.

                          Proposed Industry Structure

                                    [FLOW CHART]

     DOE     =   Department of Energy
     DUs     =   Distribution Utilities
     ECs     =   Electricity Cooperatives
     ERC     =   Energy Regulatory Commission
     GENCOs  =   Any entity authorized by the ERC to operate facilities to
                 generate electricity
     JCPC    =   Joint Congressional Power Commission
     NEA     =   National Electrification Administration
     NPC     =   National Power Corporation
     PUs     =   Production Utilities
     SPUG    =   Small Power Utilities Group
     Transco =   National Transmission Corporation
     WESM    =   Wholesale Electricity Spot Market

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

Organization and Operation of the Power Industry

  Overview

   The Act provides a framework for the organization and operation of the electric power industry. It mandates that the industry be divided into four sectors, and provides rules for each sector. These four sectors are:

   . Generation. The Act states that power generation is not to be considered a public utility operation. Thus, generation companies are not required to secure a national franchise, and there are no restrictions on the ability of non-Filipinos to own and operate generation facilities. These companies must, however, obtain a certificate of compliance from the ERC, and they will be subject to the ERC's rules and regulations on abuse of market power and anti-competitive behavior. Once open access rules are promulgated, retail prices charged by generation companies will be determined by competition and the prices charged by generation companies for the supply of electricity will not, as a general rule, be subject to regulation by the ERC.

   . Transmission. Our privatization will involve the transfer of our electricity transmission function to Transco. See "Power Sector Assets and Liabilities Management Corporation -- Privatization Mechanisms -- Transfer of Our Transmission Assets to Transco" for a discussion of the timing and mode of transfer of our transmission assets to Transco.

     Transco will act as the operator of the nationwide electrical transmission and sub-transmission system. Transco's principal function is to ensure and maintain the reliability, adequacy, security, stability and integrity of the nationwide electrical grid in accordance with the Philippine Grid Code. Transco will provide open and non-discriminatory access to its transmission system, at rates regulated by the ERC, to all electric power industry participants.

   . Distribution. The distribution of electricity to end-users will be a regulated common carrier business requiring a national franchise from the Philippine Congress. However, with respect to cooperatives, responsibility for the approval, renewal and cancellation of their franchises shall remain with the NEA for five years from enactment of the Act. Distribution of electric power to all end-users may be undertaken by private distribution utilities, cooperatives, local government units presently undertaking this function, and other duly authorized entities, subject to regulation by the ERC.

     Distribution utilities will have the obligation of providing distribution services for any end-users within its franchise area consistent with the Philippine Distribution Code. They must provide open and non-discriminatory access to the distribution system to all end users. Distribution utilities will be entitled to impose and collect distribution wheeling charges and connection fees from such end-users as approved by the ERC.

   . Supply. Supply of electricity means the sale of electricity by a party other than a generator or a distributor using the wires of a distribution utility. As with electricity generators, suppliers do not have to obtain a local or national franchise but must secure a license from the ERC and will be subject to the ERC's rules and regulations regarding abuse of market power and anti-competitive behavior.

  Creation of the New Regulatory Framework

   Creation of the ERC

   The Act created the ERC, an independent, quasi-judicial regulatory body to promote competition, encourage market development, ensure customer choice, and penalize abuse of market power. The ERC is composed of a chairperson and four members to be appointed by the President.

   Among the ERC's key functions are to:

   . enforce the IRRs;

   . promulgate and enforce a National Grid Code and a Distribution Code which will include, among others, performance and financial capability standards;

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

   . enforce the rules and regulations governing the operations of the Wholesale Electricity Spot Market (see "-- Open Market Devices -- Wholesale Electricity Spot Market");

   . determine the level of cross-subsidies in the existing retail rate until the cross-subsidies are removed;

   . amend or revoke, after due notice and hearing, the authority to operate of any person which fails to comply with the Act, the IRRs, or any of its orders or resolutions;

   . establish and enforce a methodology for setting transmission and distribution wheeling rates and retail rates for the captive market of a distribution utility;

   . oversee certain regulatory aspects of Transco's operations;

   . set a lifeline rate for marginalized end-users;

   . monitor and penalize abuse of market power, cartelization, and anti-competitive or discriminatory behavior by any electric power industry participant;

   . grant, revoke, review, or modify certificates of public convenience and/or necessity, licenses or permits of franchised electric utilities;

   . act on applications for cost recovery and return on demand-side management projects; and

   . ensure generally the successful restructuring and modernization of the electric power industry.

   On September 20, 2002, ERC Commissioner Leticia Ibay was appointed as acting ERC chairperson. She replaced Fe Barin, who was appointed to the Monetary Board after a five-year term at the head of the energy regulatory agency. We cannot predict what effect the appointment of a new ERC chairperson may have on the ERC's policies and rulings. See "National Power Corporation -- Power Rates -- Recent Reduction in Basic Rates and the PPA".

   Role of the DOE

   In addition to its existing powers and functions, the DOE is mandated by the Act to supervise the restructuring of the electric power industry. Under the Act, the DOE shall:

   . prepare and update annually the PDP, and integrate the program into the PEP;

   . ensure the reliability, quality, and security of supply of electric power;

   . encourage private investments in the electricity sector and promote development of indigenous and renewable energy sources for power generation;

   . facilitate reforms in the structure and operations of distribution utilities for greater efficiency and lower costs;

   . promote incentives to encourage industry participants, including new generating companies and end-users, to provide adequate and reliable electric supply;

   . undertake (in coordination with us, the ERC, NEA and the Philippine
     Information Agency) a campaign to educate the public on the restructuring of the electricity sector and the privatization of our assets;

   . establish the WESM in cooperation with the electric power industry participants, and formulate rules governing its operations;

   . create and facilitate free and active private sector participation and investment in all energy activities;

   . assist in the management of energy research and development programs for the optimal development of energy production and utilization technologies;

   . provide incentives, penalties, and other programs to encourage the judicious and efficient use of energy;

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

   . promote development of non-conventional energy systems and the commercialization of their applications;

   . ensure that the regions and localities which host energy resources and generation facilities directly benefit from their resources and facilities, to the extent that other regions and localities are not deprived of their energy requirements; and

   . encourage the widest possible public ownership of privately-owned energy corporations.

   Joint Congressional Power Commission

   The Joint Power Commission, created under the Act, consists of 14 members from the Senate and the House of Representatives. Under the Act, the Joint Power Commission shall:

   . monitor and ensure the proper implementation of the Act;

   . endorse PSALM's initial privatization plan for approval by the President;

   . ensure transparency in public bidding procedures regarding the privatization of our generation and transmission assets;

   . evaluate the adherence of industry participants to the Act's objectives and timelines;

   . determine inherent weaknesses in the law and recommend necessary remedial legislation or executive measures; and

   . perform such other duties and functions as may be necessary to attain its objectives.

Transition Mechanisms

  Missionary Electrification

   Notwithstanding the privatization of our assets and IPP contracts, we will remain a Government owned and controlled corporation responsible for generating and delivering power in areas that are not connected to the transmission system. The missionary electrification function will be carried out through the Small Power Utilities Group ("SPUG"), and will be funded with revenues from missionary areas and from the Universal Charge.

  Conversion of Electric Cooperatives

   Electric cooperatives are given the option to convert either into a stock cooperative under the Cooperatives Development Act or into a stock corporation under the Corporation Code. PSALM will assume all outstanding financial obligations of electric cooperatives to NEA and to other Government agencies incurred for the purpose of financing the rural electrification program. However, within five years of the assumption of debt, any electric cooperative which transfers ownership or control of its assets, franchise, or operation must repay PSALM the debt assumed, including accrued interest.

  Universal Charge

   The Act states that within one year from its effective date, the ERC shall calculate and impose a Universal Charge on all electricity end-users. As of December 1, 2002, the Universal Charge had not yet been imposed pending the outcome of a lawsuit challenging the constitutionality of the Universal Charge. See "Electric Power Industry Reform Act of 2001 -- Legal Challenges to the Act". The Universal Charge is intended to:

   . pay for stranded debt in excess of the amount assumed by the Government and our stranded contract costs as well as qualified stranded contract costs of distribution utilities resulting from the restructuring of the industry;

   . provide power generation and its associated power delivery systems to areas that are not connected to the transmission system, also known as missionary electrification;

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

   . equalize the taxes and royalties applied to indigenous or renewable sources of energy with those applied to imported energy fuels, and;

   . account for all forms of cross-subsidies (for a period not exceeding three years).

   Under the Act, the Universal Charge shall also include an environmental charge equivalent to one-fourth of one centavo per kilowatt-hour
((Peso)0.0025/kWh) which shall accrue to an environmental fund to be used solely for watershed rehabilitation and management. The environmental fund shall be managed by us under existing arrangements.

   Under the Act, the Universal Charge is to be imposed over a period of 15 to 25 years, and the ERC is to annually review the amount of the charge. The Universal Charge will effectively replace the PPA. However, unlike the PPA, the Universal Charge will also be levied on end-users of electricity who are currently not our customers.

   Like the PPA, the Universal Charge has come under intense public and political scrutiny. While the Arroyo administration recently announced that as a matter of policy the Universal Charge would need to be implemented, there is still opposition from various members of the legislative branch and from the public as to any imposition of the Universal Charge. There has also been legislation introduced by the opposition in the Senate that seeks to reduce the maximum allowable rate of and in some instances remove, the Universal Charge. It is unclear in what form the currently proposed legislation will be passed. See "-- Electric Power Industry Reform Act of 2001 -- Proposed Amendments to the Act". If the Universal Charge is significantly lower than the amount necessary to cover the liabilities described above or if it is eliminated, PSALM will need to rely on funding from other sources to continue operations.

  Stranded Costs

   Our "stranded costs" consist of stranded debt and stranded contract costs. Stranded debt refers to our debt obligations that will remain unpaid after the disposal and transfer of our assets. Stranded contract costs refer to the differences between the costs of electricity to us under existing supply contracts and the actual market prices of electricity following our privatization.

   To pay for a portion of our stranded costs, as mandated by the Act, the Government will directly assume up to (Peso)200 billion of our financial obligations. We expect that our remaining stranded debt and stranded contract costs will be recovered from all electricity end-users (with some minor exceptions) through the Universal Charge.

   In particular, stranded contract costs of distribution utilities refer to the excess of the contracted cost of electricity over the actual selling price of the contracts in the market. Within a year of implementation of open access to distribution wires, distribution utilities must file an application with the ERC to recover their stranded contract costs. The ERC shall then determine the reasonable amounts to be recovered, as well as the manner and duration of full recovery of stranded costs. As with our stranded costs, the ERC shall conduct an annual review of the reasonableness of the level of charges related to the recovery of stranded costs.

Open Market Devices

   The Act establishes the following open market devices to create a regime of free and fair competition, to ensure full public accountability, and to achieve greater economic and operational efficiency.

  Wholesale Electricity Spot Market

   Under the Act, the DOE is required to establish the Wholesale Electricity Spot Market ("WESM"), which WESM is expected to provide an efficient, competitive, transparent, and reliable market for the sale and purchase of electricity in the Philippines. The price of electricity determined under the WESM will be used to value our assets during the privatization process. Therefore, implementation of the WESM is an essential prerequisite to our successful privatization.

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

   In cooperation with electric power industry participants, the DOE is required to formulate detailed rules for the WESM within one year of the Act's effective date. These rules will provide a mechanism to set electricity prices that are not covered by bilateral contracts between electricity buyers and sellers. The price determination mechanisms will be subject to ERC approval.

   The WESM will be implemented by a "market operator". The market operator will include the DOE as well as equitable representation from electric power industry participants. The market operator will initially fall under the administrative supervision of Transco. Then, no later than one year after the establishment of the WESM, an independent entity will be formed to take over the functions, assets, and liabilities of the market operator.

   A working group chaired by the DOE recently determined that an interim spot market, which is intended to test WESM systems and procedures, educate energy industry participants, and establish bid benchmarks, can be established by April 2003. In October 2002, the PSALM Board of Directors approved the provision of financial and project-management assistance to the DOE in establishing the interim market, and approved the establishment of an electricity trading and risk management group. PSALM has requested that the interim WESM and the trading group be financed from a development project fund from Kreditanstalt fur Wiederaufbau ("KFW"). An endorsement from the Department of Finance and approval from KFW are both necessary for the KFW funds to be used for the interim WESM. We currently expect the WESM to begin operations during the third quarter of 2003 with full implementation by the fourth quarter of 2003.

  Retail Competition and Open Access

   Retail competition and open access on distribution wires is expected to be implemented no later than June 2004, subject to the following conditions:

   . establishment of the WESM;

   . approval of unbundled transmission and distribution charges;

   . removal of cross-subsidies;

   . privatization of at least 70% of the total capacity of our generating assets in Luzon and Visayas; and

   . transfer of the management and control of at least 70% of the total energy output of power plants under contract with us to the IPP Administrators. See "Power Sector Assets and Liabilities Management Corporation -- Privatization Mechanisms -- Transfer of Our Generation and Other Disposable Assets to PSALM".

   For electric cooperatives, open access shall take place not earlier than five years from the date the Act became effective.

  Unbundling of Rates and Removal of Subsidies

   The Act provides that our rates must be unbundled between transmission and generation rates and that the rates shall reflect the respective costs of providing each service. Inter-grid and intra-grid subsidies for both the transmission and generation rates must be removed in accordance with the Act. Similarly, distribution utilities are required to file revised rates with the ERC for their approval. The distribution charge will be unbundled from the retail rate and the rates must reflect the respective costs of providing each service. For both the distribution retail and supplier's charges, inter-class subsidies will be removed in accordance with the Act.

   In June 2002, the ERC, after reviewing our unbundling petition, denied our request to revise our basic rates upwards by (Peso)0.17 per kWh and instead ordered us to reduce our basic rates by (Peso)0.07 per kWh before the end of September 2002. In its ruling issued in June, 2002, the ERC ordered us to file an updated application detailing our most recent fuel and purchased power costs. On September 6, 2002, after we had filed the required update, the ERC ordered us to ignore the overall rate increase imposed in their June ruling and to reduce the generation-related portion of our rates by (Peso)1.10 in Visayas,
(Peso)0.27 in Luzon and (Peso)0.40 in Mindanao. We have filed a motion for reconsideration of this order and do not plan to implement any changes to our generation rates until our motion has be ruled on. Decisions of the ERC may be appealed to the Court of Appeals and to the Philippine

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

Supreme Court, but we have stated publicly that we plan to abide by any final decision made by the ERC. This ERC order considered only rates related to electricity generation and did not order new transmission rates. However, we expect that the ERC will soon issue a ruling on revised rates related to transmission. The expected ruling on transmission rates may further reduce overall power rates, which would in turn further reduce our operating revenues. See "National Power Corporation -- Power Rates -- Recent Reductions in Basic Rates and the PPA".

   The Act states that cross-subsidies shall be phased out of the Universal Charge over a period not exceeding three years from the establishment by the ERC. However, the ERC may extend the period for the removal of cross-subsidies for a maximum of one year if it determines there will be a material adverse effect upon the public interest or an irreparable financial adverse effect on a distribution utility.

   The Act also provides for socialized pricing mechanisms to be set by the ERC for low-income captive market end-users who cannot afford to pay the full cost of electricity. These users will be exempt from the cross-subsidy phase for a period of 10 years, unless extended by law.

  Reduction of Taxes and Royalties on Indigenous Energy Resources

   To equalize prices between imported and indigenous fuels, the Act mandates that the President reduce the royalties, returns and taxes collected for the exploitation of all indigenous sources of energy to effect parity of tax treatment with existing rates for imported fuels. We believe that lower rates for end-users will result from the ERC reducing the rates of power from all indigenous sources of energy.

  Cross-Ownership, Market Power Abuse and Anti-Competitive Behavior

   The Act prohibits cross-ownership between generation companies or distribution utilities with Transco or its concessionaires. Other safeguards adopted to promote market competition include:

   . No company or related group can own, operate or control more than 30% of the installed generating capacity of a grid or 25% of the nationally installed generating capacity.

   . For the purpose of preventing market power abuse between associated firms engaged in generation and distribution, no distribution utility is allowed to source from bilateral power supply contracts more than 50% of its total demand from an associated firm engaged in generation. This limitation does not apply to contracts entered into prior to the effectivity of the Act.

   . For the first five years from the establishment of the WESM, no distribution utility may obtain more than 90% of its total demand from bilateral power supply contracts.

  De-Monopolization and Shareholding Dispersal in Distribution Utilities

   The Act provides that, in compliance with the constitutional mandate for dispersal of ownership and de-monopolization of public utilities, holdings in a distribution utility and its respective holding companies cannot exceed 25% of the voting shares of stock unless the utility, the company holding the shares, or its controlling stockholders are already listed in the Philippine Stock Exchange. However, those rules on de-monopolization and share dispersal will not apply to electric cooperatives.

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          POWER SECTOR ASSETS AND LIABILITIES MANAGEMENT CORPORATION

Overview

   PSALM was formed on June 26, 2001 under Section 49 of the Act. In the absence of a separate charter, the Act and the IRRs are PSALM's charter. As such, the continuing existence and status of PSALM is a matter for legislative action, and PSALM may be dissolved only by an act of Congress. PSALM's principal executive offices are located at 2nd Floor, SGV II Building, Ayala Avenue, Makati City, Metro Manila, Republic of the Philippines.

   PSALM, which is wholly-owned by the Government, was created to manage the orderly sale, disposition and privatization of our generation assets, liabilities, contracts with IPPs, real estate, and other disposable assets. PSALM's objective is to liquidate all of our financial obligations and stranded contract costs in an optimal manner. To accomplish this, PSALM has, among others, the following powers:

   . to take title to and possession of our generation assets, and to sell or dispose of these assets;

   . to take title and possession of our IPP contracts, and to appoint qualified independent entities ("IPP Administrators") to administer, conserve, and manage contracted energy output;

   . to restructure and assume our stranded debt;

   . to liquidate our stranded contract costs; and

   . to calculate the amount of our stranded debt and stranded contract costs for use by the ERC in calculating the Universal Charge.

   PSALM will be funded through our internal cash generation for calendar years 2002 and 2003 pursuant to the General Appropriations Act. Thereafter, PSALM will submit its own operating budget to the Department of Budget and Management for approval. The approved budget will be funded through its revenues, borrowings and proceeds received from the privatization and disposition of assets.

   Although there is a proposed amendment to the Act which would, among other things, increase PSALM's term of existence to 35 years, under the current law, PSALM's corporate existence is for 25 years. It is expected that by the end of its term of existence PSALM will have sold or privatized all of our generation assets, liabilities, contracts with IPPs and other disposable assets and will have liquidated all of our financial obligations and stranded costs. After PSALM's term of existence ends, any remaining assets and liabilities on PSALM's balance sheet will be assumed by the Government.

Capitalization and Financial Matters

   The capital structure of PSALM is mandated by the Act and will consist of all of the assets transferred to PSALM from us and from the Government including PSALM's initial budget of (Peso)87.4 million for 2001 and (Peso)429.1 million and additional contributions for our operating requirements of
(Peso)253,230 million for 2002. These transfers will be treated as equity contributions from the Government on PSALM's opening balance sheet. Under the Act, PSALM is also required to assume all of our liabilities, other than stranded costs. These liabilities will be considered deferred assets to the extent such liabilities exceed the total assets transferred to PSALM.

    The assets of PSALM will comprise the following:

   . our generation assets, real estate, IPP contracts, other disposable assets, proceeds from the sale or disposition of our assets, and any residual assets;

   . transfers from the Government, including the (Peso)200 billion in assumed liabilities which is expected to be transferred to PSALM annually in seven annual installments beginning in 2004;

   . proceeds from loans incurred to restructure or refinance our transferred liabilities;

   . proceeds from the Universal Charge allocated for our stranded costs;

   . revenues from plants which PSALM will continue to own;

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

   . our net profit;

   . net profit from Transco; and

   . official assistance, grants and donations from external sources.

The liabilities of PSALM will comprise the following:

   . our transferred liabilities;

   . our stranded contract costs;

   . liabilities transferred from the Government; and

   . any newly incurred liabilities.

   As Government-owned and -controlled corporations, we and PSALM are required to adopt Philippine GAAS as implemented by COA, the official auditor for the Government and all state-owned entities in the Philippines. However, in preparation for the privatization of our assets, we engaged independent accounting advisors to review our financial statements and the appropriateness of our current accounting policies. Based on this advice, PSALM may decide to prepare its financial statements in accordance with both GAAS and Philippine GAAP. Philippine GAAP differs in certain significant respects from GAAS. As a result, if PSALM decides to prepare its financial statements in accordance with Philippines GAAP, PSALM will be required to make several adjustments to its Philippine GAAS financial statements. These adjustments would significantly reduce the value of our assets on a pro-forma basis for 2000 and 2001.

   In addition, the realizable value of certain of our assets is lower than the stated or book value of those assets. As a result, upon approval of COA we will have to write-down the value of these assets, which may lead to a significant reduction in the stated or book value of those assets. We also believe that there are differences between our recorded assets and our actual physical assets which have led to an overstatement of the value of our assets. As a result, when these differences are reconciled, we will have to make downward adjustments to the stated or book value of certain of our assets. We have not firmly determined the amount of any Philippine GAAP adjustments for asset write-downs, or when these changes would be made.

   PSALM does not have as a public policy objective the maximization of profits. However, PSALM must seek to maximize the value of all assets it sells. All earnings of PSALM from the operation and sale of our transferred assets, together with up to (Peso)200 billion from the Government, will be used to pay the liabilities transferred to PSALM. The (Peso)200 billion infusion is expected to be made in seven annual installments beginning in 2004. It is expected that any shortfall between PSALM's earnings and payment obligations will be offset by the Universal Charge.

Privatization Mechanisms

  Transfer of Our Generation and Other Disposable Assets and Our Liabilities to PSALM

   PSALM Deed.

   Pursuant to Section 49 of the Act, which governs the transfer of our existing generation assets, liabilities, IPP contracts, real estate and other disposable assets to PSALM, a deed providing for this transfer (the "PSALM Deed") was executed by our president and the president of PSALM on December 21, 2001. Section 5 of the PSALM Deed provides that the transfers of our assets and the assumption of our liabilities will only take effect on the date at which all the conditions precedent contained in the PSALM Deed are either fulfilled or waived by the parties (the "PSALM Transfer Date").

   Transfer of Assets.

   The PSALM Deed provides for the transfer of all of our rights, titles and interests regarding all of our generation facilities, leases, easements, inventory, operating and power supply contracts, idle assets, and other miscellaneous facilities. A complete inventory of what we are to transfer to PSALM is contained in schedules attached to the PSALM Deed.

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

   However, the PSALM Deed also provides that we will retain ownership over certain assets, including (i) those assets that will be used by SPUG in pursuing its missionary electrification function, (ii) certain real property to be enumerated in the PSALM Deed, (iii) assets being transferred to Transco,
(iv) all IPP contracts, and (v) all of our assets that are used exclusively in connection with electric generation facilities owned by IPPs or used in support of our obligations to one or more IPPs.

   To comply fully with the Act, IPP contracts will be transferred to PSALM as soon as all the legal and financial issues have been resolved.

   Assumption of Liabilities.

   In addition, the PSALM Deed provides for the assumption by PSALM of certain of our liabilities including loans, bonds and other debts (identified in schedules attached to the PSALM Deed) as well as all liabilities and obligations arising under operating and power supply contracts.

   However, certain liabilities shall remain our sole responsibility and shall be retained, paid, performed and discharged by us, including:

   . any liability arising out of, or relating to, activities or services occurring, or sold or otherwise provided prior to the PSALM Transfer Date;

   . any liability under any operating contract transferred to PSALM that arises out of or relates to any breach that occurred prior to the PSALM Transfer Date;

   . any liability under any contract or agreement not transferred to PSALM;

   . any environmental, health and safety liability arising out of or relating to the operation of our business, or our leasing, ownership or operation of real property;

   . any liability under employee plans or relating to payroll, vacation, sick leave, worker's compensation, unemployment benefits, retirement and pension benefits, separation benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for our employees or former employees or both;

   . any liability under any employment, severance, retention or termination agreement with any of our employees;

   . any liability arising out of our employee grievance procedure whether or not the affected employee is subsequently hired by PSALM;

   . any liability arising out of or that is the subject of any proceeding pending as of the PSALM Transfer Date;

   . any liability arising out of or that is the subject of any proceeding commenced after the PSALM Transfer Date and arising out of or relating to any occurrence or event happening prior to the PSALM Transfer Date; and

   . any liability arising out of or resulting from our non-compliance with any legal requirement or order of any governmental entity.

   Conditions Precedent.

   The transfer of our assets and the assumption of our liabilities will not take effect until all of the conditions precedent outlined in the PSALM Deed are either fulfilled or waived by us and PSALM.

   One of the conditions precedent is that we and PSALM enter into an operation and maintenance agreement. This operations and maintenance agreement will set out the terms under which we will operate and maintain certain assets which are transferred to PSALM before they are sold. Currently, we are still negotiating the terms and conditions of the operation and maintenance agreement with PSALM.

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

   Another condition precedent is that we and PSALM enter into assignment and assumption agreements necessary to effectively transfer our rights and obligations to PSALM arising under any contract, agreement, indenture, bond or other instrument in accordance with the law governing such instrument.

   It is also necessary that the conditions precedent in the Transco Deed be fulfilled or waived so that the Transco Deed becomes effective on the PSALM Transfer Date.

   Under the PSALM Deed, we must also continue to procure and maintain the appropriate insurance for the assets transferred under the PSALM Deed as may be required by standard industry practice. The PSALM Deed also requires that PSALM be named as a co-insured party on all property insurance covering the transferred assets.

   We are now in the process of fulfilling all conditions precedent required by the PSALM Deed to the transfer of assets and the assumption of liabilities under the PSALM Deed. The parties may opt to waive compliance with any of the conditions precedent. However, we cannot assure you that these conditions precedent will be met in the near future or at all.

Privatization of Our Generation and Other Assets

   In December 2001, PSALM submitted its privatization plan to the Joint Power Commission. PSALM received the final endorsement of the plan by the Joint Power Commission in August 2002, and received approval of the plan by the President in October 2002.

   Some of the guidelines adopted for the privatization are as follows.

   . The participation by Filipino citizens and corporations in the purchase of our assets shall be encouraged.

   . Our plants, our IPP contracts assigned to IPP Administrators, related assets, and assigned liabilities will be grouped to promote the viability of the resulting generation companies, ensure economic efficiency, encourage competition, foster reasonable electricity rates, and optimize returns to the government from the sale and disposition of such assets in a manner consistent with the objectives of the Act.

   . The Agus and the Pulangui power generation complexes in Mindanao may not be privatized until 10 years after the effective date of the Act.

   . The steam field assets and generating plants of each geothermal complex will be sold as one package.

   . No later than three years from the effective date of the Act, and in no case later than the initial implementation of open access, at least 70% of the total capacity of our generating assets and of the power plants under contract with us located in Luzon and Visayas should be privatized, provided that any unsold capacity should be privatized not later than eight years from the effective date of the Act.

   . PSALM may generate and sell electricity only from undisposed generating assets.

   . IPP contracts and PSALM shall not incur any new obligations to purchase power through bilateral contracts with generation companies or other suppliers.

   In the grouping of our generation assets and IPP contracts, we will aim to:

   . promote competition;

   . attract local and international investors with a range of small and large assets;

   . achieve management and operational synergy through portfolios of plants and IPP contracts; and

   . maximize value to both potential investors and to the Government.

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

  Creation of Transco

   Transco, which is wholly owned by PSALM, was created pursuant to the Act. Transco is expected to assume our electrical transmission function. Our transmission assets will be privatized through a concession contract. The sub-transmission assets will be operated and maintained by Transco. Once sold, the distribution utilities will operate, maintain and upgrade these assets. PSALM will assume all liabilities related to our transmission and sub-transmission assets.

   Transco's powers are exercised through a seven-member Board of Directors. The Secretary of the Department of Finance acts as the Chairman of the Board of Directors. The other members include the Secretary of the Department of Energy, the Secretary of the Department of Environment and Natural Resources, the President of Transco, the President of PSALM and two other members to be appointed by the President. In December 2002, the president of Transco, Asisclo Gonzaga, announced his retirement from government service. The Arroyo administration will replace Gonzaga with Dr. Allan Ortiz, former chair of the Development Bank of the Philippines. The new appointment will take effect on February 1, 2003.

   As a Government-owned corporation, Transco will prepare financial statements in accordance with GAAS and its financial statements will be audited by the COA.

  Transfer of Our Transmission Assets to Transco

   Pursuant to the Act, we are required to transfer to Transco all of our transmission and sub-transmission facilities, our nationwide franchise for the operation of the transmission system and the grid and all other assets related to our transmission operation. A deed providing for such transfer (the "Transco Deed") was executed by our president and the president of Transco on December 21, 2001. The Transco Deed provides that the transfer of each of our assets to Transco will take effect on the date on which all the conditions precedent contained in the Transco Deed are either fulfilled or waived by the parties thereto.

   Our transmission and sub-transmission assets include operating contracts, personal properties, transferable warranties and guarantees, infrastructure work in progress, and other miscellaneous facilities and inventory. Assets to be transferred to Transco also include intellectual property, as well as causes of action against third parties relating to any of the assets that will be transferred by us to Transco. All assets that we are to transfer to Transco will be enumerated in schedules to be attached to the Transco deed. We are currently finalizing the schedules to be attached to the Transco Deed.

   The Transco Deed also provides that we will retain ownership over certain assets, including those assets that will be used by SPUG in pursuing its missionary electrification function, and assets that we will need to fulfill our obligations arising out of any IPP Contract.

   The conditions precedent to the transfer of assets from us to Transco include the following:

   . Each owner of land burdened by an easement enjoyed by us must consent to the transfer to Transco, unless the easement is freely transferable.

   . For certain of the operating contracts to be transferred by us, we and Transco must enter into assignment and assumption agreements necessary to effectively transfer our rights and obligations to Transco arising under any contract, agreement, indenture, bond or other instrument in accordance with the law governing that instrument.

   . We and Transco must enter into an agreement which provides for the assignment of our transmission employees to Transco.

   . Insurance with respect to the assets that have been transferred to Transco must be properly apportioned.

   . The transfer date of the PSALM Deed must be achieved on the day that our board of directors and that of Transco authorize the execution and delivery of the Transco Deed.

   We are now in the process of fulfilling all the conditions precedent contained in the Transco Deed. However, we cannot assure you that all these conditions precedent will be met in the near future or at all.

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

Specifically, as to the conditions precedent described above, (i) we have obtained the necessary consents for the transfer of easements, (ii) we are in the process of entering into the agreements necessary for the transfer of operating contracts, (iii) we are drafting the agreement which provides for the assignment of employees, (iv) we are currently negotiating insurance with respect to assets to be transferred, and (v) we have received the necessary resolution from the board of directors. The parties may opt to waive compliance with any of these conditions precedent.

  Privatization of Our Transmission Assets

   PSALM submitted Transco's privatization plan to the Joint Power Commission in late 2001. Endorsement of the plan was granted in March 2002. Presidential approval of the transmission privatization plan was granted in October 2002. Under the privatization plan, Transco's transmission facilities, including grid interconnections and ancillary services, are subject to open, competitive bidding to qualified parties. The bids will be for execution of a concession contract.

   The awardee must be financially and technically capable with proven experience and expertise with a transmission system of comparable capacity and coverage as the Philippines. In case a concession contract is awarded, the contract shall have a duration of 25 years, subject to review and renewal for a maximum period of another 25 years.

   The Act provides for the transfer of our nationwide franchise for the operation of the transmission system and the grid to Transco. However, the Act is silent on whether Transco could transfer the franchise to the concessionaire without Congressional approval. The uncertainty in obtaining Congressional approval for the transfer of such franchise may affect the price of the bids that will be submitted and may affect the winning concessionaire's ability to source financing. On September 3, 2002, the House of Representatives passed a bill that would grant a separate franchise to Transco and allow Transco to assign its franchise rights to the winning concessionaire without Congressional approval. The bill is currently awaiting approval in the Senate. Although the Arroyo administration has strongly supported this bill, it has faced opposition from some Senators in initial hearings because it would constitute delegation of the Congressional power to grant franchise. There is no assurance that the bill will be passed by the Senate in its current form or at all.

   On January 23, 2003, PSALM decided to implement an alternative plan, approved by President Arroyo, which allows for the privatization of transmission assets to be carried out in two phases. During the first phase, which can be implemented immediately, the winning bidder is awarded the concession but may not perform those functions which must be performed by a franchisee. Such function will continue to be the responsibility of Transco until the Congress approves the transfer of the franchise to the concessionaire. At that point, phase two of the plan commences, pursuant to which the concessionaire may run the entire transmission system.

   On February 5, 2003, PSALM's president announced that four companies have expressed interest in bidding for the Transco concession and that he expects the concession to be awarded by mid-July. PSALM has set February 21, 2003 as the deadline for the submission of expressions of interest by potential bidders.


Privatization Issues Relating to Debt

  Consents from Creditors Needed for Transfer of Assets and Liabilities

   We are required to obtain consents from our creditors in connection with the following transactions:

   . the substitution of PSALM for us as borrower/issuer of our loans, bonds and other debt obligations which are being transferred to PSALM;

   . transfer of our generation and other assets to PSALM;

   . transfer of our transmission and sub-transmission assets to Transco;

   . transfer of generation and other assets from PSALM to the private sector;
     and

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

   . privatization of transmission and sub-transmission assets.

   Obtaining these consents is a condition precedent to the transfer of assets and liabilities under both the PSALM Deed and the Transco Deed.

   Consents must be obtained from approximately 36 creditors comprising bondholders, commercial banks and bilateral and multilateral agencies. A large portion of our debt obligations are bilateral loans requiring the consent of only one creditor. In general, our syndicated facilities require the consent of banks holding 66 2/3% of the outstanding loans. We are in advanced discussions with each of our creditors to obtain the necessary consents to move forward with the privatization. At least two bond issues require the consent of bondholders holding at least 50% of the total bonds outstanding in that issue. In addition, we will be conducting the exchange offer described in this prospectus.

   Our creditors have been requested to agree to the following: (1) the substitution of PSALM in all the relevant contracts, (2) the privatization of substantially all of our assets and (3) the waiver of any contractual defaults and/or amendment of any relevant provisions in the various financing documents. In this regard, letters requesting for formal consents were sent to all our creditors in November 2001, and discussion with our creditors are ongoing. On December 13, 2002, PSALM announced that NPC's commercial lenders, which together account for approximately 20% of NPC's debt, had approved the transfer of NPC's debt to PSALM. NPC's other lenders have yet to consent to the transfer of NPC's debt to PSALM. Once all the consents are obtained, we will draft and execute of the documentation needed to substitute PSALM for us in all the relevant contracts.

  Service of Transferred Debt

   PSALM will service the debt transferred to it from us with revenues to be generated from its operations and through the sale of assets transferred to it pursuant to the PSALM Deed. In addition, under the Act, PSALM will have access to the Universal Charge. The Universal Charge is intended to pay for, among other things, our stranded debt in excess of the amount assumed by the Government (which shall not exceed (Peso)200 billion) and our stranded contract costs. See "Electric Power Industry Restructuring and Privatization -- Transition Mechanisms -- Universal Charge".

   Pursuant to the Act, all of our bond and other obligations must be transferred to and assumed by PSALM. However, if a lender does not consent to the transfer of its obligation to PSALM, we will continue to service that obligation through cash from our remaining operations and a portion of our share of the Universal Charge.

   Pursuant to our current Charter, interest arising from loans, credits and indebtedness are exempt from all taxes by the Republic or any of its agencies or political subdivisions. Thus, we do not withhold tax on interest payments made in connection with these loans. Although the Act does not provide for the same tax exemption for the loans that are to be transferred by us to PSALM, our tax and accounting advisers filed a request for a Bureau of Internal Revenue ruling to the effect that interest income or yield earned from certificates of indebtedness of more than five years are excluded from gross income in accordance with Section 32(B)(7)(9) of the 1997 Internal Revenue Code.

Transition Supply Contracts

   Under the Act, we are obligated to obtain the ERC's approval of all transition supply contracts duly negotiated with the distribution utilities containing the terms and conditions of supply and a corresponding schedule of rates, including adjustments and/or indexation formulas. However, the term of these contracts cannot extend beyond one year from implementation of Open Access or when any qualified entity may use the transmission system by paying the rates approved by the ERC.

Privatization Uncertainties

    The proposed transfer of assets and liabilities by us to PSALM and Transco and the privatization of PSALM and Transco described above are subject to a number of risks and uncertainties, including with regard to the following matters:

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   . possible changes in applicable laws and regulations;

   . possible failures to obtain required third party consents;

   . our future financial condition and results of operations;

   . PSALM's future financial condition and results of operations;

   . the success of the proposed privatization, including the level of interest by potential bidders, the amounts of any proceeds to PSALM and the timing thereof;

   . future regulatory actions relating to electricity rates and other regulated activities in the in the Philippine electric power industry;

   . the amount, structure and timing of the proposed Government assumption of NPC liabilities in the amount up to (Peso)200 billion; and

   . future economic, political and social developments in the Philippines.

   These and other factors could adversely affect our and PSALM's ability to perform its transferred and any newly incurred obligations.

Management and Employees

  Management

   PSALM is administered, and its powers and functions exercised, by its Board of Directors. Pursuant to the Act, the Board of Directors is composed of seven members, each of which is a Government employee. Thus the Government is the supervisory authority of PSALM. The Board of Directors meets as necessary to allow it to properly discharge its functions and responsibilities. The presence of at least four members of the Board of Directors is required to hold a meeting and the vote of at least three members is required to approve any action of the Board of Directors.

   The President of PSALM acts as its Chief Executive Officer. PSALM's President has the power to execute and administer the policies approved by the Board of Directors, including (i) the efficient discharge of management functions, (ii) the preparation of PSALM's budget, (iii) the supervision of the PSALM's operation and internal administration, (iv) the preparation of PSALM's annual report and (v) the representation of PSALM in all dealings and transactions with other offices, agencies and instrumentalities of the Government and all other private, public, foreign or domestic entities.

  Board of Directors

   PSALM's board members are as follows:

Name                   Position
----                   --------
Jose Isidro N. Camacho Chairman of the Board of Directors, Secretary of the Department of
                       Finance
Edgardo M. del Fonso.. Director, President and Chief Executive Officer
Vincent S. Perez, Jr.. Director, Secretary of the Department of Energy
Emilia T. Boncodin.... Director, Secretary of the Department of Budget and Management
Dante B. Canlas....... Director, Director-General of the National Economic and Development
                       Authority
Simeon A. Datumanong.. Director, Secretary of the Department of Justice
Manuel A. Roxas....... Director, Secretary of the Department of Trade and Industry

   The business address of each member is located at 2nd Floor, SGV II Building, Ayala Avenue, Makati City, Metro Manila, Republic of the Philippines.

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

   PSALM's officers are as follows:

 Name                   Position
 ----                   --------
 Edgardo M. del Fonso.. President and Chief Executive Officer
 Antonio T. Corpuz..... Senior Vice President
 Nonito R. Bernardo, Jr Vice President, Finance
 Maria Luz L. Caminero. Vice President, General Counsel and Corporate Secretary

  Employees

   PSALM had a total of 56 regular employees as of June 30, 2002. There are no trade unions or labor organizations within PSALM.


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                    GLOSSARY OF SELECTED ELECTRICITY TERMS

   The following explanations are not technical definitions, but they could assist you in understanding some of the terms used in this document.

             Generating unit........... An electric generator
                                        together with the Turbine
                                        or other device which
                                        drives it.

             Gigawatt (GW)............. 1,000,000,000 watts
                                        (1,000 megawatts).

             Gigawatt hour (GWh)....... One gigawatt of power
                                        supplied or demanded for
                                        one hour.

             Installed capacity........ The maximum power which
                                        could be produced
                                        continuously throughout a
                                        prolonged period of
                                        operation. All equipment
                                        is assumed to be fully
                                        operational.

             Kilovolt (kV)............. 1,000 volts.

             Kilowatt (kW)............. 1,000 watts.

             Kilowatt hour (kWh)....... One kilowatt of power
                                        supplied or demanded for
                                        one hour.

             Megawatt (MW)............. 1,000,000 watts (1,000
                                        kilowatts).

             Megawatt hour (MWh)....... One megawatt of power
                                        supplied or demanded for
                                        one hour.

             Megavolt ampere (MVA)..... 1,000,000 volts ampere.

             Substation................ Equipment which switches
                                        and/or changes or
                                        regulates the voltage of
                                        electricity in a
                                        transmission and
                                        distribution system.

             Volt...................... The basic unit of
                                        electric force analogous
                                        to water pressure in
                                        pounds per square inch.

             Volt ampere............... The basic unit of
                                        apparent electrical power.

             Watt...................... The basic unit of active
                                        electrical power.

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

                          REPUBLIC OF THE PHILIPPINES

Recent Political Developments

   Changes in the Arroyo Administration. On December 30, 2002 President Gloria Macapagal-Arroyo announced that she would not seek another term as president. The next presidential election is required, under the Philippine Constitution, to take place by the end of 2004. In her announcement President Arroyo explained that she wanted to be unburdened by politics and further concentrate her efforts on her administration's economic reform plans.

   There have been several resignations among senior members of the Arroyo administration. The Secretary for Justice, Hernando Perez, resigned on January 2, 2003 amid allegations that he had extorted money from a Manila congressman. On December 19, 2002, the Presidential Anti-Graft Commission charged Mr. Perez with obstruction of justice for prohibiting the Bureau of Immigration from divulging the travel records of high-ranking government officials, including himself. Mr. Perez appealed the charges to the Court of Appeals, which has issued a temporary restraining order suspending the investigation of Mr. Perez for 60 days. Beginning on November 26, 2002, when Mr. Perez took a leave of absence to confront the allegations, Undersecretary of Justice Merceditas N. Gutierrez served as officer-in-charge of the Department of Justice. On January 16, 2003 Simeon Datumanong, former Secretary for Public Works and Highways, officially replaced Mr. Perez as Secretary for Justice.

   The President has also re-arranged some of her cabinet members. In January 2003, Ignacio Bunye, the President's Press Secretary, was appointed as the President's spokesperson in place of Rigoberto Tiglao, who was named as the President's Chief of Staff. Also in January 2003, Hernani Braganza, Secretary of Agrarian Reform, was appointed as the new Press Secretary. Roberto Pagdanganan, chairman of the Board of Administrators of the Cooperative Development Authority, has been appointed to replace Mr. Broganza as Secretary of Agrarian Reform.

   In December 2002, President Arroyo announced several changes in her cabinet. In particular, the President replaced Secretary of Socio-Economic Planning Dante P. Canlas with Romulo Neri, former director-general of the Congressional Planning and Budget Office. President Arroyo also announced the replacement of the Secretary of Agriculture, Leandro Montemayor, with Luis Lorenzo, Jr., a former businessman and presidential advisor on job creation and the replacement of the Secretary of Environment and Natural Resources, Heherson Alvarez, with Elizea Gozun, an environmental consultant.

   Vice-President Teofisto Guingona resigned from his position as Secretary of Foreign Affairs, effective July 15, 2002, citing, among other things, his objection to the presence of US military troops in the Philippines. Education Secretary Raul S. Roco resigned on August 13, 2002 after learning that the President had endorsed a complaint accusing him of corruption. The Commissioner of the Bureau of Internal Revenue "BIR", Rene G. Banez, resigned on August 19, 2002, citing pressure from subordinates who were resisting reforms at the BIR. President Arroyo has appointed Senator Blas F. Ople as the new Secretary of Foreign Affairs, Dr. Edilberto C. de Jesus as the new Secretary of Education, and former Customs Commissioner Guillermo Parayno as BIR Commissioner.

   It is unclear whether President Arroyo's decision not to seek re-election or the recent changes in leadership positions will materially affect the stability or effectiveness of her administration.

   Internal Conflict with Rebel Groups. Over the past three decades, groups of communist rebels and disaffected Muslims in the Republic have periodically fought with Government forces. Armed conflict has continued between the Government and various rebel groups, mainly the communist guerillas and Muslim separatists.

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   In the first three weeks of October 2002, the Philippines suffered six bombing attacks which together killed at least 20 people and injured at least 150 more. Four of the bombing attacks occurred in western and central Mindanao and two of the bombing attacks, one of which resulted in three fatalities, occurred in Metro Manila. On December 24, 2002, another explosion in the province of Maguindanao killed 13 people, and on January 1, 2003, a grenade attack in southern Mindanao killed 9 people and injured at least 32 others. Government officials have indicated that they suspect either Moro separatists, Abu Sayyaf guerillas or communist rebels are responsible for the recent attacks. As part of the Government's response to these terrorist activities, a number of anti-terrorism bills have been proposed in Congress. President Arroyo has certified these proposed bills as "urgent" and has urged the Congress to pass a law quickly which would give the military and the police increased power in fighting terrorism. The draft bills include, among other items, measures increasing the state's ability to intercept communications, conduct surveillance, freeze bank accounts and extend detentions.

   In early August 2002, the United States placed the Communist Party of the Philippines (the "CPP") and the CPP's armed affiliate, the New People's Army (the "NPA"), on its list of "foreign terrorist organizations", freezing the groups' funds and barring their members from entering the United States. On October 31, 2002, the European Union followed in declaring each of the CPP and the NPA a "terrorist organization". The Dutch government froze the financial accounts of Jose Ma. Sison, the founding chairman of the CPP, who currently lives in the Netherlands. In January, 2003, the Republic filed murder charges against Jose Maua Sison and several others for the alleged killing of a politician in June 2001. In response to several recent bombings and kidnappings attributed to the CPP, the Armed Forces of the Philippines (the "AFP") have initiated a military offensive to end the insurgency, and security has been fortified in all vital public facilities. The Government continues to be open to peace negotiations with the National Democratic Front ("NDF"), the political organization of the NPA. The Government also announced, in early November, that it was willing to offer amnesty to communist rebels who surrendered to the Government. CPP leaders rejected the offer of amnesty. On January 23, 2003, Romulo Kinatar, a former NPA chief of staff who left the communists to work for the Government, was assassinated in Metro Manila. The Government suspects the CPP is responsible for the assassination. Since September 2002, formal peace talks between the Arroyo administration and the NDF have been in suspension by order of the President.

   As part of the recent heightened cooperation between the Republic and the United States in the campaign against terrorism, the US sent troops and military advisers to assist the AFP in eradicating the Abu Sayyaf guerrilla group. Under a terms of reference entered into between the Republic and the US on February 13, 2002, about 1,000 US Special Forces troops participated in joint military exercises with the AFP. The US Special Forces operated in the Zamboanga and Basilan provinces of Mindanao where the Abu Sayyaf are located. The US Special Forces observed and trained the AFP on counter-terrorist strategy and techniques to improve the capability of AFP troops in combating terrorism. The terms of reference officially ended on July 31, 2002.

   The United States and the Republic announced on July 2, 2002 that they had entered into a sustained military cooperation agreement providing for continued joint military exercises, training and other cooperation between US forces and the AFP. This agreement has replaced the terms of reference that expired on July 31, 2002. Since the termination of joint military exercises in Basilan on July 31, 2002, military operations by the AFP have moved to the Province of Sulu in response to several Abu Sayyaf kidnappings. As a result of these kidnappings, two Filipino hostages were killed and three Filipinos and three Indonesians remain in the custody of the Abu Sayyaf. Pursuant to the sustained military cooperation agreement, in October 2002 more than 200 US Marines arrived at Clark Air Base, Luzon, to train with Philippine Air Force troops. More than 250 US military advisers arrived in the Philippines in January 2003 to train Filipino soldiers in light infantry and light reaction tactics as part of the anti-terrorism campaign. In February, 2003, about 600 US marines arrived at the former US naval base at Subic Bay, north of Manila, to take part in exercises with the AFP. Joint military exercises are also planned in central Luzon, central Visayas, and western Mindanao. The United States has earmarked approximately US$78 million in military assistance to the Philippines for 2003. According to the AFP, 5,000 soldiers are currently in pursuit of the Abu Sayyaf, and heavy fighting between the AFP and members of the Abu

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Sayyaf has continued in areas of Mindanao in the southern Philippines. On
December 31, 2002, Abu Sayyaf guerillas attacked a military outpost on the southern island of Jolo, killing one Filipino soldier. On February 4, 2003, two Abu Sayyaf guerillas and one U.S. marine were killed in a gun battle in Mt. Mungit Patika Town.

   As of December 2002, the Moro Islamic Liberation Front ("MILF"), the largest Muslim separatist group in the Philippines, was continuing to pursue peace talks with the Government and had declared a suspension of military activities against the AFP. However, the Government is also pursuing several MILF members who are suspected of involvement in the recent terrorist attacks in Zamboanga, Maguindanao and Manila. Also, in January 2003, fighting between the Government and the MILF in Mindanao has caused the evacuation of more than 2000 civilians and an unknown number of casualties on both sides. On January 28, 2003, government troops killed 17 MILF members and captured one of the MILF's biggest camps, following a bomb explosion blamed on the MILF. The AFP claims that during the month of January 2003, it inflicted heavy casualities on the Muslim separatists and has successfully prevented them from building new camps in Central Mindanao. More than 150 MILF members and at least five Government soldiers have been killed in clashes between the MILF and the AFP in the area of Pikit town in southern Mindanao since February 10, 2003, in the course of the Government's attempt to capture the MILF stronghold known as the Buliok complex. As many as 100,000 families have left their homes to escape the fighting. The Philippine National Police believe that the MILF has ties to the Indonessian group Jemaah Islamiah, which is widely believed to be responsible for the terrorist bomb attack in Bali (see -- "Terrorist Attacks in the United States and Related Events") and also to be linked to the al-Qaeda terrorist organization. MILF leaders have denied that the group is responsible for the recent bombings in the Philippines and have denied any link to Jemaah Islamiah or al-Qaeda.

   Tensions with Iraq and North Korea. Increased tension between the United States and Iraq has led to uncertainty about the world economy as a whole. US President George W. Bush and other US officials have indicated that the US may attack Iraq and attempt to remove the regime of Iraqi President Saddam Hussein if Iraq does not eliminate chemical, biological, and nuclear weapons programs as required by the United Nations.

   A US-led war in Iraq may affect, among other things, the stability of international financial markets, the Republic's imports and exports, foreign investment in the Republic, and remittances from overseas Filipino workers. In particular, the potential war in Iraq has fueled uncertainty about the supply of oil from the Middle East and global oil prices. The Government is seeking to negotiate oil assurance agreements with Indonesia, Russia, Iran and Saudi Arabia in an effort to ensure a stable oil supply. In addition, an Energy Contingency Task Force has been mandated to draw up possible remedial measures against any threat to the Republic's oil supply. Pursuant to the Task Force's recommendations, the Philippine Department of Energy ("DOE") has required domestic oil refiners to maintain a minimum 30-day inventory of crude oil and refined petroleum products, and has required other domestic oil companies and bulk suppliers to maintain a minimum 15-day inventory of oil and a minimum 7-day inventory of liquified petroleum gas. The DOE has also announced that it will propose to the President a temporary moratorium on import duties on petroleum products in the event of hostilities in the Middle East. If implemented, such a tariff suspension could result in revenue losses for the Republic and thus have a negative impact on the Republic's budget deficit. In addition, the DOE had also appealed to the city government of Manila for the renewal of business permits for the Petron Corporation, Pilipinas Shell Petroleum Corporation and Caltex Philippines, Inc. The DOE also recently stated that it would consider other measures, including a government takeover of oil companies under the Oil Deregulation Act, oil rationing or a ban on oil exports, as a last resort during an oil supply crisis.

   North Korea's recent announcement that it would reactivate its nuclear weapons program has drawn harsh criticism and further economic sanctions from the United States. It is unclear how any potential military action by or against North Korea will affect the international financial markets or the Philippine economy.

   Oil Strike in Venezuela. In Venezuela, a large-scale political strike temporarily reduced the country's oil production substantially. The strike, led by leaders of Venezuela's state oil company who oppose the policies of

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Venezuelan President Hugo Chavez, began December 2, 2002 and ended February 3,
2003. Venezuela is the fifth-largest oil exporter in the world, and thus the strike contributed to uncertainty about oil supply and oil prices worldwide.

   Terrorist Attacks in the United States and Related Events. The evolving response of the United States and other nations to the terrorist attacks of September 11, 2001 in New York City and Washington, D.C. has resulted in continuing political and economic uncertainty and in increased volatility in the world's financial markets. The US-led military action in Afghanistan, which began in October 2001, successfully defeated the Taliban government and weakened the al-Qaeda forces blamed for the September 11 attacks. However, the US government has indicated that al-Qaeda continues to operate in countries around the world and continues to threaten and plan additional terrorist attacks.

   Also in October 2002, a terrorist bombing in Bali, Indonesia killed at least 190 people, including many foreign tourists. It is not known whether those responsible for the Bali attack were connected to previous attacks in the Philippines. It is unclear how the Philippine economy or the international financial markets will be affected in the future by terrorism-related events either inside or outside the Philippines.

   Possible Constitutional Change. Fourteen senators have signed a resolution calling for a constitutional convention after 2004 that could result in various changes to the Philippine constitution of 1987, including converting the Government to a parliamentary system and changing the legislature to a unicameral legislature. The resolution is set to be referred to the Senate committee on constitutional amendments and revision of laws. However, a majority of the House of Representatives prefers to convene a constituent assembly as the means of effecting constitutional change. The House of Representatives is scheduled to begin plenary debate on a resolution proposing such an assembly. The Republic does not expect constitutional change to take place in the near term, given the different processes favored by the legislative bodies.

   Criminal Charges Against Estrada.   Criminal charges for perjury, illegal
use of an alias, and plunder filed against former President Joseph Estrada in 2001 by the Ombudsman (the officer mandated under the constitution of the Republic to investigate and prosecute all complaints of corruption against public officials and government employees) continue to be tried in the Sandiganbayan, a special court with jurisdiction over criminal and civil cases involving graft and corruption.

   On August 30, 2002, the Sandiganbayan issued a writ of preliminary attachment of all assets of Mr. Estrada, his son, Jose Estrada, and others accused in the (Peso)4 billion plunder case, including funds in the account of "Jose Velarde" which Mr. Estrada admitted publicly to owning but subsequently claimed to belong to a business acquaintance. In response to the writ of preliminary attachment, Mr. Estrada claimed that he did not purchase any property while he was president and denied ownership of certain funds frozen by the Sandiganbayan.

   Mr. Estrada has complained about the alleged bias of the Sandiganbayan against him. Claiming that he will not be treated fairly by the Philippine courts, he has dismissed all of his lawyers. Since Mr. Estrada is not in a position to defend himself, the Sandiganbayan appointed several counsel de officio for him.

   Hearings on the perjury, plunder, and illegal alias charges are ongoing. Government prosecutors are expected to complete presenting evidence against Mr. Estrada in early 2003. The defense will present its evidence after the prosecution rests its case.

   On November 13, 2002, the prosecution's star witness, Ms. Clarissa Ocampo, took the stand, reprising her account at the December 2000 impeachment trial. Ms. Ocampo, who was at the time a bank senior vice president for trust, positively identified Mr. Estrada as having signed as "Jose Velarde" on various documents for opening an investment management account.

Recent Economic Developments

   The interim period indicators of economic performance for any particular year set out in this section "Recent Economic Developments" for GNP, GDP, domestic credit growth and balance of payments indicators

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(including exports, imports, goods, services, trade and income) are comparisons to the corresponding interim period of the immediately prior year (known as year-on-year comparisons) in each case unless otherwise noted.

   Background. Economic growth was sustained in 2002 although growth momentum was weakened due to a series of adverse developments such as:

   . the resignation of several key members of the Arroyo administration and the ongoing trial of former president Estrada;

   . the rapid increase in the Government's budget deficit, which stood at
     (Peso)212.7 billion for 2002 (higher than the original full-year forecast for 2002 of (Peso)130 billion, although lower than the fourth quarter revised deficit target of (Peso)223 billion), caused by higher than expected expenditures and lower than expected revenue collections from the BIR;

   . the increasing threat of war with Iraq, the ongoing conflict with rebel groups in Mindanao, the conflict with communist rebels, the bombings and bomb threats in the Republic, the recent terrorist bombing in Bali, Indonesia and the recent response to terrorism by the Government, the US and other countries; and

   . Standard & Poor's Rating Service's and Fitch Ratings' revised outlook on the Republic's long-term foreign currency sovereign credit ratings from stable to negative.

   Despite these challenges and the generally weak global conditions, in 2002 real GNP grew by 5.2% and real GDP grew by 4.6%, compared with GNP growth of 3.4% and GDP growth of 3.2% for 2001. The increased growth rates are, in part, a result of lower interest and inflation rates, and in the Government's view reflect the success of the administration's macroeconomic strategy implemented in 2001.

   As of February 5, 2003, the peso had fallen to (Peso)53.94 to the US dollar, its weakest since July 2001. The decline in the peso results, in part, from the possibility of a US-led war in Iraq, which could drive the oil prices and put further pressure on the peso.

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   Recent Economic Indicators.  The following table sets out the performance of certain of the Republic's principal economic indicators for the periods indicated.

                                          2000       2001         2002
    -                                   ----      -----       -----
    Real GDP growth (%)................  4.4        3.2         4.6/(1)/
    Real GNP growth (%)................  4.8        3.4         5.2/(1)/
    Inflation rate (%).................  4.4/(1)/   6.1/(1)/    3.1/(1)/
    Unemployment rate (%).............. 11.2/(2)/  11.1/(2)/   11.4/(2)/
    91-day T-bill rate (%)............. 9.86/(1)/  9.86/(1)/   5.45/(3)/
    External position
     Balance of payments ($ million)... (513)      (192)        412/(4)/
     Trade-in-goods/GNP (%)............  8.7        3.7         2.1/(5)/
       Export growth (%)...............  9.0      (16.2)        9.0/(6)/
       Import growth (%)...............  3.8/(7)/  (6.2)/(7)/  12.7/(6)(7)/
     External debt ($ billion)......... 52.1       52.4        53.6/(8)/
     International reserves
       Gross ($ billion)............... 15.0       15.7        15.7/(6)/
       Net ($ billion)................. 11.3       11.4        12.4/(6)/
       Months of retained imports/(9)/.  4.4        5.0         5.1/(6)/
    Domestic credit growth (%)......... 8.55       0.89       (0.18)/(10)/

--------
 (1) Full year average.
 (2) Average of the January, April, July and October applicable statistics based on the January, April, July and October labor force surveys for the relevant year.
 (3) Average of first eleven months of 2002.
 (4) First ten months of 2002.
 (5) First nine months of 2002.
 (6) As of November 30, 2002.
 (7) Does not reflect revision to Balance of Payment figures by the Interagency Task Force on Balance of Payments.
 (8) As of September 30, 2002.
 (9) Number of months of average imports of merchandise goods and payment of services and income that can be financed by gross reserves.
 (10) October to November 2002.

   Arroyo Administration Economic Policy. In October 2002, President Arroyo outlined an eight-point work program of the Government for the following six months. The program includes:

   . keeping transportation fares down;

   . reducing transport costs from Mindanao to Luzon;

   . stimulating small- and medium-scale enterprises;

   . encouraging housing developments;

   . encouraging private investments in agriculture;

   . continuing to build infrastructure to decongest Metro Manila;

   . ensuring that the Presidential Commission on Good Government contributes to fiscal resources; and

   . making Makati City a tourist destination.

   In addition, in December 2002, President Arroyo announced the following additional measures to enhance productivity:

   . increasing government credit for small- and medium-scale enterprises to
     (Peso)10 billion in 2003;

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   . forming a new anti-smuggling task force; and

   . improving the oversight system for government procurements.

   In January 2003, after announcing that she would not run for re-election, President Arroyo announced that her administration would focus on the provisions of the Medium-Term Philippine Development Plan, originally set out in the National Socio-Economic Summit of 2001, in conjunction with the eight-point program announced in October 2002.

   Despite measures taken to improve the economy, Wilshire Consulting recently recommended to its client, the California Public Employees' Retirement System ("Calpers"), the largest pension fund in the US, that it exclude the Republic from its list of investments. Calpers is expected to make a decision on February 18, 2003.

   Government Revenues and Expenditures.  Government revenues for 2002 totaled
(Peso)566.0 billion, of which (Peso)492.4 billion were from tax revenues and
(Peso)73.6 billion were from non-tax revenues. Total revenues for 2002 increased 0.4% from total revenues for 2001. Of total tax revenues during 2002, the BIR accounted for (Peso)393.6 billion and the Bureau of Customs accounted for (Peso)96.3 billion. Treasury remittances accounted for (Peso)47.2 billion in revenue in 2002, and other government offices accounted for the remaining
(Peso)28.9 billion.

   The BIR's collection of (Peso)393.6 billion in 2002 was 1.3% more than the
(Peso)388.7 million collected in 2001. The lower than expected amounts collected for 2002 have been mainly attributed to the BIR's continued difficulty in generally enforcing the Republic's tax laws as well as the relatively low interest rate environment. However, the BIR's collection of
(Peso)36.9 billion for the month of December 2002 was a 9.2% increase over the
(Peso)33.8 billion collected in December 2001. Under the recently appointed BIR Commissioner, Guillermo Parayo, the BIR has implemented a program to identify, report, and prosecute taxpayers and companies that under-declare their value added taxes ("VAT"). A BIR program for voluntary assessment and availment of unpaid VAT and other income taxes has been put in place to collect unpaid taxes that were discovered by the BIR. This investigation concluded that underreporting of income from businesses has resulted in (Peso)10 billion in uncollected tax revenue. The BIR is making a concerted effort to recover as much of this revenue as possible. During the period from September 2002 to January 2003, (Peso)4.7 billion was collected as a result of the implementation of this program. In addition, in order to encourage better tax compliance, the BIR under the new Commissioner has simplified the filing process and the payment of taxes. The Republic recently reported that it missed its tax collection target for the month of January 2003, having collected a preliminary
(Peso)34.12 billion of the (Peso)37.66 billion target. The shortfall is presumed to have been caused in part by low interest rates on bank deposits.

   Government expenditures in 2002 were (Peso)778.7 billion, compared to
(Peso)710.8 billion in 2001. The increase in expenditures from 2001 to 2002 was due in part to higher expenditures for infrastructure, personal services, education, retirees' pensions, and allotments to local government units for anti-poverty programs and security measures.

   The deficit in 2002 was (Peso)212.7 billion, which exceeded the Government's original target of (Peso)130 billion for deficit 2002 but was lower than the fourth quarter revised 2002 budget deficit forecast of (Peso)223 billion. This rapid increase in the budget deficit has been caused by lower than expected revenue collections from the BIR, and higher than expected expenditures.

   A plan by the Government to sell a 10% stake in Manila Electric (Meralco), the Republic's largest power distributor, is in jeopardy due to a Supreme Court order for Meralco to return an estimated (Peso)11 billion in excess charges to customers. The Government planned on the sale of a portion of its interest in Meralco to reduce the budget deficit.

   Credit Ratings. On January 8, 2003, Moody's Investors Service revised its outlook on the Republic's local-currency rating for government bonds to negative from stable, while affirming each of the Republic's foreign currency ratings. Moody's recognized that revenue collections have improved in recent months, but noted that poor revenue collection in prior periods has weakened long-term fiscal prospects. On November 25, 2002, Fitch Ratings downgraded the Republic's ratings outlook from stable to negative. Fitch indicated that further evidence of falling tax revenues had undermined the Government's fiscal credibility and raised concerns about rising public indebtedness. Fitch indicated that further evidence of falling tax revenues had undermined the Government's fiscal credibility and raised concerns about rising public indebtedness. Fitch noted that the persistence of the current account surplus has prevented the appearance of an external financing gap.

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   On October 29, 2002, Standard & Poor's Rating Service revised its outlook on the Republic's long-term foreign currency sovereign credit ratings from stable to negative. Standard & Poor's focused on the growing fiscal deficit, the Government's high debt burden and poor revenue collection by the BIR (which Standard & Poor's noted must be strengthened to meet the Government's long-term fiscal goals). The increased budget deficit has put pressure on the value of the Peso, which will raise debt servicing costs, as more than half of the Republic's debt is denominated in foreign currencies. Standard & Poor's explained that the change reflects diminishing prospects for the fiscal consolidation that is necessary to stabilize and reduce the Government's high debt burden and sustain investor confidence.

   Philippine Stock Exchange. From its close of 1,315.0 at the end of May 2002, the Philippine Stock Exchange declined to 1,018.4 at the end of December 2002. The Stock Exchange closed at 1,037.26 as of February 5, 2003. The higher budget deficit, fear of war in the Middle East, concerns of a global economic slowdown, increased crime and kidnappings, the accounting scandals that affected certain large corporations in the United States and the proposed partial sale by First Pacific Company Limited of its 24.4% controlling stake in Philippine Long Distance Telephone Company to the Gokongwei Group contributed to a decline in the composite index.

   GNP/GDP. In 2002, real GNP grew 5.2% and real GDP grew 4.6%, compared with GNP growth of 3.4% and GDP growth of 3.2% for 2001. The increased growth rates are, in part, a result of lower interest and inflation rates, and in the administration's view, reflect the success of the administration's macroeconomic strategy implemented in 2001. The 2002 economic performance is the strongest recorded by the Philippines since the 1997 Asian financial crisis.

   Growth in 2002 was driven primarily by better than expected growth in all production sectors; by the service sector which grew 5.4%, industry 4.1% and agriculture 3.5%. All subsectors of the service sector, showed growth in 2002, particularly transportation, communications and storage, which grew 8.9% primarily because of increased computerized operations for Government services, and trade, which grew 5.7% primarily because of increased regional operations by the larger domestic retailers. Growth in the subsectors private services (5.5%), finance (3.2%) and real estate (1.6%) also contributed to the upbeat performance of the service sector (though finance and real estate have yet to regain their pre-1997 performance levels).

   Agriculture, Fishery, and Forestry. In 2002, though the 3.5% growth in the agriculture, fishery, and forestry sector grew was higher than expected, it showed a slight decline, compared to the 3.7% growth posted in 2001. Robust growth in forestry (9.1%) and fishery (6.4%) helped offset weather-related declines in food production, particularly corn and palay production during the second and third quarters of 2002. Meteorologists have reported that the weather system effect known as El Nino could extend into and worsen in the first part of 2003, leading to drier weather conditions, which could have an effect on crop harvests. The El Nino effect is expected to be moderate compared to the prolonged drought of 1997.

   Industry. In 2002, the industry sector grew 4.1%, compared to growth of 1.3% for 2001. The growth in industry was driven by improvement in all subsectors.

   In 2002, the mining and quarrying subsector rebounded from a previous decline of 6.6% in 2001, with growth of 49.2% in 2001. Most of the growth in the mining and quarrying subsector was attributable to production from the Camago-Malampaya Gas Project. The annual growth rate in the manufacturing subsector was 3.3% for 2002 up from 2.9% in 2001. Food processing, leather products, footwear and apparel, metal industries and electrical machinery showed improved results while output remained negative in chemical products, paper products, rubber products, petroleum and coal products and non-electrical machinery products. There was no growth in the construction subsector in 2002 as compared to a contraction of 3.6% for 2001. The electricity, gas and water subsector grew by 2.1% for 2002, compared to growth of 0.7% in 2001.

   Services. The services sector remains the largest contributor to GDP, having contributed approximately 45.1% of GDP at constant market prices from 1997 to 2001. In 2002, the services sector grew by 5.4%, contributing approximately 46.3% to the GDP for the period. Growth in the services sector was driven mainly by expansion of the trade and transportation, communications and storage subsectors.


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   The transportation, communications and storage subsector posted 8.9% growth in 2002 compared to 8.8% growth for 2001. The trade subsector grew 5.7% for 2002, compared to growth of 5.6% for 2001. The trade subsector comprised the biggest contribution to total output of the service sector at 35.6% and alone contributed 16.5% to GDP growth. The finance subsector grew by 3.2% in 2002 compared to growth of 1.2% in 2001. The ownership of dwellings and real estate subsector grew 1.6% in 2002, compared to a contraction of 0.5% for 2001. The private services subsector grew 5.5% in 2002 compared to growth of 4.4% in 2001. The Government services subsector grew by 4.6% for 2002 compared to growth of 2.7% in 2001.

   Debt Proceeds. In February 2003, the Republic received the proceeds from the issuance of $200 million zero coupon treasury bills due 2004. In January 2003, the Republic received the proceeds from the issuance of $500 million 9.0% global bonds due 2013. In November 2002, the Republic received the proceeds from the original issuance of $500 million 9.00% global bonds due 2013. In September 2002 the Republic received the proceeds from the issuance of $300 million 7.5% bonds due 2007. In June 2002, the Republic received the proceeds from the issuance of $300 million global bonds due 2009.

   In November 2002, the Republic received (Peso)11.52 billion through the issuance of three- and five-year Peso-denominated notes. These proceeds are intended to finance the budget deficit. In January 2003 the Government also received the proceeds from a re-issuance of US$500 million of the 9.00% Global Bonds due 2013 originally issued in November 2002.

   External Debt of the Republic. The Republic's external debt amounted to $53.6 billion as of September 30, 2002, a 2.4% decrease from the $54.9 billion recorded as of June 30, 2002 and a 2.3% increase from the $52.4 billion recorded as of December 31, 2001. The decrease in external debt in the third quarter of 2002 was attributed to an increase in the purchases by Filipinos of Government dollar-denominated bonds, currency revaluation adjustments and direct repayment of debt. The increase in debt in the first nine months of 2002 was due to upward foreign exchange revaluation adjustments on third-currency denominated debt resulting from the continued depreciation of the US dollar against third-currencies, net loan availments, upward adjustments to reflect audited results and late reporting of transactions which occurred in prior periods. The Government has also borrowed to pay for financial and economic reforms, power and energy development projects, and manufacturing, transportation, and communications infrastructure.

   As of June 30, 2002, the average cost of fixed rate credits was about 6%. In addition, as of June 30, 2002, for liabilities with floating interest rates, the margin over base rate ranged from 3.5% to 4.4%. The average interest rates for 91-day Treasury bills decreased from 9.86%, following the decline in global interest rates; however, by the January 27, 2003 Treasury bill auction, the interest rate stood at 5.25%. As of September 30, 2002, approximately 56% of the country's external obligations were denominated in US dollars while 26% were denominated in Japanese yen. As of March 31, 2002, multi-currency loans from the World Bank and the Asian Development Bank accounted for 11.9% of national debt.

   Inflation. The national inflation rate averaged 3.1% in 2002 compared to an average inflation rate of 6.1% in 2001. Inflation for the month of December 2002 was 2.6%. Inflation continues to be benign despite the recent adjustments in domestic oil prices, which have increased by 11.2% year-on-year in December 2002 (in part because the adjustments have not been passed on through transport charges), and despite an increase in food prices due to weather-related reductions in supplies of rice, fruits, and vegetables. Reductions in Bangko Sentral's policy interest rates and efforts to maintain fiscal discipline, which have led to lower market lending rates and lower costs of capital for businesses, also had a favorable impact on inflation. Equally important, inflationary pressures caused by more demand than supply continue to be subdued due in part to current levels of unemployment and spare capacity as well as restrained, though increasing, domestic demand. The reduction in the Purchased Power Adjustment of National Power Corporation, effective May 2002, and the decision of the Manila Waterworks and Sewerage System to delay petitions for water rate increases have also helped to keep inflation rates relatively low.

   Employment. In 2002, the unemployment rate rose slightly to 11.4% compared to 11.1% in 2001. In October 2002, Metro Manila had an unemployment rate of 16.7%, the highest of any region in the country. The total number of unemployed persons in the country was 3.4 million in October 2002, a 3.03% increase from
3.3 million unemployed in October 2001.

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   Interest Rates.  Currently, the Bangko Sentral overnight borrowing rate is
7.0% and the overnight lending rate is 9.25%. These are the lowest interest rate levels in ten years. After being cumulatively lowered by the Monetary Board of Bangko Sentral by 800 basis points starting December 2000, the rates have remained unchanged since March 15, 2002. Although market interest rates followed a steady downtrend in the first six months of 2002, they rebounded slightly over the next three months. From an average of 8.9% in December 2001, the 91-day Treasury bill rate decreased to 4.8% in June 2002 and then increased to an average of 5.25% in the January 27, 2003 auction. Following a similar trend, the lending rates of commercial banks declined from a range of 12.7%-14.2% in December 2001 to a range of 7.9-9.6% in June 2002 and then increased to a range of 8.2%-10.0% in October 2002.

   Balance of Payments. The Republic's balance of payments recorded a surplus of $412 million for the first ten months of 2002, compared to a previously reported $1.5 billion deficit for the first ten months of 2001. The year-on-year turnaround was mainly attributed to higher remittances from overseas workers and the growth in exports.

   The Republic recently disclosed that the reported current account surplus had been overstated due to monitoring problems giving rise to underreported imports. An inter-agency task force on the balance of payments considered the effects of this problem on the Republic's consolidated financial position, specifically the Republic's current account and capital and financial account. The inter-agency task force has reviewed the Republic's balance of payments data for the years 2000 and 2001 and is continuing its review of year 2002, but is not reviewing prior years due to incomplete information. The inter-agency task force includes representatives of the Bangko Sentral, the National Statistics Office, the National Economic and Development Authority, the National Statistics Coordination Board, the Bureau of Customs and the Philippine Export Zone Authority. The inter-agency task force has been working within the guidelines of the IMF's reporting system. It released revisions to the Republic's balance of payments data for years 2000 and 2001 on January 16, 2003.

   Although the task force's review indicated that the current account surplus had been overstated, the Republic believes that this will not have any effect on its overall balance of payments, because the increase in reported imports has an offsetting effect on the Republic's capital and financial account, since there will be a lower outflow of short-term capital. Accordingly, the statistical revisions should have no impact on the gross and net international reserves level of the Republic.

   Reflecting updated import data, the current account for 2000 has been revised to a surplus of $5.9 billion from a surplus of $9.2 billion, and the current account for 2001 has been revised to a surplus of $305 million from a surplus of $4.0 billion. At these revised levels, the current account surplus stood at 7.4% and 0.4% of gross national product for 2000 and 2001, respectively. However, the capital and financial account for 2000 has been revised downward to a net outflow of $3.4 billion from a net outflow of $6.5 billion, and the capital and financial account for 2001 has been revised downward to a net outflow of $224 million from a net outflow of $3.7 billion. The revisions for 2002 are being finalized and are expected to be released within the next several months.

   Certain rating agencies have cited the Republic's current account surplus as a key strength supporting the Republic's current ratings. The revisions to the reported historical current account surplus could lead to an increased perception of risk by rating agencies and investors. The Republic has discussed the underreporting and ongoing efforts to improve reporting of imports with the credit rating agencies.

   Current Account. Subject to the likely revisions due to the underreporting of imports, the Republic's current publicly available information indicates that the current account recorded a surplus of $3.9 billion for the first nine months of 2002, nearly twice the $2.1 billion surplus for the first nine months of 2001 (as unadjusted). Largely contributing to this development was the higher surplus in the trade-in-goods account and the higher net inflow in the income account. The trade-in-goods and services accounts posted a combined surplus of $361 million for the first nine months of 2002. The increase in the net income account surplus to $3.2 billion for the first nine months of 2002 also helped strengthen the current account balance.

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   Exports.  Total exports of goods for the first eleven months of 2002 were
$32.2 billion or 9.0% higher than in the first eleven months of 2001. Higher demand for Philippine goods from the Netherlands, Singapore, Taiwan, Hong Kong, South Korea, Malaysia and China made up for a decrease in exports to the United States and Japan, which together account for approximately 41% of the country's export market (26% for the United States and 15% for Japan in the first nine months of 2002). The Republic's exports were led by solid growth in overseas shipments of electronics products, clothing accessories and apparel. Overall, the Government has maintained its growth target for exports of 4% for 2002.

   Imports. In November 2002, imports of goods climbed for the tenth consecutive month due to increased purchases of raw materials and capital goods, which, taken together, account for more than four-fifths of total imports. Imports for the first eleven months of 2002 were up 12.7% at $30.9 billion. This was a reversal of the 2.6% decline for the same period in 2001. The import growth reflected sustained domestic demand.

   Services. The trade-in-services account in the first nine months of 2002 posted a net outflow of $857 million. The 40.9% narrowing of the deficit from the same period in 2001 was caused by lower net payments for transportation services and for miscellaneous business, professional and technical services. Net receipts from travel services were $581 million in the first seven months of 2002, due to a relative decline in travel payments. Lower travel payments reflected in part the weaker Peso and the government program to promote domestic tourism among local residents.

   Income. Remittances from overseas Filipino workers amounted to $5.4 billion in the first nine months of 2002, an increase of 21.2% from the same period in 2001. Behind this development was the 3.5% rise in the number of overseas Filipino workers. However, as the global economic slowdown affects some of the countries where Filipinos are working, the Government has intensified its marketing efforts to increase hiring of Filipinos abroad.

   Capital and Financial Account. Subject to the likely revisions due to the underreporting of imports, the Republic's current publicly available information indicates that the net outflow in the capital and financial account was $3.7 billion during the first nine months of 2002. This was caused by higher net outflow of other investments and lower net inflows of direct investment, despite the reversal of the portfolio investment account to a net inflow of $692 million for the first nine months from a net outflow of $208 million for the first nine months of 2001.

   Portfolio investments for the first nine months of 2002 reversed to a net inflow of $692 million, from a net outflow of $208 million in the first nine months of 2001, following increased non-residents' investments in resident-issued foreign denominated debt securities, particularly government-issued medium-term bonds.

   Non-residents' investments in equity capital more than doubled to $903 million during the first nine months of 2002 due mainly to the investment of $544 million worth of shares by a Japanese firm in the San Miguel Corporation, a local brewery company, in March 2002. The remaining investment was directed to other manufacturing companies, financial institutions and transport and storage services. Other major sources of direct investments were the United States, Singapore, the United Kingdom and the Netherlands.

   The net outflow in the other investment account expanded by 12.6% to $5.1 billion during the first nine months of 2002. This was due in large part to the higher net deposits abroad by resident non-banks, a majority of which were corporations involved in build-operate-transfer arrangements, to cover foreign-related obligations.

   International Reserves. Bangko Sentral's gross international reserves, including the reserve position in the IMF, decreased to $15.8 billion at the end of November 2002 from $17.1 billion at the end of May 2002. The end-October level is equivalent to 4.9 months of imports of goods and payments of services and income and was

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1.3 times the amount of short-term external obligations of the Republic based on residual maturity or 2.7 times the amount of short-term external debt of the Republic based on original maturity. There was no significant effect on the revised numbers. Bangko Sentral's net international reserves decreased to $12.5 billion at the end of November 2002 from $13.7 billion at the end of May 2002.

   Peso/US$ Exchange Rate. After reaching (Peso)49.48 on May 20, 2002 the peso began depreciating to an average of (Peso)50.60 per US dollar in July 2002 and further to (Peso)51.79 per US dollar in August 2002. This two-month depreciation was due mainly to increased corporate demand for dollars (to service foreign obligations arising from increased imports) as well as banks' covering their short dollar positions in anticipation of a slowdown in dollar remittances. For the month of September 2002, the average exchange rate declined further to (Peso)52.13 per US dollar and for the month of October 2002, the exchange rate averaged (Peso)52.91 per US dollar. The depreciation of the peso in September and October 2002 has been attributed to the devaluation of Asian currencies and to increased demand from banks for US dollars.

   The Peso depreciated further to an average of (Peso)53.30 in November 2002. On February 5, 2003 the exchange rate was (Peso)53.84 per US dollar.

   The recent weakness of the peso was also generally attributable to uncertainty over a potential war in Iraq, declining investor confidence due to concerns over the rising fiscal deficit, recent terrorist attacks in the Philippines and Indonesia, and the vulnerability of emerging markets, including the Philippines, to the South American debt contagion.

   Banking System Non-Performing Loans. As of October 31, 2002, the ratio of non-performing loans to total loans in the commercial banking system remained unchanged from September 30, 2002 at 16.4% but had decreased from 18.8% as of October 2001. The improvement in the NPL ratio from the previous year was due in part to a redefinition of "non-performing loan" which took effect September 19, 2002 (the redefinition allows banks to exclude from "non-performing loans" uncollectable loans that have been fully covered by allowance for probable losses); however, even under the previous definition of "non-performing loan", the NPL ratio at the end of October would have decreased to 16.9%. The yearly decrease in the non-performing loan ratio was also attributed to increased foreclosure, restructuring proceedings, and generally improving performance of the commercial banking sector. The non-performing loans coverage ratio (loan reserves to non-performing loans) increased to 48.7% in October 2002 from 48.1% in September 2002.

   In December 2002, Congress approved the Special Purpose Asset Vehicle ("SPAV") bill. The SPAV bill provides the legal framework for the creation of private asset management companies that are expected to relieve a major portion of the banking system's non-performing assets and thereby promote bank lending to support economic growth. President Arroyo signed the bill into law on January 10, 2003. The SPAV bill's draft implementing rules and regulations were submitted to Congress on February 7, 2003, and were expected to be passed within sixty days.

   Anti-Money Laundering Efforts. In June 2002, the Republic presented a progress report to the Financial Action Task Force (the "FATF"), which was established by the Organisation for Economic Cooperation and Development to combat money laundering and is backed by most of the world's industrialized nations, to demonstrate how the Anti-Money Laundering Act of 2001 was being administered in the hope of being removed from FATF's list of "non-cooperative countries and territories". Despite recognizing that the Republic has made progress in combating money-laundering, the FATF, in its report indentifying non-cooperative territories dated June 21, 2002, decided that the Republic should remain on the list for further monitoring. The FATF asked the Republic's Anti-Money Laundering Council to consider reducing the threshold amount for bank deposits subject to inspection, which currently stands at (Peso)4 million, as a prerequisite to being removed from the blacklist. A bill to amend the Anti-Money Laundering Act to address the FATF's concerns is currently pending in Congress. The FATF did not remove the Republic from its "non-cooperative" list at its November 2002 meeting. The president of the Senate had expressed his hope that the bill to amend the Anti-Money Laundering Act would be passed in

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January 2003, and the Republic hopes to be removed from the "non-cooperative"
list in February 2003. However, on February 4, 2003, the Senate failed to pass the bill despite a session of deliberation. The FATF deadline for the amendment was February 12, 2003. On February 13, 2003, Congress approved changes to the Anti-Money Laundering Act, including lowering the threshold for bank deposits subject to inspection to (Peso)500,000 and adopting the FATF's definition of "suspicious transaction", but rejecting the FATF's demand to allow regulators to check suspicious transactions prior to the law's passage in 2001. Despite FATF demands, the amendments would also still require a court order to examine suspicious transactions, other than for suspected transnational crimes such as terrorism coupled with kidnapping, murder, arson or hijacking, and suspected drug-related activities. On February 14, the FATF recommended the imposition of sanctions on the Republic beginning on March 15, 2003. If the FATF's demands are not met prior to that time, the member countries of the FATF may impose countermeasures on the Republic such as prohibiting access to the US financial system, requiring offshore banks to refuse to do business with banks in the Philippines and employing stricter screening of financial transactions, including dollar remittances from abroad. Such screening could make financial transactions with the Philippines more expensive and time-consuming. President Arroyo had withheld her signature from the amendments pending the FATF's response and has now ordered finance authorities to coordinate with Congress to assure new amendments satisfactory to the FATF by the March 15, 2003 deadline.

   The Consolidated Financial Position. For the first half of 2002, the consolidated financial position of the Republic (not including Bangko Sentral) recorded a deficit of (Peso)117.5 billion, 60.7% higher than the (Peso)73.1 billion target for the period. The Government recorded a (Peso)119.7 billion deficit, the Central Bank restructuring accounted for an additional (Peso)8.4 billion deficit, and the monitored Government-owned corporations accounted for a (Peso)7.1 billion deficit. The total public sector borrowing requirement of
(Peso)131.1 billion was offset in part by a combined surplus of (Peso)13.6 billion for the other public sector entities during the first six months of 2002. Of the surplus, (Peso)10.6 billion was attributable to the social security institutions.

   Government Budget for 2003. In August 2002, the Arroyo administration submitted to Congress its proposed 2003 budget. The 2003 budget submitted in August sought a 3.0% increase in appropriations to (Peso)804.2 billion from the
(Peso)780.8 billion budgeted for 2002. The most recent version of the 2003 budget calls for (Peso)804 billion in expenditures, revenue collections of
(Peso)602 billion, and a deficit of (Peso)202 billion. The 2003 budget is currently under consideration in Congress and is expected to be approved in early 2003. On January 15, 2003, President Arroyo called on both houses of Congress to speed up passage of the 2003 budget.

   Relationship with the ADB. The Asian Development Bank ("ADB") announced in November 2002 that it plans to make up to $815 million in loans to the Philippines over the next three years for projects focused on alleviating poverty. The priority sectors are education, urban development, power, roads, environment management, financial markets, and small and medium-sized enterprise development and focuses on Mindanao and the southern Philippines. The ADB noted that the current budget deficit could affect the release of the proposed loans.

   The ADB also agreed to extend the terms of its $174 million grain sector development program with the Philippines government until December 2003. The program, aimed at liberalizing the pricing and importation of rice and corn and restructuring the National Food Authority, is tied to the implementation of a number of reforms by the Government.

   Relationship with IMF. The International Monetary Fund ("IMF") currently maintains a close dialogue with the Government, within the framework of a post-program monitoring arrangement ("PPM"). The PPM involves program assessments which are based on a regular review of economic developments and policies rather than the attainment of specific quantitative targets. This arrangement does not involve a financing component. On September 25, 2002, the Executive Board of the IMF concluded an Article IV consultation with the Republic. The report explained that although over the past 15 years the Republic made progress in establishing a market-oriented economy, underlying policy progress recently has begun to slip. The report cites problems with the implementation of the power sector reform and passage of the Asset Management Corporations bill, low revenue collection, the budget deficit and asset price volatility.

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   On December 15, 2002, the IMF completed a 10-day review of the Philippine economy as part of the PPM. The IMF emphasized the need for the reduction of the fiscal deficit through increased revenues. In particular, the IMF recommended additional taxes on telecommunications, "sin" products and automobiles, and measures to improve the efficiency of tax collection. The IMF also recommended improvements in energy regulation, including a stronger and more independent ERC and the passage of the Transco franchise bill.

   On January 31, 2003, the Government announced that it will discontinue the PPM when the program expires in September 2003. The Republic will continue to be subject to the IMF's annual Article 4 review, which is standard for all IMF members.

   Money Supply. The Republic's money supply, as measured by domestic liquidity, expanded 9.9% in October 2002, up from 6.7% in November 2001. Domestic liquidity in November 2002 was (Peso)1.611 trillion, up from
(Peso)1.596 trillion in September 2002.

   National Socio-Economic Summit of 2001. On December 10, 2001, President Arroyo convened the National Socio-Economic Summit of 2001, in which over 1,000 leaders of Government, business, labor organizations and civil society participated. President Arroyo called the summit in recognition that the September 11 terrorist attacks on the United States had given rise to new uncertainties and decreased the prospects of a global recovery initially anticipated by the Government to start in the latter part of 2001. The Government was concerned that these uncertainties, together with the delay in the recovery, could adversely affect the welfare of the Philippine people and the domestic economy, particularly export-oriented sectors, tourism-related industries and the financial markets. Towards this end, the Government recognized the need to take immediate steps to safeguard jobs and social services, enhance competitiveness and productivity of the economy and strengthen investor confidence by improving peace and order and governance, and eliminate the structural and implementation bottlenecks in agriculture, industry and services. In a speech before Congress on January 15, 2003, President Arroyo called for Congress to speed up passage of a number of these measures.

   The specific items agreed upon during the summit include:

Peace, Order and Security.

   . Accelerate the integration and coordination of intelligence activities and resources of law enforcement and security agencies; maximize all mechanisms to identify, locate and neutralize kidnap for ransom groups, drug syndicates, terrorists, smugglers, and coup plotters; and improve the reward system for information on these groups; and

   . Mobilize the peace and order councils more actively and organize self-defense units, which will be authorized to carry firearms and effect citizen's arrests pursuant to existing laws under close supervision of the Department of Interior and Local Government and the Philippine National Police.

Financial and Fiscal Reforms.

   . Increase Bureau of Internal Revenue collection through administrative measures with a focus on industry benchmarking, review of big contract items in the budget with significant tax leakages, monitoring of local government unit remittances, undertaking measures to improve the collection of value-added tax and the 2% minimum corporate income tax and the passage of legislation on the indexation of the excise tax;

   . Strictly implement seizure orders and stop issuances by Government agencies of documents legitimizing smuggling and other measures to combat smuggling;

   . Pass legislation needed to facilitate the recovery of the financial sector and enhance access to credit such as the Special Purpose Vehicle Act, the Securitization Act, new legislation removing documentary stamp taxes on secondary trading transactions, amendments to the Bangko Sentral and Philippine Deposit Insurance Corporation charters, the Corporate Recovery Act and the Personal Equity Retirement Act; and

   . Enhance private sector access to official development assistance including for Build-Operate-Transfer projects, railway and other private sector-initiated infrastructure projects and private education institutions.

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Agriculture.

   . Achieve food security and generate jobs by using hybrid and certified seeds in rice and corn production and facilitating marketing contracts between agricultural producers and business corporations;

   . Enhance the effectiveness of the Government fund set up to increase agricultural competitiveness and ensure that appropriate tariffs are transferred to this fund;

   . Reform lending procedures at the Land Bank of the Philippines to increase the number of loans made for agricultural purposes; and

   . Maintain budgeted funding for programs on agriculture, fisheries, indigenous peoples, agrarian reform, community based forest management and watershed protection and management.

Trade and Industry.

   . Pass amendments to existing legislation to rationalize the country's investment incentives scheme to match those of other Asian nations and ensure that appropriate incentives will be granted to information technology services;

   . Support small and medium enterprises by streamlining business documentation requirements, strengthening the guarantee fund system and developing on-line credit application;

   . Promote micro-finance banks in all provinces; and

   . Modernize the cargo transport system by reviewing existing legislation and passing new legislation on air cargo liberalization.

Tourism-related Industries.

   . Amend existing legislation to allow for rechanneling of 40% of travel tax collections to tourism-related projects and programs;

   . Improve access to tourist-generating markets by liberalizing visa requirements and fees for Chinese tourists;

   . Institutionalize a mechanism to allow for an automatic increase in frequency of flights once a carrier's current flights achieve a 70% load factor; and

   . Aggressively promote programs geared towards domestic and international tourism.

Telecommunications and Information Technology.

   . Facilitate granting of permits and licenses for increased deployment by private sector telecommunications service providers of broadband services and other telecommunications facilities in key locations, such as industrial parks and regional centers, to develop and encourage e-commerce and e-business;

   . Increase the demand for information technology services by accelerating the implementation of an e-development program for small, micro and medium enterprises; and

   . Expand the implementing rules and regulations of the Build-Operate-Transfer Law to address specific requirements of information technology projects, consistent with the law.

Labor and Employment.

   . Address the needs of workers by providing assistance in terms of employment facilitation services such as job matching and referrals, guidance counseling and livelihood and entrepreneurship development;

   . Implement a job corps program by January 2002 to promote, among other things, entrepreneurship among workers and generate local jobs and facilitate overseas employment; and

   . Conduct skills training, retraining and upgrading to meet the requirements of fast changing technologies and equip workers with in-demand skills.

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   On January 25, 2002, a memorandum of agreement was released implementing a job corps program promoting volunteerism, civic consciousness among the country's youth, community development and employment projects.

Infrastructure.

   . Unlock bottlenecks for the implementation of identified solid waste disposal projects in Metro Manila and other urban centers;

   . Reduce traffic congestion in Metro Manila and other urban centers by close coordination among the Metro Manila Development Authority and other implementing agencies, utilities, malls and private contractors; and

   . Utilize more labor-based construction methods, especially for small rural infrastructure projects to generate employment.

Housing.

   . Streamline housing permits and processes by prescribing time periods for the issuance of housing related permits and clearances and instituting a mechanism to monitor compliance with the new processes;

   . Promote rent-to-own and other similar schemes; and

   . Pass legislation to index "sin" taxes and earmark (Peso)5 billion of the Government's share of those taxes to subsidize a targeted socialized housing program.

Health and Other Social Services.

   . Expand coverage of services under the National Health Insurance Program and accelerate the rollout of areas for the indigent health program;

   . Reduce by one half the prices as of July 2002 of medicine commonly used by the poor by increasing the number and type of distribution points; and

   . Pass legislation on domestic violence and anti-trafficking of women.

   A monitoring body composed of presidential advisers and assistants is to provide quarterly status reports on the above action items to the Legislative-Executive Development Advisory Council.

Core Policies of the Arroyo Administration.

   In addition to the items agreed upon in the National Socio-Economic Summit of 2001, the Arroyo Administration has set out several other broad policy objectives which are discussed below.

   Medium-Term Philippine Development Plan. In its Medium-Term Philippine Development Plan for 2001-2004, the Government has stated that its primary policy objectives are:

   . Comprehensive human development and protecting the vulnerable;

   . Good governance and rule of law;

   . Agricultural and fisheries modernization with sound equity; and

   . Macroeconomic stability and equitable growth based on free enterprise.

   Comprehensive Human Development and Protecting the Vulnerable. The goal of the Arroyo administration is to eradicate poverty by the end of the decade. The Arroyo administration's five core strategies to fight poverty are:

   . Asset reform programs or the redistribution of physical and resource assets, particularly land and credit.

   . Human development services, particularly basic education, health, shelter, water and electricity.

   . Social protection of the poorest and most vulnerable sectors and communities through social welfare and assistance, local safety nets, social security and insurance.

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   . Participation of the poor in governance.

   . Security and protection against violence, including in the home.

   The plan calls for expanding the access of low-income groups to health care, education, vocational and technical training, housing and shelter programs, and population management and reproductive health initiatives. The plan also calls for an alleviation of regional disparities by directing more resources to poorer parts of the country. Special attention will be given to Mindanao to promote peace and economic development in the region.

   Good Governance and Rule of Law. To ensure good and effective governance, the Government plans institutional reforms to heighten accountability, decrease graft and corruption in procurement, guarantee political stability through the electoral and judicial process, and promote peace and order through a modernization of the national police and armed forces. The plan also reaffirms the Government's intention to abide by international commitments, including those under the ASEAN Free Trade Area-Comprehensive Effective Preferential Tariff, the World Trade Organization, and the Asia-Pacific Economic Cooperation forum.

   These international commitments include:

   . removing quantitative restrictions (import quotas or prohibition on imports) and conversion of these restrictions into equivalent tariffs;

   . maintaining current regulations on market access with respect to the financial sector, telecommunications, transport and tourism;

   . strengthening financial market supervision through training of banking supervisors and securities regulators;

   . assessing the banking supervisory regimes;

   . reforming the pension systems;

   . improving credit rating agencies' ability to channel timely and accurate information to capital markets and strengthening financial disclosure standards;

   . developing domestic bond markets;

   . strengthening corporate governance;

   . designing a voluntary action plan for supporting freer and stable capital flows; and

   . supporting privatization efforts through institutional strengthening and investment programs.

   The Republic's compliance with its international commitments helps to strengthen the country's economic performance and support the economies of other Asian nations. For instance, in 1996, the Republic enacted Republic Act 8178 which authorized the replacement of all quantitative restrictions on agricultural imports (except rice) with tariffs. To promote more trade between the Philippines and other Asian countries, the tariffs will be reduced by 24% over a period of 10 years.

   Agricultural and Fisheries Modernization with Sound Equity. To raise agricultural productivity and rural household incomes, the plan calls for the full implementation of the Agriculture and Fisheries Modernization Act of 1997 before the end of this decade. This Act includes increased research and development in the agriculture and fishing industries, rural industrialization, and the accelerated development of infrastructure facilities like irrigation and farm-to-market roads. As agriculture is modernized, safeguards will be put in place to ensure that intensified production activities do not undermine the integrity of the environment.

   Macroeconomic Stability and Equitable Growth Based on Free Enterprise. The plan calls for macroeconomic stability and sustained growth of income and employment across sectors and socio-economic groups. The plan aims to avoid unexpected surges in unemployment and declines in income through fiscal, monetary, financial, and exchange rate policies coordinated to achieve a low inflation rate and a sound balance of payments position. The plan includes an expansion of microfinance and small-to-medium enterprise credit, acceleration of improvement in information and communications technology, development of tourism

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infrastructure, and outreach and social safety net programs. The plan also aims to remove barriers to private investments, including power costs, through the recently enacted Electric Power Industry Reform Act, which became effective on June 26, 2001. See "Industry Restructuring and Privatization -- Electric Power Industry Reform Act of 2001".

   The following is a description of the principal elements of the plan relating to macroeconomic stability.

   Fiscal Policy: Sustainability and Discipline. The Government's immediate objective is to reduce its budget deficit. The Government believes that reducing the deficit will reduce interest rates, free resources for private sector investment and reduce the risk of insolvency and illiquidity. To support the Government's development objective, the Government's fiscal deficit reduction program will focus primarily on revenue generating measures, while maintaining prudent public spending. The deficit reduction program will be comprehensive and extend also to Government corporations and local government units. The components of the fiscal deficit reduction program are:

   . increasing revenue collection efficiency to finance the Government's development projects, especially those intended to benefit the poor; and

   . reducing Government expenditures without sacrificing anti-poverty programs and vital social services such as education and training, health care and agricultural modernization.

   Revenue generating measures will include improved tax administration and privatization of Government assets, including:

   . Restructuring the road users' tax, redefining automobile categories and increasing automobile fees and charges;

   . Installing electronic metering machines to collect the proper documentary stamp taxes;

   . Establishing large taxpayer's offices, initially in three major cities in the country;

   . Accelerating efforts to pursue settlements of Bureau of Internal Revenue receivables and conducting intensive audits of various taxpayers and industries; and

   . Disposing government assets, including shares in National Power
     Corporation, Philippine National Oil Company -- Energy Development Corporation and Philippines National Construction Corporation.

   Cost-cutting measures include:

   . Re-imposing a 25% mandatory reserve on all government agencies;

   . Austerity measures such as staff reduction through attrition and postponing construction of new buildings and the purchase of furniture and motor vehicles; and

   . Deferment of low priority projects and the scaling down of special purpose funds.

   Even as Government spending is reduced, poverty alleviation programs and other core programs will be protected. Increasingly, a larger proportion of the budget and more discretionary expenditures will be channeled to social services.

   To further its fiscal policy, the Arroyo administration will propose legislation which will:

   . Restructure the excise tax system on motor vehicles to remove the bias based on engine displacement of all types of vehicles, and modify the tax system to include new automotive technologies, such as electric cars and cars propelled by other types of fuel;

   . Rationalize grants of fiscal incentives;

   . Index excise tax rates to inflation;

   . Include reforms for effective governance, including the institutionalization of a professional and dynamic bureaucracy;

   . Grant the President authority to reorganize the executive branch; and

   . Rationalize the pay structure between the public and private sectors with mitigation measures to enable the smooth implementation of the reengineering of the organizations in such sectors.

   Monetary Policy: Price Stability. Monetary policy is geared to achieving price stability, which is expected to result in a low and stable inflation rate over the medium term and is expected to lead to a reduction in lending rates, which will encourage firms to invest and thus generate jobs. Low interest rates also benefit farmers and small enterprises that borrow to meet their working capital requirements. The Government's fiscal deficit reduction program is intended to ensure that the efforts of the monetary authorities to lower inflation and lending rates are not negated by a persistent budget deficit. The Government will seek to achieve greater coordination between its fiscal and monetary policies.

   On January 1, 2002, Bangko Sentral formally shifted from monetary targeting to inflation targeting as the framework for monetary policy. The policy shift is expected to strengthen Bangko Sentral's commitment to achieve its primary mandate of price stability and enhance the level of transparency and credibility in the conduct of monetary policy.

   As a strategy for conducting monetary policy, Bangko Sentral believes that inflation targeting offers the following advantages:

   . provides a clearer definition of the objective of monetary policy;

   . enhances transparency in the conduct of monetary policy;

   . provides simplicity and, therefore, is easier for the public to understand;

   . guides or anchors inflationary expectations;

   . improves the accountability and credibility of monetary authorities to the inflation objective; and

   . leads to greater probability of success in achieving the inflation objective.

   External Policy: Stable Foreign Exchange Rate. The Government's foreign exchange rate policy is to maintain a comfortable level of reserves, keep the capital markets open and maintain a market-determined exchange rate. These policies are intended to increase the economy's resilience against volatile capital flows and facilitate the Government's realization of its macroeconomic targets.

   Financial Sector Policy: Banking and Corporate Governance Reforms and Capital Market Development. The Government intends to pursue policies that strengthen the regulatory framework and minimize systemic risks. Because a sound banking system cannot exist when the corporate sector is weak, policies that will enhance corporate governance are needed to complement banking sector reforms.

   To prepare the financial system for the challenges posed by globalization, Bangko Sentral implemented major reforms in financial regulation and legislation geared toward improving the legislative and regulatory framework, using a risk-based approach to banking supervision and encouraging mergers and consolidations.

   Bangko Sentral has identified several areas in its regulatory and supervisory framework that need to be strengthened further to ensure the banking system's ability to absorb shocks. Aside from the ongoing efforts to amend the New Central Bank Act, as described below, Bangko Sentral proposes implementing the newly formulated rules and regulations of the General Banking Law. In the area of banking supervision, Bangko Sentral continues its effort to shift to consolidated bank supervision and risk-based examinations.

   Bangko Sentral has recognized the need to upgrade the banking system's settlements and payments system into real-time gross settlements. The envisaged system would cover equities, fixed income, money and foreign exchange markets, and effect final settlement on a real-time basis.

   The Asian financial crisis has also shown the importance of developing primary and secondary capital markets that can provide financial instruments other than bank credit to the corporate sector. The development of the capital markets is also necessary to raise domestic savings, especially long-term savings, to finance domestic investments. The poverty reduction agenda requires supporting the development of microfinance and agriculture related credit institutions that are in the best position to provide credit to small and agricultural enterprises.

   The Government is pursuing the enactment of the following legislation to further its policies, strengthen financial and corporate governance and develop the capital markets:

   Amendments to the New Central Bank Act

   The key changes being sought in the New Central Bank Act of 1993 are aimed at three main objectives:

   . Promoting greater stability of the banking system:

    . Granting Bangko Sentral authority to provide loans in situations that, in the judgment of the Monetary Board, could lead to illiquidity of the banking system;

    . Treating an overdraft as an emergency loan;

    . Removing the five-day overdraft privilege granted to banks; and

    . Allowing the placement of banks into receivership and liquidation:

      . Upon submission of a report by Bangko Sentral to the Monetary Board that the capital to risk asset ratio falls below 2% for 90 consecutive days; or

      . Upon a public announcement by banks of a bank holiday and suspension of payments of its deposit liabilities for more than 30 days.

   . Strengthening supervisory capability of Bangko Sentral:

    . Authorizing the Monetary Board to allow Bangko Sentral to conduct examinations or inquiries into all deposit accounts of more than (Peso)50 million or its foreign currency equivalent, if there are reasonable grounds to believe that there is irregular activity in the account;

    . Allowing Bangko Sentral to conduct examinations of the books of banks at least once every calendar year and permits the governor or the supervisory department head or his deputy to authorize these examinations;

    . Imposing stiffer penalties for violations of banking laws;

    . Imposing stiffer sanctions on banks and expands the sanctions to their subsidiaries and affiliates;

    . Extending the requirements of a balanced currency position to banks' subsidiaries and affiliates; and

    . Authorizing Bangko Sentral to impose service fees on financial institutions.

   . Enhancing Bangko Sentral's effectiveness:

    . Removing the five-year time limit on Bangko Sentral's tax exemption as provided in Sections 125 and 126 of R.A. No. 7653;

    . Granting the Monetary Board the authority to provide a compensation structure based on job evaluation and wage surveys; and

    . Allowing banks to engage in financial derivatives subject to regulations, as may be issued by the Monetary Board, to restrain banks from taking speculative positions with respect to future fluctuations in foreign exchange rates.

   The bill proposing the amendments to the New Central Bank Act is pending in Congress.

   Amendments to the Philippine Deposit Insurance Corporation Act

   . Strengthens the supervisory authority of the Philippine Deposit Insurance
     Corporation over insolvent banks, provides assistance to facilitate the sale of assets and assumption of liabilities of banks under receivership and increases the amount of the permanent insurance fund.

   The Philippine Deposit Insurance Corporation is consulting with Bangko Sentral on the specific terms of the proposed amendments.

   Corporate Recovery Act

   . Seeks a pre-negotiated, fast-tracked, and court-supervised rehabilitation plan and provides a procedure for the dissolution and liquidation of companies;

   . Repeals certain sections of the old insolvency law that pertain to corporate bankruptcies while retaining individual bankruptcy procedures; and

   . Includes some specific measures such as allowing either a debtor or a creditor to initiate formal insolvency proceedings.

   Two competing bills relating to the Corporate Recovery Act are being considered by Congress. One bill is being discussed in the House and the other bill is being discussed in the Senate.

   Rationalization of Taxation on the Financial Sector

   . Restructures gross receipts and documentary stamp taxes to minimize their cascading effect, particularly on frequently traded instruments and assets;

   . Eliminates distortions arising from the non-uniform tax treatment of financial institutions and assets; and

   . Rationalizes tax treatment of pension funds, insurance and investments houses to assist in the development of the capital market.

   The Department of Finance has drafted a proposed bill and is preparing to submit it to Congress.

   Revised Investment Company Act

   . Establishes a comprehensive regulation scheme to permit investment companies to serve their role in the capital formation process, and at the same time to prevent abuses and protect investors in such companies; and

   . Provides a favorable framework where investment companies can operate to facilitate the flow of investments from sources within the country and abroad, and to broaden securities ownership by Filipinos.

   Four competing bills relating to the Investment Company Act have been submitted to Congress.

   Pre-need Plan Code

   . Provides the regulatory framework for the efficient regulation of the pre-need industry (investing today for things like education costs which will be needed in the future) including the method of determining and computing reserves and the annual valuation of pre-need products.

   Five competing bills relating to the Pre-need Plan Code have been submitted to Congress. Two bills are being considered in the House and three bills are being considered by the Senate.

   Securitization Act

   . Offers investment participation in asset-backed securities products to a wider range of investors; and

   . Creates special purpose vehicles as the transferees of assets and the issuer of securities, removes gross receipts and documentary stamp taxes, creates a regulatory system, and removes the one-year right to redeem, although foreclosure will be considered a final settlement of an obligation.

   A draft bill relating to the Securitization Act is being reviewed by the Department of Finance and the SEC.

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

   Special Purpose Asset Vehicle Act

   . Authorizes the creation of special purpose asset vehicles to acquire non-performing loans, real estate and other assets for the benefit of financial institutions.

   The SPAV law was signed by the President on January 26, 2003 and its implementing rules and regulations are being reviewed.

   Securities Regulation Code

   . Amends the mandatory tender provision from 15% to 35%;

   . Amends the broker-director prohibition by allowing the broker-dealers' self-regulatory organization to issue rules;

   . Transfers the authority to impose net capital and other capital adequacy ratios on broker/dealers from the SEC to the self-regulatory organization;

   . Repeals the broker-dealer segregation; and

   . Repeals the rule which allows the automatic listing of securities in all exchanges.

   Three bills relating to the Securities Regulation Code have been submitted to Congress. Two bills are being considered by the Senate and one bill is being considered by the House.

   Personal Equity and Retirement Account Bills

   . Provides for the taxability or non-taxability of an individual's personal equity and retirement account; and

   . Provides rules relating to contributions, earnings from investments and distribution of benefits upon retirement.

   Eight bills relating to personal equity and retirement accounts have been submitted to Congress. Four bills are being considered by the House and four bills are being considered by the Senate.

   Income Tax System Reform

   . Proposes uniform taxation on income of corporations, self-employed individuals and professionals by changing the tax base and lowering the income tax rate; and

   . Amends the tax on salaried individuals by increasing the amount of exempt income, lowering the marginal income tax rate and simplifying tax compliance and administration rules.

   Three bills relating to income tax reform have been submitted to Congress. Two bills are being considered by the House and one bill is being considered by the Senate.

   Excise Tax Indexation and Reclassification

   . Proposes to adjust the excise tax on cigarettes and alcohol products to more accurately reflect prevailing market values; and

   . Proposes to reclassify the excise tax based on net retail price and on a three-year interval.

   The Department of Finance has prepared a draft bill relating to excise tax indexation and reclassification, which is currently being reviewed.

   Fiscal Incentive System Reform

   . Rationalizes fiscal incentives granted under all existing laws including those incentives granted under laws creating economic zones; and

   . Provides for an indicative tax expenditure budget.

   Five bills relating to fiscal incentive system reform have been submitted to Congress. Two bills are being considered by the House and three bills are being considered by the Senate.

   Customs Modernization Bill

   . Amends certain sections of the Tariff and Customs Code to enable the Bureau of Customs to accept documents and electronically transmit acknowledgement receipts, approvals and responses.

   A draft bill relating to customs modernization has been submitted to Congress.

History, Land and People

   History. Spain governed the Philippines as a colony from 1521 until 1898. On June 12, 1898, during the Spanish-American War, the Filipinos declared their independence. The United States claimed sovereignty over the Philippines under the 1898 Treaty of Paris, which ended the Spanish- American War, and governed the Philippines as a colony until 1935 when the Philippines became a self-governing commonwealth. On July 4, 1946, the Philippines became an independent republic.

   Geography and General Information. The Philippine archipelago, located in Southeast Asia, comprises over 7,000 islands and a total land area of approximately 300,000 square kilometers. The Republic groups the islands into three geographic regions: Luzon in the north, covering an area of 141,395 square kilometers, Visayas in the center, covering an area of 55,606 square kilometers, and Mindanao in the south, covering an area of 101,999 square kilometers. The Republic is also divided into 15 administrative regions.

   Forests cover approximately 50% of the Philippines and 47% of the country is under agricultural cultivation. In 2000, agriculture, forestry and fishery employed 37.1% of the labor force and provided 4.4% of the Republic's export earnings (including exports of agriculture-based products). The Republic is generally self-sufficient in staple cereals and is a major exporter of certain agricultural products. Manufactured goods comprise the most important category of the Republic's exports, accounting for 89.2% of the Republic's exports in 2000. Electronics, machinery and transport equipment and garments have historically been the Republic's leading manufactured exports.

   The Republic's population is currently approximately 80 million. The Republic's capital, Manila, located in Luzon, has an estimated population of
1.7 million. The cities of Manila, Pasay, Kalookan, Quezon City, Mandaluyong, Las Pinas, Muntinlupa, Marikina, Pasig and Makati, together with seven surrounding municipalities, make up the National Capital Region or Metro Manila. Metro Manila, the most populous of the administrative regions, has an estimated population of 9.9 million people.

   The majority of Filipinos have Malay ethnic origins. Filipino culture also includes strong Spanish, Chinese and American influences. Filipino is the national language, but English is the primary language used in business, government and education. The population speaks over 80 other dialects and languages, including Chinese and Spanish. Based on a 1999 survey, the Republic's literacy rate is 95.1%, ranking among the highest in Asia.

   Christianity, primarily Roman Catholicism, is the predominant religion in the Philippines. A significant Muslim minority lives in Mindanao.

Government and Politics

   Governmental Structure. Since 1935, the Republic has had three Constitutions. The country adopted the current Constitution by plebiscite in February 1987 after the ousting a year earlier of Ferdinand E. Marcos, who had ruled for 20 years, in favor of Corazon C. Aquino after a people's uprising. The new Constitution restored a presidential form of government comprised of three branches: executive, legislative and judicial.

   The principal features of each branch are as follows:

   . Executive -- A President, directly elected for a single, six-year term, exercises executive power. If the President dies, becomes permanently disabled or is removed from office or resigns, the Vice President acts as President for the remainder of the term. If the Vice President cannot serve, the President of the Senate or, if he cannot serve, the Speaker of the House of Representatives, acts as President until the election and qualification of a new President or Vice President. The person acting as President for any remaining term may, if elected, serve a six-year term as President.

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

     In May 1998, the country elected Joseph Estrada as President and Gloria Macapagal-Arroyo as Vice President. In January 2001, after a people's uprising, there was a transition of power to President Arroyo. See " -- Recent Political Developments".

   . Legislative -- The Congress, comprised of the Senate and the House of
     Representatives, exercises the country's legislative authority. The Constitution mandates a Senate of 24 members and a House of Representatives of not more than 250 members, all elected by popular vote. Senators serve for a term of six years and members of the House of Representatives for a term of three years. The country held elections for 13 Senators and all members of the House of Representatives in May 2001. The other 11 Senators were elected in May 1998.

   . Judicial -- The Supreme Court and any lower courts established by law exercise the country's judicial authority. The country's court system is a multi-tiered system of courts of general jurisdiction that includes the Supreme Court and the Court of Appeals. Below these, the Regional Trial Courts, Metropolitan Trial Courts, the Municipal Trial Courts and the Municipal Circuit Trial Courts constitute courts of original jurisdiction.

     Special or administrative tribunals and quasi-courts also exercise judicial functions. Included in this category are constitutional commissions, the Sandiganbayan, the court that handles Government graft and corruption cases, the Court of Tax Appeals, the Shari'ah courts, which handle matters governed by Islamic law, and administrative agencies that handle specialized areas such as labor relations and securities regulation.

     A Chief Justice and 14 Associate Justices constitute the Supreme Court, which supervises all lower courts and related personnel. The Supreme Court and the Court of Appeals may review decisions and rulings of lower courts and quasi-judicial tribunals. The President appoints each Supreme Court or Court of Appeals justice and lower court judge from at least three candidates nominated by the Judicial and Bar Council.

   Political Parties. The Republic's multi-party system currently has several registered political parties. For the May 2001 elections, President Arroyo was supported by the People Power Coalition which was comprised of the Lakas-NUCD-UMDP, the Liberal Party, Reporma, Promdi, Aksyon Demokratiko and other pro-Arroyo administration parties. In turn, parties identified with former President Estrada formed the Puwersa ng Masa ("Force of the Masses") coalition which was comprised of the Nationalist People's Coalition, the Laban ng Demokratikong Pilipino, Partido ng Masang Pilipino, the People's Reform Party and the Kilusang Bagong Lipunan (the party organized by the late President Ferdinand Marcos and his political allies).

   Administrative Organization. As of April 30, 2001, there were 1,626 local Government units, 16 regions, 79 provinces, 114 cities, 1,496 municipalities (subdivisions of provinces) and 41,943 barangays (villages, which are the basic units of the political system) -- comprising the country's basic political and administrative structures. Highly urbanized cities function independently of any province, while other cities are subject to the administrative supervision of their home provinces.

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

   The Government is mainly organized around the 20 departments and department-equivalent agencies of the executive branch, which implement the various programs and projects of the Government. The departments and department-equivalent agencies are in turn organized into sectors.


Sector                                                    Major Departments
------                           -------------------------------------------------------------------
Social services................. Health; Education, Culture and Sports; Labor and Employment; Social
                                 Welfare and Development
Economic services............... Agriculture; Agrarian Reform; Energy; Environment and Natural
                                 Resources; Tourism, Trade and Industry; Public Works and Highways;
                                 Transportation and Communications; Science and Technology
Defense......................... National Defense
General public services......... Foreign Affairs; Finance; Budget and Management; Interior and Local
                                 Government; Justice; National Economic and Development Authority;
                                 Office of the Press Secretary
Constitutional offices.......... Elections; Audit; Civil Service; Office of the Ombudsman; Human
                                 Rights
Autonomous Region of
  Muslim Mindanao............... Not applicable
Cordillera Administrative Region Not applicable

   Agencies attached to the various departments perform regulatory, policy formulation and coordination functions.

   The projects and programs in the Autonomous Region of Muslim Mindanao and Cordillera Administrative Region are implemented by various departments from different sectors. The total budget allocated for projects in the Autonomous Region of Muslim Mindanao was (Peso)5.4 billion for 2002. For 2002, (Peso)50.0 million or 0.9% of budget was allocated to infrastructure projects, with locally-funded road and flood control projects implemented by the Department of Public Works and Highways. The remainder of the budget was allocated for governance and institutions development projects. The total budget allocated for projects in the Cordillera Administrative Region was (Peso)4.0 billion for 2002. For 2002, (Peso)517.7 million or 12.9% of the budget was allocated to infrastructure projects, with locally-funded road and flood control projects implemented by the Department of Public Works and Highways. Approximately 20% of the 2002 budget was allocated for agriculture, natural resources and agrarian reform projects. The remainder of the budget will pay for social reform and development projects.

   The Government also owns or controls a number of corporations that provide essential goods and services and work with the private sector to encourage economic growth and development. Traditionally restricted to basic public services and national monopolies, the number of Government corporations grew from 13 in the 1930s to 301 by 1984. In 1988, the Government launched a reform program to reduce the number of Government corporations, establishing the legal and policy framework for the country's privatization program. See
"-- Government and Politics -- Privatization".

   Currently, there are approximately 100 Government corporations, including subsidiaries. Each of these corporations is attached to a department for policy and program coordination.

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

   The Government closely monitors 14 major non-financial Government corporations engaged in various major business activities by recording their individual contribution to the public sector deficit or surplus position and other financial indicators. These 14 corporations and their areas of activity are as follows.

       Government Corporation                        Business Activity
       ----------------------                      ----------------------
       National Power Corporation................. power
       Philippine National Oil Company............ holding company, power
       National Electrification Administration.... electric utilities
       Metropolitan Waterworks and Sewerage System water utilities
       Local Water Utilities Administration....... water utilities
       Philippine Export Zone Authority........... area development
       National Food Authority.................... agriculture
       National Irrigation Administration......... agriculture
       Philippine National Railways............... transportation
       Light Rail Transit Authority............... transportation
       Philippine Ports Authority................. transportation
       National Development Company............... holding company
       National Housing Authority................. housing
       Home Guaranty Corporation.................. housing insurance

   As of December 31, 2001, these 14 corporations had aggregate domestic and external debt of approximately (Peso)1,143 billion, which comprised virtually all the debt incurred by Government corporations.

   To facilitate the implementation of better business practices, the Government intends to expand its monitoring of Government corporations, including to the National Home Financing Corporation, which provides mortgage financing for low-income housing.

   The Government currently records the contribution to the public sector deficit or surplus, and other financial indicators, of three Governmental financial institutions that provide credit to enterprises in support of public policies including two specialized Government banks -- the Development Bank of the Philippines and the Land Bank of the Philippines. For a description of the Development Bank and the Land Bank, see "-- The Philippine Financial System -- Structure of the Financial System". The third institution, the Trade and Investment Development Corporation of the Philippines (formerly Philippine Export and Foreign Loan Guarantee Corporation), guarantees foreign currency loans to exporters and contractors. As of March 30, 2001, the monitored Governmental financial institutions had aggregate domestic and external debt of approximately (Peso)353.4 billion.

   Privatization. The Government has privatized a number of Government corporations. The country's privatization program has broadened the ownership base of Government assets and developed the domestic capital markets.

   Prior to 2001, the Committee on Privatization, an executive office under the office of the President chaired by the Secretary of Finance, oversaw the Government's privatization program. The Committee was responsible for formulating privatization policies and guidelines, identifying disposable assets, monitoring progress and approving the price for and the buyers of the assets. The marketing of assets was handled by disposition entities, including the Asset Privatization Trust, the Presidential Commission on Good Government and the National Development Company. The division of responsibilities between the Committee on Privatization and the disposition entities served as a check and balance mechanism and enhanced transparency.

   The terms of the Committee on Privatization and the Asset Privatization Trust expired on December 31, 2000. Since January 1, 2001, the Privatization Council has been responsible for the privatization of the remaining Government corporations scheduled to be privatized. The Privatization Council, a policy-making body, is chaired by the Secretary of Finance and includes representatives from the Department of Tourism, The Department of Trade and Industry, the Department of Budget and Management, the Department of Justice, the National

Economic and Development Authority, the National Treasury and the Presidential Commission on Good Government. Along with the Privatization Council, there are two new disposition entities, the Land Bank of the Philippines, which is responsible for the disposition of the financial assets previously held by the Asset Privatization Trust, and the Privatization and Management Office, which is responsible for the disposition of physical assets. To maintain a check and balance system, all disposition entities must submit their privatization plans to the Privatization Council for its review and approval and file a report containing the results of each privatization transaction.

   The following table summarizes certain information regarding the Government's principal privatizations to date.

                                                                   Government         Gross
                                                                 Ownership After  Privatization
                                            Year of Sale              Sale        Proceeds/(1)/
                                    ---------------------------- --------------- -------------
                                                                                  (in billions)
International Corporate Bank....... 1987; 1993                          0.0%      (Peso) 2.2
Union Bank of the Philippines...... 1988; 1991; 1992                   13.0              1.3
Philippine National Bank........... 1989; 1992; 1995; 1996; 2000      16.0 /(2)/         6.5
Philippine Plaza Holdings.......... 1991                                0.0              1.5
Manila Electric Company............ 1991; 1994; 1997                  30.0 /(3)/        16.3
Philippine Airlines................ 1992                              0.97 /(2)/        10.7
Petron Corporation................. 1993; 1994                         40.0             25.0
National Steel Corporation......... 1994; 1997                         12.5             17.1
Paper Industries Corporation of the
  Philippines...................... 1994                                8.0              2.4
Philippine Shipyard and Engineering
  Corporation...................... 1994                                9.0              2.1
Fort Bonifacio Development
  Corporation...................... 1995                               45.0             39.2
Metropolitan Waterworks and
  Sewerage System.................. 1997                               --  /(4)/        --  /(4)/
Philippine Associated Smelting
  and Refining Corp................ 1999                               4.26              3.3
Philippine Phosphate Fertilizer
  Corporation...................... 2000                                0.0              3.1

--------
Source:  Privatization Council.

(1) Net remittances to the Government upon the privatization of its assets are, in certain circumstances, less than the gross proceeds from the sale of such assets, based on agreements between the Government and the privatized entities.

(2) Government's ownership was diluted in 2001 by a pre-emptive rights offering.

(3) Government ownership includes ownership by agencies and Government financial institutions.

(4) The privatization of Metropolitan Waterworks and Sewerage System involved awarding two 25-year concessions to rehabilitate, expand and operate the system. Over the term of the concessions, the concessionaires obligated themselves to make improvements by, among other things, providing for water services, sewerage services, and interconnection facilities between themselves and paying concession fees to the Metropolitan Waterworks and Sewerage System. The estimated cost of these improvements is $7.0 billion, which is expected to be incurred over the 25-year concession period.

   As of May 31, 2002, 26 Government corporations, 144 assets handled by the Privatization and Management Office and certain personal property assets held by the Presidential Commission on Good Government were scheduled for privatization. With the initial privatization phase approximately 80% complete, during the

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

remainder of 2002 the Government plans to focus on selling its remaining shares in Manila Electric Company, fully privatizing the Philippine National Bank, privatizing the Philippine National Construction Corporation, disposing of certain assets held by the Presidential Commission on Good Government and selling the International School of Manila property. The current economic slowdown, however, may, in the near term, affect investors' propensity to invest, or the prices that they are willing to pay for the Government's assets, which would thereby reduce the proceeds received from any privatized assets. In the medium term, the Government plans to privatize the National Power Corporation, PNOC Energy Development Corporation, the International Broadcasting Corporation, Food Terminal Inc. and the Philippine Postal Corp. In the long term, the Government intends to concentrate on establishing public-private partnerships to provide social services, especially in the health, education and pension sectors and also on privatizing the operations and management functions of selected Government corporations. The Government has also encouraged "build-operate-transfer" arrangements and other initiatives to enable the private sector to meet more of the country's infrastructure needs, especially in the power, water, transportation and telecommunications sectors. By pursuing its privatization goals, the Government hopes the private sector will provide for infrastructure and social needs, simultaneously stimulating the economy and relaxing the demand on public resources.

   From January through May 2002, remittances to the National Treasury from privatizations amounted to (Peso)140 million, increasing total remittances to approximately (Peso)128 billion as of May 31, 2002. Although the Government's privatization proceeds target for 2002 was originally (Peso)5 billion, the target has been revised to (Peso)1 billion because of significant delays in the privatization of National Power Corporation and the significant reduction of value of Meralco.

   International Relations. The Philippines places a high priority on expanding global trade through a multilateral framework of principles and rules that respect national policy objectives and the level of economic development of individual countries. The country's participation in various international organizations, like the World Trade Organization of the United Nations, the IMF, the International Bank for Reconstruction and Development (also known as the World Bank) and the Asian Development Bank, allows it to encourage liberalized global trade and investment and to discuss financial and development issues that will affect the Republic's economic development.

   The following table shows the Republic's capital participation in, and loans obtained from, major international financial organizations.

              MEMBERSHIP IN INTERNATIONAL FINANCIAL ORGANIZATIONS

                                                                  As of December 31, 2001
                                                        -------------------------------------------
                                             Date Of               Capital Capital Paid    Loans
Name Of Organization                        Admission   Subscribed  Share       In      Outstanding
--------------------                      ------------- ---------- ------- ------------ -----------
                                                    (in millions, except for percentages)

International Monetary Fund/(1)/......... November 1945 SDR 879.9     --    SDR 879.9   SDR 1,559.2
International Bank for Reconstruction and
  Development/(2)/....................... December 1945  $6,844.0    0.4%       $48.9      $3,802.1
Asian Development Bank/(3)/.............. December 1966  $1,091.9    2.4%       $78.0      $7,994.3

--------
(1) Source: IMF.
(2) Source: World Bank Annual Report.
(3) Source: Asian Development Bank Annual Report.

   The Philippines also promotes its economic interests through close ties with neighboring countries and membership in the following regional organizations:

   . the Association of Southeast Asian Nations ("ASEAN");

   . South East Asia, New Zealand and Australia Central Banks;

   . South East Asian Central Banks;

   . ASEAN Free Trade Area;

   . Asia-Pacific Economic Cooperation; and

   . Executives Meeting of East Asia and Pacific Central Banks.

   The Philippines seeks advances in bilateral relations and peaceful solutions to regional issues through frequent consultations, visits and cooperative activities. For example, in 1995, the country adopted a series of bilateral codes of conduct regarding the Spratly Islands, an archipelago in the South China Sea claimed by several Asian countries, to reduce the chances of accidental conflict and is working toward the adoption of a regional code of conduct with ASEAN and China. Nevertheless, several incidents related to the disputed islands have occurred since 1995.

Philippine Economy

Overview

   Like many developing countries after World War II, the Philippines protected local industry from foreign competition through measures such as import tariffs and quotas, hoping to replace imported finished goods with domestically produced goods over time. Successive Governments also intervened in the country's economic affairs by imposing quantitative trade barriers, price controls and subsidies. Initially, the economy grew rapidly, with real GNP growing at an average rate of 5.8% per annum from 1970 to 1980 largely due to increased exports and Government investments. Infrastructure spending increased, and state ownership of commercial enterprises became prevalent. By the early 1980s, however, the country faced ballooning budget deficits, growing levels of foreign and domestic borrowing, rising inflation, climbing interest rates, a depreciating Peso, declining investment capital, and slowing economic growth or, at times, a contraction in GDP. The country's unstable political situation during that period, highlighted by the assassination of opposition leader Benigno Aquino in 1983, exacerbated its economic problems.

   The general optimism brought about by the peaceful removal of the unpopular Marcos administration in 1986 helped economic recovery. Real GNP grew by 3.6% in 1986, increasing to 7.2% in 1988 before decelerating to 0.5% in 1991. The deceleration was caused principally by underlying macroeconomic imbalances, compounded by supply bottlenecks, natural disasters, political instability, the global recession and the Persian Gulf crisis.

   The Government of President Corazon Aquino, who came to power in 1986, embarked on a stabilization program aimed at preventing an upsurge in inflation, controlling the fiscal deficit and improving the external current account position. The economy responded favorably to these measures, posting increases in real GNP, investments, private consumption and imports in 1992. The Aquino administration also recognized that the country's economic difficulties in large part resulted from its protectionist policies. The Aquino administration, therefore, initiated reforms to open the economy to market forces and reduce the size and role of the Government in the Philippine economy. The Government of President Fidel Ramos, who assumed office in 1992, accelerated the reform efforts initiated by the Aquino administration.

   Despite undertaking a review of a number of the policies and programs initiated by previous administrations, the Estrada administration continued many of the financial policies and market-oriented reforms of the Aquino and Ramos administrations.

   Prior to the onset of the Asian economic crisis in mid-1997, real GDP grew at an average annual rate of 5.0% from 1994 to 1996 while real GNP grew at an average annual rate of 5.8% during the same period. The exchange rate between the Peso and the US dollar was stable, ranging from (Peso)24 to (Peso)27 per US dollar from 1994 to 1996. The consolidated public sector financial position swung from a deficit of (Peso)8.4 billion in 1994 to a surplus of (Peso)7.3 billion in 1996. Total net foreign investments increased from $1.6 billion to $3.5 billion during the same period and the unemployment rate declined from 9.5% in 1994 to 8.6% in 1996.

   After the onset of the Asian economic crisis in mid-1997, the Philippines experienced economic turmoil characterized by currency depreciation, a decline in the performance of the banking sector, interest rate volatility, a significant decline in share prices on the local stock market and a reduction of foreign currency reserves. These factors led to a slowdown in the Philippine economy in 1997 and 1998 with real GDP contracting by 0.6% in 1998. The Philippines' economic performance in 1998 was also adversely affected by the decline in agricultural production caused mainly by the effects of the drought related to the El Nino phenomenon and later the typhoons related to the La Nina phenomenon. In response, the Government adopted a number of policies to address the effects of the Asian economic crisis by strengthening the country's economic fundamentals. In 1999 and 2000, a number of the Philippines' economic indicators showed more favorable results. In 1999, real GNP growth improved to 3.7% while real GDP expanded by 3.4%. The trend continued in 2000 with real GNP growing by 4.8% and GDP growing by 4.4%. In 2001, the real GNP grew by 3.4% and the real GDP grew by 3.2%. The GNP and GDP growth for 2001 remained strong, although growing at a slower pace than 2000, primarily due to strong agricultural output, a strong services sector and rapid growth in the telecommunications industry, which was able to offset the manufacturing sector suffering from weak global demand.

   The Arroyo administration has prepared a medium-term development plan for 2001 to 2004 to fight poverty and unemployment. Major features of the medium-term development plan are devoted to ensure good and effective governance and improve public finances to reduce the number of poor families and reduce unemployment. See "Core Policies of the Arroyo Administration".

GDP and Major Financial Indicators

Gross Domestic Product

   Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country during a given period and is indicative of whether the country's productive output rises or falls over time. By comparison, gross national product, or GNP, measures the market value of all final goods and services produced by a country's citizens during a given period, whether or not the production occurred within the country.

   Economists show GDP in both current and constant market prices. GDP at current market prices values a country's output using the actual prices of each year, whereas GDP at constant market prices values output using the prices from a base year, thereby eliminating the distorting effects of inflation.

   The following tables present the GDP of the Philippines by major sector at both current and constant market prices.

                    GROSS DOMESTIC PRODUCT BY MAJOR SECTORS
                          (AT CURRENT MARKET PRICES)

                                                                                                                 Percentage of
                                                                                                                      GDP
                                                                                                                 ------------
                                 1997          1998          1999          2000          2001          2002       1997   2002
                             ------------- ------------- ------------- ------------- ------------- ------------- -----  -----
                                                            (in billions, except as indicated)
Agriculture, fishery and
  forestry.................. (Peso)  458.0 (Peso)  451.6 (Peso)  510.5 (Peso)  525.9 (Peso)  549.4 (Peso)  592.4  18.8%  14.9%
                             ------------- ------------- ------------- ------------- ------------- ------------- -----  -----
Industry sector
 Mining and quarrying.......          17.3          20.1          18.0          21.2          21.2          32.3   0.7    0.8
 Manufacturing..............         540.3         582.9         644.0         745.9         831.6         909.6  22.3   22.9
 Construction...............         156.1         157.4         162.9         174.4         182.4         194.4   6.4    4.9
 Electricity, gas and water.          66.1          78.0          86.1          97.5         116.3         121.2   2.7    3.0
                             ------------- ------------- ------------- ------------- ------------- ------------- -----  -----
       Total................         779.8         838.4         911.1       1,039.0       1,151.5       1,257.6  32.1   31.6
Service sector
 Transportation,
   communications and
   storage..................         118.9         139.7         159.3         199.0         247.6         276.7   4.9    7.0
 Trade......................         317.2         361.2         419.3         473.0         517.5         556.0  13.1   14.0
 Finance....................         114.5         130.3         141.6         149.1         160.1         170.1   4.7    4.3
 Ownership of dwellings and
   real estate..............         168.0         189.3         208.9         221.9         236.7         252.6   6.9    6.4
 Private services...........         233.7         280.6         335.4         381.6         433.7         485.3   9.6   12.2
 Government services........         236.7         274.1         290.8         319.8         343.6         386.6   9.7    9.7
                             ------------- ------------- ------------- ------------- ------------- ------------- -----  -----
       Total................       1,189.0       1,375.0       1,555.3       1,743.4       1,939.1       2,127.4  49.0   53.5
                             ------------- ------------- ------------- ------------- ------------- ------------- -----  -----
Total GDP................... (Peso)2,426.7 (Peso)2,665.1 (Peso)2,976.9 (Peso)3,308.3 (Peso)3,640.0 (Peso)3,977.4 100.0% 100.0%
                             ============= ============= ============= ============= ============= ============= =====  =====
Total GNP................... (Peso)2,528.3 (Peso)2,802.1 (Peso)3,136.2 (Peso)3,496.9 (Peso)3,853.3 (Peso)4,232.8
Total GDP (in billions of US
  dollars)/(1)/.............      $   82.3      $   65.2      $   76.2      $   74.9      $   71.4      $   77.1
GDP per capita (in US
  dollars)/(1)/.............      $1,116.3      $  864.5      $  988.8      $  951.7      $  888.7      $  942.5

--------
Source:  National Statistical Coordination Board.

(1) Calculated using the average exchange rate for the period indicated. See "-- Monetary System -- Foreign Exchange System".

                    GROSS DOMESTIC PRODUCT BY MAJOR SECTORS
                       (AT CONSTANT MARKET PRICES/(1)/)

                                                                                                                Percentage of
                                                                                                                     GDP
                                                                                                                ------------
                             1997         1998          1999          2000           2001            2002        1997   2002
                         -----------  -----------   -----------  -------------  -------------  --------------   -----  -----
                                                          (in billions, except percentages)
Agriculture, fishery and
  forestry.............. (Peso)185.0  (Peso)173.2   (Peso)184.5  (Peso)  190.7  (Peso)  197.7   (Peso)  204.7    20.7%  19.7%
                         -----------  -----------   -----------  -------------  -------------  --------------   -----  -----
Industry sector
 Mining and quarrying...        10.3         10.6           9.7           10.7           10.0            14.9     1.2    1.4
 Manufacturing..........       223.7        221.2         224.7          237.3          244.1           252.1    25.0   24.4
 Construction...........        57.3         51.8          51.0           51.7           49.8            49.8     6.4    4.8
 Electricity, gas and
   water................        29.4         30.3          31.3           32.6           32.8            33.5     3.3    3.2
                         -----------  -----------   -----------  -------------  -------------  --------------   -----  -----
   Total................       320.7        313.9         316.7          329.0          336.7           350.4    35.9   33.8
Service sector
 Transportation,
   communications and
   storage..............        55.1         58.6          61.7           68.2           74.2            80.8     6.2    7.8
 Trade..................       135.3        138.6         145.4          152.9          161.5           170.7    15.2   16.5
 Finance................        43.5         45.4          46.3           46.7           47.3            48.8     4.9    4.7
 Ownership of dwellings
   and real estate......        47.3         48.1          48.4           48.3           48.1            48.9     5.3    4.7
 Private services.......        61.0         63.9          67.6           70.9           74.0            78.1     6.8    7.6
 Government services....        45.2         46.2          47.7           48.5           49.8            52.0     5.1    5.0
                         -----------  -----------   -----------  -------------  -------------  --------------   -----  -----
   Total................       387.5        400.9         417.0          435.5          454.8           479.3    43.5   46.2
                         -----------  -----------   -----------  -------------  -------------  --------------   -----  -----
Total GDP............... (Peso)893.2  (Peso)888.0   (Peso)918.2  (Peso)  958.4  (Peso)  989.3   (Peso)1,034.4   100.0% 100.0%
                         ===========  ===========   ===========  =============  =============  ==============   =====  =====
Total GNP............... (Peso)930.7  (Peso)934.5   (Peso)969.3  (Peso)1,012.6  (Peso)1,051.1   (Peso)1,105.9
Percentage change in GDP         5.2%        (0.6)%         3.4%           4.0%           3.2%           4.6%//
Percentage change in GNP         5.3%         0.4%          3.7%           4.5%           3.4%           5.2%//

--------
Source:  Economic and Social Statistics Office; National Statistical
                  Coordination Board.

(1) Based on constant 1985 prices.

   The following table shows the percentage distribution of the country's GDP at constant 1985 prices.

             DISTRIBUTION OF GROSS DOMESTIC PRODUCT BY EXPENDITURE
                       (AT CONSTANT MARKET PRICES/(1)/)

                                       1998   1999   2000   2001   2002
                                      -----  -----  -----  -----  -----
        Personal consumption.........  79.7%  79.1%  78.5%  78.7%  78.3%
        Government consumption.......   7.9    8.2    8.3    8.1    7.9
        Capital formation
         Fixed capital...............  23.1   21.8   21.2   20.4   19.9
         Changes in stocks...........  (0.9)  (0.8)  (0.3)   0.5  (0.09)
                                      -----  -----  -----  -----  -----
           Total capital formation...  22.2   21.0   20.9   20.9   19.4
        Exports of goods and services  41.4   41.5   46.8   43.0   42.4
        Imports of goods and services (54.5) (51.3) (51.1) (49.1) (49.2)
        Statistical discrepancy......   3.3    1.5   (3.4)  (1.6)   0.8
                                      -----  -----  -----  -----  -----
        Total........................ 100.0% 100.0% 100.0% 100.0% 100.0%
                                      =====  =====  =====  =====  =====

--------
Source:  Economic and Social Statistics Office; National Statistical
                  Coordination Board.

(1) Based on constant 1985 prices.

Principal Sectors of the Economy

Agriculture, Fishery and Forestry

   Agriculture. The country's principal agricultural products include cereals, such as palay (rice) and corn, cultivated primarily for domestic use, and crops, such as coconuts, sugar cane and bananas, produced for both the domestic market and export. The Philippines' diverse agricultural system contains many coconut plantations farmed by agricultural tenants and workers, sugar haciendas farmed either under labor administration or by tenants, and large "agro-business" plantations devoted mainly to non-traditional export crops such as bananas and pineapples. Rice, corn and coconuts each account for approximately one-quarter of the country's cultivated area. The country occasionally needs to import rice and corn.

   Through its economic stimulus activities, the Government has begun to implement a number of programs to boost agricultural output. The principal programs are as follows:

   . The Agriculture and Fisheries Modernization Act of 1997, which is the
     Government's blueprint for the modernization of the agriculture and fisheries sectors. The Act provides for, among other things, the establishment of development zones for production, processing and marketing agencies responsible for the enforcement of quality standards, the simplification of access to credit, and the grant of tariff exemptions on the importation of certain equipment.

   . A national productivity program designed to increase the yield and competitiveness of the five major agriculture subsectors: rice, corn, high value crops, livestock and fisheries.

   . Improvement of support services to farmers, particularly irrigation, roads, post-harvest facilities, training, credit and marketing assistance.

   . Stabilization of prices and supply of agricultural commodities.

   Fishery. The Philippines' fishing industry contributes significantly to the country's foreign exchange earnings. Pollution of coastal waters as a result of population growth, mining activities and wasteful fishing methods have damaged the marine and inland resources in some areas in recent years, leading to decreases in production.

   Forestry. The country's forests, one of the Philippines' main natural resources, contain a large quantity of hardwood trees. Over the years population growth, shifting cultivation, illegal logging and inadequate reforestation depleted the forests, leading to a Government-imposed total ban on logging activity and the subsequent continuing decline of the forestry subsector.

   Recent Results. The agriculture, fishery and forestry sector grew by 3.7% in 2001 compared to growth of 3.4% in 2000 at constant market prices, due to the positive performance of the agriculture and fishery subsectors, offsetting the decrease in the forestry subsector. The agriculture industry subsector grew by 4.0% in 2001 compared to growth of 3.6% in 2000. In addition to favorable weather conditions, the Government's revitalized support for agriculture through various means including the distribution of certified seeds, rehabilitation of irrigation facilities and the use of modern equipment, especially in the fishery subsector, contributed to the growth in the agriculture and fishery subsectors. The forestry subsector contracted by 33.5% in 2001 compared to a 19.5% contraction in 2000. For 2001, the agriculture, fishery and forestry sector contributed 0.7% to the total GDP growth rate of 3.2%.

   In 2002, though the 3.5% growth in the agriculture, fishery, and forestry sector was higher than expected, it showed a slight decline compared to the 3.7% growth for 2001. Robust growth in forestry (9.1%) and fishery (6.4%) helped offset weather-related declines in food production, particularly corn and palay production. Meteorologists have reported that the weather system effect known as El Nino could extend into and worsen in the first part of 2003, leading to drier weather conditions, which could have an effect on crop harvests. The El Nino effect is expected to be moderate compared to the prolonged drought of 1997.

Industry Sector

   The sector comprises, in order of importance, manufacturing, construction, electricity, gas and water and mining and quarrying. The sector contributed approximately 35.9% of GDP in 1997 and 34.0% in 2001, at constant market prices. The sector grew by 1.3% in 2001, compared to growth of 4.9% in 2000. This lower growth was mainly due to the global economic slowdown. For the first nine months of 2002, the industry sector grew by 3.8% compared to the first nine months of 2001. The growth in industry was driven by substantial increases in electrical machinery, textiles, and transport manufacturing.

   Mining and Quarrying. The mining and quarrying subsector contracted by 6.6% in 2001, compared to growth of 10.0% during 2000. This considerable decline was caused primarily by the decline in growth of gold production and contraction in the production of stone quarrying, clay and sandpits and other non-metallic mining. Increases in the growth of chromium and other metallic mining did not have a significant impact on the growth of the subsector as a whole. However, in the first six months of 2002 the mining and quarrying subsector rebounded from the previous declines, with growth of 39.8%.

   Manufacturing. The country's manufacturing subsector comprises three major industry groups:

   . consumer goods, including the food, footwear and garment industries;

   . intermediate goods, including the petroleum, chemical and chemical product industries; and

   . capital goods, including the electrical machinery and electronics industries.

   The following table presents, at constant market prices, the gross value added, which equals the value of sales minus the cost of raw material and service inputs, for the manufacturing sector by industry or industry group.

             GROSS VALUE ADDED IN MANUFACTURING BY INDUSTRY GROUP
                       (AT CONSTANT MARKET PRICES/(1)/)

Industry/Industry Group            1997          1998          1999          2000          2001          2002
-----------------------        ------------- ------------- ------------- ------------- ------------- -------------
                                                                  (in millions)
Food manufactures............. (Peso) 76,318 (Peso) 78,744 (Peso) 83,049 (Peso) 84,590 (Peso) 88,227 (Peso) 95,010
Beverage industries...........         8,961         9,003         8,896         9,175         8,820         8,907
Tobacco manufactures..........         5,779         5,538         5,681         5,886         6,133         6,535
Textile manufactures..........         5,320         5,085         4,660         4,128         3,778         4,067
Footwear/wearing apparel......        12,356        12,699        10,801        12,327        12,801        13,822
Wood and cork products........         2,969         2,769         2,451         2,220         2,060         2,063
Furniture and fixtures........         2,822         2,881         2,852         3,172         3,232         3,065
Paper and paper products......         2,038         2,132         2,033         2,627         2,258         2,032
Publishing and printing.......         3,233         3,093         3,055         2,964         2,967         3,173
Leather and leather products..           215           224           222           229           254           293
Rubber products...............         2,088         1,849         2,065         2,115         1,743         1,705
Chemical and chemical products        14,276        14,169        13,868        13,523        14,648        13,961
Petroleum and coal products...        39,753        37,472        37,137        39,896        38,929        34,361
Non-metallic mineral products.         7,925         6,614         5,834         5,625         5,215         5,708
Basic metal industries........         5,223         4,745         4,206         3,600         3,851         3,625
Metal industries..............         4,841         4,231         4,272         4,645         5,257         5,977
Machinery (except electrical).         3,756         3,540         3,555         4,219         5,326         4,200
Electrical machinery..........        18,179        19,284        22,277        27,678        29,009        34,192
Transport equipment...........         2,744         1,810         1,984         2,125         2,325         2,379
Miscellaneous manufactures....         4,876         5,269         5,769         6,527         7,249         7,061
                               ------------- ------------- ------------- ------------- ------------- -------------
 Gross value added in
   manufacturing.............. (Peso)223,672 (Peso)221,151 (Peso)224,667 (Peso)237,271 (Peso)244,082 (Peso)252,136
                               ============= ============= ============= ============= ============= =============

--------
Source:  Economic and Social Statistics Office; National Statistical
                  Coordination Board.

(1) Based on constant 1985 prices.

   Higher interest rates in the wake of the currency crisis led to a 1.1% decline in the manufacturing subsector in 1998, compared to 4.2% growth in 1997.

   From 1998 through the first quarter of 1999, weak demand and high operating costs forced a number of businesses to close or cut back operations. Import-dependent industries, including transport equipment and rubber, chemical, petroleum and coal products, experienced declining output. Export-related industries, however, including furniture and fixtures, electrical machinery and leather products, grew, as did food manufactures.

   In 1999, the manufacturing subsector reversed its 1.1% contraction in 1998 to record a growth of 1.6%. The sector recorded positive growth for the last three quarters of 1999. The major gainers for the sector included electrical machinery, which registered a growth of 15.5% and transport equipment, which registered a growth of 9.6%. The decliners in the subsector were led by footwear/wearing apparel, which recorded a 14.9% contraction.

   Manufacturing accounted for, on average, approximately 24.8% of GDP at constant market prices from 1997 to 2001. The subsector grew by only 2.9% in 2001, compared to 5.6% growth in 2000. This reduction was caused primarily by lower growth in the manufacture of apparel, furniture and electrical machinery and by contraction in the manufacture of beverages, paper products, rubber products, petroleum and coal products, and non-metallic mineral products. Gains in growth in the manufacture of food, tobacco, leather products, non-electrical machinery, chemical products and basic metal products contributed positively to the manufacturing subsector, although they were unable to fully offset the declines in the subsector as a whole.

   In 2002, the annual growth rate of the manufacturing subsector was 3.3%, up from 2.9% for 2001. The growth in manufacturing was due mainly to growth in the manufacture of electrical machinery, leather products and footwear and apparel.

   Construction. The construction subsector's contribution to GDP, at constant market prices, declined from 6.4% in 1997 to 5.0% in 2001. The construction subsector declined by 3.6% in 2001 compared to an increase of 1.4% in 2000. This reduction was primarily because public construction recorded a 6.1% decrease reversing a 6.6% increase in 2000. For 2001, the industry sector contributed 0.6% to the total GDP growth rate of 3.4%. Growth in the construction subsector increased to 1.5% in the first quarter of 2002 compared to a contraction of 9.7% in the first quarter of 2001. In 2002, growth in the construction subsector was stable at 0%, an improvement from the 3.6% contraction posted in 2001.

   Electricity, Gas and Water. Electricity, gas and water accounted for 3.4% of GDP at constant market prices, on average, from 1997 to 2001. The subsector grew by 0.7% in 2001, compared to 4.2% in 2000. The slower growth was attributable primarily to reduced electricity demand and decreased water sales resulting from the rehabilitation of water mains and pipes. The electricity, gas and water subsector contracted by 8.8% in the first quarter of 2002 compared to growth of 4.0% in the first quarter of 2001. However, the subsector rebounded for full-year 2002, with annual growth of 2.1%.

   With limited natural resources available for energy development, the Philippines satisfies most of its energy needs with imports of coal and oil, which it then converts into electric power. In August 1996, the Government deregulated oil prices by introducing an automatic mechanism that adjusted petroleum product prices monthly in accordance with Singapore posted prices. In February 1997, the Downstream Oil Industry Deregulation Act of 1996 superseded the automatic-pricing mechanism and allowed domestic oil prices to fluctuate freely based on market conditions. On November 5, 1997, however, the Philippine Supreme Court declared the act unconstitutional on the basis that it inhibited fair competition, encouraged monopolies, interfered with free market forces and nullified the principle of deregulation. On February 10, 1998, the Government enacted a new oil industry deregulation act, which allowed oil prices to fluctuate and eased the entry of new players into the industry.

   The 1998 oil industry deregulation act has increased investment activity and attracted new players into the downstream oil industry, with approximately
(Peso)4 billion of new investments in LPG refilling, bulk storage and retail outlets since deregulation of the industry. Prices of petroleum products have fluctuated in response to market prices and competition has increased. Retail petrol prices declined by a total of 50-65 centavos per litre between October 1998 and January 1999 in response to increased competition, however prices have since increased due to the increase in world crude oil prices. Increases in world crude oil prices led the country to increase coal imports and decrease oil imports.

   The following table sets out the country's energy consumption by source.

                         ENERGY CONSUMPTION BY SOURCE

       Energy Source                   1997   1998   1999   2000   2001
       -------------                  -----  -----  -----  -----  -----
                                           (% of Total Consumption)
       Domestic sources
        Oil..........................   0.0%   0.1%   0.1%   0.0%   0.1%
        Coal.........................   1.7    2.0    1.6    1.6    1.9
        Hydro........................   4.5    3.6    5.5    5.0    5.1
        Geothermal...................   5.5    6.4    7.5    7.8    7.2
        Other/(l)/...................  30.3   28.6   28.8   27.8   30.7
                                      -----  -----  -----  -----  -----
            Total domestic sources...  42.0   40.7   43.5   42.2   45.0
                                      -----  -----  -----  -----  -----
       Imported sources
        Oil..........................  52.9   53.7   50.2   45.5   46.0
        Coal.........................   5.1    5.5    6.3   12.3   10.1
                                      -----  -----  -----  -----  -----
            Total imported sources...  58.0   59.2   56.5   57.8   56.1
                                      -----  -----  -----  -----  -----
              Total.................. 100.0% 100.0% 100.0% 100.0% 100.0%
                                      =====  =====  =====  =====  =====

--------
Source:  Department of Energy.

(1) Other includes gas, fuelwood and biomass fuel.

   National Power Corporation is the principal entity engaged in the development, generation and transmission of electric power on a nationwide basis. It establishes and maintains transmission line grids, generating facilities and inter-island connections throughout the Republic.

   In August 1998, the Department of Energy proposed a number of measures to restructure the Republic's electric power industry, including:

   . eliminating subsidies for less populated service areas, which are currently generated by requiring all service areas to pay the same prices for electricity;

   . restructuring and privatizing the National Power Corporation;

   . creating competition in power generation; and

   . providing free access to the transmission and distribution system.

   The reforms, especially the restructuring and privatization of National Power Corporation, would allow distributors and large customers to choose their electricity supplier. Commercial, regulatory and tariff reforms will be put in place in response to the additional burdens on the regulatory agency, the distribution sector and the other industry players resulting from increased competition in the industry. The Electric Power Industry Reform Act, which provides a legal framework for the restructuring of the electric power industry and the privatization of the assets and liabilities of the National Power Corporation, was enacted on June 8, 2001. See "-- Recent Economic Developments -- Electric Power Industry Reform Act and -- Privatization of the National Power Corporation".

Service Sector

   The sector comprises, in order of importance, trade, finance and housing, private services, transportation, communications and storage and Government services. The service sector remains the largest contributor to GDP, having contributed approximately 45.1% of GDP at constant market prices from 1997 to 2001. Overall, in 2002, the services sector grew by 5.4%.

   Trade. The trade subsector, which consists of wholesale and retail activities, accounted for an average of 15.8% of GDP at constant market prices from 1997 to 2001. The trade subsector grew by 5.6% in 2001 at constant market prices, compared to 5.2% growth in 2000. This increase was caused by a notable growth in wholesale trade, which accounts for one-fourth of trade output. The trade subsector grew by 5.7% in 2002.

   Finance. The finance subsector's contribution to GDP at constant market prices decreased slightly from 4.9% in 1997 to 4.8% in 2001. The housing subsector's contribution to GDP at constant market prices, decreased from 5.3% in 1997 to 4.9% in 2001.

   The finance subsector grew by 1.2% in 2001, compared to a growth of 0.9% in 2000. The bank subsector grew by 0.8% in 2001 as it slightly recovered from its 0.4% contraction in 2000. For a discussion of the country's financial system, see "-- The Philippine Financial System". Insurance, the only subsector which had positive gains in each quarter of 2000, grew by 4.4% in 2000. With sustained positive gains from the second to the fourth quarter of 2000, non-banking activities were able to withstand the turbulence in financial services as that subsector posted growth of 3.1% in 2000 against 2.4% in 1999. The positive development in the nonbanking activities resulted from the expansion in financing activities and the increasing use of credit cards. The finance subsector grew by 3.2% in 2002.

   Housing. The housing subsector contracted by 0.5% in 2001, compared to zero growth in 2000, at constant market prices. This was primarily caused by the 10.0% contraction of the real estate market, which was partially offset by the 2.0% growth in the ownership of dwellings. The ownership of dwellings and real estate subsector grew by 1.6% in 2002 at constant market prices.

   Private Services. The private services subsector includes educational, medical and health, recreational and hotel and restaurant services. The subsector contributed an average of approximately 7.3% to GDP at constant market prices each year from 1997 to 2001. Except for business services and personal services, which experienced higher rates of growth, all private services experienced lower, although positive, growth. The private services subsector grew by 5.5% in 2002 compared to growth of 4.4% in 2001.

   Government Services. Government services was one of the three services subsectors that experienced increased growth in 2001 compared to 2000, increasing from 1.7% to 2.7%. This resulted from the hiring of additional teachers as well as additional compensation for teachers for their election-related duties. The Government services subsector grew by 4.6% in 2002.

   Transportation, Communications and Storage. The geographically diverse nature of the Philippines makes it important to have well developed road, air and sea transportation systems. The Government has encouraged, build, operate and transfer, projects and other private sector initiatives to provide basic transportation services and strengthen inter-regional and urban links to ensure safe and efficient movement of people and goods. Important ongoing build, operate and transfer projects (or its variants) and joint venture projects include the Metro Rail Transit Project, Metro Manila Skyway Project, the Manila-Cavite Expressway Project and the South Luzon Expressway Extension.

   The country's road network is the most important transportation system carrying about 65% of freight and 90% of passenger traffic. The road network covers more than 200,000 kilometers. About 1.8 million vehicles use the road network, including 236,000 vehicles for public use, principally in Metro Manila. Traffic remains congested in the capital region, despite traffic management and various engineering measures. The Government has built and continues to emphasize alternative road networks and mass rapid urban transit rail facilities to ease the problem.

   In 2000, about 1,194 miles of national roads were constructed or rehabilitated while 7,100 lineal meters of bridges along national roads were converted to permanent structures. This improved the percentage of paved national arterial roads to 77% and that of national secondary roads to 52% at the end of 2000.

   Usage of the country's rail facilities has declined largely because of the outdated facilities of the Philippine National Railways. The Government has constructed a two-line light-rail transit system in Metro Manila, financed by a build, lease and transfer arrangement, and has started work on a third line of the light-rail transit system, which is expected to be operational by year 2004 and will provide additional maximum capacity of 500,000 passengers per day for the Metro Manila commuters.

   In addition to a more conducive environment for private sector participation brought about by the amendment of the Build-Operate-Transfer Law, the light-rail transit system Line 1 South Extension Project is expected to be undertaken under a joint venture agreement. The 27-kilometer extension line will expand the existing light-rail system Line 1 service southward to the cities of Paranaque and Las Pinas and the adjoining municipality of Bacoor. The project will connect the north and south ends of the existing railway system.

   Four international airports, in Manila, Cebu, Clark and Subic, and 83 other facilities throughout the country help meet the country's air transport needs. The Government plans to upgrade several major airports to international standards and generally to modernize air navigation and communications operations in the country. The new Manila International Airport terminal's project is expected to commence in early 2003. The Government has formulated a plan for the transition from land-based to satellite-based technology in civil aviation. It approved the implementation of the new communications, navigation surveillance and air traffic management systems project, which will implement satellite-based technology designed to control and manage the air traffic within the respective flight information region. Once financing is obtained and implementation is completed, the system will increase air travel safety, shorten flight duration for air passengers and improve aircraft operating efficiency due to more flexible flight paths and increased airspace capacity.

   Philippine Airlines, Inc., the primary national air carrier, several smaller domestic airlines and airlines from various countries provide air service to, from and within the country. Philippine Airlines retains a leading position in domestic routes, but since the beginning of 1998, Philippine Airlines has had increasing financial difficulties and labor problems. After suspending operations in September 1998, Philippine Airlines resumed service in October 1998 after management and the unions agreed to, among other things, a 10-year suspension of the collective bargaining agreement, a grant of 20% of the airline's equity to its employees and a guarantee of no salary reductions. On December 7, 1998, the airline submitted a rehabilitation plan to the Philippine Securities and Exchange Commission which included proposals for debt restructuring and forgiveness, capital injection, fleet reduction, manpower adjustments and a spin-off of non-core businesses. In May 1999, the airline submitted a restated rehabilitation plan which was approved by the Philippine SEC. Certain creditors of the airline have objected to the rehabilitation plan and its approval by the Philippine SEC. In June 1999, Lucio Tan, a shareholder of the airline, provided $200 million of equity capital to Philippine Airlines and became its Chief Executive Officer.

   The airline's finances, however, began to improve in its fiscal year 1999 (ending on March 31, 2000). After registering six consecutive years of losses, Philippine Airlines reported a net profit of (Peso)45.8 million in fiscal year 1999. In the fiscal year 2000 (ending on March 31, 2001), the airline realized an 815% rise in profits, registering a net profit of (Peso)419 million.

   The country's geography also requires an effective water transport system to ferry cargo and passengers among islands. Currently, the water transport system handles about 40% of total freight traffic and 10% of total passenger traffic in the Philippines. The regulatory policy during the past decade has been to open the industry to competition, ensuring lower cargo passage rates and improving the quality of service. The Government plans to construct or improve 96 national ports, approximately 300 municipal, feeder and fishing ports and river landings and special handling facilities for grains and bulk cargo in other selected ports.

   Faced with historical shortages of telephone lines and long waits for basic telephone service, especially outside Metro Manila, the Government opened the telecommunications industry in 1993 to intensify competition and to increase substantially the number of telephone lines and interconnections. The Government has continued to implement programs designed to provide telephone lines, exchanges and transmission facilities to underserved regions of the country. As of December 31, 2001, a cumulative total of more than 6.9 million lines have been installed, which translates to a telephone density of 9.0 main telephone lines per 100 inhabitants.

   The country has 11 international long distance providers and five cellular mobile telephone operators, as well as a number of competitors in the local telephone market. The privately-owned Philippine Long Distance Telephone Company ("PLDT") continues to exert strong influence over the telecommunications market through its ownership and operation of the public switch telecommunications network, to which other companies are interconnected.

   For the year ended December 31, 2001, PLDT's revenues increased 17% to
(Peso)73.6 billion, although the company reported a net loss due to increased selling and promotional expenses, as well as subsidiary losses. The company's revenues rose again in the first quarter of 2002 to (Peso)19.1 billion, representing an increase of 5.8% from revenues of (Peso)18.0 billion in the first quarter of 2000.

   The transport, communications and storage subsector's contribution to GDP, at constant market prices, grew from 6.2% in 1997 to 7.5% in 2001. The subsector grew by 8.8% in 2001, compared to growth of 10.4% in 2000. This reduced growth was caused primarily by decreases in the growth rate of most facets of transportation and storage, most notably a contraction in water transport and a significant decrease in growth of air transport. Growth in communications partially offset the slowdowns in transportation and storage, although the growth rate in communications has declined on a quarterly basis since the first three months of 2001. In the first quarter of 2002, the subsector grew by 10.2%, compared to 10.3% in the first quarter of 2001.

   Similarly, the combined transport and storage services subsector grew by 3.0% in the first quarter of 2002 due to increased volume of goods moved and passengers carried compared to the 1.7% growth during the same period in 2001. Storage and services incidental to transport posted a 2.4% gain during the period. Air transport grew by 6.6% in the first quarter of 2002, a decrease from the 14.9% growth registered in the first quarter of 2001.

   Land transport increased by 1.6% in 2001 compared to 4.6% growth in 2000, whereas water transport exhibited a decrease of 1.0% in 2001 compared to 1.7% growth in 2000. The transport, storage and communications subsector posted 8.9% growth in 2002 compared to 8.8% growth in 2001.

Prices, Employment and Wages

Inflation

   The Philippines reports inflation as the annual percentage change in the consumer price index, which measures the average price of a standard "basket" of goods and services used by a typical consumer. In June 1998, the Government began employing a 1994-based CPI basket of goods and services, which since 1999 has been the sole official measurement. For Metro Manila, the 1994 CPI basket consists of 705 commodities. In addition, the 1994 CPI basket for areas outside Metro Manila focuses on provinces or cities.

   The following table sets out the principal components of the 1994 CPI basket.

                    PRINCIPAL COMPONENTS OF 1994 CPI BASKET

              Category                                     Basket
              --------                                     ------
              Food items (including beverages and tobacco)  55.1%
               Rice.......................................  11.8
              Non-food items..............................  44.9
               Housing and repairs........................  14.7
               Services...................................  12.3
               Fuel, light and water......................   5.7
               Clothing...................................   3.7
               Miscellaneous..............................   8.5

   The following table sets out the consumer price index and the manufacturing sector's equivalent, the producer price index, as well as the annual percentage changes in each index based on the 1994 CPI basket.

                 CHANGES IN CONSUMER AND PRODUCER PRICE INDEX

                                              1998    1999   2000   2001      2002
                                             -----   -----  -----  -----  -----
Consumer Price Index........................ 136.8   145.9  152.3  161.6  166.1/(1)/
Increase over Previous Year.................   9.7%    6.6%   4.4%   6.1%   3.3%
Producer Price Index for Manufacturing/(1)/. 131.7   137.9  141.5  165.6  162.0/(2)/
Increase/ (Decrease) over Previous Year/(1)/ (11.0)%   4.7%   2.6%  17.0%  (1.5)%/(3)/

--------
Source:  National Statistics Office.

(1) Measured by the 1994 PPI benchmark.

(2) January through June 2002.

(3) Represents the average year-on-year increase for the five months ended May 31, 2002.

   Inflation in 1998 increased because of the Peso depreciation and lower agricultural output caused principally by the drought related to the El Nino phenomenon and a number of typhoons related to the La Nina phenomenon. The 1998 inflation rate was 9.7%. The Producer Price Index increased by 7.0% in 1999 from 1998. In December 1999, the monthly inflation rate was 4.3%, down from a high for the year of 11.5% in January 1999. The decline was due primarily to a sharp fall and subsequent stability in food prices resulting from strong performance in the agriculture sector leading to increased food supply, which partially offset the effects of increases in world crude oil prices.

   The easing of inflationary pressures in the second half of 1999 extended up to the second quarter of 2000. Inflation remained in single digits at 4.4% for 2000 compared with the 6.6% recorded in 1999. Moderate inflation was achieved notwithstanding an increase in economic activity, inflationary pressures arising from wage adjustments and increases in oil prices and transport fares.

   Inflation was kept low in 2001, at an average of 6.1%, which was within the Government's target of 6-7%. Favorable food and oil prices, stable exchange rates and moderate growth in demand all contributed to low inflation.

   Implementation of Bangko Sentral's inflation targeting framework for monetary policy formally began in January 2002. Among the changes in the institutional setting of monetary policy was the creation of the Bangko Sentral Advisory Committee, which is scheduled to meet regularly every four weeks to deliberate, discuss and make recommendations to the Monetary Board on the appropriate stance of monetary policy. The Committee may also meet between the regular meetings when necessary. Decisions of the Monetary Board are determined by a majority vote of its members. However, there is no attribution of votes to individual members in order to emphasize consensus and the collegial process in decision-making. Chaired by the Governor, with the Deputy Governors for banking services and supervision, and the heads of the Research and Treasury Departments as members, the Advisory Committee held its first regular monthly meeting on January 15, 2002.

   The national inflation rate averaged 3.1% for 2002. Year-on-year inflation for the month of December 2002 was 2.6%, compared to 3.0% for June 2002 and 5.5% in October 2001. Inflation continues to be benign despite the recent adjustments in domestic oil prices, which increased by 11.2% at December 31, 2002 as compared with December 31, 2001 (in part because the adjustments have not been passed on to transport charges), and despite an increase in food prices due to weather-related reductions in supplies of rice, fruits, and vegetables. Reductions in Bangko Sentral's policy interest rates and efforts to maintain fiscal discipline, which have led to lower market lending rates and lower costs of capital for businesses, also had a favorable impact on inflation. Equally important, inflationary pressures caused by more demand than supply continue to be subdued due in part to current levels of unemployment and spare capacity as well as restrained, though increasing, domestic demand.

The reduction in the PPA of NPC, effective May 2002, and the decision of the Manila Waterworks and Sewerage System to delay petitions for water rate increases have also helped to keep inflation rates relatively low.

Employment and Wages

   The following table presents selected employment information for various sectors of the economy.

                     SELECTED EMPLOYMENT INFORMATION/(1)/

                                            1997    1998   1999/(2)/ 2000/(2)/ 2001/(2)/ 2002/(2)/
                                           ------  ------  --------  --------  --------  --------
Labor force (in thousands)................ 30,355  29,674   30,759    30,911    32,809    33,936
Unemployment rate.........................    8.7%   10.3%     9.8%     11.2%     11.1%     11.4%
Employment share by sector:
Agriculture, fishery and forestry.........   40.8%   37.9%    38.8%     32.9%     37.2%     37.0%
Industry sector
 Mining and quarrying.....................    0.5     0.4      0.4       0.4       0.4   $   0.4
 Manufacturing............................    9.9    10.2      9.9      10.0      10.0   $   9.5
 Construction.............................    5.9     5.9      5.5       5.4       5.4   $   5.3
 Electricity, gas and water...............    0.5     0.5      0.5       0.4       0.4   $   0.4
                                           ------  ------   ------    ------    ------   -------
     Total industry sector................   16.7%   17.1%    16.3%     16.2%     16.2%     15.6%
Service sector
 Transportation, communication and storage    6.3     6.8      6.9       7.2       7.3   $   7.2
 Trade....................................   14.9    15.6     15.7      16.3      18.0   $  18.7
 Finance and housing......................    2.5     2.5      2.6       2.6       2.8   $   2.8
 Services.................................   18.7    20.1     19.7      20.5      18.6   $  18.7
                                           ------  ------   ------    ------    ------   -------
     Total services sector................   42.4%   45.0%    44.9%     46.6%     46.7%     47.4%
                                           ------  ------   ------    ------    ------   -------
        Total employed....................  100.0%  100.0%   100.0%    100.0%    100.0%    100.0%
                                           ======  ======   ======    ======    ======   =======

--------
Source:  Bureau of Labor and Employment Statistics -- Current Labor Statistics;
                National Statistics Office -- Labor Force Survey.

(1) Figures for 1997 to 2001 are the average of the applicable statistic for each quarter in the relevant period.

(2) Figures generated using 1995 census-based population projections.

   In July 2002, the Filipino labor force totalled 33.9 million people. The Filipino labor force is relatively young. They are employed primarily in service industries, such as nursing and education, and in manufacturing export industries, such as electronics and garments. A total of 832,449 Filipino workers were working overseas from January to November 2002, an increase of approximately 2.5% from the same period in 2001.

   Regional tripartite bodies consisting of representatives of Government, businesses and workers establish minimum wage requirements, which vary based on region and industry. Under the law, minimum wage requirements may only be increased once in any twelve month period. The minimum wages for workers in Metro Manila and the surrounding areas are the highest in the country. Across the regions, daily minimum wages range from a low of (Peso)114.0 to a high of
(Peso)280.0.

   The economic difficulties that began in the second half of 1997, including the slower growth of the country's industrial production, drove the average unemployment rate to 8.7% in 1997 and 10.3% in 1998, before improving to 9.8% in 1999. The unemployment rate increased to 11.2% in 2000 amidst uncertainties over the allegations of corruption surrounding former President Estrada and fears of subsequent economic slowdown. In Metro Manila, where 13.8% of the country's labor force is located, unemployment ranged from 13.8% to 16.4% from 1997 to 1999 and from 17.9% to 17.7% from 2000 to 2002. In response to the economic slowdown in 2001, employers and workers agreed to the Social Accord for Industrial Harmony and Stability under which they confirmed the commitment to refrain from layoffs, closures, work stoppages or slowdowns except as a last resort.

   Labor and employment conditions improved in 2001 as the economy grew stronger than expected during the year. The substantially reduced number of strikes, increased rates of deployment of workers overseas and improved legislated wage indicators reflect broadly improved labor, employment and wage conditions during the year.

   The number of employed persons increased by 6.2% to 29.2 million in 2001 from 27.5 million in 2000, due largely to the strong performance of the services sector, particularly in the wholesale and retail trade subsector, as well as the agriculture, fishery and forestry sector. The employment rate, however, improved slightly by only 0.1% to 88.9% from 88.8% in 2000 as the 6.2% growth in the number of employed persons was accompanied by a 6.1% increase in the labor force.

   Meanwhile, the number of unemployed persons was 3.1 million in October 2002, a 6% decline from October 2001. The largest number of unemployed persons was located in Metro Manila, which posted a 16.7% unemployment rate as of October 2002.

Social Security System and Government Service Insurance System

   The Philippines does not pay any unemployment compensation or make any general welfare payments other than through the Social Security System and the Government Service Insurance System. The Social Security System provides private sector employees, including self-employed persons and their families, with protection against disability, sickness, old age and death. Monthly contributions by covered employees and their employers, and investment income of the Social Security System fund the system. The Social Security System invests its funds in Government securities and in local equity securities.

   The Government Service Insurance System administers social security benefits for Government employees, including retirement benefits, life insurance, medical care and sickness and disability benefits. The system also administers the self-insurance program for Government properties, such as buildings and equipment. The Government Service Insurance System also oversees loan programs, including housing loans for Government employees. Monthly contributions by covered employees and their employers fund the system. Government agencies must include in their annual appropriations the amounts needed to cover their share of the contributions and any additional premium required based on the hazardous nature of the work. The Government Service Insurance System invests its funds in a manner similar to the Social Security System.

Savings

   The following table sets out the ratio of gross national savings, total investment and the savings-investment gap as a percentage of GDP.

                                                            First Six
                                                             Months
                                  1997  1998 1999 2000 2001   2002
                                  ----  ---- ---- ---- ---- ---------
                                           (in percentages)
           Gross national savings 19.5  22.7 27.5 26.2 18.0   31.2
           Gross investments..... 24.8  20.3 18.8 18.4 17.6   18.9
           Savings-investment gap (5.3)  2.4  8.8  7.8  0.4   12.2

--------
Source:  National Economic and Development Authority.

   Government steps to stimulate the savings rate in the Philippines include:

   . launching a nationwide savings consciousness campaign to inform savers about different types of financial assets;

   . shifting by the Philippine Stock Exchange from merit-based regulation to self-regulation;

   . tightening disclosure and insider trading rules;

   . removing double taxation of mutual funds;

   . allowing increased foreign equity participation in investment and financing companies;

   . rationalizing financial taxes (e.g., gross receipts tax, documentary stamp tax, initial public offerings tax);

   . broadening of the scope and coverage of small denominated Treasury-bills which were offered beginning in November 1998;

   . establishing a Small and Medium Enterprises Board at the Philippine Stock
     Exchange; and

   . lengthening of the yield curve of government securities.

Balance of Payments

Balance of Payments Performance

   Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current account and the capital and financial accounts. The current account tracks a country's trade in goods, services, income and current transfer transactions. The capital and financial account includes the capital account, which covers all transactions involving capital transfers and acquisition or disposition of non-produced, non-financial assets, and the financial account, which covers all transactions associated with changes of ownership in the foreign financial assets and liabilities of an economy. A balance of payments surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. A balance of payments deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency.

   The following table presents basic balance of payments information for 1996 through 1998.

                           BALANCE OF PAYMENTS/(1)/

                                                           1996           1997           1998
                                                      --------       --------       --------
                                                                     (in millions)
Current account:
 Goods trade
   Exports........................................... $ 20,543       $ 25,228       $ 29,496
   Imports...........................................  (31,885)/(2)/  (36,355)/(2)/  (29,524)/(2)/
 Services trade
   Receipts..........................................   19,006         22,835         13,917
   Payments..........................................  (12,206)       (17,139)       (12,778)
 Transfers
   Inflow............................................    1,185          1,670            758
   Outflow...........................................     (596)          (590)          (323)
                                                      --------       --------       --------
       Total current account (deficit)............... $ (3,953)      $ (4,351)      $  1,546
Capital and financial account:
 Medium and long-term loans
   Availment......................................... $  6,540       $  7,724       $  6,025
   Repayment.........................................   (3,699)        (2,900)        (3,285)
 Trading of bonds in the secondary market
   Resale of bonds...................................    4,148          3,072          3,307
   Purchase of bonds.................................   (4,185)        (3,748)        (4,390)
 Investments, net/(3)/
   Non-resident investments in the Philippines.......    3,621            843          2,016
   Resident investments abroad.......................     (104)           (81)          (344)
 Change in the net foreign assets of commercial banks    4,214          1,188         (4,347)
 Short-term capital, net.............................      540            495          1,205
                                                      --------       --------       --------
Net capital and financial account.................... $ 11,075       $  6,593       $    187
Monetization of gold/(4)/............................      198            105            118
Revaluation adjustments/(5)/.........................     (203)          (465)           (22)
Net unclassified items...............................   (3,010)        (5,245)          (470)
                                                      --------       --------       --------
Overall balance of payments position................. $  4,107       $ (3,363)      $  1,359
                                                      ========       ========       ========

--------
Source:  Bangko Sentral.

(1) As described below, the framework for compiling and reporting the balance of payments has been revised based on the new concept under the IMF Balance of Payment Manual, 5th Edition.

(2) National Statistics Office data was adjusted to exclude the value of aircraft amounting to $542 million in 1996, $45 million in 1997 and $136 million in 1998 procured under operating lease arrangements, and to include an additional $466 million worth of aircraft imported under capital lease arrangements in 1997.

(3) Revised to reflect proper classification of balance of trade related transactions from non-resident to resident transactions.

(4) Represents gold purchased by Bangko Sentral from domestic gold producers that becomes part of its official reserves, and profits from the sale of gold by Bangko Sentral.

(5) Represents changes in valuation of monetary assets and liabilities as a result of changes in the exchange rate of the US dollar against the Special Drawing Rights and other foreign currencies that form part of the reserve assets and monetary liabilities of Bangko Sentral, as well as discounts accruing to Bangko Sentral in connection with debt-to-equity conversion programs and other debt reduction schemes.

New Framework

   Beginning in January 2000, Bangko Sentral adopted a new framework for the balance of payments compilation and reporting based on the fifth edition of the Balance of Payments Manual, or BPM5, of the International Monetary Fund.

   The following table presents a comparative summary of major revisions in the format of balance of payments reports.

Comparative Summary of Major Revisions in the Balance of Payments Report Format


BOP Categories                    Old Format                 New Format
--------------             -------------------------  -------------------------
Current Account            Consists of:               Consists of:
                           .  Goods                   .  Goods
                           .  Services                .  Services
                           .  Transfers               .  Income
                                                      .  Current transfers
Goods                      Includes data on all       Excludes shipments of
                             goods leaving the          goods that do not
                             country and entering       involve a change in
                             any of the seaports and    ownership
                             airports of entry in
                             the Philippines that
                             are properly cleared
                             through the Bureau of
                             Customs
Services                   Includes both factor       Includes only non-factor
                             services (services of      services; factor
                             labor and capital) and     services are lodged
                             non-factor services        separately under
                             (transport services,       "Income Account"
                             travel, and other
                             services not reported
                             separately)
Income                     Included in the "Services  Includes income for
                             Account"                   factor services
Transfers                  Includes both current and  Includes only current
                             capital transfers          transfers. Capital
                                                        transfers are lodged
                                                        under the "Capital
                                                        Account", a sub-
                                                        account under the
                                                        Capital and Financial
                                                        Account
Capital and Financial      Consists of:               Consists of:
  Account                  .  Medium- and long-term   Capital Account which
                              loans                     includes:
                           .  Trading of bonds in     .  Capital transfers
                              the secondary market    .  Acquisition or
                           .  Investments                disposition of non-
                           .  Change in commercial       produced non-financial
                              banks' net foreign         assets (e.g. goodwill,
                              assets                     patent, copyrights)
                           .  Short-term capital      Financial Account which
                                                        is composed of:
                                                      .  Direct Investments
                                                      .  Portfolio Investments
                                                      .  Other Investments

BOP Categories                    Old Format                 New Format
--------------             -------------------------- --------------------------
Medium- and Long-Term      Consists of:               Consists of:
  Loans                    .  Non-bank loans          .  Non-bank loans,
                              including                  excluding intercompany
                              inter-company loans        loans, are categorized
                           .  Bonds issued and           as Other Investments.
                              redeemed by the         .  Inter-company loans
                              original issuer            are treated as Direct
                                                         Investments
                                                      .  Bonds are classified
                                                         under Portfolio
                                                         Investments
Trading of Bonds in        Refers to the purchase     Classified as Portfolio
  the Secondary Market       and sale abroad of         Investments (together
                             resident-issued bonds      with bonds treated as
                             in the secondary market    medium- and long-term
                             by residents (other        loans under the old
                             than the original          framework)
                             issuer) from non-
                             residents

Investments                Includes:                  Includes:
                           . Direct Investments       . Direct investments
                             which covers:              which cover:
                            . Investments in equities  . Investment in equities
                           . Portfolio Investments     . Reinvested earnings
                            For non-residents,         . Inter-company loans
                            covers investments in:    . Portfolio Investments
                            . Equities of resident     For Non-Residents,
                              firms acquired through   covers investments in:
                              the stock exchange       . Equities of resident
                            . Resident debt              firms acquired through
                              securities issued in       the stock exchange
                              the local market         . Debt securities (bills
                            For residents, covers        and bonds) issued by
                            investments in:              both the public and
                            . Equities listed in         private sectors, banks
                              foreign stock exchanges    and non-banks, in the
                                                         local market and
                                                         abroad. These include
                                                         bonds which were
                                                         treated as medium- and
                                                         long- term loans under
                                                         the old framework
                                                       For Residents, covers
                                                       investments in:
                                                       . Equities listed in
                                                         foreign stock exchanges
                                                       . Foreign debt
                                                         securities of bank and
                                                         non-banks
Change in Commercial       Change in net foreign      Distributed among direct,
Banks Net Foreign Assets   asset position of          portfolio and other
                           commercial banks           investments accounts
Short-Term Capital         Consists of non-bank       Included in other
                           short-term loans and net   investments
                           trade credits

BOP Categories                    Old Format                 New Format
--------------             -------------------------  -------------------------
Other Investments                                     Includes:
                                                      . Net trade credits
                                                      . Loans of banks and
                                                        non-banks
                                                      . Currencies and deposits
                                                        of resident banks
                                                        abroad, and currencies
                                                        and deposits non-
                                                        residents with resident
                                                        banks (net change)
                                                      . Other assets and
                                                        liabilities of banks
                                                        (net change)
Others                     Includes:                  No longer part of the
                           . Monetization of gold     computation of the
                           . Revaluation adjustments  balance of payments
Net Unclassified Items     Includes:                  Includes:
                           . Errors and omissions     . Errors and omissions
                           . Floats                   . Floats
Overall BOP                Computed as the sum of     Computed as the sum of
                           the Current Account and    the Current Account and
                           Capital and Financial      Capital and Financial
                           Account plus Others and    Account plus Net
                           Net Unclassified Items     Unclassified Items

   The following table sets out the consolidated financial position on a cash basis for the Republic for the periods indicated.

                          BALANCE OF PAYMENTS/(1)(2)/

                                                                                       First
                                                            Years Ended December 31     Nine
                                                           -------------------------   Months
                                                             1999     2000     2001     2002
                                                           -------  -------  -------  -------
                                                                      (in millions)
Current account:/(2)/..................................... $ 7,363  $ 8,459  $ 4,603  $ 3,929
                                                           -------  -------  -------  -------
Goods and services:.......................................   2,247    4,805      809      361
 Exports/(3)/.............................................  39,014   41,267   34,391   27,748
 Imports/(3)/.............................................  36,767   36,461   33,852   27,387
 Goods....................................................   4,959    6,918    2,763    1,218
   Credit: Exports/(3)/...................................  34,211   37,295   31,243   25,422
   Debit: Imports/(3)/....................................  29,252   30,377   28,480   24,204
 Services.................................................  (2,712)  (2,112)  (1,954)    (857)
   Credit: Exports........................................   4,803    3,972    3,148    2,326
   Debit: Imports.........................................   7,515    6,084    5,102    3,183
Income:...................................................   4,604    3,216    3,350    3,191
 Credit: Receipts.........................................   8,082    7,804    7,446    5,946
 Debit: Disbursements.....................................   3,478    4,588    4,096    2,755
Current transfers:........................................     512      437      444      377
 Credit: Receipts.........................................     607      552      515      445
 Debit: Disbursements.....................................      95      115       71       68
Capital and financial account:/(2)/.......................  (1,803)  (6,469)  (3,839)  (3,745)
Capital account:..........................................      (8)      38      (12)     (12)
 Credit: Receipts.........................................      44       74       12        1
 Debit: Disbursements.....................................      52       36       24       13
Financial account:........................................  (1,795)  (6,507)  (3,827)  (3,733)
 Direct investment........................................     608    1,348    1,953      684
   Debit: Assets, residents' investments abroad...........     (30)    (107)    (161)      49
   Credit: Liabilities, non-residents' investments in the
     Philippines..........................................     578    1,241    1,792      733
 Portfolio Investment:....................................   6,064     (113)   1,399      692
   Debit: Assets, residents' investments abroad...........     586      806     (234)     255
   Credit: Liabilities, non-residents' investments in the
     Philippines..........................................   6,650      693    1,165      947
 Other Investment:........................................  (8,467)  (7,742)  (7,179)  (5,109)
   Debit..................................................  18,647   15,311   13,893    9,628
   Credit.................................................  10,180    7,569    6,714    4,519
Net unclassified items:...................................  (1,974)  (2,503)    (956)    (567)
                                                           -------  -------  -------  -------
Overall BOP position:/(4)/................................ $ 3,586  $  (513) $  (192) $   751
                                                           =======  =======  =======  =======

--------
Source:  Bangko Sentral.

(1) Beginning January 2000, the Republic adopted the fifth edition of the International Monetary Fund's Balance of Payments Manual ("BPM5"). For the purpose of assessing comparative performance, the 1999 balance of payments was reconstructed to conform with the conceptual coverage of the BPM5.

(2) The Republic has disclosed that the reported current account surplus has been overstated due to monitoring problem giving rise to underreported imports. See "-- Recent Economic Developments -- Balance of Payments". Note that because revised data for the components of the current account are not available, the 2000 and 2001 revisions discussed below are not reflected in this table.

  Reflecting the revisions in imports, the current account for 2000 has been revised to a surplus of $5.9 billion from a previously adjusted surplus of $9.2 billion, and the current account for 2001 has been revised to a surplus of $305 million from a previously adjusted surplus of $4.0 billion. At these revised levels, the current account surplus stood at 7.4% and 0.4% of gross national product for 2000 and 2001, respectively. However, the capital and financial account for 2000 has been revised downward to a net outflow of $3.4 billion from a previously adjusted net outflow of $6.5 billion, and the capital and financial account for 2001 has been revised downward to a net outflow of $224 million from a previously adjusted net outflow of $3.7 billion. The adjustments for 2002 are being finalized and are expected to be released within the next few months.

(3) Data on exports and imports from the National Statistics Office were adjusted to exclude temporary exports and imports and returned goods.

(4) The overall BOP position results from the change in net international reserves that is purely due to transactions excluding the effects of revaluation of reserve assets and selected reserve liabilities, gold monetization and Special Drawing Rights allocation.

   In 1997, the balance of payments registered an overall deficit of $3.4 billion. The current account deficit grew by 10.1% to $4.4 billion because of a fall in net receipts from services due to increased travel expenses for Filipinos and increased interest expenses. The capital and financial account also suffered in 1997, registering a surplus of only $6.6 billion after an $11.1 billion surplus in 1996. Lower net receipts of foreign investments and higher foreign exchange liability payments in the second half of 1997, both in response to the regional economic crisis, contributed to the lower net inflow to the capital and financial account.

   In 1998, the balance of payments registered an overall surplus of $1.4 billion, compared to a $3.4 billion deficit in 1997. The current account yielded a surplus of $1.5 billion compared to a deficit of $4.4 billion in 1997 primarily because of an increase in merchandise exports and a reduction of imports that led to a 99.7% improvement in the goods trade balance. The capital and financial account fell 97.2% from $6.6 billion in 1997 to $187 million in 1998, due mainly to a significant decline in net medium and long-term loans and a negative change in the net foreign asset position of commercial banks arising largely from the reduction in commercial banks' foreign liabilities. Net unclassified items fell to $470 million in 1998 versus $5.2 billion in 1997, due to more effective monitoring by the authorities, further contributing to the improved balance of payments position.

   In 1999, under the BPM5 framework, the balance of payments registered an overall surplus of $3.6 billion. This resulted from a surplus of $7.4 billion in the current account due to an improvement in the goods trade balance and net inflows from the income account. The capital and financial account recorded a deficit of $1.8 billion in 1999, although there were sustained inflows of direct investment and portfolio investment by nonresidents.

   In 2000, under the BPM5 framework, the balance of payments position showed a deficit of $513 million following the weaker capital and financial account even as the current account continued to perform favorably. The current account posted a surplus of $8.5 billion for 2000, or 14.9% higher than the level registered in 1999. The trade-in-goods surplus was driven by the robust growth of export earnings. The net outflow in the capital and financial account totalled $6.5 billion following the weakening in the financial account. Inflows of both direct and portfolio investments offset some of the outflows in the other investments account. However, portfolio investments were down considerably in 2000 to a net outflow of $113 million from a net inflow of $6.1 billion in 1999 due to fewer issuances of public debt. Overall, the underperformance in the capital and financial account in 2000 compared to 1999 resulted mainly from weak portfolio investments by non-residents, purchases by residents of foreign currency-denominated Philippine debt papers, lower medium- and long-term loan availments, and higher residents' short-term trade receivables.

   The overall balance of payments showed a deficit of $192 million in 2001, compared to a deficit of $513 million in 2000. This positive development was caused by lower net outflows of $3.8 billion in the capital and financial account in 2001, as compared to $6.5 billion in 2000, which overshadowed a substantial decline in the current account surplus of $4.6 billion in 2001, as compared to $8.5 billion in 2000. The current account surplus declined due mainly to lower receipts from trade-in-goods even as the services trade account yielded lower net outflows and as the surplus in the income account rose slightly. Exports of goods contracted by 16.2% and inflows in the services trade account decreased by 20.7% due to lower travel receipts arising from perceived security concerns and the travel scare that followed the terrorist attacks in the United States. Imports of goods declined by 6.2%, and outflows in the services trade account declined by 16.1% due mainly to lower payments for freight (following the decline in merchandise imports). Foreign direct investments posted a sustained net inflow of $2.0 billion compared to a $1.3 billion net inflow in 2000. From a net outflow of $113 million in 2000, portfolio investments increased, posting a net inflow of $1.4 billion in 2001.

   The Republic recently disclosed that the reported current account surplus had likely been overstated due to monitoring problems giving rise to underreported imports. An inter-agency task force on the balance of payments considered the effects of this problem on the Republic's consolidated financial position, specifically the Republic's current account and capital and financial account. The inter-agency task force has reviewed the Republic's balance of payments data for the years 2000 and 2001 and is continuing its review of 2002, but is not reviewing prior years due to incomplete information. The inter-agency task force includes representatives of the

Bangko Sentral, the National Statistics Office, the National Economic and Development Authority, the National Statistics Coordination Board, the Bureau of Customs and the Philippine Export Zone Authority. The inter-agency task force has been working within the guidelines of the IMF's reporting system. It released revisions to the Republic's balance of payments data for years 2000 and 2001 on January 16, 2003.

   Although the task force's review indicated that the current account surplus had been overstated, the Republic believes that this will not have any effect on its overall balance of payments, because the increase in reported imports has an offsetting effect on the Republic's capital and financial account, since there will be a lower outflow of short term capital. Accordingly, the statistical revisions should have no impact on the gross and net international reserves level of the Republic.

   The Republic's balance of payments for the first nine months of 2002 showed a surplus of $751 million, a reversal of the $1.3 billion deficit in the comparable period in 2001. Behind this development was the strong performance of the current account coupled with the much improved capital and financial account.

   Subject to the likely revisions due to the underreporting of imports, the Republic's current publicly available information indicates that the current account surplus in the first nine months of 2002 nearly doubled to $3.9 billion from the surplus in first half of 2001, due in large part to the reversal of the trade-in-goods and services balance to a surplus of $361 million from a deficit of $81 million in 2001. A higher net inflow in the income account likewise boosted the current account position. The current account/GNP ratio reached 6.7% during the first nine months of 2002, compared to 3.8% in the first nine months of 2001.

   Subject to the likely revisions due to the underreporting of imports, the Republic's current publicly available information indicates that the net outflow in the capital and financial account for the first nine months of 2002 was $3.7 billion. The turnaround of the portfolio investment position to a $692 million net inflow more than offset the lower net inflow of direct investments and the higher net outflow of other investments during the first half of 2002.

   With the adoption of the BPM5 framework, the change in net international reserves is not exactly equal to the balance of payments position. Under the new format, the balance of payments position results from the change in net international reserves that is due solely to economic transactions, excluding the effects of revaluation of reserve assets and reserve-related liabilities, gold monetization and Special Drawing Rights allocation.

Current Account

   Goods Trade. Trading in goods significantly affects the Philippine economy. Without accounting for revisions to imports for 2000 and 2001, discussed above, from 1997 to 2001, exports accounted for an average of approximately 41.4% of the country's GNP and imports accounted for an average of approximately 40.5% of GNP. The country's trade strategy emphasizes export promotion. The rapid expansion of export-oriented, labor-intensive manufacturing operations, such as electronics and textiles, drove total exports to $32.1 billion in 2001 and produced an average annual export growth rate of 16.8% from 1997 to 2001.

   A significant proportion of exports, estimated at 40% to 50% in 2000, depends on imported raw materials or other inputs, rendering the country's exports vulnerable to any import decline resulting from a Peso depreciation. The Government aims to reduce the importance of imports for producing the country's exports by implementing a number of different policies, including infrastructure development and tariff reform.

   Subject to revisions to imports, for the first nine months of 2002, imports of goods had reached $24,204 billion (compared to $22,158 billion for the first nine months of 2001) and exports of goods totaled $25,422 billion (compared to $23,263 billion for the first nine months of 2001). This resulted in a trade surplus of $1,218 billion for the first nine months of 2002 (compared to $1,105 billion for the first nine months of 2001).

Exports. The following table sets out the country's exports of manufactures by major commodity group.

                         MERCHANDISE EXPORTS BY SECTOR

                                                                                        Percentage of
                                                                                        Total Exports
                                                                                        ------------
                                         1997    1998    1999    2000    2001    2002    1997   2002
                                        ------- ------- ------- ------- ------- ------- -----  -----
                                                     (in millions)
Manufactures
  Electronics and
   electrical equipment/parts.......... $13,200 $17,388 $21,558 $22,517 $16,894 $18,744  52.3%  53.5%
  Garments.............................   2,349   2,356   2,267   2,562   2,403   2,392   9.3    6.8
  Textile yarns/fabrics................     300     243     221     249     226     248   1.2    0.7
  Footwear.............................     194     147      86      76      73      48   0.8    0.1
  Travel goods and handbags............     173     183     154     177     174      83   0.7    0.2
  Wood manufactures....................     134     118     128     210     119     112   0.5    0.3
  Furniture & fixtures.................     322     323     353     383     298     316   1.3    0.9
  Chemicals............................     383     340     295     328     318     361   1.5    1.0
  Non-metallic mineral
   manufactures........................     105     106     111     134     123     113   0.4    0.3
  Machinery and transport
   equipment...........................   2,691   3,329   4,971   5,930   6,198   7,218  10.6   20.5
  Processed food and beverages.........     346     306     264     280     345     388   1.4    1.1
  Iron and steel.......................      47      28      18      25      14      17   0.2    0.0
  Baby carriages, toys, games and
   sporting goods......................     203     169     158     165     145     140   0.8    0.4
  Basketwork, wickerwork and other
   articles of plaiting materials......      94      85      84      95      83      74   0.4    0.2
  Miscellaneous manufactured articles,
   not elsewhere specified.............     209     207     214     231     230     243   0.8    0.7
  Others...............................     893     786     852   1,002     984   1,015   3.5    2.9
                                        ------- ------- ------- ------- ------- ------- -----  -----
    Total manufactures.................  21,643  26,114  31,734  34,364  28,627  31,512  85.8   89.6
Agro-based products
  Coconut products.....................     835     832     458     569     525     478   3.3    1.4
  Sugar and sugar products.............      99     100      71      57      32      46   0.4    0.1
  Fruits and vegetables................     458     447     456     535     552     541   1.8    1.5
  Other agro-based products............     507     466     476     495     428     455   2.0    1.3
                                        ------- ------- ------- ------- ------- ------- -----  -----
     Total agro-based products.........   1,899   1,845   1,461   1,656   1,537   1,520   7.5    4.3
Mineral products.......................     763     591     645     649     536     512   3.0    1.5
Petroleum products.....................     237     129     216     436     242     353   0.9    1.0
Forest products........................      46      24      20      42      21      24   0.2    0.1
Others.................................     640     794     956     932   1,186   1,238   2.5    3.5
                                        ------- ------- ------- ------- ------- ------- -----  -----
     Total............................. $25,228 $29,497 $35,032 $38,079 $32,149 $35,159 100.0% 100.0%
                                        ======= ======= ======= ======= ======= ======= =====  =====

--------
Source:  National Statistics Office.

   Exports of manufactured goods grew at an average rate of 19.6% per year from 1997 to 2000. However in 2001 a decline of 18.7% was recorded. As a percentage of total exports, manufactured goods increased from 85.6% in 1997 to 89.6% in 2002. Exports of electronics, electrical equipment and parts, and telecommunications equipment grew as a proportion of total exports at an average rate of 56.1% from 1997 to 2001, reflecting increasing global demand for electronics products. During the same period, exports of garments as a proportion of total exports decreased from 9.3% in 1997 to 7.5% in 2001 because of increased international competition and a general decline in world-wide demand. Exports of agro-based products, including coconut products, sugar products, fruits and vegetables also declined considerably as a proportion of total exports from 7.5% in 1997 to 4.3% in 2002. On the other hand, increased production helped exports of machinery and transport equipment grow at an average annual rate of 30.7% from 1997 to 2000, but slowed to 3.8% in 2001. As a percentage of total exports machinery and transport grew from 10.6% in 1997 to 19.1% in 2001.

   In 1997, total exports reached $25.2 billion, growing 24.6% from 1996. Growth in exports of electronics, which constituted more than 50% of the total exports of goods, spurred the increased export activity in 1997. Exports increased despite a decline in shipments of garments, shrimp and prawns and copper. The rise in exports of light industry products in 1997 indicated the success of Government efforts to diversify the country's exports.

   In 1998, total exports increased by 16.9% to $29.5 billion compared with 1997, less than the 24.6% increase in 1997 over 1996. The start-up of a number of new semiconductor and microprocessor factories boosted exports of semiconductors, the top export earner. The depreciation of the Peso helped exports and offset the adverse effects of the Asian financial crisis on a number of the Republic's trading partners.

   In 1999, total exports grew by 18.8% to $35.0 billion, compared with 16.9% over 1998. Electronics, machinery and transport equipment and garments were the leading export earners. Higher shipments of mineral products, fruits and vegetables and furniture and fixtures also contributed to the expansion of exports in 1999.

   In 2000, exports totalled $38.1 billion and accounted for 43.9% of the GNP. Merchandise exports in 2000 grew by 8.7%. Among the merchandise exports, electronics maintained its position as the top earner and continued growing, but at a decelerated rate of 4.5% in 2000 compared to 24.0% in 1999. Garments, the third top earner, had a 13.0% increase in 2000 after a 3.9% contraction in 1999. Machinery and transport, the second top earner in 2000, experienced decelerated growth, from 49.3% in 1999 to only 19.3% in 2000. Merchandise exports during 2000 amounted to $38 billion translating to an 8.7% growth, a deceleration from the 18.8% growth registered in 1999.

   In 2001, exports declined by 15.6% to $32.2 billion. The decline reflected the slump in demand by the country's leading trading partners, namely the US and Japan, as well as the downtrend in demand in the information technology sector. Exports of semiconductor components experienced declines in both volume and price. All major commodity groups posted declines except fruits and vegetables, which registered a 3.2% modest growth. Electronics, machinery and transport equipment and garments remained the top three export commodities.

   Total exports of goods for 2002 were $32.1 billion or 9.4% higher than previously reported exports of goods in 2001. Higher demand for Philippine goods from Taiwan, Hong Kong, South Korea, Malaysia and China made up for a decrease in exports to the United States and Japan, which together account for approximately 40% of the country's export market (26% for the United States and 15% for Japan in the first eleven months of 2002).

   The following table sets out the destinations of the country's exports.

                            EXPORTS BY DESTINATION

                                                                          Percentage of
                                                                          Total Exports
                                                                          ------------
                      1997    1998    1999    2000    2001       2002      1997   2001
                     ------- ------- ------- ------- ------- -------      -----  -----
                                        (in millions)
United States....... $ 8,815 $10,098 $10,446 $11,365 $ 8,980 $ 7,991       34.9%  27.9%
Japan...............   4,194   4,234   4,664   5,609   5,057   4,815       16.6   15.7
ASEAN countries/(1)/   3,335   3,723   4,917   5,895   4,914     N/A       13.2   15.3
United Kingdom......   1,086   1,757   1,766   1,506     997     N/A        4.3    3.1
Hong Kong SAR.......   1,172   1,326   1,947   1,907   1,580   2,103        4.6    4.9
The Netherlands.....   1,663   2,319   2,865   2,982   2,976   2,883        6.6    9.3
Germany.............   1,060   1,035   1,229   1,329   1,323   1,280        4.2    4.1
Taiwan..............   1,169   1,757   2,993   2,861   2,127   2,281        4.6    6.6
South Korea.........     474     509   1,032   1,173   1,044   1,223        1.9    3.2
People's Republic of
  China/(2)/........     244     344     575     663     793   1,236        1.0    2.5
Others..............   2,016   2,394   2,608   2,788   2,359   8,391/(3)/   8.0    7.3
                     ------- ------- ------- ------- ------- -------      -----  -----
       Total........ $25,228 $29,496 $35,042 $38,078 $32,150 $32,203      100.0% 100.0%
                     ======= ======= ======= ======= ======= =======      =====  =====

--------
Source:  Foreign Trade Statistics, National Statistics Office.

(1) Includes only Brunei, Indonesia, Malaysia, Singapore and Thailand.

(2) Excludes Hong Kong SAR.

(3) Includes ASEAN countries and United Kingdom.

   The United States, Japan and ASEAN countries are currently the Philippines' largest export markets. In 2001, the United States accounted for 27.9% and the ASEAN countries accounted for 15.3% of total exports. Japan, historically the second largest market for Philippines exports, accounted for 15.7% of total exports in 2001.

   The United States absorbed, on average, 32.2% of total exports from 1997 to 2000 and 27.9% in 2001. Japan accounted for, on average, 14.8% of Philippine exports from 1997 to 2001. Recognizing the danger of over-reliance on so few export markets, the country has attempted to increase its exports to other countries, particularly ASEAN countries. The Republic is a party to the ASEAN Free Trade Agreement that provides for the implementation of the common effective preferential tariff that will reduce tariffs among ASEAN nations by 2008 to between 0% and 5% for all manufactured goods and non-sensitive agricultural and processed agricultural products. Additional activities to support the free trade area include plans for intra-regional investments, industrial linkages and banking and financial integration.

Imports. The import data for 2000 and 2001 has been revised, and revised import data for 2002 will be available within the next several months. As revised component data is not available, the following table and discussion sets out the country's imports by major commodity group without reflecting these import data revisions.

                          IMPORTS BY COMMODITY GROUP

                                                                                                       Percentage of
                                                                                                       Total Imports
                                                                                                       ------------


                                                                                          First Eleven
                                                                                             Months
                                            1997         1998      1999    2000    2001       2002      1997   2001
                                        -------      -------      ------- ------- ------- ------------ -----  -----
                                                          (in millions)
Raw materials and intermediate
 goods
Unprocessed raw materials/(1)/......... $ 1,645      $ 1,170      $ 1,517 $ 1,337 $ 1,368   $ 1,227      4.6%   4.6%
Semi-processed raw materials/(2)/......  12,986       10,415       11,078  10,724  10,078    10,979     36.1   34.1
                                        -------      -------      ------- ------- -------   -------    -----  -----
  Total raw materials and intermediate
   goods............................... $14,631      $11,585       12,595  12,061  11,446    12,206     40.7   38.7
Capital goods..........................  13,951       12,185       11,829  12,161  11,437    12,333     38.8   38.7
Consumer goods
  Durable..............................   1,515          902        1,091   1,072     949       909      4.2    3.2
  Non-durable..........................   1,577        1,721        1,553   1,452   1,534     1,465      4.4    5.2
                                        -------      -------      ------- ------- -------   -------    -----  -----
    Total consumer goods............... $ 3,092      $ 2,623        2,644   2,524   2,483     2,374      8.6    8.4
Mineral fuels and lubricants...........   3,074        2,020        2,420   3,877   3,372     3,003      8.6   11.4
Other..................................   1,188        1,246        1,238     765     812       987      3.3    2.7
                                        -------      -------      ------- ------- -------   -------    -----  -----
  Total................................ $35,936/(3)/ $29,659/(4)/ $30,726 $31,388 $29,550   $30,903    100.0% 100.0%
                                        =======      =======      ======= ======= =======   =======    =====  =====

--------
Source:  National Statistics Office.

(1) Includes wheat, corn, unmilled cereals excluding rice and corn, inedible crude materials and unmanufactured tobacco.

(2) Includes chemicals and chemical compounds, manufactured goods that are not capital or consumer goods, materials for the manufacture of electrical and electronic equipment and parts and embroideries.

(3) Excludes the value of aircraft amounting to $45 million procured under operating lease arrangements and includes the value of aircraft amounting to $466 million procured under capital lease arrangements.

(4) Excludes the value of aircraft amounting to $136 million procured under operating lease arrangements.

   Imports declined by 17.5% from 1997 to 1998 before increasing by 3.6% in 1999 and 2.2% in 2000. In 2001, imports declined by 5.8%, reflecting weak domestic demand. Raw materials and intermediate goods needed to manufacture electrical and electronic equipment and parts accounted for, on average, approximately 39.6% of total imports from 1997 to 2001. Imports of mineral fuels and lubricants, which accounted for 8.6% of total imports in 1997, constituted 11.4% of imports in 2001.

   In 1997, imports grew to $35.9 billion spurred on by the continued strength of the Philippine economy. Imports of capital goods, particularly telecommunications equipment and electrical machinery, aircraft, office and electric data machines, as well as raw materials and intermediate goods, supported investment growth in the economy.

   In 1998, weakening demand because of the economic slowdown and the depreciation of the Peso forced imports down 17.5% to $29.7 billion compared with $35.9 billion for 1997. Lower imports of machinery transport equipment, partly due to Philippine Airlines' financial difficulties and temporary closure, fertilizers and artificial resins led the decline. A number of exporters decreased their imports and elected instead to draw down their inventories to alleviate the impact of the weak Peso, also hurting overall imports.

   In 1999, imports totalled $30.7 billion. This represented an increase of 3.6% from imports for 1998. The increase was due mainly to an increase in imports of electronics and components, minerals, fuel and lubricants. Imports in December 1999 increased by 28.7% compared to December 1998, the highest monthly growth in imports in three and a half years.

   In 2000, imports increased by 2.1% to $31.4 billion compared to a 4.1% increase in 1999. The growth was due to higher imports of capital goods which rose by 2.8%, as well as the increase in imports of mineral fuel and lubricants which grew by 59.3% following the hike in the average price of petroleum crude to $27.89 per barrel compared to $16.31 per barrel in 1999.

   In 2001, imports fell by 5.9% to $29.5 billion, a reversal of the 3.8% increase registered in 2000. This decline resulted primarily from the reduction in imports of raw materials and intermediate goods and capital goods used for exports and domestic production as well as the reduced appetite for foreign-made goods as a result of the weak Peso. Except for the months of April to June, imports were down, with November posting the largest year-on-year contraction at 23.6%. However, the decline in imports appeared to be bottoming out as December imports fell by only 4.2%. All major commodity groups except for special transactions posted downtrends, with imports of mineral fuels and lubricants registering the highest drop at 13.0%.

   Imports of goods for the first half of 2002 reached $15.9 billion, 4.4% higher in the first half of 2001, and a reversal of the 0.5% decline registered in the first half of 2001.

   Capital goods imports grew by 5.5% to $6,259 million in the first six months of 2002, a reversal of the 3.1% decline in the first six months of 2001. The expansion was traced to increased importations of telecommunication equipment -- mainly inputs to electronics production -- and office and EDP machines. Meanwhile, imports of raw materials and intermediate goods -- which accounted for more than two-fifths of total imports -- expanded by 9.2% to $6,493 million. This increase was due mainly to a rise in the importation of materials and accessories for the manufacture of electrical equipment. By contrast, imports of mineral fuels and lubricants performed the weakest among the major import commodity groups, falling by 12.8% to reach $1,510 million during the first half of 2002, mainly due to the decline in the volume of imports and the decline in price of oil. The average price of petroleum crude for the first half of 2002 dropped to $22.51 per barrel from $24.48 per barrel in 2001. Meanwhile, the decline in the volume of oil imports was attributed mainly to the shutdown of some refinery units of oil companies because of excess capacity and for check-up and maintenance, and the high oil stockpile in 2001 following relatively weak domestic demand.

   Imports for the first eleven months of 2002 were $25.1 billion, up 12.7% from the previously reported imports for the first eleven months of 2001.

   The following table sets out the sources of the Philippines' imports by country, without reflecting import data revisions. See "-- Recent Economic Developments -- Balance of Payments".

                               IMPORTS BY SOURCE

                                                                                     Percentage of
                                                                           First     Total Imports
                                                                       Eleven Months ------------
                     1997/(1)/ 1998/(1)/     1999       2000    2001       2002       1997   2001
                     --------  --------  ------------- ------- ------- ------------- -----  -----
                                         (in millions)
Japan............... $ 7,414   $ 6,029      $ 6,136    $ 6,027 $ 6,098    $ 6,406     20.6%  20.6%
United States.......   7,154     6,560        6,365      5,323   4,989      5,898     19.9   16.9
ASEAN countries/(2)/   4,605     4,050        4,248      4,796   4,379      4,841     12.8   14.8
Hong Kong SAR.......   1,549     1,300        1,226      1,217   1,259      1,457      4.3    4.3
Saudi Arabia........   1,058       606          810      1,048     887        889      2.9    3.0
Taiwan..............   1,808     1,415        1,614      1,948   1,607      1,522      5.0    5.4
South Korea.........   2,182     2,189        2,723      2,350   1,950      2,427      6.0    6.6
Australia...........     955       683          757        816     645        522      2.7    2.2
Germany.............   1,180       822          800        734     734        638      3.3    2.5
People's Republic of
  China/(3)/........     872     1,198        1,040        768     953      1,122      2.4    3.2
Others..............   7,157     4,808        5,023      6,360   6,050      5,183     19.9   20.5
                     -------   -------      -------    ------- -------    -------    -----  -----
 Total.............. $35,934   $26,660      $30,742    $31,387 $29,548    $30,905    100.0% 100.0%
                     =======   =======      =======    ======= =======    =======    =====  =====

--------
Source:  Foreign Trade Statistics, National Statistics Office.

(1) Foreign trade statistics were adjusted to exclude aircraft procured under operational lease arrangements to conform with the new balance of payments framework.

(2) Includes only Brunei, Indonesia, Malaysia, Singapore and Thailand.

(3) Excludes Hong Kong SAR.

   From 1997 to 2001, an average of 39.4% of the country's imports came from Japan (20.1%) and the United States (19.3%). In 2001, Japan accounted for 20.6% and the United States 16.9% of total imports. The Philippines increased its imports from the ASEAN countries from 12.8% of total imports in 1997 to 14.8% in 2001. The country also imported from South Korea, Taiwan, Hong Kong and Saudi Arabia.

   The following table sets out the country's services trade by sector compiled in accordance with the BPM5 framework for the periods indicated.

                                SERVICES TRADE

                                                                         First Nine
                                                                           Months
                                                1999     2000     2001      2002
                                              -------  -------  -------  ----------
                                                         (in millions)
Total services trade......................... $(2,712) $(2,112) $(1,939)  $  (857)
 Exports.....................................   4,803    3,972    3,151     2,326
 Imports.....................................   7,515    6,084    5,090     3,186
Transportation...............................  (1,369)  (1,785)  (1,666)   (1,099)
 Exports.....................................     575      891      659       483
 Imports.....................................   1,944    2,676    2,325     1,582
 of which: Passenger.........................    (117)     (73)    (236)     (202)
   Exports...................................      15      243       99        68
   Imports...................................     132      316      335       270
 of which: Freight...........................  (1,167)  (1,638)  (1,361)     (845)
   Exports...................................     428      481      380       343
   Imports...................................   1,595    2,119    1,741     1,188
 of which: Other.............................     (85)     (74)     (69)      (52)
   Exports...................................     132      167      180        72
   Imports...................................     217      241      249       124
Travel.......................................   1,246    1,129      499       715
 Exports.....................................   2,554    2,134    1,723     1,316
 Imports.....................................   1,308    1,005    1,224       661
Communication services.......................    (307)     (79)     115       122
 Exports.....................................     424      182      330       188
 Imports.....................................     731      261      215        66
Construction services........................    (108)     (27)    (234)      (98)
 Exports.....................................      58       97       64        19
 Imports.....................................     166      124      298       117
Insurance services...........................     (30)     (90)     (68)     (196)
 Exports.....................................      51       66       48        23
 Imports.....................................      81      156      116       219
Financial services...........................    (250)    (389)     (41)       (9)
 Exports.....................................      67       80       34        27
 Imports.....................................     317      469       75        36
Computer and information services............     (38)     (18)     (61)      (21)
 Exports.....................................      57       76       22        17
 Imports.....................................      95       94       83        38
Royalties and license fees...................    (104)    (190)    (157)     (172)
 Exports.....................................       6        7        1         1
 Imports.....................................     110      197      158       173
Other business services......................  (1,672)    (595)    (318)     (110)
 Exports.....................................     929      359      219       161
 Imports.....................................   2,601      954      537       271
 Merchanting and other trade-related services    (230)    (200)      16        22
   Exports...................................     186       59       24        28
   Imports...................................     416      259        8         6

                                                                           First Nine
                                                                             Months
                                                      1999   2000   2001      2002
                                                     ------  ----   ----   ----------
                                                             (in millions)
 Operational leasing services.......................    (47)  (58)   (61)      (13)
   Exports..........................................     15    23     10         4
   Imports..........................................     62    81     71        17
 Misc. business, professional and technical services (1,395) (337)  (123)     (119)
   Exports..........................................    728   277    185       129
   Imports..........................................  2,123   614    458       248
Personal, cultural and recreational.................    (81)  (87)   (42)       (7)
 Exports............................................     58    43     15         7
 Imports............................................    139   130     57        14
 Audio-visual and related...........................     (3)   (9)   (10)       (7)
   Exports..........................................     14    15      6         6
   Imports..........................................     17    24     16        13
 Other personal, cultural and recreational services.    (78)  (78)   (32)        0
   Exports..........................................     44    28      9         1
   Imports..........................................    122   106     41         1
Government services, n.i.e..........................      1    19     34        18
 Exports............................................     24    37     36        24
 Imports............................................     23    18      2         6

--------
Source:  Bangko Sentral.

   In 1997, receipts from the services trade totalled $22.8 billion, growing from 13.5% of GNP in 1993 to 26.6%. Increasing receipts from overseas Filipino workers and Peso conversions of foreign currency deposits contributed to the growth in the service receipts. Payments for services grew from approximately 9.0% of GNP in 1993 to 20% in 1997, when payments totalled $17.1 billion. Greater trade and travel-related outflows spurred the increase in service payments. Freight and merchandise insurance payments and investment expenses also increased significantly.

   In 1998, service receipts declined by 39.1% from their 1997 levels, and service payments fell 25.4% compared with the 1997 levels, principally as a result of the regional economic decline. Total services receipts declined in 1998 principally because of declining receipts from Peso conversion of foreign currency deposits and lower investment income during the year. Services payments also declined because of the significant decline in other services disbursements reported by commercial banks.

   In 1999, under the BPM5 framework, the services account recorded a net outflow of $2.7 billion following higher service payments. Net outflows were noted in transportation, communication, construction, insurance, financial, computer and information, royalties and license fees, and other personal, cultural and recreational services with the exception of travel services which recorded a net inflow of $1.2 billion.

   For 2000, the services account, under the BPM5 framework, recorded a net outflow of $2.11 billion, 22.0% lower than the net outflow of $2.7 billion in 1999. This development was due to lower net outflows in communication, construction, miscellaneous business, professional and technical services, computer and information and other trade-related services.

   For 2001, under the BPM5 framework, the services trade account posted a deficit of $1.94 billion, 8% lower than the $2.11 billion deficit recorded in 2001. The deficit in 2002 was brought about by decreased inflows from passenger and travel services. However, the reduction in the deficit from 2001 was due mainly to the lower net outflows in freight following the decline in good imports, royalties and fees, financial services and other business services. The reversal in communication services account to a net inflow from a net outflow also contributed to the narrower deficit.

   The trade-in-services account posted a net outflow of $482 million in the first half of 2002, 48.4% lower than the level in the comparable period in 2001. The narrowing of the deficit was triggered by lower net payments for transportation services and for miscellaneous business, professional and technical services. Meanwhile, increased net receipts from travel services, which rose by 36.4% to $513 million, helped trim the net outflow in the services account. This was due to the higher rate of decline in travel payments relative to that of travel receipts. The lower travel payments reflected in part the weaker peso and the Government program to promote domestic tourism among local residents.

   The trade-in-services account in the first nine months of 2002 posted a net outflow of $857 million. The 49.4% narrowing of the deficit from the same period in 2001 was caused by lower net payments for transportation services and for miscellaneous business, professional and technical services. Net receipts from travel services were $581 million in the first seven months of 2002, due to a relative decline in travel payments. Lower travel payments reflected in part the weaker Peso and the government program to promote domestic tourism among local residents.

   The following table sets out the Republic's income compiled in accordance with the BPM5 framework for the periods indicated. Prior to the adoption of the BPM5 framework, income was included in services trade. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                                    INCOME

                                                                                        First Nine
                                                                                          Months
                                                               1999     2000     2001      2002
                                                             -------  -------  -------  ----------
                                                                        (in millions)
Total income................................................ $ 4,604  $ 3,216  $ 3,350   $ 3,191
 Receipts...................................................   8,082    7,804    7,446     5,946
 Disbursements..............................................   3,478    4,588    4,096     2,755
Compensation of employees, incl. border, seasonal and other
  workers...................................................   6,794    6,050    6,325     5,365
 Receipts...................................................   6,794    6,050    6,325     5,365
 Disbursements..............................................       0        0        0         0
Investment income...........................................  (2,190)  (2,834)  (2,975)   (2,174)
 Receipts...................................................   1,288    1,754    1,121       581
 Disbursements..............................................   3,478    4,588    4,096     2,755
 Direct investment income...................................    (772)    (802)  (1,150)     (679)
   Receipts.................................................      63      163       10        15
   Disbursements............................................     835      965    1,160       694
   Income on equity.........................................    (718)    (819)  (1,143)     (662)
     Receipts...............................................      35       57       10        15
     Disbursements..........................................     753      876    1,153       677
     Dividends and distributed branch profits...............    (184)    (240)    (654)     (542)
       Receipts.............................................      35       57       10        15
       Disbursements........................................     219      297      664       557
     Reinvested earnings and undistributed branch profits...    (534)    (579)    (489)     (120)
       Receipts.............................................       0        0        0         0
       Disbursements........................................     534      579      489       120

                                                              First Six
                                                               Months
                                          1999   2000   2001    2002
                                         -----  -----  -----  ---------
                                                (in millions)
           Income on debt (interest)....   (54)    17     (7)    (17)
             Receipts...................    28    106      0       0
             Disbursements..............    82     89      7      17
         Portfolio investment income....  (607)  (445)  (545)   (574)
           Receipts.....................   451    645    634     310
           Disbursements................ 1,058  1,090  1,179     884
           Income on equity (dividends).   (22)    (8)   (23)    (14)
             Receipts...................    16      8      6       0
             Disbursements..............    38     16     29      14
             Monetary authorities.......     0      0      0       0
               Receipts.................     0      0      0       0
               Disbursements............     0      0      0       0
             General government.........     0      0      0       0
               Receipts.................     0      0      0       0
               Disbursements............     0      0      0       0
             Banks......................     0      0      0       0
               Receipts.................     0      0      0       0
               Disbursements............     0      0      0       0
             Other sectors..............   (22)    (8)   (23)    (14)
               Receipts.................    16      8      6       0
               Disbursements............    38     16     29      14
           Income on debt (interest)....  (585)  (437)  (522)   (560)
             Receipts...................   435    637    628     310
             Disbursements.............. 1,020  1,074  1,150     870
             Bonds and notes............  (525)  (429)  (554)   (569)
               Receipts.................   430    621    584     298
               Disbursements............   955  1,050  1,138     867
               Monetary authorities.....   180    305    303     113
                 Receipts...............   266    443    417     207
                 Disbursements..........    86    138    114      94
               General government.......  (501)  (469)  (516)   (553)
                 Receipts...............     0      0    126       0
                 Disbursements..........   501    469    642     553
               Banks....................    35      0      0       0
                 Receipts...............    35      0      0       0
                 Disbursements..........     0      0      0       0
               Other sectors............  (239)  (265)  (341)   (129)
                 Receipts...............   129    178     41      91
                 Disbursements..........   368    443    382     220
             Money market instruments...   (60)    (8)    32       9
               Receipts.................     5     16     44      12
               Disbursements............    65     24     12       3

                                                               First Six
                                                                Months
                                         1999   2000    2001     2002
                                        -----  ------  ------  ---------
                                                (in millions)
              Monetary authorities.....    (6)     (5)      0       0
                Receipts...............     0       0       0       0
                Disbursements..........     6       5       0       0
              General government.......     0       0       0       0
                Receipts...............     0       0       0       0
                Disbursements..........     0       0       0       0
              Banks....................     0       0       0       0
                Receipts...............     0       0       0       0
                Disbursements..........     0       0       0       0
              Other sectors............   (54)     (3)     32       9
                Receipts...............     5      16      44      12
                Disbursements..........    59      19      12       3
            Other investment income....  (811) (1,587) (1,280)   (921)
              Receipts.................   774     946     477     256
              Disbursements............ 1,585   2,533   1,757     177
              Monetary authorities.....   135     184     (91)    (88)
                Receipts...............   313     472     232      98
                Disbursements..........   178     288     323     186
              General government.......  (795) (1,462)   (659)   (493)
                Receipts...............     0       0       0       0
                Disbursements..........   795   1,462     659     493
              Banks....................   187     161    (102)   (111)
                Receipts...............   382     397     206     110
                Disbursements..........   195     236     308     221
              Other sectors............  (338)   (470)   (428)   (229)
                Receipts...............    79      77      39      48
                Disbursements..........   417     547     467     277

   In 2001, the income account continued to be in surplus totaling $3.4 billion, which was 4.2% higher than the 2001 surplus of $3.2 billion. This increase was due mainly to the increase in remittances from overseas Filipino workers ("OFW"). The 4.5% increase in OFW remittances was attributed mainly to the expanded coverage of the OFW monitoring system, which, now includes foreign exchange corporations and thrift banks. The net outflow in the investment income account rose by 5.0% to $2,975 million as falling global interest rates had a greater impact on investment income (particularly interest income on placements in portfolio and other investments) than on interest repayments. Disbursements mainly consisted of divided repatriation and interest payments on loans.

   The surplus in the income account for the first nine months of 2002 increased by 54% from its $2.1 billion mark for the first nine months of 2001 to reach $3.2 billion. Overseas Filipino workers' ("OFWs") remittances, which continued to be a significant source of foreign exchange earnings, expanded by 43.2% to $4.1 billion in the first half of 2002 relative to the year-ago level. Contributing to this development was the increase in the number of deployed OFWs, which rose by 4.3%. The growth in OFW deployment was most pronounced in the Middle East, Europe and Asia. By skills, the increase in deployed workers was noted mainly for transport equipment operators as well as professional, technical and related workers. The bulk of remittances from OFWs, which comprised about 92% of gross income receipts, came from the U.S., Saudi Arabia, Japan, Hong Kong, and Singapore.

   In the first nine months of 2002, the investment income account yielded a net outflow that was lower by 8.3% relative to the previous year as interest payments on portfolio and other investments fell with the continued drop in global interest rates.

   Remittances from overseas Filipino workers amounted to $5.4 billion in the first nine months of 2002, an increase of 24.8% from the same period in 2001. The income account's recorded surplus of $3.2 billion was propelled by the 4.3% rise in the number of overseas Filipino workers, especially in the Middle East, Europe, and Asia. As the global economic slowdown affects some of the countries where Filipinos are working, the Government has intensified its marketing efforts to increase hiring of Filipinos abroad.

Capital and Financial Account


   Foreign Investments. The Philippines monitors investment flows into and out of the country, keeping track of direct and portfolio investments by non-residents in the Philippines and by Filipino residents abroad. Direct investments are the category of international investment in which a resident entity in one economy obtains a lasting interest in an enterprise resident in another economy. A direct investment is established when a resident in one economy owns 10% or more of the ordinary shares or voting power of an incorporated enterprise or the equivalent of an unincorporated enterprise in another economy. Portfolio investments include investments in equity and debt securities, that is, bonds, notes and money market instruments, and financial derivatives. The essential characteristic of instruments classified as portfolio investments is that they are traded or tradable.

   The following table sets out the foreign investment flows into and out of the Philippines by type for the periods indicated. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                              FOREIGN INVESTMENTS

                                                 1996     1997     1998     1999      2000     2001
                                               -------  -------  -------  --------  -------  -------
                                                                   (in millions)
Non-resident investments in the Philippines
 Direct investments
   Placements
     New foreign investments in the
       Philippines............................ $ 1,074  $ 1,073  $ 1,631  $  1,241  $ 1,207  $   697
     Reinvested earnings......................      44       56       85       534      579      488
     Technical fees and others converted to
       equity.................................       0        0        0        26        2        0
     Bond conversions.........................     277      114       36         0        0        0
     Imports converted into investments.......       0        6        0         0        0        0
     Others...................................     125        0        0         0        0        0
   Withdrawals/(1)/...........................       0        0        0      (122)    (185)     (69)
                                               -------  -------  -------  --------  -------  -------
 Total direct investments.....................   1,520    1,249    1,752     1,679    1,603    1,116
                                               =======  =======  =======  ========  =======  =======
 Portfolio investments
   Placements.................................   6,687    6,947    4,297    15,490    3,704    1,486
   Withdrawals................................  (4,586)  (7,353)  (4,033)  (14,080)  (3,887)  (1,103)
                                               -------  -------  -------  --------  -------  -------
 Total portfolio investments..................   2,101     (406)     264     1,410     (183)     383
                                               =======  =======  =======  ========  =======  =======
 Total non-resident investments in the
   Philippines/(2)/...........................   3,621      843    2,016     3,089    1,420    1,499
                                               =======  =======  =======  ========  =======  =======
Less Resident Investments Abroad
 Direct investments
   Placements
   Residents' investments abroad..............     182      136      160        63       46       33
   Withdrawals................................       0        0        0      (108)    (141)    (195)
                                               -------  -------  -------  --------  -------  -------
 Total direct investments.....................     182      136      160       (45)     (95)    (162)
                                               =======  =======  =======  ========  =======  =======
 Portfolio investments
   Placements.................................     119      184      184       788    1,866    4,080
   Withdrawals................................    (197)    (239)       0      (300)  (1,417)  (4,022)
                                               -------  -------  -------  --------  -------  -------
 Total portfolio investments..................     (78)     (55)     184       488      449       58
                                               =======  =======  =======  ========  =======  =======
 Other investments/(3)/.......................      --       --       --     1,317      177      589
                                               =======  =======  =======  ========  =======  =======
Total resident investments abroad.............     104       81      344     1,760      531      485
                                               =======  =======  =======  ========  =======  =======
Total foreign investments, net................ $ 3,517  $   762  $ 1,672  $  1,329  $   889  $   771
                                               =======  =======  =======  ========  =======  =======

--------
Source:  Bangko Sentral.

(1) Non-resident withdrawals of direct investments include capital recovery under the build-operate-transfer scheme.

(2) Excludes net flows arising from the trading of Philippine debt papers in the secondary market abroad.

(3) Includes residents' deposits in banks abroad. For the 1996 to 1998 period, other investments were not separately tracked.

   After the implementation of the BPM5 framework, the Financial Account is now divided into three categories: direct investments, portfolio investments and other investments. The following table sets out the Republic's direct investments compiled in accordance with the BPM5 framework for the periods indicated. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                              DIRECT INVESTMENTS



                                                                                    First Nine
                                                                                      Months
                                                             1999    2000    2001      2002
                                                           -------  ------  ------  ----------
                                                                     (in millions)
Total direct investments.................................. $   608  $1,348  $1,953    $ 684
                                                           =======  ======  ======    =====
Assets: Residents' investments abroad.....................     (30)   (107)   (161)      49
 Equity capital...........................................     (45)    (95)   (162)      51
   Claims on affiliated enterprises.......................     (45)    (95)   (162)      51
     Placements...........................................      63      46      33       56
     Withdrawals..........................................     108     141     195        5
   Liabilities to affiliated enterprises..................       0       0       0        0
 Reinvested earnings......................................       0       0       0        0
 Other capital............................................      15     (12)      1       (2)
Liabilities: Non-residents' investments in the Philippines     578   1,241   1,792      733
 Equity capital...........................................   1,145   1,024     628      903
   Liabilities to direct investors........................   1,145   1,024     628      903
     Placements...........................................   1,267   1,209     697      931
     Withdrawals..........................................     122     185      69       28
 Reinvested earnings......................................     534     579     488      120
   Other capital..........................................  (1,101)   (362)    676     (290)
   Claims on direct investors.............................       0       0       0        0
Liabilities to direct investors...........................  (1,101)   (362)    676     (290)

--------
Source:  Bangko Sentral.

   The following table sets out the Republic's portfolio investments compiled in accordance with the BPM5 framework for the periods indicated. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                             PORTFOLIO INVESTMENTS



                                                                                    First Nine
                                                                                      Months
                                                            1999     2000    2001      2002
                                                           ------- -------  ------  ----------
                                                                      (in millions)
Total portfolio investments............................... $ 6,064 $  (113) $1,399   $   692
                                                           ======= =======  ======   =======
Assets: Residents' investments abroad.....................     586     806    (234)      255
 Equity securities........................................      55      42       4         7
   Placements.............................................      75     219       4         8
   Withdrawals............................................      20     177       0         1
 Debt securities..........................................     531     764    (238)      248
   Banks..................................................      98     357    (292)      382
   Other sectors..........................................     433     407      54      (134)
     Placements...........................................     713   1,647   4,076     2,801
     Withdrawals..........................................     280   1,240   4,022     2,935
 Money-market instruments.................................       0       0       0         0
 Financial derivatives....................................       0       0       0         0
Liabilities: Non-residents' investments in the Philippines   6,650     693   1,165       947
 Equity securities........................................   1,410    (183)    383       371
   Placements.............................................  15,490   3,704   1,486     1,176
   Withdrawals............................................  14,080   3,887   1,103       805
 Debt securities..........................................   5,240     876     782       576
   Monetary authorities...................................   1,158      88     (47)       95
   General Government.....................................   2,912   2,223     944     1,876
   Banks..................................................       0       0       0         0
   Other sectors..........................................   1,170  (1,435)   (115)   (1,395)
 Money-market instruments.................................       0       0       0         0
 Financial derivatives....................................       0       0       0         0

--------
Source:  Bangko Sentral.

   The following table sets out the country's other investments compiled in accordance with the BPM5 framework for the periods indicated. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                               OTHER INVESTMENTS



                                                                                       First
                                                                                        Six
                                                                                       Months
                                                             1999     2000     2001     2002
                                                           -------  -------  -------  -------
                                                                      (in millions)
Total other investments................................... $(8,467) $(7,742) $(7,179) $(5,109)
                                                           =======  =======  =======  =======
Assets: Residents' investments abroad.....................  18,647   15,311   13,893    9,628
 Trade credits/(1)/.......................................  16,381   17,401   13,770    9,500
 Loans/(2)/...............................................     262   (1,309)     830       80
 Currency and deposits....................................   2,278     (757)    (508)     275
   Banks..................................................     961     (934)  (1,097)    (372)
   Other sectors..........................................   1,317      177      589      647
 Other assets/(3)/........................................    (274)     (24)    (199)    (227)

Liabilities: Non-residents' investments in the Philippines  10,180    7,569    6,714    4,519
 Trade credits/(1)/.......................................   9,958    7,157    7,499    5,227
 Loans....................................................     575      354     (225)      18
   Monetary authorities...................................       0       51      171      (40)
     Drawings/(4)/........................................       0      105      177      118
     Repayments/(4)/......................................       0       54        6      158
   General Government.....................................     340     (125)     (78)    (131)
     Drawings/(4)/........................................   1,465      933      826      644
     Repayments/(4)/......................................   1,125    1,058      904      775
   Banks/(5)/.............................................     626     (250)    (647)     602
   Other sectors..........................................    (391)     678      329     (413)
     Long-term............................................    (494)     952      686     (379)
       Drawings...........................................   2,610    2,428    2,848      848
       Repayments.........................................   3,104    1,476    2,162    1,227
     Short-term...........................................     103     (274)    (357)     (34)
 Currency and deposits/(6)/...............................    (466)    (120)    (340)    (783)
 Other Liabilities/(7)/...................................     113      178     (220)      57

--------
Source:  Bangko Sentral.

(1) All trade credits are short-term credits in non-governmental sectors.

(2) All loans are short-term bank loans.

(3) All other assets are short-term bank assets.

(4) Long-term loans.

(5) Short-term loans.

(6) All bank currency and deposits.

(7) All short-term bank liabilities.

   The following discussion does not take into account the 2000 and 2001 revision to the Balance of Payments. See "-- Recent Economic Developments -- Balance of Payments".

   Domestic macroeconomic policies and structural reforms have significantly affected the flow of foreign investment into the Philippines. The Foreign Investment Act of 1991, as amended, introduced a more favorable investment environment to the Philippines. The act permits foreigners to own 100% of Philippine enterprises, except in certain specified areas included in a "negative list" with respect to which the Constitution or applicable statute limits foreign ownership, generally to a maximum of 40% of the enterprise's equity capital. The Constitution also prohibits foreign ownership in certain sectors, such as the media.

   From 1994 to 1996, improvements in macroeconomic conditions resulted in growth in production, declining inflation rates, lower interest rates, a stable exchange rate and an improved external payments position, including a rising level of international reserves, all of which encouraged foreign investment. In 1996, the country's net foreign investment surplus grew 118.6% to $3.5 billion as residents' investments abroad declined 92.2% to $104 million and non-residents' investments in the country rose 23%. New foreign investments in the country fell 17.4% to $1.1 billion.

   In January 1997, Bangko Sentral attempted to enhance the investment climate by lifting the limits on domestic borrowing by foreign firms. Beginning in mid-1997, however, due to the regional economic crisis, production dropped, interest rates climbed, the Peso depreciated, the balance of payments position deteriorated and international reserves fell, leading to a flight of capital from the country. In 1997, the country's net foreign investment surplus fell 78.3% to $762 million. Non-residents investments in the Philippines dropped 76.7% as portfolio investment withdrawals climbed 60.3%, creating a portfolio investments deficit of $406 million. Total resident investments abroad fell 22.1% from 1996. New foreign investments in the Philippines remained virtually unchanged from 1996.

   In 1998, net investment inflows increased significantly to $1.7 billion compared with $762 million recorded in 1997. New foreign direct investments in the Philippines grew 52% to $1.6 billion, compared with $1.1 billion in 1997.

   In 1999, net investment inflows declined by 20.5% to $1,329 million compared to 1998. New foreign direct investments declined by 23.9% to $1.2 billion, compared with $1.6 billion for 1998. In 1999, under the BPM5 framework, a net outflow of $1.8 billion was registered in the capital and financial account due to the net outflow of $9.5 billion in the other investment accounts. The continued inflows of direct and portfolio investments, on the other hand, cushioned the impact of these outflows.

   In 2000, under the BPM5 framework the net outflow in the financial account reached $6.5 billion, an increase of 262.5% from the net outflow of $1.8 billion recorded in 1999. However, sustained net inflows of both direct and portfolio investments mitigated the contraction in the financial account. This developed due to the net outflows posted in the portfolio and other investment accounts.

   In 2001, the financial account registered a net outflow of $3.8 billion, a 41.2% decline from the net outflow of $6.5 million recorded in 2000. The direct investment account posted a sustained net inflow while the portfolio investment account gained strength as it made a dramatic turnaround to a net inflow of $1.4 billion in 2001. Meanwhile, the cumulative net outflow in the other investment account of $7.2 billion was lower by 7.3% than $7.7 billion in 2001.

   The net outflow in the capital and financial account narrowed by 33.8 per cent to $1,488 million (including a net outflow of $7 million from the capital account) during the first half of 2002. The reversal of the portfolio investment account to a net inflow of $1,439 million from a net outflow of $271 million in 2001 (due to success in the capital markets of the government and GOCCs) dampened the negative impact of the higher net outflow of other investment and the lower net inflow of direct investments.

   Non-residents' direct investments in equity capital more than tripled to $730 million during the first six months of 2002. The bulk of non-residents' equity investments came from Japan, including the investment of $544 million in a local brewery company in March 2002. Additional investments were directed to other manufacturing companies, financial institutions, and transport and storage services. Other major sources of direct investments were the US, U.K. and Taiwan. Total direct investments for the first half of 2002 registered a net inflow of $726 million. The 46.7% drop from the same period in 2001 was due mainly to repayments on intercompany loans, particularly in June and residents' placements of equity capital abroad.

   There was a net outflow of $271 million in portfolio investments in the first half of 2001 as compared to a net inflow of $1.4 billion in the first half of 2002 due to increased non-residents' investments in resident-issued foreign denominated debt securities, particularly government-issued medium-term bonds. The Government issued $2.04 billion worth of foreign currency denominated bonds in January, March and June, and Bangko Sentral issued $250 million worth of fixed rate notes in January. Non-residents' investments in equity securities also increased by 18.5% to $339 million in the first half of 2002, as investors shifted investments to equity securities as a result of the relatively lower yields on bonds and other domestic financial instruments during the period.

   The net outflow in the other investment account expanded by 9.2% to $3.6 billion during the first six months of 2002 compared to the first six months of 2001. This expansion was due mainly to higher net deposits abroad by resident banks to cover their clients' import payments and to diversify their portfolios.

   The net outflow in the capital and financial account increased to $2.6 billion, or 5.3% during the first seven months of 2002. This was caused by higher net outflow of other investments and lower net inflows of direct investment, despite the reversal of the portfolio investment account to a net inflow of $1.3 billion for the first seven months from a net outflow of $182 million for the first seven months of 2001.

   Portfolio investments for the first nine months of 2002 reversed to a net inflow of $692 million, from a net outflow of $208 million in the first seven months of 2001, following increased non-residents' investments in resident-issued foreign denominated debt securities, particularly government-issued medium-term bonds. Non-residents' investments in equity securities also rose by 13.0% to $356 million for the first seven months of 2002, indicating increased investor confidence in the local equities market and a shift in the investors' preference to equity securities following the relatively lower yield on bonds and other domestic financial instruments.

   Non-residents' investments in equity capital almost doubled to $903 million during the first nine months of 2002 as compared to the first nine months of 2001, following the investment of $544 million worth of shares by a Japanese firm in the San Miguel Corporation, a local brewery company, in March 2002. The remaining investment was directed to other manufacturing companies, financial institutions and transport and storage services. Other major sources of direct investments were the United States, Singapore, the United Kingdom and the Netherlands.

   The net outflow in the other investment account expanded by 12.6% to $5.1 billion during the first nine months of 2002. This was due in large part to the higher net deposits abroad by resident non-banks, a majority of which were corporations involved in build-operate-transfer arrangements, to cover foreign-related obligations. Payments arising from maturing non-residents' placements to local banks also contributed to the net outflow in other investment.

   Over the past few years, the Government has undertaken a number of programs to encourage capital investment, including introducing build, operate and transfer programs, reforming the legal regimes governing foreign investment and the foreign exchange payment system and restructuring the tariff regime. In August 1995, the Government implemented a schedule of tariff reductions to correct distortions caused by past policies. Rates will be reduced to 3% for raw materials and to 10% for finished goods by 2003 and tariffs will be further adjusted to a range from 0% to 5% by 2004. The Philippines also lifted quantitative restrictions on all regulated agricultural products, except rice, and replaced them with tariffs permitted under the Uruguay Round agreements. In early 1996, the authorities further reduced import costs by changing the system of import duty valuation from "home consumption value" to actual transaction value. The Philippines is also a member of the ASEAN Free Trade Area, which provides for the gradual reduction to 5% or less or elimination of tariffs in 2003 on the trade of goods among ASEAN countries pursuant to a Common Effective Preferential Tariff scheme. Currently, the Philippines restricts imports of certain products only for reasons of health, security, safety and environmental protection.

   The Republic's Board of Investments coordinates with national agencies and local Governments on investment policies and procedures and establishes and administers annual investment priority plans to promote certain sectors of the economy by providing special investment incentives to specific industries. The Government's 2001 Investments Priorities Plan is working to promote the following areas:

   . poverty alleviation and eradication for all Filipinos;

   . a business and policy environment to promote economic health; and

   . a business community that is prepared to compete in the global e-commerce business community.

   Businesses that promote the Republic's investment priorities are eligible for a package of incentives which can last for up to 10 years, including:

   . income tax holidays;

   . exemption from wharfage fees;

   . unlimited use of consigned equipment;

   . additional tax deductions for labor expenses; and

   . fewer restrictions on the employment of foreign nationals.

   The Government grants additional incentives to industries located in less-developed areas or administered by the Philippine Export Zone Authority and the Subic and Clark special economic zones.

   In March 2000, the Retail Trade Liberalization Act was enacted. The law aims to promote efficiency and competition among domestic industries and foreign competitors which will result in better service and lower prices for the consumers. Prior to its enactment, only citizens of the Philippines and corporations wholly-owned by Filipino citizens could engage in the retail business in the Philippines. Under the law, a foreigner is allowed to own 100% of a retail business in the Philippines provided it makes an investment of at least $7.5 million in the Philippines. If a foreigner makes an investment of between $2.5 million to $7.5 million, the foreigner is allowed to own up to 60% of the retail business in the Philippines for the first two years.

   The following table sets out foreign investment in the Philippines registered with Bangko Sentral by sector.

                     FOREIGN EQUITY INVESTMENTS REGISTERED
                         WITH BANGKO SENTRAL BY SECTOR

                                                                                Jan-May
                                         1997    1998    1999     2000    2001   2002
                                       -------- ------ -------- -------- ------ -------
                                                         (in millions)
Banks and other financial institutions $  226.4 $193.1 $  258.3 $  483.9 $476.4 $ 59.3
Manufacturing.........................    172.2  245.5  1,049.1    171.7  262.9  615.1
Mining................................      2.8  161.2     27.3    239.5   66.2    2.3
Commerce and real estate..............     78.0  161.9    166.3     62.3   23.2   17.9
Services..............................     33.3   12.1     16.7      5.2    8.4   18.8
Public utilities......................    297.8   67.9    552.5    423.5   20.6   59.0
Others/(1)/...........................    242.9   43.0     36.5     12.2    0.2   40.3
                                       -------- ------ -------- -------- ------ ------
Total investments..................... $1,053.4 $884.7 $2,106.7 $1,398.2 $857.8 $812.6
                                       ======== ====== ======== ======== ====== ======

--------
Source:  International Operations Department, Bangko Sentral.

(1) Includes construction and agriculture, fishery and forestry.

International Reserves

   The following table sets out the gross international reserves of Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the monetary survey published in the IMF's International Financial Statistics.

                GROSS INTERNATIONAL RESERVES OF BANGKO SENTRAL

                                                           As of December 31,                            As of
                                              ----------------------------------------------------      June 30,
                                              1997/(1)/ 1998/(1)/    1999/(1)/   2000/(2)/     2001       2002
                                              --------  --------     --------    --------     -------   --------
                                                        (in millions, except months and percentages)
Gold/(3)/....................................  $1,472   $ 1,569      $ 1,782     $ 1,973     $ 2,216    $ 2,627
SDRs.........................................      31         1           19           2          14          4
Foreign Investments/(4)/.....................   6,968     8,738       12,881      12,371      12,786     13,502
Foreign Exchange.............................     179       376          222         565         533        661
Reserve Position in the IMF/(5)/.............     118       122          120         113         109        115
                                               ------   -------      -------     -------      -------   -------
Total........................................  $8,768   $10,806      $15,024     $15,024     $15,658    $16,908
                                               ======   =======      =======     =======      =======   =======
Total as number of months of imports of goods
  and services...............................     2.0       3.1          4.4         4.4         5.0        5.4
As a  % of short-term debt
 Original maturity...........................   103.9%    150.4%       261.5%      252.6%      258.9%     318.1%
 Residual maturity...........................    77.8%     98.2%       168.4%      141.8%      130.7%     148.5%

--------
Source:  International Operations Department, Bangko Sentral.

(1) Represents official figures from Bangko Sentral's Treasury Department under the old system where monetary gold under the swap arrangement was not part of gross international reserves.

(2) Beginning January 2000, a new system was adopted revising the treatment of monetary gold under the swap arrangement, including it as part of gross international reserves. To allow comparability with 2000 data, the revised treatment of monetary gold under the swap arrangement would have resulted in an upward adjustment of the gross international reserves level as of December 31, 1999 to $15,107 million.

(3) Of these amounts 82.3% in 1997, 75.3% in 1998, and 83.3% in 1999 served as collateral for gold-backed loans. Under the new accounting system adopted in 2000, 82.6% of the amount as of December 31, 2000, 85.7% as of December 31, 2001, and 65.9% as of May 31, 2002 served as collateral for gold-backed loans and gold swap arrangements.

(4) Consists of time deposits, investments in securities issued or guaranteed by government or supranational organizations and repurchase agreements.

(5) The reserve position in the IMF is an off-balance sheet item and is recorded by Bangko Sentral's Treasury Department as a contingent asset with a matching contingent liability.

   The gross international reserves controlled by Bangko Sentral constitute substantially all of the Philippines' official international reserves.

   By the end of March 1997, gross international reserves rose to approximately $12 billion. After the onset of the Asian economic currency crisis, however, gross international reserves declined to $8.8 billion as of December 31, 1997, primarily because of $2.8 billion of net foreign exchange sales by Bangko Sentral in 1997. In addition, in 1997 the Government spent $1.9 billion and Bangko Sentral spent $555 million on debt service payments. These expenditures effectively consumed $500 million from Bangko Sentral's June 1997 bond flotation, $700 million and $331 million from two drawings under the Republic's extended fund facility with the IMF and $324 million borrowed in parallel loan financing from the Export-Import Bank of Japan.

   In 1998, the Government took a number of steps to boost reserves, including obtaining a $610 million one-year loan from a syndicate of mainly domestic banks in September 1998 and drawing upon the $1.4 billion stand-by facility provided by the IMF. The IMF disbursed $278 million under the stand-by facility in November 1998 and $133 million in December 1998.

   In 1998, the reserve level was also increased by $500 million of foreign currency deposits with Bangko Sentral from foreign banks, $492 million in net proceeds from the Republic's global bond offering in April 1998, a $750 million club loan from a consortium of foreign banks, $210 million in net foreign exchange purchases by Bangko Sentral and increased investment inflows resulting from improvements in the currency markets. Foreign exchange outlays of $1.9 billion by the Government and $532 million by Bangko Sentral were used to service maturing foreign obligations, however, reduced reserve levels.

   In 1999, gross international reserves increased significantly to reach $15.0 billion as of the end of 1999, equivalent to 4.4 months of imports of goods and payment of services and income. The increase in reserve level was due to higher public sector borrowing, renewed private capital flows and stronger external trade performance. Among other reasons, the reserve level was increased by the Republic's $1.2 billion global bond offerings in January and February 1999, 4350 million eurobond offering in March 1999, $292 million global bond offering in October 1999 and $400 million re-opening of its 2019 bonds in December 1999. Further, the IMF disbursed $130 million under the stand-by facility in March 1999 and $214 million in July 1999. In June 1999, the Republic refinanced the $610 million syndicated loan facility it obtained in 1998 with three-year fixed and floating rate notes and, in December 1999, the Republic completed a $260 million eurobond offering to partially refinance the $610 million one-year loan.

   In January 2000, Bangko Sentral revised its method of accounting for international reserves at the recommendation of the IMF. Under the previous accounting system, a gold swap transaction was treated as a sale of gold which reduced the amount of gold holdings. Under the revised system, a gold swap transaction is treated as a loan transaction collateralized by gold that remains a part of the international reserves. In addition, under the revised system, the accrued interest payable on Bangko Sentral's short-term liabilities is netted out of gross international reserves when calculating net international reserves, reducing the level of net international reserves.

   As of December 31, 2000, gross international reserves stood at $15.0 billion, equivalent to 4.4 months of imports of goods and payment of services and income. Major sources of foreign exchange inflows in 2000 were the Republic's $1.6 billion Yankee bond offering in March, a $500 million Bangko Sentral syndicated loan in April, (Yen)35 billion Samurai bond offering and $400 million syndicated loan in October, $200 million private placement of Yen-denominated eurobonds in November and $200 million private placement of eurobonds in December. These inflows were partially offset by a decline in portfolio investments by non-residents from their 1999 levels. As of December 31, 2000, net international reserves totalled $11.3 billion, compared to $11.8 billion as of December 31, 1999 (after adjustment for the BPM5 framework).

   As of December 31, 2001, gross international reserves rose to $15.7 billion compared to $15.0 billion as of December 31, 2000. The increase in gross international reserves during the year 2001 was attributed mainly to foreign exchange inflows arising from various foreign loans and bond flotations. The various loans and bond flotations include, among others, the Republic's $199 million Floating Rate Notes due 2004; the Republic's $100 million Facility Loan Agreement; the Republic's $220 million Cross Currency Swap; the Republic's $119 million Treasury Bills to pre-fund the Government's 2002 requirements; the Asian Development Bank ("ADB") Non-Bank Financial Program Loan of $75 million; the ADB Power Sector Loan of $100 million; the Republic's $444 million Fixed Rate Bonds due 2006; the Republic's Shibosai $365 million Fixed Rate Guaranteed Bonds due 2011; Bangko Sentral's $740 million 3-year Term Loan Facility; Bangko Sentral's $200 million Floating Rate Notes due 2003; Bangko Sentral's $550 million 9% Notes due 2005 and Bangko Sentral's $700 million loan from other foreign financial institutions. The impact of these inflows was partly mitigated by the servicing of foreign exchange requirements of the Government and Bangko Sentral. Net international reserves totaled $11.4 billion as of December 31, 2001.

   As of end of June 2002, Bangko Sentral's gross international reserves rose to $16.9 billion, 8.0% higher than at the end of December 2001. The increase in reserves during the first half of 2002 was due mainly to foreign exchange inflows, mainly in the form of net deposits by the Treasurer of the Philippines. However, these were partly offset by outflows to meet the foreign exchange requirements of Bangko Sentral and the Republic and to service the obligations of the National Power Corporation.

   As of September 30, 2002, the gross international reserves had fallen to $16.1 billion. The decrease was brought about primarily from a decrease in foreign investments to $12.7 billion from $13.5 billion in June. The decline in foreign investments was offset by an increase of gold holdings to $2.7 billion in September 2002, from

$2.6 billion in June 2002. As of the end of November 2002, gross international reserves had fallen to $15.8 billion, primarily because of US-dollar denominated debt service payments for maturing obligations of Bangko Sentral and the Government.

   Bangko Sentral's reserves as of October 31, 2002 were adequate to cover 4.9 months' worth of imports of goods and payment of services and income. Using other reserve coverage measures, the level of reserves was 2.7 times the amount of the Republic's short-term external debt based on original maturity or, alternatively, 1.3 times the amount of short-term external debt based on residual maturity (outstanding short-term external debt on original maturity basis plus principal payments on medium-and long-term loans of the public and private sectors due in the next 12 months). However, the preceding figures may be affected by the results of the inter-agency task force which is evaluating the level of imports since 2000. See "-- Recent Economic Developments -- International Reserves".

   During the first half of 2002, the bulk of reserves consisted of foreign investments (79.9%), while the rest were in gold (15.5%), foreign exchange (3.9%), and combined SDRs and reserve position in the International Monetary Fund (0.7%). In terms of the currency composition of reserves excluding gold, 94.1% were in US dollars, 2.4% in Japanese yen, 1.5% in pound sterling and the balance of 2.0% in other foreign currencies.

   Bangko Sentral occasionally enters into options with respect to gold, foreign exchange and foreign securities for purposes of managing yield or market risk. It also enters into financial swap contracts to optimize yield on its gold reserves.

Monetary System

   Monetary Policy. In 1993, the Government established Bangko Sentral, the Republic's central bank, pursuant to the New Central Bank Act. Bangko Sentral replaced the old Central Bank of the Philippines, which had incurred substantial deficits in connection with:

   . quasi-fiscal activities, including entering into foreign exchange forward cover contracts and swaps with certain banks and Government corporations and assuming the foreign exchange liabilities of certain Government and private corporations during the Philippines' foreign exchange crisis in the early 1980s;

   . development banking and financing; and

   . open market operations financed by the issuance of domestic securities at high interest rates.

   Bangko Sentral functions as an independent central monetary authority responsible for policies in the areas of money, banking and credit as authorized under Section 3 of Republic Act No. 7653, otherwise known as the New Central Bank Act. As such, it does not engage in the quasi-fiscal activities that caused the old Central Bank to fail. The New Central Bank Act also prohibits Bangko Sentral from engaging in development banking or financing. Additionally, Bangko Sentral does not engage in any commercial banking activities.

   Bangko Sentral's primary objective is to maintain price stability conducive to a balanced and sustainable growth of the economy, as well as to promote and maintain monetary stability and the convertibility of the peso. To achieve the price stability objective, Bangko Sentral undertakes monetary management mainly through adjustments to policy rates and the conduct of open market operations, including the purchase and sale of Government securities, rediscounting transactions and adjustments in reserve requirements.

   Bangko Sentral's functions include:

   . conducting monetary policy;

   . issuing the national currency;

   . managing foreign currency reserves;

   . acting as depository for the Government, its political subdivisions and instrumentalities and for Government owned corporations; and

   . supervising and regulating banks and quasi-banks in the Philippines.

   The Government owns all of the capital stock of Bangko Sentral. A seven member Monetary Board, comprised of Bangko Sentral's Governor, a member of the Cabinet designated by the President and five full-time private sector representatives, governs Bangko Sentral. The President appoints each of the seven Monetary Board members to six-year terms except the Cabinet representative.

   Philippine law requires Bangko Sentral to maintain a net positive foreign asset position. As of June 2001, Bangko Sentral had total assets of (Peso)1.13 trillion, of which net international reserves accounted for (Peso)756.5 billion ($14.4 billion). Bangko Sentral's remaining assets consist mainly of foreign exchange receivables, loans and advances and Government securities, and its liabilities consist mainly of deposits of financial institutions and, the Government and Government-owned corporations and foreign liabilities in the form of loans and bonds payable.

   Money Supply. The following tables presents certain information regarding the Philippines' money supply:

                                 MONEY SUPPLY

                                                   As of December 31                                As of
                         ---------------------------------------------------------------------- September 30,
                             1997          1998          1999           2000          2001        2002/(1)/
                         ------------- ------------- ------------- -------------  ------------- --------------
                                                 (in billions, except for percentages)
M1/(2)/
Currency in circulation. (Peso)  143.6 (Peso)  146.1 (Peso)  218.5 (Peso)  192.3  (Peso)  194.7  (Peso)  167.5
Current account deposits         114.7         135.4         175.6         194.7          193.3          243.8
                         ------------- ------------- ------------- -------------  ------------- --------------
Total...................         258.3         281.5         394.1         387.0          388.0          411.3
 percentage increase....          16.4           9.0            40          (1.8)           0.3         16.5//
M2/(3)/................. (Peso)1,053.9 (Peso)1,138.4 (Peso)1,357.9 (Peso)1,423.2  (Peso)1,521.1  (Peso)1,584.1
 percentage increase....          20.5           8.0          19.3           4.8            6.9            9.1
M3/(4)/................. (Peso)1,066.0 (Peso)1,144.6 (Peso)1,365.1 (Peso)1,427.0  (Peso)1,525.0  (Peso)1,587.4
 percentage increase....          20.9           7.4          19.3           4.6            6.8            8.9

--------
Source:  Bangko Sentral, Department of Economic Research.

(1) Preliminary, percentage growth over September 2001 level.

(2) Consists of currency in circulation and demand deposits.

(3) Consists of M1, savings deposits and time deposits.

(4) Consists of M2 and deposit substitutes.

   The following table presents information regarding domestic interest and deposit rates.

                      DOMESTIC INTEREST AND DEPOSIT RATES

                                        1997   1998   1999   2000   2001   2002/(1)/
                                        ----   ----   ----   ----   ----   --------
                                        (weighted averages in percentages per period)
      91-day Treasury bill rates....... 13.1   15.3   10.2    9.9    9.9     5.7
      90-day Manila Reference rate/(2)/ 11.1   13.8   10.1    8.8   10.1     7.8
      Bank average lending rates/(3)/.. 16.2   18.4   11.8   10.9   12.4     9.7

--------
Source:  Bangko Sentral, Department of Economic Research.

(1) January to July 2002.

(2) Based on promissory notes and time deposit transactions of sample commercial banks.

(3) Starting January 2002, monthly rates reflect the annual percentage equivalent of all commercial banks' actual monthly interest income on peso-denominated loans to the total outstanding levels of their peso-denominated demand/time loans, bills discounted, mortgage contract receivables and restructured loans.

   The Asian economic crisis complicated Bangko Sentral's task of balancing the need for readily available credit against the fear of rising inflation. To control the inflationary effect of the peso's depreciation, Bangko Sentral initially reduced the supply of pesos by raising interest rates and reserve requirements. Bangko Sentral raised its overnight borrowing rate to 32% in July 1997 from 15% at the end of June 1997 and its overnight lending rate to 34% in July 1997 from 17% at the end of June 1997. On August 20, 1997, Bangko Sentral temporarily suspended its overnight lending facility. Bangko Sentral also increased liquidity reserve requirements on Peso deposit liabilities from 2% in July 1997 to 8% in August 1997 in addition to the bank's 13% statutory reserve requirement. In November 1997, as signs of improvement appeared, Bangko Sentral lowered liquidity reserve requirements to 4% of Peso deposit liabilities.

   Bangko Sentral and the Bankers' Association of the Philippines also took measures to encourage reductions in bank lending rates to avoid potential corporate bankruptcies. Bangko Sentral approved certain liquidity easing measures in January 1998, including the opening of a 30-day lending window, the opening of a swap window for banks without Government securities holdings and the purchase of Government securities at market prices. In April 1999, Bangko Sentral decreased the liquidity reserve requirement from 5% to 4% and lowered the statutory reserve requirement from 13% to 10% on March 1998. These measures were intended to lower bank intermediation costs and thereby reduce the banks' domestic lending rates. Bangko Sentral further reduced the statutory reserve requirement to 9% in July 1999 to help reduce the cost of money and increase funds available for lending. At the same time, Bangko Sentral maintained liquidity by raising the proportion of reserves which earns interest to 40% from 25%. In July 2001, Bangko Sentral raised banks' liquidity reserve requirement from 7.0% to 9.0%. The statutory reserve requirement remained unchanged at 9.0%. Bangko Sentral also reduced, from $10,000 to $5,000, the amount of US currency an individual could buy over-the-counter from banks without documentation. The measures were intended to siphon excess liquidity in the economy that could lead to higher inflation or be used to speculate on the Peso. On August 10, 2001, Bangko Sentral raised required liquidity reserves by another 2% points to 11%.

   As the inflation rate eased from 11.5% in January 1999 to 6.7% for the full-year 1999, Bangko Sentral implemented 21 rate cuts in its overnight borrowing rate (for a cumulative reduction of 462.5 basis points) and 20 rate cuts in its overnight lending rate (for a cumulative reduction of 377.5 basis points).

   The inflation rate in 2000 averaged 4.4%, which is well below the 6.7% recorded in 1999. Emerging inflationary pressures and volatility in the foreign exchange market due to narrowing interest rate differentials prompted monetary tightening actions in 2000. In May 2000, Bangko Sentral increased its overnight borrowing and lending rates by a total of 125 basis points to 10.0% and 12.3%, respectively. Policy rates were raised in September 2000 by 100 basis points and by an additional 400 basis points in October 2000 to address the upside risks of inflation due to the sharp depreciation of the Peso and the narrowing interest rate differential. The October 2000 rate increase was accompanied by a 4-percentage point increase in banks' liquidity reserve requirements intended to siphon off excess liquidity, which was feeding speculative activity in the foreign exchange market. As a result of these tightening moves, the average 91-day Treasury bill rate rose from 8.9% in January to 15.8% in November.

   The temporary tightening measures helped keep inflationary pressures in check, restored general stability in the foreign exchange market and provided room for the gradual easing of the monetary policy stance. In December 2000, Bangko Sentral began the process of restoring policy rates to pre-crisis levels by reducing the overnight rates by a cumulative 150 basis points. This induced a gradual downtrend in interest rates, with the 91-day Treasury bill rate falling to 13.6% in December.

   In early 2001, Bangko Sentral successively reduced interest rates to encourage economic activity. From January to May 2001, sustained monetary easing reduced Bangko Sentral policy rates by a total of 450 basis points to 9.0% and 11.25% for the overnight borrowing rates and lending rates, respectively. These rates remained unchanged from May 18 to October 4, 2001. Subsequently, relative stability in the financial markets and the containment of inflation allowed Bangko Sentral to further ease monetary policy. Moreover, the worldwide reduction in interest rates by many central banks, following significant monetary policy easing by the US Federal Reserve, made possible a comfortable interest rate differential and mitigated the risk of abrupt shifts in short-term investment funds toward foreign-currency denominated assets. Thus, Bangko Sentral's policy rates were reduced successively in the fourth quarter of 2001, resulting in a cumulative reduction of 575 basis points from December 2000. At the end of December 2001, the overnight borrowing rates and lending rates stood at 7.75% and 10.0%, respectively. The reduction in policy rates in December was accompanied by a two percentage point reduction in banks' liquidity reserve requirements intended to encourage a further downtrend in market interest rates.

   The tiering system on banks' overnight placements with Bangko Sentral (initially adopted in June 2000) was temporarily removed on August 3, 2001 to help ease pressure on the Peso. In November 2001, the tiering scheme was subsequently restored to induce banks to lend their funds to the various productive sectors of the economy. In December 2001, a change in the structure of the tiering scheme of Bangko Sentral's overnight rates window was effected as follows: 7.75% for placements of up to (Peso)5 billion, 5.75% for the next
(Peso)5 billion, and 3.75% for placements in excess of (Peso)10 billion.

   During the first three months of 2002, Bangko Sentral eased policy rates three times for a cumulative reduction of 75 basis points to reach 7.0% and 9.25% for the overnight borrowing and lending rates, respectively. These are the lowest levels in Bangko Sentral's policy rates in 10 years. The rate reductions were accompanied by corresponding changes in the structure of the tiering scheme for interest rates on banks' overnight placements with Bangko Sentral. As of March 15, 2002, the rates under the tiering structure for banks' placements in the overnight rates placements with Bangko Sentral were as follows: 7.0% for placements of up to (Peso)5 billion, 4.0% for the next
(Peso)5 billion, and 1.0% for placements in excess of (Peso)10 billion. The tiering scheme was also modified to cover placements in special deposit accounts ("SDAs") and was required to be applied on a consolidated basis. These changes were aimed at inducing banks to channel the additional liquidity into lending for productive activities. Bangko Sentral also reduced the liquidity reserve requirement on deposits by two percentage points to 7.0% effective January 18, 2002, a move which restored the liquidity reserves to their pre-July 2001 level.

   Through December 2002, the Monetary Board kept the Bangko Sentral's policy rates at 7.0% and 9.25% for the overnight borrowing and lending rates, respectively. The current policy rates have been maintained since March 15, 2002.

   The Monetary Board bases its current policy on the assumption that inflation is likely to remain stable for the rest of the year. While the Monetary Board sees signs of modest improvements in domestic economic activity as reflected in the favorable output growth and export numbers for the second quarter, the Monetary Board recognizes that other indicators still point to a decrease in domestic demand. Spare capacity in manufacturing remains relatively high, at about a quarter of total output capacity. Credit conditions are still weak, despite a slowdown in the contraction in bank lending in July. The Philippine economy also faces risks from the external sector such as the uncertainty over the robustness of the global economic recovery as well as the continuing threat of a U.S.-led offensive against Iraq. Moreover, there are potential sources of inflationary pressures such as the uncertainty over the impact of the El Nino weather phenomenon on agricultural crop production in 2003, the sustained uptrend in world oil prices, the delayed but eventual adjustment in light and water charges, and the wider fiscal deficit.

   The benchmark 91-day Treasury bill rate declined from an average of 12.2% in January 2001 to 9.9% in December 2001 and to 4.8% in July 2002. As of January 20, 2003, the 91-day Treasury bill rate had increased to 5.2%. Bank lending rates have also begun to ease, from a range of 17.1%-19.0% in January 2001 to a range of 14.2%-12.7% in December 2001 and further to a range of 8.2% to 10.0% in October 2002.

   Foreign Exchange System. The Republic maintains a floating exchange rate system under which market forces determine the exchange rate for the Philippine Peso. Bangko Sentral may, however, intervene in the market to maintain orderly market conditions and limit sharp fluctuations in the exchange rate.

   The following table sets out exchange rate information between the Peso and the US dollar.

                     EXCHANGE RATES OF PESO PER US DOLLAR

                      Year Period End Period Average/(1)/
                      ---- ---------- ------------------
                      1998   39.059         40.893
                      1999   40.313         39.089
                      2000   49.998         44.194
                      2001   51.789         50.993
                      2002   53.096         51.604

--------
Source:  Reference Exchange Rate Bulletin, Treasury Department, Bangko Sentral.

(1) The average of the monthly average exchange rates for each month of the applicable period.

   In 1993, the Government significantly reformed the Republic's foreign exchange payment system by, among other things:

   . eliminating the requirement to surrender export proceeds;

   . removing restrictions on current account transactions;

   . easing access to foreign currency loans for exporters and producers; and

   . relaxing the regulations governing investments outside the Philippines.

   Foreign exchange may be freely sold and purchased outside the banking system and deposited in foreign currency accounts. Both residents and non-residents may maintain foreign currency deposit accounts with authorized banks in the Philippines, and residents may maintain deposits abroad without restriction.

   Payments related to foreign loans registered with Bangko Sentral and foreign investments approved by or registered with Bangko Sentral may be serviced with foreign exchange purchased from authorized agent banks. Bangko Sentral must approve and register all outgoing investments by residents exceeding $6 million per investor per year if the funds will be sourced from the banking system. For a discussion of Bangko Sentral's loan approval regime, see "-- The Philippine Financial System -- Foreign Currency Loans".

   While the Government imposes no currency requirements for outgoing payments, all exchange proceeds from exports, services and investments must be obtained in any of 22 prescribed currencies. Authorized agent banks may convert the acceptable currencies to pesos.

   Bangko Sentral maintains an Exporters' Dollar Facility to facilitate the conversion of export proceeds in US dollars into Pesos. In 1999, Bangko Sentral expanded the facility to include a Japanese yen rediscounting facility and renamed it the Exporters' Dollar and Yen Rediscount Facility.

   Individual or corporate non-residents may open peso bank accounts without Bangko Sentral's approval. The export or electronic transfer out of the Philippines of peso amounts exceeding (Peso)10,000 requires prior authorization from Bangko Sentral.

   The value of the peso relative to the US dollar and other foreign currencies declined substantially in 1997 and early 1998. Bangko Sentral initially responded to the peso depreciation in July 1997 by increasing its sales of US dollars and raising interest rates. In 1997, total net sales of US dollars by Bangko Sentral amounted to over $2.6 billion, including $2.1 billion in June and July 1997. Despite Bangko Sentral's intervention, sales of pesos proved stronger than expected and as a result, Bangko Sentral allowed the peso to float on July 11, 1997. The value of the peso then declined over time, reaching a low of (Peso)45.42 per US dollar on January 8, 1998. As the Government implemented various monetary, foreign exchange and fiscal policies to curb speculation and restore confidence in the economy, the peso began to strengthen. On December 31, 1998, Bangko Sentral's reference exchange rate was (Peso)39.06 per US dollar and on December 31, 1999, the exchange rate was (Peso)40.31 per US dollar.

   For the first four months of 2000, the peso-dollar rate was relatively stable, averaging (Peso)40.78 per US dollar. However, the exchange rate began to exhibit volatility starting in mid-May and exceeded (Peso)45.00 per US dollar on July 27, 2000. It exceeded (Peso)50.00 per US dollar on October 27, 2000, and reached a record average low of (Peso)51.68 per US dollar in November 2000. The Peso recovered briefly in November, bringing the rate up to
(Peso)49.39 per US dollar on November 29, 2000. This trend, however, was not sustained as the peso depreciated to an average of (Peso)49.99 per US dollar by the end of 2000.

   The weakness of the Peso in 2000 may be attributed to a number of factors, including the rise in US interest rates, which reduced the interest rate differential between domestic and international interest rates, concerns over the rising fiscal deficit, and some domestic, non-economic factors, which included the tension in Mindanao, some issues pertaining to public governance, and the ensuing political uncertainties surrounding the impeachment trial of former President Estrada.

   The peso depreciated further in 2001. From (Peso)49.998/US$1 at end-2000, transitory shocks caused the peso to reach a low of (Peso)55.013/US$1 on January 19, 2001. The peso strengthened thereafter and was relatively stable for most of February and March. From early April, however, the peso traded in the (Peso)50-(Peso)51/US$1 range. The pressure on the peso again intensified starting late June until the first week of August but the peso subsequently appreciated to an average of (Peso)51.250/US$1 in September, from an average of
(Peso)53.224/US$1 in July. The peso weakened again starting the second week of October before appreciating towards the latter part of December as market conditions stabilized. Overall, during 2001 the peso depreciated by 13.8% compared to the average peso-dollar exchange rate for 2000.

   The fluctuations in the peso-dollar rate during 2001 were caused by a confluence of domestic and external factors. In early January, the political crisis involving the impeachment proceedings of the former President negatively affected the peso. However, the speedy and peaceful resolution of the political crisis enabled the Peso to recover and gain some stability beginning in the third week of January. Starting April until the first week of August, the peso, along with other regional currencies, was again weakened against the dollar due primarily to bearish market sentiment brought about by concerns over the economic slowdown in the US and in Japan. The weakness of the peso was also attributed to: (1) the continued tension resulting from the Abu Sayyaf hostage crisis and the spate of kidnappings in Metro Manila; (2) the downgrading of growth projections by the government due to the contraction in exports and the slowdown in industrial output; (3) worries over the budget deficit; (4) rising corporate dollar demand for mid-year import requirements and dividend repatriation; and (5) renewed weakening of investor sentiment on emerging market currencies due to the debt crisis in Argentina. Heightened uncertainty after the September 11 terrorist attacks in the United States was mainly behind the depreciation pressure on the peso in the last quarter of the year.

   For the month of October 2002, the exchange rate averaged (Peso)52.91 per US dollar, compared to an average of (Peso)51.82 for August 2002 and (Peso)52.13 for September 2002. The peso depreciated further to an average of (Peso)53.30 per US dollar in November 2002. On February 5, 2003, the exchange rate was
(Peso)53.94 per US dollar. The recent weakness of the Peso was also generally attributable to uncertainty over a potential war in Iraq, declining investor confidence due to concerns over the rising fiscal deficit, recent attacks in the Philippines and Indonesia, and the vulnerability of emerging markets, including the Philippines, to the South American debt contagion.

   Stabilization of the Peso. Since it allowed the peso to move within a wider range on July 11, 1997, Bangko Sentral has intervened minimally in the foreign exchange market. It has, however, adopted certain measures related to foreign exchange trading including:

   . requiring prior approval of Bangko Sentral to sell non-deliverable forward contracts to non-residents to decrease the demand for foreign currency (Bangko Sentral believes that speculators used non-deliverable forward contracts to increase artificially the demand for foreign currency);

   . reducing banks' permitted long or overbought foreign exchange position to the lower of $10 million or 5% of unimpaired capital, to limit a bank's ability to speculate in foreign exchange;

   . lifting temporarily, subject to periodic review by Bangko Sentral, the 20% limit on banks' short or oversold foreign exchange position, to increase the foreign exchange available in the market;

   . limiting the types of forward contracts that can be used as deductions when valuing a bank's overbought foreign exchange position;

   . requiring banks to consolidate their foreign exchange accounts with those of their subsidiaries when calculating net open foreign exchange positions so that a bank cannot circumvent the rules by engaging in foreign exchange transactions through a subsidiary or affiliate;

   . decreasing the maximum amount of foreign exchange that banks can sell over-the-counter on an undocumented basis to $5,000 from $100,000, thus moderating demand for foreign exchange;

   . prohibiting banks from extending peso loans to non-residents to curb undue speculation in the foreign exchange market and to further reinforce the regulation that peso deposits should be funded from inward foreign exchange remittance;

   . requiring banks with foreign exchange corporations to submit a report containing details of foreign exchange purchases and sales;

   . issuing rules and regulations to combat money laundering. See "-- The
     Philippine Financial System -- Structure of the Financial System".

   In addition, in December 1997, Bangko Sentral introduced the currency risk protection program, which is a hedging facility provided by Bangko Sentral through commercial banks under which, on the maturity of a forward contract, the difference between the contract rate and the market rate is settled and paid in pesos. The program allows eligible borrowers with unhedged foreign exchange liabilities to borrow from the program to hedge their unmatured liabilities with reference to foreign currency deposit units of banks. This reduces their foreign exchange exposure and generally reduces demand for foreign currency in the spot market. In early 1998, as a part of the program, Bangko Sentral expanded oil companies' access to commercial bank funds by permitting them to borrow foreign currencies, in addition to obtaining loans and advances, to pay for their non-crude and non-refined imports and to meet their short-term working capital requirements.

   In January 2000, Bangko Sentral imposed a 90-day minimum holding period for foreign investments placed in peso time deposits with Philippine banks to tighten its monitoring of the foreign exchange market and discourage the inflow of short-term speculative funds. The holding period applies only to peso time deposits and not to other investments such as equities, government securities or commercial paper. Peso time deposits that are terminated within the 90-day period will not be converted by Philippine banks to foreign currency, but may be transferred to other peso-denominated investments.

   In June 2000, Bangko Sentral began to require banks and their subsidiaries with foreign exchange operations to submit detailed reports of foreign exchange purchases and sales transactions involving more than $250,000 with the objective of closely monitoring and supervising the foreign exchange operations of those banks and subsidiaries.

   In October 2000, Bangko Sentral introduced guidelines on the foreign exchange trading activities for foreign exchange corporations or corporations that are subsidiaries or affiliates of banks, quasi-banks or non-bank intermediaries. Under the guidelines, foreign exchange corporations must require a written, notarized application and supporting documentation for sales of foreign exchange in excess of $10,000 to Philippine residents for trade and non-trade purposes. Additionally, foreign exchange corporations are required to confirm that the $10,000 limit is not breached by splitting the foreign exchange purchases into smaller amounts to make it appear that the purchase does not violate the prescribed limit. Bangko Sentral also increased the minimum paid-in capital for foreign exchange corporations to (Peso)50 million. In October 2000, Bangko Sentral also expressly prohibited banks from engaging in engineered swap transactions because Bangko Sentral believes these transactions contributed to the volatility of the peso-US dollar exchange rate during 2000.

   In 2001 and 2002, Bangko Sentral implemented the following measures to address dollar speculation and exchange rate volatility:

   . in July 2001, it expanded the eligibility rules of the currency risk protection program, a hedging facility established in 1997, to include US dollar trust receipts; net importers; registered foreign currency-denominated bonds and foreign currency deposit loans with the original maturities longer than one year and up to five years; and trade transactions of clients other than oil companies. The coverage of the currency risk protection program was further expanded in September 2001 to include Bangko Sentral-registered short-term trade-related borrowings of oil companies from offshore banking units and offshore banks. The measures are expected to further relieve the pressure on the spot market created by investors who seek to front-load their future foreign currency requirements and by borrowers who seek to cover unmatured foreign currency obligations;

   . it reduced the ceiling on undocumented over-the-counter sales of foreign exchange to $5,000 to prevent abuse through the splitting of foreign exchange sales;

   . it kept policy rates unchanged since May 18, 2001 to preserve an appropriate interest rate differential to encourage investors to maintain their Peso-denominated assets, while concurrently addressing the risk of inflation arising from the pass-through effects of the Peso depreciation. Bangko Sentral's overnight borrowing and lending rates were subsequently reduced after the third quarter of 2001 to their current levels of 7.0% and 9.25%, respectively;

   . it increased the monetary penalty and introduced non-monetary sanctions for those violating foreign exchange rules and regulations; and

   . it required effective from January 1, 2002, any person who brings into or out of the Philippines foreign currency in excess of $10,000 or its equivalent to declare the same in writing and to furnish information on the source and purpose of the transport of such currency.

The Philippine Financial System

   Composition. The following table sets out the total assets of the Philippine financial system by category of financial institution.

                   TOTAL ASSETS OF THE FINANCIAL SYSTEM/(1)/

                                                                                                             As of
                                                                                                            October
                                                          As of December 31,                                  31,
                                 --------------------------------------------------------------------- -------------
                                     1997          1998          1999          2000          2001            2002
                                 ------------- ------------- ------------- ------------- ------------- -------------
                                                                      (in billions)
Banks
 Commercial banks............... (Peso)2,513.0 (Peso)2,512.2 (Peso)2,722.3 (Peso)3,013.6 (Peso)3,070.5 (Peso)3,165.3
 Thrift banks...................         208.4         216.4         223.5         245.8         259.0         273.1/(2)/
 Rural banks....................          57.6          60.0          61.9          67.4          73.8          79.1/(3)/
                                 ------------- ------------- ------------- ------------- ------------- -------------
   Total banks..................       2,779.0       2,788.6       3,007.7       3,326.8       3,403.3       3,517.5
                                 ============= ============= ============= ============= ============= =============
 Non-bank financial institutions         610.3         656.2         733.6         773.8         691.3         703.9/(2)/
                                 ------------- ------------- ------------- ------------- ------------- -------------
   Total assets................. (Peso)3,389.3 (Peso)3,444.8 (Peso)3,741.3 (Peso)4,100.6 (Peso)4,094.6 (Peso)4,221.4/(2)/
                                 ============= ============= ============= ============= ============= =============

--------
Source:  Bangko Sentral.

(1) Excludes assets of Bangko Sentral.

(2) Preliminary.

(3) As of June 30, 2002.

   The Philippine financial system consists of banks and non-bank financial institutions. Banks include all financial institutions that lend funds obtained from the public primarily through the receipt of deposits. Non-banks include financial institutions other than banks which lend, invest or place funds, or at which evidences of indebtedness or equity are deposited with or acquired by them, either for their own account or for the account of others. Non-bank financial institutions may have quasi-banking functions. Quasi-banking functions include borrowing money to relend or purchase receivables and other obligations by issuing, endorsing or accepting debt or other instruments or by entering into repurchase agreements with 20 or more lenders at any one time.

   The Supervision and Examination Sector of Bangko Sentral supervises all banks and non-banks with quasi-banking functions, including their subsidiaries and affiliates engaged in related activities, with Bangko Sentral's Monetary Board having ultimate supervisory authority.

   Structure of the Financial System. The Philippine financial system is comprised of commercial banks, thrift banks, rural banks, specialized Government banks and non-bank financial institutions. Each type of bank participates in distinct business activities and geographic markets.

   Commercial banks perform the following activities:

   . accept drafts;

   . issue letters of credit, discount and negotiate promissory notes, drafts, bills of exchange and other evidences of indebtedness;

   . receive deposits;

   . buy and sell foreign exchange and gold and silver bullion; and

   . lend money on a secured or unsecured basis.

   Expanded commercial banks, otherwise known as universal banks, in addition to regular commercial banking activities may also engage in investment banking activities, invest in non-bank businesses and own allied financial undertakings other than commercial banks. As of March 31, 2002, the country had 44 commercial banks, with 4,282 branch offices. Of such commercial banks, 41 were privately owned, including 13 foreign-controlled banks and six subsidiaries of foreign banks.

   The following table sets out the outstanding loans of commercial banks classified by sector.

                 COMMERCIAL BANKS' OUTSTANDING LOANS BY SECTOR

                                                                            As of December 31,
                                        ------------------------------------------------------------------------------------
                                                 1998                   1999                   2000                   2001
                                        ---------------------  ---------------------  ---------------------  ---------------
                                                                                (in millions, except percentages)
Agriculture, fishery and forestry...... (Peso)   62,930   4.7% (Peso)   58,859   4.3% (Peso)   62,101   4.3% (Peso)   56,823
Mining and quarrying...................          20,048   1.5           16,466   1.2           21,166   1.5           19,890
Manufacturing..........................         357,455  26.5          382,267  28.2          404,224  27.8          372,906
Electricity, gas and water.............          47,284   3.5           53,274   3.9           75,398   5.2           70,359
Construction...........................          54,972   4.1           53,384   4.0           46,949   3.2           42,151
Wholesale and retail...................         210,191  15.6          203,177  15.0          201,233  13.9          210,306
Transportation, storage
 and communication.....................          98,636   7.3           91,024   6.7           99,653   6.9           83,068
Financial institutions, real estate and
 business services.....................         347,339  25.7          342,673  25.3          386,797  26.6          359,199
Community, social and personal
 services..............................         149,336  11.1          153,104  11.3          153,983  10.6          184,534
                                        --------------- -----  --------------- -----  --------------- -----  ---------------
 Total................................. (Peso)1,348,191 100.0% (Peso)1,354,228 100.0% (Peso)1,451,504 100.0% (Peso)1,399,236
                                        =============== =====  =============== =====  =============== =====  ===============

                                            As of June 30,
                                        ---------------------
                                              2002/(1)/
                                        ---------------------

Agriculture, fishery and forestry......   4.1% (Peso)   47,271   3.4%
Mining and quarrying...................   1.4           16,615   1.2
Manufacturing..........................  26.7          362,604  26.4
Electricity, gas and water.............   5.0           65,269   4.8
Construction...........................   3.0           40,231   2.9
Wholesale and retail...................  15.0          193,516  14.1
Transportation, storage
 and communication.....................   5.9           77,312   5.6
Financial institutions, real estate and
 business services.....................  25.7          385,480  28.1
Community, social and personal
 services..............................  13.2          185,502  13.5
                                        -----  --------------- -----
 Total................................. 100.0% (Peso)1,373,799 100.0%
                                        =====  =============== =====

--------
Source:  Bangko Sentral.

(1) Preliminary.

   Thrift banks invest their capital and the savings of depositors in:

   . financings for homebuilding and home development;

   . marketable debt securities;

   . commercial paper and accounts receivable, drafts, bills of exchange, acceptances or notes arising out of commercial transactions; or

   . short-term working capital and medium and long-term loans to small and medium-sized businesses and individuals engaged in agriculture, services, industry, housing and other financial and allied services in its market.

   As of March 31, 2002, the country had 100 thrift banks, with 1,242 branch offices.

   Rural banks extend credit in the rural areas on reasonable terms to meet the normal credit needs of farmers, fishermen, cooperatives and merchants and in general, the people in the rural communities. As of March 31, 2002, the country had 782 rural banks, with 1,137 branch offices.

   The specialized Government banks are the Development Bank of the Philippines, the Land Bank of the Philippines and the Al-Amanah Islamic Investment Bank of the Philippines. The Development Bank generally provides banking services to meet the medium and long-term needs of small and medium-sized agricultural and industrial enterprises, particularly in rural areas. The Land Bank primarily provides financial support for agriculture and all phases of the Republic's agrarian reform program. In addition to their special functions, the Development Bank and the Land Bank may operate as universal banks. The Al-Amanah Islamic Investment Bank promotes and accelerates the socio- economic development of the Autonomous Region of Muslim Mindanao by offering banking, financing and investment services based on Islamic banking principles and rulings.

   Non-bank financial institutions are primarily long-term financing institutions that engage in productive ventures and, to a minor extent, facilitate short-term placements in other financial institutions. As of December 31, 2001, Bangko Sentral regulated or supervised 36 investment houses, 48 finance companies, 26 security dealers/brokers, 5,018 pawnshops, 11 investment companies, nine lending investors, 86 non-stock savings and loan associations, four venture capital corporations, six mutual building and loan associations, four Government non-bank financial institutions and seven credit companies.

   Over the past several years, the Government has reformed the financial sector to eliminate controls, enhance competition and promote stronger and more efficient financial institutions. The reforms include:

   . unifying and gradually reducing reserve requirements to reduce intermediation costs of banks and improve their efficiency;

   . using the extension of credit by Bangko Sentral to banks against promissory notes and other collateral or rediscounting as a mechanism for liquidity control rather than pure credit allocation;

   . broadening securities dealing in Philippine Treasury bills to allow the market to determine interest rates;

   . prescribing more stringent standards for the establishment of new banks;

   . easing the entry and operation of foreign banks to attract foreign investments, promote competition and reduce intermediation costs;

   . simplifying the entry rules for rural banks to improve competition and promote efficiency; and

   . increasing minimum capital requirements to promote stronger financial institutions.

   The minimum bank capitalization requirements as of December 2000 is
(Peso)4.95 billion for universal banks, (Peso)2.4 billion for commercial banks and (Peso)325 million for thrift banks based in Metro Manila.

   The economic downturn affected banks in the Philippines primarily in two ways. First, due to the economic troubles, bank deposits increased only minimally which in turn limited the ability of banks to extend new loans.

Aggregate assets of the banking system increased by 21.8% from year-end 1997 to February, 2002. Second, the depreciation of the Peso, declining equity prices and higher domestic interest rates weakened the quality of the assets of Philippine banks. This caused a number of relatively small financial institutions to fail and created concerns about the stability of the Philippine financial system.

   The following table provides information regarding non-performing loans for the banking system for the periods indicated.

   TOTAL LOANS (GROSS) AND NON-PERFORMING LOANS BY TYPE OF COMMERCIAL BANKS

                                                                                                                      As of
                                                                   As of December 31,                             September 30,
                                       -------------------------------------------------------------------------  -------------
                                            1997           1998           1999           2000           2001          2002
                                       -------------  -------------  -------------  -------------  -------------  -------------
                                                                   (in billions except percentages)
Expanded commercial banks/(1)/
 Total loans.......................... (Peso)1,112.0  (Peso)1,080.1  (Peso)1,086.1  (Peso)1,025.0  (Peso)  992.2  (Peso)  990.3
 Total non-performing loans...........          46.6          112.4          141.6          172.4          192.6          187.6
 Ratio of non-performing loans to
   total loans........................           4.2%          10.4%          13.0%          16.8%          19.4%          18.9%
Non-expanded commercial banks/(2)/
 Total loans..........................         137.6          120.8          139.7          184.3          182.7          183.3
 Total non-performing loans...........           9.8           16.5           23.0           32.4           41.7           38.6
 Ratio of non-performing loans to
   total loans........................           7.2%          13.6%          16.4%          17.6%          22.8%          21.1%
Government banks/(3)/
 Total loans..........................         166.4          185.9          201.0          222.4          200.3          195.8
 Total non-performing loans...........          10.2           18.8           25.4           33.5           35.7           33.4
 Ratio of non-performing loans to
   total loans........................           6.1%          10.1%          12.6%          15.1%          17.8%          17.1%
Foreign banks/(4)/
 Total loans..........................         157.1          155.7          156.2          196.5          249.9          253.9
 Total non-performing loans...........           6.9           12.2            5.4            7.5           11.9            7.9
 Ratio of non-performing loans to
   total loans........................           4.4%           7.9%           3.5%           3.8%           4.8%           2.8%
Total loans........................... (Peso)1,573.1  (Peso)1,542.5  (Peso)1,582.9  (Peso)1,628.2  (Peso)1,625.1  (Peso)1,623.3
Total non-performing loans............          73.6          160.0          195.4          245.8          281.9          266.8
Ratio of non-performing loans to total
  loans...............................           4.7%          10.4%          12.3%          15.1%          17.4%          16.4%

--------
Source:  Bangko Sentral, Department of Economic Research/Supervisory Reports
                and Studies Office.

(1) Includes ING Bank (foreign bank) and excludes Land Bank of the Philippines and Development Bank of the Philippines. Starting May 2001, three expanded commercial banks (Standard Chartered Bank, HSBC and ING Bank) were reclassified as foreign banks.

(2) Excludes Orient Bank.

(3) Consists of Land Bank, Development Bank and Al-Amanah Islamic Bank.

(4) Consists of 13 foreign banks; excludes three foreign banks' subsidiaries.

   As of October 31, 2002, the ratio of non-performing loans to total loans in the commercial banking system remained unchanged from September 31, 2002 at 16.4% but had decreased from 18.8% as of October 2001. The improvement in the NPL ratio from the previous year was due in part to a redefinition of "non-performing loan" which took effect September 19, 2002 (the redefinition allows banks to exclude from "non-performing loans" uncollectable loans that have been fully covered by allowance for probable losses); however, even under the previous definition of "non-performing loan", the NPL ratio at the end of October would have decreased to 16.9%. The yearly decrease in the non-performing loan ratio was also attributed to increased foreclosure, restructuring proceedings, and generally improving performance of the commercial banking sector. The non-performing loans coverage ratio (loan reserves to non-performing loans) increased to 48.7% in October 2002 from 48.1% in September 2002.

   In December 2002, the Congress approved the Special Purpose Asset Vehicle ("SPAV") bill. The SPAV bill provides the legal framework for the creation of private asset management companies that are expected to relieve a major portion of the banking system's non-performing assets and thereby promote bank lending to support economic growth. President Arroyo signed the bill into law on January 10, 2003. The SPAV bill's implementing rules and regulations are expected to be passed by Congress in February 2003.

   The rise in NPLs weighed down on the asset quality of banks in 2001. The commercial banking system's NPLs as a percent of total loans rose from 15.1% in December 2000 to 17.4% in December 2001. This weakening resulted from the depreciation of the peso, which contributed to a rise in loan defaults, and the slowdown in business activity that saw a drop in credit demand.

   In late 2000 and early 2001, Bangko Sentral extended (Peso)30 billion in emergency loans to Equitable PCI and (Peso)25 billion in emergency loans to Philippine National Bank ("PNB") to help the banks alleviate short-term liquidity problems attributed to heavy withdrawals during the Estrada impeachment trial.

   The average capital adequacy ratio of the banking system based on the old concept was 16.6% as of February 28, 2002, above the statutory floor of 10%.

   After the onset of the Asian economic crisis, Bangko Sentral adopted a number of measures to protect the financial position and soundness of the country's banks, including measures relating to:

   . Limits on a bank's transactional capacity by:

    . reducing the maximum loan value for real estate loans from 70% to 60% of the appraised value of the real estate collateral;

    . limiting bank's real estate loans to no more than 20% of a bank's loan portfolio, subject to certain exceptions that could increase the percentage to 30% overall;

    . requiring that 30% of the 100% cover of a bank's foreign currency deposit units' foreign exchange liabilities be kept in liquid assets; and

    . requiring banks to mark-to-market their trading portfolios in line with existing market conditions at the execution of every transaction at the end of each month.

   . Measures relating to delinquent and restructured loans:

    . in cases of loans payable in monthly or quarterly installments, reducing the number of missed monthly payments from six to three and quarterly payments from two to one before a loan must be classified as non-performing. To align domestic regulations with international standards, in May 1999 Bangko Sentral extended the date to classify a loan as non-performing for loans payable on a lump sum basis and loans payable in quarterly, semi-annual or annual installments to 30 days after their past-due date;

    . revising the treatment of restructured loans to provide that they should be treated as performing loans or interest income related to them should accrue if they are current and fully secured by real estate with loan value up to 60% of the appraised value of the real estate security plus ensured improvements. In May 1999, Bangko Sentral further tightened regulations regarding the appraisal of collateral for restructured loans and stipulated additional criteria for reclassifying restructured loans as performing;

    . mandating general loan loss provisions over and above the provision for probable losses linked to individually identified bad accounts. Incremental loans granted over and above the loan portfolio level of banks, net of allowable exclusions, as of March 31, 1999 are no longer subject to the provisioning requirements requiring banks to reserve an amount equal to 2% of their gross loan portfolio (less certain accounts) as an allowance for probable losses. In December 2001, Bangko Sentral lowered the provisioning ratio from 2% to 1% of the latest outstanding balance of unclassified loans other than restructured loans (less loans which are considered non-risk under existing laws and regulations) to increase new lending, and imposed a 5% reserve on the outstanding balance of unclassified restructured loans (less the outstanding balance of restructured loans which are considered non-risk under existing regulations), to reflect the higher risks attached to such loans even if they are presently performing. These adjustments were implemented to reduce disincentives to lending activities of banks with otherwise sound loan portfolios; and

    . tightening provisioning requirements to include new categories of loans especially mentioned, regardless of whether such loans are secured by collateral (loan loss provisions of 5% of outstanding loan amount), and secured loans classified as substandard (loan loss provisions of 25% of outstanding loan amount). Guidelines on the allowance required on loan accounts classified as substandard-secured were subsequently issued.

   . Measures relating to capitalization:

    . increasing minimum capital requirements for universal banks to (Peso)4.95 billion by December 31, 2000 and for commercial banks to (Peso)2.4 billion by December 31, 2000;

    . implementing additional penalties for a bank's failure to comply with minimum capital requirements; and

    . categorizing banks by the degree of undercapitalization and adopting prompt corrective measures as appropriate.

   . Measures relating to disclosure and management:

    . improving bank disclosures regarding interest rates, non-performing loans, classified loans, loan loss reserves, allowances for probable losses and loss provisions;

    . improving bank management by outlining and expanding the duties of boards of directors;

    . requiring banks to appoint compliance officers to ensure the bank's compliance with banking rules and regulations; and

    . requiring external auditors to provide more information to Bangko Sentral.

   . Measures relating to regulatory control and bankruptcy:

    . shifting the regulatory approach to a risk-based approach of examination and consolidated supervision as opposed to one focused exclusively on transaction testing and verifying the existence and value of assets;

    . issuing stricter guidelines to establish and operate new banks so that new banks will have suitable stockholders, adequate financial strength, an appropriate legal structure in line with its operational structure and appropriate management with sufficient expertise and integrity to operate the bank in a sound and prudent manner. In 1999, Bangko Sentral put in place an indefinite moratorium on the establishment of new banks with certain exceptions such as new banks resulting from mergers and consolidations. In March 2001, Bangko Sentral issued implementing guidelines to enforce section 8 of the General Banking Law of 2000. These guidelines provided for a moratorium on the establishment of commercial banks, with certain exceptions such as new banks arising from the acquisition by a foreign bank of 100% of the voting stock of an existing domestic commercial bank; and

    . adopting strategies for restructuring a failed bank before closing it, including rehabilitating the troubled bank, buying-in another bank or financial institution or merging the troubled bank with another financial institution.

   Bangko Sentral worked to amend the banking laws to:

    . allow Bangko Sentral to adopt internationally accepted risk-based capital requirements,

    . define unsound banking practices and increase the frequency of bank examinations,

    . impose sanctions on banks and related persons for violations of banking regulations,

    . issue regulations requiring banks and affiliates to maintain balanced positions in their foreign currency transactions, and

    . grant loans to banks for liquidity purposes.

   To stimulate economic recovery and encourage greater bank lending, Bangko Sentral relaxed the general loan loss provisioning requirement in April 1999 so that banks would not have to make general loan loss provisions for loans granted after March 31, 1999 (the general loan loss provision prior to March 31, 1999 was 1.5% of the total amount of outstanding loan). The requirements for specific loan loss provisions still apply.

   The General Banking Law of 2000, signed in May 2000, amended the General Banking Act and enhanced Bangko Sentral's supervisory powers, tightened prudential norms and liberalized foreign ownership of banks. Bangko Sentral now has the power to conduct more in-depth examinations of banks and undertake more effective prompt corrective action. The General Banking Law, however, repealed the Philippine Deposit Insurance Corporation's independent right to conduct on-site supervision and require information from banks. Since August 2000, Bangko Sentral has been issuing the implementing guidelines for the General Banking Law. The General Banking Law reforms introduced include:

   . a strong legal basis for consolidated supervision;

   . formal adoption of Basel risk-based capital requirements effective beginning July 1, 2001;

   . fit-and-proper criteria for directors and officers;

   . stronger safeguards against connected lending and more comprehensive coverage of single borrower's limit;

   . inclusion of the declaration of a bank holiday as a ground for placing a bank under receivership;

   . the legal basis for formulating standards determining unsafe and unsound bank practices;

   . ownership ceilings by foreign and domestic banks;

   . increases in monetary penalties; and

   . improved transparency and disclosure standards.

   As part of the global fight against money laundering, since July 2000, Bangko Sentral has required banks to report on unusually large transactions and all unusual patterns of transactions which have no apparent or visible lawful purpose. On July 26, 2001, Bangko Sentral also reduced the ceiling on undocumented over-the-counter sales of foreign exchange from $10,000 to $5,000. Additionally, Bangko Sentral has issued a number of administrative measures that bring the country's regulatory regime relating to money laundering closer to international standards. See "Recent Economic Developments -- Anti-Money Laundering Act of 2001". These measures include:

   . requiring banks and non-bank financial institutions to take reasonable measures to establish and record the true identity of their clients and to update their records at least every other year;

   . requiring banks and non-bank financial intermediaries to submit their respective plans of action to comply with the above requirements;

   . requiring banks to take necessary measures to establish and record the true identity of their clients in cases of numbered foreign currency accounts authorized under existing law;

   . precluding banks from issuing cashier's, manager's checks, certified checks or other instruments payable, to cash, bearer or numbered accounts in amounts exceeding $10,000;

   . requiring banks with foreign exchange subsidiaries or affiliates to report, on a daily basis, the counterparties and other details of all foreign exchange sales and purchases. For transactions of $250,000 and above, banks are required to specify the identities and addresses of the parties as well as the purpose of the transaction;

   . instructing foreign exchange corporations, for sales of foreign exchange exceeding $5,000 or more to residents for trade and non-trade purposes, to require foreign exchange purchasers to submit a notarized application and supporting documents; and

   . requiring any person to declare in writing the amount, source and purpose of the transfer of foreign currency into and out of the country for amounts equivalent to or exceeding $10,000.

   In September 2002, the Monetary Board relaxed the formula for the calculation of NPLs, by allowing banks to deduct loan accounts for which they have provided 100% provisioning from their non-performing loans. To qualify for the revised NPL computation, banks must maintain adequate provisions for probable losses commensurate to the quality of their asset portfolio. Bangko Sentral predicts that the ruling will reduce the ratio of NPLs to total loans by 2%. The policy is also expected to encourage banks to write off loans that are considered uncollectible or worthless.

Foreign Currency Loans

   Bangko Sentral imposes a combination of prior approval, registration and reporting requirements on all non-Peso denominated loans. The regime is as follows:

                   Type of Loan          Regulatory Requirement
             -------------------------  -------------------------
             Private sector loans:      Prior approval,
             .   guaranteed by a        subsequent registration
                 public sector entity   and reporting
                 or a local commercial  requirements.
                 bank;
             .   granted by foreign
                 currency deposit
                 units that are
                 specifically or
                 directly funded from,
                 or collateralized by,
                 offshore loans or
                 deposits;
             .   obtained by banks and
                 financial
                 institutions with a
                 term exceeding one
                 year which will be
                 relent to public and
                 private enterprises;
                 or
             .   serviced using
                 foreign exchange
                 purchased from the
                 banking system,
                 unless specifically
                 exempted from the
                 approval requirement.
             Private sector loans       Subsequent registration
                which are specifically  and reporting
                exempted and which      requirements.
                will be serviced with
                foreign exchange
                purchased in the
                banking system.
             All private sector loans   Reporting requirements.
                to be serviced with
                foreign exchange not
                purchased from the
                banking system.
             Public sector offshore     Prior approval and
                loans except:           reporting requirements.
             .   short-term foreign
                 currency deposit
                 loans for trade
                 financing; and
             .   short-term interbank
                 borrowings.

The Philippine Securities Markets

   History and Development. The securities industry in the Philippines began with the opening of the Manila Stock Exchange in 1927. In 1936, the Government established the Securities and Exchange Commission (the

"SEC") to oversee the industry and protect investors. Subsequently, the Makati Stock Exchange opened in 1963 and merged with the Manila Stock Exchange to form the Philippine Stock Exchange in 1994. Until economic and political difficulties in the 1970s caused its decline, the Philippine securities market was the most active in Asia. Since 1992, the Government has attempted to improve the capital market, attract more companies to list on the Philippine Stock Exchange and allow more investors to participate in the market by emphasizing market deregulation and self-regulation.

   On December 6, 1996, the SEC granted the Philippine Central Depository, Inc. a temporary operating license. The central depository, a private institution, implemented a book-entry system to simplify the mechanism for issuing and transferring securities. By December 1997, the central depository had enrolled all active listed issues in the book entry system.

   On June 29, 1998, the SEC granted the Philippine Stock Exchange self-regulatory organization status, empowering it to supervise and discipline its members, including by examining a member's books of account and conducting audits.

   To broaden the range of securities eligible for listing, the Philippine Stock Exchange established a board for small- and medium-sized enterprises with an authorized capital of (Peso)20 million to (Peso)99.9 million of which at least 85% must be subscribed and fully paid. The Philippine Stock Exchange intends to eventually list debt securities and equity derivatives as well.

   On July 19, 2000, the Securities Act of 1999 was signed into law. The new
Act:

   . shifts the focus of securities regulation from a merit-based system to a disclosure-based system;

   . strengthens the anti-fraud provisions of the securities laws;

   . utilizes self-regulatory organizations to enforce greater investor protection;

   . updates the regulations governing the securities industry consistent with international practices; and

   . strengthens the rule-making and corporate reorganization powers of the SEC.

   As of June 10, 2002, the Philippine Stock Exchange had 151 local and 33 foreign members and 236 listed companies.

   Share prices of companies listed on the Philippine Stock Exchange fell significantly in 1997. The falling stock market and resultant heavy selling of Philippine equity securities by foreign investors hurt the value of the Peso and the foreign currency positions of financial institutions in the Philippines. The Philippine Stock Exchange Composite Index declined by 45.8% in Peso terms from 3,447.6 on February 3, 1997 to 1,869.2 on December 29, 1997. The Philippine Stock Exchange Composite Index was quite volatile and continued to fall during most of 1998, reaching an historic low of 1,082.2 on September 11, 1998.

   The stock market rebounded in late 1999, as the Philippine Stock Exchange Composite Index reached 2,143.0 at the end of December 1999, a 8.9% increase from its level at the end of December 1998. The recovery, however, was short-lived as the Philippine Stock Exchange Composite Index contracted for three consecutive quarters in 2000, declining 31.1% for the first nine months due to political turmoil, weakening economic fundamentals and a stock market manipulation scandal involving BW Resources Corporation ("BW"), a publicly traded company, and Mr. Dante Tan, its largest shareholder. During 1999, Mr. Tan, in his own name, under alias names and through associates, bought and sold large quantities of BW shares in an attempt to control the price of the shares. Mr. Tan was charged with, among other things, price manipulation and insider trading. Mr. Tan's case is currently pending with the Department of Justice. The stock market's overall capitalization grew 33% in 2000. As of December 31, 2000, overall capitalization was approximately (Peso)2.5 trillion, compared to
(Peso)1.9 trillion as of December 31, 1999 and (Peso)1.4 trillion as of December 31, 1998. As a percentage of GNP, market capitalization declined from 86.4% in 1999 to 77.6% by the end of 2000. The Philippine Stock Exchange Composite Index closed at 1,494.5 on December 31, 2000.

   On June 20, 2001, the Philippine Stock Exchange announced that the SEC had approved its proposal for its demutualization, or conversion from a mutual or membership organization into a publicly-held stock corporation.

Under the demutualization, the Exchange created a new corporation which assumed approximately 80% of the Exchange's total assets. Exchange member broker-dealers surrendered membership rights to the Exchange and, in return, received shares of the new corporation, shares of the Exchange and trading rights. On July 20, 2001, the Philippine Stock Exchange approved the plan to demutualize the stock exchange. On August 8, 2001, the Philippine Stock Exchange completed its conversion to a stock corporation that is publicly held. As its first shareholders, each of the 184 member-brokers subscribed and fully paid for 50,000 shares. The second part of the demutualization which is the public offering and listing of its shares on the Exchange is still under planning.

   The Philippine Stock Exchange Composite Index reached 1,168.08 at the end of December 2001, a 21.8% decrease from its level at the end of December 2000. At the end of September 2001, the composite index closed the month at 1,126.63, a decrease of 21.5% from end of September 2000. In October 2001, amid the onset of the US-led attacks against the Taliban government in Afghanistan, fears and uncertainties about the prospects of the global economy due to the subsequent threat of war and recession and apprehensions over the Philippine economic and political environment, the composite index continued its decline, finishing the month at 993.35, or 11.8% lower than September 2001. In November 2001, the composite index rose to finish the month at 1,128.47, or 13.6% higher than the prior month, due to the release of better-than-expected domestic economic data, a lower budget deficit for October 2001 than was targeted and favorable news on the US-led attacks against the Taliban in Afghanistan. In December 2001, the composite index increased to 1,168.08 at month-end, or 3.5% higher than at the end of November 2001.

   In 2002, the composite index rose to a high of 1,452.51 on February 20, but has since decreased to 1,018.4 at the end of December 2002. The Philippine Stock Exchange closed at 1,037.2 on February 5, 2003. The higher budget deficit, concerns of a global economic slowdown, increased crime and kidnappings, the accounting scandals that affected certain large corporations in the United States and the proposed partial sale by First Pacific Company Limited of its 24.4% controlling stake in the Philippine Long Distance Telephone Company to the Gokongwei Group contributed to a decline in the composite index.

   Government Securities Market. The Government securities market is dominated by short-term Treasury bills with maturities not exceeding one year. Responding to investor preferences and to create a yield curve for long-term domestic securities, the Government issued securities with longer maturities, including five-year fixed rate treasury bonds in June 1995 and seven and ten-year fixed rate treasury bonds in 1996. The restructuring of the Republic's domestic debt in favor of longer-term securities kept the issuance of Treasury bills of
(Peso)17.9 billion below budget in 1996, while the issuance of fixed rate Treasury bonds exceeded expectations by (Peso)13.5 billion. In 1997, the Government sold, for the first time, 20-year Treasury bonds in the amount of
(Peso)2 billion. The Government's outstanding direct domestic debt totalled
(Peso)1,247.7 billion as of December 31, 2001, an increase of 46.6% from
(Peso)850.9 billion as of December 31, 1998.

   In June 1999, the Government issued (Peso)11.6 billion small-denominated Treasury bonds. These bonds, which have a maturity of five years and are available in blocks of as low as (Peso)5,000, are aimed at Philippine retail investors. The bonds are intended to reduce the Government's dependence on weekly auctions and to provide the Government with another source of long-term funding. The Government intends to continue to issue small-denominated Treasury bonds and expects the program to reduce demand for short-term funding and contribute to reduced pressure on interest rates.

   The Government has taken steps to further the development of the secondary market in Treasury securities, including establishing of the Registry of Scripless Securities which computerizes the sales and purchases of Treasury securities in the secondary market.

   International Bond Market. In February 1997, Bangko Sentral approved guidelines governing the issuance of Peso-denominated instruments in the international capital markets. Bangko Sentral will require the receipt of foreign currency by the Philippines and its exchange into Pesos in the local banking system.

Public Finance

   The Consolidated Financial Position. The consolidated public sector financial position measures the overall financial standing of the Republic's public sector. It is comprised of the public sector borrowing requirement and the aggregate deficit or surplus of the Social Security System and the Government Service Insurance System, Bangko Sentral, the Government financial institutions and the local Government units. The public sector borrowing requirement reflects the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidator's accounts, the Oil Price Stabilization Fund and the 14 monitored Government owned corporations.

   The following table sets out the consolidated financial position on a cash basis for the periods indicated.

         CONSOLIDATED PUBLIC SECTOR FINANCIAL POSITION OF THE REPUBLIC



                                                               1997           1998           1999           2000
                                                           -----------   ------------   ------------   ------------
                                                                               (in billions, except percentages)
Public sector borrowing requirement:
    National Government................................... (Peso)  1.6   (Peso) (50.0)  (Peso)(111.7)  (Peso)(134.2)
    Central Bank-Board of Liquidation.....................       (25.7)         (26.4)         (20.5)         (19.1)
    Oil Price Stabilization Fund/(1)/.....................        (0.8)           0.7            1.9            0.3
    Monitored Government owned corporations...............       (17.2)         (38.0)          (4.6)         (19.2)
    Government transfers to Government owned
     corporations.........................................         2.5            0.9            3.0            4.2
    Other adjustments.....................................         0.0            1.5           (6.1)          (6.6)
                                                           -----------   ------------   ------------   ------------
       Total public sector borrowing requirement.......... (Peso)(39.5)  (Peso)(111.3)  (Peso)(138.0)  (Peso)(174.6)
                                                           ===========   ============   ============   ============
As a percentage of GNP....................................        (1.6)%         (4.0)%         (4.4)%         (5.0)%
Other public sector:
    Social Security System and Government Service
     Insurance System..................................... (Peso)  3.9   (Peso)  17.8   (Peso)  36.4   (Peso)  15.5
    Bangko Sentral/(3)/...................................         2.2            3.2           (4.0)           0.2
    Government financial institutions.....................         4.4            5.4            3.3            2.8
    Local Government units................................         4.0            2.0            3.2            3.8
    Timing adjustment of interest payments to Bangko
     Sentral..............................................         2.3           (0.3)          (2.3)           0.5
    Other adjustments.....................................         0.0            0.0            0.8            0.1
                                                           -----------   ------------   ------------   ------------
       Total other public sector..........................        16.6           28.1           37.5           22.9
                                                           -----------   ------------   ------------   ------------
       Consolidated public sector financial position...... (Peso)(24.1)  (Peso) (83.2)  (Peso)(100.5)  (Peso)(151.7)
                                                           ===========   ============   ============   ============
As a percentage of GNP....................................        (1.0)%         (3.0)%         (3.2)%         (4.3)%

                                                                            First Nine
                                                                            months of
                                                                2001           2002
                                                           ------------   -------------

Public sector borrowing requirement:
    National Government................................... (Peso)(147.0)  (Peso) (166.4)
    Central Bank-Board of Liquidation.....................        (23.5)          (11.8)
    Oil Price Stabilization Fund/(1)/.....................          0.8             0.0
    Monitored Government owned corporations...............        (24.5)          (25.7)
    Government transfers to Government owned
     corporations.........................................          4.5             4.4
    Other adjustments.....................................          0.0             0.0
                                                           ------------   -------------
       Total public sector borrowing requirement.......... (Peso)(187.0)  (Peso)(199.53)
                                                           ============   =============
As a percentage of GNP....................................         (5.1)%        N/A/(2)/
Other public sector:
    Social Security System and Government Service
     Insurance System..................................... (Peso)   9.3   (Peso)   20.5
    Bangko Sentral/(3)/...................................         (0.1)            2.0
    Government financial institutions.....................          3.9             5.5
    Local Government units................................          4.2             3.6
    Timing adjustment of interest payments to Bangko
     Sentral..............................................         (0.2)           (1.6)
    Other adjustments.....................................          0.1             1.4
                                                           ------------   -------------
       Total other public sector..........................         17.2            30.5
                                                           ------------   -------------
       Consolidated public sector financial position...... (Peso)(147.6)  (Peso) (169.1)
                                                           ============   =============
As a percentage of GNP....................................         (4.5)%        N/A/(2)/

--------
Source:  Fiscal Policy and Planning Office, Department of Finance.

(1) The Oil Price Stabilization Fund was created by the Government to stabilize the domestic price of oil products. Prior to deregulation in 1997, if exchange rates and international crude oil prices exceeded certain levels, oil companies received money from the fund, but if exchange rates and crude oil prices fell below those levels, oil companies contributed to the fund. The fund was technically abolished with the full deregulation of the oil industry in February 1998. The Government will settle claims against the fund, amounting to (Peso)2.6 billion in 1997, by granting the claimants tax credits over a 15-month period.

(2) N/A means "not available".

(3) Amounts are net of interest rebates, dividends and other amounts remitted to the Government and the Central Bank-Board of Liquidation.

   For the first half of 2002, the consolidated financial position of the Republic (not including Bangko Sentral) recorded a deficit of (Peso)117.5 billion, 60.7% higher than the (Peso)73.1 billion targeted for the period. The Government recorded a (Peso)119.7 billion deficit, the Central Bank restructuring accounted for an (Peso)8.4 billion deficit, and the monitored Government-owned corporations accounted for a (Peso)7.1 billion deficit. The total public sector borrowing requirement of (Peso)131.1 billion was offset in part by a combined surplus of (Peso)13.6 billion for the other public sector entities during the first six months of 2002. Of the surplus, (Peso)10.6 billion was attributable to the social security institutions.

   In 1997, the consolidated financial position recorded a deficit of
(Peso)22.9 billion, or 1.0% of GNP at current prices. The significantly higher deficit resulted from increased interest rates and, accordingly, interest costs, coupled with lower than projected GNP, which resulted in lower revenues in 1997. In addition, costs relating to the restructuring of the old Central Bank of the Philippines contributed (Peso)25.7 billion to the deficit.

   For 1998, the consolidated financial position recorded a deficit of
(Peso)83.2 billion, or 3.0% of GNP at current prices, because of increased public sector borrowing requirement to finance higher deficits incurred by the Government and the Government owned corporations. Costs relating to the restructuring of the old Central Bank contributed (Peso)26.4 billion to the deficit.

   For 1999, the consolidated financial position recorded a deficit of
(Peso)100.5 billion, or 3.2% of GNP at current market prices, compared to a deficit of (Peso)83.2 billion in 1998. The Government's position was (Peso)15.2 billion off its target of (Peso)85.3 billion for the year. The Government accounted for (Peso)111.7 billion of the total deficit for the period, in line with its objective of stimulating the economy. Restructuring costs for the old Central Bank also contributed (Peso)20.5 billion to the total public sector borrowing requirement.

   Led by the Government deficit, the consolidated financial position deficit increased to (Peso)151.7 billion in 2000 or 4.3% of GNP at current market prices, compared with the previous year's deficit of (Peso)100.5 billion. The consolidated public sector deficit was largely due to a public sector borrowing requirement of (Peso)174.6 billion, which included (Peso)19.1 billion for costs relating to the restructuring of the old Central Bank and the (Peso)19.2 billion deficit of the 14 monitored non-financial Government corporations. The Government owned corporations' budget gap deteriorated from the single-digit deficit posted in 1999 as both current and capital expenditures increased. The greatest contributors to the deficit were the Philippine National Oil Company, the National Power Corporation, the Light Rail Transit Authority, the National Development Corporation and the National Food Authority. The other public sector entities had a combined surplus of (Peso)22.9 billion in 2000, largely due to the substantial surpluses of the local government units and the social security institutions such as the Government Services and Insurance System and Social Security System.

   For 2001, the consolidated financial position recorded a deficit of
(Peso)172.5 billion or 4.5% of GDP at current market prices. The Government accounted for (Peso)147.0 billion of the deficit, the Central Bank restructuring accounted for (Peso)23.5 billion and the monitored Government-owned corporations accounted for (Peso)24.5 billion. The other public sector entities had a combined surplus of (Peso)17.2 billion during 2001, of which (Peso)9.3 billion was attributable to the social security institutions.

   Government Revenues and Expenditures. The following table sets out Government revenues and expenditures for the periods indicated.

                     GOVERNMENT REVENUES AND EXPENDITURES


                                                        ---------------------------------------


                                                            1997         1998         1999
                                                        -----------  -----------  ------------

Revenues
Tax revenues
 Bureau of Internal Revenue............................ (Peso)314.7  (Peso)337.2  (Peso) 341.3
 Bureau of Customs.....................................        94.8         76.0          86.5
 Others/(3)/...........................................         2.7          3.4           3.8
                                                        -----------  -----------  ------------
   Total tax revenues..................................       412.2        416.6         431.7
    As a percentage of GNP.............................        16.1%        14.9%         13.9%
Non-tax revenues
 Bureau of the Treasury income/(5)/.................... (Peso) 35.4  (Peso) 22.5  (Peso)  26.3
 Fees and other charges/(6)/...........................        13.2         21.0          16.0
 Privatizations/(7)/...................................         9.4          1.7           4.2
 Comprehensive Agrarian Reform Program (land
  acquisition and credit)..............................         0.0          0.0           0.1
 Foreign grants........................................         1.7          0.4           0.3
                                                        -----------  -----------  ------------
   Total non-tax revenues..............................        59.7         45.6          46.8
                                                        -----------  -----------  ------------
    Total revenues.....................................       471.8        462.5         478.5
                                                        -----------  -----------  ------------
     As a percentage of GNP............................        18.4%        16.6%         15.2%
Expenditures
Personnel services..................................... (Peso)150.4  (Peso)198.5  (Peso) 202.7
Maintenance and operating expense......................       108.1         64.4          70.8
Other current operating expense........................         6.1          0.2           5.5
Interest payments
 Foreign...............................................        19.6         26.3          31.3
 Domestic..............................................        58.4         73.5          75.0
                                                        -----------  -----------  ------------
   Total interest payments.............................        78.0         99.8         106.3

Subsidies to Government corporation....................         5.9          4.7           6.8
Allotment to local government units....................        71.0         72.0          78.7
Transfers to the Oil Price Stabilization Fund..........         0.0          0.0           0.7
Comprehensive Agrarian Reform Program (land acquisition
 and credit)...........................................         0.0          0.5           0.0
Infrastructure and other capital outlays...............        47.9         71.3         115.7
Equity and net lending.................................         3.0          1.1           3.2
                                                        -----------  -----------  ------------
    Total expenditures.................................       470.3        512.5         590.4
                                                        -----------  -----------  ------------
     As a percentage of GNP............................        18.6%        18.4%         18.8%
Surplus/(Deficit)...................................... (Peso)  1.6  (Peso)(50.0) (Peso)(111.7)
                                                        ===========  ===========  ============
Financing
 Domestic financing.................................... (Peso)  5.3  (Peso) 37.6  (Peso)  28.9
   Net domestic borrowings.............................       (20.3)        76.5          98.8
   Non-budgetary accounts..............................        (7.0)       (56.0)         32.6
 Use of cash balances..................................        32.6         17.1          37.4
   Foreign financing...................................        (6.8)        12.3          82.8
                                                        -----------  -----------  ------------
    Total financing.................................... (Peso) (1.6) (Peso) 50.0  (Peso) 111.7
                                                        ===========  ===========  ============




                                                            2000          2001            2002
                                                        ------------  ------------  --------------

Revenues
Tax revenues
 Bureau of Internal Revenue............................ (Peso) 360.8  (Peso) 388.7  (Peso)393.6/(2)/
 Bureau of Customs.....................................         95.0          96.2            96.3
 Others/(3)/...........................................          4.2           4.9             2.5
                                                        ------------  ------------  --------------
   Total tax revenues..................................        460.0         489.8        492.4/(2)/
    As a percentage of GNP.............................         13.2%         12.8%           11.6
Non-tax revenues
 Bureau of the Treasury income/(5)/.................... (Peso)  30.8  (Peso)  46.4  (Peso)    47.2
 Fees and other charges/(6)/...........................         17.9          24.3            24.2
 Privatizations/(7)/...................................          4.6           1.2            1.51
 Comprehensive Agrarian Reform Program (land
  acquisition and credit)..............................          0.0           0.0             0.0
 Foreign grants........................................          1.4           2.0              .7
                                                        ------------  ------------  --------------
   Total non-tax revenues..............................         54.7          73.9            73.6
                                                        ------------  ------------  --------------
    Total revenues.....................................        514.8         563.7           566.0
                                                        ------------  ------------  --------------
     As a percentage of GNP............................         14.7%         14.7%           13.4%
Expenditures
Personnel services..................................... (Peso) 225.2  (Peso) 195.3          N/A/(4)/
Maintenance and operating expense......................         79.8         150.8          N/A/(4)/
Other current operating expense........................          3.6             0          N/A/(4)/
Interest payments
 Foreign...............................................         47.3          62.2            65.9
 Domestic..............................................         93.6         112.6           119.9
                                                        ------------  ------------  --------------
   Total interest payments.............................        140.9         174.8           185.8

Subsidies to Government corporation....................          6.7           9.4             7.6
Allotment to local government units....................        100.0         118.2        140.5/(8)/
Transfers to the Oil Price Stabilization Fund..........          0.0           0.0          N/A/(4)/
Comprehensive Agrarian Reform Program (land acquisition
 and credit)...........................................          2.3           0.0          N/A/(4)/
Infrastructure and other capital outlays...............         87.2          57.9          N/A/(4)/
Equity and net lending.................................          3.2           4.4             5.4
                                                        ------------  ------------  --------------
    Total expenditures.................................        649.0         710.8           778.7
                                                        ------------  ------------  --------------
     As a percentage of GNP............................         18.5%         18.6%           18.4%
Surplus/(Deficit)...................................... (Peso)(134.2) (Peso)(147.0) (Peso)  (212.7)
                                                        ============  ============  ==============
Financing
 Domestic financing.................................... (Peso)  55.5  (Peso) 124.1  (Peso)   104.7
   Net domestic borrowings.............................        119.5         152.3           155.1
   Non-budgetary accounts..............................        (57.6)        (50.4)          (50.4)
 Use of cash balances..................................         (6.5)         22.2             1.1
   Foreign financing...................................         78.8          22.9           109.1
                                                        ------------  ------------  --------------
    Total financing.................................... (Peso) 134.2  (Peso) 147.0  (Peso)   214.9
                                                        ============  ============  ==============

                                                                   Budget
                                                        ---------------------------


                                                          2001/(1)/         2002
                                                        ------------   ------------

Revenues
Tax revenues
 Bureau of Internal Revenue............................ (Peso) 388.1   (Peso) 447.6
 Bureau of Customs.....................................        105.1          115.1
 Others/(3)/...........................................          5.7            8.6
                                                        ------------   ------------
   Total tax revenues..................................        498.9          571.3
    As a percentage of GNP.............................         13.0%          13.7%
Non-tax revenues
 Bureau of the Treasury income/(5)/.................... (Peso)  24.9   (Peso)  22.2
 Fees and other charges/(6)/...........................         23.2           25.6
 Privatizations/(7)/...................................         10.0            5.0
 Comprehensive Agrarian Reform Program (land
  acquisition and credit)..............................          0.0            0.0
 Foreign grants........................................          1.2            0.3
                                                        ------------   ------------
   Total non-tax revenues..............................         59.3           53.0
                                                        ------------   ------------
    Total revenues.....................................        558.2          624.3
                                                        ------------   ------------
     As a percentage of GNP............................         14.5%          15.0%
Expenditures
Personnel services.....................................       N/A/(4)/ (Peso) 251.3
Maintenance and operating expense......................       N/A/(4)/         80.8
Other current operating expense........................       N/A/(4)/       N/A/(4)/
Interest payments
 Foreign...............................................         63.2           64.0
 Domestic..............................................        116.2          140.3
                                                        ------------   ------------
   Total interest payments.............................        179.4          204.3

Subsidies to Government corporation....................       N/A/(4)/          5.0
Allotment to local government units....................       N/A/(4)/        103.9
Transfers to the Oil Price Stabilization Fund..........       N/A/(4)/         28.6
Comprehensive Agrarian Reform Program (land acquisition
 and credit)...........................................       N/A/(4)/          5.6
Infrastructure and other capital outlays...............        101.0           67.8
Equity and net lending.................................       N/A/(4)/          7.1
                                                        ------------   ------------
    Total expenditures.................................        703.2          754.3
                                                        ------------   ------------
     As a percentage of GNP............................         18.3%          18.0%
Surplus/(Deficit)...................................... (Peso)(145.0)  (Peso)(130.0)
                                                        ============   ============
Financing
 Domestic financing.................................... (Peso) 118.7   (Peso)  79.0
   Net domestic borrowings.............................        165.2           63.3
   Non-budgetary accounts..............................        (24.3)          15.1
 Use of cash balances..................................         22.2         N/A/(4)/
   Foreign financing...................................         26.3            0.7
                                                        ------------   ------------
    Total financing.................................... (Peso) 145.0   (Peso) 130.0
                                                        ============   ============

--------
Source:  Department of Finance; Department of Budget and Management.
(1) Revised as of July 17, 2001.
(2) Figure for BIR tax revenues includes other tax revenues.
(3) Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.
(4) N/A means "not available".
(5) Represents interest on deposits, interest on advances to Government owned corporations, interest on securities, dividends from Government owned corporations, earnings received from the Philippine Amusement and Gaming Corporation, earnings and terminal fees received from Ninoy Aquino International Airport, guarantee fees and others.
(6) Represents receipts from the Land Transportation Office, Department of Foreign Affairs and other Government agencies.
(7) Represents remittances to the National Government from the sale of interests in Government owned corporations, Government financial institutions and other Government-owned assets and from the sale of assets by the Presidential Commission on Good Government and the Asset Privatization Trust.
(8) Includes capital transfers to local government units.

Revenues

   Sources. The Government derives its revenues from both tax and non-tax sources. The main sources of revenue include income tax, value added tax and customs duties. The main sources of non-tax revenue consist of interest on deposits, amounts earned from Government owned corporations and privatization receipts.

   In 1995 the Ramos Government submitted the Comprehensive Tax Reform Package for Congressional action. The objective of the proposal was to establish a simple, broad-based and efficient tax system, with minimal scope for discretion on the part of Government officials, that would provide a self-sustaining revenue base that would keep pace with the budgetary needs of a growing economy. The comprehensive tax reform package was enacted in 1997 and provides a three-tiered excise tax on cigarettes and converts beer taxation from ad valorem to specific excise taxes. The comprehensive tax reform package also restructured and simplified the tax rates for business and professional income, reduced the corporate income tax rate, and reformed certain elements of tax administration.

   The Government expanded the coverage of the value-added tax system in 1996 and 1997 to include Government contracts and suppliers, telecommunication services, road freight and other transportation, real property, restaurants and caterers, hotels and motels, and broadcasting. The new regime raised (Peso)6.7 billion out of total value-added tax revenues of (Peso)40.9 billion in 1996,
(Peso)6.4 billion out of total value-added tax revenues of (Peso)47.3 billion in 1997 and (Peso)0.2 billion out of total value-added tax revenues of
(Peso)47.5 billion in 1998. Total value-added tax revenues amounted to
(Peso)55.2 billion for 1999 and (Peso)55.3 billion for 2000.

   The tax effort in 2001 will be increased through policies designed to result in the collection of additional tax revenues and non-tax revenues such as fees and charges. Increased tax revenue is expected to come from a program of intensified collection through enforcement of tax laws, improvement of corporate governance and plugging of leakages in the tax system. The Bureau of Internal Revenue is currently implementing tax administration improvements which include the following:

   . resolution of delinquent accounts or disputed assessments which are either being litigated in the courts or being challenged by taxpayers;

   . use of electronic documentary stamp metering machines to accurately assess and monitor documentary stamp taxes;

   . broadening the tax base to increase the number of registered taxpayers;

   . issuance of revenue regulations regarding automobiles which are subject to excise tax; and

   . implementing a ceiling on deductible representation expenses as mandated by the Tax Code of 1997.

   Moreover, the Department of Finance is in the process of identifying measures to address the areas in which tax collection is deficient in an effort to increase revenues in 2001. Likewise, necessary controls need to be instituted to ensure the correct declaration of revenues and deductions, and controls need to be established on the claims of input taxes.

   In August 2002, the Department of Finance endorsed a bill that would exempt banks' financial services from the 10% value-added tax scheduled for enforcement beginning January 2003. A 5% tax on gross receipts is currently being paid by banks. The DOF stated that the value-added tax cannot be appropriately imposed on the banking sector because of the uniqueness and complexity of the sector's operations.

   Results. In 1997, Government revenues rose to (Peso)471.8 billion, an increase of 15% from 1996, due to higher tax revenues resulting from excise tax reforms, computerization of the tax authorities' offices and an increased number of tax audits, tied in part to the Government's Tax Reform Package. Non-tax revenue also rose as privatization receipts and dividends and other receipts from Government owned corporations climbed. These increases more than offset the loss of revenues from the tariff reductions that took effect in 1997. Nevertheless, revenues came in below projections because of lower than expected GNP growth. In 1997, the Government recorded a surplus of (Peso)1.6 billion.

   In 1998, Government revenues decreased to (Peso)462.5 billion compared with
(Peso)471.8 billion for 1997 due, in part, to the general contraction of the economy and lower imports. Revenues collected by the Bureau of Internal Revenue increased to (Peso)337.2 billion from (Peso)314.7 billion, but were (Peso)17.9 billion short of target estimates. Revenues from customs duties fell to
(Peso)76 billion from (Peso)94.8 billion, just below the target for the year.

   In 1999, Government revenues amounted to (Peso)478.5 billion, a 3.5% increase compared with 1998. The 1999 figure was, however, (Peso)12.2 billion less than the revised target. Non-tax revenues reflected a (Peso)5.6 billion dividend payment from Bangko Sentral and (Peso)3.3 billion in proceeds from the sale of Philippine Associated Smelting and Refining Corp. Revenues collected by the Bureau of Internal Revenue were (Peso)12.2 billion less than the revised target. The shortfall was primarily attributable to the slow recovery of the industry sector. Revenues collected by the Bureau of Customs were (Peso)2.9 billion more than the revised target.

   In 2000, Government revenues amounted to (Peso)514.8 billion, a 7.6% increase over 1999 revenues. The 2000 amount was (Peso)47.6 billion short of the April 2000 IMF revenue target. Revenues collected by the Bureau of Internal Revenue increased to (Peso)360.8 billion but were (Peso)37.0 billion short of target estimates. The shortfall was attributable primarily to lower Bureau of Internal Revenue collections of items such as documentary stamp tax and capital gains tax. The slowdown in the financial and real estate sectors also adversely affected collections in 2000. Bureau of Customs revenue increased to (Peso)95.0 billion, (Peso)3.1 billion more than targeted. Intensified customs collection and anti-smuggling operations accounted for the Bureau of Custom's overperformance. Even with the marked slowdown in its collections from 1999 levels, the Bureau of the Treasury continued to surpass its target. The Treasury collected (Peso)30.8 billion in non-tax revenue from dividends on its shares of stocks and income from investments. Privatization efforts generated only (Peso)4.6 billion in remittances, compared to a target of (Peso)22.9 billion, as unfavorable market prices prevented the government from disposing of its assets. Privatization remittances consisted of proceeds from the sale of the Philippine National Bank, Philippine Phosphate Fertilizer Corporation, and a package of International Broadcasting Corporation's radio stations.

   Government revenues for 2001 were (Peso)563.7 billion, of which (Peso)489.8 billion were tax revenues and (Peso)73.9 billion were non-tax revenues. Revenue collections for 2001 were (Peso)5.5 billion higher than the budgeted amount of
(Peso)558.2 billion and 9.5% higher than revenue collections for 2000. The increase was mainly attributable to the Bureau of the Treasury which collected
(Peso)21.5 billion more than its target of (Peso)24.9 billion, offsetting a
(Peso)8.9 billion shortfall from the targeted amount of cash collections by the Bureau of Customs. The Bureau of Internal Revenue surpassed its target by
(Peso)621 million for the period, collecting (Peso)388.7 billion. Privatization revenues for 2001 were (Peso)1.2 billion, compared to the budgeted amount of
(Peso)10 billion, as unfavorable market conditions prevented the disposition of Government assets targeted for privatization.

   Government Revenues and Expenditures.  Government revenues for 2002 totaled
(Peso)566.0 billion, of which (Peso)489.9 billion were from tax revenues and
(Peso)76.1 billion were from non-tax revenues. Total revenues for 2002 increased 0.4% from total revenues for 2001. Of total tax revenues during 2002, the BIR accounted for (Peso)393.6 billion and the Bureau of Customs accounted for (Peso)96.3 billion. Treasury remittances accounted for (Peso)47.2 billion in revenue for 2002, and other government offices accounted for the remaining
(Peso)26.9 billion.

   The BIR's collection of (Peso)393.6 billion in 2002 was 1.3% more than the
(Peso)388.7 million collected 2001. The lower than expected amounts collected for 2002 have been mainly attributed to the BIR's continued difficulty in generally enforcing the Republic's tax laws as well as the relatively low interest rate environment. However, the BIR's collection of (Peso)36.9 billion for the month of December 2002 was a 9.2% increase over the (Peso)33.8 billion collected in December 2001. Under the recently appointed BIR Commissioner, Guillermo Parayo, the BIR has implemented a program to identify, report, and prosecute taxpayers and companies that under-declare their value added taxes ("VAT"). A BIR program for voluntary assessment and availment of unpaid VAT and other income taxes has been put in place to collect unpaid taxes that were discovered by the BIR. This investigation concluded that underreporting of income from businesses has resulted in (Peso)10 billion in uncollected tax revenue. The BIR is making a concerted effort to recover as much of this revenue as possible. During the period from September 2002 to January 2003,
(Peso)4.7 billion has been collected. In addition, in order to encourage better tax compliance, the BIR under the new Commissioner has simplified the filing process and the payment of taxes.

Expenditures

   Expenditures for 1997 amounted to (Peso)470.3 billion, an increase of 16.4% from 1996. Personnel expenses accounted for the largest increase, an increase of 27.6%, due to the implementation of the last phase of the Salary Standardization Law, which reduced the gap between public- and private-sector salaries. Capital outlays also climbed because of irrigation projects constructed to offset the effects of the El Nino phenomenon on agricultural production levels. Allotments to local Government, especially for infrastructure projects, rose significantly. Interest expenses also rose as a result of the depreciation in the value of the Peso due to the regional economic turmoil.

   Expenditures in 1998 increased to (Peso)512.5 billion compared to
(Peso)470.3 billion in 1997. These expenditures compared together with revenues of (Peso)462.5 billion resulted in a deficit of (Peso)50.0 billion in the Government's fiscal position for 1998, compared to a fiscal surplus of
(Peso)1.6 billion in 1997.

   Expenditures in 1999 increased to (Peso)590.4 billion compared to
(Peso)512.5 billion in 1998. The total expenditures were (Peso)14.1 billion more than the revised target. The increase in expenditures in 1999 was due in large part to economic stimulus efforts by the Government and in part to the repayment of certain accounts payable that were outstanding from previous Government administrations. Revenues of (Peso)478.5 billion resulted in an overall deficit of (Peso)111.7 billion in 1999.

   Expenditures in 2000 increased to (Peso)649.0 billion compared to
(Peso)590.4 billion in 1999. The total expenditures were (Peso)19.5 billion more than the Government's target. The increase in expenditures was due primarily to higher interest payments which increased by (Peso)16 billion as a result of high interest rates for Treasury bills and fixed rate Treasury bonds. Other contributing factors included the depreciation of the Peso, compared to the US dollar, an increase in LIBOR and the unprogrammed interest payment for the Metro Rail Transit obligation. Revenues of (Peso)514.8 resulted in an actual Government deficit of (Peso)134.2 in 2000.

   Government expenditures for 2001 were (Peso)710.8 billion, (Peso)7.5 billion more than the budgeted amount of (Peso)703.2 billion and 9.5% higher than expenditures for 2000. The actual Government deficit for 2001 was (Peso)147.0 billion compared to the budgeted deficit of (Peso)145.0 billion.

   Government expenditures in 2002 were (Peso)778.7 billion, compared to
(Peso)710.8 billion in 2001. The increase in expenditures from 2001 to 2002 was due in part to higher expenditures for infrastructure, personal services, education, retirees' pensions, and allotments to local government units for anti-poverty programs and security measures.

   The deficit in 2002 was (Peso)212.7 billion, which exceeded the Government's original target of (Peso)130 billion but was lower than the fourth quarter revised 2002 budget deficit forecast of (Peso)223 billion. This rapid increase in the budget deficit has been caused by lower than expected revenue collections from the BIR, and higher than expected expenditures.

   A plan by the Government to sell a 10% stake in Manila Electric (Meralco), the Republic's largest power distributor, is in jeopardy due to a Supreme Court order for Meralco to return an estimated (Peso)11 billion for excess charges to customers. The Government planned on the sale of a portion of its interest in Meralco to reduce the budget deficit.

The Government Budget

The Budget Process

   The Administrative Code of 1987 requires the Government to formulate and implement a national budget. Various planning and fiscal agencies coordinate to determine expected revenue, expenditure and debt based on growth, employment and inflation targets. The budget also reflects national objectives regarding domestic and foreign debt, domestic credit and balance of payments.

   The President submits the budget to Congress within 30 days of the opening of each regular session of Congress, which occurs on the fourth Monday of each July. The House of Representatives reviews the budget and transforms it into a general appropriations bill. The Senate then reviews the budget. A conference committee composed of members of both houses of Congress then formulates a common version of the bill. Once both houses approve the budget, the bill goes to the President for signing as a general appropriations act.

Government Budget for 2002

   On August 8, 2001, the Arroyo administration submitted to Congress its proposed 2002 budget. The 2002 budget is seeking an 11.6% increase in general appropriations to (Peso)780.8 billion from (Peso)699.9 billion in 2001. The proposed 2002 budget contemplates revenue collections of (Peso)624.3 billion and expenditures of (Peso)754.3 billion, resulting in a (Peso)130 billion deficit. The 2002 budget proposal is based on assumptions of real GDP growth of 4.0% to 4.8%, no export growth, inflation of 5% to 6% and interest rates for 91-day Treasury bills between 10% and 11%. The Republic expects to fund 52% of the 2002 budget deficit with foreign sourced financing and 48% with domestic sourced financing, compared to 18.1% and 81.9%, respectively, in 2000. The Government plans to increase the proportion of its foreign borrowings in 2002 because of its desire not to reduce the amount of funds available for borrowers in the domestic market.

Government Budget for 2003

   In August 2002, the Arroyo administration submitted to Congress its proposed 2003 budget. The 2003 budget seeks a 3.0% increase in appropriations to
(Peso)804.2 billion from the (Peso)780.8 billion budgeted for 2002. The budget calls for (Peso)804 million in expenditures, revenue collections of (Peso)602 billion and a deficit of (Peso)202 billion. The 2003 budget is currently under consideration by Congress and is expected to be approved in early 2003.

Debt

External Debt

   The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

                  BANGKO SENTRAL APPROVED EXTERNAL DEBT/(1)/

                                                          As of December 31                  As of
                                             -------------------------------------------    June 30,
                                               1997     1998     1999     2000     2001       2002
                                             -------  -------  -------  -------  -------  --------
                                                         (in millions, except percentages)
By Maturity:
 Short-term/(2)/............................ $ 8,439  $ 7,185  $ 5,745  $ 5,948  $ 6,049  $ 5,799
 Medium and long-term.......................  36,994   40,632   46,465   46,112   46,306   49,108
                                             -------  -------  -------  -------  -------  -------
   Total.................................... $45,433  $47,817  $52,210  $52,060  $52,355  $54,906
                                             =======  =======  =======  =======  =======  =======
By Debtor:/(3)/
 Bangko Sentral............................. $ 2,499  $ 3,437  $ 3,005  $ 2,914  $11,537  $11,437
 Public sector/(4)/.........................  24,459   26,873   31,795   31,498   25,149   27,561
 Private sector.............................  18,475   17,507   17,410   17,648   15,669   15,909
                                             -------  -------  -------  -------  -------  -------
   Total.................................... $45,433  $47,817  $52,210  $52,060  $52,355  $54,906
                                             =======  =======  =======  =======  =======  =======
By Creditor Type:
 Multilateral............................... $ 8,638  $10,058  $10,245  $ 9,665  $ 9,553  $ 9,257
 Bilateral..................................  13,307   14,926   16,429   15,336   14,531   15,624
 Banks and financial institutions...........  10,176    9,672   10,340   11,176   12,003   12,509
 Bondholders/noteholders....................  10,633   11,209   12,951   13,447   13,678   14,863
 Others.....................................   2,679    1,952    2,245    2,436    2,590    2,652
                                             -------  -------  -------  -------  -------  -------
   Total.................................... $45,433  $47,817  $52,210  $52,060  $52,355  $54,906
                                             =======  =======  =======  =======  =======  =======
Ratios:
 Debt service burden to exports of goods and
   services/(5)/............................    11.6%    11.7%    14.2%    12.3%    15.7%     N/A/(6)/
 Debt service burden to GNP.................     6.5%     7.4%     8.4%     7.7%     8.7%     N/A/(6)/
 Foreign exchange liabilities to GNP........    53.0%    69.8%    65.1%    65.9%    70.1%     N/A/(6)/

--------
Source:  Bangko Sentral.

(1) Excludes a $75 million loan to be made by the Asian Development Bank pursuant to an agreement between the Asian Development Bank and the Republic in October 2001.

(2) Debt with original maturity of one year or less.

(3) Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.

(4) Includes public sector debt whether or not guaranteed by the Government.

(5) This ratio is based on the debt service burden for the relevant period relative to the total exports of goods and receipts from services and income during such period based on the BPM5 framework.

(6) Not available.

   The Republic's external debt amounted to $53.6 billion as of September 30, 2002, a 2.4% decrease from the $54.9 billion recorded as of June 30, 2002 and a 2.3% increase from the $52.4 billion recorded as of December 31, 2001. The decrease in external debt in the third quarter of 2002 was attributed to an increase in the purchases by Filipinos of Government dollar-denominated bonds, currency revaluation adjustments and direct repayment of debt. In addition to new borrowings, the increase in debt in the second quarter of 2002 was due to upward foreign exchange revaluation adjustments on third-currency denominated debt resulting from the continued depreciation of the US dollar against third-currencies; and the increase in debt in the first quarter of 2002 was due to net loan availments, upward adjustments to reflect audited results and late reporting of transactions which occurred in prior periods. The Government has also borrowed to pay for financial and economic reforms, power and energy development projects, and manufacturing, transportation, and communications infrastructure.

   During the first quarter of 2002, new loans and bond issuances were higher than repayments made, contributing $1.1 billion to the increase in the debt stock. In January 2002, the Republic received the proceeds of the $750 million 9.375% global bonds due 2017, and in March 2002 the Republic received the proceeds of the $1 billion 8.375% global bonds due 2009. In addition, Bangko Sentral received the proceeds of the $250 million Fixed Rate Notes due 2005, the Land Bank of the Philippines received $96 million in proceeds (net of funds provided by resident Foreign Currency Deposit Units) of a $100 million syndicated bank loan and the Development Bank of the Philippines received proceeds from a $94 million partial drawdown from its (Yen)32.5 billion ($250 million) 10-year Information Technology and Industry Support Loan from the Japan Bank for International Cooperation. These borrowings were primarily used to finance projects involving power and energy development, communication, transportation and other infrastructure projects as well as to provide budgetary support. In June 2002, the Republic received the proceeds from the issuance of $300 million 8.375% global bonds due 2009. In September 2002 the Republic received the proceeds from the issuance of $300 million 7.5% bonds due 2007. In November 2002, the Republic received the proceeds from the issuance of $500 million 9.00% global bonds due 2013. In January, 2003, the Republic received the proceeds from the issuance of an additional $500 million 9.00% global bonds due 2013. In February 2003, the Republic received the proceeds from the issuance of $200 million zero coupon Treasury Bills.

   Upward adjustments amounting to $234 million were also made to reflect audited results and late reporting of transactions from prior periods. These upward adjustments in the debt stock were more than offset by foreign exchange revaluation gains, resulting in a $175 million reduction of total debt. Almost three-fourths of the revaluation gains resulted from the weakening of the Japanese yen against the US dollar during the first quarter of 2002. Liabilities of commercial banks also decreased the total debt by $103 million. In addition, the increase in residents' holdings of foreign currency-denominated Philippine debt that was originally issued offshore led to a further increase of the debt stock by $5 million.

   Medium- and long-term liabilities, 84.3% of which have a maturity of more than five years, totaled $24.8 billion. Public sector medium- and long-term debt had a longer average maturity of 18.6 years as compared to the average maturity of 10.3 years for similar private sector debt.

   As of December 31, 2001, 53% percent of medium- and long-term debt carried fixed rates while 44% had variable rates. The remaining 3% were non-interest bearing. The average cost of fixed rate credits was about 6.2%. For liabilities with floating interest rates, the margin over base rate ranged from 3.51% to 4.38% as of June 30, 2002. The average interest rates for 91-day Treasury bills decreased from 6.4% in March 2002 to 4.8% in June 2002, following the decline in global interest rates.

   As of September 30, 2002, approximately 59% of the country's external obligations were denominated in US dollars while approximately 33% were in Japanese yen. Multi-currency loans from the World Bank and the Asian Development Bank comprised 11.9% of total liabilities.

   Based on preliminary estimates, the ratio of debt service to exports of goods and receipts from services and income declined to 15.4% in the first quarter of 2002, compared to 16.3% in the fourth quarter of 2001 and 15.8% in the first quarter of 2001. The quarter-on-quarter improvement in the ratio was the combined result of lower principal and interest payments as well as higher receipts from exports of goods during the first quarter of 2002. Similarly, the year-on-year decline in the ratio was due largely to reduced interest payments in the first quarter of the year in view of the continued decline in global interest rates.

   The public sector remained the biggest borrower, accounting for $26.7 billion of foreign financing as of March 31, 2002 compared to $25.1 billion as of December 31, 2001. The increase was due primarily to net loan availments by the Government and adjustments made on prior periods' transactions. Meanwhile, private sector debt as of March 31, 2002 remained unchanged from the previous quarter at $15.6 billion. Some private companies have taken steps to manage the effects of the currency depreciation on their ability to repay their external debt. These steps include netting foreign currency obligations and entering into forward contracts to hedge their currency risks. Certain companies also benefit from natural hedges intrinsic to their businesses. These companies either generate foreign exchange revenues or are allowed by law to pass on to clients the impact of exchange rate adjustments. Bangko Sentral also introduced the currency risk protection facility, or the non- deliverable forward facility, to allow eligible borrowers to limit their foreign exchange risk on unhedged outstanding foreign exchange obligations to foreign currency deposit units of banks.

   The Government has obtained funds under the so-called "Miyazawa initiative" to help finance projects contemplated by the country's spending program. The Miyazawa initiative was launched by the Japanese government in October 1998 with an assistance package totalling the equivalent of $30 billion. The package consists of support measures to assist five Asian countries, including the Philippines, overcome their economic difficulties. Under the Miyazawa initiative, the Government requested co-financing from Japan of approximately $900 million of program loans from the Asian Development Bank and the World Bank, $300 million each for the banking sector reform program with the World Bank, the power sector restructuring program with the Asian Development Bank and the Metro Manila air quality enhancement program with the Asian Development Bank. As of the end of May 2001, the Government had received disbursements of $100 million under each of the banking sector and power sector program loans and $200 million under the air quality program loan. While the Government remains committed to the policies of the banking sector reform program, in early 2001 the Government canceled the balance of the parallel financing of the banking sector reform loan following the cancellation by the World Bank of its participation.

   The Government initiated discussions with Japan relating to the second tranche of funding under the Miyazawa initiative. The Government expects to receive an allocation of $1 billion. Under the second tranche, the Government is seeking financing of $100 million for a grains sector development loan, to be co-financed by the Asian Development Bank, $150 million for the Pasig River Rehabilitation program and $200 million for social expenditures, to be co-financed by the World Bank. The Government has also continued to negotiate with the World Bank for loans of up to $365 million to finance various development projects, including public finance restructuring, investments in water supply, environment, public services and judicial reforms, for the years 2003 to 2005.

   The Government is also seeking financing under the Special Yen Loan Package, or "Obuchi Fund", which is a $5 billion loan facility offered to all countries and concentrating primarily on project type activities. Under this program, the Government has secured financing for six projects in the amount of approximately $931 million.

   The Government hopes to finance the restructuring of small and medium-sized enterprises with a portion of the $10 billion expected to be available under the Asian Growth and Recovery Initiative. The United States, Japan, the Asian Development Bank and the World Bank established the Asian Growth and Recovery Initiative in 1998 to accelerate the pace of bank and corporate restructuring, increase trade finance, mobilize new private sector capital financing by multilateral agencies and enhance technical assistance to corporations undergoing restructuring.

   With the passage of the Electric Power Industry Sector Reform Act on June 8, 2001, certain multilateral agencies are expected to release up to $950 million in loans for additional infrastructure projects and government budgetary needs.

   New ODA-assisted projects in the agricultural-industrial area include Credit Lines for Small and Medium Enterprises, Grains Sector Development Program and the Pasig River Environmental Management and Rehabilitation. The social development area received 9% ($117.3 million) of the total commitments. Other ODA-assisted projects in the social development area include the Technical Education and Skills Development Project and the Expansion of the Contraceptive Social Marketing Project.

   Credit Ratings. On January 8, 2003, Moody's Investors Service changed its rating outlook on the Republic's local-currency rating for government bonds to negative from stable, while affirming each of the Republic's foreign-currency ratings. Moody's recognized that revenue collections have improved in recent months, but noted that poor revenue collection in prior periods has weakened long-term fiscal prospects. On November 25, 2002, Fitch Ratings downgraded the Republic's ratings outlook from stable to negative. Fitch indicated that further evidence of falling tax revenues had undermined the Government's fiscal credibility and raised concerns about rising public indebtedness. Fitch noted that the persistence of the current account surplus has prevented the appearance of an external financing gap. Fitch affirmed the Republic's long-term foreign currency rating of BB+, the Republic's short-term foreign currency rating of B, and the Republic's local currency rating of BBB- (triple B minus). Standard and Poor's has assigned the Republic a long-term foreign currency rating of BB+, a short-term foreign currency rating of B, a long-term local currency rating of BBB+ and a short-term local currency rating of A-2, with a negative outlook on the Republic's long-term ratings. Standard & Poor's has noted that tighter and more consistent financial management, along with timely implementation of reform in the energy and banking sectors, could improve investor confidence and change the rating outlook back to stable. Moody's has assigned the Republic a long-term foreign currency rating of Ba1, with a stable outlook on the Republic's long term foreign currency rating.

   The following table sets out the changes in credit ratings or rating outlooks for the Republic from February 1998 to the date of this prospectus.

                                                                        Credit Rating or Rating
Date                  Rating Agency             Instrument                      Outlook
----                ----------------- ------------------------------ ------------------------------
February 23, 1998.. Standard & Poor's Republic's long-term local     Lowered to BBB+
                                      currency rating                Rating outlook changed to
                                                                     "negative" from "stable"/(1)/
                                      Republic's short-term local    Lowered to A2/(1)/
                                      currency rating
                                      Bangko Sentral's long-term     Lowered to BBB+
                                      local currency rating
                                      Bangko Sentral's short-term    Lowered to A2
                                      local currency rating
April 7, 1998...... Moody's           Republic's bonds and notes     Lowered to Ba1/NP/(2)/
                                                                     Rating outlook changed to
                                                                     "cloudy"/(2)/ from "stable"
January 6, 1999.... Standard & Poor's Republic's long-term foreign   Rating outlook changed to
                                      currency rating                stable from negative/(3)/
March 30, 2000/(4)/ Moody's           Republic's bonds and notes     Rating outlook changed to
                                                                     "stable" from "cloudy"/(2)(4)/
October 19, 2000... Standard & Poor's Republic's long-term local and Rating outlook changed
                                      foreign currency rating        from "stable" to
                                                                     "negative"/(5)/
October 27, 2000... Moody's           Republic's bonds and notes     Raised to Ba1
                                                                     Rating outlook changed to
                                                                     "negative" from "stable"/(6)/
March 15, 2001..... Fitch-IBCA        Long-term local currency       Rating outlook changed to
                                      obligations                    "stable" from "positive"/(7)/
May 3, 2001........ Moody's           Republic's bonds and notes     Affirmed Ba1
                                                                     Rating outlook remains
                                                                     "negative"/(8)/
June 19, 2001...... Standard & Poor's Republic's long-term foreign   Affirmed BB+
                                      currency rating                Rating outlook remains
                                                                     "negative"/(9)/
                                      Republic's short-term          Affirmed B
                                      foreign currency rating
                                      Republic's long-term local     Affirmed BBB+
                                      currency rating                Rating outlook remains
                                                                     "negative"/(9)/
                                      Republic's short-term local    Affirmed A-2
                                      currency rating

                                                                     Credit Rating or Rating
Date                Rating Agency            Instrument                      Outlook
----              ----------------- ----------------------------- ------------------------------
July 30, 2001.... Fitch-IBCA        Republic's foreign currency   Affirmed BB+
                                    rating
                                    Republic's local currency     Affirmed BBB-
                                    rating
February 4, 2002. Moody's           Republic's long-term foreign  Upgraded outlook from
                                    currency rating               "negative" to "stable"/(11)/
April 4, 2002.... Standard & Poor's Republic's long-term foreign  Upgraded outlook from
                                    currency rating               "negative" to "positive"/(12)/
June 27, 2002.... Fitch-IBCA        Republic's long-term foreign  Affirmed BB+/(13)/
                                    currency rating
September 4, 2002 Moody's           Republic's bonds and notes    Affirmed Ba1
                                                                  Rating outlook remains
                                                                  "stable"
October 7, 2002.. Fitch-IBCA        Republic's long-term          Affirmed BB+
                                    foreign currency rating
                                    Republic's short-term foreign Affirmed B
                                    currency rating
                                    Republic's local currency     Affirmed BBB-
                                    rating
                                                                  Outlook remains
                                                                  stable/(10)/
October 29, 2002. Standard & Poor's Republic's long-term foreign  Affirmed BB+
                                    currency rating
                                                                  Downgraded outlook from
                                                                  "stable" to "negative"/(14)/
                                    Republic's short-term foreign Affirmed B
                                    currency rating
                                    Republic's long-term local    Affirmed BBB+
                                    currency rating
                                    Republic's short-term local   Affirmed A-2
                                    currency rating
November 25, 2002 Fitch-IBCA        Republic's long-term foreign  Affirmed BB+
                                    currency rating
                                    Republic's short-term foreign Affirmed B
                                    currency rating
                                    Republic's local currency     BBB-
                                    rating
                                                                  Downgraded outlook from
                                                                  "stable" to "negative"/(15)/

                                                          Credit Rating or Rating
Date            Rating Agency        Instrument                   Outlook
----            ------------- ------------------------- ----------------------------
January 8, 2003    Moody's    Republic's local currency Downgraded outlook from
                              rating                    "stable" to "negative"/(16)/

--------
(1) Standard & Poor's noted the deterioration in the bank asset quality and the expected 1998 budget deficit, as well as the depreciation of the Peso and the risk of increased spending around the time of the presidential elections in May 1998. Also, on February 23, 1998, Standard & Poor's affirmed the country's long-term and short-term foreign currency ratings.

(2) NP (Moody's): Not prime. Cloudy: With speculative elements/uncertainty of position.

(3) Standard & Poor's noted the diminished likelihood of a deterioration in external liquidity and financial flexibility and the improved prospects for policy continuity from the Ramos administration to the Estrada administration.

(4) Moody's noted that the changes in the Philippines' credit rating in 2000 reflected changes in the domestic climate and continued momentum from the previous government's success in reform.

(5) Standard & Poor's noted the political uncertainty relating to former President Joseph Estrada's alleged corrupt practices, the rising budget deficit and growing concerns about the Government's ability to undertake effective economic management during a period of political uncertainty.

(6) Moody's noted that unfolding political developments associated with then-president Estrada could impair policy-making and hamper the Government's ability to defend its external payments position.

(7) Fitch noted the continuing deterioration of public finances and its impact on public indebtedness.

(8) Moody's noted that the negative outlook reflected the challenges from structural economic and political problems in the country, deterioration in the budget and in the external conditions particular to the country and increases in Government debt.

(9) Standard & Poor's noted that the negative outlook on the Republic reflected its high Government debt, rising fiscal inflexibility, narrow tax base and weak banking sector.

(10) Fitch noted that the main considerations for the Republic ratings will be arresting the decline in public revenues and maintaining a downward trend in the deficit-to-GDP and to public debt-to-GDP ratios.

(11) Moody's noted that the upgrade reflected the Republic's success in meeting its fiscal targets and a stronger economic outlook.

(12) Standard & Poor's noted that the upgrade reflected the Government's improved economic management under the Arroyo administration and the Republic's adequate external liquidity.

(13) Fitch noted that the change in political leadership has restored investor and business confidence and curbed capital flight but noted concern over the country's fiscal situation.

(14) Standard & Poor's noted that the downgrade reflected diminishing prospects for the fiscal consolidation that is necessary to stabilize and reduce the Government's debt burden and sustain investor confidence.

(15) Fitch noted that further evidence of falling tax revenues had undermined the Government's fiscal credibility and raised concerns about rising public indebtedness.

(16) Moody's recognized that revenue collections have improved in recent months, but noted that poor revenue collection in prior periods has weakened long-term fiscal prospects.

   Public Sector Debt. The following table describes the country's outstanding public sector debt.

                      OUTSTANDING PUBLIC SECTOR DEBT/(1)/

                                                                               As of December 31,
                                                   -------------------------------------------------------------------------
                                                        1997           1998           1999           2000           2001
                                                   -------------  -------------  -------------  -------------  -------------
                                                                (in billions, except percentages)
Government/(2)/
 Domestic......................................... (Peso)  749.7  (Peso)  850.9  (Peso)  986.7  (Peso)1,080.7  (Peso)1,270.9
 External.........................................         602.1          570.2        1,155.5        1,568.2        1,808.6
                                                   -------------  -------------  -------------  -------------  -------------
   Total..........................................       1,351.8        1,421.1        2,142.2        2,648.8        3,079.5
Monitored GOCCs/(3)/
 Domestic.........................................         203.6          143.5          644.8          810.6          744.9
 External.........................................         198.6          548.0          286.1          308.1          395.0
                                                   -------------  -------------  -------------  -------------  -------------
   Total..........................................         402.4          691.5          930.9        1,118.7        1,139.9
CB-BOL/(4)/
 Domestic.........................................          51.4            0.0            0.0            0.0            0.0
 External.........................................          60.6          102.2           74.9           81.8           73.9
                                                   -------------  -------------  -------------  -------------  -------------
   Total..........................................         112.0          102.2           74.9           81.8           73.9
Bangko Sentral/(4)/
 Domestic.........................................         199.5          197.3          193.5          202.6          118.3
 External.........................................         139.0          190.3          299.3          385.2          475.5
                                                   -------------  -------------  -------------  -------------  -------------
   Total..........................................         338.6          387.6          492.8          587.8          593.8
GFIs/(3)/
 Domestic.........................................          58.0          204.5          379.9          460.6          175.3
 External.........................................          52.0           68.9           95.3           74.3          126.1
                                                   -------------  -------------  -------------  -------------  -------------
   Total..........................................         110.0          273.4          475.2          534.9          301.4
Less loans on-lent or guaranteed by the Government
 Domestic.........................................           7.6            8.7            8.3           12.5           23.2
 External.........................................         265.8          370.6          441.4          562.3          555.2
                                                   -------------  -------------  -------------  -------------  -------------
   Total..........................................         273.4          379.3          449.7          574.8          578.4
Total public sector/(5)/
 Domestic.........................................       1,262.3        1,396.2        2,196.6        2,542.0        2,288.3
 External.........................................       1,052.3        1,479.6        1,469.7        1,855.2        2,125.1
                                                   -------------  -------------  -------------  -------------  -------------
   Total.......................................... (Peso)2,314.6  (Peso)2,875.8  (Peso)3,666.3  (Peso)4,397.2  (Peso)4,413.4
                                                   =============  =============  =============  =============  =============
As a percentage of GNP (at current prices)
Public sector debt/(5)/...........................          91.7%         102.9%         116.9%         125.7%         114.5%
 Public sector domestic debt/(5)/.................          48.9%          50.0%          70.0%          72.7%          59.3%
 Public sector external debt/(5)/.................          30.7%          53.0%          46.9%          53.1%          55.1%
 National Government debt/(2)/....................          42.0%          37.3%          54.0%          59.3%          59.7%
 National Government domestic debt/(2)/...........          29.2%          30.5%          31.5%          30.9%          33.0%
 National Government external debt/(2)/...........          23.5%          20.4%          36.8%          44.8%          41.8%

--------
Source:  Fiscal Policy and Planning Office, Department of Finance.

(1) Amounts in original currencies were converted to pesos using the applicable Bangko Sentral reference exchange rates at the end of each period.

(2) Includes debt that is on-lent to Government owned corporations and other public sector entities and debt that has been assumed by the Government and contingent liabilities.

(3) Includes net lending from the Government, and borrowings on-lent or guaranteed by the Government.

(4) Liabilities, including deposits, less currency issue and inter-government accounts.

(5) Includes the Government, the monitored Government owned corporations, the Central Bank -- Board of Liquidation, Bangko Sentral and Government financial institutions. Does not include other public sector debt that is not guaranteed by the Government.

   The outstanding public sector debt, comprised of the debt of the Government, the monitored Government corporations, the Central Bank-Board of Liquidation, Bangko Sentral and the Government financial institutions amounted to
(Peso)3,860.4 billion as of June 30, 2000 and (Peso)2,854.1 billion as of June 30, 1999. As of June 30, 2000, the Government incurred (Peso)2,368 billion, or 61.4% of outstanding public sector debt. Public sector debt as a proportion of GNP decreased from 116.9% as of December 31, 1999 to 110.6% as of June 30, 2000.


   Government Debt. The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

          SUMMARY OF OUTSTANDING DIRECT DEBT OF THE REPUBLIC/(1)(2)/

                                                 As of December 31,
                   -------------------------------------------------------------------------------
                        1997            1998            1999            2000            2001
                   --------------- --------------- --------------- --------------- ---------------
                                                              (in millions)
Funded debt/(3)/
 Domestic......... (Peso)  357,446 (Peso)  408,809 (Peso)  513,667 (Peso)  600,925 (Peso)  822,269
 External.........      $   15,034      $   16,525      $   19,800      $   21,992      $   22,082
Floating debt/(5)/
 Domestic......... (Peso)  392,162 (Peso)  442,121 (Peso)  464,737 (Peso)  467,275 (Peso)  425,414

   Total debt..... (Peso)1,350,574 (Peso)1,496,221 (Peso)1,775,356 (Peso)2,166,700 (Peso)2,384,917

                          As of September 30,
                   ----------------------------
                                 2002
                   ----------------------------

Funded debt/(3)/
 Domestic......... (Peso)1,008,018      $19,219
 External.........      $   24,847/(4)/ $24,847/(4)/
Floating debt/(5)/
 Domestic......... (Peso)  404,464      $ 7,711
                                        -------
   Total debt..... (Peso)2,715,682      $51,777
                                        =======

--------
Source:  Bureau of the Treasury, Department of Finance.

(1) Includes Government debt that is on-lent to Government owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2) Amounts in original currencies were converted to US dollars or pesos, as applicable, using Bangko Sentral's reference exchange rates at the end of each period.

(3) Debt with original maturities of one year or longer.

(4) The Government has incurred an aggregate of $1.2 billion of external debt since September 30, 2002.

(5) Debt with original maturities of less than one year.

   Domestic Debt of the Republic. The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

      SUMMARY OF OUTSTANDING DIRECT DOMESTIC DEBT OF THE REPUBLIC/(1)(2)/

                                                 As of December 31,                               As of September 30,
                      ------------------------------------------------------------------------- -----------------------
                          1997          1998          1999           2000            2001                2002
                      ------------- ------------- ------------- --------------- --------------- -----------------------
                                                            (in millions)
Loans
 Direct.............. (Peso) 14,980 (Peso) 38,789 (Peso) 39,743 (Peso)   15,541 (Peso)   15,317 (Peso)   15,861 $   302
 Assumed.............        29,520        24,355        20,369          19,117          13,858          11,128     212
                      ------------- ------------- ------------- --------------- --------------- --------------- -------
   Total loans.......        44,500        63,144        60,112          34,658          29,175          26,989     515
Securities
 Treasury bills......       392,162       442,121       464,737         467,275         425,414         404,464   7,711
 Treasury notes/bonds       312,946       345,665       453,555         566,267         793,094         981,029  18,704
                      ------------- ------------- ------------- --------------- --------------- --------------- -------
   Total securities..       705,108       787,786       918,292       1,033,542       1,218,508       1,385,494  26,416
                      ------------- ------------- ------------- --------------- --------------- --------------- -------
   Total debt........ (Peso)749,608 (Peso)850,930 (Peso)978,404 (Peso)1,068,200 (Peso)1,247,683 (Peso)1,412,483 $26,930
                      ============= ============= ============= =============== =============== =============== =======

--------
Source:  Bureau of the Treasury, Department of Finance.

(1) Includes Government debt that is on-lent to Government owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) Amounts in original currencies were converted to US dollars or pesos, as applicable, using Bangko Sentral's reference exchange rates at the end of each period.

   The following table sets forth the direct domestic debt service requirements of the Republic for the years indicated.

         DIRECT DOMESTIC DEBT SERVICE REQUIREMENT OF THE REPUBLIC/(1)/

                    Principal      Interest
         Year       Repayments     Payments        Total     Total/(2)/
         ----      ------------- ------------- ------------- ---------
                                      (in millions)
         1997..... (Peso) 17,865 (Peso) 58,350 (Peso) 76,215  $1,907
         1998.....        28,761        73,525       102,286   2,619
         1999.....        61,552        74,980       136,532   3,392
         2000.....        45,429        93,575       139,004   2,783
         2001.....        54,039       112,592       166,631   3,268
         2002/(3)/        72,749       127,723       200,472   3,919
         2003/(3)/       101,583       149,304       250,887   4,905
         2004/(3)/       104,137       169,879       274,016   5,357
         2005/(3)/       117,504       180,295       297,799   5,822
         2006/(3)/       109,451       183,754       293,205   5,732

--------
Source:  Bureau of the Treasury, Department of Finance.

(1) Excludes debt service in respect of Government debt that is on-lent to Government owned corporations and other public sector entities guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) Amounts in pesos were converted to US dollars using the applicable Bangko Sentral reference exchange rates at the end of each period. For 2002 through 2006, amounts in pesos were converted to US dollars using the applicable Bangko Sentral reference exchange rates as of December 29, 2001.

(3) Projected, based on debt outstanding as of December 31, 2001.

   The Government's outstanding direct domestic debt increased 16.8% to
(Peso)1,247.7 billion as of December 31, 2001, from (Peso)1,068.2 billion as of December 31, 2000.

   External Debt of the Republic. The following table summarizes the outstanding external direct debt of the Republic as of the dates indicated.

      SUMMARY OF OUTSTANDING DIRECT EXTERNAL DEBT OF THE REPUBLIC/(1)(2)/

                                As of December 31,             As of September 30,
                     ----------------------------------------- -------------------
                      1997    1998    1999    2000     2001           2002
                     ------- ------- ------- ------- --------- -------------------
                                   (in millions)
Loans
 Multilateral....... $ 4,546 $ 4,665 $ 4,468 $ 4,388  $  4,323     $    4,292
 Bilateral..........   7,082   7,944   9,055   8,193     7,236          7,938
 Commercial.........     180     208     256     651       841            898
                     ------- ------- ------- ------- ---------     ----------
   Total loans......  11,808  12,817  13,779  13,232    12,400         13,127
Securities
 Eurobonds..........      --      --     352     514       915          1,011
 Brady Bonds........   2,229   2,173   1,482   1,385     1,287          1,238
 Yen Bonds..........     307     345     391     655       949            939
 Notes..............      --      --      --     810     1,010            660
 Global Bonds.......     690   1,190   3,796   5,396     5,396          7,746
 T-Bills............      --      --      --      --       125            125
                     ------- ------- ------- ------- ---------     ----------
   Total securities.   3,226   3,708   6,021   8,760     9,682         11,719
                     ------- ------- ------- ------- ---------     ----------
       Total........ $15,034 $16,525 $19,800 $21,992 $22,082//     $24,847/(3)/
                     ======= ======= ======= ======= =========     ==========

--------
Source:  Bureau of the Treasury, Department of Finance.
(1) Includes Government debt that is on-lent to Government owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) Amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.

(3) Additional external debt of $1.2 billion has been incurred since September 30, 2002.

   Outstanding direct external debt increased 0.4% to $22.1 billion as of December 31, 2001, from $22.0 billion as of December 31, 2000. The Government borrowed to finance power and energy development projects, financial and economic reforms and manufacturing, transportation and communication and other infrastructure undertakings. The currency depreciation during 1997 significantly increased the amount of external debt in Peso terms. As of December 31, 2001, the Government owed 32.8% of outstanding direct external debt to bilateral creditors, mainly the United States and Japan, 47.6% to banks and other commercial creditors and 19.6% to multilateral creditors.

   As of September 30, 2002, more approximately 59% of the country's external obligations were denominated in US dollars while approximately 33% were denominated in Japanese yen. Multi-currency loans from the World Bank and the Asian Development Bank comprised 11.9% of total liabilities.

   The following table sets forth, by designated currency and the equivalent amount in US dollars, the outstanding direct external debt of the Republic as of September 30, 2002.

                    SUMMARY OF OUTSTANDING DIRECT EXTERNAL
                    DEBT BY THE REPUBLIC BY CURRENCY/(1) /
                          (as of September 30, 2002)

                                Amount in     Equivalent Amount
                            Original Currency in US dollars/(2)/ % of Total
                            ----------------- -----------------  ----------
                                            (in millions)
     US Dollar.............       14,554           $14,554          58.57%
     Japanese Yen..........      989,217             8,075          32.50
     Special Drawing Rights          699               922           3.71
     European Currency Unit        1,043             1,023           4.12
     French Franc..........          836               125           0.50
     Deutsche Mark.........          125                63           0.25
     Austrian Schilling....           14                 1           0.00
     Pound Sterling........           14                22           0.09
     Belgian Franc.........          776                19           0.08
     Swiss Franc...........           31                21           0.08
     Danish Kroner.........           64                 8           0.03
     Kuwait Dinar..........            2                 7           0.03
     Italian Lire..........        9,686                 5           0.02
     Korean Won............        4,223                 3           0.01
     Canadian Dollar.......            2                 1           0.01
     Sweden Kroner.........           18                 2           0.01
                                                   -------         ------
      Total................                        $24,847/(3)/    100.00%
                                                   =======         ======

--------
Source:  Bureau of the Treasury, Department of Finance.

(1) Includes Government debt that is on-lent to Government owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) Amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates as of September 30, 2002.

(3) Additional external debt of $1.2 billion has been incurred since September 30, 2002.

   The following table sets forth the direct external debt service requirements of the Republic for the years indicated.

      DIRECT EXTERNAL DEBT SERVICE REQUIREMENTS OF THE REPUBLIC/ (1) (2)/

                                Principal  Interest
                      Year      Repayments Payments Total
                      ----      ---------- -------- ------
                                      (in millions)
                      1997.....   $  741    $  458  $1,199
                      1998.....      907       584   1,491
                      1999.....      933       776   1,711
                      2000.....      831       947   1,778
                      2001.....      887     1,209   2,095
                      2002/(3)/    1,741     1,273   3,014
                      2003/(3)/    1,676     1,445   3,121
                      2004/(3)/    1,536     1,522   3,058
                      2005/(3)/    1,772     1,521   3,293
                      2006/(3)/    1,601     1,454   3,121

--------
Source:  Bureau of the Treasury, Department of Finance.

(1) Excludes debt service in respect of Government debt that is on-lent to Government owned corporations and other public sector entities or guaranteed by the Government, other than debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) For 1997 through 2001, amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of payment. For 2002 through 2006, amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates as of December 28, 2001.

(3) Projected, based on debt outstanding as of December 31, 2001.

   Government Guaranteed Debt. The following table sets forth all Republic guarantees of indebtedness, including guarantees assumed by the Government, as of the dates indicated.

           SUMMARY OF OUTSTANDING GUARANTEES OF THE REPUBLIC/(1)(2)/

                               As of December 31,                       As of September 30,
          ------------------------------------------------------------- --------------------
             1997        1998        1999         2000         2001             2002
          ----------- ----------- ----------- ------------ ------------ --------------------
                                        (in millions)
Domestic. (Peso)7,645 (Peso)8,677 (Peso)8,320 (Peso)12,451 (Peso)23,167 (Peso)19,069 $   364
External.      $6,649      $7,568      $8,908      $ 9,402      $ 9,177      $10,019 $10,019
                                                                                     -------
   Total.                                                                             10,383
                                                                                     =======

--------
Source:  Bureau of the Treasury, Department of Finance.

(1) Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2) Amounts in original currencies were converted to US dollars or pesos, as applicable, using Bangko Sentral's reference exchange rates at the end of each period.

   Payment History of Foreign Debt. In early 1985 and in 1987, the Government rescheduled principal maturities of most medium- and long-term liabilities owed to commercial bank creditors falling due between October 1983 and December 1992. The Philippines normalized its relationship with foreign bank creditors in 1992 after issuing Brady Bonds in exchange for its commercial bank debt.

   The Philippines rescheduled portions of its obligations to official creditors, such as foreign Governments and their export credit agencies, five times between 1984 and 1994 as follows.

Date of Rescheduling                    New Maturity (From Date of
Agreement            Amount Rescheduled  Rescheduling Agreement)   Grace Period
---------            ------------------ -------------------------- ------------
   December 1984....    $896 million              10 years             5 years
   January 1987.....    $1.1 billion              10 years           5.5 years
   May 1989.........    $1.8 billion             8.5 years             5 years
   June 1991........    $1.5 billion           15-20 years           6.5 years
   July 1994*.......    $498 million           15-20 years          8-10 years

--------
*  Not implemented. See discussion in following paragraph.

   In December 1994, the Government decided not to avail itself of the July 1994 rescheduling agreement to accelerate the country's graduation from rescheduling country status. As of June 30, 1999, the Republic's rescheduled obligations with its bilateral creditors amounted to $2.2 billion, with Japan at $1.2 billion and the United States at $506 million having the largest exposures.

   In addition to debt restructuring, the Republic has engaged in debt buyback, debt-to-equity, debt-for-debt, debt-for-nature and other debt reduction arrangements to reduce its debt by at least $6 billion. The Republic intends to maintain various efforts to manage its debt portfolio to improve yield and maturity profiles. The Republic may utilize proceeds from debt issues for the purpose of repurchasing outstanding debt through a variety of methods, including public auctions and repurchases of debt securities in the open markets.

   While there have been a number of reschedulings of the Republic's debt to its bilateral creditors in the past few years, the Republic has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 20 years.

   Brady Bonds. In 1992, the Philippines issued approximately $3.3 billion of Brady Bonds, maturing between 2007 and 2018, in exchange for commercial bank debt, and secured, as to repayment of principal at stated maturity, $1.9 billion of the bonds with zero-coupon bonds purchased by the Republic in the open market. As of year-end 1997, cash and short-term investment grade securities deposited with the Federal Reserve Bank of New York, as collateral agent, secured the payment of approximately 12 to 14 months of interest on $1.6 billion of the Brady Bonds.

   In October 1996, the Government exchanged $6.5 million of Series A Principal Collateralized Interest Reduction Bonds due 2018 and approximately $628 million of Series B Principal Collateralized Interest Reduction Bonds due 2017 for $551 million of its $690 million 8.75% Bonds due 2016. After the exchange, approximately $2.3 billion of the Brady Bonds remained outstanding. The exchange generated significant savings in debt service and the release of the US Treasury securities held as collateral and established a liquid and long-term sovereign benchmark extending the maturity of the Philippine debt profile. The exchange resulted in the redemption, at a discount, of approximately $635 million of Brady Bonds. In addition, the Brady Bond exchange freed more than $124 million in cash from the collateral released in the retirement of the Brady Bonds.

   In October 1999, the Government exchanged approximately $401 million of its Principal Collateralized Interest Reduction Bonds, $165 million of its Interest Reduction Bonds and $54 million of its Floating Rate Debt Conversion Bonds for approximately $544 million of 9.50% Global Bonds due 2024. After the exchange, approximately $1.5 billion of the Brady Bonds remained outstanding. Similar to the October 1996 exchange, this exchange generated significant savings in debt service and the release of the US Treasury securities held as collateral and established a sovereign benchmark extending the maturity of the Philippine debt profile. The exchange freed approximately $149 million in cash from the collateral released in the retirement of the Brady Bonds.

   The following table sets out the foreign currency bonds issued by the Republic.

                     FOREIGN BONDS ISSUED BY THE REPUBLIC

                                                                       Outstanding Balance
                                                   Outstanding Balance  as of October 31,
                                                    as of Issue Date          2002
                                                   ------------------- -------------------
                                                                (in millions)
Brady Bonds/(1)/
 Interest Reduction Bonds.........................       $   757             $   273
 Principal Collateralized Interest Reduction Bonds         1,894                 583
 Debt Conversion Bonds............................           697                 383
                                                         -------             -------
   Total..........................................       $ 3,348             $ 1,238
Japanese Yen Bonds/(2)/
 Sixth Series.....................................           244                 244
 Seventh Series...................................           284                 284
 Shibosai Series A................................           406                 406
                                                         -------             -------
   Total..........................................       $ 1,018             $   934

Notes.............................................         1,010                 660
Global bonds......................................         7,446               7,446
Eurobonds/(2)/....................................         1,011               1,011
T-Bills...........................................           125                 125
                                                         -------             -------
   Total foreign bonds............................       $13,958             $11,715/(3)/
                                                         =======             =======

--------
Source:  Bureau of the Treasury, Department of Finance.

(1) The difference between the amount of the Brady Bonds originally issued and the amount currently outstanding represents repurchases of such Bonds by the Republic in the secondary market (or their acquisition in connection with debt for equity and similar transactions), the 1998 Brady Bond exchange, the cancellation of such acquired Bonds and principal repayments.

(2) Yen and Euro denominated bonds were converted to US dollars using Bangko Sentral's reference exchange rate as of October 31, 2002.

(3) Additional external debt of $1.2 billion has been incurred since October 31, 2002.

                         DESCRIPTION OF THE OLD BONDS

   The following summarizes the terms of our 9.625% Guaranteed Bonds due 2028:

             Amount Outstanding:        US$300,000,000
             Approximate Amount Held
               By Republic of the
               Philippines:             US$238,700,000
             Approximate Amount Held
               By Other Investors:      US$61,300,000
             Interest Rate:             9.625% per annum
             Interest Payment Date:     Semiannually, on May 15
                                        and November 15.
             Principal Payment:         In a single installment
                                        at final maturity.
             Final Maturity:            May 15, 2028
             CUSIP Number:              637193AM5
             Common Code:               008720681
             ISIN:                      US637193AM59

   The following summarizes the terms of our 8.400% Guaranteed Bonds due 2016:

             Amount Outstanding:        US$160,000,000
             Approximate Amount Held
               By Republic of the
               Philippines:             US$41,400,000
             Approximate Amount Held
               By Other Investors:      US$118,600,000
             Interest Rate:             8.400% per annum
             Interest Payment Date:     Semiannually, on June 15
                                        and December 15.
             Principal Payment:         In a single installment
                                        at final maturity.
             Final Maturity:            December 15, 2016
             CUSIP Number:              637193AL7
             Common Code:               007210949
             ISIN:                      US637193AL76

   The following summarizes the terms of our 7.875% Guaranteed Bonds due 2006:

             Amount Outstanding:        US$200,000,000
             Approximate Amount Held
               By Republic of the
               Philippines:             US$60,400,000
             Approximate Amount Held
               By Other Investors:      US$139,600,000
             Interest Rate:             7.875% per annum
             Interest Payment Date:     Semiannually, on June 15
                                        and December 15.
             Principal Payment:         In a single installment
                                        at final maturity.
             Final Maturity:            December 15, 2006
             CUSIP Number:              637193AK9
             Common Code:               007210981
             ISIN:                      US637193AK93

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

   We have offered to exchange the New Bonds for the Old Bonds in order to facilitate the process of the restructuring of the electric power industry in the Philippines and our privatization under the Electric Power Industry Reform Act of 2001. See "National Power Corporation" in this prospectus for additional information on our restructuring and privatization. We have issued the New 2028 Bonds pursuant to a fiscal agency agreement (the "Second Fiscal Agency Agreement") among us, as issuer, the Republic, as guarantor, and JPMorgan Chase Bank, as fiscal agent. We have issued the New 2016 Bonds and the New 2006 Bonds pursuant to a fiscal agency agreement (the "First Fiscal Agency Agreement" and, together with the Second Fiscal Agency Agreement, the "Fiscal Agency Agreements") among us, as issuer, the Republic, as guarantor, and JPMorgan Chase Bank, as fiscal agent. The terms of the New 2028 Bonds, the New 2016 Bonds and the New 2006 Bonds are identical, in all material respects, to the terms of the Old 2028 Bonds, the Old 2016 Bonds and the Old 2006 Bonds, respectively, except that the New Bonds provide for the assumption by PSALM of our obligations under the New Bonds without the consent of holders of the New Bonds, subject to certain conditions, as set out below under "Description of the New 2028 Bonds -- Substitution of the Issuer" and "Description of the New 2016 Bonds and the New 2006 Bonds -- Substitution of the Issuer". Regardless of the fact that certain Old Bonds were not tendered for exchange in this exchange offer, our existing generation assets, liabilities (other than our obligations under the Old Bonds), certain IPP contracts, real estate and other disposable assets will be transferred to PSALM as part of our restructuring and privatization, provided that the conditions precedent to that transfer are fulfilled, as more fully described under "Electric Power Industry Restructuring and Privatization" in this prospectus. We remain the obligor under the Old Bonds that were not tendered and accepted for exchange in this exchange offer. See "-- Consequences of Failure to Exchange" elsewhere in this prospectus.

   The New 2028 Bonds, the New 2016 Bonds and the New 2006 Bonds are guaranteed by the Republic (collectively, the guarantees of the New Bonds are referred to as the "New Guarantees") on the same terms as the guarantees by the Republic (the "Old Guarantees") of the Old 2028 Bonds, the Old 2016 Bonds and the Old 2006 Bonds, respectively.

   The following description briefly summarizes certain provisions of the New Bonds, the New Guarantees, the First Fiscal Agency Agreement and the Second Fiscal Agency Agreement, forms of which have been filed as exhibits of the registration statement of which this prospectus is a part. This description does not purport to be complete and is qualified in its entirety by reference to the text of those documents.

The New Bonds

   Principal of the New 2028 Bonds will be payable on May 15, 2028, principal of the New 2016 Bonds will be payable on December 15, 2016 and principal of the New 2006 Bonds will be payable on December 15, 2006. Interest on the New 2028 Bonds will be payable semi-annually in arrears in equal installments on May 15 and November 15 of each year at the rate of 9.625% per annum, to holders of record at the close of business on the preceding May 1 or November 1. Interest on the New 2016 Bonds and the New 2006 Bonds will be payable semi-annually in arrears in equal installments on June 15 and December 15 of each year, at the rate of 8.400% per annum and 7.875% per annum, respectively. Interest on the New 2016 Bonds and the New 2006 Bonds will be payable to holders of record at the close of business on the preceding June 1 or December 1. In the case of each of the New 2028 Bonds, the New 2016 Bonds and the New 2006 Bonds, interest will be payable from the most recent date on which interest has been paid on the corresponding Old Bonds. Interest on the New Bonds will be computed on the basis of a 360-day year of twelve 30-day months. The principal of and interest on the New Bonds will be payable in lawful money of the United States of America and will be made available at the office of the fiscal agent in The City of New York as set out under "Description of the New 2028 Bonds -- Global Bonds" and "Description of the New 2016 Bonds and the New 2006 Bonds -- Global Bonds" in this prospectus.

   Except as described under "Description of the New 2028 Bonds -- Redemption for Taxation Reasons" and "Description of the New 2016 and the New 2006 Bonds -- Redemption for Taxation Reasons" in this prospectus, the New Bonds will not be redeemable prior to maturity at our option or at the option of the registered holders of the New Bonds. No sinking fund will be provided by us for the amortization of the New Bonds. For a description of our obligations and those of the Republic to pay Additional Amounts (as defined in this prospectus), if any, with respect to the New Bonds, see "Description of the New 2028 Bonds -- Payment of Additional Amounts" and "Description of the New 2016 Bonds and the New 2006 Bonds -- Payment of Additional Amounts" in this prospectus.

  Global Bonds

   The New Bonds have been issued in the form of one or more fully registered global securities (each, a "Global Bond") which have been deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"). A Global Bond has been registered in the name of DTC or its nominee. Except as set out below, a Global Bond may be transferred, in whole and not in part, only to DTC or its nominee. For additional information regarding depositary arrangements, see "Description of the New 2028 Bonds -- Payment of Additional Amounts" and "Description of the New 2016 Bonds and the New 2006 Bonds -- Payment of Additional Amounts" in this prospectus.

  Substitution of the Issuer

   PSALM may, subject to certain conditions, without the consent of the holders of the New Bonds, assume the obligations of the Issuer under and in respect of the New Bonds. See "Description of the New 2028 Bonds -- Substitution of the Issuer" and "Description of the New 2016 Bonds and the New 2006 Bonds -- Substitution of the Issuer".

  Further Issues of New Bonds

   In the case of each of the New 2028 Bonds, the New 2016 Bonds and the New 2006 Bonds, we may, without the consent of the holders of such New Bonds, create and issue additional securities with the same terms and conditions as such New Bonds (or that are the same in all respects except for the amount of the first interest payment and for the interest paid on the New Bonds prior to the issuance of the additional securities). See "Description of the New 2028 Bonds -- Further Issues" and "Description of the New 2016 Bonds and the New 2006 Bonds -- Further Issues".

   We may offer additional securities with original issue discount ("OID") for US federal income tax purposes as part of a further issue. Purchasers of securities after the date of any further issue will not be able to differentiate between securities sold as part of the further issue and previously issued New Bonds. If we were to issue additional securities with OID, purchasers of the securities after such further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their securities. This may affect the price of outstanding New Bonds following a further issue. Prospective holders of the New Bonds are urged to consult their own advisors with respect to the implications of any further decision we may make to issue additional securities with OID.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we have accepted for exchange any and all Old Bonds validly tendered and not withdrawn prior to the expiration date.

   For each $1,000 principal amount of each of the Old 2028 Bonds, the Old 2016 Bonds and the Old 2006 Bonds properly tendered and not withdrawn before the expiration date, we have issued $1,000 principal amount of New 2028 Bonds, New 2016 Bonds and New 2006 Bonds, respectively.

   We were deemed to have accepted validly tendered Old Bonds when, and if, we gave oral or written notice thereof to HSBC Bank USA, the exchange agent. The exchange agent acted as agent for the tendering holders of Old Bonds for the purpose of receiving the New Bonds from us.

   Holders who tendered Old Bonds in the exchange offer were not required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Bonds pursuant to the exchange offer. We have paid all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "The Exchange Offer -- Fees and Expenses".

  Commencement Date; Expiration Date

   The exchange offer commenced on December 4, 2002 and the previously announced expiration date of January 10, 2002 was extended so that the exchange offer expired on January 27, 2003. $299,548,000 in aggregate principal amount of our Old 2028 Bonds were accepted for exchange. $159,867,000 in principal amount of our Old 2016 Bonds were accepted for exchange. $191,604,000 in aggregate principal amount of our Old 2006 Bonds were accepted for exchange.

  Exchange Agent

   HSBC Bank USA was appointed as exchange agent for the exchange offer. Questions and requests for assistance, and requests for additional copies of this prospectus should be directed to the exchange agent addressed as follows:

                    By Mail or Hand/Overnight Delivery:

                    HSBC Bank USA
                    One Hanson Place, Lower Level
                    Brooklyn, NY 11243

                    By Facsimile:
                    718-488-4488
                    Attention: Paulette Shaw
                    Reference: Napocor

                    Confirm by Telephone:
                    718-488-4475
                    Reference: Napocor

  Fees and Expenses

   Bear, Stearns & Co. Inc. has acted as the dealer manager in connection with the exchange offer. Bear, Stearns & Co. Inc. received a fee in the manner described below for its services as dealer manager, in addition to being reimbursed for its reasonable out-of-pocket expenses, including attorneys' fees, incurred in connection with the exchange offer.

   We have paid the dealer manager fees based on the aggregate principal amount of Old Bonds exchanged for New Bonds in the exchange offer.

   We have agreed to indemnify Bear, Stearns & Co. Inc. against specified liabilities relating to or arising out of the exchange offer, including civil liabilities under the federal securities laws in the United States, and to contribute to payments that Bear, Stearns & Co. Inc. may be required to make in respect thereof. Bear, Stearns & Co. Inc. may, from time to time, hold Old Bonds in its proprietary accounts, and to the extent it owns Old Bonds in these accounts at the time of the exchange offer, may tender these Old Bonds.

   We have retained D.F. King & Co., Inc. to act as the information agent and HSBC Bank USA to act as the exchange agent in connection with the exchange offer. The information agent may have contacted holders of Old

Bonds by mail, telephone, facsimile transmission and personal interviews and may have requested brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each received reasonable compensation for their respective services, were reimbursed for reasonable out-of-pocket expenses and are indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

   Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they received are not be based on the principal amount of Old Bonds tendered under the exchange offer.

   We have not paid any fees or commissions to any broker or dealer or any other person, other than Bear, Stearns & Co. Inc., for soliciting tenders of Old Bonds under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The cash expenses to be incurred in connection with the exchange offer have been or will be paid by us. We estimate these expenses, exclusive of compensation payable to the dealer manager, in the aggregate to be approximately $1,717,000, including estimated registration fees of $26,658, NASD filing fees of $30,500, estimated printing costs of $200,000, estimated legal fees and expenses of $1,250,000, estimated fiscal agent fees and expenses of $10,000 and estimated miscellaneous expenses of $200,000.

  Consequence of Failure to Exchange

   Regardless of the fact that certain Old Bonds were not tendered for exchange in this exchange offer, our existing generation assets, liabilities (other than our obligations under the Old Bonds), certain IPP contracts, real estate and other disposable assets will be transferred to PSALM as part of our restructuring and privatization, provided that the conditions precedent to these transfers are fulfilled, as more fully described under "National Power Corporation" and "Electric Power Industry Restructuring and Privatization" in this prospectus. When all of our liabilities are transferred to PSALM, it will become the obligor on the New Bonds issued in this exchange offer. We will remain the obligor under the Old Bonds that were not tendered and accepted for exchange in this exchange offer.

   To the extent that Old Bonds are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Old Bonds could be adversely affected. We will use our best efforts to have the New Bonds rated by at least two of Moody's Investor Service, Standard & Poor's Ratings Service and Fitch Ratings and to have the existing ratings on the Old Bonds that remain outstanding withdrawn. There may be no trading market for the Old Bonds.

   We cannot assure you that an active public market for the New Bonds will develop or as to the liquidity of any market that may develop for the New Bonds, the ability of holders to sell the New Bonds, or the price at which holders would be able to sell the New Bonds.

  Accounting Treatment

   For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the New Bonds.

           DESCRIPTION OF THE NEW 2016 BONDS AND THE NEW 2006 BONDS

General

   The New 2016 Bonds and New 2006 Bonds (collectively, the "First New Bonds") will be issued in two separate series (each a "Series") pursuant to the First Fiscal Agency Agreement. The following description briefly summarizes some of the provisions of the First New Bonds, the guarantees of the First New Bonds by the Republic (the "First New Guarantees") and the First Fiscal Agency Agreement, the forms of which will be filed as exhibits to the Registration Statement filed by us with the SEC on November 1, 2002 (No. 333-101021). This description does not purport to be complete and is qualified in its entirety by reference to the text of these documents. Except as otherwise specifically set out below, all references to the "First New Bonds" apply to each Series of First New Bonds separately, and all references to "First New Guarantees" apply to the First New Guarantees relating to each Series of First New Bonds separately.

   Principal of the New 2006 Bonds will be payable on December 15, 2006. Principal of the New 2016 Bonds will be payable on December 15, 2016. Interest on the First New Bonds will be payable semi-annually in arrears in equal installments on June 15 and December 15 of each year at the rate of 8.400% per annum for the New 2016 Bonds and 7.875% per annum for the New 2006 Bonds. Interest will be payable to holders of record at the close of business on the preceding June 1 or December 1. Interest on the First New Bonds will be computed on the basis of a 360-day year of twelve 30-day months. The principal of and interest on the First New Bonds will be payable in U.S. dollars and will be made available at the office of the JPMorgan Chase Bank as fiscal agent under the First Fiscal Agency Agreement (the "First Fiscal Agent") in The City of New York as set out under "--Global Bonds."

   Except as described under "-- Redemption for Taxation Reasons" below, the First New Bonds will not be redeemable prior to maturity at our option or at the option of the registered holders thereof. No sinking fund is provided by us for the amortization of the First New Bonds. For a description of our obligations and the obligations of the Republic to pay First Additional Amounts (as defined below), if any, with respect to the First New Bonds, see "-- Payment of Additional Amounts" below.

Guarantees

   The Republic will irrevocably and unconditionally guarantee the due and punctual payment of the principal of, interest on and First Additional Amounts, if any, in respect of the First New Bonds, whether at maturity, on any interest payment date, by declaration of acceleration, by call for redemption or otherwise. The Republic will agree that its obligations under the First New Guarantees will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the First New Bonds or the First Fiscal Agency Agreement or the absence of any action to enforce the same. The First New Guarantees can not be discharged except by complete performance of the obligations contained in the First New Bonds and First New Guarantees. Moreover, if at any time any amount paid under a First New Bond is rescinded or must otherwise be restored, the rights of the holders of the First New Bonds under the First New Guarantees will be reinstated with respect to such payments as though such payments had not been made. All payments under the First New Guarantees will be made in U.S. dollars.

   The Republic's obligations under the First New Guarantees are irrevocable and unconditional. Without limiting the generality of the foregoing, such obligations will not be affected by (i) any event or circumstance affecting us or any of our Subsidiaries (as defined below) including, without limitation, as a result of any privatization (including any sale of all or part of the Republic's ownership or other interests in us), restructuring, sale of assets, business combination or similar transaction affecting us or any of our Subsidiaries or (ii) the transfer to, and assumption by PSALM of NPC's obligations under the First New Bonds.

Nature of Obligations

   The First New Bonds will constitute our direct, unconditional, unsecured and general obligation and subject to the discussion below of Article 2244(14) of the Civil Code of the Philippine, rank pari passu in priority of payment with all of our other unsecured and unsubordinated External Indebtedness (as defined herein).

   The payment obligations of the Republic under the First New Guarantees will constitute direct, unconditional, unsecured and general obligations of the Republic and the full faith and credit of the Republic has been pledged for the performance thereof. Subject to the discussion below of Article 2244(14) of the Civil Code of the Philippines, the First New Guarantees will rank pari passu in priority of payment with all other unsecured and unsubordinated External Indebtedness of the Republic.

   "Indebtedness" means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed.

   "External Indebtedness" means Indebtedness which is denominated or payable by its terms in, or at the option of the holder thereof payable in, a currency or currencies other than the lawful currency of the Republic.

   Under Philippine law, in the event of insolvency or liquidation of a borrower, unsecured debt of the borrower (including guarantees of debt) which is evidenced by a public instrument as provided in Article 2244(14) of the Civil Code of the Philippines ranks ahead of unsecured debt of the borrower which is not so evidenced. Under Philippine law, debt becomes evidenced by a public instrument when it has been acknowledged before a notary or any person authorized to administer oaths in the Philippines. Debt of ours that is evidenced by a public instrument will rank ahead of the First New Bonds in the event we are unable to service our debt obligations.

   The Republic is of the view that debt of the Republic is not subject to the preferences granted under Article 2244(14) or cannot be evidenced by a public instrument without the cooperation of the Republic. This matter has never been addressed by Philippine courts, however, and it is therefore uncertain whether a document evidencing peso or non-peso denominated debt (including External Indebtedness) of the Republic, notarized without the knowledge or consent of the Republic, would be considered a public instrument. If such debt were considered evidenced by a public instrument, it would then rank ahead of the First New Guarantees in the event the Republic is unable to service its debt obligations.

   In connection with the issuance of the First New Bonds, we will represent that we have not in respect of any Indebtedness prepared, executed or filed any public instrument as provided in Article 2244(14) of the Civil Code of the Philippines, or consented to or assisted in the preparation or filing of any such public instrument.

   The Republic, in connection with the issuance of the First New Bonds, will represent that it has not in respect of any External Indebtedness prepared, executed or filed any public instrument as provided in Article 2244(14) of the Civil Code of the Philippines, or consented to or assisted in the preparation or filing of any such public instrument.

Negative Pledge of the Republic and NPC

   So long as any of the First New Bonds remain outstanding, we will not create or permit to subsist, and we will procure that none of our Subsidiaries create or permit to subsist, any mortgage, deed of trust, charge, pledge, lien or other form of encumbrance or security interest (a "Security Interest") upon the whole or any part of their respective undertakings, assets or revenues, present or future, to secure any External Indebtedness, unless all of our obligations under the First New Bonds are secured equally and ratably therewith.

   Notwithstanding the above, we may create or permit to subsist any Security Interest (i) upon any property or asset at the time of purchase, improvement, construction, development or redevelopment thereof solely as security for the payment of the purchase, improvement, construction, development or redevelopment thereof solely as security for the payment of the purchase, improvement, construction, development or redevelopment costs of such property or asset, (ii) in existence on December 10, 1996, (iii) existing on any property or asset at the time of its acquisition or arising after such acquisition pursuant to contractual commitments entered into prior

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to and not in contemplation of such acquisition, (iv) arising out of the extension, renewal or replacement of any External Indebtedness that is permitted to be subject to a Security Interest pursuant to any of the foregoing clauses, provided, however, that the principal amount of the External Indebtedness so secured, as at the date on which such External Indebtedness was originally incurred, is not increased, (v) arising in the ordinary course of its business activities in connection with a banking transaction which secures External Indebtedness maturing not more than one year after the date on which it was incurred except for any extension, renewal or replacement of such External Indebtedness, (vi) which (A) arises pursuant to an attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings or (B) secures the reimbursement obligation under any bond given in connection with the release of property from any Security Interest referred to in (A) above, provided that in each of (A) and (B) such Security Interest is released or discharged within one year of its imposition or (vii) arising by operation of law, provided that any such Security Interest created by operation of law is not created by or at our direction or at the direction of any of our Subsidiaries for the purposes of securing any External Indebtedness.

   So long as any of the First New Bonds remain outstanding, the Republic will not create or permit to subsist any mortgage, deed of trust, charge, pledge, lien or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest whether in effect on December 10, 1996 or thereafter ("First Lien") upon the whole or any part of its assets or revenues to secure any External Public Indebtedness, unless the Republic shall procure that all amounts payable under the First New Guarantees are secured equally and ratably.

   Notwithstanding the above, the Republic may create or permit the creation of any First Lien (i) upon any property or asset (or any interest therein) at the time of purchase, improvement, construction, development or redevelopment thereof solely as security for the payment of the purchase, improvement, construction, development or redevelopment costs of such property or assets,
(ii) securing Refinanced External Public Indebtedness, (iii) arising in the ordinary course of banking transactions to secure External Public Indebtedness maturing not more than one year after the date on which such External Public Indebtedness was incurred, (iv) existing on any property or asset at the time of its acquisition or contemplation of such acquisition, (v) any First Lien arising out of the extension, renewal or replacement of any External Public Indebtedness that is permitted to be subject to a First Lien pursuant to any of the foregoing clauses (i), (ii) or (iv), provided, however, that the principal amount of the External Public Indebtedness so secured is not increased, (vi) which (A) arises pursuant to an attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings or (B) secures the reimbursement obligation under any bond given in connection with the release of property from any First Lien referred to in (A) above, provided that in each of
(A) and (B) such Lien is released or discharged within one year of its imposition or (vii) arising by operation of law, provided that any such First Lien is not created or permitted to be created by the Republic for the purposes of securing any External Public Indebtedness.

   The international reserves of Bangko Sentral represent substantially all of the official gross international reserves of the Republic. See "Foreign Trade, Foreign Investment and Balance of Payments -- International Reserves". Because Bangko Sentral is an independent entity, the Republic and Bangko Sentral are of the view that international reserves owned by Bangko Sentral are not subject to the negative pledge covenant in the First New Guarantees and accordingly that Bangko Sentral could in the future incur External Indebtedness secured by such reserves without securing amounts payable under the First New Guarantees. Moreover, there is currently outstanding other External Indebtedness of the Republic that has the benefit of a negative pledge covenant that expressly includes the international reserves of the Republic (including the international reserves of Bangko Sentral).

   "External Public Indebtedness" means any External Indebtedness which is in the form of, or represented by, bonds, debentures, notes or other similar instruments or other securities and is, or is eligible to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

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   "Refinanced External Public Indebtedness" means the $130,760,000 Series A
Interest Reduction Bonds 2007 issued by the Republic on December 1, 1992, the $626,616,000 Series B Interest Reduction Bonds Due 2008 issued by the Republic on December 1, 1992, the $153,490,000 Series A Principal Collateralized Interest Reduction Bonds Due 2018 issued by the Republic on December 1, 1992 and the $1,740,600,000 Series B Collateralized Interest Reduction Bonds Due 2017 issued by the Republic on December 1, 1992.

   "Subsidiary" means any subsidiary (as defined below) engaged primarily in the business of generating, transmitting or distributing electricity.

   A "subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to any contingency until the occurrence of such contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) us, (ii) us and one or more of our subsidiaries or (iii) one or more our subsidiaries.

Governing Law

   The First Fiscal Agency Agreement, the First New Bonds and the First New Guarantees will be governed by and interpreted in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereof that would require the application of the laws of a jurisdiction other than the State of New York and except that all matters governing the authorization, execution and delivery of the First New Bonds and the First Fiscal Agency Agreement by us and the First New Guarantees and the First Fiscal Agency Agreement by the Republic are governed by the laws of the Republic.

Jurisdiction, Consent to Service and Enforceability

   We are a company organized with limited liability under the laws of the Republic and the Republic of the Philippines is a foreign sovereign nation. Consequently, it may be difficult for investors to realize upon judgments of courts in the United States against us or the Republic.

   We and the Republic each irrevocably waive, to the fullest extent permitted under applicable law, any immunity, including sovereign immunity, from jurisdiction to which it might at any time be entitled in any action arising out of or based on the First New Bonds, the First Fiscal Agency Agreement or the First New Guarantees, which may be instituted by any holder of First New Bonds in any federal court in the Southern District of New York, any state court in the Borough of Manhattan, The City of New York or in any competent court in the Philippines. We and the Republic each irrevocably waive immunity from attachment of our respective assets or from execution of judgments in any such action. To the extent required under Philippine law, the Republic's waiver of immunity does not extend to any property or assets of the Republic that are used by a diplomatic or consular mission of the Republic (except as may be necessary to effect service of process) or property of a military character and under the control of a military authority or defense agency or otherwise dedicated to public or governmental use (as distinguished from patrimonial property or property dedicated to commercial use). Neither we nor the Republic, however, has waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws.

   We and the Republic each will appoint the Philippine Consul General in New York, New York as our authorized agent upon whom process may be served in any action arising out of or based on the First New Bonds, the First Fiscal Agency Agreement or the First New Guarantees, which may be instituted in any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York by any holder of First New Bonds, and we and the Republic will irrevocably submit to the non-exclusive jurisdiction of any such court in respect of any such action. Such appointments are irrevocable until all amounts in respect of the principal and interest, and the First Additional Amounts, if any, due or to become due on or in respect of all the First New Bonds issuable under the First Fiscal Agency Agreement have been paid by us or the Republic to the

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First Fiscal Agent or unless and until both we and the Republic shall have appointed a successor as authorized agent and such successor shall have accepted such appointment. We and the Republic each agree that we will at all times maintain an authorized agent to receive such service, as provided above.

   The Philippine Consul General in New York, New York, however, is not the agent for service for actions arising out of or based on the United States federal securities laws or the state securities laws, and neither ours nor the Republic's waiver of immunity extends to such actions. Because neither we nor the Republic has waived its sovereign immunity in connection with any action relating to such claims, it will only be possible to obtain a United States judgment against us or the Republic based on such laws if a court were to determine that NPC or the Republic, as applicable, is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions.

   Although there is no statutory enforcement in the Republic of final judgments obtained in the United States, such judgment would be conclusive and binding upon each of NPC and the Republic and may be enforced through a separate action to enforce such judgment in the courts of the Republic without retrial or examination but subject to the procedural requirements relating to enforcement and recognition of foreign judgments and provided that (1) the court rendering such judgment had jurisdiction over the subject matter of the action in accordance with its jurisdictional rules, (2) NPC or the Republic, as the case may be, had notice of proceedings before the appropriate court, (3) such judgment was not obtained by collusion or fraud, (4) such judgment was not based on a clear mistake of fact or law, and (5) such judgment is not contrary to the laws, public policy, good morals and customs of the Republic.

Fiscal Agent

   The duties of the First Fiscal Agent will be governed by the First Fiscal Agency Agreement. We and the Republic may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the First Fiscal Agent. The First Fiscal Agent is our agent and the Republic's agent and is not a trustee for the holders of the First New Bonds and does not have the same responsibilities or duties to act for such holders as would a trustee.

Substitution of the Issuer

   PSALM may, without the consent of the holders of the First New Bonds, assume the obligations of the Issuer under and in respect of the First New Bonds, provided that:

      (a) an amendment to the First Fiscal Agency Agreement is executed by PSALM, the Republic and JPMorgan Chase Bank, as fiscal agent, in a form which gives full effect to such assumption and which includes, without limitation:

          . a covenant by PSALM in favor of the holders of the First New Bonds to be bound by the terms of the First Fiscal Agency Agreement as if it had been named therein as the Issuer;

          . a covenant by PSALM to indemnify each holder of the First New Bonds for the costs or expenses relating to the substitution;

          . provisions to the effect that the obligations of PSALM under the First New Bonds and the amended First Fiscal Agency Agreement shall be unconditionally and irrevocably guaranteed by the Republic on the same basis as those of the Issuer under the First Fiscal Agency Agreement; and

          . an acknowledgement of the right of every holder of the First New
            Bonds to receive a copy of the amended First Fiscal Agency
            Agreement.

      (b) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) to ensure that the First New Bonds represent valid, binding and enforceable obligations of PSALM and, in the case of the First New Guarantees, of the Republic, have been taken, fulfilled and done and are in full force and effect;

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      (c)  PSALM shall have become a party to the amended First Fiscal Agency
   Agreement, with any appropriate consequential amendments, as if it had been an original party to the First Fiscal Agency Agreement;

      (d) PSALM shall have delivered to the First Fiscal Agent an opinion of US counsel of recognized standing in the United States and either an opinion of the Department of Justice of the Philippines or an opinion of the General Counsel of PSALM, each to the effect that:

        . the amended First Fiscal Agency Agreement constitutes a valid, binding and enforceable obligation of PSALM;

        . the First New Bonds constitute valid, binding and enforceable obligations of PSALM; and

        . the First New Guarantees constitute valid, binding and enforceable obligations of the Republic in respect of the principal of, interest on and premium and First Additional Amounts, if any, payable by PSALM in respect of the First New Bonds under the amended First Fiscal Agency Agreement (subject to, in all of the foregoing clauses, customary exceptions concerning creditors' rights and equitable principles); and

      (e) such other documents and agreements shall have been executed as would have been necessary if PSALM had been the issuer of the First New Bonds in place of the Issuer.

   Upon the assumption by PSALM of our obligations under and in respect of the First New Bonds, we will be released from such obligations and, thereafter, all references in the First New Bonds and the amended First Fiscal Agency Agreement to National Power Corporation shall be deemed to be references to PSALM.

   The amended First Fiscal Agency Agreement shall be deposited with and held by the fiscal agent until all the obligations of PSALM under and in respect of the First New Bonds have been discharged in full. Notice of the assumption by PSALM of the Issuer's obligations under and in respect of the First New Bonds shall promptly be given to the holders of the First New Bonds by the Issuer.

Further Issues

   We may, without the consent of the holders of such First New Bonds, create and issue additional securities with the same terms and conditions as such First New Bonds (or that are the same in all respects except for the amount of the first interest payment and for the interest paid on the First New Bonds prior to the issuance of the additional securities). We may consolidate such additional securities with the outstanding First New Bonds, to form a single series. Any further securities forming a single series with outstanding First New Bonds shall be constituted by an agreement supplemental to the First Fiscal Agency Agreement.

   We may offer additional securities with original issue discount ("OID") for US federal income tax purposes as part of a further issue. Purchasers of securities after the date of any further issue will not be able to differentiate between securities sold as part of the further issue and previously issued First New Bonds. If we were to issue additional securities with OID, purchasers of the securities after such further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their securities. This may affect the price of outstanding First New Bonds following a further issue. Prospective holders of the First New Bonds are urged to consult their own advisors with respect to the implications of any further decision we may make to issue additional securities with OID.

Default Acceleration of Maturity

   The occurrence and continuation of any of the following events will constitute an event of default (an "Event of Default") under the First New
Bonds: (i) a default in any payment of the principal of or interest on any of the First New Bonds and, in the event of a default in payment of interest, such default shall not be cured by payment thereof within 30 days, (ii) we or the Republic shall default in the performance of any other covenant in the First New Bonds or the First New Guarantees, as applicable, and, if such default is capable of remedy, such default shall continue for a period of 30 days after written notice thereof shall have been given to us at the

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corporate trust office of the First Fiscal Agent in The City of New York by the
holder of any First New Bond, (iii) the principal of any other External Indebtedness of us or any of our Subsidiaries having an aggregate principal amount equal to or in excess of $10,000,000 or its equivalent (determined on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by Citibank, N.A. on the date of determination) becomes (or, as a result of a payment default, becomes capable of being declared) due and payable prior to its stated maturity otherwise than at our option, or any such External Indebtedness is not paid when due, or as the case may be, within any applicable grace period, (iv) any event or condition shall occur which results in the acceleration of the maturity (other than by optional or mandatory prepayment or redemption) of any External Public Indebtedness of the Republic or of the central monetary authority of the Republic (as of the date of this Prospectus, the Bangko Sentral) having an aggregate principal amount equal to or in excess of $10,000,000 or its equivalent (determined on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by Citibank, N.A. on the date of determination), (v) any default shall occur in the payment of principal of, or premium or prepayment charge (if any) or interest on, any External Public Indebtedness of the Republic or of the central monetary authority of the Republic (as of the date of this Prospectus, the Bangko Sentral) having an aggregate principal amount equal to or in excess of $10,000,000 or its equivalent (determined on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by Citibank, N.A.
on the date of determination), when and as the same shall become due and payable, if such default shall continue for more than the period of grace, if any, originally applicable thereto, (vi) we or any of our Subsidiaries (A) is (or is deemed by law or a court to be) insolvent or bankrupt or generally unable to pay its debts, (B) stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or (C) proposes or makes a general rescheduling of its debts, (vii) a general moratorium is declared in respect of or affecting all or any material part of our debts or the debts of any of our Subsidiaries, (viii) an order is made or an effective resolution passed by the competent authority for the winding-up or dissolution of us or any of our Subsidiaries, or we cease or takes steps to cease all or substantially all of our business or operations (other than in any such case through the disposal of our assets to our subsidiaries or pursuant to a reconstruction, amalgamation, reorganization, merger or consolidation, or transfer of assets effected in accordance with any privatization plan or program), except for the purpose of and followed by a reconstruction, amalgamation, merger or consolidation, or transfer of assets (A) with the written consent of the holders of a majority of the principal amount of the First New Bonds at the time outstanding, or (B) in the case of a Subsidiary, whereby the undertaking and assets of the Subsidiary are transferred to or otherwise vested in us or another of our subsidiaries, (ix) it is unlawful for us or the Republic to perform or comply with any one or more of our respective obligations under any of the First New Bonds, the First New Guarantees or the First Fiscal Agency Agreement or our obligations or the obligations of the Republic under the First New Bonds or the First Fiscal Agency Agreement cease to be binding on, or enforceable against, us or the Republic, as applicable, or we or the Republic contend that respective obligations under the First New Bonds, the First New Guarantees or the First Fiscal Agency Agreement, as applicable, are not valid, binding on or enforceable against us, (x) the First New Guarantees are not (or are claimed by the Republic not to be) in full force and effect, (xi) the Republic declares a general moratorium with respect to the repayment of the External Indebtedness of either the Republic or of the central monetary authority of the Republic (as of the date of the Prospectus, the Bangko Sentral) or (xii) the Republic shall cease to be a member of the International Monetary Fund ("IMF") or shall cease to be eligible to use the general resources of the IMF; provided that in the case of paragraphs (ii),
(vii) and (ix) and, in the case of the Subsidiaries, paragraphs (vi) and
(viii), such event is materially prejudicial to the interests of the holders of the First New Bonds. In the case of any Event of Default described in clause
(ii) holders of not less than 25% in aggregate principal amount of the First
New Bonds then outstanding, by notice to us, the Republic and the First Fiscal Agent as provided in the First New Bonds, may declare the principal of all the First New Bonds and the interest accrued thereon, to be due and payable immediately and in the case of any other Event of Default, any holder of a First New Bond then outstanding, by notice to us, the Republic and the First Fiscal Agent as provided in the First New Bonds, may declare the principal of such First New Bond and the interest accrued thereon, to be due and payable immediately. Notwithstanding the foregoing, the First New Bonds shall not be due and payable immediately if, prior to the time when we and the Republic receive such notice, all Events of Default provided for in the First New Bonds and the First Fiscal Agency Agreement shall have been cured. No periodic evidence is required to be furnished by us as to the absence of defaults.

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   It should be noted that the First Fiscal Agency Agreement does not provide for notification to the holders of the First New Bonds of an Event of Default or for the right of a holder thereof to examine the First New Bond register.

Modification

   We may modify any of the terms or provisions contained in the First New Bonds in any way with the written consent of the holders of not less than a majority of the principal amount of the First New Bonds at the time outstanding, provided that if any such modification would (i) change the stated maturity of the principal of, or any installment of interest on, any First New Bond, (ii) reduce the principal of any First New Bond, or the portion of such principal amount which is payable upon acceleration of the maturity of such First New Bond or the interest rate thereon, (iii) change the coin or currency in which payment of the principal of or interest on any First New Bond is payable, (iv) change our obligation to pay First Additional Amounts or (v) reduce the aforesaid percentage needed for authorization of such modification, the consent of the holders of all outstanding First New Bonds is required.

Payment of Additional Amounts

   All payments of principal and interest in respect of the First New Bonds and the First New Guarantees shall be made free and clear of, and without withholding and deduction for, or on account of, any present or future taxes, levies, imposts, duties, assessments or other charges of whatever nature, imposed, levied, collected, withheld or assessed by or within the Republic or any department, agency or other political subdivision or any taxing authority therein or thereof ("Philippine Taxes"), unless such withholding or deduction is required by law or by the administrative interpretation thereof. See "Taxation -- Philippine Taxation." In the event Philippine Taxes are deducted or withheld from any of the aforementioned payments, we or, as the case may be, the Republic, will pay such additional amounts ("First Additional Amounts") as will result in receipt by the holders of the First New Bonds of such amounts as would have been received by them had no such deduction or withholding been required, except that no such First Additional Amounts shall be payable in respect of any First New Bond, or First New Guarantees of any First New Bond, as applicable (a) held by, or on behalf of, a person who is subject to such Philippine Taxes in respect of such First New Bonds by reason of such person having some connection with the Republic other than the mere holding of the First New Bonds or the receipt of payments with respect thereto, or (b) presented for payment more than thirty days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such First Additional Amounts on presenting such First New Bond for payment on the last of such thirty days. As used herein, "Relevant Date" means the later of the due date and, if such payment has not been duly made to the First Fiscal Agent on or before such date, such later date by which such payment has been so made and notice thereof given. Any reference to "principal" and/or "interest" in this Prospectus with respect to the First New Bonds and the First New Guarantees shall be deemed to include any First Additional Amounts which may be payable under the First New Bonds.

Redemption for Taxation Reasons

   If (i) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the Republic or of any political subdivision or taxing authority therein or thereof affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rules (including a holding by a court of competent jurisdiction), which change or amendment became or becomes effective on or after December 10, 1996, we have or will become obliged to pay First Additional Amounts (in excess of the additional amounts we would be obliged to pay if amounts were subject to withholding or deduction at a rate equal to 25%), and (ii) such circumstances are evidenced by the delivery to the holders of the First New Bonds of (A) a certificate signed by two of our officers stating that the obligation to pay the holders of the First New Bonds such First Additional Amounts cannot be avoided by us taking reasonable measures available to us and (B) an opinion of the Department of Justice of the Republic, to the effect that we have or will become obliged to pay such First Additional Amounts as a result of such change or amendment, which certificate and opinion shall constitute sufficient evidence of such obligation and shall be conclusive and binding on the

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holders of the First New Bonds, the First New Bonds will be subject to redemption by us in whole, but not in part, at any time on giving not less than 30 nor more than 60 days' irrevocable notice to the holders of the First New Bonds, in the manner set out in the next paragraph, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest (including such First Additional Amounts) to the date fixed for redemption; provided, however, that (x) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such First Additional Amounts were a payment in respect of the First New Bonds then due, and (y) at the time such notice of redemption is given, such obligation to pay such First Additional Amounts remains in effect. Notwithstanding the foregoing, we shall not have the right to redeem the First New Bonds unless the obligation to pay First Additional Amounts cannot be avoided by our taking reasonable measures available to us.

   Notice to the holders of First New Bonds required by the preceding paragraph of any such redemption shall be effected by publication in a daily newspaper in the City of New York.

   All First New Bonds so redeemed will be immediately cancelled and may not be re-issued or resold.

Global Bonds

   The First New Bonds will be in the form of one or more fully registered global securities (each, a "First New Global Bond") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"). A First New Global Bond will be registered in the name of DTC or its nominee. Except as set out below, a First New Global Bond may be transferred, in whole and not in part, only to DTC or its nominee.

   Ownership of beneficial interests in a First New Global Bond will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a First New Global Bond will be shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants.) The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a First New Global Bond.

   Any payment of principal or interest due on the First New Bonds on any interest payment date or at maturity will be made available by us to the First Fiscal Agent on such date. As soon as possible thereafter, the First Fiscal Agent will make such payments to DTC or its nominee, as the case may be, as the registered owner of the First New Global Bond representing such First New Bonds in accordance with arrangements between the First Fiscal Agent and DTC. We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the First New Global Bond as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the First New Global Bond held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Neither we nor the First Fiscal Agent has any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests of a First New Global Bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   So long as DTC or its nominee is the registered owner of a First New Global Bond, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the First New Bonds represented by such First New Global Bond for all purposes of the First New Bonds. Except as provided below, owners of beneficial interests of a First New Global Bond will not be entitled to have the First New Bonds represented by such First New Global Bond registered in their names, will not receive or be entitled to receive physical delivery of First New Bonds in definitive form upon exchange or otherwise and will not be considered the owners or holders of any First New Bonds represented by such First New Global Bond. Accordingly, such person owning a beneficial interest in First New Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of

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First New Bonds. We understand that under existing industry practice, in the event that an owner of a beneficial interest in a First New Global Bond desires to take any action DTC, or its nominee, as the holder of such First New Global Bond, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   A First New Global Bond may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or any other nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. First New Bonds represented by a First New Global Bond are exchangeable for First New Bonds in definitive form in denominations of $1,000 and integral multiples thereof (i) if DTC notifies us that it is unwilling or unable to continue as depository for such First New Global Bond or if at any time DTC ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934 (the "Exchange Act"), at a time when it is required to be so registered, and a replacement depository is not appointed, (ii) we in our discretion at any time determine not to have all of the related First New Bonds represented by such First New Global Bond and (iii) if an event of default, or an event which with notice, lapse of time or both would be an event of default, entitling the holders of the related First New Bonds to accelerate the maturity thereof has occurred and is continuing. Any First New Bond that is exchangeable pursuant to the preceding sentence is exchangeable for First New Bonds in definitive form registered in such names as DTC shall direct. First New Bonds in definitive form may be presented for registration of transfer or exchange at the office of the First Fiscal Agent in The City of New York, and principal thereof and interest thereon will be payable at such office of the First Fiscal Agent, provided that interest thereon may be paid by check mailed to the registered holders of the First New Bonds. Subject to the foregoing, a First New Global Bond is not exchangeable, except for a First New Global Bond or First New Global Bonds of the same aggregate denominations to be registered in the name of DTC or its nominee.

   DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Dealer Manager), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

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                       DESCRIPTION OF THE NEW 2028 BONDS

General

   The New 2028 Bonds will be issued pursuant to the Second Fiscal Agency Agreement. The following description briefly summarizes some of the provisions of the New 2028 Bonds, the guarantees of the New 2028 Bonds by the Republic (the "New 2028 Guarantees") and the Second Fiscal Agency Agreement, the forms of which will be filed as exhibits of the Registration Statement filed by us with the SEC on November 1, 2002 (No. 333-101021). This description does not purport to be complete and is qualified in its entirety by reference to the text of those documents.

   Principal of the New 2028 Bonds will be payable on May 15, 2028. Interest on the New 2028 Bonds will be payable semi-annually in arrears in equal installments on May 15 and November 15 of each year at the rate of 9.625% per annum. Interest will be payable to holders of record at the close of business on the preceding May 1 or November 1, respectively. Interest on the New 2028 Bonds will be computed on the basis of a 360-day year of twelve 30-day months. The principal of and interest on the New 2028 Bonds will be payable in lawful money of the United States of America and will be made available at the office of JPMorgan Chase Bank, as fiscal agent under the Second Fiscal Agency Agreement (the "Second Fiscal Agent") in The City of New York as set out below.

   Except as described below, the New 2028 Bonds will not be redeemable prior to maturity at our option or at the option of the registered holders. No sinking fund will be provided by us for the amortization of the New 2028 Bonds. For a description of our obligations and the obligations of the Republic to pay Second Additional Amounts (as defined below), if any, with respect to the New 2028 Bonds, see "-- Payment of Additional Amounts".

Guarantees

   The Republic will irrevocably and unconditionally guarantee the due and punctual payment of the principal of, interest on and premium and Second Additional Amounts, if any, in respect of the New 2028 Bonds, whether at maturity, on any interest payment date, by declaration of acceleration, by call for redemption or otherwise. The Republic agrees that its obligations under the New 2028 Guarantees of the New 2028 Bonds will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the New 2028 Bonds or the Second Fiscal Agency Agreement or the absence of any action to enforce the same. The New 2028 Guarantees of the New 2028 Bonds will not be discharged except by complete performance of the obligations contained in the New 2028 Bonds and the New 2028 Guarantees. Moreover, if at any time any amount paid under any New 2028 Bonds is rescinded or must otherwise be restored, the rights of the holders of the New 2028 Bonds under the New 2028 Guarantees will be reinstated with respect to such payments as though such payments had not been made.

   The Republic's obligations under the New 2028 Guarantees will be irrevocable and unconditional. Without limiting the generality of the foregoing, such obligations will not be affected by (i) any event or circumstance affecting us or any of our Subsidiaries (as defined below) including, without limitation, as a result of any privatization (including any sale of all or part of the Republic's ownership or other interests in us), restructuring, sale of assets, business combination or similar transaction affecting us or any of our Subsidiaries or (ii) the transfer to, and assumption by, PSALM of NPC's obligations under the New 2028 Bonds.

Nature of Obligations

   The New 2028 Bonds will constitute our direct, unconditional, unsecured and general obligations. Subject to the discussion below of Article 2244(14) of the Civil Code of the Philippines, the New 2028 Bonds will rank pari passu in priority of payment with all of our other unsecured and unsubordinated External Indebtedness (as defined herein).

   The payment obligations of the Republic under the New 2028 Guarantees will constitute direct, unconditional, unsecured and general obligations of the Republic and the full faith and credit of the Republic is

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pledged for the performance thereof. Subject to the discussion below of Article
2244(14) of the Civil Code of the Philippines, the New 2028 Guarantees rank pari passu in priority of payment with all other unsecured and unsubordinated External Indebtedness of the Republic.

   "Indebtedness" means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed.

   "External Indebtedness" means Indebtedness which is denominated or payable by its terms in, or at the option of the holder thereof payable in, a currency or currencies other than the lawful currency of the Republic.

   Under Philippine law, in the event of insolvency or liquidation of a borrower, unsecured debt of the borrower (including guarantees of debt) which is evidenced by a public instrument as provided in Article 2244(14) of the Civil Code of the Philippines ranks ahead of unsecured debt of the borrower which is not so evidenced. Under Philippine law, debt becomes evidenced by a public instrument when it has been acknowledged before a notary or any person authorized to administer oaths in the Philippines. Our debt evidenced by a public instrument will rank ahead of the New 2028 Bonds in the event we are unable to service our debt obligations.

   The Republic is of the view that debt of the Republic is not subject to the preferences granted under Article 2244(14) or cannot be evidenced by a public instrument without the cooperation of the Republic. This matter has never been addressed by Philippine courts, however, and it is therefore uncertain whether a document evidencing peso or non-peso denominated debt (including External Indebtedness) of the Republic, notarized without the knowledge or consent of the Republic, would be considered a public instrument. If such debt were considered evidenced by a public instrument, it would then rank ahead of the New 2028 Guarantees in the event the Republic is unable to service its debt obligations.

   In connection with the issuance of the New 2028 Bonds, we will represent that we have not in respect of any Indebtedness prepared, executed or filed any public instrument as provided in Article 2244(14) of the Civil Code of the Philippines, or consented to or assisted in the preparation or filing of any such public instrument. We will also agree in the New 2028 Bonds that we will not create any preference or priority in respect of any External Indebtedness (as defined below) pursuant to Article 2244(14) of the Civil Code of the Philippines unless amounts payable under the New 2028 Bonds are granted preference or priority equally and ratably therewith.

   The Republic, in connection with the issuance of the New 2028 Bonds, will represent that it has not in respect of any External Indebtedness prepared, executed or filed any public instrument as provided in Article 2244(14) of the Civil Code of the Philippines, or consented to or assisted in the preparation or filing of any such public instrument. The Republic will also agree in the New 2028 Guarantees related to the New 2028 Bonds that it will not create any preference or priority in respect of any External Public Indebtedness (as defined below) pursuant to Article 2244(14) of the Civil Code of the Philippines unless amounts payable under the New 2028 Bonds are granted preference or priority equally and ratably therewith.

Negative Pledge of the Republic and Us

   We will undertake that so long as the New 2028 Bonds remain outstanding, we will not create or permit to subsist, and will procure that none of our Subsidiaries create or permit to subsist (a) any mortgage, deed of trust, charge, pledge, lien or other form of encumbrance or security interest (a "Security Interest") upon the whole or any part of our respective undertakings, assets or revenues, present or future, to secure any External Indebtedness, unless all of our obligations under the outstanding New 2028 Bonds are secured equally and ratably therewith or (b) any preference or priority in respect of any other External Indebtedness of ours pursuant to Article 2244(14) of the Civil Code of the Republic, or any successor Philippine law providing for preferences or priority in respect of notarized External Indebtedness, unless amounts payable under the outstanding New 2028 Bonds are granted preference or priority equally and ratably therewith.

   Notwithstanding the above, we may create or permit to subsist any Security Interest (i) upon any property or asset at the time of purchase, improvement, construction, development or redevelopment thereof solely as security for the payment of the purchase, improvement, construction, development or redevelopment costs of

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such property or asset, (ii) any Security Interest in existence on May 1, 1998,
(iii) existing on any property or asset at the time of its acquisition or arising after such acquisition pursuant to contractual commitments entered into prior to and not in contemplation of such acquisition, (iv) arising out of the extension, renewal or replacement of any External Indebtedness that is permitted to be subject to a Security Interest pursuant to any of the foregoing clauses, provided, however, that the principal amount of the External Indebtedness so secured, as at the date of which such External Indebtedness was originally incurred, is not increased, (v) arising in the ordinary course of our business activities in connection with a banking transaction which secures External Indebtedness maturing not more than one year after the date on which it was incurred except for any extension, renewal or replacement of such External Indebtedness, (vi) which (A) arises pursuant to an attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings or (B) secured the reimbursement obligation under any bond given in connection with the release of property from any Security Interest referred to in (A) above, provided that in each of (A) and (B) such Security Interest is released or discharged within one year of its imposition or (vii) arising by operation of law, provided that any such Security Interest created by operation of law is not created by or at our direction or at the direction of any of our Subsidiaries for the purpose of security any External Indebtedness.

   The Republic will undertake that so long as the New 2028 Bonds remain outstanding, it will not create or permit to subsist (a) any mortgage, deed of trust, charge, pledge, lien or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest whether in effect on the date of the prospectus pursuant to which the New 2028 Bonds were offered or thereafter ("Second Lien") upon the whole or any part of its assets or revenues to secure any External Public Indebtedness, unless the Republic shall procure that all amounts payable under the New 2028 Guarantees relating to the New 2028 Bonds are secured equally and ratably or (b) any preference or priority in respect of any other External Public Indebtedness of the Republic pursuant to Article 2244(14) of the Civil Code of the Republic, or any successor Philippine law providing for preferences or priority in respect of notarized External Public Indebtedness, unless amounts payable under the New 2028 Guarantees relating to the New 2028 Bonds are granted preference or priority equally and ratably therewith.

   Notwithstanding the above, the Republic may create or permit the creation of any Second Lien (i) upon any property or asset (or any interest therein) at the time of purchase, improvement, construction, development or redevelopment thereof solely as security for the payment of the purchase, improvement, construction, development or redevelopment costs of such property or assets,
(ii) securing Refinanced External Public Indebtedness, (iii) arising in the ordinary course of banking transactions to secure External Public Indebtedness maturing not more than one year after the date on which such External Public Indebtedness was incurred, (iv) existing on any property or asset at the time of its acquisition or arising after such acquisition pursuant to contractual commitments entered into prior to and not in contemplation of such acquisition,
(v) any Second Lien arising out of the extension, renewal or replacement of any External Public Indebtedness that is permitted to be subject to a Second Lien pursuant to any of the foregoing clauses (i), (ii) or (iv), provided, however, that the principal amount of the External Public Indebtedness so secured is not increased, (vi) which (A) arises pursuant to an attachment, distraint or similar legal processing arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings or (B) secures the reimbursement obligation under any bond given in connection with the release of property from any Second Lien referred to in (A) above, provided that in each of (A) and (B) such Second Lien is released or discharged within one year of its imposition or (vii) arising by operation of law, provided that any such Second Lien is not created or permitted to be created by the Republic for the purpose of securing any External Public Indebtedness.

   The international reserves of Bangko Sentral represent substantially all of the official gross international reserves of the Republic. See "Foreign Trade, Balance of Payments and Foreign Investment -- International Reserves." Because Bangko Sentral is an independent entity, the Republic and Bangko Sentral are of the view that international reserves owned by Bangko Sentral are not subject to the negative pledge covenant in the New 2028 Guarantees and accordingly that Bangko Sentral could in the future incur External Public Indebtedness secured by such reserves without securing amounts payable under the New 2028 Guarantees. Moreover, there is

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currently outstanding other External Indebtedness of the Republic that has the benefit of a negative pledge covenant that expressly includes the international reserves of the Republic (including the international reserves of Bangko Sentral).

   "External Public Indebtedness" means any External Indebtedness which is in the form of, or represented by, bonds, debentures, notes or other similar instruments or other securities and is, or is eligible to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

   "Refinanced External Public Indebtedness" means the $130,760,000 Series A Interest Reduction Bonds 2007 issued by the Republic on December 1, 1992, the $626,616,000 Series B Interest Reduction Bonds Due 2008 issued by the Republic on December 1, 1992, the $153,490,000 Series A Principal Collateralized Interest Reduction Bonds Due 2018 issued by the Republic on December 1, 1992 and the $1,740,600,000 Series B Collateralized Interest Reduction Bonds Due 2017 issued by the Republic on December 1, 1992.

   "Subsidiary" means any subsidiary (as defined below) engaged primarily in the business of generating, transmitting or distributing electricity.

   "subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled without regard to any contingency until the occurrence of such contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) us (ii) us and one or more of our subsidiaries or (iii) one or more of our subsidiaries.

Governing Law

   The Second Fiscal Agency Agreement, the New 2028 Bonds and the New 2028 Guarantees will be governed by and interpreted in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, and except that all matters governing the authorization, execution and delivery of the New 2028 Bonds and the Second Fiscal Agency Agreement by us and the New 2028 Guarantees and the Second Fiscal Agency Agreement by the Republic are governed by the laws of the Republic.

Jurisdiction, Consent to Service and Enforceability

   We are a company organized with limited liability under the laws of the Republic and the Republic of the Philippines is a foreign sovereign nation. Consequently, it may be difficult for investors to realize upon judgments of courts in the United States against us or the Republic.

   Both we and the Republic will irrevocably waive, to the fullest extent permitted under applicable law, any immunity, including sovereign immunity, from jurisdiction to which it might at any time be entitled in any action arising out of or based on the New 2028 Bonds, the Second Fiscal Agency Agreement or the New 2028 Guarantees of the New 2028 Bonds, which may be instituted by any holder of the New 2028 Bonds in any federal court in the Southern District of New York, any state court in the Borough of Manhattan, The City of New York or in any competent court in the Philippines. Both we and the Republic have irrevocably waived immunity from attachment of its assets or from execution of judgments in any such action. To the extent required under Philippine law, the Republic's waiver of immunity does not extend to any property or assets of the Republic that are used by a diplomatic or consular mission of the Republic (except as may be necessary to effect service of process) or property of a military character and under the control of a military authority or defense agency or otherwise dedicated to public or governmental use (as distinguished from patrimonial property or property dedicated to commercial use). Neither the Republic nor we, however, will waive our sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws.

   We and the Republic will each appoint the Philippine Consul General in New York, New York as its authorized agent upon whom process may be served in any action arising out of or based on the New 2028 Bonds, the Second Fiscal Agency Agreement or the New 2028 Guarantees of the New 2028 Bonds, which may

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be instituted in any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York by any holder of the New 2028 Bonds, and we and the Republic will irrevocably submit to the non-exclusive jurisdiction of any such court in respect of any such action. Such appointments are irrevocable until all amounts in respect of the principal, interest, premium and Second Additional Amounts, if any, due or to become due on or in respect of all the New 2028 Bonds issuable under the Second Fiscal Agency Agreement have been paid by us or the Republic to the Second Fiscal Agent or unless and until both we and the Republic shall have appointed a successor as authorized agent and such successor shall have accepted such appointment. We and the Republic each will agree that we will at all times maintain an authorized agent to receive such service, as provided above.

   The Philippine Consul General in New York, New York, however, is not the agent for service for actions arising out of or based on the United States federal securities laws or state securities laws, and neither our nor the Republic's waiver of immunity extends to such actions. Because neither we nor the Republic waived our sovereign immunity in connection with any action relating to such claims, it will only be possible to obtain a United States judgment against us or the Republic based on such laws if a court were to determine that NPC or the Republic, as applicable, is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions.

   Although there is no statutory enforcement in the Republic of final judgments obtained in the United States, such judgment would be conclusive and binding upon each of NPC and the Republic and may be enforced through a separate action to enforce such judgment in the courts of the Republic without retrial or examination but subject to the procedural requirements relating to enforcement and recognition of foreign judgments and provided that (1) the court rendering such judgment had jurisdiction over the subject matter of the action in accordance with its jurisdictional rules, (2) NPC or the Republic, as the case may be, had notice of proceedings before the appropriate court, (3) such judgment was not obtained by collusion or fraud, (4) such judgment was not based on a clear mistake of fact or law, and (5) such judgment is not contrary to the laws, public policy, good morals and customs of the Republic.

Fiscal Agent

   The Second Fiscal Agent's duties are governed by the Second Fiscal Agency Agreement. We and the Republic may replace the Second Fiscal Agent at any time, subject to the appointment of a replacement fiscal agent. We and the Republic may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the Second Fiscal Agent. The Second Fiscal Agent is our agent and the Republic's agent and is not a trustee for the holders of the New 2028 Bonds and does not have the same responsibilities or duties to act for such holders as would a trustee.

Substitution of the Issuer

   PSALM may, without the consent of the holders of the New 2028 Bonds, assume the obligations of the Issuer under and in respect of the New 2028 Bonds, provided that:

      (a) an amendment to the Second Fiscal Agency Agreement is executed by PSALM, the Republic and JPMorgan Chase Bank, as fiscal agent, in a form which gives full effect to such assumption and which includes, without limitation:

          . a covenant by PSALM in favor of the holders of the New 2028 Bonds to be bound by the terms of the Second Fiscal Agency Agreement as if it had been named therein as the Issuer;

          . a covenant by PSALM to indemnify each holder of the New 2028 Bonds for the costs or expenses relating to the substitution;

          . provisions to the effect that the obligations of PSALM under the New 2028 Bonds and the amended Second Fiscal Agency Agreement shall be unconditionally and irrevocably guaranteed by the Republic on the same basis as those of the Issuer under the Second Fiscal Agency Agreement; and

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          . an acknowledgement of the right of every holder of the First New
            Bonds to receive a copy of the First Fiscal Agency Agreement.

      (b) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) to ensure that the New 2028 Bonds represent valid, binding and enforceable obligations of PSALM and, in the case of the New 2028 Guarantees, of the Republic, have been taken, fulfilled and done and are in full force and effect;

      (c) PSALM shall have become a party to the amended Second Fiscal Agency Agreement, with any appropriate consequential amendments, as if it had been an original party to the Second Fiscal Agency Agreement;

      (d) PSALM shall have delivered to the Second Fiscal Agent an opinion of US counsel of recognized standing in the United States and either an opinion of the Department of Justice of the Philippines or an opinion of the General Counsel of PSALM, each to the effect that:

          . the amended Second Fiscal Agency Agreement constitutes a valid, binding and enforceable obligation of PSALM;

          . the New 2028 Bonds constitute valid, binding and enforceable obligations of PSALM; and

          . the New 2028 Guarantees constitute valid, binding and enforceable obligations of the Republic in respect of the principal of, interest on and premium and Second Additional Amounts, if any, payable by PSALM in respect of the New 2028 Bonds under the amended Second Fiscal Agency Agreement (subject to, in all of the foregoing clauses, customary exceptions concerning creditors' rights and equitable principles); and

      (e) such other documents and agreements shall have been executed as would have been necessary if PSALM had been the issuer of the New 2028 Bonds in place of the Issuer.

   Upon the assumption by PSALM of our obligations under and in respect of the New 2028 Bonds, we will be released from such obligations and, thereafter, all references in the New 2028 Bonds and the amended Second Fiscal Agency Agreement to National Power Corporation shall be deemed to be references to PSALM.

   The amended Second Fiscal Agency Agreement shall be deposited with and held by the fiscal agent until all the obligations of PSALM under and in respect of the New 2028 Bonds have been discharged in full. Notice of the assumption by PSALM of the Issuer's obligations under and in respect of the New 2028 Bonds shall promptly be given to the holders of the New 2028 Bonds by the Issuer.

Further Issues

   We may, without the consent of the holders of New 2028 Bonds, create and issue additional securities with the same terms and conditions as such New 2028 Bonds (or that are the same in all respects except for the amount of the first interest payment and for the interest paid on the New 2028 Bonds prior to the issuance of the additional securities). We may consolidate such additional securities with the outstanding New 2028 Bonds, to form a single series. Any further securities forming a single series with outstanding New 2028 Bonds shall be constituted by an agreement supplemental to the Second Fiscal Agency Agreement.

   We may offer additional securities with original issue discount ("OID") for US federal income tax purposes as part of a further issue. Purchasers of securities after the date of any further issue will not be able to differentiate between securities sold as part of the further issue and previously issued New 2028 Bonds. If we were to issue additional securities with OID, purchasers of the securities after such further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their securities. This may affect the price of outstanding New 2028 Bonds following a further issue. Prospective holders of the New 2028 Bonds are urged to consult their own advisors with respect to the implications of any further decision we may make to issue additional securities with OID.

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Default; Acceleration of Maturity

   The occurrence and continuation of any of the following events will constitute an event of default (an "Event of Default") under the New 2028
Bonds: (i) a default in any payment of the principal of or interest on any of the New 2028 Bonds and, in the event of a default in the payment of interest, such default shall not be cured by payment thereof within 30 days, (ii) we or the Republic shall default in the performance of any other covenant in the New 2028 Bonds or the New 2028 Guarantees of the New 2028 Bonds, as applicable, and, if such default is capable of remedy, such default shall continue for a period of 30 days after written notice thereof shall have been given to us at the corporate trust office of the Second Fiscal Agent in The City of New York by the holder of any New 2028 Bond, (iii) the principal of any other External Indebtedness of us or any of our Subsidiaries having an aggregate principal amount equal to or in excess of $10,000,000 or its equivalent (determined on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by Citibank, N.A. on the date of determination) becomes (or, as a result of a payment default, becomes capable of being declared) due and payable prior to its stated maturity otherwise than at our option, or any such External Indebtedness is not paid when due or, as the case may be, within any applicable grace period, (iv) any event or condition shall occur which results in the acceleration of the maturity (other than by optional or mandatory prepayment or redemption) of any External Public Indebtedness of the Republic or of the central monetary authority of the Republic (as of the date of this Prospectus, the Bangko Sentral) having an aggregate principal amount equal to or in excess of $10,000,000 or its equivalent (determined on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by Citibank, N.A. on the date of determination), (v) any default shall occur in the payment of principal of, or premium or prepayment charge (if any) or interest on, any External Public Indebtedness of the Republic or of the central monetary authority of the Republic (as of the date of this Prospectus, the Bangko Sentral) having an aggregate principal amount equal to or in excess of $10,000,000 or its equivalent (determined on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by Citibank, N.A. on the date of determination), when and as the same shall become due and payable, if such default shall continue for more than the period of grace, if any, originally applicable thereto, (vi) we or any of our Subsidiaries (A) is (or is deemed by law or a court to be) insolvent or bankrupt or generally unable to pay its debts, (B) stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or (C) proposes or makes a general rescheduling of its debts, (vii) a general moratorium is declared in respect of or affecting all or any material part of our debts or the debts of any of our Subsidiaries, (viii) an order is made or an effective resolution passed by a competent authority for the winding-up or dissolution of us or any of our Subsidiaries, or we cease or takes steps to cease all or substantially all of our business or operations (other than in any such case through the disposal of our assets to its subsidiaries or pursuant to a reconstruction, amalgamation, reorganization, merger or consolidation, or transfer of assets effected in accordance with any privatization plan or program), except for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation, or transfer of assets (A) with the written consent of the holders of a majority of the principal amount of the New 2028 Bonds at the time outstanding, or (B) in the case of a Subsidiary, whereby the undertaking and assets of the Subsidiary are transferred to or otherwise vested in us or another of our subsidiaries, (ix) it is unlawful for us or the Republic to perform or comply with any one or more of our respective obligations under any of the New 2028 Bonds, the New 2028 Guarantees of the New 2028 Bonds or the Second Fiscal Agency Agreement or our obligations or the obligations of the Republic under the New 2028 Bonds or the Second Fiscal Agency Agreement cease to be binding on, or enforceable against, us or the Republic, as applicable, or we or the Republic contend that our respective obligations under the New 2028 Bonds, the New 2028 Guarantees of the New 2028 Bonds or the Second Fiscal Agency Agreement, as applicable, are not valid, binding on or enforceable against us, (x) the New 2028 Guarantees of the New 2028 Bonds are not (or are claimed by the Republic not to be) in full force and effect, (xi) the Republic declares a general moratorium with respect to the repayment of the External Indebtedness of either the Republic or of the central monetary authority of the Republic (as of the date of this Prospectus, the Bangko Sentral) or (xii) the Republic shall cease to be a member of the International Monetary Fund ("IMF") or shall cease to be eligible to use the general resources of the IMF; provided that in the case of paragraphs (ii), (vii) and (ix) and, in the case of the Subsidiaries, paragraphs (vi) and (viii), such event is materially prejudicial to the interests of the holders of the New 2028 Bonds. In the case of any Event of Default described in clause (ii), the holders of not less than 25% in

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aggregate principal amount of the New 2028 Bonds then outstanding, by notice to us, the Republic and the Second Fiscal Agent as provided in the New 2028 Bonds may declare the principal of all the New 2028 Bonds and the interest accrued thereon, to be due and payable immediately, and in the case of any other Event of Default, any holder of an New 2028 Bond then outstanding, by notice to us, the Republic and the Second Fiscal Agent as provided in the New 2028 Bonds, may declare the principal of such New 2028 Bond and the interest accrued thereon, to be due and payable immediately. Notwithstanding the foregoing, the New 2028 Bonds shall not be due and payable immediately if, prior to the time when we and the Republic receive such notice, all Events of Default provided for in the New 2028 Bonds and the Second Fiscal Agency Agreement shall have been cured. No periodic evidence is required to be furnished by us as to the absence of defaults.

   It should be noted that the Second Fiscal Agency Agreement does not provide for notification to the holders of the New 2028 Bonds of an Event of Default or for the right of a holder thereof to examine any New 2028 Bonds register.

Modification

   We may modify any of the terms or provisions contained in the New 2028 Bonds in any way with the written consent of the holders of not less than a majority of the principal amount of the New 2028 Bonds at the time outstanding, provided that if any such modification would (i) change the stated maturity of the principal of, or any installment of interest on, any New 2028 Bond, (ii) reduce the principal amount of any New 2028 Bond, or the portion of such principal amount which is payable upon acceleration of the maturity of any New 2028 Bond or the interest rate thereon, (iii) change the coin or currency in which payment of the principal of or interest on any New 2028 Bond is payable, (iv) change our obligation to pay Second Additional Amounts or (v) if any such modification would reduce the aforesaid percentage needed for authorization of such modification, the consent of the holders of all outstanding New 2028 Bonds is required.

Payment of Additional Amounts

   All payments of principal and interest in respect of the New 2028 Bonds and the New 2028 Guarantees of the New 2028 Bonds shall be made free and clear of, and without withholding and deduction for, or on account of, any present or future taxes, levies, imposts, duties, assessments or other charges of whatever nature, imposed, levied, collected, withheld or assessed by or within the Republic or any department, agency or other political subdivision or any taxing authority therein or thereof ("Philippine Taxes"), unless such withholding or deduction is required by law or by the administrative interpretation thereof. See "Taxation -- Philippine Taxation." In the event Philippine Taxes are deducted or withheld from any of the aforementioned payments, we or, as the case may be, the Republic, will pay such additional amounts ("Second Additional Amounts" and, together with the First Additional Amounts, the "Additional Amounts") as will result in receipt by the holders of the New 2028 Bonds of such amounts as would have been received by them had no such deduction or withholding been required, except that no such Second Additional Amounts shall be payable in respect of the New 2028 Bonds, or the New 2028 Guarantees of the New 2028 Bonds, as applicable (a) held by, or on behalf of, a person who is subject to such Philippine Taxes in respect of the New 2028 Bonds by reason of such person having some connection with the Republic other than the mere holding of the New 2028 Bonds or the receipt of payments with respect thereto, or (b) presented for payment more than thirty days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Second Additional Amounts on presenting the New 2028 Bond for payment on the last of such thirty days. As used herein, "Relevant Date" means the later of the due date and, if such payment has not been duly made to the Second Fiscal Agent on or before such date, such later date by which such payment has been so made and notice thereof given. Any reference to "principal" and/or "interest" in this Prospectus with respect to the New 2028 Bonds and the New 2028 Guarantees of the New 2028 Bonds shall be deemed to include any Second Additional Amounts which may be payable under the New 2028 Bonds.

Redemption for Taxation Reasons

   If (i) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the Republic or of any political subdivision or taxing authority therein or thereof affecting

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taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment became or becomes effective on or after May 1, 1998, we have or will become obliged to pay Second Additional Amounts (in excess of the additional amounts we would be obliged to pay if amounts were subject to withholding or deduction at a rate equal to 25%), and (ii) such circumstances are evidenced by the delivery to the holders of the New 2028 Bonds of (A) a certificate signed by two of our officers stating that the obligation to pay the holders of the New 2028 Bonds of such Second Additional Amounts cannot be avoided by us taking reasonable measures available to us and (B) an opinion of the Department of Justice of the Republic, to the effect that we have or will become obliged to pay such Second Additional Amounts as a result of such change or amendment, which certificate and opinion shall constitute sufficient evidence of such obligation and shall be conclusive and binding on the holders of the New 2028 Bonds, the New 2028 Bonds will be subject to redemption by us in whole, but not in part, at any time on giving not less than 30 nor more than 60 days' irrevocable notice to the holders of the New 2028 Bonds, in the manner set out in the next paragraph, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest (including such Second Additional Amounts) to the date fixed for redemption; provided, however, that (x) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such Second Additional Amounts were a payment in respect of the New 2028 Bonds then due, and (y) at the time such notice of redemption is given, such obligation to pay such Second Additional Amounts remain in effect. Notwithstanding the foregoing, we shall not have the right to redeem the New 2028 Bonds unless the obligation to pay First Additional Amounts cannot be avoided by our taking reasonable measures available to us.

   Notice to the holders of New 2028 Bonds required by the preceding paragraph of any such redemption shall be effected by publication in a daily newspaper in The City of New York.

   All New 2028 Bonds so redeemed will be immediately cancelled and may not be re-issued or resold.

Global Bonds

   The New 2028 Bonds will be issued in the form of one or more fully registered global securities (each, a "Global New 2028 Bond") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"). A Global New 2028 Bond will be registered in the name of DTC or its nominee. Except as set out below, a Global Bond may be transferred, in whole and not in part, only to DTC or its nominee.

   Ownership of beneficial interests in the Global New 2028 Bonds will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global New 2028 Bonds are shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global New 2028 Bond.

   Any payment of principal, interest or premium or Second Additional Amounts, in either case if any, due on the New 2028 Bonds on any interest payment date or at maturity will be made available by us to the Second Fiscal Agent on such date. As soon as possible thereafter, the Second Fiscal Agent will make such payments to the DTC or its nominee, as the case may be, as the registered owner of the Global New 2028 Bond representing the New 2028 Bonds in accordance with arrangements between the Second Fiscal Agent and DTC. We expect that DTC or its nominee, upon receipt of any payment of principal, interest or premium or Second Additional Amounts, in either case if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global New 2028 Bond as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global New 2028 Bond held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Neither we nor the Second Fiscal Agent will have any responsibility or liability for any aspect of the records relating to payments

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made on account of beneficial ownership interests of a Global New 2028 Bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   So long as DTC, or its nominee, is the registered owner of a Global New 2028 Bond, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the New 2028 Bonds represented by the Global New 2028 Bond for all purposes of the New 2028 Bonds. Owners of beneficial interests in a Global New 2028 Bond will not be entitled to have the New 2028 Bonds represented by the Global New 2028 Bond registered in their names, will not receive or be entitled to receive physical delivery of New 2028 Bonds in definitive form upon exchange or otherwise and will not be considered the owners or holders of any New 2028 Bonds represented by the Global New 2028 Bond. Accordingly, such person owning a beneficial interest in a Global New 2028 Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of New 2028 Bonds. We understand that, under existing industry practice, in the event that an owner of a beneficial interest in a Global New 2028 Bond desires to take any action DTC, or its nominee, as the holder of the Global New 2028 Bond, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   A Global New 2028 Bond may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or any other nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of such successor. New 2028 Bonds represented by a Global New 2028 Bond are exchangeable for New 2028 Bonds in definitive form (i) if DTC notifies us that it is unwilling or unable to continue as depository for the Global New 2028 Bond or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, at a time when it is required to be so registered, and a replacement depository is not appointed, (ii) we in our discretion at any time determine not to have all of the related New 2028 Bonds represented by the Global New 2028 Bond or (iii) if an event of default, or an event which the notice, lapse of time or both would be an event of default, entitling the holders of the related New 2028 Bonds to accelerate the maturity thereof has occurred and is continuing. Any New 2028 Bond that is exchangeable pursuant to the preceding sentence is exchangeable for New 2028 Bonds in definitive form registered in such names as DTC shall direct. New 2028 Bonds in definitive form may be presented for registration of transfer or exchange at the office of the Second Fiscal Agent in The City of New York, and principal thereof and interest and premium and Second Additional Amounts, if any, thereon will be payable at such office of the Second Fiscal Agent, provided that interest thereon may be paid by check mailed to the registered holders of the New 2028 Bonds. Subject to the foregoing, a Global New 2028 Bond in respect of the New 2028 Bonds is not exchangeable, except for a Global New 2028 Bond or Global New 2028 Bonds of the same aggregate denominations to be registered in the name of DTC or its nominee.

   DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Dealer Manager), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

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                                   TAXATION

Philippine Taxation

  General

   We urge you to consult your own tax advisors to determine your particular tax consequences in respect of the ownership and disposition of a New Bond, including whether any state, local or foreign tax laws apply to you.

   The following is a discussion of the material Philippine tax consequences applicable to non-Philippine holders of the New Bonds in connection with the ownership and disposition of the New Bonds and no information is provided regarding the tax aspects of holding or disposing of the New Bonds under tax laws of other applicable jurisdictions or the specific Philippine tax consequences in light of particular situations of holding and disposing of the New Bonds. Each holder should consult its own tax adviser as to the particular tax consequences of the holding and disposing of the New Bonds, including the applicability and effect of any state, local and national tax laws.

   We use the term "non-Philippine holders" to refer to beneficial owners of Old Bonds or New Bonds, as applicable, who are (1) non-residents of the Philippines who are neither citizens of the Philippines nor engaged in trade or business within the Philippines or (2) non-Philippine corporations not engaged in trade or business in the Philippines.

   The summary is based on Philippine laws, rules and regulations now in effect, all of which are subject to change. It is not intended to constitute a complete analysis of the tax consequences under Philippine law of the receipt, ownership or disposition of the New Bonds, in each case by non-Philippine holders, nor to describe any of the tax consequences that may be applicable to residents of the Republic.

  Effect of Holding New Bonds.

   Our payment of principal and interest on the New Bonds to a non-Philippine holder will not subject such non-Philippine holder to taxation in the Philippines (except as described below) by reason solely of the holding of the New Bonds or the receipt of principal or interest in respect thereof.

  Taxation of Interest on the New Bonds.

   The Philippine National Internal Revenue Code of 1997 provides that interest on bonds or other interest bearing obligations of Philippine residents are Philippine-sourced income subject to Philippine income tax. Generally, interest on loans received by non-resident foreign individuals engaged in a trade or business in the Philippines is subject to a 20% withholding tax, while that received by non-resident foreign individuals not engaged in trade or business is taxed at the rate of 25%. Interest income received by non-resident foreign corporations on foreign loans is subject to a 20% withholding tax. "Foreign loans" are loan contracts, including all debt items, whether in kind or in cash, which are payable in foreign currency or in kind, entered into by a Philippine resident, corporate or otherwise, with a non-resident. Therefore, the New Bonds will constitute "foreign loans". The tax withheld constitutes a final settlement of Philippine income tax liability with respect to such interest.

   The withholding tax rate may be reduced in accordance with applicable tax treaties in force between the Philippines and the country of residence of the non-resident holder. Most tax treaties to which the Philippines is a party, including the Philippine-United States Tax Treaty (the "Treaty"), generally provide for a reduced tax rate of 15% in cases where the interest arises in the Philippines and is paid to a resident of the other contracting state. In addition, under the Treaty, the withholding tax rate may be reduced to 10% in cases where the interest arises in respect of a public issue of bonded indebtedness and such interest is paid by a Philippine resident to a resident of the United States. However, most tax treaties, including the Treaty, also provide that reduced withholding tax rates will not apply if the recipient of the interest, who is a resident of the other contracting state, carries on business in the Philippines through a permanent establishment and the holding of the New Bonds is effectively connected with such permanent establishment.

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   However, when we make payments of principal and interest to you on the New
Bonds, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by the Philippines or any political subdivision or taxing authority thereof or thereon.

  Taxation of Capital Gains.

   Non-Philippine holders of New Bonds will not be subject to Philippine tax in connection with the sale, exchange, or retirement of a New Bond if such sale, exchange or retirement is made outside the Philippines or an exemption is available under an applicable tax treaty in force between the Philippines and the country of residence of the non-Philippine holder.

   Non-Philippine holders of New Bonds will not be subject to Philippine tax as a result of the transfer by NPC of the obligations under the New Bonds to PSALM in connection with our restructuring.

  Documentary Stamp Taxes.

   No documentary stamp tax is imposed upon the issuance or transfer of the New Bonds.

  Estate and Donor's Taxes.

   The transfer of a New Bond by way of succession upon death of a non-Philippine holder will be subject to Philippine estate tax at progressive rates from 5% to 20% if the value of the net estate of properties located in the Philippines is over (Peso)200,000.

   The transfer of a New Bond by gift to an individual who is related to the non-Philippine holder will generally be subject to a Philippine donor's tax at progressive rates from 2% to 15% if the value of the net gifts of properties located in the Philippines exceeds (Peso)100,000 during the relevant calendar year. Gifts to unrelated donees are generally subject to tax at a flat rate of 30%. An unrelated donee is a person who is not a (1) brother, sister (whether by whole or half blood), spouse, ancestor, or lineal descendant or (2) relative by consanguinity in the collateral line within the fourth degree of relationship.

   The foregoing apply even if the holder is a non-Philippine holder. However, the Republic will not collect estate and donor's taxes on the transfer of the New Bonds by gift or succession if the deceased at the time of death, or the donor at the time of donation, was a citizen and resident of a foreign country that provides certain reciprocal rights to citizens of the Philippines (a "Reciprocating Jurisdiction"). For these purposes, a Reciprocating Jurisdiction is a foreign country which at the time of death or donation (1) did not impose a transfer tax of any character in respect of intangible personal property of citizens of the Philippines not residing in that foreign country or (2) allowed a similar exemption from transfer or death taxes of every character or description in respect of intangible personal property owned by citizens of the Philippines not residing in that foreign country.

  The Exchange Offer

   An exchange of Old Bonds for New Bonds pursuant to the Exchange Offer will not be a taxable event for Philippine tax purposes because there will be no gain or loss realized. There will be no Philippine documentary stamp taxes imposed on the exchange of the Old Bonds pursuant to the Exchange Offer since no new or additional obligation is created by the issuance of the New Bonds.

US Federal Income Tax Considerations for US Holders

   The following is a summary of certain US federal income tax consequences that may be relevant to a US Holder (as defined below) of Old Bonds in considering the Exchange Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable US Treasury Regulations, and judicial and administrative interpretations thereof, all as in effect on the date hereof. All of the foregoing are subject to change, which change could apply retroactively, and any such change could affect the tax consequences described below.

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   This summary does not cover all aspects of US federal taxation that may be relevant to, or the actual tax effect that any of the legal principles described herein will have on, the acceptance of the Exchange Offer or the acquisition, ownership or disposition of New Bonds by any particular investor. Further, this summary does not address state, local, foreign or other tax laws.

   This summary does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, a person that owns or is deemed to own 10% or more of our voting stock, a person holding Old Bonds as part of a hedging transaction, position in a "straddle" or a conversion transaction, a tax exempt organization, a partnership, or a person whose "functional currency" is not the US dollar.

   A US Holder is a person who beneficially owns the Old Bonds for US federal income tax purposes, holds them as a capital asset, and is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for US federal income tax purposes that is created or organised in or under the laws of the United States or any state thereof (including the District of Columbia); (iii) an estate the income of which is subject to US federal income taxation regardless of its source; (iv) a foreign person holding the Old Bonds in connection with a US trade or business; or (v) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more US persons have the authority to control all of the substantial decisions of such trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elected to be treated as a United States person shall also be considered US Holders.

   THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. EACH HOLDER OF OLD BONDS SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO ITS PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  The Exchange Offer

   Although there is no precedent directly on point, it is more likely than not that the exchange of Old Bonds for New Bonds pursuant to the Exchange Offer (the "Bond Exchange") and the subsequent change in obligor of the New Bonds from NPC to PSALM (the "Obligor Change") will be tax-free under US federal income tax principles. Neither the Internal Revenue Service (the "Service") nor the courts are bound by this conclusion and may disagree with it. The Service may contend that either the Bond Exchange or Obligor Change is taxable.

   Neither the Bond Exchange nor the Obligor Change will be a taxable event under US federal income tax principles unless it constitutes a "modification" that is "significant". Both the Bond Exchange and the Obligor Change should be regarded as modifications for this purpose. However, if the Obligor Change is not a significant modification, the Bond Exchange should also not be a significant modification. Treasury Regulation Section 1.1001-3 sets forth guidelines for determining whether a modification is significant, and indicates that a modification will be significant unless a specific exception applies. Such an exception would apply to the Obligor Change if, in connection therewith, PSALM acquires "substantially all" of the assets (based on the fair market value of such assets) of NPC, and certain other conditions are met. The regulation does not specify what constitutes "substantially all" of NPC's assets. Pursuant to its privatisation plan, NPC will transfer most of its assets and liabilities to PSALM and Transco, its wholly owned subsidiary. See "-- Industry Restructuring and Privatization" and "-- Power Sector Assets and Liabilities Management Corporation".

   Among other things, the conclusion reached above assumes that the transfer of assets by NPC directly to Transco is included in the determination of whether "substantially all" of NPC's assets have been acquired by the obligor, PSALM, for purposes of Treasury Regulation Section 1.1001-3. Neither the Service nor the courts are bound by this assumption and may disagree with it.

   If the Bond Exchange and Obligor Change are tax-free, the US Holder's holding period for New Bonds received pursuant to the Exchange Offer will include its holding period for the Old Bonds surrendered.

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Additionally, the US Holder's tax basis in such New Bonds will be its tax basis in the Old Bonds surrendered, and no information reporting or backup withholding will apply to the Bond Exchange.

   US Holders who do not accept the Exchange Offer should not have a taxable event merely because a substantial portion of NPC's assets and liabilities will be transferred to other companies.

  Consequences In the Event of a Taxable Bond Exchange or Obligor Change

   If the Service successfully challenges the conclusion that neither the Bond Exchange nor Obligor Change is a tax-free event, US Holders will recognise gain or loss based on the difference between (A) their tax basis in the unmodified bonds, and (B) the fair market value of the modified bonds less any accrued but unpaid interest not previously included in income (which will be taxable as ordinary interest income). The gain or loss recognised will be long-term capital gain or loss if the US Holder held the unmodified bonds for more than one year. Capital gain or loss, if any, recognised by a US Holder generally will be treated as US source income or loss for US foreign tax credit purposes. The ability of US Holders to offset capital losses against income is limited. In the event the Bond Exchange or Obligor Change were taxable, the modified bonds will be treated as issued for their fair market value on the date of the modification (excluding any accrued but unpaid interest as of such date with respect to the related unmodified bonds). A portion of the first interest payment on the modified bond that corresponds to such accrued but unpaid interest would be treated as a non-taxable return of pre-issuance interest and therefore not treated as interest payable on the modified bond.

   It is not clear, in the event of a significant modification, whether the Service would treat the modification as occurring on the date of the Exchange Offer or on the date of the assumption by PSALM. US Holders should consult their own tax advisors as to the effect of this uncertainty.

   The fair market value of the modified bonds on the date of a significant modification (less any accrued but unpaid interest with respect to the related unmodified bonds) will become the US Holder's tax basis in such bonds. A significant modification should be treated as a taxable exchange of the unmodified bond for all US federal income tax purposes, including for information reporting and backup withholding purposes. See "--Information and Backup Withholding" below for a general discussion of these rules. Holders should consult their own tax advisors as to the information reporting and backup withholding implications of accepting the Exchange Offer.

The New Bonds

  Payments or Accruals of Interest

   Except as described in the following paragraph, interest on the New Bonds will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of accounting for US federal income tax purposes.

   The consequences of owning New Bonds for US federal income tax purposes depend in part on whether either the Bond Exchange or the Obligor Change constitutes a significant modification. See "-- US Federal Income Tax Considerations for US Holders -- Consequences of a Taxable Bond Exchange or Obligor Change". If either is treated as a taxable event, US Holders must determine whether the New Bonds will have OID or issue premium on the date of the significant modification.

   If either the Bond Exchange or the Obligor Change constitutes a significant modification, the New Bonds will have original issue discount ("OID") for US federal income tax purposes if their stated redemption price at maturity exceeds their issue price by a non-de minimis amount. The issue price will be the fair market value of the New Bonds on the date of the significant modification (excluding any accrued but unpaid interest with respect to the related unmodified bonds). See "-- US Federal Income Tax Considerations for US Holders --Consequences of a Taxable Bond Exchange or Obligor Change". This difference will be de minimis if it is less than one-fourth of one percent (0.25%) of the stated redemption price at maturity multiplied by the number of complete years to maturity on the New Bonds.

   A US Holder of a New Bond issued with OID must include any such OID in income as ordinary interest for US federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such US Holder's regular method of tax accounting. A US Holder of a New Bond issued without OID, but issued at a de minimis discount (as discussed above), must include the discount in income when principal payments are made on the New Bonds. As an alternative to the above treatments, accrual method holders may elect to include in gross income all interest with respect to the New Bonds, (including stated interest, OID, de minimis discount, and unstated interest, with certain potential adjustments) using the constant yield method described above.

   If either the Bond Exchange or the Obligor Change constitutes a significant modification, a US Holder of a New Bond will have issue premium where the issue price of the New Bond exceeds its stated redemption price at maturity. A US Holder may elect to amortise any issue premium with respect to a modified bond over the modified bond's term as an offset to interest income. The amortisation will be made using a constant yield method. If a US Holder makes the premium amortisation election, it generally applies to all debt instruments held by that US Holder at the time of the election and any subsequently acquired debt instruments. Once the election to amortise bond premium is made, it cannot be revoked without the consent of the Service. US Holders electing to amortise bond premium must reduce their tax basis in the affected debt securities by the amount of premium amortised during their holding period for those bonds.

   If neither the Bond Exchange nor the Obligor Change is a significant modification, then the New Bonds will continue to be treated in the same manner for OID and issue premium purposes as if the US Holders still held the Old Bonds.

   NPC cannot predict the fair market value of the New Bonds. Therefore, US Holders should consult their own tax advisors concerning the application of the OID or issue premium rules.

   Payments of interest on the New Bonds will be treated as foreign source income for US federal income tax purposes. The rules relating to foreign tax credits are extremely complex. US Holders should consult their tax advisers as to the foreign tax credit implications of receiving interest on the New Bonds.

  The Purchase, Sale and Retirement of New Bonds

   When a US Holder sells or exchanges a New Bond, or if a New Bond is retired, a US Holder will generally recognise gain or loss equal to the difference between the amount realised on the transaction (less any accrued but unpaid interest (as determined under US federal income tax principles) not previously included in income, which will be subject to tax according to the rules applicable to interest described above) and the US Holder's tax basis in the New Bond. The gain or loss that a US Holder recognises on the sale, exchange or retirement of a New Bond generally will be long-term capital gain or loss if the US Holder has held the New Bond for more than one year. If neither the Bond Exchange nor the Obligor Change results in a significant modification, a US Holder will count its holding period for the Old Bonds in determining its holding period for the New Bonds. Capital gain or loss, if any, recognised by a US Holder upon a sale, exchange or retirement of the New Bonds generally will be treated as US source income or loss for US foreign tax credit purposes. Net long-term capital gains are eligible for preferential treatment under certain circumstances when recognised by individual non-corporate investors. The ability of US Holders to offset capital losses against income is limited.

   A US Holder's tax basis in a New Bond depends in part on whether the Bond Exchange or the Obligor Change are treated as a taxable event. See "-- US Federal Income Tax Considerations for US Holders--The Exchange Offer". If neither constitutes a significant modification, then a US Holder's New Bonds will have the same basis that the US Holder had in its Old Bonds at the time of the acceptance of the Exchange Offer. However, if a significant modification occurs due to either the Bond Exchange or the Obligor Change, the basis of a US Holder's New Bonds on the date of the modification will equal their fair market value less any accrued but unpaid interest not previously included in income.

  Potential Change in Obligor of New 2028 Bonds

   PSALM's charter is scheduled to expire on June 26, 2026, prior to the maturity date for the New 2028 Bonds. See "-- Power Sector Assets and Liabilities Management Corporation". If PSALM's charter expires while the New 2028 Bonds are outstanding, the assumption of PSALM's liabilities may constitute a modification that is significant under US federal income tax principles. The substitution of the Republic for PSALM as the obligor under the New 2028 Bonds would not be a significant modification if, in connection therewith, the Republic acquires "substantially all" of the assets (based on the fair market value of such assets) of PSALM, and certain other conditions are met. Given the factual uncertainties relating to transactions that may take place 24 years from now, NPC has not determined whether this potential change in obligor will be a significant modification resulting in a taxable exchange of the original New 2028 Bond issued by PSALM for a New 2028 Bond issued by the Republic.

   It is possible that PSALM's charter may not expire before the maturity of the New 2028 Bonds. The Philippine Congress is currently considering measures to extend PSALM's charter beyond the maturity for the New 2028 Bonds. See "-- Summary Information--Restructuring of the Electric Power Industry and Our Privatization -- General" and "-- Power Sector Assets and Liabilities Management Corporation -- Overview". In the event that PSALM's charter is extended, or if the assumption of PSALM's liabilities by the Republic is not a significant modification, a US Holder should not be taxed upon either (i) a decision to extend the charter to cover the scheduled maturity for the New 2028 Bonds, or (ii) the change in obligor to the Republic. If a taxable event does not occur, the US Holder's holding period and tax basis for its New 2028 Bonds should remain unchanged.

   Any expiration of PSALM's charter in the year 2026 will not affect the First New Bonds, which will have matured prior to such time.

US Federal Income Tax Considerations for Non-US Holders

   The following summary applies to you if you are not a US Holder (a "Non-US Holder") for US federal income tax purposes.

   Subject to the discussion below under the caption "-- Information Reporting and Backup Withholding", interest income that you derive in respect of the New Bonds will generally not be subject to US federal income tax, including US withholding tax, unless such income is effectively connected with the conduct of a trade or business in the United States.

   If you are a Non-US Holder, subject to the discussion below under the caption "-- Information Reporting and Backup Withholding", any gain you realise on a sale, exchange (including a "significant modification") or retirement of New Bonds will generally be exempt from US federal income tax unless: (i) your gain is effectively connected with your conduct of a trade or business in the United States; (ii) you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States; or (iii) you are subject to tax pursuant to provisions of the Code applicable to certain expatriates.

Information Reporting and Backup Withholding

   In general, information reporting requirements will apply to payments of interest on a New Bond if the payment is made by the issuer or the Guarantor within the United States, including payments made by the United States office of a paying agent, broker or other intermediary, and to the payment of principal, the proceeds of a sale, exchange, or retirement of New Bonds effected at the United States office of a United States or foreign broker. The issuer, its paying agent, or if applicable, the Guarantor, may also be required to withhold tax from any payment that is subject to backup withholding if the holder fails to fully comply with the applicable requirements of the backup withholding rules. Non-US Holders may be required to comply with applicable certification procedures to establish that they are not US Holders in order to avoid the application of such information reporting requirements and backup withholding.

   Information reporting (but not backup withholding) also applies to the proceeds of the sale, exchange or retirement of New Bonds effected through a foreign office of a broker that is a US controlled person (as defined below), as well as payments outside the United States of interest on a New Bond by a custodian, nominee or other agent of the holder that is a US controlled person. For purposes of these rules, a "US controlled person" is

(i) a United States person, (ii) a controlled foreign corporation for US federal income tax purposes, (iii) a foreign person for which 50% or more of its gross income from all sources, over a specified three year period, is effectively connected with a United States trade or business or (iv) a foreign partnership that, at any time in its taxable year, is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a United States trade or business.

   Information reporting and backup withholding generally will not apply to payments of principal and interest made outside of the United States by the issuer, the Guarantor, or any of their paying agents (acting as such) to a Non-US Holder. For these purposes, payments made to an address in the United States or by transfer to an account maintained by a holder in the United States will not be considered made outside of the United States.

   Certain US Holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements. US Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a holder generally may be claimed as a credit against such holder's US federal income tax liability provided the appropriate information is furnished to the Service.

                             PLAN OF DISTRIBUTION

   The dealer manager and certain of its affiliates have from time to time engaged in transactions with and performed services for us in the ordinary course of business and may continue to do so in the future.

   The New Bonds have not been and will not be registered under the Securities and Exchange Law of Japan. Accordingly, the New Bonds may not be offered, directly or indirectly, in Japan or to residents of Japan (including Japanese corporations) unless exempt from the registration requirements and otherwise in compliance with any applicable laws. Offers to exchange the Old Bonds for the New Bonds pursuant to the Exchange Offer may not be solicited in Japan by this or any other documents or in any other manner.

   The New Bonds constitute exempt securities under Section 9(a) of the Securities Regulation Code of the Philippines and as such are not required to be registered under the provisions of the said Code before they can be sold or offered for sale or distribution in the Philippines. However, the New Bonds may be sold or offered for sale in the Philippines only by securities dealers or brokers duly licensed by the Philippines Securities and Exchange Commission.

   None of the New Bonds may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in the Republic of Korea ("Korea") or to any resident of Korea except pursuant to applicable law and regulations of Korea. For a period of one year from the issue date of the New Bonds, no holder of the New Bonds who is in Korea or is a resident of Korea may transfer the New Bonds in Korea or to any resident of Korea unless such transfer involves all of the New Bonds held by it. In addition, no offer to exchange the Old Bonds in exchange for the New Bonds may be made, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea.

   The dealer manager has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of any New Bonds in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantor. The dealer manager has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Bonds in, from or otherwise involving the United Kingdom.

   This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer of sale, or invitation for subscription or purchase, of the New Bonds may not be circulated or distributed, nor may the New Bonds be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the New Bonds to the public in Singapore.

   With respect to persons in Hong Kong, the exchange offer is only made to and is only capable of acceptance by persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent, and in circumstances which would not violate the securities laws of Hong Kong. The dealer manager, the Company and the Republic have agreed that they have not issued and will not issued any invitation or advertisement relating to the exchange offer in Hong Kong (unless permitted to do so by the securities laws of Hong Kong) other than with respect to New Bonds which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent, in circumstances which would not violate the securities laws of Hong Kong.

                           VALIDITY OF THE NEW BONDS

   The validity of the New Bonds will be passed upon on our behalf by Ranier B. Butalid, our General Counsel and the validity of the New Guarantees will be passed upon on behalf of the Republic by Merceditas N. Gutierrez, the Assistant Secretary of Justice of the Republic, each as to Philippine law. As to U.S. federal and New York State law, the validity of the New Bonds and the New Guarantees will be passed upon on our behalf and on behalf of the Republic by Allen & Overy, Hong Kong, United States counsel for us and the Republic. Certain legal matters will be passed upon for the Dealer Manager by Davis Polk & Wardwell, Hong Kong and New York, New York, United States counsel for the Dealer Manager, as to matters of U.S. federal and New York State law, and by Romulo, Mabanta, Buenaventura, Sayoc & de los Angeles, Manila, Philippines, Philippine counsel for the Dealer Manager, as to matters of Philippine law. Allen & Overy will rely as to all matters of Philippine law upon the opinions of Mr. Butalid and Ms. Gutierrez, All statements in this prospectus with respect to matters of Philippine law relating to us have been passed upon by Mr. Butalid and are made upon his authority.

                AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

   The authorized agent of National Power Corporation, Power Sector Assets and Liabilities Management Corporation and the Republic of the Philippines in the United States is Hon. Linglingay Lacanlale, Consul General, the Philippine Consulate General, 556 Fifth Avenue, New York, New York 10036-5095.

                  EXPERTS; OFFICIAL STATEMENTS AND DOCUMENTS

   Rogelio M. Murga, in his official capacity as Officer-in-Charge, President and Chief Executive Officer of National Power Corporation, reviewed the information set out in the prospectus relating to National Power Corporation, which information included in the prospectus on his authority.

   Edgardo M. Del Fonso, in his official capacity as President of Power Sector Assets and Liabilities Management Corporation, reviewed the information set out in the prospectus relating to Power Sector Assets and Liabilities Management Corporation, which information included in the prospectus on his authority.

   Hon. Jose Isidro N. Camacho, in his capacity as Secretary of the Department of Finance of the Republic, reviewed the information set out in the prospectus relating to the Republic, which information is included in the prospectus on his authority.

                      WHERE YOU CAN FIND MORE INFORMATION

   National Power Corporation, Power Sector Assets and Liabilities Management Corporation and the Republic of the Philippines filed a registration statement with respect to the New Bonds with the Securities and Exchange Commission under the US Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning National Power Corporation, Power Sector Assets and Liabilities Management Corporation and the Republic of the Philippines and the New Bonds in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549.

   Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about how to access the documents we have filed with it.

          INDEX TO NATIONAL POWER CORPORATION'S FINANCIAL STATEMENTS

  Report of Commission on Audit, Auditors to National Power Corporation.  F-2
  Income Statement for the Year ended December 31, 2001.................  F-3
  Balance Sheet as at December 31, 2001.................................  F-4
  Statement of Cash Flows for the Year ended December 31, 2001..........  F-5
  Notes to Financial Statements.........................................  F-7
  Report of Commission on Audit, Auditors to National Power Corporation. F-18
  Income Statement for the Years ended December 31, 1999 and 2000....... F-19
  Balance Sheet as at December 31, 1999 and 2000........................ F-20
  Statement of Cash Flows for the Years ended December 31, 1999 and 2000 F-21
  Notes to Financial Statements......................................... F-23

                          REPUBLIC OF THE PHILIPPINES
                              COMMISSION ON AUDIT
                 Commonwealth Avenue, Quezon City, Philippines

The Board of Directors
National Power Corporation
Diliman, Quezon City

   We have audited the accompanying balance sheet of the National Power Corporation as of December 31, 2001, and the related statements of income, retained earnings, and cash flows for the year then ended, pursuant to Section 2, Article IX-D of the Philippine Constitution and pertinent provisions of Presidential Decree No. 1445. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   Except as discussed in the following paragraphs, we conducted our audit in accordance with generally accepted state auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement/s. Our audit included examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. It is also included assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

   As discussed in Finding 1, the accuracy of the balance of Land and Land Holdings account amounting to (Peso)7.332 Billion cannot be determined/ascertained as the acquisition cost were not indicated in the inventory. Likewise, as stated in Finding 2, the result of the annual physical inventory yielded an overage variance of (Peso)712.572 Million when compared with the balance per books, casting doubt on the validity of the materials, supplies and equipment inventory account balance.

   As disclosed in Note 32 to the financial statements, the Corporation has contingent claims in several lawsuits amounting to (Peso)342.24 Million while its contingent liabilities amount to (Peso)15.236 Billion. The ultimate outcome of these lawsuits cannot presently be determined and no provision for any contingent liability that may result therefrom has been made in the financial statements.

   In our opinion, except for the effects of the matters discussed in the two preceding paragraphs, the financial statements referred to above present fairly, in all material respects, the financial position of the National Power Corporation as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in accordance with applicable laws, rules and regulations and in conformity with generally accepted state accounting principles.

                                              COMMISSION ON AUDIT

                                              By: /s/ NORBERTO D. CABIBIHAN
                                                  -----------------------------
                                                   Atty. Norberto D. Cabibihan
                                                         State Auditor V
                                                        Corporate Auditor

April 30, 2002

                          NATIONAL POWER CORPORATION

                               INCOME STATEMENT
                     For the Year Ended December 31, 2001

                                                                2001
                                                        ---------------------
                                                                pesos
  OPERATING REVENUES
   Utility Operating Income............................ (Peso) 69,065,009,226
     Add: Fuel Cost Adjustment.........................        47,302,179,043
         Other Demand and Energy Adjustment Income.....        (2,613,377,800)
         Forex Adjustments.............................         3,782,435,442
         Transmission Svcs Operating Income............           391,952,271
                                                        ---------------------
     Total Operating Revenues..........................       117,928,198,182
     Less: Prompt Payment Discount.....................           851,913,966
         Voltage Discount..............................           638,007,757
         Power Factor Adjustment Income................           740,622,373
                                                        ---------------------
  NEW OPERATING REVENUE................................       115,697,654,086
                                                        ---------------------
  OPERATING EXPENSES
   Generation..........................................        71,070,791,331
   Depreciation and Depletion (Note 2A & 2B)...........        14,184,474,000
   Amortization of Capacity Fees.......................        17,148,463,963
   Transmission & Distribution.........................         1,769,046,259
   Administration & General............................         1,976,310,001
   Other Operating Expenses............................         2,123,249,818
   Bad Debts (Note 2F).................................           588,395,775
                                                        ---------------------
     Total Operating Expenses..........................       108,860,731,147
                                                        ---------------------
  OPERATING INCOME.....................................         6,836,922,939
                                                        ---------------------
  OTHER INCOME
   Interest Income (Net)...............................           710,521,349
   Revenues from Lease of Electric Plant...............               126,244
   Forex Recovery (Note 26)............................        19,917,458,364
   Gain/(Loss) on Diesel/Fuel Transfer.................           122,425,984
   Gain on Retirement of Asset.........................             4,291,389
   Miscellaneous Income................................           293,655,353
                                                        ---------------------
     Total Other Income................................        21,048,478,683
                                                        ---------------------
  INTEREST AND OTHER CHARGES
   Interest Expense....................................        15,108,027,958
   Depreciation -- Other Plants/Property...............         1,484,690,185
   Finance & Other Bank Charges........................         2,813,479,630
   Privatization & Subsidiarization Expenses (Note 27).           870,561,333
   Amortization -- Deferred Forex Differential.........        17,193,385,729
   Loss on FOREX Fluctuation...........................           626,456,071
   Miscellaneous Expenses..............................           166,191,314
                                                        ---------------------
     Total Interest and Other Charges..................        38,262,792,220
  NET INCOME/(LOSS).................................... (Peso)(10,377,390,598)
                                                        =====================

                          NATIONAL POWER CORPORATION

                                 BALANCE SHEET
                     For the Year Ended December 31, 2001


                                                                                                                 2001
                                                                                                        -----------------------
                                                                                                                 pesos
ASSETS
UTILITY PLANT at Appraised Values (Notes 2 & 3)........................................................ (Peso)  474,118,605,369
  Less: Accum. Depr'n & Depletion (Notes 2 & 3)........................................................         231,359,914,604
                                                                                                        -----------------------
  Net Utility Plant....................................................................................         242,758,690,765
  Construction Work in Progress (Note 4)...............................................................          27,310,991,924
                                                                                                        -----------------------
      Total Utility Plant..............................................................................         270,069,682,689
                                                                                                        -----------------------
EPS UNDER CAPITAL LEASE (Note 5).......................................................................         367,173,171,879
                                                                                                        -----------------------
INVESTMENT and OTHER ASSETS
  Investment in Government and Other Corporation (Note 6)..............................................             162,767,475
  Non-Utility Property -- Net (Note 7).................................................................           5,960,963,868
  Accounts and Other Receivables -- Net (Note 8).......................................................           5,449,627,284
  Const. Work in Progress -- Mat'ls and Supplies (Note 4)..............................................           1,843,961,666
  Other Assets (Note 9)................................................................................          48,195,770,090
                                                                                                        -----------------------
      Total Investments and Other Assets...............................................................          61,613,090,383
                                                                                                        -----------------------
CURRENT ASSETS
  Cash and Cash Equivalent (Note 10)...................................................................           1,648,274,527
  Accounts Receivable
   Power Customers -- Net (Note 11)....................................................................          19,653,716,589
   Others -- Net (Note 12).............................................................................           5,317,947,967
  Materials and Supplies for Operation (Note 13).......................................................          13,052,966,448
  Advances (Note 14)...................................................................................             269,727,203
  Prepayments (Note 15)................................................................................             691,107,757
  Court and Other Deposits (Note 31)...................................................................             165,371,478
  Cash Advances -- Officers and Employees..............................................................               7,235,119
                                                                                                        -----------------------
      Total Current Assets.............................................................................          40,806,347,088
                                                                                                        -----------------------
DEFERRED CHARGES (Note 16).............................................................................         264,912,584,737
                                                                                                        -----------------------
CONTINGENT ASSETS (Note 17)............................................................................           1,410,403,117
                                                                                                        -----------------------
TOTAL ASSETS...........................................................................................       1,005,985,279,893
                                                                                                        -----------------------
PROPRIETARY CAPITAL and LIABILITIES
PROPRIETARY CAPITAL
  Capital Stock (Peso)100 par value
  Authorized -- (Peso)50,000,000,000 dividend into 500,000,000 shares Issued -- 270,488,708
   in 1999 (Note 18)  (Peso) ..........................................................................          27,048,870,789
  Donated Capital (Note 19)............................................................................           3,985,874,212
  Retained Earnings (Note 20)..........................................................................         (34,730,276,282)
  Appraisal Capital....................................................................................          95,799,031,296
  Contingent Surplus...................................................................................           1,410,403,117
                                                                                                        -----------------------
      Total Proprietary Capital........................................................................          93,513,903,132
                                                                                                        -----------------------
LONG-TERM DEBT (Net of Current Portion) (Note 21)......................................................         290,135,460,939
                                                                                                        -----------------------
LEASE OBLIGATION -- BOT (Note 23)......................................................................         505,036,916,006
                                                                                                        -----------------------
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses................................................................          33,385,182,416
  Retention on Contract Payments.......................................................................             989,483,811
  Deposits and Trust Funds (Note 21 and Note 24).......................................................           4,470,664,388
  Dividends Payable....................................................................................              30,215,838
  Lease Payable (Note 23)..............................................................................          30,392,832,482
  Notes Payable (Note 22)..............................................................................          11,874,613,870
  Interest Payable.....................................................................................           6,469,450,114
  Current Portion of Long-Term Debts...................................................................          25,557,948,766
                                                                                                        -----------------------
      Total Current Liabilities........................................................................         113,170,391,685
                                                                                                        -----------------------
DEFERRED CREDITS (Note 25).............................................................................           4,128,608,131
                                                                                                        -----------------------
TOTAL PROPRIETARY CAPITAL and LIABILITIES.............................................................. (Peso)1,005,985,279,893
                                                                                                        =======================

                          NATIONAL POWER CORPORATION

                            STATEMENT OF CASH FLOWS
                     For the Year Ended December 31, 2001

                                                                      2001
                                                              ---------------------
                                                                      pesos
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)............................................ (Peso)(10,377,390,598)
Adjustments to Reconcile Net Income to Net Cash Provided by
  Operating Activities
 Depreciation................................................        14,736,840,185
 Depletion...................................................           932,324,000
 Amortization of Capacity fee................................        17,148,463,963
 Amortization of Bond issue cost.............................           221,104,569
 Amortization of Bond Discount...............................           129,183,418
 Amortization of Deferred Forex Differential.................        17,193,385,728
 Amortization of SPEED Benefit...............................           856,402,007
 Amortization of Financial Assistance........................           185,751,251
 Revaluation of Loan charged to Gain on FOREX Fluctuation....          (670,181,752)
 Revaluation of KEPCO Trust Deposit charged FOREX Fluctuation            47,471,692
 (Gain) / Loss on Retirement/Disposal of Assets..............            (1,207,248)
 Currency Conversion.........................................                (7,466)
Changes in Operating Assets and Liabilities
Net of Effects from --
 Decrease (Increase) in:
   Power Customers Receivables...............................           889,142,995
   Other Current Receivables.................................        (1,251,151,081)      a/
   Materials and Supplies for Operations.....................           522,483,803
   Advances..................................................           358,377,272
   Prepayments...............................................           (44,479,436)
   Court and Other Deposits..................................           (62,739,000)
   Cash Advances to Officer & Employees......................            (3,836,384)
   Accounts and Other Non-Current Receivables................            59,732,523
   Other Assets..............................................           414,429,156     c;d/
   Other Deferred Charges....................................          (675,072,571)      e/
 Increase (Decrease) in:
   Accounts Payable and Accrued Exp..........................        (3,084,917,193)
   Retention on Contract Payments............................           346,205,343
   Deposits and Trust Funds..................................         1,009,202,320
   Interest Payable..........................................           824,448,921
   Other Deferred Credits....................................        (1,278,679,611)
 Correction of Prior Years Income............................        (5,252,580,056)
Total Adjustments............................................        43,640,097,348
                                                              ---------------------
Net Cash Provided for Operating Activities................... (Peso) 33,262,706,750
                                                              ---------------------

                          NATIONAL POWER CORPORATION

                     For the Year Ended December 31, 2001

                                                                        2001
                                                                ---------------------
                                                                        pesos
CASH FLOWS FROM INVESTING ACTIVITIES
 Construction Expenditures..................................... (Peso)(13,824,334,716)
 Additions to:
   (Inc) / Dec in Preliminary Surveys and Investigations.......          (109,423,940) e/
   (Inc) / Dec in Investment in MEC............................           (30,393,692) d/
Net Cash Used in Investing Activities..........................       (13,964,152,348)
CASH FLOWS FROM FINANCING ACTIVITIES
 Borrowings....................................................         6,854,686,924  h/
 Bond Floatation...............................................        23,087,781,317
 Increase/(Decrease) in Notes Payable..........................        11,524,117,224  f/
 Advances -- National Government...............................         2,354,774,661
 Payment of Capacity Fees -- BOT...............................       (29,571,161,240)
 Payment of Loans..............................................       (24,183,329,367) g/
 Payment of KEPCO Deposit......................................          (449,982,000)
 Advances to SRMPP Non Power Components........................          (771,709,716) d/
 (Increase)/Decrease in Bond Sinking Fund......................           (13,441,284) b/
 (Increase)/Decrease in Other Assets -- Cash Restricted Account        (9,234,133,461) d/
Net Cash Provided (Used) by Financing Activities...............       (20,402,396,942)
                                                                ---------------------
Net Increase (Decrease) in Cash and Cash Equivalent............        (1,103,842,540)
                                                                ---------------------
Cash and Cash Equivalent @ Beginning of Year...................         2,752,117,067
                                                                ---------------------
Cash and Cash Equivalents @ End of Year........................ (Peso)  1,648,274,527
                                                                ---------------------

a/ Includes Application of Tax Credit Certificates amounting to
   (Peso)130,819,342.
b/ Increase in Bond Sinking Fund was accounted as part of financing activities which consists of principal payment and accrual for interest income of
   (Peso)2,697,126 and (Peso)10,744,158 respectively.
c/ Includes the amount withdrawn from the stored energy of Leyte Luzon corresponding to the surplus energy amounting to (Peso)423,888,603.
d/ The Cash Restricted and Advances to SRMPP are presented under financing activities while Investment in MEC is accounted as part of investing activities.
e/ Includes (Peso)232,465,500 deferred debits pertaining to the payment of upfront fee on the Euro 500M bond issuance. Preliminary Survey and Investigation is accounted under investing activities.
f/ Increase in Notes Payable represents the net of the availment of loan of
   (Peso)14,750,661,492 and repayments of (Peso)3,226,544,268.
g/ Includes payment of the current portion of Long Term Debt.
h/ Includes availment from foreign loans amounting to (Peso)3,313,628,572 and other long term debts of (Peso)3,541,058,352.

                          NATIONAL POWER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  Primary Function

   The primary function of the Corporation is the total electrification of the Philippines through the development of power from all sources to meet the needs of consumers, in coordination with/and supported by the agencies of the government.

2.  Significant Accounting Policies

  A.  Utility Plant and Depreciation

   Utility plant is carried in the books at appraised values, except for additions during the year which are recorded at cost. These assets are revalued in consonance with NPC's loan covenants with creditor banks and in pursuance to SFAS No. 12 which permits revaluation of properties, plant and equipment.

  B.  Appraisal of Utility Plant

   Electric Plant in Service are recorded at appraised values in compliance with ADB's and World Bank's loan covenants and in pursuance to Statement of Financial Accounting Standard No. 12 which permits the appraisal of property, plant and equipment.

   An independent appraiser conducts the review and appraisal of NPC's assets once every four years. In the interim, NPC undertakes the internal revaluation which is adjusted when there are variances between internally appraised figures and those of the independent appraisers.

   The difference between the new over the old appraised values is recorded under the Appraisal Capital account. This account is treated as a permanent account and is not diminished by any depreciation charges, following Par. 17 of SFAS No. 12.

  C.  Capitalization of Interest

   Interest incurred on external borrowings which relate to capital projects in progress and prior to the commencement of operation are capitalized.

  D.  Allocation of Support Group Expenses

   Expenses of the Home Office Support Group are allocated between operation and construction. The allocation rate is based on the extent of support services rendered to operations and capital projects. The present ratio of operating expenses to capital expenses is 75/25.

   Cost Center services that cannot be clearly classified as well as expenses identified as having no direct effect to projects are treated as one hundred percent operating expenses.

  E.  Investments

   Local investments are valued at purchase price while foreign investments are recorded at the date of the transaction using standard booking rates equivalent to the Bangko Sentral ng Philipinas (BSP) guiding rate on the last working day of the preceeding year. Foreign investment balances are then revalued at the end of each year using the BSP guiding rates.

   Interest earnings on placements follow the accrual method of accounting; however for short dated placements of less than a month, the interest earnings are recognized in the books at maturity dates.

  F.  Receivables

   Power and other receivables are stated net of allowance for doubtful accounts. Allowances are determined through the specific identification of uncollectible accounts.

                          NATIONAL POWER CORPORATION

  G.  Materials and Supplies for Operation

   Materials and supplies for operation can be categorized into fuel (and its related products) and non-fuel. The Fuel M & S are composed of the fuel oil, diesel, coal & thermal chemical stock used by NPC plants for power generation. These inventories are valued using the last-in-first out (LIFO) method.

   The non-Fuel M & S, on the other hand, are valued using the moving average method and valued using the moving average method and can be further broken down into the non-fuel M & S of NPC plants and areas and those non-Fuel M & S assigned to private IPPs.

  H.  Deferred Taxes and Duties

   By virtue of FIRB# 17-87 of the Department of Finance, the Corporation is exempt from payment of taxes and duties on local oil purchases. Oil suppliers bill NPC at gross selling price inclusive of taxes and duties. Fuel deliveries and consumption are recorded in the books net of taxes and duties. Said taxes and duties are recognized as Deferred Taxes and Duties representing claims from the Bureau of Internal Revenue and Bureau of Customs. Upon receipt of Tax Credit Certificates (TCC), the refund is debited to Accounts Receivable-Others and a colollary entry is made by a debit to Other Expense and a credit to Other Income.

  I.  Accounting for Foreign Exchange Fluctuation

   Transactions denominated in foreign currencies are recorded at standard booking rate and then restated at the end of the year using the rate of exchange ruling at the balance sheet date. Foreign exchange differentials accruing on loans for projects under construction are recorded as project cost while differentials on the restatement of outstanding loans used for operating plants are debited to deferred FOREX Differential account and are amortized over the remaining life of the loan.

   On the other hand, foreign exchange difference from restatement of working capital loans are recorded as gain/loss on foreign exchange (Forex) fluctuation. Payments of loans and interest thereof are recorded at prevailing exchange rate at date of transaction. Any difference thereof from the booking rate is likewise treated as gain/loss on Forex fluctuation.

  J.  Accounting for BOT Projects

   Total capacity fees for the duration of the cooperation period are recognized outright in the books by a debit to Electric Plant under Capital Lease account and a corresponding credit to Lease Obligation under the Long-Term Debts. Hopewell Pagbilao and Sual Coal Fired Thermal Power Plant are amortized over 29 and 25 years, respectively while the rest of BOT assets are amortized over 20 years.

   Lease Obligation denominated in foreign currencies are restated at year-end standard booking rates. Foreign exchange differentials on these restatements are debited to the Deferred FOREX Differential and amortized over the remaining economic life of the individual IPP plants.

  K.  Income Determination

   The Corporation uses the accrual method and an all inclusive concept of income determination wherein all ordinary and extraordinary items pertaining to current period are considered in computing net income while items applicable to prior periods are recorded as adjustment of prior years' income and are reflected in the Statement of Retained Earnings.

                          NATIONAL POWER CORPORATION

  L.  Composition of Rate Base

   Rate Base is the average value of the net fixed assets in operation at the beginning and at the end of each year. The value of net fixed assets in operation equals the gross value of the operating assets less the amount of accumulated depreciation.

   Plants undergoing major rehabilitation/repair and which are out of operation for less than one calendar year are included in the computation of Rate Base.

3.  Utility Plant

   Total Utility Plant consists of the following:

                                          Historical Cost       Appraised Cost
                                       --------------------- ---------------------
Plant Type                                     2001                  2001
----------                             --------------------- ---------------------
ELECTRIC PLANTS SERVICE:
DEPRECIABLES:
 Steam Production Plant............... (Peso) 74,983,944,816 (Peso)164,650,140,807
 Hydraulic Production Plant...........        16,016,984,144        94,379,263,510
 Other Production Plant...............        18,153,230,133        38,439,987,459
 Transmission Plant...................       104,214,228,788       158,180,182,240
 Distribution Plant...................            71,730,213           166,399,209
 General Plant........................             7,182,894            10,713,968
LANDS AND LANDHOLDINGS:
 Steam Production Plant...............           632,318,826         1,622,737,814
 Hydraulic Production Plant...........           222,211,238         1,624,921,710
 Other Production Plant...............            18,694,702           120,134,221
 Transmission Plant...................           973,028,030         2,501,666,344
 General Plant........................            10,394,260         1,462,241,000
EPS Land on Lease.....................                     0                     0
OTHER UTILITY PLANTS:.................         7,424,187,688        10,960,217,087
                                       (Peso)222,728,135,732 (Peso)474,118,605,369
ACCUMULATED DEPRECIATION and DEPLETION
DEPRECIATION
 Steam Production Plant...............        23,570,950,991        66,476,026,390
 Hydraulic Production Plant...........         6,978,228,405        60,257,116,228
 Other Production Plant...............         9,901,848,788        22,043,201,989
 Transmission Plant...................        25,032,192,192        60,088,378,119
 Distribution Plant...................            73,128,431           198,277,428
 General Plant........................            56,746,239            70,470,329
DELETION                                       5,599,633,089        16,483,657,160
OTHER UTILITY PLANTS..................         3,199,612,872         5,742,786,961
                                              74,412,341,007       231,359,914,604
NET UTILITY PLANTS.................... (Peso)148,315,794,725 (Peso)242,758,690,765
                                       ===================== =====================

                          NATIONAL POWER CORPORATION

4.  Construction Work in Progress (CWIP)

   Cost of projects under constructions is presented as Construction Work in Progress while stock inventory intended for projects but still in the custody and within the responsibility of project custodians and stock inventory still in transit are segregated from the account and classified under Investment and Other Assets, as follows:

                                                      2001
                                              --------------------
             Construction Work in Progress --
              Work Order..................... (Peso)27,310,991,924
             Construction Work in Progress --
              Materials and Supplies.........        1,843,961,666
                                              --------------------
                                              (Peso)29,154,953,590
                                              --------------------

5.  Electric Plant under Capital Lease

   This account represents the total computed capacity fees of BOT Projects for the duration of the cooperation period.

                                                       2001
                                              ---------------------
           Electric Plant under Capital Lease (Peso)432,378,241,532
           Accumulated Amortization..........       (65,205,069,653)
                                              ---------------------
                                              (Peso)367,173,171,879
                                              ---------------------

6.  Investment in Government and Other Corporations

   Investments in government and other corporations consist substantially of investments in sinking funds held for the Corporation's long-term bonds payable.

7.  Non-Utility Property

   Non-utility property account consists of:

                                  Historical Cost       Appraised Cost
                                -------------------- --------------------
                                       2001                  2001
                                -------------------- --------------------
       Non-Utility lands....... (Peso)   138,873,244 (Peso)   516,113,713
       Non-Utility Plants......       11,134,305,549       38,940,300,204
                                -------------------- --------------------
                                      11,273,178,793       39,456,413,917
                                -------------------- --------------------
       Accumulated Depreciation (Peso) 8,524,981,138 (Peso)33,495,450,049
                                -------------------- --------------------
       NON-UTILITY PROPERTY
       Net..................... (Peso) 2,748,197,655 (Peso) 5,960,963,868
                                -------------------- --------------------

                          NATIONAL POWER CORPORATION

8.  Account & Other Receivables

   This account consist of:

                                                     2001
                                             -------------------
               Non-Current Receivables...... (Peso)5,122,080,697
               Non-Current Power Receivables         952,052,124
               Non-Current Lease Receivable.           2,818,529
                                             -------------------
               Total........................       6,076,951,350
               Allowance for Bad-Debts......        (627,324,066)
                                             -------------------
               Net.......................... (Peso)5,449,627,284
                                             -------------------

   Non-current receivable includes the (Peso)1.694 Billion Royalty Fees paid to PNOC-EDC for the unutilized geothermal energy from July 1996 to December 1998 and the (Peso)3.133 Billion receivables from MWSS for their utilization of Angat Dam pursuant to the optimization project of the government from 1992 to 1997.

9.  Other Assets

   Other assets substantially consists of:

                                                           2001
                                                   --------------------
         Stored Energy -- Leyte A & B............. (Peso) 5,241,828,596
         Cash-Restricted..........................       23,119,379,487
         Investment in Maintenance Eng'g Ctr......          208,372,493
         Advances to San Roque Non-Power Component       19,577,538,268
         Stock for Disposal.......................           48,651,246
                                                   --------------------
            TOTAL................................. (Peso)48,195,770,090
                                                   --------------------

   The Cash Restricted pertains to the funds intended for the purposes other than current operations and therefore not immediately available to management for any disbursement transactions other than its specified purpose.

   Stored energy which is booked under Court and other Deposit is presented in the Balance Sheet as Other Assets in the amount of (Peso)2.016 Billion and
(Peso)3.226 Billion for Leyte A&B, respectively. The said amounts represent advance payments made to PNOC-EDC for the cost of contracted energy for Leyte A&B.

   The San Roque Multi Purpose Project (SRMP) pertains to the construction of the Non-Power components such as Watershed management, water quality, flood control and irrigation of the project. The Memorandum of Agreement (MOA) covering this said project provides that NPC shall be reimbursed by Department of Agriculture/National Irrigation Administration, Department of Environment and Natural Resources (DENR) and Department of Public Works and Highways (DPWH) in the amount and terms specified in the MOA, through the Department of Finance
(DOF).

                          NATIONAL POWER CORPORATION

10.  Cash and Cash Equivalents

   This account is composed of:

                                            2001
                                     -------------------
                        Cash in Bank (Peso)1,435,462,752
                        Cash on Hand         174,785,445
                        Working Fund          38,026,330
                                     -------------------
                                     (Peso)1,648,274,527
                                     -------------------

11.  Power Customers Receivables

   Receivable from power customers consists of:

                                                     2001
                                             --------------------
             Power Receivables.............. (Peso)17,113,145,790
             Accrued Utility Revenue........        5,309,507,692
             Restructured Power Receivables.          143,347,323
                                             --------------------
             Total..........................       22,566,000,805
             Allowance for Bad Debts........       (2,912,284,216)
                                             --------------------
                                             (Peso)19,653,716,589
                                             --------------------

12.  Other Receivables

   Other receivables consists of:

                                                         2001
                                                 -------------------
           Tax Credit Certificates.............. (Peso)  755,598,162
           Receivables from National Government.       1,934,240,033
           Interest.............................         269,193,021
           Rent.................................         333,406,326
           Receivables from Officers & Employees          10,196,954
           Recoverable from Insurance Co........             725,680
           Receivable -- Others.................       2,483,472,825
                                                 -------------------
           Total................................       5,786,833,001
           Allowance for Bad Debts..............        (468,885,034)
                                                 -------------------
                                                 (Peso)5,317,947,967
                                                 -------------------

   Receivable -- Others account consists of:

                                                      2001
                                               -------------------
              Receivables from Private Co..... (Peso)2,142,518,270
              Others..........................         261,161,770
              Receivable -- Fuel Oil Suppliers          79,792,785
                                               -------------------
                                               (Peso)2,483,472,825
                                               -------------------

                          NATIONAL POWER CORPORATION

13.  Materials and Supplies for Operation

   The account consists of:

                                                           2001
                                                   --------------------
         Materials, Supplies & Equip. Invty....... (Peso) 5,628,661,463
         Asset in Trust for Prvt. Pwr. Contractors        3,379,023,176
         MSE in Transit -- Operating Plants.......        1,527,317,639
         Stock Transfer Clearing Accounts.........        1,086,359,556
         Diesel...................................           99,725,462
         Materials, Supply Temporary Adj..........           71,519,879
         Coal.....................................          573,194,759
         Fuel Oil.................................          388,198,152
         Aviation Fuel & Other Oil Products.......          120,561,981
         Thermal Chemicals........................           54,533,612
         Stock for Transshipment..................           21,086,371
         Fuel Temporary Adjustment Acct...........          100,418,828
         Gasoline.................................            2,365,570
                                                   --------------------
         Total.................................... (Peso)13,052,966,448
                                                   --------------------

14.  Advances

   Advances consist of:

                                                          2001
                                                    -----------------
          Advances to Contractors.................. (Peso)195,001,111
          Advances to Philippine Geothermal........        39,647,320
          Advances to Gov't Bodies and Institutions        35,078,772
                                                    -----------------
          Total.................................... (Peso)269,727,203
                                                    -----------------

15.  Prepayments

   Prepayments consist of:

                                                     2001
                                               -----------------
               Marginal and Guaranty Deposits* (Peso)676,132,599
               Prepaid Charges/Expenses.......        14,975,158
                                               -----------------
               Total.......................... (Peso)691,107,757
                                               -----------------

  * This consist of transactions requiring deposits to guarantee for the fulfilment of an obligation.

                          NATIONAL POWER CORPORATION

16.  Deferred Charges

   Deferred charges includes:

                                                       2001
                                               ---------------------
           Deferred FOREX Differential........ (Peso)251,763,753,104
           Other Deferred Debits..............         6,471,947,205
           Deferred Taxes & Duties............         3,442,810,037
           Preliminary Surveys & Investigation         1,313,273,937
           Deferred Financial Assistance......         1,078,284,083
           Discount on NPC Bonds Payable......           478,492,943
           Deferred Repairs & Maintenance.....           150,268,842
           Other..............................           213,754,586
                                               ---------------------
           Total.............................. (Peso)264,912,584,737
                                               ---------------------

   The Deferred FOREX Differential mainly includes the restatement of the outstanding balances of foreign currency denominated loans and lease obligation on BOT plants while the bulk of Other Debits includes expenses set up for the SPEED benefits of NPC employees. The Deferred Taxes and Duties pertain to the tax and duty exemption privileges of the Corporation in its purchase of petroleum products which are paid by the Corporation at gross. Such taxes and duties shall become refundable by tax collecting agencies such as BIR and the Bureau of Customs.

17.  Contingent Assets / Surplus

   The account consists of disallowances in post-audit, as well as claims for unrelieved losses of NPC properties and claims for all established inventory shortages of Property Custodians. The contra account for these Contingent Assets is Contingent Surplus which is presented as part of the capital accounts in the Balance Sheet.

18.  Capital Stock

   No additional Capital Stock was issued in 2001. The last issuance was made in 1999 equivalent to 5,918,550 shares representing partial payment of the stock dividend declared in CY 1994.

19.  Donated Capital

   These are grants received from foreign governments and lending institutions which were used to finance the implementation of various projects of NPC.

20.  Retained Earnings

   Retained Earnings were appropriated for Bond Sinking Fund equivalent to 5% of Net Operating Income as provided for by the NPC Charter.

                          NATIONAL POWER CORPORATION

21.  Long-Term Debts

   This account consists of:

                                                          2001
                                                  ---------------------
         Foreign Loans & Other Long-term Debts... (Peso)204,702,339,727
         NPC Bonds Payable.......................       100,042,590,000
         Due to Phil.Gov't & its Agencies........         7,427,305,978
         KEPCO Security Deposit..................         3,521,174,000
                                                  ---------------------
         Total................................... (Peso)315,693,409,705
                                                  ---------------------
         Less: Current Portion
         -- Foreign Loans & Other Long-term Debts        17,301,773,678
         -- NPC Bonds Payable....................         7,710,600,000
         -- Due to Phil. Gov't & its Agencies....           545,575,088
                                                         25,557,948,766
                                                  ---------------------
         Total................................... (Peso)290,135,460,939
                                                  =====================

   Foreign loans are restated at year-end based on the following BSP guiding rates on foreign currencies:

                                                   BP
                                                 Guiding
                                                  Rates
                                                 --------
                                                 12-31-01
                                                 --------
                      Dollar.............     $1  51.4040
                      Yen................ (Yen)1    .3904
                      Austrian Schilling.    AS1   3.2990
                      Deutsche Mark......    DM1  23.2100
                      French Franc.......    FF1   6.9204
                      Swiss Franc........   SFR1  30.6177
                      Great Britain Pound   GBP1  74.7106
                                                 --------

22.  Notes Payable

   This account consist of short term loan availed from the Bureau of treasury and due for payment in February 2002.

23.  Lease Obligation -- BOT

   This account consists of:

                                                2001
                                        ---------------------
                  Lease Obligation..... (Peso)535,429,748,488
                  Less: Current Portion        30,392,832,482
                                        ---------------------
                  Total................ (Peso)505,036,916,006
                                        ---------------------

   Total capacity fees for BOT Plants were recorded as Electric Plant under Capital Lease with a corresponding credit to Lease Obligations. Estimated capacity fees amounting to (Peso)30 Billion payable in 2001 was set-up to current liabilities under the Current Portion of Lease Obligation account.

                          NATIONAL POWER CORPORATION

24.  Deposits and Trust Funds

   The account substantially consists of the (Peso)4.278 Billion total payments made thru Escrow agent representing 60% of the service fees required in the provisional agreement executed with Philippine Geothermal, Inc. (PGI). The original service contract with PGI expired on September 30, 1996.

25.  Deferred Credits

   Deferred Credits include advances for other work in progress, advances from Bureau of Treasury for servicing the indebtedness of NPC.

26.  FOREX Recovery

   For proper matching of cost and revenue, recovery from FOREX I, which is a recovery of peso fluctuation on principal repayments, is recorded as other income while FOREX II, which is a recovery of foreign denominated other operating expenses is recorded as part of operating revenue.

   Effective August 26, 1994, the corporation included in the customer's power bills Foreign Exchange Adjustment charges intended to recover the Corporation's foreign exchange losses arising from the servicing of its principal indebtedness (FOREX I) and related foreign operating expenses (FOREX II).

27.  Privatization and Subsidiarization

   Pursuant to Board Resolution No. 96-148 dated June 24, 1996, privatization related expenses were classified from Operating Expenses to Other Expenses. In 1997, these included the cost of retirement benefits such as gratuity pay, terminal and accrued leaves and expenses incurred by Privatization and Restructuring External Office (PREO). However, since the imminent privatization of NPC is clearly unrelated to its ordinary and typical activities, which is expected to benefit one or more future periods, the corresponding cost of retirement benefits, such as gratuity pay, terminal and accrued leaves related to operation was treated as deferred debits to be amortized over two (2) years starting the succeeding year, while the cost of benefit pertaining to Engineering was treated as part of the Construction Work in Progress.

   For CY 2001, the amount certified for obligation is (Peso)170 Million and
(Peso)1,630 Million for Engineering and Non-Engineering, respectively.

28.  Taxes & Licenses

   Pursuant to BIR Ruling #018-2000, Section 32 (B) (7) (b) of the Code (supra) dated January 20, 2000, the income of the National Power Corporation from its operations as a public utility shall be exempt from corporate income tax.

   The enactment of the local government code has empowered the Local Government Units to create their own sources of revenue and to levy taxes. Pursuant to this, effective January 1992, the payment of realty, franchise tax and Local Government Unit's share in the national wealth became a contracted obligation of NPC. Total taxes in 2001 amounted of (Peso)1.178 Billion.

                          NATIONAL POWER CORPORATION

29.  PNOC-EDC Shortfall Billings

   PNOC-EDC has informed the Corporation that it has outstanding receivables on fuel shortfall from NPC in the amount of (Peso)754.0 Million. The account has been left under advisement until the same can be included in the design of NPC power rates. NPC has not recognized this account.

30.  Pending Cases

   The Corporation has contingent claims in several lawsuits amounting to
(Peso)342.24 million while its contingent liabilities amount to a total of
(Peso)15.236 billion.

31.  Court and Other Deposits

   This account includes the amount deposited with the provincial, municipal or city courts and with other entities as a guaranty for the fulfillment of obligation and for other purposes.

     REPORT OF COMMISSION ON AUDIT, AUDITORS TO NATIONAL POWER CORPORATION

                          REPUBLIC OF THE PHILIPPINES
                              COMMISSION ON AUDIT
                 Commonwealth Avenue, Quezon City, Philippines

              STATE AUDITOR'S REPORT ON THE FINANCIAL STATEMENTS

The Board of Directors
National Power Corporation
Diliman, Quezon City

   We have audited the accompanying balance sheet of the National Power Corporation as of December 31, 2000, and the related statements of income, retained earnings, and cash flows for the year then ended, pursuant to Section 2, Article IX-D of the Philippine Constitution and pertinent provisions of the Presidential Decree No. 1445. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted state auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement/s. Our audit included examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. It also included assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

   As discussed in Finding 1, the cash in bank balance is unreliable as it included abnormal and closed accounts, and deposits not yet posted by the banks in the amount of (Peso)32.088M. Likewise, as stated in Finding 2, the balance of Materials and Supplies for Operation account is doubtful due to the substantial difference between the balance per book and balance per count amounting to (Peso)347.225M and the inclusion of (Peso)44.238M worth of obsolete and unserviceable stocks.

   As disclosed in Note 32 to the financial statements, the Corporation is a defendant in several lawsuits involving a total of (Peso)7.922 billion and a claimant in other lawsuits amounting to (Peso)3.376 billion. The ultimate outcome of these lawsuits cannot presently be determined and no provision for any contingent liability that may result has been made in the financial statements.

   In our opinion, except for the effects of the matters discussed in the two preceding paragraphs, the financial statements referred to above present fairly, in all material respects, the financial position of the National Power Corporation as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in accordance with applicable laws, rules and regulations and in conformity with generally accepted state accounting principles.

                                              COMMISSION ON AUDIT

                                              By: /s/ NORBERTO D. CABIBIHAN
                                                  -----------------------------
                                                   Atty. Norberto D. Cabibihan
                                                         State Auditor V
                                                        Auditor-In-Charge

May 14, 2001

                          NATIONAL POWER CORPORATION

                               INCOME STATEMENT
                For the Years Ended December 31, 1999 and 2000

                                                               1999                  2000
                                                       --------------------  ---------------------
                                                               pesos                 pesos
OPERATING REVENUES
 Utility Operating Income............................. (Peso)65,229,050,334  (Peso) 66,632,376,294
   Add: Fuel Cost Adjustment..........................       24,400,940,028         31,688,162,750
        Other Demand and Energy Adjustment income.....           68,488,324            113,235,032
        Forex Adjustments.............................        1,614,171,396          1,691,150,626
        Transmission Svcs Operating Income............          279,956,566          2,038,817,194
                                                       --------------------  ---------------------
   Total Operating Revenues...........................       91,592,606,648        102,163,741,896
   Less: Prompt payment Discount......................          730,098,997            788,318,396
        Voltage Discount..............................          569,806,335            594,472,349
        Power factor Adjustment Income................          607,034,839            661,536,002
                                                       --------------------  ---------------------
NET OPERATING REVENUE.................................       89,685,666,477        100,119,415,149
                                                       --------------------  ---------------------
OPERATING EXPENSES
 Generation...........................................       51,861,373,373         59,314,800,427
 Depreciation and Depletion (Note 2A & 2B)............       14,193,443,806         13,304,703,750
 Amortization -- Elec. Plant Under Capacity Lease.....        8,946,617,561         15,327,380,562
 Transmission & Distribution..........................        1,609,049,474          1,887,484,052
 Administration & General Lease.......................        1,987,579,458          1,755,975,451
 Other Operating Expenses.............................        1,981,223,689          2,531,399,177
 Bad Debts (Note 2F)..................................          617,471,966            560,015,907
                                                       --------------------  ---------------------
   Total Operating Expenses...........................       81,196,759,327         94,681,759,326
                                                       --------------------  ---------------------
OPERATING INCOME......................................        8,488,907,150          5,437,655,823
                                                       --------------------  ---------------------
OTHER INCOME
 Subsidy/ (Tax Credit Certificate)....................           69,440,348                     --
 Interest Income (Net of Withholding Tax).............          465,030,689          1,251,994,599
 Revenues from Lease of Electric Plant................          165,044,938            157,223,306
 Discount Amortization -- Debt Buy Back...............          119,035,527                     --
 Forex Recovery (Note 25).............................        8,205,425,841         14,723,293,764
 Gain on Retirement of Asset..........................              148,331              1,282,965
 Miscellaneous Income.................................          402,843,831            354,492,665
                                                       --------------------  ---------------------
   Total Other Income.................................        9,426,969,505         16,488,287,299
                                                       --------------------  ---------------------
INTEREST AND OTHER CHARGES
 Interest Expense.....................................       12,954,658,624         15,064,480,046
 Subsidy/Tax Credit Certificate.......................           69,440,348                     --
 Depreciation -- Other Plants/Property................          854,331,587          1,110,831,704
 Finance & Other Bank Charges.........................        1,717,928,991          2,207,844,618
 Privatization & Subsidiarization Expense (Note 26)...          448,865,614            782,554,777
 Amortization -- Deferred Forex Differential..........        7,345,360,953         14,605,367,977
 Loss on FOREX Fluctuation............................          324,534,235          1,061,801,370
 Loss (Gain on Diesel/Fuel Transfer)..................          (31,335,122)            14,379,872
 Miscellaneous Expenses...............................          185,450,506             42,450,294
                                                       --------------------  ---------------------
   Total Interest and Other Charges...................       23,869,235,736         34,889,710,658
                                                       --------------------  ---------------------
NET INCOME/ (LOSS).................................... (Peso)(5,953,359,081) (Peso)(12,963,767,536)
                                                       ====================  =====================

                See accompanying Notes to Financial Statements.

                          NATIONAL POWER CORPORATION

                                 BALANCE SHEET
                       As at December 31, 1999 and 2000

                                                                                                    1999
                                                                                            ---------------------
                                                                                                    pesos
ASSETS
UTILITY PLANT at Appraised Values (Notes 2 & 3)............................................ (Peso)477,323,171,780
  Less: Accum. Depr'n and Depletion (Notes 2 & 3)..........................................       221,875,070,378
                                                                                            ---------------------
  Net Utility Plant........................................................................       255,448,101,401
  Construction Work in Progress (Note 4)...................................................        22,159,382,891
                                                                                            ---------------------
      Total Utility Plant..................................................................       277,607,484,293
                                                                                            ---------------------
EPS under CAPITAL LEASE (Note 5)...........................................................       350,860,269,346
                                                                                            ---------------------
INVESTMENTS and OTHER ASSETS
  Investment in Government and Other Corporations (Note 6).................................           136,837,178
  Non-Utility Property -- Net (Note 7).....................................................         2,609,173,343
  Accounts and Other Receivables -- Net (Note 8)...........................................         5,447,430,507
  Constr. Work in Progress -- Mat'ls and Supplies (Note 4).................................         2,662,774,289
  Other Assets (Note 9)....................................................................        35,796,320,125
                                                                                            ---------------------
      Total Investments and Other Assets...................................................        46,652,535,442
                                                                                            ---------------------
CURRENT ASSETS
  Cash and Cash Equivalents (Note 10)......................................................         3,487,637,621
  Accounts Receivable
   Power Customers -- Net (Note 11)........................................................        13,247,044,313
   Others -- Net (Note 12) . . . . . . . . . ..............................................         2,957,382,545
  Materials and Supplies for Operation (Note 13)...........................................        12,167,667,587
  Advances (Note 14).......................................................................         1,122,626,627
  Prepayments (Note 15)....................................................................           789,216,744
  Court and Other Deposits.................................................................           167,039,668
  Cash Advances -- Officers and Employees..................................................             7,406,071
                                                                                            ---------------------
      Total Current Assets.................................................................        33,946,021,177
                                                                                            ---------------------
DEFERRED CHARGES (Note 16).................................................................       151,609,042,292
                                                                                            ---------------------
CONTINGENT ASSETS (Note 17)................................................................         1,421,294,484
                                                                                            ---------------------
TOTAL ASSETS...............................................................................       862,096,647,033
                                                                                            =====================
PROPRIETARY CAPITAL and LIABILITIES
PROPRIETARY CAPITAL
  Capital Stock (Peso)100 par value
  Authorized -- (Peso)50,000,000,000 divided into 500,000,000 shares Issued -- 270,488,708 in 1999 (Note 18)....................................................................... (Peso) 27,048,870,789
  Donated Capital (Note 19)................................................................         4,027,817,707
  Retained Earnings (Note 20)..............................................................        (2,828,670,820)
  Appraisal Capital........................................................................        95,703,365,584
  Contingent Surplus.......................................................................         1,421,294,485
                                                                                            ---------------------
      Total Proprietary Capital............................................................       125,372,677,745
                                                                                            ---------------------
LONG-TERM DEBTS (Net of Current Portion) (Note 21).........................................       238,824,977,288
                                                                                            ---------------------
LEASE OBLIGATION -- BOT (Note 22)..........................................................       406,200,592,454
                                                                                            ---------------------
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses....................................................        27,028,142,497
  Retention on Contract Payments...........................................................         1,215,100,022
  Deposits and Trust Funds (Note 21 & Note 23).............................................         2,831,854,735
  Dividends Payable........................................................................            30,215,838
  Lease Payable (Note 22)..................................................................        22,122,560,635
  Notes Payable............................................................................         1,550,000,000
  Interest Payable.........................................................................         4,785,783,838
  Current Portion of Long-Term Debts.......................................................        30,681,544,941
                                                                                            ---------------------
      Total Current Liabilities............................................................        90,245,202,506
                                                                                            ---------------------
DEFERRED CREDITS (Note 24).................................................................         1,453,197,040
                                                                                            ---------------------
TOTAL PROPRIETARY CAPITAL and LIABILITIES.................................................. (Peso)862,096,647,033
                                                                                            =====================

                                                                                                    2000
                                                                                            ---------------------
                                                                                                    pesos
ASSETS
UTILITY PLANT at Appraised Values (Notes 2 & 3)............................................ (Peso)459,274,704,521
  Less: Accum. Depr'n and Depletion (Notes 2 & 3)..........................................       215,469,607,490
                                                                                            ---------------------
  Net Utility Plant........................................................................       243,805,097,031
  Construction Work in Progress (Note 4)...................................................        29,721,356,325
                                                                                            ---------------------
      Total Utility Plant..................................................................       273,526,453,356
                                                                                            ---------------------
EPS under CAPITAL LEASE (Note 5)...........................................................       360,033,658,714
                                                                                            ---------------------
INVESTMENTS and OTHER ASSETS
  Investment in Government and Other Corporations (Note 6).................................           148,482,469
  Non-Utility Property -- Net (Note 7).....................................................         6,697,763,868
  Accounts and Other Receivables -- Net (Note 8)...........................................         5,254,143,176
  Constr. Work in Progress -- Mat'ls and Supplies (Note 4).................................         2,337,790,548
  Other Assets (Note 9)....................................................................        39,550,039,561
                                                                                            ---------------------
      Total Investments and Other Assets...................................................        53,988,219,622
                                                                                            ---------------------
CURRENT ASSETS
  Cash and Cash Equivalents (Note 10)......................................................         2,752,117,067
  Accounts Receivable
   Power Customers -- Net (Note 11)........................................................        20,828,032,941
   Others -- Net (Note 12) . . . . . . . . . ..............................................         2,868,450,648
  Materials and Supplies for Operation (Note 13)...........................................        13,201,407,320
  Advances (Note 14).......................................................................           578,111,970
  Prepayments (Note 15)....................................................................           830,017,909
  Court and Other Deposits.................................................................           103,171,487
  Cash Advances -- Officers and Employees..................................................             3,398,735
                                                                                            ---------------------
      Total Current Assets.................................................................        41,164,708,077
                                                                                            ---------------------
DEFERRED CHARGES (Note 16).................................................................       259,646,293,722
                                                                                            ---------------------
CONTINGENT ASSETS (Note 17)................................................................         1,414,670,644
                                                                                            ---------------------
TOTAL ASSETS...............................................................................       989,774,004,135
                                                                                            =====================
PROPRIETARY CAPITAL and LIABILITIES
PROPRIETARY CAPITAL
  Capital Stock (Peso)100 par value
  Authorized -- (Peso)50,000,000,000 divided into 500,000,000 shares Issued -- 270,488,708 in 1999 (Note 18)....................................................................... (Peso) 27,048,870,789
  Donated Capital (Note 19)................................................................         3,985,874,212
  Retained Earnings (Note 20)..............................................................       (17,120,169,294)
  Appraisal Capital........................................................................        95,801,691,348
  Contingent Surplus.......................................................................         1,414,670,644
                                                                                            ---------------------
      Total Proprietary Capital............................................................       111,130,937,699
                                                                                            ---------------------
LONG-TERM DEBTS (Net of Current Portion) (Note 21).........................................       292,000,807,629
                                                                                            ---------------------
LEASE OBLIGATION -- BOT (Note 22)..........................................................       485,805,843,742
                                                                                            ---------------------
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses....................................................        35,719,940,417
  Retention on Contract Payments...........................................................           755,480,126
  Deposits and Trust Funds (Note 21 & Note 23).............................................         3,371,462,068
  Dividends Payable........................................................................            30,215,838
  Lease Payable (Note 22)..................................................................        25,827,603,184
  Notes Payable............................................................................                    --
  Interest Payable.........................................................................         5,650,902,433
  Current Portion of Long-Term Debts.......................................................        27,078,596,473
                                                                                            ---------------------
      Total Current Liabilities............................................................        98,434,200,539
                                                                                            ---------------------
DEFERRED CREDITS (Note 24).................................................................         2,402,214,526
                                                                                            ---------------------
TOTAL PROPRIETARY CAPITAL and LIABILITIES.................................................. (Peso)989,774,004,135
                                                                                            =====================

                See accompanying Notes to Financial Statements.

                          NATIONAL POWER CORPORATION

                            STATEMENT OF CASH FLOWS
                For the Years Ended December 31, 1999 and 2000

                                                                    1999                  2000
                                                            --------------------  ---------------------
                                                                    pesos                 pesos
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss).......................................... (Peso)(5,953,359,081) (Peso)(12,963,767,536)
Adjustments to Reconcile Net Income to Net Cash Provided by
  Operating Activities
 Depreciation..............................................       14,294,511,392         13,586,547,454
 Depletion.................................................          753,264,000            828,988,000
 Amortization of Capacity fee..............................        8,946,617,561         15,327,380,562
 Amortization of Discount on Debt buy-back.................         (119,035,527)                    --
 Amortization of Bank Charges on DBB.......................            9,962,289                     --
 Amortization of Bond issue cost...........................           30,652,424            152,842,595
 Amortization of Bond Discount.............................            9,963,499             11,462,239
 Amortization of Deferred Forex Differential...............        7,345,360,954         14,605,367,977
 Amortization of SPEED Benefit.............................          350,000,000            764,870,622
 Amortization of Financial Assistance......................           81,937,409            165,700,784
 Revaluation of Loan charged to Gain on FOREX Fluctuation..        1,146,556,519            928,804,671
Revaluation of KEPCO Trust Deposit charged to Gain on
  FOREX Fluctuation........................................           53,465,355            369,964,579
 (Gain) /Loss on Retirement of Assets......................         (322,887,479)            (1,018,956)
 Currency Conversion from SDR to $.........................                   --             23,889,996
 Condonation of loan charge to Gain on CERA................                   --               (119,823)
Changes in Operating Assets and Liabilities
Net of Effects from --
 Decrease (Increase) in:
   Power Customers Receivables.............................       (1,176,350,447)        (7,535,155,800)
   Other Current Receivables...............................        1,570,712,057              4,682,724
   Materials and Supplies for Operation....................          844,250,963         (1,128,710,214)
   Advances................................................          267,949,820            (61,780,166)
   Prepayments.............................................          (48,373,335)           (40,801,164)
   Court and Other Deposits................................           34,260,374             55,527,490
   Cash Advances to Officer & Employees....................           (2,484,379)             4,007,336
   Invest. In Gov't Bonds and Other Corp...................               (3,500)                    --
   Accounts and Other No-Current Receivable................         (110,290,561)           215,859,341
   Other Assets (Note 9)...................................          583,652,697            169,360,045
   Other Deferred Credits..................................       (1,793,966,475)          (293,771,019)
 Increase (Decrease) in:
   Accounts Payable and Accrued Exp........................        1,934,846,996          8,302,213,094
   Retention on Contract Payments..........................       (1,119,686,267)          (452,393,281)
   Deposits and Trust Funds................................        1,277,626,852            473,682,975
   Interest Payable........................................          460,333,227            866,052,193
   Other Deferred Credits..................................           56,962,833            616,558,446
 Receipt of Tax Credit Certificates........................           69,440,348
 Correction of Prior Years Income..........................         (374,242,385)          (877,590,036)
Total Adjustments..........................................       35,055,007,214         47,082,432,663
                                                            --------------------  ---------------------
Net Cash Provided for Operating Activities................. (Peso)29,101,648,133  (Peso) 34,118,665,127

                          NATIONAL POWER CORPORATION

                For the Years Ended December 31, 1999 and 2000

                                                                         1999                   2000
                                                                 ---------------------  ---------------------
                                                                         pesos                  pesos
CASH FLOWS FROM INVESTING ACTIVITIES
 Construction Expenditures...................................... (Peso)(10,928,332,771) (Peso) (9,712,223,717)
 Additions to:
   Sale of Power Barges.........................................         2,111,986,647                     --
   (Inc) /Dec in Preliminary Surveys and Investigations.........            35,998,500             63,582,820
   (Inc) /Dec in Investment in MEC..............................           (41,091,828)           (17,242,943)
Net Cash Used in Investing Activities...........................        (8,821,439,452)        (9,665,883,840)
                                                                 ---------------------  ---------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings.....................................................        38,276,936,798          9,009,629,062
 Bond Floatation................................................                               20,156,500,000
 Increase/ Decrease in Notes Payables...........................        (5,400,310,000)        (1,550,000,000)
 Grants.........................................................           128,470,121            (41,943,495)
 Due to Phil. Government........................................         1,952,950,000
 Advances -- National Government................................         6,759,723,724            332,449,038
 Payment of Capacity Fees -- BOT................................       (13,402,372,593)       (23,412,699,784)
 Payment of Advances Bureau if Treasury.........................        (6,422,437,917)
 Payment of Loans...............................................       (19,930,683,900)       (28,016,150,081)
 Payment of KEPCO Deposit.......................................          (527,296,500)          (362,817,000)
 Advances to SRMPP Non-Power Components.........................        (4,883,096,133)        (7,248,322,545)
 (Increase) /Decrease in Bond Sinking Fund......................           (11,645,291)           (11,645,291)
 (Increase) /Decrease in Other Assets -- Cash Restricted Account       (16,696,646,888)         5,956,698,255
Net Cash Provided by Financing Activities.......................       (20,156,408,579)       (25,188,301,841)
                                                                 ---------------------  ---------------------
Net Increase (Decrease) in Cash and Cash Equivalent.............           123,800,102           (735,520,554)
Cash and Cash Equivalents @ Beginning of Year...................         3,363,837,519          3,487,637,621
                                                                 ---------------------  ---------------------
Cash and Cash Equivalents @ End of Year......................... (Peso)  3,487,637,621  (Peso)  2,752,117,067
                                                                 =====================  =====================

                          NATIONAL POWER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  Primary Function

   The primary function of the Corporation is the total electrification of the Philippines through the development of power from all sources to meet the needs of rural electrification, in coordination with/and supported by the agencies of the government.

2.  Significant Accounting Policies

  A.  Utility Plant and Depreciation

   Utility plant is carried in the books at appraised values, except for additions during the year which are recorded at cost. These assets are revalued in consonance with NPC's loan covenants with creditor banks and in pursuant to SFAS No. 12 which permits revaluation of properties, plant and equipment.

  B.  Appraisal of Utility Plant

   Electric Plant in Service are recorded at appraised values in compliance with ADB's and World Bank's loan covenants and in pursuance to Statement of Financial Accounting Standard No. 12 which permits the appraisal of property, plant and equipment.

   An independent appraiser conducts the review and appraisal of NPC's assets once every four years. In the interim, NPC undertakes the internal revaluation which is adjusted when there are variances between internally appraised figures and those of the independent appraisers.

   The difference between the new over the old appraised values is recorded under the Appraisal Capital account. This account is treated as a permanent account and is not diminished by any depreciation charges, following Par. 17 of SFAS No. 12.

  C.  Capitalization of Interest

   Interest incurred on external borrowings which relate to capital projects in progress and prior to the commencement of operation are capitalized.

  D.  Allocation of Support Group Expenses

   Expenses of the Home Office Support Group are allocated between operation and construction. The allocation rate is based on the extent of support services rendered to operations and capital projects. The present ratio of operating expenses to capital expenses is 75/25.

   Cost Center services that cannot be clearly classified as well as expenses identified as having no direct effect to projects are treated as one hundred percent operating expenses.

  E.  Investments

   Local investments are valued at purchase price while foreign investments are recorded at the date of the transaction using standard booking rates equivalent to the Bangko Sentral ng Pilipinas ("BSP") guiding rate on the last working day of the preceding year. Foreign investment balances are then revalued at the end of each year using the BSP guiding rates.

   Interest earnings on placements follow the accrual method of accounting: however for short dated placements of less than a month, the interest earnings are recognized in the books at maturity dates.

                          NATIONAL POWER CORPORATION

  F.  Receivables

   Power and other receivables are stated net of allowance for doubtful accounts. Allowances are determined through the specific identification of uncorrectable accounts.

  G.  Materials and Supplies for Operation

   Materials and supplies for operation can be categorized into fuel (and other related product) and non-fuel. The Fuel M & S are composed of the fuel oil, diesel, coal & thermal chemical stocks used by NPC plants for power generation. These inventories are valued using the last-in-first out ("LIFO") method.

   The non-Fuel M & S, on the other hand, are valued using the moving average method and can be further broken down into the non-Fuel M & S of NPC plants and areas and those non-Fuel M & S assigned to private IPPs.

  H.  Deferred Taxes and Duties

   By virtue of FIRB# 17-87 of the Department of Finance, the Corporation is exempt from payment of taxes and duties on local oil purchases. Oil suppliers bill NPC at gross selling price inclusive of taxes and duties. Fuel deliveries and consumption are recorded in the books net of taxes and duties. Said taxes and duties are recognized as Deferred Taxes and Duties representing claims from the Bureau of Internal Revenue and Bureau of Customs. Upon receipt of Tax Credit Certificates, the refund is debited to Accounts Receivable-Others and a corollary entry is made by a debit to Other Expense and a credit to Other Income.

  I.  Accounting for Foreign Exchange Fluctuation

   Transactions denominated in foreign currencies are recorded at standard booking rate and then restated at the end of the year using the rate of exchange ruling at the balance sheet date. Foreign exchange differentials accruing on loans for projects under construction are recorded as project cost while differentials on the restatement of outstanding loans used for operating plants are debited to deferred FOREX Differential account and are being amortized over the remaining life of the loan.

   On the other hand, foreign exchange difference from restatement of working capital loans are recorded as gain/loss on foreign exchange ("FOREX") fluctuation. Payments of loans and interest thereof are recorded at prevailing exchange rate at date of transaction. Any difference thereof from the booking rate is likewise treated as gain/loss on Forex fluctuation.

  J.  Accounting Treatment for BOT Projects

   Total capacity fees for the duration of the cooperation period are recognized outright in the books by a debit to Electric Plant under Capital Lease account and a corresponding credit to Lease Obligation under the Long-Term Debts for the unpaid portion of the capital recovery fees. Hopewell Pagbilao and Sual Coal Fired Thermal Power Plant are amortized over 29 and 25 years, respectively while the rest of BOT assets are amortized over 20 years.

   Lease Obligation denominated in foreign currencies are restated at year-end exchange rate. Foreign exchange differentials on these restatements are debited to the Deferred FOREX Differential and amortized over the remaining life of the individual IPP contracts.

                          NATIONAL POWER CORPORATION

  K.  Income Determination

   The Corporation uses the accrual method and an all inclusive concept of income determination wherein all ordinary and extraordinary items pertaining to current period are considered in computing net income while items applicable to prior periods are recorded as adjustment of prior years' income and are reflected in the Statement of Retained Earnings.

  L.  Composition of Rate Base

   Rate Base is the average value of the net fixed assets in operation at the beginning and at the end of each year. The value of net fixed assets in operation equals the gross value of the operating assets less the amount of accumulated depreciation.

   Plants undergoing major rehabilitation/repair and which are out of operation for less than one calendar year are included in the computation of Rate Base.

3.  Utility Plant

   Total Utility Plant consists of the following:

                                          Historical Cost                             Appraised Cost
                            ------------------------------------------- -------------------------------------------
Plant Type                          2000                  1999                  2000                  1999
----------                  --------------------- --------------------- --------------------- ---------------------
ELECTRIC PLANTS IN
  SERVICE:
DEPRECIABLES:
 Steam Production Plant.... (Peso) 73,401,438,789 (Peso) 93,242,558,971 (Peso)161,906,381,366 (Peso)176,817,191,945
 Hydraulic Production Plant        15,456,345,730        15,423,627,526        75,332,683,228        75,274,954,111
 Other Production Plant....        18,072,221,794        33,020,692,977        38,359,962,974        45,549,013,214
 Transmission Plant........        92,427,736,077        88,397,402,919       146,231,837,733       142,143,255,486
 Distribution Plant........            68,832,254            67,523,226           190,668,469           194,092,098
 General Plant.............             7,182,889            23,308,713            10,713,963            21,516,406
LANDS AND LANDHOLDINGS:
 Steam Production Plant....           392,772,193           371,340,745         1,383,191,181         1,662,203,950
 Hydraulic Production Plant           211,565,829           211,553,100         1,371,128,483         1,371,128,483
 Other Production Plant....            12,788,102            12,287,365           114,227,621           140,753,229
 Transmission Plant........           824,985,159           840,435,142         2,422,763,980         2,399,543,365
 General Plant.............            10,394,260            10,394,260         1,462,241,000         1,462,241,000
EPS Land on Lease..........             6,860,182             6,860,182           187,738,000           187,738,000
OTHER UTILITY PLANTS.......         7,844,277,731         7,644,366,430        30,301,166,523        30,099,540,493
                            (Peso)207,737,400,989 (Peso)239,272,351,556 (Peso)459,274,704,521 (Peso)477,323,171,780
ACCUMULATED
  DEPRECIATION and
  DEPLETION
DEPRECIATION...............        57,231,335,472        51,645,032,660       175,635,075,424       183,287,659,481
Steam Production Plant.....        21,736,093,242        21,864,241,254        62,059,936,184        72,808,728,561
Hydraulic Production Plant.         6,111,537,732         5,765,211,520        39,478,622,052        37,802,977,287
Other Production Plant.....         8,970,854,204         9,390,244,225        20,463,118,405        23,191,527,304
Transmission Plant.........        20,385,801,627        14,603,496,654        53,494,085,665        49,346,265,644
Distribution Plant.........            22,262,428            20,903,942           133,162,789           132,162,511
General Plant..............             4,786,239             9,935,065             6,150,329             5,998,174
DEPLETION..................         4,926,994,095         4,420,664,555        15,449,926,166        14,582,516,626

                          NATIONAL POWER CORPORATION

                                   Historical Cost                             Appraised Cost
                     ------------------------------------------- -------------------------------------------
Plant Type                   2000                  1999                  2000                  1999
----------           --------------------- --------------------- --------------------- ---------------------
OTHER UTILITY PLANTS         3,409,049,148         3,140,561,939        24,384,605,900        24,004,894,271
                            65,567,378,715        59,215,259,154       215,469,607,490       221,875,070,379
NET UTILITY PLANT... (Peso)142,170,022,274 (Peso)180,057,092,402 (Peso)243,805,097,031 (Peso)255,488,101,401
                     ===================== ===================== ===================== =====================

4.  Construction Work in Progress ("CWIP")

   Cost of projects under construction is presented as Construction Work in Progress while stock inventory intended for projects but still in the custody and within the responsibility of project custodians and stock inventory still in transit are segregated from the account and classified under Investment and Other Assets, as follows:

                                            2000                 1999
                                    -------------------- --------------------
   Construction Work in Progress --
    Work Order..................... (Peso)29,721,356,325 (Peso)22,159,382,891
   Construction Work in Progress --
    Materials and Supplies.........        2,337,790,548        2,662,774,289
                                    -------------------- --------------------
                                    (Peso)32,059,146,873 (Peso)24,822,157,180
                                    ==================== ====================

5.  Electric Plant Under Capital Lease

   This account represents the total computed capacity fees of BOT Projects for the duration of the cooperation period.

                                            2000                   1999
                                   ---------------------  ---------------------
Electric Plant under Capital Lease (Peso)408,206,958,161  (Peso)383,706,188,231
Accumulated Amortization..........       (48,173,299,447)       (32,845,918,885)
                                   ---------------------  ---------------------
                                   (Peso)360,033,658,714  (Peso)350,860,269,346
                                   =====================  =====================

6.  Investment in Government and Other Corporations

   Investments in governing and other corporations consists substantially of investments in sinking funds held for the Corporation's long-term bonds payable.

7.  Non-Utility Property

   Non-utility property account consists of:

                               Historical Coat                           Appraised Cost
                   ---------------------------------------- -----------------------------------------
Plant Type                 2000                1999                 2000                 1999
----------         -------------------- ------------------- -------------------- --------------------
Non-Utility Lands.          138,873,245          78,881,838          516,113,715          211,573,354
Non-Utility Plants       11,134,305,549       3,268,970,599       38,940,300,204       14,147,013,125
                   (Peso)11,273,178,794 (Peso)3,347,852,437 (Peso)39,456,413,919 (Peso)14,358,586,479
Accumulated
  Depreciation....        8,228,432,140       2,835,195,701       32,758,650,051       11,749,413,136
NON-UTILITY
  PROPERTY
Net............... (Peso) 3,044,746,654 (Peso)  512,656,736 (Peso) 6,697,763,868 (Peso) 2,609,173,343

                          NATIONAL POWER CORPORATION

8.  Account & Other Receivables

   This account consists of:

                                          2000                 1999
                                  -------------------  -------------------
    Non-Current Receivables...... (Peso)5,134,871,870  (Peso)5,230,034,203
    Non-Current Power Receivables         691,641,305          737,478,416
    Non-Current Lease Receivable.           1,725,811            7,721,205
                                  -------------------  -------------------
    Total........................       5,828,238,986        5,975,233,825
    Allowance for Bad-Debts......        (574,095,810)        (527,803,318)
                                  -------------------  -------------------
                                  (Peso)5,254,143,176  (Peso)5,447,430,507
                                  ===================  ===================

   Non-current receivable includes the (Peso)1.707 Billion Royalty Fees paid to PNOC-EDC for the unutilized geothermal energy from July 1996 to December 1998 and the receivables from MWSS for their utilization of Angat Dam regarding the Optimization project of the government from 1992 to 1997 in the amount of
(Peso)3.133 Billion.

9.  Other Assets

   Other assets substantially consists of:

                                                  2000                 1999
                                          -------------------- --------------------
Stored Energy -- Leyte A & B............. (Peso) 5,665,717,199 (Peso) 5,837,985,907
Cash-Restricted..........................       13,885,246,025       19,841,944,280
Investment in Maintenance Eng'g Ctr......          177,978,802          160,735,859
Advances to San Roque Non-Power Component       19,781,905,736        9,918,437,300
Stock for Disposal.......................           39,191,799           37,216,779
                                          -------------------- --------------------
   TOTAL................................. (Peso)39,550,039,561 (Peso)35,796,320,125
                                          ==================== ====================

   The Cash Restricted pertains to the funds intended for purposes other than current operations and therefore not immediately available to management for any disbursement transactions other than its specified purpose.

   Stored energy which is booked under Court and Other Deposit is presented in the Balance Sheet as Other Assets in the amount of (Peso)2.1 Billion and
(Peso)3.6 Billion for Leyte A & B, respectively. The said amounts represent advance payments made to PNOC-EDC for the cost of contracted energy for Leyte A & B.

   The San Roque Multi Purpose Project ("SRMPP") pertains to the construction of the Non-Power components such as Watershed Management, water quality, flood control and irrigation of the project. The Memorandum of Agreement ("MOA") covering this said project provides that NPC shall be reimbursed by Department of Agriculture/National Irrigation Administration, Department of Environment and Natural Resources ("DENR") and Department of Public Works and Highways ("DPWH") in the amount and terms specified in the MOA through the Department of Finance ("DOF").

                          NATIONAL POWER CORPORATION

10.  Cash and Cash Equivalents

   This account is composed of:

                                  2000                1999
                           ------------------- -------------------
              Cash in Bank (Peso)2,516,489,325 (Peso)3,380,768,734
              Cash on Hand         202,638,207          71,054,750
              Working Fund          32,989,535          35,814,137
                           ------------------- -------------------
                           (Peso)2,752,117,067 (Peso)3,487,637,621
                           =================== ===================

11.  Power Customers Receivables

   Receivable from power customers consists of:

                                          2000                  1999
                                  --------------------  --------------------
   Power Receivables............. (Peso)16,207,805,757  (Peso)13,072,702,406
   Accrued Utility Revenue.......        6,996,635,855         2,091,859,866
   Restructured Power Receivables           32,988,379            44,996,557
                                  --------------------  --------------------
   Total.........................       23,237,429,991        15,209,558,829
   Allowance for Bad Debts.......       (2,409,397,050)       (1,962,514,516)
                                  --------------------  --------------------
                                  (Peso)20,828,032,941  (Peso)13,247,044,313
                                  ====================  ====================

12.  Other Receivables

   Other receivables consists of:

                                              2000                 1999
                                      -------------------  -------------------
Tax Credit Certificates.............. (Peso)  886,417,504  (Peso)1,389,085,478
Receivables from National Government.         524,715,368          461,379,859
Interest.............................         177,165,297          126,698,452
Rent.................................         343,553,477          186,226,527
Receivables from Officers & Employees          10,488,868            9,346,022
Recoverable from Insurance Co........             296,375              844,764
Receivable -- Others.................       1,362,686,992        1,235,899,209
                                      -------------------  -------------------
Total................................       3,305,323,881        3,409,480,312
Allowance for Bad Debts..............        (436,873,233)        (452,097,766)
                                      -------------------  -------------------
                                      (Peso)2,868,450,648  (Peso)2,957,382,545
                                      ===================  ===================

   Receivable -- Others account consists of:

                                            2000                1999
                                     ------------------- -------------------
    Receivables from Private Co..... (Peso)  884,691,772 (Peso)  807,256,281
    Others..........................         394,766,493         303,964,373
    Receivable -- Fuel Oil Suppliers          83,228,727         124,678,555
                                     ------------------- -------------------
                                     (Peso)1,362,686,992 (Peso)1,235,899,209
                                     =================== ===================

                          NATIONAL POWER CORPORATION

13.  Materials and Supplies for Operation

   The account consists of:

                                                  2000                  1999
                                          --------------------  --------------------
Materials, Supplies & Equip. Invty....... (Peso) 5,712,420,023  (Peso) 5,694,427,585
Asset in Trust for Prvt. Pwr. Contractors        3,351,277,661         2,320,555,691
MSE in Transit -- Operating Plants.......        1,618,746,906         1,098,507,522
Stock Transfer Clearing Accounts.........        1,087,415,136         1,252,973,045
Diesel...................................          198,941,236           212,680,728
Materials, Supply Temporary Adj..........          264,425,941           563,334,771
Coal.....................................          294,535,218           518,376,716
Fuel Oil.................................          525,538,568           370,745,697
Aviation Fuel & Other Oil Products.......          106,212,760            80,726,725
Thermal Chemicals........................           39,023,243            56,422,010
Stock for Transshipment..................           10,905,625            36,149,808
Fuel Temporary Adjustment Acct...........          (10,310,279)          (39,045,205)
Gasoline.................................            2,275,282             1,812,494
                                          --------------------  --------------------
Total.................................... (Peso)13,201,407,320  (Peso)12,167,667,587
                                          ====================  ====================

14.  Advances

   Advances consists of:

                                                2000               1999
                                          ----------------- -------------------
Advances to contractors.................. (Peso)492,853,074 (Peso)1,010,969,959
Advances to Philippine Geothermal........        39,647,320          79,963,577
Advances to Gov't Bodies and Institutions        45,611,576          31,693,091
                                          ----------------- -------------------
Total....................................       578,111,970       1,122,626,627
                                          ================= ===================

15.  Prepayments

   Prepayments consist of:

                                            2000              1999
                                      ----------------- -----------------
       Marginal and Guaranty Deposits (Peso)818,424,350 (Peso)777,284,674
       Prepaid Charges/Expenses......        11,593,559        11,932,070
                                      ----------------- -----------------
       Total......................... (Peso)830,017,909 (Peso)789,216,744
                                      ================= =================

                          NATIONAL POWER CORPORATION

16.  Deferred Charges

   Deferred charges includes:

                                            2000                  1999
                                    --------------------- ---------------------
Deferred FOREX Differential........ (Peso)246,838,525,736 (Peso)139,665,309,290
Other Deferred Debits..............         6,742,680,023         5,814,685,369
Deferred Taxes & Duties............         3,444,606,897         3,314,058,192
Preliminary Surveys & Investigation         1,204,262,177         1,267,218,125
Deferred Financial Assistance......           751,244,247           891,055,649
Discount on NPC Bonds Payable......           227,969,433           231,723,933
Deferred repairs & Maintenance.....           202,930,073           250,983,825
Others.............................           234,075,136           174,007,909
                                    --------------------- ---------------------
Total.............................. (Peso)259,646,293,722 (Peso)151,609,042,292
                                    ===================== =====================

   The Deferred FOREX Differential mainly includes the restatement of the outstanding balances of foreign currency denominated loans and lease obligation on BOT plants while the bulk of Other Debits includes expenses set up for the SPEED benefits of NPC employees. The Deferred Taxes and Duties pertains to the tax and duty exemption privileges of the Corporation in its purchase of petroleum products which are paid by the Corporation at gross. Such taxes and duties shall become refundable by tax collecting agencies such as BIR and the Bureau of Customs.

17.  Contingent Assets/Surplus

   The account consists of disallowances in post-audit, as well as claims for unrelieved losses of NPC properties and claims for all established inventory shortages of Property Custodians. The contra account for these Contingent Assets is Contingent Surplus which is presented as part of the capital accounts in the Balance Sheet.

18.  Capital Stock

   No additional Capital Stock was issued in 2000. The last issuance was made in 1999 equivalent to 5,918,550 shares representing partial payment of the stock dividend declared in CY 1994.

19.  Donated Capital

   These are grants received from foreign governments and lending institutions which were used to finance the implementation of various projects of NPC.

20.  Retained Earnings

   Retained Earnings were appropriated for Bond Sinking Fund equivalent to 5% of Net Operating Income as provided by the NPC Charter.

                          NATIONAL POWER CORPORATION

21.  Long-Term Debts

   This account consists of:

                                                  2000                  1999
                                          --------------------- ---------------------
Foreign Loans & Other Long-term Debts.... (Peso)231,875,748,698 (Peso)218,304,926,003
NPC Bonds Payable........................        75,919,480,000        41,591,130,000
Due to Phil. Gov't & its Agencies........         7,409,330,404         6,123,391,726
KEPCO Security Deposit...................         3,874,845,000         3,487,074,500
                                          --------------------- ---------------------
                                                319,079,404,102       269,506,522,229
                                          --------------------- ---------------------
Less Current Portion
 -- Foreign Loans & Other Long-term Debts        26,893,420,701        30,532,238,909
 -- Due to Phil. Gov't & its Agencies....           185,175,772           149,306,032
                                                 27,078,596,473        30,681,544,941
                                          --------------------- ---------------------
Total.................................... (Peso)292,000,807,629 (Peso)238,824,977,288
                                          ===================== =====================

   Foreign loans are restated at year-end based on the following BSP guiding rates on foreign currencies:

                                               BSP Guiding Rates
                                               -----------------
                                               12-31-00 12-31-99
                                               -------- --------
                Dollar.............         $1 49.9980  40.3130
                Yen................ (Yen)    1  0.4368   0.3938
                Austrian Schilling.        AS1  3.3788   2.9502
                Deutsche Mark......        DM1 23.7715  20.7560
                French Franc.......        FF1  7.0878   6.1887
                Swiss Franc........       SFR1 30.5873  25.2936
                Great Britain Pound      GBP 1 74.7470  65.1055

22.  Lease Obligation--BOT

   This account consists of:

                                     2000                  1999
                             --------------------- ---------------------
       Lease Obligation.....       511,633,446,926       428,323,153,089
       Less: Current Portion        25,827,603,184        22,122,560,635
                             --------------------- ---------------------
                             (Peso)485,805,843,742 (Peso)406,200,592,454
                             ===================== =====================

   Total capacity fees for BOT Plants were recorded as Electric Plant under Capital Lease with a corresponding credit to Lease Obligations. Estimated capacity fees amounting to (Peso)26 billion payable in 2000 was set-up to current liabilities under the Current Portion of Lease Obligation account.

23.  Deposits and Trust Funds

   The account substantially consists of the (Peso)3.176 Billion total payments made through Escrow agent representing 60% of the service fees required in the 90 day provisional agreement executed with Philippine Geothermal. The original service contract with PGI expired on September 30, 1996.

                          NATIONAL POWER CORPORATION

24.  Deferred Credits

   Deferred Credits include advances for other work in progress, advances from Bureau of Treasury for servicing the indebtedness of NPC.

25.  FOREX Recovery

   For proper matching of cost and revenue, recovery from FOREX I, which is a recovery of peso fluctuation on principal repayments, is recorded as other income while FOREX II is a recovery of foreign denominated other operating expenses is recorded as part of operating revenue.

   Effective August 26, 1994, the corporation included in the customer's power bills Foreign Exchange Adjustment charges intended to recover the Corporation's foreign exchange losses arising from the servicing of its principal indebtedness ("FOREX I") and related foreign operating expenses ("FOREX II").

26.  Privatization and Subsidization

   Pursuant to Board Resolution No. 96-148 dated June 24, 1996, privatization related expenses were classified from Operating Expenses to Other Expenses. In 1997, these include the cost of retirement benefits such as gratuity pay, terminal and accrued leaves and expenses incurred by Privatization and Restructuring External Office ("PREO"). However, since the imminent privatization of NPC is clearly unrelated to its ordinary and typical activities, which is expected to benefit one or more future periods, the corresponding cost of retirement benefits, such as gratuity pay, terminal and accrued leaves related to operation was treated as deferred debits to be amortized over two (2) years starting the succeeding year, while, the cost of benefit pertaining to Engineering was treated as part of the Construction Work in Progress.

   For CY 2000, the amount certified for obligation in 2001 is (Peso)190 Million and (Peso)1,940 Million for Engineering and Non-Engineering, respectively.

27.  Taxes & Licenses

   Pursuant to BIR Ruling #018-2000, Section 32 (B) (7) (b) of the Code (supra) dated January 20, 2000, the income of the National Power Corporation from its operations as a public utility shall be exempt from corporate income tax.

   The enactment of the local government code has empowered the Local Government Units to create their own sources of revenue and to levy taxes. Pursuant to this, effective January, 1992, the payment of realty, franchise tax and Local Government Unit's share in the national wealth became a contracted obligation of NPC. Total taxes in 2000 amounted to (Peso)1,128 Million.

28.  PNOC-EDC Shortfall Billings

   PNOC-EDC has informed the Corporation that it has outstanding receivables on fuel shortfall from NPC in the amount of (Peso)754.0 Million. The account has been left under the advisement until the same can be included in the design of NPC power rates. NPC has not recognized this account.

29.  Pending Cases

   The Corporation is a defendant in several lawsuits involving a total of
(Peso)7.922 Billion and a claimant in other lawsuits amounting to (Peso)3.376 Million.

            INDEX TO DEBT TABLES OF THE REPUBLIC OF THE PHILIPPINES

                                                                      Page
                                                                      ----
     Guaranteed External Debt of the Republic of the Philippines.....  T-2
     External Debt of the Republic of the Philippines................  T-9
     Domestic Government Securities.................................. T-21
     Government Guaranteed Corporate Bonds........................... T-32
     Domestic Debt of the Republic (Other Than Securities)........... T-33
     Guaranteed Domestic Debt of the Republic (Other Than Securities) T-35

          GUARANTEED EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES
                            As of December 31, 2001
                                 (in millions)


                                                          Interest Rate/                     Original Amount Contracted
                                                             Spread/                         --------------------------
                                                          Service Charge    Year    Year of  (In original    (In US
Currency                         Interest Rate Basis       (Per annum)   Contracted Maturity  currency)    dollars)(2)
--------                         -------------------      -------------- ---------- -------- ------------  -----------
Grand Total                                                                                                 15,088.04
I.  National Government Direct Guarantee on GOCC Loans                                                      14,695.99
                                                                                                            ---------
          A Loans                                                                                           12,875.86
                                                                                                            ---------
            Canadian Dollars                                  9.2000%       1991      2003        23.54         14.74
                                                                                                  -----         -----
                             Fixed Rate
            Swiss Francs                                                                          81.46         48.52
                                                                                                  -----         -----
                             Fixed Rate                       8.8750%       1992      2004        34.31         20.44
                             Swiss Export Base Rate           1.3750%       1993      2004         6.50          3.87
                             Swiss Export Base Rate           1.3750%       1993      2004        40.65         24.21
            Deutsche Marks                                                                       850.93        384.22
                                                                                                 ------        ------
                             Fixed Rate                       7.0000%       1995      2035        30.70         13.86
                             Fixed Rate                       2.0000%       1990      2020       150.00         67.73
                             Fixed Rate                       2.0000%       1988      2018        46.00         20.77
                             Fixed Rate                       9.0000%       1992      2032        60.00         27.09
                             Fixed Rate                       9.0000%       1993      2033        60.00         27.09
                             Fixed Rate                       9.0000%       1993      2023        30.40         13.73
                             Fixed Rate                       2.0000%       1981      2016        15.50          7.00
                             Fixed Rate                       2.0000%       1981      2011         0.60          0.27
                             Fixed Rate                       7.5000%       1995      2035        14.75          6.66
                             Fixed Rate                       2.0000%       1981      2011         4.70          2.12
                             Fixed Rate                       2.0000%       1979      2009         7.00          3.16
                             Fixed Rate                       2.0000%       1979      2015        35.80         16.16
                             Fixed Rate                       7.5000%       1995      2035        50.10         22.62
                             Fixed Rate                       2.0000%       1979      2009         2.80          1.26
                             Fixed Rate                       9.0000%       1993      2033       145.00         65.47
                             Fixed Rate                       6.5000%       1996      2008        15.00          6.77
                             Fixed Rate                       9.0000%       1995      2036        12.80          5.78
                             Fixed Rate                       6.5000%       1996      2036         9.30          4.20
                             German Capital Market Rate       0.0000%       1991      2031        17.25          7.79
                             German Capital Market Rate       0.0000%       1992      2005        26.00         11.74
                             German Capital Market Rate       0.0000%       1993      2005        39.60         17.88
                             German Capital Market Rate       0.0000%       1993      2005        15.00          6.77
                             LIBOR-6 Mos. Deposit             1.0000%       1992      2004        18.70          8.44
                             LIBOR-6 Mos. Deposit             0.0000%       1994      2004        43.93         19.84
            Euro                                              0.0000%       2000      2013         7.81          6.90
                                                                                                   ----          ----
                             Interest Free
            Spanish Pesetas                                                                    1,262.24          6.70
                                                                                               --------          ----
                             Fixed Rate                       2.5000%       1993      2013       631.12          3.35
                             Organization for Economic        0.0000%       1993      2004       631.12          3.35
                             Cooperation Development Rate
            French Francs                                                                        554.46         74.64
                                                                                                 ------         -----
                             Fixed Rate                       6.8500%       1994      2006         9.42          1.27
                             Fixed Rate                       6.8500%       1994      2002        54.75          7.37
                             Fixed Rate                       3.0000%       1990      2021         4.86          0.65
                             Fixed Rate                       3.0000%       1990      2021         0.38          0.05
                             Fixed Rate                       8.3000%       1991      2002         4.78          0.64
                             Fixed Rate                       3.5000%       1979      2005        80.00         10.77
                             Fixed Rate                       8.3000%       1990      2002         0.29          0.04
                             Fixed Rate                       3.0000%       1990      2021         1.68          0.23
                             Fixed Rate                       3.1000%       1994      2014        10.09          1.36
                             Fixed Rate                       8.3000%       1990      2002         0.47          0.06
                             Fixed Rate                       3.3000%       1994      2014         4.94          0.67
                             Fixed Rate                       3.0000%       1990      2021         1.45          0.20
                             Fixed Rate                       2.5000%       1991      2022         6.44          0.87
                             Fixed Rate                       3.1000%       1994      2014         9.90          1.33
                             Fixed Rate                       3.0000%       1990      2022         0.76          0.10
                             Fixed Rate                       8.3000%       1990      2001         1.97          0.27
                             Fixed Rate                       8.1000%       1994      2005         1.69          0.23
                             Fixed Rate                       3.0000%       1988      2021        45.88          6.18
                             Fixed Rate                       3.0000%       1990      2021         6.26          0.84
                             Fixed Rate                       8.3000%       1990      2002         0.53          0.07
                             Fixed Rate                       8.3000%       1990      2001         1.57          0.21
                             Fixed Rate                       3.0000%       1990      2021         1.41          0.19

              Outstanding Balance
            as of December 31, 2001
            ------------------------
            (In original   (In US
Currency     currency)   dollars)(2)
--------    ------------ -----------
Grand Total               9,176.89
I.  National Government Direct Guarantee on GOCC Loans                  8,856.17
                          --------
          A               6,594.49
                          --------
                 3.53         2.21
                 ----         ----

                27.20        16.20
                -----        -----
                 8.58         5.11
                 2.18         1.30
                16.44         9.79
               427.74       193.13
               ------       ------
                29.48        13.31
                28.19        12.73
                37.95        17.14
                72.80        32.87
                59.95        27.07
                30.40        13.73
                 7.35         3.32
                 0.30         0.14
                14.75         6.66
                 2.33         1.05
                 2.63         1.19
                17.64         7.97
                44.70        20.18
                 1.05         0.47
                 9.20         4.15
                 0.00         0.00
                 6.86         3.10
                 6.76         3.05
                 2.70         1.22
                 7.01         3.16
                20.32         9.18
                 9.71         4.38
                 4.68         2.11
                10.98         4.96
                 3.06         2.70
                 ----         ----

               772.75         4.10
               ------         ----
               549.63         2.92
               223.12         1.18

               344.20        46.34
               ------        -----
                 5.58         0.75
                 0.40         0.05
                 4.86         0.65
                 0.38         0.05
                 0.24         0.03
                13.99         1.88
                 0.03         0.00
                 1.68         0.23
                 9.86         1.33
                 0.05         0.01
                 4.76         0.64
                 1.41         0.19
                 6.44         0.87
                 9.67         1.30
                 0.76         0.10
                 0.00         0.00
                 0.59         0.08
                40.15         5.40
                 6.11         0.82
                 0.05         0.01
                 0.00         0.00
                 1.34         0.18

                                 (in millions)

                                                                                                    Outstanding Balance
                                    Interest Rate/                     Original Amount Contracted as of December 31, 2001
                                       Spread/                         -------------------------- ------------------------
                                    Service Charge    Year    Year of  (In original    (In US     (In original   (In US
Currency        Interest Rate Basis  (Per annum)   Contracted Maturity  currency)    dollars)(2)   currency)   dollars)(2)
--------        ------------------- -------------- ---------- -------- ------------  -----------  ------------ -----------
                Fixed Rate              8.3000%       1990      2001          1.68        0.23           0.00       0.00
                Fixed Rate              3.0000%       1990      2021          1.69        0.23           1.61       0.22
                Fixed Rate              8.3000%       1990      2001          0.13        0.02           0.00       0.00
                Fixed Rate              5.4500%       1990      2016        120.00       16.16          90.00      12.12
                Fixed Rate              2.5000%       1991      2022          8.06        1.09           8.06       1.09
                Fixed Rate              3.0000%       1990      2022          1.22        0.16           1.22       0.16
                Fixed Rate              8.3000%       1990      2002          0.29        0.04           0.03       0.00
                Fixed Rate              3.0000%       1990      2022          6.12        0.82           6.12       0.82
                Fixed Rate              3.0000%       1990      2021          4.73        0.64           4.38       0.59
                Fixed Rate              3.0000%       1990      2022          0.36        0.05           0.36       0.05
                Fixed Rate              3.0000%       1990      2022          2.25        0.30           2.13       0.29
                Fixed Rate              3.0000%       1988      2021          4.12        0.55           3.81       0.51
                Fixed Rate              8.1000%       1994      2006          5.00        0.67           2.23       0.30
                Fixed Rate              8.3000%       1990      2002          0.44        0.06           0.04       0.01
                Fixed Rate              3.1000%       1994      2014         42.62        5.74          36.68       4.94
                Fixed Rate              8.3000%       1990      2002          0.22        0.03           0.02       0.00
                Fixed Rate              6.8700%       1996      2017         24.65        3.32          16.02       2.16
                Fixed Rate              1.5000%       1996      2022          8.42        1.13           8.42       1.13
                Fixed Rate              1.5000%       1996      2002          4.46        0.60           4.46       0.60
                Fixed Rate              1.5000%       1996      2002          7.49        1.01           7.49       1.01
                Fixed Rate              1.5000%       1996      2002         10.46        1.41          10.46       1.41
                Fixed Rate              1.5000%       1996      2002          0.45        0.06           2.99       0.40
                Fixed Rate              5.4500%       1991      2018         30.00        4.04          25.65       3.45
                Fixed Rate              8.3000%       1990      2002          0.22        0.03           0.02       0.00
                Fixed Rate              8.3000%       1991      2002          6.83        0.92           0.34       0.05
                Fixed Rate              3.3000%       1994      2014          1.14        0.15           1.06       0.14
                Fixed Rate              8.3000%       1990      2002          0.57        0.08           0.06       0.01
                Fixed Rate              3.0000%       1990      2022          0.48        0.07           0.47       0.06
                Fixed Rate              8.3000%       1990      2002          0.47        0.06           0.05       0.01
                Fixed Rate              8.3000%       1990      2002          3.50        0.47           0.35       0.05
                Fixed Rate              8.3000%       1990      2002          4.79        0.64           0.48       0.06
                Fixed Rate              3.0000%       1990      2022          0.70        0.09           0.70       0.09
                Fixed Rate              8.3000%       1990      2002          0.29        0.04           0.03       0.00
                Fixed Rate              8.3000%       1990      2002          0.69        0.09           0.07       0.01
                Fixed Rate              8.3000%       1990      2002          0.38        0.05           0.04       0.01
Korean Won                                                                8,249.00        6.25       7,655.98       5.80
                                                                          --------        ----       --------       ----
                Fixed Rate              3.5000%       1995      2015      8,249.00        6.25       7,655.98       5.80
                Fixed Rate              3.5000%       1995      2015      8,645.00        6.55           7.85       0.01
Pounds Sterling                                                              20.77       30.18           4.94       7.18
                                                                             -----       -----           ----       ----
                Fixed Rate              8.3000%       1990      2002         13.03       18.94           0.30       0.43
                Fixed Rate              5.9500%       1995      2007          7.74       11.25           4.64       6.75
Japanese Yen                                                            728,681.73    5,534.34     394,526.36   2,996.43
                                                                        ----------    --------     ----------   --------
                Fixed Rate              6.5000%       1991      2002      2,250.58       17.09         225.06       1.71
                Fixed Rate              2.5000%       1992      2022      6,686.00       50.78       6,686.00      50.78
                Fixed Rate              6.5000%       1991      2003     13,214.97      100.37       2,640.80      20.06
                Fixed Rate              3.0000%       1994      2024     15,000.00      113.93      12,699.81      96.46
                Fixed Rate              2.5000%       1989      2006      5,003.68       38.00       4,943.68      37.55
                Fixed Rate              6.5000%       1991      1999      2,201.88       16.72           0.00       0.00
                Fixed Rate              2.5000%       1991      2021     30,084.00      228.49      28,616.48     217.34
                Fixed Rate              6.0000%       1992      2004     27,073.09      205.62           0.00       0.00
                Fixed Rate              2.7000%       1988      2002      1,936.96       14.71       1,936.95      14.71
                Fixed Rate              6.5000%       1991      2011     12,215.94       92.78       7,985.70      60.65
                Fixed Rate              3.0000%       1994      2024     22,500.00      170.89      22,500.00     170.89
                Fixed Rate              5.5000%       1992      2010     20,550.00      156.08       4,586.55      34.83
                Fixed Rate              4.7000%       1993      2009     17,812.50      135.29       7,325.25      55.64
                Fixed Rate              2.5000%       1991      2007      6,705.49       50.93           0.00       0.00
                Fixed Rate              2.0000%       1992      2006        891.52        6.77           0.00       0.00
                Fixed Rate              2.5000%       1989      2002        987.56        7.50           0.00       0.00
                Fixed Rate              5.8000%       1992      2004     27,885.85      211.79       7,154.39      54.34
                Fixed Rate              7.5000%       1992      2003     18,820.15      142.94           0.00       0.00
                Fixed Rate              2.5000%       1995      2025      5,283.00       40.12         172.17       1.31
                Fixed Rate              2.1000%       1995      2025        848.00        6.44         359.86       2.73
                Fixed Rate              2.5000%       1995      2025      1,104.00        8.38         836.48       6.35
                Fixed Rate              2.1000%       1995      2025        248.00        1.88         285.79       2.17
                Fixed Rate              2.7000%       1995      2025     11,394.00       86.54       9,624.38      73.10
                Fixed Rate              2.3000%       1995      2025        921.00        6.99       1,048.22       7.96
                Fixed Rate              2.7000%       1995      2025      2,224.00       16.89       1,366.30      10.38

                                 (in millions)


                                            Interest Rate/                     Original Amount Contracted
                                            Spread/Service                     --------------------------
                                                Charge        Year    Year of  (In original    (In US
Currency        Interest Rate Basis          (Per annum)   Contracted Maturity  currency)    dollars)(2)
--------        -------------------         -------------- ---------- -------- ------------  -----------
         Fixed Rate                             2.7000%       1996      2026    22,837.00       173.45
         Fixed Rate                             2.3000%       1996      2026     1,875.00        14.24
         Fixed Rate                             2.7000%       1996      2026    10,184.00        77.35
         Fixed Rate                             2.3000%       1996      2026       310.00         2.35
         Fixed Rate                             2.5000%       1996      2026     5,000.00        37.98
         Fixed Rate                             2.1000%       1996      2026       158.00         1.20
         Fixed Rate                             2.3000%       1997      2027     8,760.00        66.53
         Fixed Rate                             2.7000%       1997      2027    14,011.00       106.41
         Fixed Rate                             2.3000%       1997      2027       449.00         3.41
         Fixed Rate                             2.7000%       1997      2027     7,747.00        58.84
         Fixed Rate                             2.3000%       1997      2027       339.00         2.57
         Fixed Rate                             2.7000%       1997      2027    14,638.00       111.18
         Fixed Rate                             2.3000%       1997      2027       334.00         2.54
         Fixed Rate                             2.5000%       1997      2027     5,903.00        44.83
         Fixed Rate                             2.1000%       1997      2027     1,325.00        10.06
         Fixed Rate                             2.5000%       1997      2027       386.00         2.93
         Fixed Rate                             2.1000%       1997      2027       648.00         4.92
         Fixed Rate                             2.5000%       1997      2027     1,927.00        14.64
         Fixed Rate                             2.1000%       1997      2027       819.00         6.22
         Fixed Rate                             2.2000%       1998      2028    13,788.00       104.72
         Fixed Rate                             0.7500%       1998      2038       767.00         5.83
         Fixed Rate                             2.2000%       1998      2028    19,532.00       148.35
         Fixed Rate                             0.7500%       1998      2038       458.00         3.48
         Fixed Rate                             2.2000%       1998      2028     3,064.00        23.27
         Fixed Rate                             1.7000%       1998      2028     2,193.00        16.66
         Fixed Rate                             0.7500%       1998      2038       815.00         6.19
         Fixed Rate                             2.2000%       1999      2028     3,064.00        23.27
         Fixed Rate                             1.7000%       1999      2028     2,193.00        16.66
         Fixed Rate                             2.2000%       1999      2040    16,450.00       124.94
         Fixed Rate                             0.9500%       2001      2041    39,455.00       299.66
         Fixed Rate                             0.7500%       2001      2041     2,476.00        18.81
         Japan Long Term Prime                  1.2500%       1994      2003    26,840.00       203.85
         Japan Long Term Prime                  1.2500%       1994      2003    31,500.00       239.24
         Japan Long Term Prime Lending Rate     1.2500%       1994      2005     2,163.65        16.43
         Japan Long Term Prime Lending Rate     0.0000%       1994      2014    12,400.00        94.18
         Japan Long Term Prime Lending Rate     1.2500%       1994      2005       297.84         2.26
         Japan Long Term Prime Lending Rate     0.0000%       1992      2014     6,100.00        46.33
         Japan Long Term Prime Lending Rate     0.0000%       1992      2015    18,600.00       141.27
         Japan Long Term Prime Lending Rate     0.0000%       1999      2019    60,000.00       455.70
         Japan Long Term Prime Lending Rate     0.0000%       2000      2007     5,370.68        40.79
         Japan Long Term Prime Lending Rate    -0.2000%       1999      2014    26,000.00       197.47
         Japan Swap Rate                        1.6000%       1999      2009    20,800.00       157.98
         LIBOR 6 Mos. Deposit                   1.6000%       1999      2009    27,200.00       206.58
         LIBOR 6 Mos. Deposit                   0.0000%       1999      2003     8,469.00        64.32
         LIBOR 6 Mos. Deposit                   0.0000%       1999      2004    13,537.00       102.81
         ADB Floating Rate                      0.5000%       1996      2016     2,166.00        16.45
         LIBOR Base Rate                        0.5000%       1996      2016     9,090.39        69.04
         US LIBOR                               0.0000%       2001      2020     2,400.00        18.23
Special Drawing                                                                     13.50        16.94
                                                                                    -----        -----
Rights
         Interest Free                          0.7500%       1992      2032         3.00         3.76
         LIBOR 6 Mos. Deposit                   0.8000%       1995      2034         3.50         4.39
         LIBOR 6 Mos. Deposit                   0.8000%       1995      2014         7.00         8.78
United States                                                                    6,534.34     6,734.34
                                                                                 --------     --------
Dollars
         ADB Floating Rate                      0.0000%       1993      2018        43.20        43.20
         ADB Floating Rate                      0.0000%       1989      2004       130.00       130.00
         ADB Floating Rate                      0.0000%       1991      2009        25.00        25.00
         ADB Floating Rate                      0.0000%       1992      2007         2.60         2.60
         ADB Floating Rate                      0.0000%       1989      2012        26.40        26.40
         ADB Floating Rate                      0.0000%       1988      2012        43.50        43.50
         ADB Floating Rate                      0.0000%       1991      2006       100.00       100.00
         ADB Floating Rate                      0.0000%       1986      2006        92.00        92.00
         ADB Floating Rate                      0.0000%       1995      2020        92.00        92.00
         ADB Floating Rate                      0.0000%       1993      2012       138.00       138.00
         ADB Floating Rate                      0.0000%       1991      2015       200.00       200.00
         ADB Floating Rate                      0.0000%       1988      2008       120.00       120.00
         ADB Floating Rate                      0.0000%       1989      2009       160.00       160.00
         ADB Floating Rate                      0.0000%       1995      2019       244.00       244.00

           Outstanding Balance
         as of December 31, 2001
         ------------------------
         (In original   (In US
Currency  currency)   dollars)(2)
-------- ------------ -----------
           8,092.68       61.46
           3,257.67       24.74
           9,458.12       71.83
             219.34        1.67
           4,652.67       35.34
             157.99        1.20
             502.89        3.82
             411.92        3.13
              15.76        0.12
           5,479.35       41.62
             282.30        2.14
           5,379.17       40.85
             206.08        1.57
               0.00        0.00
             760.27        5.77
             248.88        1.89
             434.86        3.30
               0.00        0.00
             143.51        1.09
             310.92        2.36
             136.51        1.04
           2,648.90       20.12
             248.32        1.89
             298.70        2.27
             227.53        1.73
             134.72        1.02
          10,158.42       77.15
           1,638.70       12.45
             303.40        2.30
               0.00        0.00
               0.00        0.00
          16,622.68      126.25
          28,909.69      219.57
             713.71        5.42
           5,147.26       39.09
              89.35        0.68
           4,771.15       36.24
          14,136.44      107.37
          60,000.00      455.70
           4,603.44       34.96
          19,050.50      144.69
          20,800.00      157.98
          27,200.00      206.58
           4,234.53       32.16
           7,520.30       57.12
             143.48        1.09
           1,380.39       10.48
           2,400.00       18.23
Special Drawing                                  11.86       14.87
              -----       -----
Rights
               2.35        2.95
               3.48        4.36
               6.03        7.56
United States                                 3,305.28    3,305.28
           --------    --------
Dollars
              19.17       19.17
              88.69       88.69
              11.50       11.50
               1.10        1.10
              20.25       20.25
              33.03       33.03
              18.69       18.69
              44.95       44.95
              72.60       72.60
             103.67      103.67
             170.65      170.65
              68.41       68.41
             109.52      109.52
             155.24      155.24

                                 (in millions)

                                                                                                           Outstanding Balance
                                           Interest Rate/                     Original Amount Contracted as of December 31, 2001
                                              Spread/                         -------------------------- ------------------------
                                           Service Charge    Year    Year of  (In original    (In US     (In original   (In US
Currency        Interest Rate Basis         (Per annum)   Contracted Maturity  currency)    dollars)(2)   currency)   dollars)(2)
--------        -------------------        -------------- ---------- -------- ------------  -----------  ------------ -----------
         ADB Floating Rate                     0.0000%       1992      2012       75.00        75.00         64.22       64.22
         ADB Floating Rate                     0.0000%       1992      2016       31.40        31.40          8.04        8.04
         ADB Floating Rate                     0.0000%       1993      2013      164.00       164.00        101.32      101.32
         ADB Floating Rate                     0.0000%       1998      2021       50.00        50.00          4.48        4.48
         ADB Floating Rate                     0.0000%       1996      2011        5.35         5.35          4.39        4.39
         ADB Floating Rate                     0.0000%       1998      2017       20.22        20.22          9.32        9.32
         ADB Floating Rate                     0.0000%       1998      2013      300.00       300.00          1.01        1.01
         Fixed Rate                            1.5000%       1990      2010        0.17         0.17          0.15        0.15
         Fixed Rate                            1.5000%       1990      2010        0.03         0.03          0.03        0.03
         Fixed Rate                           10.5000%       1984      1999       39.30        39.30         14.08       14.08
         Fixed Rate                            1.5000%       1990      2010        0.08         0.08          0.07        0.07
         Fixed Rate                            1.5000%       1990      2010        0.05         0.05          0.04        0.04
         Fixed Rate                            3.0000%       1995      2006        0.50         0.50          0.37        0.37
         Fixed Rate                            8.1000%       1980      2005       42.80        42.80          8.49        8.49
         Fixed Rate                            7.6000%       1979      2004       60.70        60.70         14.06       14.06
         Fixed Rate                            1.5000%       1990      2010        0.41         0.41          0.37        0.37
         Fixed Rate                            7.7000%       1978      2003       49.00        49.00          8.50        8.50
         Fixed Rate                            1.5000%       1990      2010        0.04         0.04          0.04        0.04
         Fixed Rate                            8.9000%       1977      2002       52.00        52.00          2.69        2.69
         Fixed Rate                            1.5000%       1990      2010       15.67        15.67         14.10       14.10
         Fixed Rate                            1.5000%       1990      2010        9.34         9.34          8.40        8.40
         Fixed Rate                            1.5000%       1990      2010       11.56        11.56         10.40       10.40
         Fixed Rate                            1.5000%       1990      2010        0.09         0.09          0.08        0.08
         Fixed Rate                            2.0000%       1993      2013       19.30        19.30         19.30       19.30
         Fixed Rate                            3.5750%       1995      2012       37.90        37.90         37.90       37.90
         Fixed Rate                            1.5000%       1990      2010        0.03         0.03          0.02        0.02
         Fixed Rate                            8.3000%       1989      2003        2.24         2.24          0.45        0.45
         Fixed Rate                            1.5000%       1990      2010        0.10         0.10          0.09        0.09
         Fixed Rate                            1.5000%       1990      2010        0.20         0.20          0.18        0.18
         Fixed Rate                            1.5000%       1990      2010        3.38         3.38          3.04        3.04
         Fixed Rate                            1.5000%       1990      2010        0.17         0.17          0.15        0.15
         Fixed Rate                           10.1000%       1981      2006       87.50        87.50         23.17       23.17
         Fixed Rate                           11.6000%       1982      2002       24.00        24.00          0.00        0.00
         Fixed Rate                            1.5000%       1990      2010       11.21        11.21         10.09       10.09
         Fixed Rate                           11.6000%       1982      2006       17.00        17.00          0.00        0.00
         Fixed Rate                            8.3000%       1977      2003       29.00        29.00          2.13        2.13
         Fixed Rate                            9.6000%       1981      2001      150.00       150.00          0.00        0.00
         Fixed Rate                            1.5000%       1990      2010        0.15         0.15          0.14        0.14
         Fixed Rate                           11.0000%       1983      2002       32.75        32.75          1.03        1.03
         Fixed Rate                           10.2500%       1984      2004       33.00        33.00          7.74        7.74
         Fixed Rate                            1.5000%       1990      2010        0.04         0.04          0.04        0.04
         Fixed Rate                            3.0000%       1995      2006        9.50         9.50          3.75        3.75
         Fixed Rate                            1.5000%       1990      2010        0.18         0.18          0.16        0.16
         Fixed Rate                            1.5000%       1990      2010        0.91         0.91          0.82        0.82
         Fixed Rate                            1.5000%       1990      2010        0.12         0.12          0.11        0.11
         Fixed Rate                            1.5000%       1990      2010        0.63         0.63          0.57        0.57
         Fixed Rate                            1.2500%       1993      2025       24.50        24.50         24.50       24.50
         Fixed Rate                            1.5000%       1990      2010        0.51         0.51          0.46        0.46
         Fixed Rate                           10.5000%       1984      2007       43.80        43.80          5.23        5.23
         Fixed Rate                            1.5000%       1990      2010        0.99         0.99          0.89        0.89
         Fixed Rate                            1.5000%       1990      2010        0.38         0.38          0.34        0.34
         Fixed Rate                            9.0000%       1980      2001       60.50        60.50          0.00        0.00
         Fixed Rate                            1.5000%       1990      2010        4.99         4.99          4.49        4.49
         Fixed Rate                            1.5000%       1990      2010        0.23         0.23          0.21        0.21
         Fixed Rate                            1.5000%       1990      2010        1.35         1.35          1.00        1.00
         Fixed Rate                            1.5000%       1990      2010       11.70        11.70         10.53       10.53
         Fixed Rate                            6.6000%       1995      2008       25.00        25.00          0.72        0.72
         Fixed Rate                            7.6500%       1996      2009       25.00        25.00          1.88        1.88
         Fixed Rate                            3.0000%       1994      2007        5.00         5.00          0.64        0.64
         Fixed Rate                            4.0000%       1995      2018       15.00        15.00         14.37       14.37
         Fixed Rate                            6.5000%       1997      2010       11.10        11.10          3.50        3.50
         IBRD Cost of Qualified Borrowings     0.5000%       1989      2009       65.50        65.50         39.57       39.57
         IBRD Cost of Qualified Borrowings     0.5000%       1994      2014      113.00       113.00         88.89       88.89
         IBRD Cost of Qualified Borrowings     0.5000%       1982      2002       36.00        36.00          0.55        0.55
         IBRD Cost of Qualified Borrowings     0.5000%       1993      2012      134.00       134.00         30.78       30.78
         IBRD Cost of Qualified Borrowings     0.5000%       1994      2014      114.00       114.00         49.18       49.18
         IBRD Cost of Qualified Borrowings     0.5000%       1993      2013      110.00       110.00         44.28       44.28
         IBRD Cost of Qualified Borrowings     0.5000%       1989      2009       65.00        65.00         43.53       43.53
         IBRD Cost of Qualified Borrowings     0.5000%       1994      2014      127.35       127.35        113.89      113.89
         IBRD Cost of Qualified Borrowings     0.5000%       1994      2014       19.65        19.65         11.20       11.20

                                 (in millions)

                                                                                                  Original Amount
                                                        Interest Rate/                               Contracted
                                                           Spread/                            ------------------------
                                                        Service Charge    Year     Year of    (In original   (In US
Currency                  Interest Rate Basis            (Per annum)   Contracted  Maturity    currency)   dollars)(2)
--------                  -------------------           -------------- ---------- ----------- ------------ -----------
                  IBRD Cost of Qualified Borrowings         0.5000%       1995    2002             50.00       50.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1994    2013             64.00       64.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1991    2011            175.00      175.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1994    2014             40.00       40.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1995    2011             50.00       50.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1992    2012             91.30       91.30
                  IBRD Cost of Qualified Borrowings         0.5000%       1988    2008             41.00       41.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1988    2008             59.00       59.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1991    2011            150.00      150.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1990    2010            150.00      150.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1990    2010            200.00      200.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1985    2005            100.00      100.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1991    2011             15.00       15.00
                  IBRD Cost of Qualified Borrowings         0.5000%       1989    2009             40.00       40.00
                  Interest Free                             0.0000%       2000    2013              7.50        7.50
                  LIBOR 6 Mos. Deposits                     0.6250%       1992    2003             19.52       19.52
                  LIBOR 6 Mos. Deposits                     0.6250%       1992    2003              4.87        4.87
                  LIBOR 6 Mos. Deposits                     0.6250%       1991    2003             19.52       19.52
                  LIBOR 6 Mos. Deposits                     0.6250%       1992    2003              6.21        6.21
                  LIBOR 6 Mos. Deposits                     0.6250%       1992    2003              4.52        4.52
                  LIBOR 6 Mos. Deposit                      0.0000%       1992    2004             25.50       25.50
                  LIBOR 6 Mos. Deposit                      0.0000%       1992    2004             17.44       17.44
                  LIBOR 6 Mos. Deposit                      0.0000%       1992    2004             18.77       18.77
                  LIBOR Base Rate                           0.5000%       1996    2016            100.00      100.00
                  LIBOR Base Rate                           0.5000%       1996    2016             57.00       57.00
                  LIBOR Base Rate                           0.5000%       1996    2016            150.00      150.00
                  LIBOR Base Rate                           0.5000%       1995    2015             50.00       50.00
                  US Concessionary Interest Relending       0.0000%       1993    2004              2.13        2.13
                  Rate
                  LIBOR Base Rate                           0.5000%       1996    2017             60.00       60.00
                  LIBOR Base Rate                           0.5000%       1997    2017             54.50       54.50
                  LIBOR Base Rate                           0.5000%       1998    2018            150.00      150.00
                  LIBOR Base Rate                           0.5000%       1998    2019            150.00      150.00
                  LIBOR Base Rate                           0.5000%       1998    2019             23.30       23.30
                  LIBOR 6 Mos. Deposit                      0.0000%       1998    2014            160.00      160.00
                  LIBOR 6 Mos. Deposit                      0.0000%       1997    2008             25.00       25.00
                  LIBOR 6 Mos. Deposit                      0.0000%       1998    2014            160.00      160.00
                  LIBOR 6 Mos. Deposit                      0.0000%       1998    2008             25.00       25.00
                  US Floating Rate                          0.9000%       1999    2014            200.00      200.00
                  US Floating Rate                          0.3000%       2000    2003            200.00      200.00
 B.  Bonds                                                                                                  1,820.13
                                                                                                            --------
     United States Dollars                                                                      1,410.00    1,410.00
                                                                                                --------    --------
                  Fixed Rate                                9.0000%       1995    2002            150.00      150.00
                  Fixed Rate                                9.7500%       1994    2009            100.00      100.00
                  Fixed Rate                                7.8750%       1996    2006            200.00      200.00
                  Fixed Rate                                8.4000%       1996    2016            160.00      160.00
                  Fixed Rate                                9.6250%       1998    2028            300.00      300.00
                  Fixed Rate                                9.8750%       2000    2010            500.00      500.00
     Japanese Yen                                                                              54,000.00      410.13
                                                                                               ---------      ------
                  Fixed Rate                                4.6500%       1995    2015         12,000.00       91.14
                  Fixed Rate                                3.1500%       1997    2003         20,000.00      151.90
                  Fixed Rate                                2.3500%       2000    2010         22,000.00      167.09
     Euro                                                                                         500.00      441.55
                                                                                                  ------      ------
                  Fixed Rate                                9.5750%       2001    2006            500.00      441.55
II.  GFI Guarantee Assumed By National Government                                                             392.05
                                                                                                              ------
     Belgian Francs                                                                             1,005.34       22.01
                                                                                                --------       -----
                  BIBOR 6 Mos.                              0.6000%       1992    2007            158.97        3.48
                  BIBOR 6 Mos.                              0.6000%       1992    2007            722.14       15.81
                  BIBOR 6 Mos.                              0.6000%       1992    2007            124.23        2.72
     Canadian Dollars
                  Interest Free                             0.0000%       1986    Upon Demand       0.27        0.17
                                                                                                    ----        ----
     Deutsche Marks                                                                                 3.84        1.73
                                                                                                    ----        ----
                  DM LIBOR                                  0.8125%       1986    2003              0.33        0.15

                    Outstanding Balance
                  as of December 31, 2001
                  ------------------------
                  (In original   (In US
Currency           currency)   dollars)(2)
--------          ------------ -----------
                       48.05       48.05
                       46.51       46.51
                      132.24      132.24
                       34.73       34.73
                       45.15       45.15
                       44.15       44.15
                       24.85       24.85
                       31.35       31.35
                      117.37      117.37
                       97.31       97.31
                      139.91      139.91
                       26.63       26.63
                        1.13        1.13
                       25.07       25.07
                        2.74        2.74
                        3.90        3.90
                        0.65        0.65
                        2.93        2.93
                        1.24        1.24
                        0.70        0.70
                        7.65        7.65
                        4.11        4.11
                        4.14        4.14
                       33.24       33.24
                        5.56        5.56
                       84.07       84.07
                       43.37       43.37
                        0.04        0.04

                       13.31       13.31
                        3.18        3.18
                       38.52       38.52
                        0.00        0.00
                        5.03        5.03
                       66.56       66.56
                        0.00        0.00
                        0.00        0.00
                       21.25       21.25
                      180.00      180.00
                      175.00      175.00
 B.  Bonds                                                            2,261.68
                                --------
     United States Dollars                                1,410.00    1,410.00
                    --------    --------
                      150.00      150.00
                      100.00      100.00
                      200.00      200.00
                      160.00      160.00
                      300.00      300.00
                      500.00      500.00
     Japanese Yen                                        54,000.00      410.13
                   ---------      ------
                   12,000.00       91.14
                   20,000.00      151.90
                   22,000.00      167.09
     Euro             500.00      441.55
                      ------      ------
                      500.00      441.55
II.  GFI Guarantee Assumed By National Government                       320.72
                                  ------
     Belgian Francs                                         789.91       17.29
                      ------       -----
                      124.90        2.73
                      567.40       12.42
                       97.61        2.14
     Canadian Dollars
                        0.27        0.17
                        ----        ----
     Deutsche Marks                                           2.43        1.10
                        ----        ----
                        0.07        0.03

                                 (in millions)


                                            Interest Rate/                     Original Amount Contracted
                                               Spread/                         --------------------------
                                            Service Charge    Year    Year of  (In original    (In US
Currency            Interest Rate Basis      (Per annum)   Contracted Maturity  currency)    dollars)(2)
--------            -------------------     -------------- ---------- -------- ------------  -----------
                 DM LIBOR                       0.8125%       1986     2003          0.33        0.15
                 DM LIBOR                       0.8125%       1986     2003          0.33        0.15
                 Fixed Rate                     8.6000%       1992     2007          2.84        1.28
         Spanish Pesetas                                                         6,989.98       37.10
                                                                                 --------       -----
                 Fixed Rate                    11.0000%       1991     2007      6,989.98       37.10
         French Francs                                                              21.86        2.94
                                                                                    -----        ----
                 Interest Free                  0.0000%       1986     Upon          3.13        0.42
                                                                       Demand
                 Taux Du Marche Obligataire     0.4000%       1991     2007          4.36        0.59
                 Taux Du Marche Obligataire     0.4000%       1991     2007          0.11        0.01
                 Taux Du Marche Obligataire     0.4000%       1989     2007         13.01        1.75
                 Taux Du Marche Obligataire     0.4000%       1989     2007          1.24        0.17
         Pounds Sterling                                                             1.03        1.50
                                                                                     ----        ----
                                                0.0000%       1986     Upon          0.00        0.00
                                                                       Demand
                 GBP LIBOR                      0.5000%       1991     2007          1.03        1.50
         Japanese Yen                                                           26,248.48      199.36
                                                                                ---------      ------
                 Long Term Prime Rate           0.1000%       1992     2007      4,968.73       37.74
                 Long Term Prime Rate           0.1000%       1992     2007     16,886.81      128.26
                 Long Term Prime Rate           0.1000%       1992     2007        216.83        1.65
                 Interest Free                  0.0000%       1986     Upon          2.74        0.02
                                                                       Demand
                 Long Term Prime Rate           0.1000%       1992     2007        412.07        3.13
                 Long Term Prime Rate           0.1000%       1992     2007        701.63        5.33
                 Long Term Prime Rate           0.1000%       1992     2007      1,194.42        9.07
                 Long Term Prime Rate           0.1000%       1992     2007        158.65        1.20
                 Long Term Prime Rate           0.1000%       1992     2007        747.41        5.68
                 Long Term Prime Rate           0.1000%       1992     2007        801.78        6.09
                 Long Term Prime Rate           0.1000%       1992     2000        157.43        1.20
         Saudi Rial                                                                 27.34        7.29
                                                                                    -----        ----
                 Interest Free                  0.0000%       1986     Upon          5.92        1.58
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon         18.46        4.92
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon          2.96        0.79
                                                                       Demand
         United States                                                             119.95      119.95
                                                                                   ------      ------
         Dollars
                 Interest Free                  0.0000%       1986     Upon          0.97        0.97
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon          8.33        8.33
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon         33.09       33.09
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon         18.60       18.60
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon          0.72        0.72
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon          0.51        0.51
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon          2.18        2.18
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon          5.22        5.22
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon          0.51        0.51
                                                                       Demand
                 Interest Free                  0.0000%       1986     Upon          4.40        4.40
                                                                       Demand
                 Interest Free                  0.0000%       1988     Upon         11.55       11.55
                                                                       Demand
                 Fixed Rate                     3.4750%       1992     2007         11.25       11.25
                 Fixed Rate                     3.4750%       1992     2007          5.28        5.28
                 Fixed Rate                     3.4750%       1992     2007          0.80        0.80
                 LIBOR 6 Mos.                   0.8125%       1986     2003          0.09        0.09
                 LIBOR 6 Mos.                   0.8125%       1986     2003          0.05        0.05
                 LIBOR 6 Mos.                   0.8125%       1991     2007          0.32        0.32

                   Outstanding Balance
                 as of December 31, 2001
                 ------------------------
                 (In original   (In US
Currency          currency)   dollars)(2)
--------         ------------ -----------
                       0.07       0.03
                       0.07       0.03
                       2.23       1.01
         Spanish Pesetas                      5,492.12      29.15
                   --------      -----
                   5,492.12      29.15
         French Francs                           17.84       2.40
                      -----       ----
                       3.13       0.42

                       3.43       0.46
                       0.09       0.01
                      10.22       1.38
                       0.98       0.13
         Pounds Sterling                          0.81       1.18
                       ----       ----
                       0.00       0.00

                       0.81       1.18
         Japanese Yen                        20,624.40     156.64
                  ---------     ------
                   3,904.00      29.65
                  13,268.21     100.77
                     170.36       1.29
                       2.74       0.02

                     323.77       2.46
                     551.28       4.19
                     938.47       7.13
                     124.65       0.95
                     587.25       4.46
                     629.97       4.78
                     123.69       0.94
         Saudi Rial                              27.34       7.29
                      -----       ----
                       5.92       1.58

                      18.46       4.92

                       2.96       0.79

         United States                          105.50     105.50
                     ------     ------
         Dollars
                       0.97       0.97

                       8.33       8.33

                      33.09      33.09

                      18.60      18.60

                       0.72       0.72

                       0.51       0.51

                       2.18       2.18

                       5.22       5.22

                       0.51       0.51

                       4.40       4.40

                       7.51       7.51

                       8.84       8.84
                       4.15       4.15
                       0.63       0.63
                       0.02       0.02
                       0.01       0.01
                       0.25       0.25

                                 (in millions)

                                                                                  Original Amount        Outstanding Balance
                                           Interest Rate/                            Contracted        as of December 31, 2001
                                              Spread/                         ------------------------ ------------------------
                                           Service Charge    Year    Year of  (In original   (In US    (In original   (In US
Currency        Interest Rate Basis         (Per annum)   Contracted Maturity  currency)   dollars)(2)  currency)   dollars)(2)
--------        -------------------        -------------- ---------- -------- ------------ ----------- ------------ -----------
         LIBOR 6 Mos.                          0.8125%       1986      2003       0.59        0.59         0.12        0.12
         LIBOR 6 Mos.                          0.8125%       1992      2007       0.11        0.11         0.08        0.08
         LIBOR 6 Mos.                          0.8125%       1991      2007       1.22        1.22         0.96        0.96
         LIBOR 6 Mos.                          0.8125%       1986      2003       4.66        4.66         0.93        0.93
         LIBOR 6 Mos.                          0.8125%       1991      2007       0.19        0.19         0.15        0.15
         New Short Term Eximbank Borrowing     0.5000%       1992      2007       5.61        5.61         4.41        4.41
         New Short Term Eximbank Borrowing     0.5000%       1992      2007       0.10        0.10         0.08        0.08
         New Short Term Eximbank Borrowing     0.5000%       1991      2007       3.63        3.63         2.85        2.85

--------
(1) Includes Government guarantee on GOCC (loans and bonds) GFI guarantee assumed by the government per Proc. 50
(2) Amount in original currencies were converted to US Dollars using reference rate on December 28, 2001

              EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)
                            As of December 31, 2001
                      (in millions of currency indicated)

                                                                                                 Original Amount
                                                        Interest Rate/                              Contracted
                                                        Spread/Service                       ------------------------
                                                         Charge (Per      Year     Year of   (In original   (In US
Currency                         Interest Rate Basis        Annum)     Contracted  Maturity   currency)   dollars)(2)
--------                         -------------------    -------------- ---------- ---------- ------------ -----------
Grand Total                                                                                                36,934.49
                                                                                                           ---------
 I.  Direct Debt of the Republic                                                                           24,924.84
                                                                                                           ---------
     A.  Availed of by Government Agencies                                                                 21,516.80
                                                                                                           ---------
        Austrian Schillings                                                                    1,407.12        90.30
                                                                                               --------        -----
                                 Fixed Rate                 4.0000%    31/03/1997 30/06/2002     199.86        12.83
                                 Fixed Rate                 4.5000%    27/03/1998 30/12/2019     207.26        13.30
                                 Fixed Rate                 4.5000%    23/07/1999 31/12/2022   1,000.00        64.18
        Belgian Francs                                                                           250.00         5.47
                                                                                                 ------         ----
                                 Interest Free              0.0000%    06/04/1977 31/12/2006      50.00         1.09
                                 Interest Free              0.0000%    11/06/1976 31/12/2005      50.00         1.09
                                 Fixed Rate                 2.0000%    15/12/1975 31/12/2004      50.00         1.09
                                 Fixed Rate                 2.0000%    21/08/1974 31/12/2003      50.00         1.09
                                 Fixed Rate                 2.0000%    10/09/1973 31/12/2002      50.00         1.09
        Canadian Dollars                                                                           3.89         2.44
                                                                                                   ----         ----
                                 Interest Free              0.0000%    12/11/1974 03/09/2024       3.89         2.44
        Swiss Francs                                                                              81.21        48.37
                                                                                                  -----        -----
                                 Fixed Rate                 0.0125%    01/01/1998 30/04/2005       6.64         3.95
                                 Fixed Rate                 0.0125%    01/05/1990 31/12/2003       1.71         1.02
                                 Fixed Rate                 4.6300%    01/01/1998 30/04/2014      37.60        22.40
                                 Chf LIBOR                  0.0125%    14/09/1998 15/11/2005       1.62         0.96
                                 Chf LIBOR                  0.0000%    25/09/2001 20/09/2014      22.77        13.57
                                 LIBOR 6 Months Deposit     0.0138%    10/03/1989 31/12/2008      10.87         6.48
        Deutsche Marks                                                                            67.33        30.40
                                                                                                  -----        -----
                                 Fixed Rate                 2.0000%    03/08/1984 31/12/2014      13.50         6.10
                                 Fixed Rate                 2.0000%    03/08/1984 31/12/2014      16.50         7.45
                                 Fixed Rate                 2.0000%    12/10/1990 31/12/2020       6.60         2.98
                                 Fixed Rate                 2.0000%    12/05/1982 31/12/2012       2.73         1.23
                                 Fixed Rate                 2.0000%    10/04/1981 30/06/2011       3.00         1.35
                                 Fixed Rate                 2.0000%    20/06/1974 30/06/2004      10.00         4.52
                                 Fixed Rate                 2.0000%    23/06/1978 30/06/2008      15.00         6.77
        Danish Kroner                                                                             95.30        11.31
                                                                                                  -----        -----
                                 Interest Free              0.0000%    03/03/1978 01/10/2002      15.30         1.82
                                 Interest Free              0.0000%    26/06/1981 01/04/2006      65.00         7.72
                                 Interest Free              0.0000%    20/02/1985 01/10/2009      15.00         1.78
        Euro                                                                                      49.68        43.88
                                                                                                  -----        -----
                                 Interest Free              0.0000%    29/03/2000 21/03/2016       8.48         7.49
                                 Interest Free              0.0000%    22/09/2000 15/10/2017       1.84         1.62
                                 Fixed Rate                 1.5000%    17/02/1995 29/11/2014       8.12         7.17
                                 Fixed Rate                 4.0000%    16/11/2000 30/06/2023      31.25        27.60
        French Francs                                                                          1,735.48       233.64
                                                                                               --------       ------
                                 Fixed Rate                 0.4700%    22/01/1998 30/09/2030       3.86         0.52
                                 Fixed Rate                 0.4700%    22/01/1998 30/09/2030       6.75         0.91
                                 Fixed Rate                 1.4000%    31/12/1994 31/12/2016     102.36        13.78
                                 Fixed Rate                 1.4000%    31/12/1994 31/12/2016      17.65         2.38
                                 Fixed Rate                 1.5000%    18/12/1995 31/12/2018      24.00         3.23
                                 Fixed Rate                 1.5000%    18/12/1995 31/12/2023      12.60         1.70
                                 Fixed Rate                 1.5000%    18/12/1995 31/12/2022       3.20         0.43
                                 Fixed Rate                 1.5000%    18/12/1995 31/12/2022       4.80         0.65
                                 Fixed Rate                 1.5000%    15/01/1997 30/09/2023      36.06         4.85
                                 Fixed Rate                 1.5000%    15/01/1997 30/09/2023      98.98        13.33
                                 Fixed Rate                 2.0000%    20/05/1992 31/12/2024       4.86         0.65
                                 Fixed Rate                 2.0000%    20/05/1992 01/09/2003       3.24         0.44
                                 Fixed Rate                 2.0000%    20/05/1992 31/12/2023      18.90         2.54
                                 Fixed Rate                 2.0000%    17/01/1992 31/12/2024      69.00         9.29
                                 Fixed Rate                 2.0000%    07/12/1990 31/12/2023      14.22         1.91
                                 Fixed Rate                 2.0000%    20/05/1992 31/12/2022       4.98         0.67
                                 Fixed Rate                 2.5000%    09/02/1990 31/12/2022      27.25         3.67
                                 Fixed Rate                 2.5000%    09/02/1990 31/12/2022      29.07         3.91
                                 Fixed Rate                 2.5000%    09/02/1990 31/12/2022      17.40         2.34
                                 Fixed Rate                 2.5000%    22/01/1992 31/12/2023       6.67         0.90
                                 Fixed Rate                 3.0000%    10/10/1989 31/12/2023      28.50         3.84
                                 Fixed Rate                 3.0000%    31/07/1989 21/03/2020       9.50         1.28

                              Outstanding Balance
                            As of December 31, 2001
                            ------------------------
(In original   (In US
 currency)   dollars)(2)
------------ -----------
              22,082.21
                                          ---------
Direct Debt of the Republic               12,173.94
                                          ---------
A.  Availed of by Government Agencies                            10,570.39
                                          ---------
   Austrian Schillings        1,097.81        70.45
                              --------        -----
                                199.86        12.83
                                206.53        13.25
                                691.42        44.37
   Belgian Francs                37.50         0.82
                                 -----         ----
                                 12.50         0.27
                                 10.00         0.22
                                  7.50         0.16
                                  5.00         0.11
                                  2.50         0.05
   Canadian Dollars               2.23         1.40
                                  ----         ----
                                  2.23         1.40
   Swiss Francs                  28.25        16.83
                                 -----        -----
                                  4.65         2.77
                                  0.20         0.12
                                 22.26        13.26
                                  1.15         0.68
                                  0.00         0.00
                                  0.00         0.00
   Deutsche Marks                34.30        15.49
                                 -----        -----
                                  8.57         3.87
                                 10.47         4.73
                                  6.27         2.83
                                  1.47         0.67
                                  1.43         0.64
                                  1.22         0.55
                                  4.88         2.20
   Danish Kroner                 23.96         2.85
                                 -----         ----
                                  0.86         0.10
                                 16.40         1.95
                                  6.70         0.80
   Euro                          16.06        14.19
                                 -----        -----
                                  1.62         1.43
                                  1.84         1.62
                                  8.08         7.13
                                  4.53         4.00
   French Francs                905.99       121.97
                                ------       ------
                                  4.53         0.61
                                  6.75         0.91
                                 96.73        13.02
                                 17.64         2.38
                                 10.15         1.37
                                 12.60         1.70
                                  2.28         0.31
                                  4.88         0.66
                                 36.06         4.85
                                 47.07         6.34
                                  4.78         0.64
                                  0.48         0.06
                                 18.90         2.54
                                 68.35         9.20
                                 14.22         1.91
                                  4.98         0.67
                                 27.25         3.67
                                 29.07         3.91
                                 17.40         2.34
                                  6.58         0.89
                                 26.73         3.60
                                  8.88         1.20

                                                                                      Original Amount
                                             Interest Rate/                              Contracted
                                             Spread/Service                       ------------------------
                                              Charge (Per      Year     Year of   (In original   (In US
Currency        Interest Rate Basis              Annum)     Contracted  Maturity   currency)   dollars)(2)
--------        -------------------          -------------- ---------- ---------- ------------ -----------
                Fixed Rate                       3.1000%    08/12/1993 31/12/2014        80.00      10.77
                Fixed Rate                       3.1000%    08/12/1993 31/12/2014        42.40       5.71
                Fixed Rate                       3.1000%    08/12/1993 31/12/2014         8.00       1.08
                Fixed Rate                       3.3000%    05/11/1993 30/06/2013        10.40       1.40
                Fixed Rate                       3.3000%    05/11/1993 30/06/2013        18.40       2.48
                Fixed Rate                       3.3000%    04/08/1993 31/12/2013        73.42       9.88
                Fixed Rate                       3.3000%    05/11/1993 30/06/2013        21.60       2.91
                Fixed Rate                       3.5000%    21/12/1992 30/09/2015        21.60       2.91
                Fixed Rate                       3.5000%    21/12/1992 30/09/2015       128.00      17.23
                Fixed Rate                       3.5000%    21/12/1993 30/09/2016        15.00       2.02
                Fixed Rate                       3.5000%    21/12/1994 30/09/2017        55.20       7.43
                Fixed Rate                       3.5000%    21/12/1992 30/09/2015        53.36       7.18
                Fixed Rate                       3.5000%    21/12/1995 30/09/2015        15.00       2.02
                Fixed Rate                       3.5000%    21/12/1995 31/12/2017         5.00       0.67
                Fixed Rate                       3.5000%    21/12/1996 30/09/2018        49.70       6.69
                Fixed Rate                       3.5000%    21/12/1997 30/12/2019        24.00       3.23
                Fixed Rate                       4.9400%    17/08/1999 30/04/2010        53.00       7.14
                Fixed Rate                       4.9400%    17/08/1999 30/04/2010        53.00       7.14
                Fixed Rate                       5.6800%    15/01/1997 08/02/2010        39.99       5.38
                Fixed Rate                       5.8200%    08/05/1997 30/12/2010        24.04       3.24
                Fixed Rate                       6.9100%    31/12/1995 30/12/2008         8.40       1.13
                Fixed Rate                       7.3500%    31/12/1995 31/12/2017        21.16       2.85
                Fixed Rate                       7.3500%    31/12/1994 31/12/2016         7.35       0.99
                Fixed Rate                       7.3500%    31/12/1994 31/12/2016        42.64       5.74
                Fixed Rate                       7.3500%    31/12/1995 31/12/2017         8.37       1.13
                Fixed Rate                       7.5000%    31/12/1995 31/12/2017        34.45       4.64
                Fixed Rate                       7.5000%    31/12/1992 30/09/2008        32.00       4.31
                Fixed Rate                       7.5000%    31/12/1992 30/09/2008        13.34       1.80
                Fixed Rate                       7.5000%    31/12/1992 30/09/2008         5.40       0.73
                Fixed Rate                       7.5500%    23/06/1993 05/07/2004         5.40       0.73
                Fixed Rate                       7.5500%    08/12/1993 31/12/2004        20.00       2.69
                Fixed Rate                       7.5500%    08/12/1993 31/12/2004         2.00       0.27
                Fixed Rate                       7.5500%    23/06/1992 05/07/2004         4.60       0.62
                Fixed Rate                       7.5500%    23/06/1992 05/05/2004         2.60       0.35
                Fixed Rate                       7.5500%    08/12/1993 31/12/2004        10.60       1.43
                Fixed Rate                       8.3000%    28/04/1989 31/12/2003        28.50       3.84
                Fixed Rate                       8.3000%    09/02/1990 19/07/2002        21.05       2.83
                Fixed Rate                       9.2000%    07/12/1990 09/11/2004         9.48       1.28
                Fixed Rate                       9.2000%    17/01/1991 09/06/2004        12.60       1.70
                Fixed Rate                       9.2000%    09/02/1990 01/11/2003        19.73       2.66
                Fixed Rate                       9.2000%    23/06/1992 30/06/2005        18.35       2.47
                Fixed Rate                       9.2000%    09/02/1990 18/08/2002        12.60       1.70
                Fixed Rate                       9.2000%    22/01/1992 01/12/2003         4.83       0.65
                Fixed Rate                       9.2000%    17/01/1992 19/07/2003        51.77       6.97
                Fixed Rate                       9.2000%    17/07/1991 27/10/2002         3.32       0.45
Pounds Sterling                                                                         186.32     270.79
                                                                                        ------     ------
                Fixed Rate                       5.9500%    14/07/1995 01/06/2008        69.23     100.62
                Fixed Rate                       6.6000%    05/07/1996 01/08/2007        13.34      19.39
                Fixed Rate                       8.1000%    30/07/1992 31/01/2005        11.95      17.37
                Fixed Rate                       6.7400%    31/03/2001 28/02/2013        16.25      23.62
                LIBOR 6 Months Deposit           0.0000%    31/12/1997 31/07/2012        75.54     109.79
Italian Lira                                                                         10,185.74       4.64
                                                                                     ---------       ----
                LIBOR 6 Months Deposit           1.5000%    30/06/1990 25/05/2011    10,185.74       4.64
Japanese Yen                                                                      1,365,245.95  10,369.04
                                                                                  ------------  ---------
                Long Term Prime Lending Rate    -0.0200%    17/02/1999 15/09/2018    43,800.00     332.66
                Long Term Prime Lending Rate    -0.0200%    17/02/2000 15/09/2019    43,800.00     332.66
                Long Term Prime Lending Rate     0.5000%    23/06/1997 15/05/2021    20,800.00     157.98
                Fixed Rate                       0.7500%    10/03/1999 20/03/2039    36,300.00     275.70
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039       813.00       6.17
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039       432.00       3.28
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039       722.00       5.48
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039     2,828.00      21.48
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039       967.00       7.34
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039       844.00       6.41
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039       747.00       5.67
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039       444.00       3.37
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039     1,221.00       9.27
                Fixed Rate                       0.7500%    28/12/1999 20/12/2039     1,022.00       7.76
                Fixed Rate                       0.7500%    07/04/2000 20/04/2040     1,071.00       8.13
                Fixed Rate                       0.7500%    31/08/2000 20/08/2040    14,724.00     111.83
                Fixed Rate                       0.7500%    31/08/2000 20/08/2040     3,549.00      26.95
                Fixed Rate                       0.7500%    10/09/1998 20/09/2038       894.00       6.79
                Fixed Rate                       0.7500%    10/09/1998 20/09/2038     3,077.00      23.37
                Fixed Rate                       0.7500%    10/09/1998 20/09/2038       580.00       4.41
                Fixed Rate                       0.7500%    10/09/1998 20/09/2038     1,041.00       7.91
                Fixed Rate                       0.7500%    10/09/1998 20/09/2038        54.00       0.41

                  Outstanding Balance
                As of December 31, 2001
                ------------------------
                (In original   (In US
Currency         currency)   dollars)(2)
--------        ------------ -----------
                      77.73      10.46
                      40.99       5.52
                       7.97       1.07
                       9.56       1.29
                      16.97       2.28
                      69.00       9.29
                       0.00       0.00
                       0.00       0.00
                       0.00       0.00
                       0.00       0.00
                       0.00       0.00
                       0.00       0.00
                      12.73       1.71
                       4.43       0.60
                       6.74       0.91
                      23.98       3.23
                      17.05       2.30
                       4.02       0.54
                      24.24       3.26
                      18.66       2.51
                       5.04       0.68
                       0.00       0.00
                       5.15       0.69
                      29.77       4.01
                       0.00       0.00
                      21.29       2.87
                       0.00       0.00
                       0.00       0.00
                       0.00       0.00
                       0.00       0.00
                       8.98       1.21
                       1.00       0.13
                       1.61       0.22
                       0.91       0.12
                       4.76       0.64
                       0.00       0.00
                       2.10       0.28
                       1.42       0.19
                       2.52       0.34
                       1.97       0.27
                       7.34       0.99
                       1.26       0.17
                       1.19       0.16
                       8.97       1.21
                       0.33       0.04
Pounds Sterling       14.09      20.48
                      -----      -----
                       0.00       0.00
                       9.91      14.41
                       4.18       6.08
                       0.00       0.00
                       0.00       0.00
Italian Lira       9,686.23       4.42
                   --------       ----
                   9,686.23       4.42
Japanese Yen     645,203.55   4,900.32
                 ----------   --------
                  12,080.00      91.75
                  12,080.00      91.75
                   4,332.15      32.90
                  24,200.00     183.80
                       0.00       0.00
                     145.97       1.11
                      89.06       0.68
                     270.07       2.05
                     122.59       0.93
                     115.67       0.88
                     101.96       0.77
                     102.13       0.78
                     101.68       0.77
                     497.25       3.78
                     401.67       3.05
                     243.12       1.85
                      70.24       0.53
                     349.42       2.65
                     958.44       7.28
                     211.35       1.61
                     111.33       0.85
                      26.23       0.20

                                                                      Original Amount        Outstanding Balance
                             Interest Rate/                              Contracted        As of December 31, 2001
                             Spread/Service                       ------------------------ ------------------------
                              Charge (Per      Year     Year of   (In original   (In US    (In original   (In US
Currency Interest Rate Basis     Annum)     Contracted  Maturity   currency)   dollars)(2)  currency)   dollars)(2)
-------- ------------------- -------------- ---------- ---------- ------------ ----------- ------------ -----------
             Fixed Rate          0.7500%    10/09/1998 20/09/2038     404.00       3.07        312.52       2.37
             Fixed Rate          0.7500%    10/09/1998 20/09/2038   5,349.00      40.63        479.51       3.64
             Fixed Rate          0.7500%    10/09/1998 20/09/2038   2,910.00      22.10        252.52       1.92
             Fixed Rate          0.7500%    10/09/1998 20/09/2038   2,252.00      17.10        690.68       5.25
             Fixed Rate          0.7500%    10/09/1998 20/09/2038     393.00       2.98        127.21       0.97
             Fixed Rate          0.7500%    20/05/2001 20/05/2041   1,346.00      10.22          0.00       0.00
             Fixed Rate          0.7500%    20/05/2001 20/05/2041     856.00       6.50          0.00       0.00
             Fixed Rate          0.7500%    20/05/2001 20/05/2041   1,098.00       8.34          0.00       0.00
             Fixed Rate          0.7500%    20/05/2001 20/05/2041   1,070.00       8.13          0.00       0.00
             Fixed Rate          0.7500%    20/05/2001 20/05/2041   1,080.00       8.20          0.00       0.00
             Fixed Rate          0.7500%    20/05/2001 20/05/2041     992.00       7.53          0.00       0.00
             Fixed Rate          0.7500%    20/05/2001 20/05/2041     233.00       1.77          0.00       0.00
             Fixed Rate          0.7500%    20/05/2001 20/05/2041   1,134.00       8.61        143.19       1.09
             Fixed Rate          0.7500%    20/05/2001 20/05/2041   2,034.00      15.45          0.00       0.00
             Fixed Rate          0.9500%    31/08/2000 20/08/2040  14,724.00     111.83          0.00       0.00
             Fixed Rate          0.9500%    31/08/2000 20/08/2040   3,549.00      26.95          0.00       0.00
             Fixed Rate          1.0000%    07/04/2000 20/04/2040   7,858.00      59.68          0.00       0.00
             Fixed Rate          1.3000%    28/12/1999 20/12/2029     519.00       3.94         42.27       0.32
             Fixed Rate          1.3000%    28/12/1999 20/12/2029     255.00       1.94         30.63       0.23
             Fixed Rate          1.3000%    28/12/1999 20/12/2029   1,436.00      10.91        325.76       2.47
             Fixed Rate          1.3000%    28/12/1999 20/12/2029   7,792.00      59.18        605.06       4.60
             Fixed Rate          1.3000%    28/12/1999 20/12/2029     145.00       1.10          0.00       0.00
             Fixed Rate          1.7000%    10/09/1998 20/09/2028   6,734.00      51.14          0.00       0.00
             Fixed Rate          1.7000%    10/09/1998 20/09/2028     291.00       2.21          0.00       0.00
             Fixed Rate          1.7000%    10/09/1998 20/09/2028   2,428.00      18.44        293.34       2.23
             Fixed Rate          1.7000%    20/05/2001 20/05/2041   2,556.00      19.41          0.00       0.00
             Fixed Rate          1.7000%    20/05/2001 20/05/2041   5,175.00      39.30          0.00       0.00
             Fixed Rate          1.8000%    28/12/1999 20/12/2029   6,397.00      48.59          0.00       0.00
             Fixed Rate          1.8000%    28/12/1999 20/12/2029   5,356.00      40.68          0.00       0.00
             Fixed Rate          1.8000%    28/12/1999 20/12/2029  15,299.00     116.20      2,297.65      17.45
             Fixed Rate          1.8000%    28/12/1999 20/12/2029  12,556.00      95.36        244.00       1.85
             Fixed Rate          1.8000%    28/12/1999 20/12/2029   4,885.00      37.10          0.00       0.00
             Fixed Rate          1.8000%    28/12/1999 20/12/2029       6.59       0.05          0.00       0.00
             Fixed Rate          1.8000%    28/12/1999 20/12/2029   4,321.00      32.82         52.90       0.40
             Fixed Rate          1.8000%    28/12/1999 20/12/2029   4,270.00      32.43          0.00       0.00
             Fixed Rate          1.9500%    22/09/2000 14/10/2013  16,600.00     126.08     10,260.58      77.93
             Fixed Rate          2.1000%    25/03/1999 15/12/2011  20,308.18     154.24          0.00       0.00
             Fixed Rate          2.1000%    25/08/1999 15/06/2011   9,697.89      73.66      9,265.11      70.37
             Fixed Rate          2.1000%    30/08/1995 20/08/2025     789.00       5.99        568.49       4.32
             Fixed Rate          2.1000%    29/03/1996 20/03/2026   1,048.00       7.96        954.78       7.25
             Fixed Rate          2.1000%    18/03/1997 20/03/2027   1,192.00       9.05        398.53       3.03
             Fixed Rate          2.1000%    18/03/1997 20/03/2027   1,226.00       9.31        503.66       3.83
             Fixed Rate          2.2000%    10/09/1998 20/09/2028   4,955.00      37.63        600.57       4.56
             Fixed Rate          2.2000%    10/09/1998 20/09/2028  10,487.00      79.65          0.00       0.00
             Fixed Rate          2.2000%    10/09/1998 20/09/2028   5,148.00      39.10          0.00       0.00
             Fixed Rate          2.2000%    10/09/1999 20/09/2028   2,387.00      18.13          0.00       0.00
             Fixed Rate          2.2000%    10/09/1998 20/09/2028  11,884.00      90.26      1,101.82       8.37
             Fixed Rate          2.2000%    20/05/2001 20/05/2041   6,948.00      52.77          0.00       0.00
             Fixed Rate          2.2000%    20/05/2001 20/05/2041   4,687.00      35.60          0.00       0.00
             Fixed Rate          2.2000%    20/05/2001 20/05/2041  10,645.00      80.85          0.00       0.00
             Fixed Rate          2.2000%    20/05/2001 20/05/2041   5,135.00      39.00          0.00       0.00
             Fixed Rate          2.2000%    20/05/2001 20/05/2041   4,130.00      31.37          0.00       0.00
             Fixed Rate          2.2000%    20/05/2001 20/05/2041   5,523.00      41.95          0.00       0.00
             Fixed Rate          2.3000%    30/08/1995 20/08/2025     795.00       6.04        782.65       5.94
             Fixed Rate          2.3000%    30/08/1995 20/08/2025     586.00       4.45        422.49       3.21
             Fixed Rate          2.3000%    30/08/1995 20/08/2025   1,327.00      10.08      1,293.03       9.82
             Fixed Rate          2.3000%    30/08/1995 20/08/2025     597.00       4.53        568.85       4.32
             Fixed Rate          2.3000%    30/08/1995 20/08/2025     640.00       4.86        579.28       4.40
             Fixed Rate          2.3000%    30/08/1995 20/08/2025   1,792.00      13.61        972.67       7.39
             Fixed Rate          2.3000%    30/08/1995 20/08/2025     490.00       3.72        393.15       2.99
             Fixed Rate          2.3000%    30/08/1995 20/08/2025   1,658.00      12.59      2,090.38      15.88
             Fixed Rate          2.3000%    30/08/1995 20/08/2025     569.00       4.32        559.10       4.25
             Fixed Rate          2.3000%    29/03/1996 20/03/2026     305.00       2.32        212.96       1.62
             Fixed Rate          2.3000%    18/03/1997 20/03/2027     902.00       6.85        574.12       4.36
             Fixed Rate          2.3000%    18/03/1997 20/03/2027     985.00       7.48        632.47       4.80
             Fixed Rate          2.3000%    18/03/1997 20/03/2027     821.00       6.24        414.33       3.15
             Fixed Rate          2.3000%    18/03/1997 20/03/2027   4,019.00      30.52      1,156.67       8.78
             Fixed Rate          2.5000%    30/08/1995 20/08/2025   7,523.00      57.14      2,856.99      21.70
             Fixed Rate          2.5000%    29/03/1996 20/03/2026   5,863.00      44.53      5,956.00      45.24
             Fixed Rate          2.5000%    18/03/1997 20/03/2027   8,219.00      62.42      1,312.81       9.97
             Fixed Rate          2.5000%    18/03/1997 20/03/2027   6,753.00      51.29        844.70       6.42
             Fixed Rate          2.7000%    28/03/1991 20/03/2016  10,575.00      80.32      8,288.49      62.95
             Fixed Rate          2.7000%    16/07/1991 20/06/2021  20,020.00     152.05     19,043.35     144.63

                                                                      Original Amount        Outstanding Balance
                             Interest Rate/                              Contracted        As of December 31, 2001
                             Spread/Service                       ------------------------ ------------------------
                              Charge (Per      Year     Year of   (In original   (In US    (In original   (In US
Currency Interest Rate Basis     Annum)     Contracted  Maturity   currency)   dollars)(2)  currency)   dollars)(2)
-------- ------------------- -------------- ---------- ---------- ------------ ----------- ------------ -----------
             Fixed Rate          2.7000%    26/12/1988 20/12/2013  15,000.00     113.93      9,729.72      73.90
             Fixed Rate          2.7000%    26/12/1988 20/12/2013  25,000.00     189.88     16,216.20     123.16
             Fixed Rate          2.7000%    26/12/1988 20/12/2013  12,500.00      94.94      8,108.09      61.58
             Fixed Rate          2.7000%    23/11/1989 20/11/2014  40,000.00     303.80     28,108.11     213.48
             Fixed Rate          2.7000%    21/12/1990 20/12/2020  28,200.00     214.18     26,136.55     198.51
             Fixed Rate          2.7000%    28/03/1991 20/03/2016  13,219.00     100.40     10,360.83      78.69
             Fixed Rate          2.7000%    16/07/1991 20/06/2016  13,219.00     100.40     10,360.83      78.69
             Fixed Rate          2.7000%    26/05/1989 20/05/2019   2,130.40      16.18      1,818.60      13.81
             Fixed Rate          2.7000%    09/02/1990 20/02/2020   2,304.00      17.50      2,053.72      15.60
             Fixed Rate          2.7000%    09/02/1990 20/02/2020   4,238.00      32.19      3,298.00      25.05
             Fixed Rate          2.7000%    09/02/1990 20/02/2020   2,079.00      15.79      1,823.06      13.85
             Fixed Rate          2.7000%    09/02/1990 20/02/2020   5,708.00      43.35      4,853.51      36.86
             Fixed Rate          2.7000%    09/02/1990 20/02/2020   8,634.00      65.58      6,694.79      50.85
             Fixed Rate          2.7000%    09/02/1990 20/02/2020     316.25       2.40        285.38       2.17
             Fixed Rate          2.7000%    09/02/1990 20/02/2020   4,986.00      37.87      4,486.10      34.07
             Fixed Rate          2.7000%    09/02/1990 20/02/2020   5,080.00      38.58      2,865.91      21.77
             Fixed Rate          2.7000%    09/02/1990 20/02/2020  10,560.00      80.20      5,667.22      43.04
             Fixed Rate          2.7000%    09/02/1990 20/02/2020  21,752.00     165.21     14,751.16     112.04
             Fixed Rate          2.7000%    09/02/1990 20/02/2020   4,867.00      36.96      2,801.24      21.28
             Fixed Rate          2.7000%    09/02/1990 20/02/2020   4,301.00      32.67      3,880.93      29.48
             Fixed Rate          2.7000%    16/07/1991 20/06/2021   2,065.00      15.68      1,726.84      13.12
             Fixed Rate          2.7000%    16/07/1991 20/06/2021   1,663.00      12.63      1,438.24      10.92
             Fixed Rate          2.7000%    16/07/1991 20/06/2021   1,795.00      13.63      1,196.83       9.09
             Fixed Rate          2.7000%    16/07/1991 20/06/2021   5,266.00      40.00      4,591.35      34.87
             Fixed Rate          2.7000%    16/07/1991 20/06/2021  10,790.00      81.95     10,062.08      76.42
             Fixed Rate          2.7000%    16/07/1991 20/06/2021   3,516.00      26.70      3,316.48      25.19
             Fixed Rate          2.7000%    16/07/1991 20/06/2021   9,427.00      71.60      7,024.96      53.35
             Fixed Rate          2.7000%    20/03/1992 20/03/2022   7,655.00      58.14      4,659.69      35.39
             Fixed Rate          2.7000%    30/08/1995 20/08/2025   5,356.00      40.68      4,886.24      37.11
             Fixed Rate          2.7000%    30/08/1995 20/08/2025   3,454.00      26.23      2,317.76      17.60
             Fixed Rate          2.7000%    30/08/1995 20/08/2025  17,064.00     129.60      8,603.89      65.35
             Fixed Rate          2.7000%    30/08/1995 20/08/2025   4,982.00      37.84      4,693.66      35.65
             Fixed Rate          2.7000%    30/08/1995 20/08/2025   5,746.00      43.64        894.69       6.80
             Fixed Rate          2.7000%    30/08/1995 20/08/2025  11,103.00      84.33      3,124.78      23.73
             Fixed Rate          2.7000%    30/08/1995 20/08/2025   4,275.00      32.47      2,912.83      22.12
             Fixed Rate          2.7000%    30/08/1995 20/08/2025   7,893.00      59.95      4,152.36      31.54
             Fixed Rate          2.7000%    30/08/1995 20/08/2025   2,303.00      17.49      1,256.70       9.54
             Fixed Rate          2.7000%    18/03/1997 20/03/2027   4,844.00      36.79      1,372.90      10.43
             Fixed Rate          2.7000%    18/03/1997 20/03/2027   6,698.00      50.87      1,718.84      13.05
             Fixed Rate          2.7000%    18/03/1997 20/03/2027   5,772.00      43.84      3,836.18      29.14
             Fixed Rate          2.7000%    18/03/1997 20/03/2027   7,103.00      53.95        389.06       2.95
             Fixed Rate          2.7000%    26/05/1989 20/05/2019   2,063.00      15.67      1,730.54      13.14
             Fixed Rate          2.7000%    26/05/1989 20/05/2019   4,776.00      36.27      2,813.79      21.37
             Fixed Rate          2.7000%    26/05/1989 20/05/2019   2,500.00      18.99      2,134.13      16.21
             Fixed Rate          2.7000%    26/05/1989 20/05/2019   2,633.00      20.00      1,668.17      12.67
             Fixed Rate          2.7000%    26/05/1989 20/05/2019   5,500.00      41.77      4,303.25      32.68
             Fixed Rate          3.0000%    17/12/1987 20/12/2012  30,000.00     227.85     17,837.82     135.48
             Fixed Rate          3.0000%    03/09/1992 20/09/2017  25,380.00     192.76     21,950.24     166.71
             Fixed Rate          3.0000%    19/08/1993 20/08/2023   6,872.00      52.19      6,665.85      50.63
             Fixed Rate          3.0000%    19/08/1993 20/08/2023   4,633.00      35.19      3,967.75      30.14
             Fixed Rate          3.0000%    19/08/1993 20/08/2023   3,803.00      28.88      3,557.21      27.02
             Fixed Rate          3.0000%    19/08/1993 20/08/2023   3,055.00      23.20      3,054.99      23.20
             Fixed Rate          3.0000%    19/08/1993 20/08/2023   9,294.00      70.59      3,261.66      24.77
             Fixed Rate          3.0000%    20/12/1994 20/12/2024   9,620.00      73.06      9,112.07      69.21
             Fixed Rate          3.0000%    20/12/1994 20/12/2024  11,754.00      89.27     11,753.90      89.27
             Fixed Rate          3.0000%    20/06/1980 20/06/2010   5,400.00      41.01      2,239.00      17.01
             Fixed Rate          3.0000%    20/06/1980 20/06/2010      62.28       0.47         25.81       0.20
             Fixed Rate          3.0000%    20/06/1980 20/06/2010     577.55       4.39        239.45       1.82
             Fixed Rate          3.0000%    20/06/1980 20/06/2010   1,860.00      14.13        771.21       5.86
             Fixed Rate          3.0000%    20/06/1980 20/06/2010      85.18       0.65         35.31       0.27
             Fixed Rate          3.0000%    20/06/1980 20/06/2010     149.90       1.14         62.14       0.47
             Fixed Rate          3.0000%    20/06/1980 20/06/2010   5,410.00      41.09      2,243.17      17.04
             Fixed Rate          3.0000%    20/06/1980 20/06/2010     810.07       6.15        335.87       2.55
             Fixed Rate          3.0000%    20/06/1980 20/06/2010     979.81       7.44        406.25       3.09
             Fixed Rate          3.0000%    16/06/1981 20/06/2011   5,000.00      37.98      2,209.11      16.78
             Fixed Rate          3.0000%    16/06/1981 20/06/2011   3,825.52      29.05      1,772.78      13.46
             Fixed Rate          3.0000%    16/06/1981 20/06/2011   7,571.84      57.51      3,508.88      26.65
             Fixed Rate          3.0000%    31/05/1982 20/05/2012   3,985.19      30.27      2,041.16      15.50
             Fixed Rate          3.0000%    31/05/1982 20/05/2012   2,765.83      21.01      1,416.62      10.76

                                                                      Original Amount        Outstanding Balance
                             Interest Rate/                              Contracted        As of December 31, 2001
                             Spread/Service                       ------------------------ ------------------------
                              Charge (Per      Year     Year of   (In original   (In US    (In original   (In US
Currency Interest Rate Basis     Annum)     Contracted  Maturity   currency)   dollars)(2)  currency)   dollars)(2)
-------- ------------------- -------------- ---------- ---------- ------------ ----------- ------------ -----------
             Fixed Rate          3.0000%    31/05/1982 20/05/2012     301.37       2.29        154.33       1.17
             Fixed Rate          3.0000%    31/05/1982 20/05/2012   3,420.92      25.98      1,752.16      13.31
             Fixed Rate          3.0000%    31/05/1982 10/05/2012   3,773.45      28.66      1,932.74      14.68
             Fixed Rate          3.0000%    09/09/1983 20/09/2013   2,943.82      22.36      1,723.20      13.09
             Fixed Rate          3.0000%    09/09/1983 20/09/2013   2,123.40      16.13      1,195.01       9.08
             Fixed Rate          3.0000%    09/09/1983 20/09/2013   1,140.00       8.66        604.63       4.59
             Fixed Rate          3.0000%    09/09/1983 20/09/2013   4,600.00      34.94      2,630.30      19.98
             Fixed Rate          3.0000%    27/01/1988 20/01/2018   2,254.00      17.12        127.48       0.97
             Fixed Rate          3.0000%    27/01/1988 20/01/2018   4,837.00      36.74      3,579.15      27.18
             Fixed Rate          3.0000%    27/01/1988 20/01/2018  10,818.00      82.16      7,255.45      55.11
             Fixed Rate          3.0000%    27/01/1988 20/01/2018   2,090.00      15.87      1,646.96      12.51

      Fixed Rate 3.0000% 27/01/1988 20/01/2018 5,735.00 43.56 4,580.24 34.79
      Fixed Rate 3.0000% 27/01/1988 20/01/2018 3,193.00 24.25 2,179.45 16.55
      Fixed Rate 3.0000% 27/01/1988 20/01/2018 4,611.00 35.02 3,616.54 27.47
      Fixed Rate 3.0000% 27/01/1988 20/01/2018 3,372.00 25.61 2,187.80 16.62
      Fixed Rate 3.0000% 27/01/1988 20/01/2018 2,000.00 15.19 1,126.06  8.55
      Fixed Rate 3.0000% 27/01/1988 20/01/2018   707.00  5.37   486.55  3.70
      Fixed Rate 3.0000% 27/01/1988 20/01/2018   313.93  2.38   252.65  1.92
      Fixed Rate 3.0000% 27/01/1988 20/01/2018   300.44  2.28   241.79  1.84

                      Fixed Rate       3.0000% 31/05/1988 20/05/2018 14,003.00   106.35 11,223.23  85.24
                      Fixed Rate       3.0000% 20/12/1994 20/12/2024  4,616.00    35.06  4,323.47  32.84
                      Fixed Rate       3.2500% 30/03/1976 20/03/2001  3,799.31    28.86      0.00   0.00
                      Fixed Rate       3.2500% 28/04/1977 20/04/2002  6,020.15    45.72    161.66   1.23
                      Fixed Rate       3.2500% 28/04/1977 20/04/2002    299.72     2.28      8.10   0.06
                      Fixed Rate       3.2500% 14/01/1978 20/01/2003    329.75     2.50     26.73   0.20
                      Fixed Rate       3.2500% 14/01/1978 20/01/2003  1,773.53    13.47    143.80   1.09
                      Fixed Rate       3.2500% 14/01/1978 20/01/2003  2,986.50    22.68    242.15   1.84
                      Fixed Rate       3.2500% 09/11/1978 20/11/2008  4,554.10    34.59  1,555.05  11.81
                      Fixed Rate       3.2500% 09/11/1978 20/11/2008  1,257.12     9.55    429.25   3.26
                      Fixed Rate       3.2500% 09/11/1978 20/11/2008  2,913.08    22.12    994.70   7.55
                      Fixed Rate       3.2500% 09/11/1978 20/11/2008  5,263.39    39.98  1,797.24  13.65
                      Fixed Rate       3.2500% 09/11/1978 20/05/2008  8,128.00    61.73  2,762.98  20.98
                      Fixed Rate       3.2500% 09/11/1978 20/11/2008    290.07     2.20     99.04   0.75
                      Fixed Rate       3.2500% 09/11/1978 20/11/2008    176.78     1.34     60.35   0.46
                      Fixed Rate       3.2500% 09/11/1978 20/11/2008    155.99     1.18     53.26   0.40
                      Fixed Rate       3.2500% 09/11/1978 20/11/2008  2,185.29    16.60    746.17   5.67
                      Fixed Rate       3.5000% 22/12/1994 31/05/2007 48,000.00   364.56 26,673.98 202.59
                      Fixed Rate       3.5000% 26/11/1986 20/11/2006 32,895.00   249.84 10,611.29  80.59
                      Fixed Rate       3.5000% 07/05/1984 20/05/2014  2,997.01    22.76  1,827.43  13.88
                      Fixed Rate       3.5000% 07/05/1984 20/05/2014  1,381.00    10.49    342.00   2.60
                      Fixed Rate       3.5000% 30/05/1986 20/05/2016    102.06     0.78     72.15   0.55
                      Fixed Rate       3.5000% 30/05/1986 20/05/2016    457.38     3.47    323.50   2.46
                      Fixed Rate       3.5000% 30/05/1986 20/05/2016  7,595.00    57.68  5,165.94  39.24
                      Fixed Rate       3.5000% 30/05/1986 20/05/2016  3,979.50    30.22  2,814.74  21.38
                      Fixed Rate       3.5000% 30/05/1986 20/05/2016  1,439.00    10.93    681.99   5.18
                      Fixed Rate       3.5000% 30/05/1986 20/05/2016  1,457.60    11.07  1,030.98   7.83
                      Fixed Rate       4.2500% 16/09/1977 20/09/2002    264.80     2.01     14.31   0.11
                      Fixed Rate       4.2500% 26/03/1979 20/03/2004 10,855.20    82.45  1,466.92  11.14
                      Fixed Rate       5.0000% 01/10/1987 20/06/2003 39,120.00   297.12  5,102.60  38.75
                      Fixed Rate       6.0000% 11/03/1993 01/02/2013 25,000.00   189.88 16,266.01 123.54
                      Fixed Rate       6.0000% 27/04/1990 15/06/2009 48,000.00   364.56 19,676.25 149.44
                       LIBOR 6 Months  2.2500% 22/09/2000 25/04/2015  2,940.00    22.33  2,940.00  22.33
                       LIBOR 6 Months  2.5000% 13/09/2001 12/12/2006  3,583.80    27.22  3,583.80  27.22
Korean Won                                                           24,961.98    18.92  4,358.76   3.30
                                                                     ---------    -----  --------   ----
                      Fixed Rate       2.5000% 24/02/1998 20/02/2028 21,172.00    16.05  1,958.49   1.48
                      Fixed Rate       3.5000% 12/03/1991 20/03/2011  3,789.98     2.87  2,400.27   1.82
Kuwait Dinar                                                             11.05    38.26      2.07   7.17
                                                                         -----    -----      ----   ----
                      Fixed Rate       3.5000% 06/05/1998 15/08/2018      6.15    21.29      0.09   0.29
                      Fixed Rate       4.5000% 26/12/1984 15/02/2008      4.90    16.97      1.98   6.87
Netherlands
Guilder                                                                   2.30     0.92      0.00   0.00
                                                                          ----     ----      ----   ----
                      Fixed Rate       2.5000% 27/04/1984 31/12/2014      2.30     0.92      0.00   0.00
Swedish Kroner                                                           18.31     1.71     13.81   1.29
                                                                         -----     ----     -----   ----
                      Interest Free    0.0000% 13/02/1998 30/12/2008     18.31     1.71     13.81   1.29
Special Drawing Right                                                   911.68 1,143.67    671.42 842.28
                                                                        ------ --------    ------ ------
                      Interest Free    1.0000% 22/11/1990 15/08/2025     16.73    20.98     11.92  14.95

                                                                                    Original Amount        Outstanding Balance
                                          Interest Rate/                               Contracted        As of December 31, 2001
                                          Spread/Service                        ------------------------ ------------------------
                                           Charge (Per      Year      Year of   (In original   (In US    (In original   (In US
Currency              Interest Rate Basis     Annum)     Contracted   Maturity   currency)   dollars)(2)  currency)   dollars)(2)
--------              ------------------- -------------- ----------- ---------- ------------ ----------- ------------ -----------
                       Interest Free          1.0000%     27/12/1988 15/11/2023       5.91        7.41         5.47        6.86
                       Interest Free          1.0000%     09/11/1990 15/11/2025      35.87       45.00        34.98       43.88
                       Interest Free          1.0000%     11/07/1991 15/02/2026      50.00       62.72        49.38       61.94
                       Interest Free          1.0000%     06/03/1992 01/06/2027      26.40       33.12        24.40       30.60
                       Interest Free          1.0000%     27/12/1988 15/10/2023      18.68       23.43        14.83       18.60
                       Interest Free          1.0000%     25/01/1991 15/08/2025      24.19       30.35        23.59       29.59
                       Interest Free          1.0000%     24/06/1992 15/11/2026      27.16       34.07        23.23       29.14
                       Interest Free          1.0000%     22/11/1990 15/08/2025      69.70       87.43        66.52       83.45
                       Interest Free          1.0000%     18/12/1989 01/10/2024      25.04       31.42        14.92       18.72
                       Interest Free          1.0000%     20/01/1995 15/10/2029      11.93       14.96         7.05        8.85
                       Interest Free          1.0000%     25/10/1990 15/09/2025      18.25       22.89        17.45       21.88
                       Interest Free          1.0000%     12/09/1988 15/05/2023      53.41       67.00        42.83       53.73
                       Interest Free          1.0000%     17/02/1989 15/11/2023      14.77       18.53        13.45       16.88
                       Interest Free          1.0000%     05/11/1993 15/06/2028      18.02       22.61        14.19       17.79
                       Interest Free          1.0000%     17/02/1989 15/10/2023      25.85       32.43        23.91       30.00
                       Interest Free          1.0000%     04/07/1988 01/04/2023      43.44       54.50        39.64       49.73
                       Interest Free          1.0000%     05/10/1989 15/08/2024      39.77       49.89        37.78       47.39
                       Interest Free          1.0000%     28/11/1991 15/11/2026      35.25       44.21        28.75       36.06
                       Interest Free          1.0000%     20/01/1995 15/10/2029      36.80       46.16        19.27       24.17
                       Interest Free          1.0000%     21/04/1988 01/02/2023      11.61       14.56         9.57       12.00
                       Interest Free          1.0000%     28/11/1991 15/11/2026      22.03       27.63        22.03       27.63
                       Interest Free          1.0000%    22/1.1/1993 01/06/2028      50.50       63.35        25.28       31.71
                       Interest Free          1.0000%     11/01/1996 15/09/2029      15.65       19.63         3.59        4.50
                       Interest Free          1.0000%     22/11/1990 15/11/2025      14.36       18.02        13.14       16.48
                       Interest Free          1.0000%     24/12/1992 01/10/2027      34.65       43.47        12.43       15.59
                       Interest Free          1.0000%     24/04/1986 15/05/2026      43.40       54.44        38.62       48.45
                       Interest Free          1.0000%     27/11/1995 15/05/2030       9.63       12.08         5.59        7.02
                       Interest Free          1.0000%     27/11/1995 15/04/2030      17.64       22.13         7.24        9.09
                       Interest Free          1.0000%     04/06/1996 15/03/2021      12.76       16.01         4.89        6.13
                       Interest Free          1.0000%     23/07/1997 15/05/2021      13.84       17.36         1.86        2.34
                       Interest Free          1.0000%     21/01/1998 01/09/2032      11.02       13.82         2.28        2.86
                       Interest Free          1.0000%     15/04/1998 15/11/2032       6.49        8.14         1.15        1.45
                       Interest Free          0.0000%     29/11/2000 15/01/2040       4.50        5.65         0.00        0.00
                       Interest Free          0.0000%     25/09/2000 15/01/2040       6.00        7.53         0.00        0.00
                       Fixed Rate             0.7500%     06/03/1996 15/03/2030       6.15        7.71         1.37        1.71
                       Fixed Rate             0.7500%     29/04/1998 15/03/2038      11.00       13.80         1.10        1.38
                       Fixed Rate             4.0000%     18/05/1992 01/04/2012      11.00       13.80         6.29        7.89
                       Fixed Rate             4.0000%     16/11/1982 01/08/2002       6.95        8.72         0.35        0.44
                       Fixed Rate             4.0000%     22/04/1987 01/03/2007       3.02        3.79         1.06        1.33
                       Fixed Rate             4.0000%     22/06/1982 01/03/2002       2.32        2.91         0.04        0.05
United States Dollars                                                             9,202.47    9,202.47     4,547.14    4,547.14
                                                                                  --------    --------     --------    --------
                       ADB Floating Rate      0.0000%     22/11/1990 15/11/2015       9.00        9.00         7.09        7.09
                       ADB Floating Rate      0.0000%     17/02/1989 15/10/2003      65.00       65.00        16.70       16.70
                       ADB Floating Rate      0.0000%     25/10/1990 15/09/2020      33.00       33.00        30.49       30.49
                       ADB Floating Rate      0.0000%     23/12/1986 01/04/2012      82.00       82.00        61.27       61.27
                       ADB Floating Rate      0.0000%     27/11/1995 15/05/2022      15.00       15.00         6.19        6.19
                       ADB Floating Rate      0.0000%     20/01/1995 15/10/2019      41.00       41.00        29.58       29.58
                       ADB Floating Rate      0.0000%     23/12/1986 15/06/2016      18.80       18.80        15.28       15.28
                       ADB Floating Rate      0.0000%     05/10/1989 15/08/2004      30.00       30.00        11.04       11.04
                       ADB Floating Rate      0.0000%     04/07/1988 01/04/2003      60.00       60.00        11.84       11.84
                       ADB Floating Rate      0.0000%     23/12/1986 01/10/2010      24.00       24.00        15.32       15.32
                       ADB Floating Rate      0.0000%     09/11/1990 15/11/2005      50.00       50.00        23.42       23.42
                       ADB Floating Rate      0.0000%     11/01/1996 15/09/2021       9.50        9.50         3.21        3.21
                       ADB Floating Rate      0.0000%     04/02/1991 15/08/2015     150.00      150.00       124.94      124.94
                       ADB Floating Rate      0.0000%     27/11/1995 15/04/2020      30.00       30.00         5.92        5.92
                       ADB Floating Rate      0.0000%     20/01/1995 01/10/2016      23.50       23.50        19.85       19.85
                       ADB Floating Rate      0.0000%     24/12/1992 01/10/2017      50.00       50.00        16.91       16.91
                       ADB Floating Rate      0.0000%     02/05/1996 01/05/2010     150.00      150.00        56.61       56.61
                       ADB Floating Rate      0.0000%     03/06/1997 15/03/2021      18.50       18.50         6.50        6.50
                       ADB Floating Rate      0.0000%     23/06/1997 15/05/2021     167.00      167.00        48.50       48.50
                       ADB Floating Rate      0.0000%     24/04/1986 15/05/2006      50.00       50.00        22.84       22.84
                       ADB Floating Rate      0.0000%     21/12/1998 15/08/2013     300.00      300.00       200.00      200.00
                       ADB Floating Rate      0.0000%     21/12/1998 01/08/2013     200.00      200.00       100.00      100.00
                       ADB Floating Rate      0.0000%     21/01/1998 01/09/2022      93.00       93.00         8.16        8.16
                       ADB Floating Rate      0.0000%     21/01/1998 01/09/2022      20.22       20.22         3.44        3.44
                       ADB Floating Rate      0.0000%     15/04/1998 15/11/2022      15.70       15.70         2.52        2.52
                       ADB Floating Rate      0.0000%     21/01/1998 15/11/2022      22.00       22.00         0.60        0.60
                       ADB Floating Rate      0.0000%     21/12/1998 01/08/2022      71.00       71.00         4.53        4.53

                                                                         Original Amount        Outstanding Balance
                                Interest Rate/                              Contracted        As of December 31, 2001
                                Spread/Service                       ------------------------ ------------------------
                                 Charge (Per      Year     Year of   (In original   (In US    (In original   (In US
Currency Interest Rate Basis        Annum)     Contracted  Maturity   currency)   dollars)(2)  currency)   dollars)(2)
-------- -------------------    -------------- ---------- ---------- ------------ ----------- ------------ -----------
         ADB Floating Rate          0.0000%    01/03/1999 01/08/2025     53.00       53.00         1.23        1.23
         ADB Floating Rate          0.0000%    01/03/1999 01/12/2023     24.30       24.30         1.97        1.97
         ADB Floating Rate          0.0000%    01/03/1999 15/12/2023     93.16       93.16         9.08        9.08
         ADB Floating Rate          0.0000%    01/03/1999 15/08/2023     60.00       60.00         2.78        2.78
         ADB Floating Rate          0.0000%    18/07/2000 15/08/2014    100.00      100.00        30.00       30.00
         ADB Floating Rate          0.0000%    18/07/2000 15/08/2024     75.00       75.00         1.02        1.02
         ADB Floating Rate          0.0000%    21/07/2000 15/02/2015    100.00      100.00        40.00       40.00
         ADB Floating Rate          0.0000%    21/07/2000 15/02/2015     75.00       75.00         0.39        0.39
         ADB Floating Rate          0.0000%    16/11/2000 15/08/2025     25.00       25.00         1.28        1.28
         Cost Qua. Bor. IBRD 6M     0.5000%    22/12/1989 15/03/2010    200.00      200.00       145.65      145.65
         Cost Qua. Bor. IBRD 6M     0.5000%    04/06/1984 01/07/2004     90.95       90.95        17.28       17.28
         Cost Qua. Bor. IBRD 6M     0.5000%    19/01/1990 01/02/2010     40.00       40.00        27.52       27.52
         Cost Qua. Bor. IBRD 6M     0.5000%    31/05/1989 15/06/2009    300.00      300.00       191.15      191.15
         Cost Qua. Bor. IBRD 6M     0.5000%    26/09/1984 01/10/2004    150.00      150.00        30.00       30.00
         Cost Qua. Bor. IBRD 6M     0.5000%    09/11/1989 15/09/2009     70.10       70.10        47.34       47.34
         Cost Qua. Bor. IBRD 6M     0.5000%    10/08/1984 15/08/2004     35.81       35.81         6.71        6.71
         Cost Qua. Bor. IBRD 6M     0.5000%    16/03/1990 15/04/2010     40.00       40.00        21.65       21.65
         Cost Qua. Bor. IBRD 6M     0.5000%    09/06/1993 01/08/2013     28.36       28.36        24.87       24.87
         Cost Qua. Bor. IBRD 6M     0.5000%    09/06/1993 01/08/2013     22.94       22.94        16.17       16.17
         Cost Qua. Bor. IBRD 6M     0.5000%    23/12/1992 01/02/2013    200.00      200.00       171.06      171.06
         Cost Qua. Bor. IBRD 6M     0.5000%    05/02/1992 15/03/2012     90.79       90.79        73.71       73.71
         Cost Qua. Bor. IBRD 6M     0.5000%    05/02/1992 15/03/2012     59.21       59.21        51.21       51.21
         Cost Qua. Bor. IBRD 6M     0.5000%    15/07/1993 01/03/2013     37.54       37.54        32.01       32.01
         Cost Qua. Bor. IBRD 6M     0.5000%    15/07/1993 01/03/2013     25.46       25.46        17.84       17.84
         Cost Qua. Bor. IBRD 6M     0.5000%    19/06/1986 01/01/2006     82.00       82.00        27.24       27.24
         Cost Qua. Bor. IBRD 6M     0.5000%    01/09/1988 01/08/2008    200.00      200.00       121.24      121.24
         Cost Qua. Bor. IBRD 6M     0.5000%    09/07/1990 15/09/2010    200.00      200.00       131.96      131.96
         Cost Qua. Bor. IBRD 6M     0.5000%    07/02/1984 01/02/2004     24.97       24.97         3.46        3.46
         Cost Qua. Bor. IBRD 6M     0.5000%    13/06/1988 15/08/2008     45.00       45.00        14.24       14.24

  Cost Qua. Bor. IBRD 6M 0.5000% 28/04/1995 01/04/2015   1.30   1.30   1.23   1.23
  Cost Qua. Bor. IBRD 6M 0.5000% 28/04/1995 01/04/2015  16.70  16.70   8.07   8.07
  Cost Qua. Bor. IBRD 6M 0.5000% 10/06/1983 01/06/2003  35.92  35.92   3.29   3.29
  Cost Qua. Bor. IBRD 6M 0.5000% 30/03/1987 01/01/2007 300.00 300.00 110.00 110.00
  Cost Qua. Bor. IBRD 6M 0.5000% 11/07/1991 15/08/2011 139.44 139.44 108.22 108.22
  Cost Qua. Bor. IBRD 6M 0.5000% 11/07/1991 15/08/2011  18.56  18.56   4.29   4.29
  Cost Qua. Bor. IBRD 6M 0.5000% 02/04/1985 01/05/2005   3.95   3.95   0.88   0.88
  Cost Qua. Bor. IBRD 6M 0.5000% 01/09/1988 15/08/2008 125.26 125.26  75.92  75.92

  Cost Qua. Bor. IBRD 6M 0.5000% 27/04/1983 15/05/2003 302.25 302.25 30.23 30.23
  Interest Free          1.0000% 20/12/1974 01/10/2014   5.77   5.77  3.00  3.00
  Interest Free          1.0000% 10/11/1978 01/10/2018  14.00  14.00  9.52  9.52
  Interest Free          1.0000% 27/08/1979 01/02/2019  12.34  12.34  8.64  8.64
  Interest Free          1.0000% 22/10/1980 15/09/2020  12.20  12.20  9.24  9.24
  Interest Free          1.0000% 12/10/1981 01/09/2021  12.11  12.11  9.68  9.68
  Interest Free          1.0000% 05/01/1973 01/09/2022  12.70  12.70  8.00  8.00
  Interest Free          1.0000% 05/04/1974 15/04/2024   9.50   9.50  6.41  6.41
  Interest Free          1.0000% 21/04/1978 15/12/2027  21.52  21.52 16.78 16.78
  Interest Free          1.0000% 27/06/1979 01/06/2029  32.22  32.22 26.58 26.58
  Fixed Rate             1.0000% 22/09/2000 04/10/2030   7.01   7.01  2.18  2.18
  Fixed Rate             1.5000% 11/07/1996 17/03/2026  25.18  25.18 25.75 25.75
  Fixed Rate             1.7500% 06/08/2000 15/12/2016  10.00  10.00  0.50  0.50
  Fixed Rate             2.0000% 26/02/1973 08/08/2013  19.72  19.72  9.93  9.93
  Fixed Rate             2.0000% 30/06/1973 19/06/2014   1.91   1.91  1.00  1.00
  Fixed Rate             2.0000% 24/12/1980 01/10/2021   4.87   4.87  3.66  3.66
  Fixed Rate             2.0000% 23/07/1982 15/04/2023   4.15   4.15  4.35  4.35
  Fixed Rate             2.0000% 03/04/1984 19/08/2021   0.04   0.04  0.03  0.03
  Fixed Rate             2.0000% 24/03/1975 31/05/2017  15.00  15.00  9.29  9.29
  Fixed Rate             2.0000% 29/07/1975 16/02/2017   3.47   3.47  2.15  2.15
  Fixed Rate             2.0000% 29/07/1975 18/06/2016   6.45   6.45  3.79  3.79
  Fixed Rate             2.0000% 22/12/1975 13/09/2017   4.84   4.84  3.07  3.07
  Fixed Rate             2.0000% 11/03/1974 07/12/2016   1.38   1.38  0.84  0.84
  Fixed Rate             2.0000% 28/04/1976 25/04/2017   8.90   8.90  5.51  5.51
  Fixed Rate             2.0000% 27/06/1977 27/04/2018   2.93   2.93  1.91  1.91
  Fixed Rate             2.0000% 13/01/1978 18/05/2019   4.86   4.86  3.23  3.23
  Fixed Rate             2.0000% 13/01/1978 09/11/2018   1.46   1.46  0.97  0.97
  Fixed Rate             2.0000% 18/08/1978 14/10/2018   0.68   0.68  0.47  0.47
  Fixed Rate             2.0000% 23/02/1979 08/04/2020  10.61  10.61  7.53  7.53
  Fixed Rate             2.0000% 28/03/1980 05/03/2021   6.36   6.36  4.70  4.70
  Fixed Rate             2.0000% 15/02/1979 28/04/2021   4.13   4.13  3.05  3.05
  Fixed Rate             2.0000% 15/02/1978 15/05/2021   3.98   3.98  2.94  2.94

                                                                      Original Amount        Outstanding Balance
                             Interest Rate/                              Contracted        As of December 31, 2001
                             Spread/Service                       ------------------------ ------------------------
                              Charge (Per      Year     Year of   (In original   (In US    (In original   (In US
Currency Interest Rate Basis     Annum)     Contracted  Maturity   currency)   dollars)(2)  currency)   dollars)(2)
-------- ------------------- -------------- ---------- ---------- ------------ ----------- ------------ -----------
         Fixed Rate              2.0000%    16/07/1979 15/09/2020     3.63         3.63        2.63         2.63
         Fixed Rate              2.0000%    01/08/1979 11/01/2022     0.83         0.83        0.63         0.63
         Fixed Rate              2.0000%    01/08/1978 06/01/2024     0.44         0.44        0.36         0.36
         Fixed Rate              2.0000%    29/08/1980 13/10/2021     0.39         0.39        0.30         0.30
         Fixed Rate              2.0000%    06/11/1981 06/11/2021     9.65         9.65        7.25         7.25
         Fixed Rate              2.0000%    28/05/1981 26/08/2022     0.91         0.91        0.71         0.71
         Fixed Rate              2.0000%    29/08/1980 01/06/2021     2.09         2.09        1.54         1.54
         Fixed Rate              2.0000%    25/09/1981 15/03/2022     3.04         3.04        2.32         2.32
         Fixed Rate              2.0000%    30/09/1981 17/08/2021     0.82         0.82        0.64         0.64
         Fixed Rate              2.0000%    31/08/1982 14/06/2023     0.81         0.81        0.64         0.64
         Fixed Rate              2.0000%    29/09/1982 28/04/2023     0.21         0.21        0.17         0.17
         Fixed Rate              2.0000%    23/05/1984 02/06/2023     0.04         0.04        0.03         0.03
         Fixed Rate              2.0000%    31/08/1983 16/11/2024     0.18         0.18        0.15         0.15
         Fixed Rate              2.0000%    24/08/1979 20/02/2021     1.05         1.05        0.77         0.77
         Fixed Rate              2.0000%    28/10/1980 16/12/2023     3.74         3.74        3.01         3.01
         Fixed Rate              2.0000%    04/12/1980 28/10/2023     0.49         0.49        0.42         0.42
         Fixed Rate              2.0000%    21/07/1982 12/09/2023     0.29         0.29        0.24         0.24
         Fixed Rate              2.0000%    30/07/1983 16/04/2025     0.98         0.98        0.83         0.83
         Fixed Rate              2.0000%    29/07/1983 01/10/2024     0.06         0.06        0.05         0.05
         Fixed Rate              2.0000%    26/03/1984 10/10/2024     0.35         0.35        0.29         0.29
         Fixed Rate              2.0000%    15/02/1979 22/11/2022     0.74         0.74        0.57         0.57
         Fixed Rate              2.0000%    30/06/1980 14/02/2023     2.30         2.30        1.82         1.82
         Fixed Rate              2.0000%    01/06/1994 23/11/2019    14.97        14.97       12.83        12.83
         Fixed Rate              2.0000%    20/06/1986 13/10/2016    31.99        31.99       18.45        18.45
         Fixed Rate              2.0000%    19/05/1988 03/07/2018    29.99        29.99       19.61        19.61
         Fixed Rate              2.0000%    31/07/1990 25/10/2020    21.00        21.00       15.35        15.35
         Fixed Rate              2.0000%    02/08/1999 30/12/2019    15.13        15.13       15.13        15.13
         Fixed Rate              2.0000%    02/08/1999 11/02/2020    14.87        14.87       14.87        14.87
         Fixed Rate              2.0000%    04/05/1972 26/12/2002     9.64         9.64        0.46         0.46
         Fixed Rate              2.0000%    08/07/1985 25/10/2015    40.00        40.00       21.54        21.54

        Fixed Rate 2.0000% 12/07/2000 19/01/2021  23.35  23.35 23.35 23.35
        Fixed Rate 2.0000% 12/07/2000 19/01/2021  16.65  16.65 16.64 16.64
        Fixed Rate 2.5000% 30/06/1997 28/04/2014   9.48   9.48  9.01  9.01
        Fixed Rate 3.0000% 29/06/1973 01/05/2003   6.00   6.00  0.53  0.53
        Fixed Rate 3.0000% 04/12/1980 06/04/2022   2.30   2.30  1.74  1.74
        Fixed Rate 3.0000% 06/07/1989 06/07/2007 100.00 100.00 51.11 51.11
        Fixed Rate 3.0000% 17/05/1991 01/10/2021  15.00  15.00 12.50 12.50

         Fixed Rate 3.0000% 30/01/1992 05/04/2022 20.00 20.00 17.50 17.50
         Fixed Rate 3.0000% 30/04/1993 26/11/2023 20.00 20.00 18.33 18.33
         Fixed Rate 3.0250% 30/03/1988 15/10/2004  6.50  6.50  1.63  1.63
         Fixed Rate 3.2500% 27/09/1990 15/04/2006  4.89  4.89  2.20  2.20
         Fixed Rate 3.2500% 22/09/1997 22/03/2014 10.00 10.00  1.63  1.63
         Fixed Rate 3.4000% 01/03/1996 15/12/2012 22.95 22.95 21.09 21.09
         Fixed Rate 3.4000% 06/06/1997 15/12/2014 36.82 36.82 27.81 27.81
         Fixed Rate 3.4000% 01/05/1998 15/05/2014 38.51 38.51 38.51 38.51
         Fixed Rate 3.9500% 23/12/1994 28/01/2006  6.13  6.13  0.00  0.00

        Fixed Rate 4.0000% 16/07/1998 05/11/2018  10.00  10.00 10.00 10.00
        Fixed Rate 5.2000% 05/03/1998 15/10/2010  24.99  24.99 11.47 11.47
        Fixed Rate 5.2000% 08/11/1999 15/11/2012  99.45  99.45 66.06 66.06
        Fixed Rate 5.9500% 23/12/1994 01/03/2006  34.75  34.75 19.00 19.00
        Fixed Rate 7.1800% 22/09/2000 05/04/2008   7.01   7.01  3.00  3.00
        Fixed Rate 7.5000% 29/06/1973 01/05/2003   3.59   3.59  0.46  0.46
        Fixed Rate 7.5000% 26/11/1973 01/09/2003   4.20   4.20  0.70  0.70
        Fixed Rate 7.6000% 07/11/1979 01/09/2009  39.65  39.65 21.68 21.68
        Fixed Rate 7.7000% 09/06/1978 15/04/2008  23.50  23.50 11.07 11.07
        Fixed Rate 7.7000% 26/12/1978 01/11/2002  22.31  22.31  2.05  2.05
        Fixed Rate 7.7300% 06/04/1990 15/07/2010  40.88  40.88 21.43 21.43
        Fixed Rate 7.7300% 06/04/1990 15/07/2010  80.92  80.92 55.07 55.07
        Fixed Rate 7.7300% 09/07/1990 15/09/2010  85.00  85.00 33.00 33.00
        Fixed Rate 7.7300% 08/11/1990 01/08/2010  18.63  18.63  6.97  6.97
        Fixed Rate 7.7300% 08/11/1990 01/08/2010  27.57  27.57 18.59 18.59
        Fixed Rate 7.7300% 08/11/1990 01/11/2010 125.00 125.00 78.88 78.88
        Fixed Rate 7.7300% 05/02/1992 15/04/2012  61.00  61.00 44.42 44.42
        Fixed Rate 7.7300% 31/03/1992 15/06/2012  33.25  33.25 22.43 22.43
        Fixed Rate 7.7300% 31/03/1992 15/06/2012  34.75  34.75 27.04 27.04
        Fixed Rate 7.7500% 31/05/1989 01/03/2009  60.00  60.00 38.23 38.23
        Fixed Rate 8.0000% 23/07/1996 20/10/2006  25.75  25.75 16.66 16.66
        Fixed Rate 8.0000% 20/06/1997 30/05/2013   9.48   9.48  6.68  6.68
        Fixed Rate 8.0600% 14/09/1994 15/04/2006  20.42  20.42  7.85  7.85

                                                                                      Original Amount
                                             Interest Rate/                              Contracted
                                             Spread/Service                       ------------------------
                                              Charge (Per      Year     Year of   (In original   (In US
Currency              Interest Rate Basis        Annum)     Contracted  Maturity   currency)   dollars)(2)
--------              -------------------    -------------- ---------- ---------- ------------ -----------
                      Fixed Rate                 8.3000%    06/09/1977 15/04/2007       17.53      17.53
                      Fixed Rate                 8.3000%    06/09/1977 01/05/2002       15.59      15.59
                      Fixed Rate                 8.3000%    25/10/1977 15/07/2002       45.00      45.00
                      Fixed Rate                 8.6000%    31/12/1991 30/11/2004       51.95      51.95
                      Fixed Rate                 8.7500%    07/07/1975 01/05/2005       12.80      12.80
                      Fixed Rate                 8.7500%    18/12/1975 01/11/2005       25.98      25.98
                      Fixed Rate                 8.9000%    15/12/1976 15/07/2006       14.60      14.60
                      Fixed Rate                 9.0000%    06/11/1980 15/07/2004       30.00      30.00
                      Fixed Rate                 9.2000%    07/11/1989 15/10/2003        8.76       8.76
                      Fixed Rate                10.0000%    12/10/1981 01/09/2011       20.79      20.79
                      Fixed Rate                10.1000%    17/11/1981 01/08/2006       20.17      20.17
                      Fixed Rate                10.1000%    04/12/1981 01/09/2006        2.48       2.48
                      Fixed Rate                10.2500%    28/12/1984 15/04/2008       20.63      20.63
                      Fixed Rate                10.5000%    23/12/1983 15/11/2013       38.30      38.30
                      Fixed Rate                10.5000%    23/12/1983 01/10/2003        4.17       4.17
                      Fixed Rate                10.5000%    23/12/1983 15/10/2013       25.15      25.15
                      Fixed Rate                11.0000%    03/11/1982 01/09/2012       18.80      18.80
                      Fixed Rate                11.0000%    01/12/1982 01/06/2002        4.14       4.14
                      Fixed Rate                11.0000%    01/12/1982 01/05/2006       47.39      47.39
                      Fixed Rate                11.0000%    20/05/1983 01/01/2010       21.77      21.77
                      Fixed Rate                11.6000%    24/02/1982 01/03/2002        7.33       7.33
                      Fixed Rate                11.6000%    30/06/1982 15/05/2002       15.39      15.39
                      Fixed Rate                11.6000%    18/09/1982 01/03/2002        1.89       1.89
                      Fixed Rate                11.6000%    30/06/1982 01/09/2002       63.25      63.25
                      Fixed Rate                11.6000%    30/06/1982 01/08/2002       38.06      38.06
                      Fixed Rate                11.6000%    28/10/1982 01/09/2002       14.87      14.87
                      Fixed Rate                11.6000%    28/10/1982 01/12/2002        7.79       7.79
                      Fixed Rate                11.6000%    28/10/1982 01/12/2002       28.93      28.93
                      LIBOR 6 Months Deposit     0.0000%    03/06/1994 01/06/2024        5.00       5.00
                      LIBOR 6 Months Deposit     0.0000%    03/06/1994 01/06/2024       10.00      10.00
                      LIBOR 6 Months Deposit     0.0000%    05/02/1992 01/02/2022       50.00      50.00
                      LIBOR 6 Months Deposit     0.0000%    10/03/1995 10/03/2015       26.50      26.50
                      LIBOR 6 Months Deposit     0.0000%    14/12/1999 15/12/2019       27.50      27.50
                      LIBOR 6 Months Deposit     0.0000%    25/02/2000 04/15/2020       10.00      10.00
                      LIBOR 6 Months Deposit     0.0000%    10/04/2000 15/02/2020      150.00     150.00
                      LIBOR 6 Months Deposit     0.0000%    20/10/2000 09/01/2020        4.79       4.79
                      LIBOR 6 Months Deposit     0.0000%    08/08/2001 01/05/2021       60.00      60.00
                      LIBOR 6 Months Deposit     0.5000%    20/12/1996 15/01/2017      113.40     113.40
                      LIBOR 6 Months Deposit     0.5000%    20/12/1996 15/01/2018       50.00      50.00
                      LIBOR 6 Months Deposit     0.5000%    20/12/1997 15/01/2019       58.00      58.00
                      LIBOR 6 Months Deposit     0.5000%    09/09/1997 15/06/2018       50.00      50.00
                      LIBOR 6 Months Deposit     0.5000%    08/04/1998 15/06/2018       10.00      10.00
                      LIBOR 6 Months Deposit     0.5000%    08/04/1998 15/06/2018       19.00      19.00
                      LIBOR 6 Months Deposit     0.6250%    18/03/1992 15/12/2003        9.39       9.39
                      LIBOR 6 Months Deposit     0.6250%    01/04/1992 15/12/2002        4.29       4.29
                      LIBOR 6 Months Deposit     0.6250%    09/04/1992 15/06/2002        2.19       2.19
                      LIBOR 6 Months Deposit     0.6250%    06/08/1992 15/06/2003        0.99       0.99
                      LIBOR 6 Months Deposit     0.6250%    08/06/1992 15/12/2001        6.12       6.12
                      LIBOR 6 Months Deposit     0.7500%    11/12/1998 15/09/2018      300.00     300.00
                      LIBOR 6 Months Deposit     0.7500%    23/03/1999 15/05/2019      100.00     100.00
                      LIBOR 6 Months Deposit     1.1000%    19/10/2000 24/10/2003      100.00     100.00
                      LIBOR 6 Months Deposit     1.6000%    19/10/2000 24/10/2005      300.00     300.00
                      LIBOR 6 Months Deposit     2.9000%    04/07/2001 15/12/2003      100.00     100.00
B. Relent to GOCC's                                                                386,434.94   3,408.03
                                                                                   ----------   --------
    Belgian Francs                                                                   1,231.67      26.96
                                                                                     --------      -----
                      Interest Free              0.0000%    30/10/1992 31/12/2022      150.00       3.28
                      Interest Free              0.0000%    23/12/1983 31/12/2013      100.00       2.19
                      Interest Free              0.0000%    29/11/1982 31/12/2012      100.00       2.19
                      Interest Free              0.0000%    04/11/1981 31/12/2011      300.00       6.57
                      Interest Free              0.0000%    11/08/1980 31/12/2010      450.00       9.85
                      Interest Free              0.0000%    11/03/1996 31/12/2025      131.67       2.88
    Swiss Franc                                                                         12.07       7.19
                                                                                        -----       ----
                      Fixed Rate                 8.3000%    10/03/1989 31/12/2002       12.07       7.19
    Deutsche Mark                                                                      144.43      65.21
                                                                                       ------      -----
                      Fixed Rate                 2.0000%    10/07/1989 31/12/2019       32.40      14.63
                      Fixed Rate                 2.0000%    22/03/1982 30/06/2012        9.70       4.38

                        Outstanding Balance
                      As of December 31, 2001
                      ------------------------
                      (In original   (In US
Currency               currency)   dollars)(2)
--------              ------------ -----------
                             7.31       7.31
                             0.77       0.77
                             4.38       4.38
                             0.00       0.00
                             3.85       3.85
                             8.62       8.62
                             5.94       5.94
                             8.41       8.41
                             3.54       3.54
                            14.48      14.48
                             9.06       9.06
                             1.10       1.10
                            11.26      11.26
                            28.43      28.43
                             1.01       1.01
                            18.67      18.67
                            12.96      12.96
                             0.27       0.27
                            19.82      19.82
                            14.37      14.37
                             0.30       0.30
                             0.48       0.48
                             0.06       0.06
                             4.22       4.22
                             2.26       2.26
                             0.91       0.91
                             0.51       0.51
                             1.88       1.88
                             5.00       5.00
                            20.00      20.00
                            10.00      10.00
                            10.68      10.68
                             3.66       3.66
                            31.42      31.42
                            18.55      18.55
                             0.61       0.61
                             0.60       0.60
                            14.19      14.19
                            40.75      40.75
                            21.07      21.07
                             5.93       5.93
                             9.53       9.53
                             3.81       3.81
                             1.88       1.88
                             0.64       0.64
                             0.11       0.11
                             0.15       0.15
                             0.31       0.31
                           100.00     100.00
                             3.84       3.84
                           100.00     100.00
                           300.00     300.00
                           100.00     100.00
B. Relent to GOCC's    182,122.63   1,603.55
                       ----------   --------
    Belgian Francs         709.71      15.54
                           ------      -----
                           140.13       3.07
                            45.00       0.99
                            41.25       0.90
                           150.00       3.28
                           202.50       4.43
                           130.83       2.86
    Swiss Franc              0.18       0.11
                             ----       ----
                             0.18       0.11
    Deutsche Mark           95.15      42.96
                            -----      -----
                            15.81       7.14
                             4.98       2.25

                                                                                          Original Amount
                                                 Interest Rate/                              Contracted
                                                 Spread/Service                       ------------------------
                                                  Charge (Per      Year     Year of   (In original   (In US
Currency                     Interest Rate Basis     Annum)     Contracted  Maturity   currency)   dollars)(2)
--------                     ------------------- -------------- ---------- ---------- ------------ -----------
                             Fixed Rate              2.0000%    10/07/1989 31/12/2019       14.40       6.50
                             Fixed Rate              2.0000%    28/04/1972 30/06/2002       12.50       5.64
                             Fixed Rate              2.0000%    10/07/1989 31/12/2019       62.80      28.36
                             Fixed Rate              2.0000%    10/04/1981 31/12/2015       12.63       5.70
    Danish Kroner                                                                          132.84      15.77
                                                                                           ------      -----
                             Interest Free           0.0000%    03/03/1987 01/10/2002       22.84       2.71
                             Interest Free           0.0000%    20/02/1985 01/04/2009       95.00      11.28
                             Interest Free           0.0000%    20/02/1985 01/10/2009       15.00       1.78
    Pounds Sterling                                                                          5.49       7.97
                                                                                             ----       ----
                             Fixed Rate              2.0000%    12/03/1980 12/03/2005        3.52       5.12
                             Fixed Rate              2.0000%    23/09/1980 23/09/2005        1.97       2.86
    Japanese Yen                                                                       384,553.15   2,920.68
                                                                                       ----------   --------
                             Fixed Rate              0.7500%    07/04/2000 20/04/2040    1,587.00      12.05
                             Fixed Rate              0.7500%    07/04/2000 20/04/2040      821.00       6.24
                             Fixed Rate              0.7500%    10/09/1998 20/09/2038   23,668.00     179.76
                             Fixed Rate              1.0000%    07/04/2000 20/04/2040   20,675.00     157.03
                             Fixed Rate              1.0000%    07/04/2000 20/04/2040    7,445.00      56.54
                             Fixed Rate              2.0000%    18/09/1972 31/08/2002    4,941.27      37.53
                             Fixed Rate              2.0000%    05/09/1973 31/08/2002    4,513.55      34.28
                             Fixed Rate              2.0000%    16/08/1995 31/07/2025      545.40       4.14
                             Fixed Rate              2.7000%    26/05/1989 20/05/2019    6,300.00      47.85
                             Fixed Rate              2.7000%    28/06/1990 15/11/2010    5,066.00      38.48
                             Fixed Rate              2.7000%    16/07/1991 20/04/2021    2,005.00      15.23
                             Fixed Rate              2.7000%    16/07/1991 20/06/2021    5,788.00      43.96
                             Fixed Rate              2.7000%    26/05/1992 20/05/2022    1,094.00       8.31
                             Fixed Rate              2.7000%    16/07/1991 20/06/2021    8,283.00      62.91
                             Fixed Rate              2.7000%    16/07/1991 20/06/2021    4,028.00      30.59
                             Fixed Rate              2.7000%    18/03/1997 20/03/2027   25,665.00     194.93
                             Fixed Rate              2.7000%    18/03/1997 20/03/2027      679.00       5.16
                             Fixed Rate              2.7000%    26/05/1989 20/05/2019    5,054.00      38.39
                             Fixed Rate              3.0000%    29/01/1993 20/07/2022    3,563.90      27.07
                             Fixed Rate              3.0000%    31/03/1993 20/03/2023    6,112.00      46.42
                             Fixed Rate              3.0000%    19/08/1993 20/08/2023   18,120.00     137.62
                             Fixed Rate              3.0000%    19/08/1993 20/08/2023    1,259.00       9.56
                             Fixed Rate              3.0000%    12/08/1994 20/08/2024   11,433.00      86.83
                             Fixed Rate              3.0000%    07/12/1994 20/12/2024    7,056.00      53.59
                             Fixed Rate              3.0000%    07/12/1994 20/12/2024    6,630.00      50.35
                             Fixed Rate              3.0000%    20/12/1994 20/12/2024    5,513.00      41.87
                             Fixed Rate              3.0000%    20/12/1994 20/12/2024   10,756.00      81.69
                             Fixed Rate              3.0000%    20/12/1994 20/12/2024    2,896.00      22.00
                             Fixed Rate              3.0000%    20/12/1994 20/12/2024      457.00       3.47
                             Fixed Rate              3.0000%    20/12/1994 20/12/2024    9,795.00      74.39
                             Fixed Rate              3.0000%    20/12/1994 20/12/2024    6,212.00      47.18
                             Fixed Rate              3.0000%    20/06/1980 20/06/2010   14,832.73     112.65
                             Fixed Rate              3.0000%    20/06/1980 20/06/2010    1,529.75      11.62
                             Fixed Rate              3.0000%    16/06/1981 20/06/2011    8,516.35      64.68
                             Fixed Rate              3.0000%    16/06/1981 20/06/2011    7,554.76      57.38
                             Fixed Rate              3.0000%    16/06/1981 20/06/2011    4,507.27      34.23
                             Fixed Rate              3.0000%    16/06/1981 20/06/2011      136.58       1.04
                             Fixed Rate              3.0000%    31/05/1982 20/05/2012   25,489.96     193.60
                             Fixed Rate              3.0000%    31/05/1982 20/05/2012      467.92       3.55
                             Fixed Rate              3.0000%    31/05/1982 20/05/2012      149.16       1.13
                             Fixed Rate              3.0000%    09/09/1983 20/09/2013    6,510.19      49.44
                             Fixed Rate              3.0000%    09/09/1983 20/09/2013    4,500.00      34.18
                             Fixed Rate              3.0000%    09/09/1983 20/09/2013      169.79       1.29
                             Fixed Rate              3.0000%    27/01/1988 20/01/2018    1,272.00       9.66
                             Fixed Rate              3.0000%    27/01/1988 20/01/2018    6,015.00      45.68
                             Fixed Rate              3.0000%    27/01/1988 20/01/2018    2,478.00      18.82
                             Fixed Rate              3.0000%    27/01/1988 20/01/2018      192.00       1.46
                             Fixed Rate              3.2500%    28/04/1977 20/04/2002      720.00       5.47
                             Fixed Rate              3.2500%    14/01/1978 20/01/2003   10,404.52      79.02
                             Fixed Rate              3.2500%    14/01/1978 20/01/2003    3,957.73      30.06
                             Fixed Rate              3.2500%    09/11/1978 20/11/2008    4,433.24      33.67
                             Fixed Rate              3.2500%    02/02/1979 20/02/2009    6,999.93      53.16
                             Fixed Rate              3.2500%    14/01/1978 20/01/2003    3,013.92      22.89
                             Fixed Rate              3.5000%    07/05/1984 20/05/2014    2,900.51      22.03
                             Fixed Rate              3.5000%    30/05/1986 20/05/2016      142.80       1.08
                             Fixed Rate              4.0000%    09/09/1983 20/09/2013    9,297.91      70.62
                             Fixed Rate              4.0000%    25/09/1987 20/09/2017   40,400.00     306.84
    Special Drawing Right                                                                   35.17      44.12
                                                                                            -----      -----
                             Interest Free           0.7500%    08/05/1996 01/01/2036       10.15      12.73
                             Interest Free           1.0000%    04/06/1991 15/08/2025       11.18      14.03
                             Interest Free           1.0000%    08/05/1997 01/01/2031       13.84      17.36
    United States Dollar                                                                   320.12     320.12
                                                                                           ------     ------

                               Outstanding Balance
                             As of December 31, 2001
                             ------------------------
                             (In original   (In US
Currency                      currency)   dollars)(2)
--------                     ------------ -----------
                                   12.65       5.71
                                    0.28       0.13
                                   55.30      24.97
                                    6.14       2.77
    Danish Kroner                  46.26       5.49
                                   -----       ----
                                    1.38       0.16
                                   38.17       4.53
                                    6.70       0.80
    Pounds Sterling                 0.43       0.63
                                    ----       ----
                                    0.00       0.00
                                    0.43       0.63
    Japanese Yen              181,114.09   1,375.56
                              ----------   --------
                                    0.00       0.00
                                  392.41       2.98
                                    0.00       0.00
                                    0.00       0.00
                                    0.00       0.00
                                  247.06       1.88
                                  451.36       3.43
                                  541.35       4.11
                                4,240.95      32.21
                                4,465.38      33.91
                                1,764.17      13.40
                                5,228.85      39.71
                                  788.63       5.99
                                7,052.33      53.56
                                3,181.85      24.17
                               11,567.45      87.85
                                    0.00       0.00
                                4,299.58      32.66
                                3,155.77      23.97
                                2,987.05      22.69
                               18,014.15     136.82
                                1,195.84       9.08
                                9,739.81      73.97
                                  139.85       1.06
                                  120.06       0.91
                                5,164.02      39.22
                                  320.15       2.43
                                1,218.99       9.26
                                  213.91       1.62
                                8,800.18      66.84
                                1,000.59       7.60
                                6,150.14      46.71
                                  634.27       4.82
                                3,946.59      29.97
                                3,500.98      26.59
                                2,088.73      15.86
                                   63.27       0.48
                               13,055.81      99.16
                                  239.65       1.82
                                   76.38       0.58
                                3,810.82      28.94
                                2,631.96      19.99
                                   99.36       0.75
                                  760.82       5.78
                                4,776.65      36.28
                                   49.40       0.38
                                  136.09       1.03
                                   19.46       0.15
                                  843.61       6.41
                                  320.90       2.44
                                1,513.78      11.50
                                2,560.95      19.45
                                  244.37       1.86
                                1,768.58      13.43
                                  100.98       0.77
                                5,442.65      41.34
                               29,986.21     227.75
    Special Drawing Right          25.32      31.76
                                   -----      -----
                                    5.86       7.36
                                    9.66      12.11
                                    9.80      12.29
    United States Dollar          131.50     131.50
                                  ------     ------

                                                                -            -           -            -
                                                                    Original Amount        Outstanding Balance
                             Interest Rate/                            Contracted        As of December 31, 2001
                             Spread/Service                     ------------------------ ------------------------
                              Charge (Per      Year    Year of  (In original   (In US    (In original   (In US
Currency Interest Rate Basis     Annum)     Contracted Maturity  currency)   dollars)(2)  currency)   dollars)(2)
-------- ------------------- -------------- ---------- -------- ------------ ----------- ------------ -----------

                            ADB Floating Rate                       0.0000% 04/06/1991 15/08/2014     6.00   6.00     2.12   2.12
                            Cost Qua. Bor. IBRD 6M                  0.5000% 30/06/1987 01/06/2007    32.00  32.00    10.95  10.95
                            Cost Qua. Bor. IBRD 6M                  0.5000% 10/04/1986 15/11/2006    38.00  38.00    10.39  10.39
                            LIBOR 6 Months Deposit                  0.5000% 09/09/1997 15/09/2017     2.30   2.30     1.68   1.68
                            Interest Free                           1.0000% 03/04/1972 01/03/2022    10.02  10.02     6.16   6.16
                            Interest Free                           1.0000% 27/06/1979 15/02/2029    19.22  19.22    15.85  15.85
                            Fixed Rate                              2.0000% 15/11/1971 15/09/2012     0.60   0.60     0.28   0.28
                            Fixed Rate                              2.0000% 02/05/1972 31/01/2013    19.13  19.13     9.29   9.29
                            Fixed Rate                              2.0000% 22/08/1973 17/03/2015     3.01   3.01     1.67   1.67
                            Fixed Rate                              2.0000% 07/08/1974 02/05/2015    17.92  17.92     9.94   9.94
                            Fixed Rate                              2.0000% 24/03/1975 24/03/2016    19.88  19.88    11.68  11.68
                            Fixed Rate                              2.0000% 23/05/1977 17/07/2015    13.81  13.81     9.26   9.26
                            Fixed Rate                              2.0000% 06/08/1976 13/04/2017    14.95  14.95     7.89   7.89
                            Fixed Rate                              2.0000% 09/01/1988 30/06/2014    10.00  10.00     3.31   3.31
                            Fixed Rate                              2.0000% 06/08/1976 11/04/2017    19.93  19.93    12.35  12.35
                            Fixed Rate                              2.0000% 21/07/1989 21/07/2014     2.63   2.63     1.79   1.79
                            Fixed Rate                              4.0000% 06/05/1982 15/01/2002    13.56  13.56     0.45   0.45
                            Fixed Rate                              3.0000% 07/10/1994 18/04/2011     6.00   6.00     1.84   1.84
                            Fixed Rate                              7.6000% 07/11/1979 01/10/2003    16.81  16.81     3.02   3.02
                            Fixed Rate                              8.7500% 18/12/1975 01/09/2001    16.43  16.43     0.00   0.00
                            Fixed Rate                             10.1000% 04/12/1981 01/09/2006    24.50  24.50    10.11  10.11
                            Fixed Rate                             11.0000% 01/12/1982 01/09/2002    13.43  13.43     1.46   1.46
II.  NG Assumed Debt (Real)                                                                       2,087.23 316.05 1,607.18 225.85
                                                                                                  -------- ------ -------- ------
    Austrian Schillings                                                                              21.81   1.40    17.14   1.10
                                                                                                     -----   ----    -----   ----
                            Austrian Statutory Export Promo Scheme  0.6000%       1992       2007    21.81   1.40    17.14   1.10
    Belgian Francs                                                                                   50.00   1.09    28.75   0.63
                                                                                                     -----   ----    -----   ----
                            Free                                    0.0000%       1986       2012    25.00   0.55    13.75   0.30
                            Free                                    0.0000%       1986       2013    25.00   0.55    15.00   0.33
    Deutsche Marks                                                                                    0.29   0.13     0.23   0.10
                                                                                                      ----   ----     ----   ----
                            Fixed Rate                              8.6000%       1992       2007     0.29   0.13     0.23   0.10
    French Francs                                                                                     2.57   0.35     2.02   0.27
                                                                                                      ----   ----     ----   ----
                            Taux du Marche Obligataire              0.4000%       1991       2007     2.57   0.35     2.02   0.27
    Pounds Sterling                                                                                   0.17   0.25     0.13   0.20
                                                                                                      ----   ----     ----   ----

                             LIBOR 6 Months Deposit             0.0000% 1992 2007     0.17   0.25     0.13   0.20
    Japanese Yen                                                                  1,712.56  13.01 1,345.58  10.22
                                                                                  --------  ----- --------  -----
                             Fixed Rate                         6.3000% 1993 2007 1,296.62   9.85 1,018.78   7.74
                             Long Term Prime Rate               0.1000% 1992 2007   415.94   3.16   326.81   2.48
    United States Dollars                                                           299.83 299.83   213.33 213.33
                                                                                    ------ ------   ------ ------
                             Fixed Rate                         3.0000% 1992 2007     0.23   0.23     0.23   0.23
                             Fixed Rate                         3.0000% 1992 2007     0.40   0.40     0.40   0.40
                             Fixed Rate                         3.0000% 1992 2007     0.25   0.25     0.25   0.25
                             Fixed Rate                         3.5000% 1992 2007     1.06   1.06     1.06   1.06
                             Fixed Rate                         3.5000% 1992 2007     0.60   0.60     0.60   0.60
                             Fixed Rate                         5.0000% 1981 2004     5.49   5.49     1.37   1.37
                             Fixed Rate                         5.0000% 1981 2006     5.49   5.49     2.29   2.29
                             Fixed Rate                         5.0000% 1981 2004     5.49   5.49     1.83   1.83
                             LIBOR 6 Months Deposit             0.2000% 1992 2007    25.47  25.47     2.07   2.07
                             LIBOR 6 Months Deposit             0.2000% 1992 2007     2.63   2.63    20.01  20.01
                             LIBOR 6 Months Deposit             0.2000% 1992 2007     0.58   0.58     0.45   0.45
                             LIBOR 6 Months Deposit             0.2500% 1990 2007     2.01   2.01     1.58   1.58
                             LIBOR 6 Months Deposit             0.5000% 1991 2007     3.13   3.13     2.46   2.46
                             LIBOR 6 Months Deposit             0.5000% 1991 2007     1.24   1.24     0.97   0.97
                             LIBOR 6 Months Deposit             0.8125% 1986 2003     1.29   1.29     0.26   0.26
                             LIBOR 6 Months Deposit             0.8125% 1986 2003     2.10   2.10     0.42   0.42
                             LIBOR 6 Months Deposit             0.8125% 1986 2003     8.73   8.73     2.30   2.30
                             LIBOR 6 Months Deposit             0.8125% 1986 2003    11.50  11.50     0.17   0.17
                             New Short Term Eximbank Borrowing 0.3750%  1991 2007     0.31   0.31     0.31   0.31
                             New Short Term Eximbank Borrowing 0.3750%  1991 2007     0.30   0.30     0.23   0.23
                             New Short Term Eximbank Borrowing 0.3750%  1991 2007     0.00   0.00     0.00   0.00
                             New Short Term Eximbank Borrowing 0.5000%  1992 2007   151.35 151.35   118.92 118.92
                             New Short Term Eximbank Borrowing 0.5000%  1992 2007    32.99  32.99    25.92  25.92
                             New Short Term Eximbank Borrowing 0.5000%  1992 2007    14.16  14.16    11.12  11.12
                             New Short Term Eximbank Borrowing 0.5000%  1992 2007    23.02  23.02    18.09  18.09


                                                                Interest Rate/                     Original Amount Contracted
                                                                Spread/Service                     --------------------------
                                                                    Charge        Year    Year of  (In original    (In US
Currency                                 Interest Rate Basis     (Per annum)   Contracted Maturity  currency)    dollars)(2)
--------                                 -------------------    -------------- ---------- -------- ------------  -----------
III.  NG Securitized Loans (Brady Bonds)                                                                          11,743.60

                                                                                                                  ---------
    United States Dollars                                                                            9,879.53      9,879.53

                                                                                                     --------      --------
    Option I -- IRB                                                                                    757.38        757.38
                                                                                                       ------        ------
    Series A                             Step Up                4.00% - 7.50%     1992      2007       130.76        130.76
    Series B                             Step Up                 4.00% -7.50%     1992      2008       626.62        626.62
    Option II -- PCIRB                                                                               1,894.09      1,894.09
                                                                                                     --------      --------
    Series A                             Step Up                4.25% - 7.50%     1992      2018       153.49        153.49
    Series B                             Step Up                4.25% - 7.50%     1992      2017     1,740.60      1,740.60
    Option III -- Debt
    Conversion Bonds                                                                                   696.78        696.78
                                                                                                       ------        ------
    Series A                             Step Up                 4.00% -7.50%     1992      2010         5.31          5.31
    Series B                             Step Up                 4.00% -7.50%     1992      2009       691.47        691.47
    Fixed Rate Bonds                     Fixed                        8.7500%     1996      2016       690.00        690.00
    Japanese Yen Bonds                                                                              96,600.00      1,113.43
                                                                                                    ---------     ---------
    (Samurai)
    Japanese Yen                                                                                    96,600.00      1,113.43
                                                                                                    ---------     ---------
                                         Fixed                         1.8850%    2001      2011    50,000.00        379.75
                                         Fixed                         3.2000%    2000      2005    35,000.00        265.83
                                         Fixed                         4.2000%    1996      2002    10,000.00         75.95
                                         Fixed                         4.3000%    2002      2011    21,600.00        164.05
                                         Fixed                         5.0000%    1996      2003    30,000.00        227.85
    Global Bonds                                                                                                   6,591.93
                                                                                                                  ---------
    United States Dollars                                                                            5,841.29      5,841.29
                                                                                                     --------      --------
                                         Fixed                         4.7200%    2001      2002       125.00        125.00
                                         Fixed                         8.8750%    1998      2008       500.00        500.00
                                         Fixed                         8.8750%    1998      2008       500.00        500.00
                                         Fixed                         9.8750%    1999      2019       500.00        500.00
                                         Fixed                         9.8750%    1999      2019       200.00        200.00
                                         Fixed                         9.8750%    1999      2019       400.00        400.00
                                         Fixed                         9.5000%    1999      2024     1,006.29      1,006.29
                                         Fixed                         9.8750%    2000      2010       600.00        600.00
                                         Fixed                        10.6250%    2000      2025     1,000.00      1,000.00
                                         Fixed                         7.7500%    1999      2002       350.00        350.00
                                         LIBOR 6 Months Deposit        2.5000%    1999      2002       260.00        260.00
                                         LIBOR 6 Months Deposit        4.2000%    2000      2003       200.00        200.00
                                         LIBOR 6 Months Deposit        3.0500%    2001      2004       200.00        200.00

                                           Outstanding Balance
                                         as of December 31, 2001
                                         ------------------------
                                         (In original   (In US
Currency                                  currency)   dollars)(2)
--------                                 ------------ -----------
III.  NG Securitized Loans (Brady Bonds)               9,682.43

                                                       --------
    United States Dollars                   7,818.36   7,818.36

                                            --------   --------
    Option I -- IRB                           296.39     296.39
                                              ------     ------
    Series A                                   58.98      58.98
    Series B                                  237.41     237.41
    Option II -- PCIRB                        582.68     582.68
                                              ------     ------
    Series A                                  127.52     127.52
    Series B                                  455.16     455.16
    Option III -- Debt
    Conversion Bonds                          408.00     408.00
                                              ------     ------
    Series A                                    3.47       3.47
    Series B                                  404.53     404.53
    Fixed Rate Bonds                          690.00     690.00
    Japanese Yen Bonds                    146,600.00   1,113.43
                                          ----------   --------
    (Samurai)
    Japanese Yen                          146,600.00   1,113.43
                                          ----------   --------
                                           50,000.00     379.75
                                           35,000.00     265.83
                                           10,000.00      75.95
                                           21,600.00     164.05
                                           30,000.00     227.85
    Global Bonds                                       6,591.93
                                                       --------
    United States Dollars                   5,841.29   5,841.29
                                            --------   --------
                                              125.00     125.00
                                              500.00     500.00
                                              500.00     500.00
                                              500.00     500.00
                                              200.00     200.00
                                              400.00     400.00
                                            1,006.29   1,006.29
                                              600.00     600.00
                                            1,000.00   1,000.00
                                              350.00     350.00
                                              260.00     260.00
                                              200.00     200.00
                                              200.00     200.00

            Euro                            850.00 750.64 850.00 750.64
                                            ------ ------ ------ ------
                    Fixed 8.0000% 1999 2004 350.00 309.09 350.00 309.09
                    Fixed 9.3750% 2001 2006 500.00 441.55 500.00 441.55

--------
(1) Excludes external debt guaranteed by the Republic
(2) Amounts in original currencies converted into US Dollar using BSP reference rate prevailing on 28/12/2001

 DOMESTIC GOVERNMENT SECURITIES(1) As of December 31, 2001 (In Million Pesos)

                                                                                       Outstanding Balance
                                           Interest Rate    Year    Year of  Original         as of
                       Interest Rate Basis  (Per annum)  Contracted Maturity  Amount    December 31, 2001
                       ------------------- ------------- ---------- -------- --------- -------------------

TOTAL (I & II)                                                                            1,238,899.87
                                                                                          ------------

I   ACTUAL OBLIGATIONS                                                                    1,217,933.71
                                                                                          ------------

   A.  TREASURY BILLS                                                                       425,413.80
                                                                                            ----------
      ADAPS                                   Various                 2002                   85,907.00
      TAP                                     Various                 2002                   21,223.20
      GOCC Series                             Various                 2002                   96,143.20
      LGUs                                    Various                 2002                      295.50
      TEIs                                    Various                 2002                   47,256.20
      SIP                                     Various                 2002                       20.60
      CB-BOL                               Floating Rate              2002                  174,568.30

   B.  TREASURY NOTES RA 245                                                  2,438.06        2,415.55
                                                                              --------        --------
                       Fixed Rate             3.500%        1984      2005      337.59          334.31
                       Fixed Rate             3.500%        1984      2005      153.43          153.43
                       Fixed Rate             3.500%        1984      2005       55.81           55.81
                       Fixed Rate             3.500%        1985      2005      145.99          145.99
                       Fixed Rate             3.500%        1985      2005       91.85           91.85
                       Fixed Rate             3.500%        1985      2005        8.92            8.92
                       Fixed Rate             3.500%        1985      2005        1.40            1.40
                       Fixed Rate             3.500%        1985      2005       51.65           42.88
                       Fixed Rate             3.500%        1985      2005        2.44            2.44
                       Fixed Rate             3.500%        1985      2006        4.44            4.44
                       Fixed Rate             3.500%        1985      2006       70.00           70.00
                       Fixed Rate             3.500%        1985      2006       37.86           37.86
                       Fixed Rate             3.500%        1985      2006        0.52            0.52
                       Fixed Rate             3.500%        1985      2006        1.57            1.57
                       Fixed Rate             3.500%        1985      2006        0.72            0.72
                       Fixed Rate             3.500%        1985      2006        2.26            2.26
                       Fixed Rate             3.500%        1985      2006       31.12           31.12
                       Fixed Rate             3.500%        1986      2006       39.93           39.93
                       Fixed Rate             3.500%        1986      2006      188.86          188.86
                       Fixed Rate             3.500%        1986      2006      126.90          126.90
                       Fixed Rate             3.500%        1986      2006       26.67           26.67
                       Fixed Rate             3.500%        1986      2006      200.84          200.84
                       Fixed Rate             3.500%        1986      2006      139.64          139.64
                       Fixed Rate             3.500%        1986      2006       13.47            3.01
                       Fixed Rate             3.500%        1986      2006      295.60          295.60
                       Fixed Rate             3.500%        1986      2006       26.68           26.68
                       Fixed Rate             3.500%        1986      2007       44.90           44.90
                       Fixed Rate             3.500%        1986      2007        1.04            1.04
                       Fixed Rate             3.500%        1986      2007        5.10            5.10
                       Fixed Rate             3.500%        1986      2007       20.91           20.91
                       Fixed Rate             3.500%        1986      2007      309.95          309.95

   C.  BONDS                                                                 84,211.01       90,368.21
                                                                             ---------       ---------

      NPC Bonds CA 120                                                           27.57            9.20
                                                                                 -----            ----
                       Fixed Rate             7.000%        1972      2002       15.00            2.17
                       Fixed Rate             7.000%        1972      2002       12.57            7.03

      NAWASA Bonds RA 1383                                                        3.00            2.00
                                                                                  ----            ----
                       Fixed Rate             4.000%        1962      2002        3.00            2.00

                            As of December 31, 2001
                              (In Million Pesos)


                                                                                        Outstanding Balance
                                          (Interest Rate    Year    Year of   Original         as of
                      Interest Rate Basis   Per annum)   Contracted Maturity   Amount    December 31, 2001
                      ------------------- -------------- ---------- -------- ---------- -------------------

   Treasury Bonds                                                              9,222.98       6,155.32
                                                                               --------       --------

      T/Bonds R.A. 245                                                         7,660.32       5,070.28
                                                                               --------       --------
                      Fixed Rate               2.000%       1973      2003        93.00          91.46
                      Fixed Rate               3.000%       1977      2002       137.00         137.00
                      Fixed Rate               3.250%       1977      2002         7.25           7.25
                      Fixed Rate               3.250%       1977      2002        19.42          19.02
                      Fixed Rate               3.250%       1977      2002        50.00          50.00
                      Fixed Rate               3.250%       1977      2002        49.91          49.91
                      Fixed Rate               3.250%       1978      2003        34.83          34.83
                      Fixed Rate               3.250%       1978      2003        37.32          37.32
                      Fixed Rate               3.250%       1978      2003        90.97          90.97
                      Fixed Rate               3.250%       1980      2005        95.00          95.00
                      Fixed Rate               4.000%       1980      2005     2,100.00       1,099.98
                      Fixed Rate               4.000%       1981      2006     1,600.00       1,179.53
                      Fixed Rate               4.000%       1982      2007     2,700.00       1,746.22
                      Fixed Rate               4.000%       1983      2008        30.00           9.69
                      Fixed Rate               4.000%       1983      2004         6.89           0.26
                      Fixed Rate               4.000%       1983      2004        42.03          39.38
                      Fixed Rate               4.000%       1983      2003       100.00           5.93
                      Fixed Rate               4.000%       1983      2008        50.00           3.95
                      Fixed Rate               4.000%       1983      2008         4.87           0.26
                      Fixed Rate               4.000%       1983      2008       200.00         200.00
                      Fixed Rate               4.000%       1983      2008        50.00          50.00
                      Fixed Rate               4.000%       1983      2008       100.00         100.00
                      Fixed Rate               4.000%       1983      2008         6.83           6.83
                      Fixed Rate               4.000%       1983      2008        15.00          15.00
                      Fixed Rate               7.000%       1979      2004        20.00           0.45
                      Fixed Rate              10.750%       1978      2003        20.00           0.04

      T/Bonds PD No. 4                                                           500.26         497.75
                                                                                 ------         ------
                      Fixed Rate               2.000%       1973      2003       490.07         487.56
                      Fixed Rate               2.000%       1973      2003        10.19          10.19

      T/Bonds PD No. 195                                                         922.00         447.73
                                                                                 ------         ------
                      Fixed Rate               3.750%       1973      2003       307.00         306.85
                      Fixed Rate               5.000%       1973      2003       100.28          16.51
                      Fixed Rate               6.000%       1973      2003       514.72         124.37

      T/Bonds PD No. 694                                                         140.40         139.56
                                                                                 ------         ------
                      Fixed Rate               3.000%       1978      2008       100.00         100.00
                      Fixed Rate               3.000%       1979      2009        40.40          39.56

      30 Yr FXTB                                                                  97.05          97.05
                                                                                  -----          -----
                      Fixed Rate              12.840%       1996      2025        97.05          97.05

      Treasury Bonds (CB-BoL)                                                 50,000.00      50,000.00
                                                                              ---------      ---------
                      182-Day T-Bill Rate                   1993      2018    50,000.00      50,000.00

      12 Yr Peso Denominated T/Bonds                                          24,860.41      24,860.41
                                                                              ---------      ---------
                      91-Day T/Bill                         1995      2007     3,226.41       3,226.41
                      91-Day T/Bill                         1995      2007    21,634.00      21,634.00
                                                                                      .

      Agrarian Reform Bonds                                                                   9,244.23
                                                                                              --------

   D.  FIXED RATE T/BONDS                                                    646,451.42     645,995.92
                                                                             ----------     ----------

      2 Yr FXTB                                                              160,270.29     159,814.79
                                                                             ----------     ----------

      ADAPS                                                                   52,322.00      52,322.00
                                                                              ---------      ---------
                      Fixed Rate              11.625%       2000      2002     3,000.00       3,000.00

                            As of December 31, 2001
                              (In Million Pesos)

                                                                               Outstanding Balance
                                   Interest Rate    Year    Year of  Original         as of
               Interest Rate Basis  (Per annum)  Contracted Maturity  Amount    December 31, 2001
               ------------------- ------------- ---------- -------- --------- -------------------
                   Fixed Rate          11.625%      2000      2002    1,055.00       1,055.00
                   Fixed Rate          11.750%      2000      2002    1,395.00       1,395.00
                   Fixed Rate          11.500%      2000      2002    3,000.00       3,000.00
                   Fixed Rate          11.750%      2000      2002    1,533.00       1,533.00
                   Fixed Rate          12.000%      2000      2002    2,205.00       2,205.00
                   Fixed Rate          11.875%      2000      2002    3,000.00       3,000.00
                   Fixed Rate          12.125%      2000      2002    1,262.00       1,262.00
                   Fixed Rate          12.250%      2000      2002      460.00         460.00
                   Fixed Rate          12.500%      2000      2002    2,780.00       2,780.00
                   Fixed Rate          16.000%      2000      2002    2,862.00       2,862.00
                   Fixed Rate          16.000%      2001      2003    3,000.00       3,000.00
                   Fixed Rate          14.125%      2001      2003    3,000.00       3,000.00
                   Fixed Rate          13.625%      2001      2003    3,000.00       3,000.00
                   Fixed Rate          13.250%      2001      2003    4,000.00       4,000.00
                   Fixed Rate          13.250%      2001      2003    2,000.00       2,000.00
                   Fixed Rate          13.250%      2001      2003    2,000.00       2,000.00
                   Fixed Rate          13.250%      2001      2003    2,000.00       2,000.00
                   Fixed Rate          13.250%      2001      2003    2,000.00       2,000.00
                   Fixed Rate          13.250%      2001      2003    4,000.00       4,000.00
                   Fixed Rate          12.750%      2001      2003    3,500.00       3,500.00
                   Fixed Rate          12.750%      2001      2003    1,270.00       1,270.00

     TAP                                                             29,548.00      29,548.00
                                                                     ---------      ---------
                   Fixed Rate          12.500%      2000      2002    4,500.00       4,500.00
                   Fixed Rate          16.000%      2001      2003    4,300.00       4,300.00
                   Fixed Rate          13.625%      2001      2003    8,088.00       8,088.00
                   Fixed Rate          13.250%      2001      2003    7,100.00       7,100.00
                   Fixed Rate          13.250%      2001      2003    3,560.00       3,560.00
                   Fixed Rate          12.750%      2001      2003    2,000.00       2,000.00

     GOCCs                                                           72,357.39      71,901.89
                                                                     ---------      ---------
                   Fixed Rate          11.625%      2000      2002      875.90         875.90
                   Fixed Rate          11.625%      2000      2002      391.90         391.90
                   Fixed Rate          11.750%      2000      2002    4,320.70       4,320.70
                   Fixed Rate          11.500%      2000      2002      633.30         633.30
                   Fixed Rate          11.750%      2000      2002      579.20         579.20
                   Fixed Rate          12.000%      2000      2002      573.60         573.60
                   Fixed Rate          11.875%      2000      2002    7,315.40       7,315.40
                   Fixed Rate          12.125%      2000      2002    3,630.20       3,174.70
                   Fixed Rate          12.250%      2000      2002      405.39         405.39
                   Fixed Rate          12.500%      2000      2002    9,347.30       9,347.30
                   Fixed Rate          16.000%      2000      2002    4,332.60       4,332.60
                   Fixed Rate          16.000%      2001      2003    6,966.90       6,966.90
                   Fixed Rate          14.125%      2001      2003    2,020.30       2,020.30
                   Fixed Rate          13.625%      2001      2003   13,166.10      13,166.10
                   Fixed Rate          13.250%      2001      2003    1,572.00       1,572.00
                   Fixed Rate          13.250%      2001      2003      847.70         847.70
                   Fixed Rate          13.250%      2001      2003      678.90         678.90
                   Fixed Rate          13.250%      2001      2003    8,714.70       8,714.70
                   Fixed Rate          12.750%      2001      2003    5,985.30       5,985.30

     TEIs                                                             6,042.90       6,042.90
                                                                      --------       --------
                   Fixed Rate         10.4625%      2000      2002        8.00           8.00
                   Fixed Rate         11.7500%      2000      2002      200.00         200.00
                   Fixed Rate         10.5750%      2000      2002      119.00         119.00
                   Fixed Rate         10.5750%      2000      2002      100.00         100.00
                   Fixed Rate         11.7500%      2000      2002      200.00         200.00

                            As of December 31, 2001
                              (In Million Pesos)


                                                                     Outstanding Balance
                        Interest Rate    Year    Year of   Original         as of
    Interest Rate Basis  (Per annum)  Contracted Maturity   Amount    December 31, 2001
    ------------------- ------------- ---------- -------- ---------- -------------------
        Fixed Rate         10.8000%      2000      2002        31.50          31.50
        Fixed Rate         11.8750%      2000      2002       200.00         200.00
        Fixed Rate         11.0250%      2000      2002        23.90          23.90
        Fixed Rate         12.5000%      2000      2002       200.00         200.00
        Fixed Rate          11.250%      2000      2002       124.00         124.00
        Fixed Rate          14.400%      2000      2002       113.70         113.70
        Fixed Rate          14.400%      2001      2003       215.10         215.10
        Fixed Rate          16.000%      2001      2003       500.00         500.00
        Fixed Rate         12.7125%      2001      2003        37.80          37.80
        Fixed Rate          14.125%      2001      2003       200.00         200.00
        Fixed Rate          13.625%      2001      2003       441.60         441.60
        Fixed Rate         12.2625%      2001      2003     1,184.10       1,184.10
        Fixed Rate          13.250%      2001      2003       400.00         400.00
        Fixed Rate          11.925%      2001      2003       345.60         345.60
        Fixed Rate          11.925%      2001      2003       117.40         117.40
        Fixed Rate          11.925%      2001      2003       334.50         334.50
        Fixed Rate          13.250%      2001      2003       205.90         205.90
        Fixed Rate          11.925%      2001      2003        94.80          94.80
        Fixed Rate          13.250%      2001      2003       200.00         200.00
        Fixed Rate          11.925%      2001      2003        39.70          39.70
        Fixed Rate          12.750%      2001      2003       400.00         400.00
        Fixed Rate          11.470%      2001      2003         6.30           6.30
4 Yr Retail T/Bonds                                        37,993.16      37,993.16
                                                           ---------      ---------
        Fixed Rate          14.250%      2001      2005    15,635.38      15,635.38
        Fixed Rate          14.250%      2001      2005    22,357.78      22,357.78
5 Yr FXTB                                                 146,131.68     146,131.68
                                                          ----------     ----------
   ADAPS                                                   78,634.00      78,634.00
                                                           ---------      ---------
        Fixed Rate          12.500%      1997      2002     3,500.00       3,500.00
        Fixed Rate          13.000%      1997      2002     4,000.00       4,000.00
        Fixed Rate          20.000%      1998      2003     2,000.00       2,000.00
        Fixed Rate          21.000%      1998      2003     3,000.00       3,000.00
        Fixed Rate          20.000%      1998      2003     2,000.00       2,000.00
        Fixed Rate          16.125%      1998      2003     3,000.00       3,000.00
        Fixed Rate          14.000%      1999      2004     3,000.00       3,000.00
        Fixed Rate          13.625%      1999      2004     1,730.00       1,730.00
        Fixed Rate          14.250%      1999      2004       890.00         890.00
        Fixed Rate          14.250%      1999      2004     2,000.00       2,000.00
        Fixed Rate          14.125%      1999      2004     2,000.00       2,000.00
        Fixed Rate          13.750%      2000      2005     3,000.00       3,000.00
        Fixed Rate          13.500%      2000      2005     3,000.00       3,000.00
        Fixed Rate          13.500%      2000      2005     3,000.00       3,000.00
        Fixed Rate          12.750%      2000      2005     3,000.00       3,000.00
        Fixed Rate          13.250%      2000      2005     1,610.00       1,610.00
        Fixed Rate          13.000%      2000      2005     3,000.00       3,000.00
        Fixed Rate          13.500%      2000      2005     1,230.00       1,230.00
        Fixed Rate          13.875%      2000      2005       765.00         765.00
        Fixed Rate          16.750%      2000      2005     1,349.00       1,349.00
        Fixed Rate          15.875%      2001      2006     3,000.00       3,000.00
        Fixed Rate          15.000%      2001      2006     2,961.00       2,961.00
        Fixed Rate          14.500%      2001      2006     3,000.00       3,000.00
        Fixed Rate          14.000%      2001      2006     1,000.00       1,000.00
        Fixed Rate          15.250%      2001      2006     1,948.00       1,948.00
        Fixed Rate          15.250%      2001      2006     2,000.00       2,000.00

                            As of December 31, 2001
                              (In Million Pesos)


                                                                      Outstanding Balance
                          Interest Rate    Year    Year of  Original         as of
      Interest Rate Basis  (Per annum)  Contracted Maturity  Amount    December 31, 2001
      ------------------- ------------- ---------- -------- --------- -------------------
      Fixed Rate              15.500%      2001      2006    3,500.00       3,500.00
      Fixed Rate              16.250%      2001      2006      905.00         905.00
      Fixed Rate              14.125%      2001      2004    1,891.00       1,891.00
      Fixed Rate              14.125%      2001      2004    2,000.00       2,000.00
      Fixed Rate              14.250%      2001      2004    1,260.00       1,260.00
      Fixed Rate              14.250%      2001      2004    2,000.00       2,000.00
      Fixed Rate              13.750%      2001      2005    2,000.00       2,000.00
      Fixed Rate              13.750%      2001      2005    2,000.00       2,000.00
      Fixed Rate              13.875%      2001      2005    2,095.00       2,095.00
TAP                                                         22,356.00      22,356.00
                                                            ---------      ---------
      Fixed Rate              20.000%      1998      2003    4,300.00       4,300.00
      Fixed Rate              16.125%      1998      2003    2,350.00       2,350.00
      Fixed Rate              14.000%      1999      2004    1,050.00       1,050.00
      Fixed Rate              14.125%      1999      2004    1,000.00       1,000.00
      Fixed Rate              13.875%      2000      2005    3,300.00       3,300.00
      Fixed Rate              16.750%      2000      2005      400.00         400.00
      Fixed Rate              15.875%      2001      2006    1,000.00       1,000.00
      Fixed Rate              15.000%      2001      2006      800.00         800.00
      Fixed Rate              14.500%      2001      2006    3,950.00       3,950.00
      Fixed Rate              14.000%      2001      2006    1,000.00       1,000.00
      Fixed Rate              14.250%      2001      2004    2,706.00       2,706.00
      Fixed Rate              14.250%      2001      2004      500.00         500.00
GOCCs                                                       35,362.78      35,362.78
                                                            ---------      ---------
      Fixed Rate              20.000%      1998      2003      191.00         191.00
      Fixed Rate              21.000%      1998      2003    1,949.80       1,949.80
      Fixed Rate              20.000%      1998      2003      143.20         143.20
      Fixed Rate              16.125%      1998      2003      910.50         910.50
      Fixed Rate              14.000%      1999      2004    1,586.60       1,586.60
      Fixed Rate              13.625%      1999      2004       45.80          45.80
      Fixed Rate              14.250%      1999      2004    1,485.10       1,485.10
      Fixed Rate              14.250%      1999      2004      938.70         938.70
      Fixed Rate              14.125%      1999      2004    2,975.60       2,975.60
      Fixed Rate              13.750%      2000      2005    2,227.40       2,227.40
      Fixed Rate              13.500%      2000      2005        1.40           1.40
      Fixed Rate              13.500%      2000      2005    1,563.10       1,563.10
      Fixed Rate              12.750%      2000      2005       53.00          53.00
      Fixed Rate              13.250%      2000      2005      118.40         118.40
      Fixed Rate              13.000%      2000      2005       48.20          48.20
      Fixed Rate              13.500%      2000      2005    2,998.40       2,998.40
      Fixed Rate              13.875%      2000      2005    2,439.00       2,439.00
      Fixed Rate              16.750%      2000      2005    1,825.90       1,825.90
      Fixed Rate              15.875%      2001      2006      990.50         990.50
      Fixed Rate              15.000%      2001      2006      587.20         587.20
      Fixed Rate              14.500%      2001      2006    2,181.70       2,181.70
      Fixed Rate              14.000%      2001      2006      463.20         463.20
      Fixed Rate              15.250%      2001      2006      230.10         230.10
      Fixed Rate              15.250%      2001      2006    2,457.90       2,457.90
      Fixed Rate              14.125%      2001      2006    1,977.48       1,977.48
      Fixed Rate              14.250%      2001      2004      454.30         454.30
      Fixed Rate              15.500%      2001      2006      581.60         581.60
      Fixed Rate              16.250%      2001      2006    2,269.10       2,269.10
      Fixed Rate              13.750%      2001      2005      754.60         754.60
      Fixed Rate              13.875%      2001      2005      914.00         914.00
TEIs                                                         9,778.90       9,778.90
                                                            ---------      ---------
      Fixed Rate             18.9000%      1998      2003      500.00         500.00
      Fixed Rate             18.0000%      1998      2003    1,018.50       1,018.50
      Fixed Rate             20.0000%      1998      2003      200.00         200.00

                            As of December 31, 2001
                              (In Million Pesos)

                                                                                Outstanding Balance
                                   Interest Rate    Year    Year of   Original         as of
               Interest Rate Basis  (Per annum)  Contracted Maturity   Amount    December 31, 2001
               ------------------- ------------- ---------- -------- ---------- -------------------
               Fixed Rate             14.5125%      1998      2003       370.20         370.20
               Fixed Rate             14.0000%      1999      2004       500.00         500.00
               Fixed Rate             12.6000%      1999      2004       211.90         211.90
               Fixed Rate             12.8250%      1999      2004         1.00           1.00
               Fixed Rate             12.8250%      1999      2004        10.00          10.00
               Fixed Rate             13.7500%      2000      2005       100.00         100.00
               Fixed Rate             13.5000%      2000      2005       200.00         200.00
               Fixed Rate             12.1500%      2000      2005        10.00          10.00
               Fixed Rate             12.1500%      2000      2005        30.00          30.00
               Fixed Rate             12.7500%      2000      2005       200.00         200.00
               Fixed Rate             13.5000%      2000      2005       100.00         100.00
               Fixed Rate             12.1500%      2000      2005        30.00          30.00
               Fixed Rate             13.8750%      2000      2005       200.00         200.00
               Fixed Rate             12.4875%      2000      2005        18.00          18.00
               Fixed Rate             15.0750%      2000      2005       223.40         223.40
               Fixed Rate             16.7500%      2000      2005       500.00         500.00
               Fixed Rate             14.2875%      2001      2006        24.60          24.60
               Fixed Rate             15.8750%      2001      2006       200.00         200.00
               Fixed Rate             15.0000%      2001      2006       200.00         200.00
               Fixed Rate             13.5000%      2001      2006        45.00          45.00
               Fixed Rate             14.5000%      2001      2006       600.00         600.00
               Fixed Rate             13.0500%      2001      2006       150.70         150.70
               Fixed Rate             12.6000%      2001      2006        19.50          19.50
               Fixed Rate             15.2500%      2001      2006       800.00         800.00
               Fixed Rate             13.7250%      2001      2006       100.40         100.40
               Fixed Rate             13.7250%      2001      2006       194.10         194.10
               Fixed Rate             15.2500%      2001      2006       200.00         200.00
               Fixed Rate             15.5000%      2001      2006       400.00         400.00
               Fixed Rate             13.9500%      2001      2006        75.80          75.80
               Fixed Rate             16.2500%      2001      2006       500.00         500.00
               Fixed Rate             14.6250%      2001      2006       203.60         203.60
               Fixed Rate             14.1250%      2001      2004       468.00         468.00
               Fixed Rate             12.7125%      2001      2004        19.50          19.50
               Fixed Rate             14.2500%      2001      2004       200.00         200.00
               Fixed Rate             12.8250%      2001      2004        94.10          94.10
               Fixed Rate             14.2500%      2001      2004       200.00         200.00
               Fixed Rate             13.7500%      2001      2005       200.00         200.00
               Fixed Rate             12.3750%      2001      2005       246.90         246.90
               Fixed Rate             12.4875%      2001      2005        13.70          13.70
               Fixed Rate             13.8750%      2001      2005       200.00         200.00
Small Denominated T/Bonds                                             30,260.24      30,260.24
                                                                     ----------     ----------
               Fixed Rate             13.6250%      1999      2004    30,260.24      30,260.24
Progress Bonds                                                         8,000.00       8,000.00
                                                                     ----------     ----------
               Fixed Rate              13.875%      2000      2005     8,000.00       8,000.00
7 Yr FXTB                                                            132,372.40     132,372.40
                                                                     ----------     ----------
ADAPS                                                                 75,044.00      75,044.00
                                                                     ----------     ----------
               Fixed Rate              15.500%      1996      2003     3,000.00       3,000.00
               Fixed Rate              15.375%      1996      2003     3,000.00       3,000.00
               Fixed Rate              15.375%      1996      2003     3,000.00       3,000.00
               Fixed Rate              15.375%      1996      2003     4,000.00       4,000.00
               Fixed Rate              15.750%      1996      2003     2,585.00       2,585.00
               Fixed Rate              14.875%      1996      2003     2,000.00       2,000.00
               Fixed Rate              14.000%      1996      2003     2,000.00       2,000.00
               Fixed Rate              13.500%      1997      2004     3,340.00       3,340.00

                            As of December 31, 2001
                              (In Million Pesos)


                                                                      Outstanding Balance
                          Interest Rate    Year    Year of  Original         as of
      Interest Rate Basis  (Per annum)  Contracted Maturity  Amount    December 31, 2001
      ------------------- ------------- ---------- -------- --------- -------------------
          Fixed Rate         20.875%       1997      2004    1,987.00       1,987.00
          Fixed Rate         20.500%       1998      2005    1,887.00       1,887.00
          Fixed Rate         20.000%       1998      2005    1,164.00       1,164.00
          Fixed Rate         18.375%       1998      2005    2,500.00       2,500.00
          Fixed Rate         16.500%       1999      2006    1,805.00       1,805.00
          Fixed Rate         14.000%       1999      2006      750.00         750.00
          Fixed Rate         14.000%       1999      2006       21.00          21.00
          Fixed Rate         15.000%       1999      2006    2,000.00       2,000.00
          Fixed Rate         14.750%       1999      2006    2,000.00       2,000.00
          Fixed Rate         14.625%       1999      2006    2,000.00       2,000.00
          Fixed Rate         14.500%       1999      2006    2,000.00       2,000.00
          Fixed Rate         14.500%       2000      2007    2,775.00       2,775.00
          Fixed Rate         14.250%       2000      2007    3,000.00       3,000.00
          Fixed Rate         14.000%       2000      2007    3,000.00       3,000.00
          Fixed Rate         13.375%       2000      2007    3,000.00       3,000.00
          Fixed Rate         13.875%       2000      2007    1,250.00       1,250.00
          Fixed Rate         13.500%       2000      2007    3,000.00       3,000.00
          Fixed Rate         14.000%       2000      2007    1,165.00       1,165.00
          Fixed Rate         14.250%       2000      2007    1,640.00       1,640.00
          Fixed Rate         14.250%       2000      2007    2,116.00       2,116.00
          Fixed Rate         14.500%       2000      2007    1,020.00       1,020.00
          Fixed Rate         17.250%       2000      2007    1,039.00       1,039.00
          Fixed Rate         16.000%       2001      2008    3,000.00       3,000.00
          Fixed Rate         15.625%       2001      2008    3,000.00       3,000.00
          Fixed Rate         13.500%       2001      2004    2,000.00       2,000.00
          Fixed Rate         13.500%       2001      2004    1,000.00       1,000.00
          Fixed Rate         15.000%       2001      2006    2,000.00       2,000.00
TAP                                                         11,680.00      11,680.00
                                                            ---------      ---------
          Fixed Rate         14.000%       1996      2003    1,000.00       1,000.00
          Fixed Rate         13.500%       1997      2004    3,180.00       3,180.00
          Fixed Rate         20.500%       1998      2005    1,200.00       1,200.00
          Fixed Rate         18.375%       1998      2005    2,100.00       2,100.00
          Fixed Rate         16.000%       2001      2008    2,200.00       2,200.00
          Fixed Rate         15.625%       2001      2008    2,000.00       2,000.00
GOCCs                                                       26,027.40      26,027.40
                                                            ---------      ---------
          Fixed Rate         15.500%       1996      2003    5,513.70       5,513.70
          Fixed Rate         15.375%       1996      2003      193.00         193.00
          Fixed Rate         15.375%       1996      2003    1,884.10       1,884.10
          Fixed Rate         15.750%       1996      2003       98.60          98.60
          Fixed Rate         14.875%       1996      2003        0.80           0.80
          Fixed Rate         14.000%       1996      2003        6.40           6.40
          Fixed Rate         20.875%       1997      2004       65.00          65.00
          Fixed Rate         16.500%       1999      2006    1,446.70       1,446.70
          Fixed Rate         15.000%       1999      2006       13.20          13.20
          Fixed Rate         14.750%       1999      2006        1.00           1.00
          Fixed Rate         14.625%       1999      2006    1,958.80       1,958.80
          Fixed Rate         14.500%       1999      2006      867.70         867.70
          Fixed Rate         14.500%       2000      2007    3,091.00       3,091.00
          Fixed Rate         14.250%       2000      2007      379.40         379.40
          Fixed Rate         14.000%       2000      2007      552.70         552.70
          Fixed Rate         13.875%       2000      2007    1,047.60       1,047.60
          Fixed Rate         13.500%       2000      2007       10.60          10.60
          Fixed Rate         14.000%       2000      2007       37.00          37.00
          Fixed Rate         14.250%       2000      2007       10.50          10.50
          Fixed Rate         14.250%       2000      2007       99.90          99.90
          Fixed Rate         14.500%       2000      2007      573.20         573.20
          Fixed Rate         17.250%       2000      2007    3,043.70       3,043.70
          Fixed Rate         16.000%       2001      2008    3,023.30       3,023.30

                            As of December 31, 2001
                              (In Million Pesos)

                                                                            Outstanding Balance
                               Interest Rate    Year    Year of   Original         as of
           Interest Rate Basis  (Per annum)  Contracted Maturity   Amount    December 31, 2001
           ------------------- ------------- ---------- -------- ---------- -------------------
               Fixed Rate          15.625%      2001      2008     1,706.40       1,706.40
               Fixed Rate          13.500%      2001      2004       403.10         403.10
               Fixed Rate
TEIs                                                              19,621.00      19,621.00
                                                                 ----------     ----------
               Fixed Rate         13.8375%      1996      2003     8,000.00       8,000.00
               Fixed Rate          14.175%      1996      2003     2,201.00       2,201.00
               Fixed Rate          12.150%      1997      2004       100.00         100.00
               Fixed Rate         18.7875%      1997      2004     2,800.00       2,800.00
               Fixed Rate          18.000%      1998      2005       200.00         200.00
               Fixed Rate         16.5375%      1998      2005        50.00          50.00
               Fixed Rate          14.850%      1999      2006       116.10         116.10
               Fixed Rate          12.600%      1999      2006         1.20           1.20
               Fixed Rate          14.000%      1999      2006       200.00         200.00
               Fixed Rate          13.500%      1999      2006       158.00         158.00
               Fixed Rate          15.000%      1999      2006       200.00         200.00
               Fixed Rate          14.625%      1999      2006       200.00         200.00
               Fixed Rate         13.1625%      1999      2006         2.30           2.30
               Fixed Rate          13.050%      1999      2006         8.00           8.00
               Fixed Rate          14.500%      2000      2007       200.00         200.00
               Fixed Rate          13.050%      2000      2007         7.00           7.00
               Fixed Rate          14.250%      2000      2007       200.00         200.00
               Fixed Rate          12.825%      2000      2007        15.00          15.00
               Fixed Rate          14.000%      2000      2007       200.00         200.00
               Fixed Rate          13.875%      2000      2007       200.00         200.00
               Fixed Rate          14.500%      2000      2007       200.00         200.00
               Fixed Rate          17.250%      2000      2007       200.00         200.00
               Fixed Rate          15.525%      2000      2007        75.10          75.10
               Fixed Rate         14.4000%      2001      2008       435.30         435.30
               Fixed Rate          16.000%      2001      2008     1,209.50       1,209.50
               Fixed Rate          15.625%      2001      2008       500.00         500.00
               Fixed Rate         14.0625%      2001      2008        42.20          42.20
               Fixed Rate          12.150%      2001      2004       142.30         142.30
               Fixed Rate          13.500%      2001      2004       900.00         900.00
               Fixed Rate          12.150%      2001      2004       137.80         137.80
               Fixed Rate          15.000%      2001      2006       200.00         200.00
               Fixed Rate          13.500%      2001      2006       464.50         464.50
               Fixed Rate          13.500%      2001      2006        55.70          55.70

10 Yr FXTB                                                       107,032.95     107,032.95
                                                                 ----------     ----------
ADAPS                                                             62,407.00      62,407.00
                                                                 ----------     ----------
               Fixed Rate          16.000%      1996      2006     2,000.00       2,000.00
               Fixed Rate          14.125%      1997      2007     5,000.00       5,000.00
               Fixed Rate          13.875%      1997      2007     3,500.00       3,500.00
               Fixed Rate          22.875%      1997      2007     1,759.00       1,759.00
               Fixed Rate          19.000%      1998      2008     2,000.00       2,000.00
               Fixed Rate          20.000%      1998      2008       446.00         446.00
               Fixed Rate          18.000%      1998      2008     3,000.00       3,000.00
               Fixed Rate          16.500%      1999      2009     3,000.00       3,000.00
               Fixed Rate          14.625%      1999      2009     1,550.00       1,550.00
               Fixed Rate          15.000%      1999      2009     1,578.00       1,578.00
               Fixed Rate          15.500%      1999      2009     2,000.00       2,000.00
               Fixed Rate          15.125%      1999      2009     2,000.00       2,000.00
               Fixed Rate          15.000%      1999      2009     2,000.00       2,000.00
               Fixed Rate          14.875%      1999      2009     2,000.00       2,000.00
               Fixed Rate          14.750%      2000      2010     3,000.00       3,000.00
               Fixed Rate          14.625%      2000      2010     3,000.00       3,000.00
               Fixed Rate          13.875%      2000      2010     3,000.00       3,000.00
               Fixed Rate          13.875%      2000      2010     2,563.00       2,563.00
               Fixed Rate          14.250%      2000      2010     1,430.00       1,430.00
               Fixed Rate          14.125%      2000      2010     3,000.00       3,000.00

                            As of December 31, 2001
                              (In Million Pesos)


                                                                      Outstanding Balance
                          Interest Rate    Year    Year of  Original         as of
      Interest Rate Basis  (Per annum)  Contracted Maturity  Amount    December 31, 2001
      ------------------- ------------- ---------- -------- --------- -------------------
          Fixed Rate          14.500%      2000      2010    2,918.00       2,918.00
          Fixed Rate          14.625%      2000      2010    1,825.00       1,825.00
          Fixed Rate          14.625%      2000      2010    3,000.00       3,000.00
          Fixed Rate          17.500%      2000      2010    1,750.00       1,750.00
          Fixed Rate          17.500%      2001      2011    2,195.00       2,195.00
          Fixed Rate          16.500%      2001      2011    2,893.00       2,893.00
TAP                                                         15,390.00      15,390.00
                                                            ---------      ---------
          Fixed Rate          16.000%      1996      2006      500.00         500.00
          Fixed Rate          21.000%      1997      2007       40.00          40.00
          Fixed Rate          19.000%      1998      2008    3,800.00       3,800.00
          Fixed Rate          17.800%      1998      2008    1,000.00       1,000.00
          Fixed Rate          18.000%      1998      2008    1,100.00       1,100.00
          Fixed Rate          16.500%      1999      2009    2,150.00       2,150.00
          Fixed Rate          14.625%      1999      2009      400.00         400.00
          Fixed Rate          15.500%      1999      2009    1,650.00       1,650.00
          Fixed Rate          15.000%      1999      2009      600.00         600.00
          Fixed Rate          14.750%      2000      2010      500.00         500.00
          Fixed Rate          14.625%      2000      2010    1,450.00       1,450.00
          Fixed Rate          17.500%      2000      2010    1,200.00       1,200.00
          Fixed Rate          17.500%      2001      2011    1,000.00       1,000.00
GOCCs                                                       15,924.75      15,924.75
                                                            ---------      ---------
          Fixed Rate          16.000%      1996      2006    1,792.64       1,792.64
          Fixed Rate          12.840%      1997      2007        4.71           4.71
          Fixed Rate          14.125%      1997      2007       30.20          30.20
          Fixed Rate          22.875%      1997      2007    1,784.80       1,784.80
          Fixed Rate          20.000%      1998      2008      163.00         163.00
          Fixed Rate          18.000%      1998      2008    1,387.50       1,387.50
          Fixed Rate          16.500%      1999      2009      183.10         183.10
          Fixed Rate          15.500%      1999      2009      189.80         189.80
          Fixed Rate          15.125%      1999      2009    3,302.50       3,302.50
          Fixed Rate          15.000%      1999      2009    4,909.10       4,909.10
          Fixed Rate          14.875%      1999      2009      162.70         162.70
          Fixed Rate          14.750%      2000      2010      756.10         756.10
          Fixed Rate          14.625%      2000      2010      231.40         231.40
          Fixed Rate          13.875%      2000      2010      181.50         181.50
          Fixed Rate          13.875%      2000      2010       94.20          94.20
          Fixed Rate          14.250%      2000      2010        4.90           4.90
          Fixed Rate          14.125%      2000      2010      355.50         355.50
          Fixed Rate          14.500%      2000      2010       48.10          48.10
          Fixed Rate          14.625%      2000      2010        5.50           5.50
          Fixed Rate          14.625%      2000      2010      197.40         197.40
          Fixed Rate          17.500%      2000      2010        1.10           1.10
          Fixed Rate          17.500%      2001      2011       45.30          45.30
          Fixed Rate          16.500%      2001      2011       93.70          93.70
TEIs                                                        13,311.20      13,311.20
                                                            ---------      ---------
          Fixed Rate         14.4000%      1996      2006    5,801.50       5,801.50
          Fixed Rate         20.5875%      1997      2007    3,900.00       3,900.00
          Fixed Rate         18.0000%      1998      2008      200.00         200.00
          Fixed Rate          16.200%      1998      2008       58.50          58.50
          Fixed Rate          16.500%      1999      2009      500.00         500.00
          Fixed Rate          15.000%      1998      2008      100.00         100.00
          Fixed Rate          15.500%      1998      2008      100.00         100.00
          Fixed Rate          15.000%      1998      2008      200.00         200.00
          Fixed Rate          14.625%      2000      2010      200.00         200.00
          Fixed Rate          14.250%      2000      2010      200.00         200.00
          Fixed Rate          14.125%      2000      2010      200.00         200.00
          Fixed Rate          14.625%      2000      2010      200.00         200.00
          Fixed Rate          17.500%      2000      2010      200.00         200.00
          Fixed Rate          17.500%      2001      2011      744.70         744.70

                            As of December 31, 2001
                              (In Million Pesos)

                                                                                    Outstanding Balance
                                        Interest Rate    Year    Year of  Original         as of
                 Interest Rate Basis     (Per annum)  Contracted Maturity  Amount    December 31, 2001
                 -------------------    ------------- ---------- -------- --------- -------------------
                     Fixed Rate            15.750%       2001      2011        4.50           4.50
                     Fixed Rate            16.500%       2001      2011      700.00         700.00
                     Fixed Rate            14.800%       2001      2011        2.00           2.00

20 Yr FXTB                                                                 9,846.59       9,846.59
                                                                           --------       --------
    ADAPS                                                                  2,000.00       2,000.00
                                                                           --------       --------
                     Fixed Rate            14.375%       1997      2017    2,000.00       2,000.00
    TAP                                                                                   3,804.90
                                                                                          --------
                     Fixed Rate            14.375%       1997      2017    3,804.90       3,804.90
    GOCCs                                                                                 4,041.69
                                                                                          --------
                     Fixed Rate            14.375%       1997      2017    4,020.10       4,020.10
                     Fixed Rate            12.840%       1998      2018        9.97           9.97
                     Fixed Rate            12.840%       1998      2018        0.48           0.48
                     Fixed Rate            12.840%       1999      2019        4.97           4.97
                     Fixed Rate            12.840%       1999      2019        0.48           0.48
                     Fixed Rate            12.840%       1999      2019        0.05           0.05
                     Fixed Rate            12.840%       1999      2019        1.02           1.02
                     Fixed Rate            12.840%       2000      2020        2.20           2.20
                     Fixed Rate            12.840%       2001      2021        2.42           2.42

25 Yr FXTB                                                                 8,201.50       8,201.50
                                                                           --------       --------
    ADAPS                                                                  5,286.00       5,286.00
                                                                           --------       --------
                     Fixed Rate            18.250%       2000      2025    5,286.00       5,286.00
    TAP                                                                    2,320.00       2,320.00
                                                                           --------       --------
                     Fixed Rate            18.250%       2000      2025    2,320.00       2,320.00
    GOCCs                                                                     95.50          95.50
                                                                              -----          -----
                     Fixed Rate            18.250%       2000      2025       95.50          95.50
    TEIs                                                                     500.00         500.00
                                                                             ------         ------
                     Fixed Rate            18.250%       2000      2025      500.00         500.00

10 Yr Special Purpose T/Bonds for CARP                                     6,342.62       6,342.62
                                                                           --------       --------
    ADAPS
                     Fixed Rate            15.500%       2001      2011    3,173.00       3,173.00
    TAP
                     Fixed Rate            15.500%       2001      2011    2,769.62       2,769.62
    TEIs
                     Fixed Rate            15.500%       2001      2011      400.00         400.00

E.  ZERO COUPON T/BONDS                                                   35,000.00      35,000.00
                                                                          ---------      ---------
                     Fixed Rate            12.750%       2001      2011   35,000.00      35,000.00

F.  FIXED RATE PESO NOTES                                                 11,810.00      11,810.00
                                                                          ---------      ---------
    3 Yr                                                                   6,330.00       6,330.00
                                                                           --------       --------
                     Fixed Rate            14.000%       2001      2004    6,330.00       6,330.00
    5 Yr                                                                   5,480.00       5,480.00
                                                                           --------       --------
                     Fixed Rate            14.250%       2001      2006    5,480.00       5,480.00

                            As of December 31, 2001
                              (In Million Pesos)

                                                                                              Outstanding Balance
                                                   Interest Rate    Year    Year of  Original        as of
                   Interest Rate Basis              (Per annum)  Contracted Maturity  Amount   December 31, 2001
                   -------------------             ------------- ---------- -------- -------- -------------------
G.  US DOLLAR Linked PHp. Peso Notes   (DLPNs) (2)                                   6,930.23      6,930.23
                                                                                     --------      --------
2 Yr                                                                                 3,467.28      3,467.28
                                                                                     --------      --------
                       Fixed Rate                      8.5625%      2001      2003   3,467.28      3,467.28
3 Yr                                                                                 3,462.95      3,462.95
                                                                                     --------      --------
                       Fixed Rate                     10.4375%      2001      2004   3,462.95      3,462.95

--------
(1) Excludes external securities of the Republic.
(2) Based on reference rate of (Peso)51.40 per US dollar as of 12/28/01.

                     GOVERNMENT GUARANTEED CORPORATE BONDS
                            As of December 31, 2001
                                 (in millions)

                                                                                            Outstanding Balance
                                                                                                   as of
                                   Interest Rate/Spread    Year    Year of  Original Amount  December 31, 2001
Interest Rate Basis                    (Per annum)      Contracted Maturity   (In Pesos)        (In Pesos)
-------------------                -------------------- ---------- -------- --------------- -------------------
National Power Corporation
 Bonds
 Fixed Rate                                8.500%          1978      2003          20.00             20.00
 Fixed Rate                                8.500%          1978      2003          20.00             20.00
 Fixed Rate                                8.500%          1978      2003          20.00             20.00
 Fixed Rate                                8.500%          1978      2003          20.00             20.00
 Fixed Rate                                8.500%          1978      2003          20.00             20.00
 Fixed Rate                                8.500%          1978      2003          20.00             20.00
 Fixed Rate                                8.500%          1978      2003          10.00             10.00
 Fixed Rate                                8.500%          1978      2003          10.70             10.70
                                                                               ---------         ---------
       Total NPC Bonds                                                            140.70            140.70
                                                                               ---------         ---------
MWSS Angat Bonds
 91-Day Treasury Bill Rate                 0.000%*         1992      2002         230.00             17.71
                                                                               ---------         ---------
       Total MWSS Angat
          Bonds                                                                   230.00             17.71
                                                                               ---------         ---------
NDC Agri-Agra (Erap Bonds)
 Fixed Rate                                7.875%          1999      2004       5,000.00          5,000.00
                                                                               ---------         ---------
       Total Erap Bonds                                                         5,000.00          5,000.00
                                                                               ---------         ---------
HDMF Bonds (PAG-IBIG)
 Fixed Rate                                8.250%          2000      2005       4,000.00          4,000.00
                                                                               ---------         ---------
       Total HDMF Bonds                                                         4,000.00          4,000.00
                                                                               ---------         ---------
Land Bank Bonds
 Fixed Rate                                6.000%                                                   807.75
                                                                               ---------         ---------
       Total LBP Bonds                                                                              807.75
                                                                               ---------         ---------
NPC Negotiated T/Bills
 Fixed Rate                               13.062%          2001      2002      11,000.00         11,000.00
                                                                               ---------         ---------
       Total NP Negotiated
        T/Bills                                                                11,000.00         11,000.00
                                                                               ---------         ---------
       Grand Total Contingent
        Obligations                                                            20,370.70         20,966.16
                                                                               =========         =========

--------
Source: Bureau of the Treasury, Department of Finance.

           DOMESTIC DEBT OF THE REPUBLIC (OTHER THAN SECURITIES)(1)
                            As of December 31, 2001
                                  In Million


                                                                                          Original Amount Contracted
                                                                                          ---------------------------
                                               Interest Rate    Year     Year of          (In original (In Philippine
               Interest Rate Basis                Spread     Contracted  Maturity   Curr.  currency)     peso) (2)
               -------------------             ------------- ---------- ----------- ----- ------------ --------------
Total                                                                                                      60,342
                                                                                                           ------
      Direct Loans                                                                                            237
                                                                                                              ---
       Agencies                                                                                               237
                                                                                                              ---
        United States Dollars

          LIBOR 6
          MOS                                      0.8125%      1986       2003      USD         4            210
      Philippine Pesos                                                                                         27
       Interest Free                               0.0000%      1953                 PHP
       Interest Free                               0.0000%      1953                 PHP
       Interest Free                               0.0000%      1953                 PHP
       Interest Free                               0.0000%      1953                 PHP
       Interest Free                               0.0000%      1945                 PHP
       Interest Free                               0.0000%      1945                 PHP
       Interest Free                               0.0000%      1945                 PHP
       Interest Free                               0.0000%      1960                 PHP
       Fixed Rate                                 14.0000%      1983       2002      PHP        27             27
       Interest Free                               0.0000%      1985                 PHP
       Interest Free                               0.0000%      1993                 PHP
       Interest Free                               0.0000%      1989                 PHP
      Assumed Loans (Real)                                                                                 60,105
                                                                                                           ------
      Philippine Pesos                                                                       2,297          2,297
                                                                                             -----          -----
       Interest Free                               0.0000%      1986    Upon Demand  PHP        63             63
       Interest Free                               0.0000%      1986    Upon Demand  PHP       134            134
       Interest Free                               0.0000%      1986    Upon Demand  PHP       120            120
       Interest Free                               0.0000%      1986    Upon Demand  PHP        72             72
       Interest Free                               0.0000%      1986    Upon Demand  PHP        50             50
       Interest Free                               0.0000%      1986    Upon Demand  PHP       200            200
       Interest Free                               0.0000%      1986    Upon Demand  PHP         1              1
       Interest Free                               0.0000%      1986    Upon Demand  PHP        66             66
       Interest Free                               0.0000%      1986    Upon Demand  PHP         3              3
       Interest Free                               0.0000%      1986    Upon Demand  PHP         3              3
       Interest Free                               0.0000%      1986    Upon Demand  PHP         4              4
       Interest Free                               0.0000%      1986    Upon Demand  PHP         8              8
       Interest Free                               0.0000%      1986    Upon Demand  PHP         1              1
       Interest Free                               0.0000%      1986    Upon Demand  PHP         1              1
       Interest Free                               0.0000%      1986    Upon Demand  PHP         9              9
       Interest Free                               0.0000%      1986    Upon Demand  PHP        84             84
       Interest Free                               0.0000%      1986    Upon Demand  PHP         3              3
       Interest Free                               0.0000%      1986    Upon Demand  PHP         6              6
       Interest Free                               0.0000%      1986    Upon Demand  PHP         1              1
       Interest Free                               0.0000%      1986    Upon Demand  PHP       261            261

                              Outstanding Balance
                            as of December 31, 2001
                          ---------------------------
                                         (In original (In Philippine
         Interest Rate Basis              currency)     peso) (2)
         -------------------             ------------ --------------
                                           29,175
                                           ------
Direct Loans                               15,317
                                           ------
 Agencies                                  15,317
                                           ------
  United States Dollars                         7
                                                -
    LIBOR 6
    MOS                           0             7
Philippine Pesos             15,310        15,310
 Interest Free                   79            79
 Interest Free                   48            48
 Interest Free                   29            29
 Interest Free                6,821         6,821
 Interest Free                6,599         6,599
 Interest Free                1,366         1,366
 Interest Free                   21            21
 Interest Free                  241           241
 Fixed Rate                       4             4
 Interest Free                   62            62
 Interest Free                   27            27
 Interest Free                   14            14
Assumed Loans (Real)                       13,858
                                           ------
Philippine Pesos              2,297         2,297
                              -----         -----
 Interest Free                   63            63
 Interest Free                  134           134
 Interest Free                  120           120
 Interest Free                   72            72
 Interest Free                   50            50
 Interest Free                  200           200
 Interest Free                    1             1
 Interest Free                   66            66
 Interest Free                    3             3
 Interest Free                    3             3
 Interest Free                    4             4
 Interest Free                    8             8
 Interest Free                    1             1
 Interest Free                    1             1
 Interest Free                    9             9
 Interest Free                   84            84
 Interest Free                    3             3
 Interest Free                    6             6
 Interest Free                    1             1
 Interest Free                  261           261

  DOMESTIC DEBT OF THE REPUBLIC (OTHER THAN SECURITIES)(1) -- (Continued) In
                                    Million

                                                                          Original               Outstanding Balance
                                                                      Amount Contracted        as of December 31, 2001
                                                                 --------------------------- ---------------------------
                      Interest Rate    Year     Year of          (In original (In Philippine (In original (In Philippine
 Interest Rate Basis     Spread     Contracted  Maturity   Curr.  currency)     peso)/(2)/    currency)     peso)/(2)/
 -------------------  ------------- ---------- ----------- ----- ------------ -------------- ------------ --------------
Interest Free            0.0000%       1986    Upon Demand  PHP       913            913         913             913
Interest Free            0.0000%       1986    Upon Demand  PHP         6              6           6               6
Interest Free            0.0000%       1986    Upon Demand  PHP        54             54          54              54
Interest Free            0.0000%       1986    Upon Demand  PHP       229            229         229             229
91 Day T-Bill            0.0000%       1986       2007      PHP         6              6           6               6
United States Dollars                                               1,122         57,808         224          11,562
                                                                    -----         ------         ---          ------
LIBOR 6 Mos              0.8125%       1986       2003      USD       373         19,210          75           3,842
LIBOR 6 Mos              0.8125%       1986       2003      USD       725         37,352         145           7,470
LIBOR 6 Mos              0.8125%       1986       2003      USD        24          1,245           5             249

--------
(1) Excludes government securities and debt guaranteed by the Republic
(2) Amount in original currencies were converted to pesos using BSP reference rate prevailing on December 28, 2001

      GUARANTEED DOMESTIC DEBT OF THE REPUBLIC (OTHER THAN SECURITIES)(1)
                            As of December 31, 2001
                                  In Million

                                                                                 Original Amount      Outstanding Balance as of
                                                                                   Contracted             December 31, 2001
                                                                            ------------------------- -------------------------
                                       Interest Rate    Year     Year of    In original In Philippine In original In Philippine
                   Interest Rate Basis    Spread     Contracted  Maturity    currency      Peso(2)     currency      Peso(2)
                   ------------------- ------------- ---------- ----------- ----------- ------------- ----------- -------------
Total                                                                                       2,297                     2,201
                                                                                            -----                     -----
  A.  National Government Direct Guarantee                                                  2,017                     2,017
                                                                                            -----                     -----
    US Dollars       LIBOR 6 Mos          0.8125%       1986           2007      39         2,017          39         2,017
  B.  GFI GUARANTEE ASSUMED BY THE GOVERNMENT PER PROC. 50.                     280           280         183           183
                                                                                              ---         ---           ---
    Philippine Pesos
                     Fixed Rate           0.0000%       1986    Upon Demand       7             7           7             7
                     Fixed Rate           0.0000%       1986    Upon Demand      30            30          30            30
                     91 Day T/Bill        0.0000%       1986       2007          12            12          12            12
                     92 Day T/Bill        0.0000%       1986       2007          17            17          17            17
                     93 Day T/Bill        0.0000%       1986       2007          35            35          15            15
                     94 Day T/Bill        0.0000%       1986       2007           7             7           7             7
                     95 Day T/Bill        0.0000%       1986       2007           6             6           6             6
                     96 Day T/Bill        0.0000%       1986       2007           5             5           5             5
                     97 Day T/Bill        0.0000%       1986       2007           3             3           3             3
                     98 Day T/Bill        0.0000%       1986       2007           1             1           1             1
                     99 Day T/Bill        0.0000%       1986       2007          18            18           5             5
                     100 Day T/Bill       0.0000%       1986       2007          19            19          19            19
                     101 Day T/Bill       0.0000%       1986       2007          32            32           1             1
                     102 Day T/Bill       0.0000%       1986       2007          32            32           5             5
                     103 Day T/Bill       0.0000%       1986       2007           8             8           3             3
                     104 Day T/Bill       0.0000%       1986       2007          42            42          42            42
                     105 Day T/Bill       0.0000%       1986       2007           4             4           4             4

--------
(1) Excludes securities issued by GOCCs
(2) FX rate used: BSP reference rate prevailing on December 28, 2001

                                    ISSUER

                          National Power Corporation
                          Quezon Avenue Cor BIR Road
                                    Diliman
                                  Quezon City
                          Republic of the Philippines

                                   GUARANTOR

                          Republic of the Philippines
                             Department of Finance
                            Office of the Secretary
                        Department of Finance Building
                            Bangko Sentral Complex
                                    Manila
                          Republic of the Philippines

                         PAYING AGENT, TRANSFER AGENT
                                 AND REGISTRAR

                              JPMorgan Chase Bank
                             450 West 33rd Street
                                  15th Floor
                           New York, New York 10001

               LEGAL ADVISORS TO THE      LEGAL ADVISORS TO THE
             ISSUER AND THE GUARANTOR        DEALER MANAGER

               as to Philippine law       as to Philippine law

               Department of Justice         Romulo Mabanta
                Padre Faura Street         Buenaventura Sayoc
                      Malate                & De Los Angeles
                      Manila                 Citibank Tower
                  Republic of the          8741 Paseo de Roxas
                    Philippines                Makati City
                                             Republic of the
                                               Philippines

                  as to U.S. law             as to U.S. law

                   Allen & Overy          Davis Polk & Wardwell
                     9th Floor                 18th Floor
               Three Exchange Square       The Hong Kong Club
                      Central                   Building
                   Hong Kong SAR             3A Chater Road
                                                 Central
                                              Hong Kong SAR